As filed with the U.S. Securities and Exchange Commission on October 2, 2026

Registration No. 333-297628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-4/A

Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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AIR INDUSTRIES GROUP

(Exact name of registrant as specified in its charter)

________________________________________________

Nevada	3728	80-0948413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1460 Fifth Avenue
Bay Shore, New York 11706
(631) 968-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________________

Scott Glassman

Acting Chief Executive Officer and President

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

(631) 968-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With Copies to:

Vincent J. McGill Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (516) 220-6569	Thomas E. Dunn Matthew L. Ploszek Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001 (212) 474-1000

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the transactions described in the enclosed information statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION

DATED OCTOBER 2, 2026

LETTER FROM THE CHAIRMAN OF THE BOARD
AND
THE ACTING CHIEF EXECUTIVE OFFICER

YOUR VOTE IS VERY IMPORTANT

[•], 2026

To the stockholders of Air Industries Group:

We are pleased to invite you to attend a special meeting of stockholders of Air Industries Group, a Nevada corporation, referred to as AIR, to be held on [•], 2026, at [•] [A.M./P.M.], Eastern Time. The special meeting will be held in person at 1460 Fifth Avenue, Bay Shore, New York 11706. Stockholders attending in person may vote by ballot at the meeting. Stockholders not attending the special meeting in person may cast their vote by submitting proxies by Internet, by telephone or by mail according to the instructions provided in this proxy statement/prospectus.

As previously announced, AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, referred to as Tenax, and Transitory Air Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIR, referred to as Merger Sub, have entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026 (as amended by the Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026), referred to as the merger agreement. The merger agreement amended and restated that certain Agreement and Plan of Merger, dated as of February 16, 2026, by and among Tenax, AIR and Merger Sub (as amended by the Amendment to the Agreement and Plan of Merger, dated as of June 8, 2026), referred to as the original merger agreement. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers, focusing on enduring special mission aviation programs critical to national security and the public interest, including aerial firefighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.

At the effective time of the merger, AIR will issue or reserve for issuance, as applicable, 126,900,000 shares (which number will be adjusted to 25,380,000 shares after giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split of AIR’s common stock, each as described in this proxy statement/prospectus) of its common stock, par value $0.001 per share, referred to as AIR common stock, to the holders of membership interests of Tenax, referred to as the Tenax Members, and the holders of warrants of Tenax, referred to as the Tenax Warrantholders, as merger consideration. The portion of the merger consideration allocable to the Tenax Members will be issued at the effective time, and the portion of the merger consideration allocable to the Tenax Warrantholders will be reserved for issuance upon the exercise of their warrants, as further described herein.

AIR will survive following the merger and will remain a publicly traded corporation listed on the NYSE American under the symbol “AIRI”, referred to as the combined company. As a result of the merger, holders of our common stock as of immediately prior to the effective time are expected to collectively own approximately 4% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders as of immediately prior to the effective time are expected to collectively own approximately 96% of the outstanding shares of the common stock of the combined company, on a fully diluted basis. Thomas Foley will own, directly or indirectly, approximately 52% of the fully diluted shares of AIR common stock. As a result, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and will be exempt from certain governance requirements otherwise required by the NYSE American. See the section entitled “The Merger — Governance of AIR Following the Merger — Controlled Company” beginning on page 64 of this proxy statement/prospectus.

In connection with the merger, AIR’s articles of incorporation will be amended to (a) increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000 and (b) authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, in each case as conditions to the closing of the merger.

At the special meeting, you will be asked to vote on:

1.      a proposal to approve the issuance of AIR common stock as merger consideration pursuant to the terms of the merger agreement, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR, referred to as the stock issuance proposal;

2.      a proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000, referred to as the authorized shares proposal;

3.      a proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, referred to as the written consent proposal;

4.      a proposal to approve an advisory resolution regarding the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, referred to as the transaction compensation proposal; and

5.      a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above, referred to as the adjournment proposal.

We are not asking our stockholders to approve the merger agreement or the merger.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of AIR’s bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Approval of the transaction compensation proposal is a non-binding, advisory vote. Stockholders are being asked to indicate their approval of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger. Because this vote is advisory and non-binding, it will not be determinative of whether such compensation is paid. The vote will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. The approval of the adjournment proposal is not a condition to the consummation of the merger. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The completion of the merger is conditioned on approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, we hope you will vote as soon as possible.

Our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of AIR and its stockholders, (b) adopted and approved the merger agreement and the transactions contemplated by the merger agreement and (c) resolved to recommend that the stockholders of AIR approve the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE STOCK

ISSUANCE PROPOSAL, “FOR” THE AUTHORIZED SHARES PROPOSAL, “FOR” THE WRITTEN CONSENT PROPOSAL, “FOR” THE TRANSACTION COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Our obligations to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement, a copy of which is included herein as Annex A. The proxy statement/prospectus provides you with detailed information about the proposed merger, the merger agreement and the transactions contemplated thereby. It also contains or references information about us and Tenax and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 16 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. If you have any questions regarding this proxy statement/prospectus, you may contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Thank you for your ongoing support of AIR. We look forward to the successful completion of the merger.

Sincerely,

Peter D. Rettaliata
Chair of the Board

Scott Glassman
Acting Chief Executive Officer and President

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or the other transactions contemplated by the merger agreement, or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated [•], 2026 and is first being mailed to AIR stockholders on or about [•], 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

AIR INDUSTRIES GROUP

[•], 2026

Notice is hereby given that a special meeting of stockholders of Air Industries Group, a Nevada corporation, referred to as AIR, will be held on [•], 2026, at [•] [A.M./P.M.], Eastern Time, at 1460 Fifth Avenue, Bay Shore, New York 11706. Stockholders attending in person may vote by ballot at the meeting. Stockholders not attending the special meeting in person may cast their vote by submitting proxies by Internet, by telephone or by mail according to the instructions provided in this proxy statement/prospectus.

The special meeting is being held for the following purposes:

1.      to vote on a proposal to approve the issuance of AIR common stock as merger consideration pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026 (as amended by the Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026), referred to as the merger agreement, among AIR, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, referred to as Tenax, and Transitory Air Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIR, referred to as Merger Sub, a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR, referred to as the stock issuance proposal.

2.      to vote on a proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000, referred to as the authorized shares proposal.

3.      to vote on a proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, referred to as the written consent proposal.

4.      to vote on a proposal to approve an advisory, non-binding resolution regarding the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, referred to as the transaction compensation proposal.

5.       to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above, referred to as the adjournment proposal.

No other business will be transacted at the special meeting.

Your proxy is being solicited by our board of directors. Our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of AIR and its stockholders, (b) adopted and approved the merger agreement and transactions contemplated by the merger agreement and (c) resolved to recommend that the stockholders of AIR approve the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL, “FOR” THE AUTHORIZED SHARES PROPOSAL, “FOR” THE WRITTEN CONSENT PROPOSAL, “FOR” THE TRANSACTION COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Our board of directors has fixed the close of business on [•], 2026, as the record date for the special meeting for determination of AIR stockholders entitled to receive notice of, and to vote at, the special meeting of AIR stockholders or any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on the record date for the special meeting are entitled to receive notice of, and to vote at, the special meeting.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of AIR’s bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Approval of the transaction compensation proposal is a non-binding, advisory vote. Stockholders are being asked to indicate their approval of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger. Because this vote is advisory and non-binding, it will not be determinative of whether such compensation is paid. The vote will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this vote.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. The approval of the adjournment proposal is not a condition to the consummation of the merger. Abstentions and broker non-votes will have no effect on the outcome of this vote.

A quorum for the special meeting consists of holders of at least 33⅓% of the outstanding shares of AIR common stock entitled to vote, present in person or represented by proxy.

We are not asking our stockholders to approve the merger agreement or the merger.

Your vote is very important. To ensure your representation at the special meeting of our stockholders, please complete and return the enclosed proxy card or submit your vote through the Internet or telephonically. Whether or not you plan to attend the meeting, we urge you to vote. Registered stockholders may vote (i) via the Internet, (ii) by telephone, (iii) by returning a properly executed proxy card or (iv) in person at the special meeting. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your nominee on how to vote your shares. Registered stockholders who attend the meeting may vote their shares personally even if they previously have voted their shares.

You will need an admission ticket or proof of ownership of our common stock to enter the special meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the special meeting, please vote your proxy prior to the special meeting but keep the admission ticket and bring it with you to the special meeting.

If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the special meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of [•], 2026.

If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the special meeting and vote the shares or are otherwise representing the entity at the special meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee, you will have to bring either a copy of the voting instruction form provided by such entity’s broker, trustee or other nominee, or a copy of a brokerage statement showing the entity’s ownership of our common stock as of [•], 2026, in addition to the proxy signed by the entity you are representing.

All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the special meeting.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Brian Drisgula
Secretary

This Notice of Special Meeting of Stockholders and proxy statement/prospectus and form of proxy are first being mailed to AIR stockholders on or about [•], 2026.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business, financial and other information about AIR that is not included in or delivered with this document. You may obtain this information without charge through the website of the SEC (www.sec.gov) or upon your written or oral request by contacting Investor Relations at 1460 Fifth Avenue, Bay Shore, NY 11706, or by calling (631) 968-5000.

To ensure timely delivery, any request should be made no later than [•], 2026.

For additional details about where you can find information about AIR, please see the section entitled “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of the registration statement on Form S-4 filed with the SEC by AIR, constitutes a proxy statement of AIR under Section 14(a) of the Exchange Act. It also constitutes a notice of special meeting with respect to the special meeting at which AIR stockholders will be asked to consider and vote upon the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

On May 5, 2026, AIR filed a preliminary proxy statement with the SEC relating to the merger and containing certain of the information set forth in this proxy statement/prospectus. On July 2, 2026, AIR, Tenax and Merger Sub entered into the merger agreement, which amended and restated the original merger agreement to, among other things, require that AIR file a registration statement on Form S-4 with respect to the shares of AIR common stock to be issued to the Tenax Members as merger consideration. The purpose in including this requirement in the merger agreement was to facilitate the combined company’s satisfaction of the NYSE American listing requirement that the combined company have, as of the closing of the merger an aggregate market value of unrestricted publicly-held shares of at least $15 million. This proxy statement/prospectus sets forth additional information not contained in AIR’s previously filed preliminary proxy statement in order to reflect the terms of the amended and restated merger agreement and to satisfy the requirements of Form S-4.

Tenax has provided all information contained in this proxy statement/prospectus relating to Tenax, and AIR has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to AIR and Merger Sub.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Tenax and AIR have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document.

DEFINITIONS

Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement/prospectus to:

•        “2025 Form 10-K” refers to AIR’s annual report on Form 10-K, filed with the SEC on March 27, 2026;

•        “Q1 Form 10-Q” refers to AIR’s quarterly report on Form 10-Q, filed with the SEC on May 13, 2026;

•        “Q2 Form 10-Q” refers to AIR’s quarterly report on Form 10-Q, filed with the SEC on August 12, 2026;

•        “adjournment proposal” refers to a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, the authorized shares proposal or the written consent proposal;

•        “AIR” or “we” or “our” or “the Company” refers to Air Industries Group, a Nevada corporation;

•        “AIR Board” refers to the board of directors of AIR;

•        “AIR common stock” refers to common stock of AIR, par value $0.001 per share;

•        “AIR RSU” refers to a restricted stock unit of AIR;

•        “AIR Stockholder Support Agreement” refers to the AIR Stockholder Support Agreement, dated as of February 16, 2026, among Tenax and certain AIR Stockholders party thereto;

•        “AIR stockholders” refers to holders of shares of AIR common stock;

•        “AIR stock options” refers to options to purchase shares of AIR common stock granted pursuant to the AIR Stock Plans or otherwise;

•        “AIR Stock Plans” refers to the AIR 2022 Equity Incentive Plan, the AIR 2017 Equity Incentive Plan, the AIR 2016 Equity Incentive Plan and the AIR 2015 Equity Incentive Plan, each as amended or amended and restated from time to time;

•        “Antitrust Laws” refers to the HSR Act and other applicable antitrust, competition or pre-merger notification laws of any jurisdiction;

•        “authorized shares proposal” refers to the proposal to amend the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000;

•        “business day” refers to any day on which banks are not required or authorized to close in the City of New York;

•        “closing” refers to the closing of the merger;

•        “closing date” refers to the closing date of the merger;

•        “Code” refers to the Internal Revenue Code of 1986;

•        “combined company” refers to AIR following the consummation of the merger;

•        “Debt Adjusted AIR Share Price” refers to $3.05, subject to adjustment in accordance with the merger agreement ($15.25 after giving effect to the reverse stock split);

•        “DLLCA” refers to the Limited Liability Company Act of the State of Delaware;

•        “DOJ” refers to the U.S. Department of Justice;

•        “EBITDA” refers to earnings before interest, taxes, depreciation and amortization;

•        “effective time” refers to the time the merger becomes effective pursuant to the terms of the merger agreement;

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•        “FTC” refers to the United States Federal Trade Commission;

•        “GAAP” refers to accounting principles generally accepted in the United States of America;

•        “HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “IRS” refers to the United States Internal Revenue Service;

•        “ISR” refers to intelligence, surveillance and reconnaissance;

•        “Kipps” refers to KippsDeSanto & Co., financial advisor to AIR;

•        “merger” refers to the merger of Merger Sub with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR;

•        “merger agreement” refers to the Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026, among Tenax, AIR and Merger Sub, a copy of which is attached as Annex A to this proxy statement/prospectus, as amended by the Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026, a copy of which is attached as Annex A-1 to this proxy statement/prospectus;

•        “Merger Sub” refers to Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR;

•        “Named Executive Officers” refers to Scott Glassman (Acting Chief Executive Officer and President) and Luciano Melluzzo (Former President and Chief Executive Officer);

•        “NEH” refers to NTC Equity Holdings, LLC;

•        “NRS” refers to the Nevada Revised Statutes;

•        “NTC Group” refers to The NTC Group, Inc.;

•        “NYSE American” refers to the NYSE American LLC;

•        “original merger agreement” refers to that certain Agreement and Plan of Merger, dated as of February 16, 2026, by and among Tenax, AIR and Merger Sub (as amended by the Amendment to the Agreement and Plan of Merger, dated as of June 8, 2026);

•        “Original Transactions” refers to transactions contemplated by the original merger agreement;

•        “record date for the special meeting” refers to [•], 2026;

•        “redemption rights agreement” refers to the redemption rights agreement between AIR and the Rights Agent;

•        “registration rights agreement” refers to the registration rights agreement among AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative;

•        “reverse stock split” refers to the reverse stock split, pursuant to NRS 78.207, of the issued and outstanding shares of AIR common stock at a ratio of one post-split share of AIR common stock for every five pre-split shares of AIR common stock, with any fractional share of AIR common stock otherwise resulting from the split rounded up to the nearest whole share (and a simultaneous and proportional reduction of the number of then authorized shares of AIR common stock);

•        “Rights Agent” refers to Broadridge Corporate Issuer Solutions;

•        “Run-Rate EBITDA” refers to a forward-looking metric that forecasts EBITDA over the next twelve months based on the terms of a company’s current contracts;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “Securities Act” refers to the Securities Act of 1933, as amended;

•        “special meeting” refers to the special meeting of AIR stockholders to be held on [•], 2026;

•        “stock issuance proposal” refers to the proposal to approve the issuance of AIR common stock as merger consideration pursuant to the terms of the merger agreement, in compliance with Section 713(b) of the NYSE American Company Guide, resulting in a change of control of AIR;

•        “Tenax” refers to Tenax Aerospace Acquisition, LLC, a Delaware limited liability company;

•        “TAH” refers to Tenax Aerospace Holdings, LLC, a wholly owned subsidiary of Tenax;

•        “Tenax LLCA” refers to the Second Amended and Restated Limited Liability Company Agreement of Tenax, dated as of January 7, 2026;

•        “Tenax Member Support Agreement” refers to the Amended and Restated Tenax Member Support Agreement, dated as of July 2, 2026, among Tenax, AIR and NEH;

•        “Tenax Members” refers to the holders of the membership interests of Tenax;

•        “Tenax units” refers to each membership unit of Tenax;

•        “Tenax Warrantholders” refers to AEAMF Aero Funding LLC, ACSF Aero Funding LLC, MMPDFII Aero Blocker, LLC and MetLife Middle Market Private Debt Fund II, LP;

•        “trading day” refers to a day on which the principal national securities exchange on which shares of AIR common stock are listed or admitted to trading is open for the transaction of business or, if such shares of AIR common stock are not listed or admitted to trading on any national securities exchange, a business day;

•        “transaction compensation proposal” refers to the proposal to approve an advisory resolution regarding the compensation that may be paid or become payable to our Named Executive Officers in connection with the merger;

•        “transaction documents” refers to, collectively, the merger agreement, the AIR Stockholder Support Agreement, the Tenax Member Support Agreement, the Tenax Member lock-up agreements, the redemption rights agreement, the registration rights agreement, the certificate of merger and all other contracts delivered or required to be delivered by any party to the merger agreement at or prior to the closing pursuant to the merger agreement;

•        “Transactions” refers to the transactions contemplated by the transaction documents, including the merger and the issuance of the redemption rights;

•        “U.S.” refers to the United States of America; and

•        “written consent proposal” refers to the proposal to amend the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus.

Q:     Why am I receiving this proxy statement/prospectus and proxy card?

A:     We have entered into the merger agreement pursuant to which Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR, which will remain a publicly traded corporation listed on NYSE American under the symbol “AIRI”.

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers. The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial firefighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training.

At the effective time of the merger, we will issue or reserve for issuance, as applicable, shares of AIR common stock to the Tenax Members and the Tenax Warrantholders as merger consideration. Pursuant to the merger agreement, the merger consideration will consist of 126,900,000 shares (which number will be adjusted to 25,380,000 shares after giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split, each as described in this proxy statement/prospectus) of AIR common stock to be issued to the Tenax Members and reserved for issuance to the Tenax Warrantholders upon the exercise of their warrants.

After the closing, the Tenax Members are expected to own approximately 96% of our outstanding AIR common stock, while our existing stockholders are expected to own approximately 4% of our outstanding AIR common stock.

Consummation of the merger is subject to approval by the AIR stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal. We are holding the special meeting of our stockholders to ask our stockholders to consider and vote upon (i) the stock issuance proposal, (ii) the authorized shares proposal, (iii) the written consent proposal, (iv) the transaction compensation proposal and (v) the adjournment proposal.

This proxy statement/prospectus is being delivered to you by mail as our stockholder of record, as of the record date for the special meeting, in connection with the solicitation by the AIR Board of proxies to be voted at the special meeting. As a stockholder of record on the record date for the special meeting, you are invited to attend the special meeting and are entitled to and are requested to vote on the items of business described in this proxy statement/prospectus. This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. You should read this information carefully and in its entirety before making any voting decisions.

Q:     How does this proxy statement/prospectus relate to the preliminary proxy statement previously filed by AIR with the SEC relating to the merger?

A:     On May 5, 2026, AIR filed a preliminary proxy statement with the SEC relating to the merger and containing certain of the information set forth in this proxy statement/prospectus. On July 2, 2026, AIR, Tenax and Merger Sub entered into the merger agreement, which amended and restated the original merger agreement to, among other things, require that AIR file a registration statement on Form S-4 with respect to the shares of AIR common stock to be issued to the Tenax Members as merger consideration. The purpose in including this requirement in the merger agreement was to facilitate the combined company’s satisfaction of the NYSE

American listing requirement that the combined company have an aggregate market value of unrestricted publicly-held shares of at least $15 million. This proxy statement/prospectus sets forth additional information not contained in AIR’s previously filed preliminary proxy statement in order to reflect the terms of the amended and restated merger agreement and to satisfy the requirements of Form S-4.

Q:     What items of business will be voted on at the special meeting?

A:     The items of business scheduled for the special meeting are:

Proposal 1:    The stock issuance proposal.

Proposal 2:    The authorized shares proposal.

Proposal 3:    The written consent proposal.

Proposal 4:    The transaction compensation proposal.

Proposal 5:    The adjournment proposal.

Q:     How does the AIR Board recommend that I vote?

A:     The AIR Board unanimously recommends a vote:

1.      FOR the stock issuance proposal;

2.      FOR the authorized shares proposal;

3.      FOR the written consent proposal;

4.      FOR the transaction compensation proposal; and

5.      FOR the adjournment proposal.

Q:     What is the voting requirement to approve each of the proposals?

A:     The following voting requirements will be in effect for each proposal described in this proxy statement/prospectus:

Proposal 1.    Approval of the stock issuance proposal requires that the number of shares voted “FOR” the stock issuance proposal must exceed the number of votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect.

Proposal 2.    Approval of the authorized shares proposal requires that the number of shares voted “FOR” the authorized shares proposal must exceed the number of votes cast “AGAINST” the authorized shares proposal. Abstentions and broker non-votes will have no effect.

Proposal 3.    Approval of the written consent proposal requires the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

Proposal 4.    Approval of the transaction compensation proposal (on a non-binding, advisory basis) requires that the number of shares voted “FOR” the transaction compensation proposal must exceed the number of votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect.

Proposal 5.    Approval of the adjournment proposal requires that the number of shares voted “FOR” the adjournment proposal must exceed the number of votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect.

Q:     What will happen to my shares of AIR common stock, my AIR stock options and my AIR RSUs in connection with the merger?

A:     Upon completion of the merger, your shares of AIR common stock will remain outstanding and will not be converted into or exchanged for any other securities or cash. Your AIR stock options and your AIR RSUs will also remain outstanding and will continue on the same terms and conditions as were applicable immediately prior to the effective time. As a result of the issuance of the merger consideration to the Tenax Members, however, the overall ownership percentage of current AIR stockholders will be diluted upon completion of the merger.

Q:     Will I receive anything if the merger is completed?

A:     Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing (a “Redemption Right”). The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable. See the section entitled “Other Related Agreements — Redemption Rights Agreement” beginning on page 87 of this proxy statement/prospectus.

Q:     What will the capital structure of AIR be after the consummation of the merger?

A:     As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis, in each case subject to adjustment in accordance with the terms of the merger agreement. Following the merger, AIR will remain a publicly traded corporation, and shares of AIR common stock will continue to be listed on the NYSE American.

Q:     Who will serve on the AIR Board following the merger?

A:     In accordance with the merger agreement and concurrent with the merger, the AIR Board will be reconstituted such that it is composed of no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax, namely Thomas Foley, Taran Bakker, Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller and John Young, and (b) two individuals to be mutually agreed upon by Tenax and AIR, namely [•] and [•], to hold office in accordance with the articles of incorporation and bylaws of AIR. See the section entitled “The Merger — Governance of AIR Following the Merger” beginning on page 64 of this proxy statement/prospectus.

Q:     Am I entitled to exercise dissenter’s rights in connection with the Transactions?

A:     No. Pursuant to the NRS, there are no dissenter’s rights available to the AIR stockholders in connection with the Transactions.

Q:     Do any of the AIR directors or executive officers have interests in the merger that may differ from or be in addition to my interests as an AIR stockholder?

A:     AIR’s directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of the AIR stockholders generally. The members of the AIR Board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that AIR stockholders approve the stock issuance proposal, the authorized shares proposal and the written consent proposal. See the section entitled “The Merger — Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus.

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Q:     What are the material U.S. federal income tax consequences of the Transactions to the AIR stockholders?

Q1:   Will I be taxed upon receipt of my Redemption Rights?

A1.   The U.S. federal income tax consequences of your receipt of Redemption Rights is unclear. We intend to take the position that your receipt of the Redemption Rights constitutes an “open transaction”. Absent a change in law requiring otherwise after the date of the redemption rights agreement, we will not report the issuance of the Redemption Rights to you as a current distribution. This position may be challenged by the IRS, in which case you could be required to recognize taxable income in respect of your Redemption Rights without the corresponding receipt of cash. For a more complete description of the material U.S. federal income tax consequences of your receipt of Redemption Rights, including possible alternative tax treatments, see the section entitled “Material U.S. Federal Income Tax Consequences of the Transactions — Redemption Rights” beginning on page 92 of this proxy statement/prospectus.

Q2.   Will I be taxed as a result of the merger?

A2.   You will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger and your holding period in your AIR common stock will remain unchanged.

Q:     When is the merger expected to be completed?

A:     Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 82 of this proxy statement/prospectus, including the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal by our stockholders at the special meeting, we and Tenax currently expect that the merger will be completed in the fourth quarter of 2026. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:     Are there any risks that I should consider in deciding whether to vote for the stock issuance proposal, the authorized shares proposal and the written consent proposal?

A:     Yes. You should read and carefully consider the risks described in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

Q:     What are the conditions to the completion of the merger?

A:     In addition to approval by our stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal as described above, completion of the merger is subject to the satisfaction or waiver of a number of other conditions, including, among others, the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, approval for the listing of the AIR common stock to be issued as merger consideration on the NYSE American, receipt of certain required regulatory approvals, the accuracy of representations and warranties in the merger agreement (subject to certain materiality exceptions, other customary exceptions and customary cure rights), the absence of a material adverse effect on Tenax or AIR and Tenax’s and AIR’s performance in all material respects of their respective obligations under the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 82 of this proxy statement/prospectus.

Q:     Is consummation of the merger contingent upon any future approval by the Tenax Members?

A:     No. Concurrently with entering into the merger agreement, Tenax has obtained all approvals and consents of the Tenax Members necessary to effect the merger and the other Transactions. No further approvals by the Tenax Members are required to consummate the merger or the other Transactions other than those already obtained.

Q:     What happens if the merger is not completed?

A:     If the stock issuance proposal, the authorized shares proposal and the written consent proposal are not approved by our stockholders or if the merger is not completed for any other reason, the AIR and Tenax businesses will not be combined. Accordingly, the Tenax Members will not receive shares of AIR common stock and the AIR stockholders will not be entitled to receive or exercise the Redemption Rights. If the merger agreement is terminated, under specified circumstances, we may be required to pay Tenax a termination fee of $1.25 million, and, if the merger agreement is terminated in certain other specified circumstances, Tenax may be required to pay us a reverse termination fee of $1.25 million. See the section entitled “The Merger Agreement — Termination of the Merger Agreement; Termination Fees” beginning on page 83 of this proxy statement/prospectus.

Q:     What happens if the transaction compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger is not approved?

A:     Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger is not a condition to consummation of the merger. The vote on the transaction compensation proposal is a non-binding, advisory vote. If the merger is completed, AIR may be obligated to pay all or a portion of this compensation to its Named Executive Officers in connection with the merger or certain terminations of employment following the merger, even if AIR stockholders fail to approve the transaction compensation proposal.

Q:     Does my vote matter?

A:     Yes. The merger cannot be completed unless the stock issuance proposal, the authorized shares proposal and the written consent proposal are approved by our stockholders.

The effect of your vote depends on which proposal is being considered:

For the written consent proposal, if you fail to submit a proxy or vote in person at the special meeting, if your broker, bank or other nominee does not receive voting instructions from you, or if you vote to abstain, this will have the same effect as a vote “AGAINST” the proposal, because approval requires the affirmative vote of at least a majority of the voting power of all outstanding shares of AIR common stock entitled to vote as of the record date for the special meeting.

For the stock issuance proposal, the authorized shares proposal, the transaction compensation proposal and the adjournment proposal, a failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the applicable vote, because approval requires only that the votes cast “FOR” exceed the votes cast “AGAINST,” and abstentions and broker non-votes are not counted as votes cast.

Q:     What shares can I vote at the special meeting?

A:     The AIR Board has fixed the close of business on [•], 2026, as the record date for the special meeting. Only holders of record of the outstanding shares of AIR common stock at the close of business on the record date for the special meeting are entitled to vote at the special meeting or any adjournments thereof.

As of the close of business on the record date for the special meeting, we had [•] shares of AIR common stock issued and outstanding. A holder of shares of AIR common stock is entitled to one vote, in person or by proxy, for each share of AIR common stock on all matters properly brought before the special meeting.

Q:     How many shares must be present or represented to conduct business at the special meeting?

A:     The presence, in person or by proxy, of the holders of 33⅓% in voting power of the outstanding shares of stock entitled to vote at the special meeting or any adjournment thereof is necessary to constitute a quorum to transact business. However, approval of the written consent proposal requires that the holders of at least a majority of the voting power of the outstanding shares of AIR common stock outstanding as of the record date for the special meeting vote in favor of the written consent proposal. Accordingly, approval of the written consent proposal will require the participation of a greater number of AIR stockholders than the minimum needed to establish a quorum.

Abstentions and broker non-votes (shares held by brokers, trustees or other nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted as present at the special meeting for the purpose of determining whether a quorum is present. If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 (the stock issuance proposal), Proposal 2 (the authorized shares proposal), Proposal 3 (the written consent proposal), Proposal 4 (the transaction compensation proposal) and Proposal 5 (the adjournment proposal), the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote”. For Proposal 1 (the stock issuance proposal), Proposal 2 (the authorized shares proposal), Proposal 4 (the transaction compensation proposal) and Proposal 5 (the adjournment proposal), these shares will not be counted as having been voted and therefore will have no effect on the vote for that proposal, assuming a quorum is present. For Proposal 3 (the written consent proposal), a broker non-vote will have the same effect as a vote “AGAINST” such proposal. Please instruct your broker, trustee or other nominee so your vote can be counted.

Q:     How can I vote my shares at the special meeting?

A:     Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares for which you are the beneficial owner, but not the stockholder of record, may be voted in person at the special meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the special meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the special meeting. Voting in person at the special meeting will revoke any previously submitted proxy.

Q:     How can I vote my shares without attending the special meeting?

A:     If you are a stockholder as of the record date for the special meeting, you may cast your vote in one of the following ways:

By Internet — Stockholders who have received a proxy card or voting instruction form may vote over the Internet by visiting the website indicated and following the instructions on the proxy card or voting instruction form.

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form may vote by phone, by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

By Mail — Stockholders who have received a proxy card or voting instruction form may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern Time) on [•], 2026. Votes cast by mail must be received in sufficient time to allow processing. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR the stock issuance proposal, (ii) FOR the authorized shares proposal, (iii) FOR the written consent proposal, (iv) FOR the transaction compensation proposal and (v) FOR the adjournment proposal.

Q:     What if I want to change my vote?

A:     If the enclosed proxy card or voting instruction form is signed and returned, you may, nevertheless, revoke it at any time prior to the special meeting by (i) filing a written notice of revocation with the person or persons named on the proxy card or voting instruction form; (ii) attending the special meeting and voting the shares covered thereby in person; or (iii) delivering to the addressee named in the enclosed proxy card or voting instruction form another duly executed proxy card or voting instruction form dated subsequent to the date of the proxy card or voting instruction form to be revoked.

Q:     When and where is the special meeting?

A:     The special meeting will be held at 1460 Fifth Avenue, Bay Shore, New York 11706 on [•], 2026, at [•] [A.M./P.M.], Eastern Time, or at any adjournments thereof, for the purposes stated in the Notice of Special Meeting of Stockholders.

Q:     Do I need a ticket to attend the special meeting?

A:     If you plan to attend the special meeting in person:    You will need an admission ticket or proof of ownership of our common stock to enter the special meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the special meeting, please vote your proxy prior to the special meeting but keep the admission ticket and bring it with you to the special meeting.

If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the special meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of [•], 2026.

If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the special meeting and vote the shares or are otherwise representing the entity at the special meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee, you will have to bring either a copy of the voting instruction form provided by such entity’s broker, trustee or other nominee, or a copy of a brokerage statement showing the entity’s ownership of our common stock as of [•], 2026, in addition to the proxy signed by the entity you are representing.

All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the special meeting.

Q:     What should I do if I receive more than one copy of the proxy materials?

A:     You may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms.

For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:     How may I obtain a copy of AIR’s 2025 Form 10-K, Q1 Form 10-Q, Q2 Form 10-Q and other financial information?

A:     Stockholders may request a free copy of our 2025 Form 10-K, Q1 Form 10-Q and Q2 Form 10-Q by writing to us at the following address:

1460 Fifth Avenue
Bay Shore, NY 11706
Attn: Investor Relations
Telephone: (631) 968-5000

Alternatively, stockholders can contact AIR’s proxy solicitor, Advantage Proxy, by calling toll-free at (877) 870-8565 or, for banks, brokerage firms and other nominees, collect at (206) 870-8565. In addition, stockholders may obtain free copies of the documents AIR files with the SEC by going to AIR’s Internet website at www.investors.airindustriesgroup.com under the “Financials” heading and then under the “SEC Filings” link. The Internet website address of AIR is provided as an inactive textual reference only.

We also will furnish any exhibit to our 2025 Form 10-K, Q1 Form 10-Q and Q2 Form 10-Q if specifically requested. You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus.

Q:     Who can help answer any other questions I have?

A:     If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Advantage Proxy, our proxy solicitor, by calling toll-free at (877) 870-8565. Banks, brokerage firms and other nominees may call collect at (206) 870-8565.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     We have engaged Advantage Proxy to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Advantage Proxy a fee of $10,000 to $12,500 plus an additional nominal fee per incoming and outgoing telephone contact. We have agreed to reimburse Advantage Proxy for certain out-of-pocket fees and expenses and also will indemnify Advantage Proxy against certain losses, claims, damages, liabilities or expenses. We also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who will serve as inspector of elections?

A:     The inspector of elections will be a representative from Broadridge Corporate Issuer Solutions.

Q:     Can additional matters be presented at the special meeting?

A:     No. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the Notice of Special Meeting of Stockholders.

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PROSPECTUS SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as our stockholder. Accordingly, we encourage you to read this entire proxy statement/prospectus, its annexes and the information incorporated by reference herein carefully. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus.

Parties to the Merger (page 37)

Air Industries Group
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

AIR is a manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high-quality and highly reliable products are used in mission-critical operations essential for the safety of military personnel and civilians. AIR operates two primary manufacturing facilities located in Bay Shore, New York, and Barkhamsted, Connecticut, and currently employs approximately 158 people.

AIR common stock is listed on the NYSE American under the symbol “AIRI”.

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, MS 39157
(601) 352-1107

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers. The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial firefighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training. Founded in 2001, Tenax is privately owned and headquartered in Ridgeland, Mississippi. Tenax currently employs approximately 248 people.

Transitory Air Sub LLC
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

Merger Sub was formed solely for the purpose of facilitating the merger and the Transactions. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the Transactions. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

The Merger (page 38)

The terms and conditions of the merger are contained in the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of each of Tenax, AIR and Merger Sub are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Our stockholders are urged to read the merger agreement as well as this proxy statement/prospectus carefully and in their entirety before making any voting decisions, including the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Conversion of Securities; Adjustments to the Merger Consideration (page 38)

At the effective time, Tenax units issued and outstanding immediately prior to the effective time will be converted into the right to receive the portion of the merger consideration allocated in respect thereof. Pursuant to the merger agreement, the merger consideration will consist of 126,900,000 shares (which number will be adjusted to 25,380,000 shares after giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split, each as described in this proxy statement/prospectus) of AIR common stock to be issued to the Tenax Members and, as applicable, reserved for issuance to the Tenax Warrantholders upon the exercise of their warrants. The allocation of the merger consideration among the Tenax Members will be set forth in the capitalization schedule, which Tenax is required to deliver no less than two business days prior to the closing.

Ownership of AIR Following the Merger (page 38)

As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis. Accordingly, the merger will result in substantial dilution to existing AIR stockholders, and the Tenax Members will have a controlling interest in AIR following completion of the merger. Following the merger, AIR will remain a publicly traded corporation, and shares of AIR common stock will continue to be listed on the NYSE American.

A portion of the merger consideration is allocable to holders of warrants of Tenax, referred to as the Tenax Warrantholders. AIR will reserve for future issuance, upon exercise of the warrants, a number of shares of AIR common stock equal to the total merger consideration that would be payable to the Tenax Warrantholders if all Tenax Warrantholders exercised their warrants (if and to the extent they remain outstanding) immediately prior to the effective time.

Governance of AIR Following the Merger (page 64)

Board of Directors

Following the consummation of the merger, the AIR Board will be composed of no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax, namely Thomas Foley, Taran Bakker, Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller and John Young, and (b) two individuals to be mutually agreed upon by Tenax and AIR, namely [•] and [•], to hold office in accordance with the articles of incorporation and bylaws of AIR.

Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller, John Young, [•] and [•] are expected to be “independent directors” within the meaning of Item 407(a)(1) and NYSE American Rule 803A(2).

Following the consummation of the merger, the audit committee of the AIR Board (the “Audit Committee”) will be composed of members who meet the independence requirements set forth by the SEC, in the NYSE American listing requirements and the Audit Committee charter. Each member of the Audit Committee will be financially literate in accordance with the NYSE American listing requirements.

For more information, see the section entitled “Management and Directors of the Combined Company” beginning on page 154 of this proxy statement/prospectus.

Management

AIR’s executive team following the merger will draw on the leadership teams of AIR and Tenax. In particular, Jim Linder, Ignacio Ladegui and Alan Oswalt, current executive officers of Tenax, will become Chief Executive Officer, Chief Financial Officer and EVP of Operations, respectively, of the combined company.

Tenax and its members, through the date on which the merger agreement was signed by all parties, made no arrangements with, and made no offers to, any members of AIR’s management team regarding continued employment with AIR.

For more information, see the section entitled “Management and Directors of the Combined Company” beginning on page 154 of this proxy statement/prospectus.

Controlled Company

Following the consummation of the merger, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions from the requirements that (1) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (2) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. AIR does not intend to rely on the exemption from the requirement that a majority of AIR’s board of directors consist of independent directors.

Smaller Reporting Company

Following the consummation of the merger, AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions allowing (1) an audit committee of at least two independent members (rather than three independent members), (2) a compensation committee that is not composed of independent directors and (3) selection of a compensation consultant, legal counsel or other adviser to the compensation committee without consideration of such adviser’s independence. AIR does not intend to rely on the exemption allowing a board of directors composed of at least 50% independent directors (rather than a majority of independent directors).

Recommendation of the AIR Board; AIR’s Reasons for the Merger (page 49)

After careful consideration, the AIR Board unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders and (ii) adopted and approved the merger agreement and the Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. For more information on AIR’s reasons for the merger and the recommendation of the AIR Board, see the section entitled “The Merger — Recommendation of the AIR Board; AIR’s Reasons for the Merger” beginning on page 49 of this proxy statement/prospectus.

Opinion of AIR’s Financial Advisor (page 54)

AIR retained Kipps to act as its financial advisor in connection with the Transactions. As part of this engagement, the AIR Board requested that Kipps evaluate the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. At the meeting of the AIR Board on February 13, 2026, Kipps rendered its oral opinion to the AIR Board that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion, an unadjusted redemption price of $4.21 was fair, from a financial point of view, to the holders of the AIR common stock. On February 17, 2026, Kipps delivered to the AIR Board a written opinion and an updated presentation, each dated

February 17, 2026, confirming that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, an unadjusted redemption price of $4.18 was fair, from a financial point of view, to the holders of the AIR common stock.

AIR stockholders should be aware that Kipps’s written opinion was based on an assumed unadjusted redemption price of $4.18 per share, which was calculated at the direction of AIR’s management based on a formula set forth in the original merger agreement. The actual redemption price will be materially lower than the price per share on which Kipps rendered its fairness opinion.

The full text of the written opinion of Kipps, dated February 17, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement/prospectus in its entirety. The summary of the opinion of Kipps in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Kipps’s opinion carefully and in its entirety. Kipps’s opinion was addressed to, and provided for the information and benefit of, the AIR Board (in its capacity as such) in connection with its evaluation of the Original Transactions. The opinion does not constitute a recommendation to the AIR Board or to any other persons in respect of the Original Transactions or the Transactions, including as to how any holder of shares of AIR common stock should vote or act in respect of the Original Transactions or the Transactions. Kipps’s opinion does not address the relative merits of the Original Transactions or the Transactions as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Original Transactions or the Transactions.

For more information, see the section entitled “The Merger — Opinion of AIR’s Financial Advisor” beginning on page 54 of this proxy statement/prospectus and the full text of the written opinion of Kipps attached as Annex B to this proxy statement/prospectus.

Tenax’s Reasons for the Merger (page 62)

In evaluating the merger and the other Transactions, the Tenax Board, in consultation with Tenax’s management and advisors, considered a number of factors weighing both in favor of and against the merger and approved the merger agreement and the Transactions. In particular, the Tenax Board believed the merger would combine Tenax with an established, publicly traded aerospace and defense company to create a platform with broader capabilities, customer relationships and growth opportunities than Tenax would have on a stand-alone basis.

For more information, see the section entitled “The Merger — Tenax’s Reasons for the Merger” beginning on page 62 of this proxy statement/prospectus.

Information About the Special Meeting (page 34)

The special meeting will be held on [•], 2026, at [•] [A.M./P.M.], Eastern Time, at 1460 Fifth Avenue, Bay Shore, New York 11706. The special meeting is being held in order to vote on the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal. The merger cannot be completed unless the stock issuance proposal, the authorized shares proposal and the written consent proposal are approved by our stockholders.

The following voting requirements will be in effect for each proposal described in this proxy statement/prospectus:

•        Approval of the stock issuance proposal requires that the number of shares voted “FOR” the stock issuance proposal must exceed the number of votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect.

•        Approval of the authorized shares proposal requires that the number of shares voted “FOR” the authorized shares proposal must exceed the number of votes cast “AGAINST” the authorized shares proposal. Abstentions and broker non-votes will have no effect.

•        Approval of the written consent proposal requires the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

•        Approval of the transaction compensation proposal (on a non-binding, advisory basis) requires that the number of shares voted “FOR” the transaction compensation proposal must exceed the number of votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect.

•        Approval of the adjournment proposal requires that the number of shares voted “FOR” the adjournment proposal must exceed the number of votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect.

The AIR Board has fixed the close of business on [•], 2026, as the record date for the special meeting. Only holders of record of the outstanding shares of AIR common stock at the close of business on the record date for the special meeting are entitled to vote at the special meeting or any adjournments thereof.

As of the close of business on the record date for the special meeting, we had [•] shares of AIR common stock issued and outstanding. A holder of shares of AIR common stock is entitled to one vote, in person or by proxy, for each share of AIR common stock on all matters properly brought before the special meeting.

Interests of AIR’s Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of the AIR Board, AIR stockholders should be aware that certain directors and executive officers of AIR have interests in the Transactions that may be different from, or in addition to, the interests they may have as stockholders. Specifically, Michael Taglich and Robert Taglich, directors of AIR, hold subordinated notes, which will be repaid at closing pursuant to the merger agreement. In addition, AIR RSUs and AIR stock option awards (collectively, “AIR Equity Awards”) issued under the AIR Stock Plans and associated award agreements will continue on the same terms and conditions, and will be eligible for accelerated vesting upon a termination without “cause” within two years following the effective time. Pursuant to the terms of the applicable award agreements, certain holders may also be entitled to additional time in which to exercise any stock options if their engagement by AIR is terminated under prescribed circumstances. As of August 31, 2026, AIR’s directors and executive officers beneficially owned, in the aggregate, approximately 28.48% of the shares of AIR common stock, including shares of AIR common stock issuable upon exercise or settlement of AIR Equity Awards. All directors and executive officers of AIR have entered into a support agreement in connection with the merger to vote all shares of AIR common stock owned by them as of the record date in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

The members of the AIR Board were aware of and considered the interests discussed in the preceding paragraph, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that stockholders approve the stock issuance proposal, the authorized shares proposal and the written consent proposal. For more information, see the section entitled “The Merger — Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus.

Interests of Certain Participants in the Solicitation (page 54)

Our directors and executive officers may solicit proxies by telephone or otherwise in respect of the proposals to be considered at the special meeting and may be deemed to be “participants” under the SEC rules in regard to such solicitation of AIR stockholders. AIR stockholders should be aware that all of the directors and Messrs. Glassman and Drisgula have interests in the merger that may be different from, or in addition to, those of AIR stockholders generally. All of our directors and Mr. Glassman will benefit from the treatment of outstanding AIR RSUs and AIR stock options, and Michael Taglich and Robert Taglich will benefit from the payment of subordinated notes held by them as more fully described under “The Merger — Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus. In addition, AIR’s directors and executive officers will benefit from the indemnification and insurance arrangements described under “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 79 of this proxy statement/prospectus.

For more information, see the section entitled “The Merger — Interests of Certain Participants in the Solicitation” beginning on page 54 of this proxy statement/prospectus.

Interests of Tenax’s Managers and Executive Officers in the Merger (page 63)

Certain members of the Tenax Board and certain of Tenax’s executive officers have interests in the merger that are different from, or in addition to, the interests of Tenax Members generally.

Thomas Foley and Taran Bakker are currently members of the Tenax Board and are expected to become directors of the combined company upon the closing of the merger. Jim Linder, Ignacio Ladegui and Alan Oswalt are currently executive officers of Tenax and are expected to become executive officers of the combined company, in connection with which they may enter into new employment agreements to reflect their status as executive officers of a publicly-traded company. Following completion of the merger, it is expected that the combined company will provide compensation to non-employee directors pursuant to a new non-employee director compensation policy that is expected to be adopted post-closing.

As of August 31, 2026, Tenax’s then-current non-employee managers and executive officers beneficially owned (indirectly through membership interests in NEH and Managers Equity, LLC), in the aggregate, approximately 78% of the Tenax units. Such Tenax units will be converted into shares of AIR common stock at the effective time.

For more information, see the section entitled “The Merger — Interests of Tenax’s Managers and Executive Officers in the Merger” beginning on page 63 of this proxy statement/prospectus.

Regulatory Approvals (page 65)

Completion of the merger is conditioned on, among other things, the expiration or termination of the applicable waiting periods under the HSR Act, the receipt of any required approvals or the expiration or termination of any applicable waiting periods under Antitrust Laws of certain other specified jurisdictions, if applicable, and the absence of any law or order enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transactions.

Pursuant to the merger agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions, consents, approvals and waivers from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act and other registrations, declarations and filings with, or notices to, governmental authorities that may be required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction), if any.

On May 15, 2026, Thomas Foley filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ with respect to his proposed acquisition of AIR common stock in connection with the merger. The applicable waiting period expired on June 15, 2026.

There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the section entitled “The Merger Agreement — Covenants and Agreements — Reasonable Best Efforts; Further Action” beginning on page 80 of this proxy statement/prospectus.

No Solicitation by AIR (page 75)

The merger agreement provides that neither AIR nor any of its subsidiaries nor any of their respective representatives will, and that AIR will cause its subsidiaries and their respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to any Competing AIR Proposal (as defined under “The Merger Agreement — Covenants and Agreements — No Solicitation by AIR”);

•        enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal;

•        agree to, approve, endorse, recommend or consummate any Competing AIR Proposal;

•        enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing AIR Proposal (other than an acceptable confidentiality agreement); or

•        resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

AIR is required to promptly (and in any event within 24 hours of receipt) advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, including the material terms and conditions of any such Competing AIR Proposal or inquiry and the identity of the person making any such Competing AIR Proposal or inquiry, to keep Tenax reasonably informed of the status and material details of any such Competing AIR Proposal or inquiry and provide Tenax, as soon as practicable after receipt or delivery thereof (and in any event within 24 hours of such receipt or delivery), copies of all correspondence and other written material versions of agreements relating to any such Competing AIR Proposal exchanged between AIR or any of its subsidiaries, on the one hand, and the person making the Competing AIR Proposal or inquiry (or its representatives), on the other hand.

Notwithstanding the above, AIR may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after February 16, 2026, an unsolicited, written, bona fide Competing AIR Proposal, so long as such Competing AIR Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the AIR Board:

•        reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that such Competing AIR Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined under “The Merger Agreement — Covenants and Agreements — No Solicitation by AIR”) and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS;

•        provides such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such person); and

•        obtains from such person a confidentiality agreement that contains terms no less favorable to AIR than those contained in the existing confidentiality agreement between AIR and Tenax.

Change in the AIR Recommendation (page 76)

The AIR Board has recommended that the AIR stockholders vote in favor of approving the stock issuance proposal, the authorized shares proposal and the written consent proposal (the “AIR Recommendation”). The merger agreement provides that, subject to the exceptions described below, neither the AIR Board nor any committee thereof may make a Change in the AIR Recommendation (as defined under “The Merger Agreement — Covenants and Agreements — Change in the AIR Recommendation”).

Notwithstanding the foregoing, prior to the receipt of the requisite AIR stockholder approvals, the AIR Board may make a Change in the AIR Recommendation if, in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after February 16, 2026 or the occurrence of an Intervening Event (as defined under “The Merger Agreement — Covenants and Agreements — Change in the AIR Recommendation”), the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that its failure to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS; provided, however, that no such action may be taken unless:

•        if the AIR Board is making a Change in the AIR Recommendation relating to a Competing AIR Proposal, such Competing AIR Proposal is a Superior Proposal;

•        AIR provides written notice to Tenax that the AIR Board intends to make a Change in the AIR Recommendation, specifies the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

•        AIR provides a period of five business days following Tenax’s receipt of such notice during which AIR will negotiate in good faith with Tenax regarding any revisions to the terms of the merger agreement proposed by Tenax (provided that any material change regarding such Intervening Event, or any amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

•        at the end of such notice period, the AIR Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Tenax) that the Competing AIR Proposal continues to be a Superior Proposal and that the Change in the AIR Recommendation is required to comply with the AIR Board’s fiduciary duties under the NRS.

No Solicitation by Tenax (page 78)

The merger agreement provides that neither Tenax nor any of its subsidiaries nor any of their respective representatives will, and that Tenax will cause its subsidiaries and their respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to any Competing Tenax Proposal (as defined under “The Merger Agreement — Covenants and Agreements — No Solicitation by Tenax”);

•        enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal;

•        agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal;

•        enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing Tenax Proposal (other than an acceptable confidentiality agreement); or

•        resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

Tenax is required to promptly (and in any event within 24 hours of receipt) advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, including the material terms and conditions of any such Competing Tenax Proposal or inquiry and the identity of the person making any such Competing Tenax Proposal or inquiry, to keep AIR reasonably informed of the status and material details of any such Competing Tenax Proposal or inquiry and provide AIR, as soon as practicable after receipt or delivery thereof (and in any event within 24 hours of such receipt or delivery), copies of all correspondence and other written material versions of agreements relating to any such Competing Tenax Proposal exchanged between Tenax or any of its subsidiaries, on the one hand, and the person making the Competing Tenax Proposal or inquiry (or its representatives), on the other hand.

Notwithstanding the above, Tenax may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after February 16, 2026, an unsolicited, written, bona fide Competing Tenax Proposal, so long as such Competing Tenax Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the board of managers of Tenax (the “Tenax Board”) obtains from such person a confidentiality agreement that contains terms no less favorable to Tenax than those contained in the existing confidentiality agreement between AIR and Tenax.

Conditions to Completion of the Merger (page 82)

As more fully described in this proxy statement/prospectus and in the merger agreement, the respective obligations of each party to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the absence of any stop order suspending that effectiveness issued by the SEC and the absence of any proceeding for that purpose pending before the SEC;

•        the receipt of approvals for the stock issuance proposal, the authorized shares proposal and the written consent proposal, in accordance with the NRS and AIR’s articles of incorporation and bylaws;

•        the absence of any law or order (a “Restraint”) enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions;

•        the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions;

•        the authorization for listing on the NYSE American of the shares of AIR common stock issuable to the Tenax Members in connection with the merger, subject to official notice of issuance; and

•        the receipt of the approval of the merger by the holders of a majority in voting power of the issued and outstanding membership units of Tenax, which approval was obtained by the execution of the Tenax Member Support Agreement. Accordingly, this condition has been satisfied, and no meeting of the Tenax Members will be held. See the section entitled “Other Related Agreements — Tenax Member Support Agreement” beginning on page 89 of this proxy statement/prospectus.

The obligations of Tenax to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the accuracy of the representations and warranties made in the merger agreement by AIR and Merger Sub as of February 16, 2026 and as of the closing date, subject to certain materiality thresholds;

•        performance or compliance in all material respects by AIR and Merger Sub with the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the effective time;

•        the receipt by Tenax of a certificate, dated the closing date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying that the conditions in the preceding two bullet points are satisfied;

•        the absence, since February 16, 2026 through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have an AIR Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties”);

•        the absence of any pending action by any governmental authority and the absence of any order or injunction by any governmental authority of competent jurisdiction which imposes or seeks to impose any limitations or restrictions on Tenax and its subsidiaries; and

•        the effectiveness at the effective time of the AIR Stockholder Support Agreement, pursuant to which such stockholders agreed to vote their shares of AIR common stock in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

The obligations of AIR and Merger Sub to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the accuracy of the representations and warranties made in the merger agreement by Tenax as of February 16, 2026 and as of the closing date, subject to certain materiality thresholds;

•        performance or compliance in all material respects by Tenax with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

•        the absence, since February 16, 2026 through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have a Tenax Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties”); and

•        the receipt by AIR of a certificate, dated the closing date, signed by the President or Chief Financial Officer of Tenax, certifying that the conditions in the preceding two bullet points are satisfied.

Termination of the Merger Agreement (page 83)

The merger agreement may be terminated and the Transactions may be abandoned at any time before the effective time as follows:

•        by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively;

•        by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal;

•        by either AIR or Tenax, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions);

•        by either AIR or Tenax, if the effective time has not occurred on or before the Outside Date (as defined under “The Merger Agreement — Termination of the Merger Agreement”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; (ii) AIR if any AIR stockholder party to the AIR Stockholder Support Agreement (the “Key AIR Stockholders”) has materially breached its obligations under the AIR Stockholder Support Agreement and such breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; or (iii) Tenax if any Tenax Member has materially breached its obligations under the Tenax Member Support Agreement and such breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time);

•        by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this bullet point if Tenax is in material breach of its representations, warranties or covenants at the time of such termination);

•        by Tenax, if a Change in the AIR Recommendation shall have occurred;

•        by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this bullet point if AIR is in material breach of its representations, warranties or covenants at the time of such termination);

•        by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

•        by AIR, to accept a Superior Proposal.

In addition, the merger agreement may be terminated by Tenax if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement. The Key AIR Stockholders have delivered to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In addition, the merger agreement may be terminated by AIR if the Tenax Members party to the Tenax Member Support Agreement fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement. The requisite Tenax Members have each delivered to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement.

Expenses and Termination Fees (page 84)

Expenses

All expenses incurred in connection with the merger agreement and the Transactions will be paid by the party incurring such expenses, whether or not the merger or any other Transaction is consummated, except that expenses constituting the out-of-pocket cost of filing fees, printing and mailing of this proxy statement/prospectus (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and the filing fees for the pre-merger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) will be paid by Tenax.

Termination Fees and Expense Reimbursement

The merger agreement requires AIR to pay Tenax an amount equal to $1,250,000 (the “AIR Termination Fee”) if:

•        AIR terminates the merger agreement to accept a Superior Proposal;

•        Tenax terminates the merger agreement following a Change in the AIR Recommendation; or

•        each of the following requirements are satisfied:

•        either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; or AIR or Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date; or Tenax terminates the merger agreement upon a breach by AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that Tenax is not in material breach of any of its representations, warranties or covenants);

•        prior to such termination, a Competing AIR Proposal has been publicly announced or become publicly known; and

•        AIR enters into a definitive agreement in respect of such Competing AIR Proposal and such transaction is consummated within 12 months after such termination.

If either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal, AIR shall further reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the Transactions, up to $500,000.

The merger agreement requires Tenax to pay AIR an amount equal to $1,250,000 (the “Tenax Termination Fee”) if:

•        AIR terminates the merger agreement upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that AIR is not in material breach of any of its representations, warranties or covenants);

•        AIR terminates the merger agreement following Tenax’s failure to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

•        Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date, and at such time AIR could have terminated the merger agreement due to either of the two circumstances listed above.

Other Related Agreements (page 87)

Redemption Rights Agreement

Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable. See the section entitled “Other Related Agreements — Redemption Rights Agreement” beginning on page 87 of this proxy statement/prospectus.

Registration Rights Agreement

Prior to the closing, AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative, will enter into a registration rights agreement granting (i) Thomas Foley, Chairman of Tenax, and Taran Bakker, a director of Tenax, and certain of their respective affiliates customary demand rights and (ii) the Tenax Members piggyback registration rights, in each case for the resale of the shares of AIR common stock held by the Tenax Members. See the section entitled “Other Related Agreements — Registration Rights Agreement” beginning on page 88 of this proxy statement/prospectus.

Material Contracts Between AIR and Tenax (page 153)

Other than the merger agreement and the other transaction documents described in the section entitled “Other Related Agreements”, neither AIR nor any of its affiliates has been, is or is currently expected to be a party to any material contract or arrangement, or to have had any material relationship, with Tenax or any of its affiliates. See the sections entitled “Material Contracts Between AIR and Tenax” beginning on page 153 of this proxy statement/prospectus and “The Merger — Background of the Merger” beginning on page 39 of this proxy statement/prospectus.

Accounting Treatment (page 66)

The transaction is expected to be accounted for as a reverse acquisition under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“Topic 805”), with Tenax deemed the accounting acquirer and AIR treated as the accounting acquiree for financial reporting purposes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Accounting Treatment of the Merger” beginning on page 95 of this proxy statement/prospectus.

Financing of the Merger (page 38)

The merger agreement requires that, at the closing of the merger, Tenax fund the repayment of AIR’s net senior and subordinated debt, amounting in the aggregate to approximately $26.1 million as of August 31, 2026. On August 14, 2026, Tenax entered into an amendment to its credit agreement, among other things, to establish a new delayed draw term loan facility with aggregate commitments of $30,000,000 available through December 31, 2026, the proceeds of which may be used solely to finance the merger and to pay related fees, costs and expenses. See the section entitled “The Merger — Financing of the Merger” beginning on page 38 of this proxy statement/prospectus.

Reverse Stock Split (page 39)

As of the date of this proxy statement/prospectus, the trading price of AIR’s common stock on the NYSE American is less than $4.00 per share, and there is no assurance that it will not be below $4.00 per share at the effective time, meaning that the combined company would not satisfy the $4.00 minimum share price requirement for initial listing on the NYSE American under Section 101 of the NYSE American Company Guide. As a result, prior to the closing but, assuming the authorized shares proposal is approved at the special meeting, after the related amendment to the articles of incorporation of AIR becomes effective, AIR will file a certificate of change with the

Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR common stock at a ratio of one (1) post-split share of AIR common stock for every five (5) pre-split shares of AIR common stock, while simultaneously reducing the number of authorized shares of AIR common stock under the articles of incorporation of AIR by a corresponding factor, with any fractional share of AIR common stock otherwise resulting from the split rounded up to the nearest whole share. Pursuant to NRS 78.207, the AIR Board has the authority to effect such a reverse stock split without stockholder approval. See the sections entitled “The Merger — Reverse Stock Split” beginning on page 39 of this proxy statement/prospectus and “Risk Factors — Risks Relating to the Merger — If the combined company fails to comply with the initial listing requirements of the NYSE American, shares of AIR common stock could face possible delisting, which would result in, among other things, a limited public market for shares of AIR common stock and make obtaining future debt or equity financing more difficult for us.” beginning on page 23 of this proxy statement/prospectus.

Comparison of Rights of AIR Stockholders and Tenax Members (page 168)

AIR is incorporated under the laws of the State of Nevada, and the rights of the AIR stockholders are governed by the NRS, whereas Tenax is organized under the laws of the State of Delaware, and the rights of the Tenax Members are governed by the DLLCA. In addition, AIR stockholders and Tenax Members have different rights pursuant to the governing documents of each of AIR and Tenax. Accordingly, upon the completion of the merger, the Tenax Members will have different rights once they become stockholders of AIR because of the differences between these states of incorporation and formation and the governing documents of AIR and Tenax. See the section entitled “Comparison of Rights of AIR Stockholders and Tenax Members” beginning on page 168 of this proxy statement/prospectus.

No Dissenter’s Rights (page 184)

Pursuant to the NRS, there are no rights of dissent available to the stockholders of AIR in connection with the Transactions.

Material U.S. Federal Income Tax Consequences of the Transactions (page 91)

The Merger

Holders of AIR common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

The Redemption Rights

The U.S. federal income tax consequences of the receipt of Redemption Rights by a holder of AIR common stock are unclear. AIR intends to take the position that a holder’s receipt of the Redemption Rights constitutes an “open transaction”. Absent a change in law requiring otherwise after the date of the redemption rights agreement, AIR will not report the issuance of the Redemption Rights as a current distribution to such holder. This position may be challenged by the IRS, in which case a holder could be required to recognize taxable income in respect of the Redemption Rights without the corresponding receipt of cash.

The tax consequences of the Transactions to any particular holder of AIR common stock will depend on that holder’s facts and circumstances. Accordingly, all holders are urged to consult their own tax advisors regarding the tax consequences of the Transactions, including the effects of U.S. federal, state and local laws and non-U.S. tax laws.

Risk Factors (page 16)

In evaluating the merger agreement and the Transactions, you should carefully read this proxy statement/prospectus and the documents incorporated by reference herein and the annexes attached hereto. In particular, you should consider the factors discussed in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus. The merger and the businesses of AIR and Tenax involve a number of risks. The following is a summary of some of these risks.

Risks Relating to the Merger

•        The closing of the merger is subject to many conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

•        There can be no assurance that the conditions to the drawdown of the delayed draw loan commitment obtained by Tenax to finance the merger will be satisfied so as to enable Tenax to repay AIR’s net senior and subordinated debt in a timely manner or at all.

•        If we fail to consummate the merger, we may not be able to operate our business at current levels.

•        We and Tenax will be subject to certain operating restrictions until consummation of the merger and business uncertainties until and following the consummation of the merger.

•        Existing AIR stockholders will be substantially diluted in the merger and will have significantly reduced relative voting power and influence over AIR following the merger, and the resulting limited public float may adversely affect the liquidity and market price of AIR common stock.

•        The merger agreement contains restrictions on our ability to pursue other alternatives to the merger.

•        Completion of the merger may require consents or trigger change in control or other provisions in certain agreements to which AIR is a party.

•        The unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the merger may differ materially.

•        Because there is no public market for Tenax units, the valuation of Tenax is inherently uncertain.

•        The Redemption Rights may not provide AIR stockholders with the value or liquidity they may expect in connection with the merger.

Risks Relating to AIR Following the Merger

•        The market price for AIR common stock following the merger may be affected by factors different from those that historically have affected AIR common stock.

•        Combining AIR and Tenax may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

•        AIR could lose key personnel or may be unable to recruit qualified personnel following the merger.

•        AIR is expected to incur substantial expenses related to the completion of the merger and the integration of AIR and Tenax.

•        The future results of AIR may be adversely affected if AIR does not effectively manage its expanded operations following the completion of the merger.

•        Following the merger, AIR will meet the requirements to be a “controlled company” and, as a result, will qualify for and, for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards. Immediately following the consummation of the merger, the combined company intends to rely on exemptions from the requirements that (1) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (2) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors.

•        Following the merger, AIR is expected to meet the requirements to be a “Smaller Reporting Company” within the meaning of the rules of the NYSE American and, as a result, will qualify for and, for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards. Immediately following the consummation of the merger, the combined company intends to rely on exemptions allowing (1) an audit committee of at least two independent members (rather than three independent members), (2) a compensation committee that is not composed of independent directors and (3) selection of a compensation consultant, legal counsel or other adviser to the compensation committee without consideration of such adviser’s independence.

•        As a condition to consummation of the merger, unless waived by Tenax, AIR stockholders must approve the written consent proposal, thereby approving an amendment to AIR’s articles of incorporation to include a provision permitting AIR stockholders to act by written consent in lieu of a stockholder meeting under only certain limited circumstances.

•        If the combined company fails to comply with the initial or continued listing requirements of the NYSE American, shares of AIR common stock could face possible delisting, which would result in, among other things, a limited public market for shares of AIR common stock and make obtaining future debt or equity financing more difficult for us.

•        The issuance of a substantial number of shares of AIR common stock in the merger, and the potential resale of such shares following the merger, may negatively affect the market price of AIR common stock.

•        Following the completion of the merger, Thomas Foley will be AIR’s largest stockholder, owning, directly or indirectly, approximately 52% of the fully diluted shares of the AIR common stock, and will have the ability to exercise significant influence over decisions requiring approval of AIR stockholders.

Risks Relating to Tenax’s Business

•        Tenax depends on winning profitable business in competitive markets from U.S. government customers for a significant portion of its revenue.

•        Tenax derives a significant portion of its revenue from a concentrated number of large contracts, and the loss or material reduction of any of these contracts may adversely affect its business, financial condition, liquidity or results of operations.

•        Termination, expiration or non-renewal of Tenax’s existing U.S. government contracts may adversely affect its business.

•        A reduction in U.S. government funding, a change in U.S. government spending priorities or a U.S. government shutdown may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

•        If Tenax fails to comply with laws and regulations governing federal contractors, Tenax could lose business and be liable for various penalties or sanctions.

•        Tenax depends on key personnel at NTC Group, and the loss of these key personnel could adversely affect Tenax’s operations, customer relationships and ability to execute its acquisition strategy.

•        Tenax operates in highly competitive markets, and competitive pressures may adversely affect it.

•        Tenax’s business could be negatively affected by cyber or other security threats or other disruptions.

•        Tenax’s operations depend on its aircraft and hangars, and damage to, or disruption affecting, those assets could materially adversely affect its business, financial condition or results of operations.

•        Restrictive and financial covenants in the documents governing Tenax’s existing and any future indebtedness may limit its current and future operations, particularly Tenax’s ability to respond to changes in its business or to pursue its business strategies.

For a more complete discussion of these and other risks, please see the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

RISK FACTORS

Before you vote, you should carefully consider the risks described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus, particularly the risk factors discussed in this section of this proxy statement/prospectus entitled “Risk Factors”. See the section entitled “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus. In addition to the risks set forth below, new risks may emerge from time to time, and it is not possible to predict all risk factors, nor can AIR or Tenax assess the impact of all factors on the merger and AIR following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

The closing of the merger is subject to many conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

The closing of the merger is subject to a number of conditions as set forth in the merger agreement that must be satisfied or waived, including the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or proceeding for that purpose, the approval by the AIR stockholders of the stock issuance proposal, the authorized shares proposal and the written consent proposal, the absence of any law or injunction prohibiting the consummation of the merger, the authorization of the listing on the NYSE American of the shares of AIR common stock to be issued in the merger and the receipt of regulatory approvals.

The closing of the merger is also subject to the satisfaction or waiver of a number of other conditions, including, among others, the accuracy of representations and warranties in the merger agreement (subject to certain materiality qualifiers, other customary exceptions and customary cure rights), the performance in all material respects by us and Tenax of our respective obligations under the merger agreement, including satisfaction of AIR’s net senior and subordinated debt, the absence of a material adverse effect on Tenax or us and the receipt by us and Tenax of officer certificates signed on behalf of Tenax, with respect to the certificate to be received by us, and signed on behalf of us and Merger Sub, with respect to the certificate to be received by Tenax, certifying the satisfaction of the preceding conditions.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 82 of this proxy statement/prospectus.

There can be no assurance as to whether or when the conditions to the closing of the merger will be satisfied or waived or as to whether or when the merger will be consummated.

There can be no assurance that Tenax will be able to draw down on the delayed draw loan commitment obtained as part of the refinancing of its TAH First Lien Credit Agreement.

The obligation of Tenax to consummate the merger, including satisfaction of the conditions to repay AIR’s net senior and subordinated debt, is not conditioned upon obtaining financing. On August 14, 2026, Tenax completed a refinancing of its TAH First Lien Credit Agreement (as defined under “The Merger — Financing of the Merger”). This included $30 million of delayed draw term loan commitments available in connection with the consummation of the merger. The ability of Tenax to draw down on the $30 million delayed draw loan commitment is subject to certain conditions contained in the TAH First Lien Credit Agreement. If Tenax were to complete the merger without satisfying AIR’s net senior indebtedness and subordinated debt, this could reasonably be expected to result in events of default under Tenax’s or AIR’s existing credit agreements, which could have a material adverse effect on the combined company. See the section entitled “The Merger — Financing of the Merger” beginning on page 38 of this proxy statement/prospectus.

The termination of the merger agreement could negatively affect us.

The merger agreement may be terminated at any time prior to the effective time, (i) by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively; (ii) by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; (iii) by either AIR or Tenax, if any Restraint that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and nonappealable (provided that the party seeking to terminate the merger agreement for this reason has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions); (iv) by either AIR or Tenax, if the effective time has not occurred on or before the Outside Date (provided that the right to terminate the merger agreement for this reason will not be available to (a) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time, (b) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time or (c) Tenax if any Tenax Member’s material breach of its obligations under the Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time); (v) by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this clause if Tenax is in material breach of its representations, warranties or covenants at the time of such termination); (vi) by Tenax, if a Change in the AIR Recommendation shall have occurred; (vii) by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this clause if AIR is in material breach of its representations, warranties or covenants at the time of such termination); (viii) by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or (ix) by AIR, to accept a Superior Proposal.

If the merger agreement is terminated for any reason, our ongoing business may be adversely affected and, without realizing any of the anticipated benefits of having completed the Transactions, we would be subject to a number of risks, including the following:

•        the market price of AIR common stock could decline;

•        if the merger agreement is terminated and the AIR Board seeks another business combination, our stockholders cannot be certain that we will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Tenax has agreed to in the merger agreement;

•        time and resources, financial and other, committed by our management to matters relating to the Transactions could otherwise have been devoted to pursuing other beneficial opportunities for our company;

•        we may experience negative reactions from the financial markets or from our customers, suppliers or employees; and

•        we may be required to pay our respective costs relating to the Transactions, including legal, accounting, financial advisory, financing and printing fees, whether or not the Transactions are completed.

If the merger agreement is terminated, under specified circumstances, we may be required to pay Tenax a termination fee of $1.25 million. See the section entitled “The Merger Agreement — Expenses and Termination Fees” beginning on page 84 of this proxy statement/prospectus for a more complete discussion of the circumstances under which the merger agreement could be terminated.

In addition, if the merger is not completed, we could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against us to perform our obligations under the merger agreement. The materialization of any of these risks could materially and adversely affect our ongoing business.

If we fail to consummate the merger, we may not be able to operate our business at current levels.

Unless the merger is consummated, we may not be able to continue to operate our business at current levels unless we are able to generate substantial revenues and become profitable and/or obtain substantial additional financing from a conventional bank lender or other financial institution to replace our credit facility with Webster Bank (the “Current Credit Facility”) and subordinated debt. Webster Bank recently agreed to extend the maturity date of the Current Credit Facility to November 30, 2026, and the holders of our subordinated debt agreed to extend the maturity date of their loans until December 1, 2026. Nevertheless, Webster Bank has advised us that it does not intend to renew the Current Credit Facility and the holders of our subordinated debt have indicated that they do not intend to renew the subordinated debt beyond the current maturity dates. There can be no assurance that in the absence of the merger that AIR would be able to obtain such financing or refinancing on acceptable terms or at all, or that AIR would be able to generate sufficient revenues to service its existing indebtedness and fund its operations on a standalone basis.

We and Tenax will be subject to certain operating restrictions until consummation of the merger and business uncertainties until and following the consummation of the merger.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on us, Tenax or the combined company following the merger. These uncertainties could disrupt our business or the business of Tenax and cause customers, suppliers, vendors, partners and others that deal with us and Tenax to defer entering into contracts with us and Tenax or making other decisions concerning us and Tenax or seek to change or cancel existing business relationships with us and Tenax. Retention and motivation of certain employees may be challenging during the pendency of the merger due to uncertainty about their future roles and difficulty of integration. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with AIR following the merger, AIR’s business following the merger could be negatively affected. In addition, the merger agreement restricts AIR and Tenax from making certain acquisitions and investments and imposes certain other restrictions on the conduct of each party’s business until the merger occurs without the consent of the other party. These restrictions may negatively affect each party’s business and operations or prevent either party from pursuing attractive business opportunities that may arise prior to the completion of the merger which may reduce the profitability of AIR following the merger. See the sections entitled “The Merger Agreement — Other Covenants and Agreements — Conduct of Business of AIR Prior to Completion of the Merger” beginning on page 71 of this proxy statement/prospectus and “The Merger Agreement — Other Covenants and Agreements — Conduct of Business of Tenax Prior to Completion of the Merger” beginning on page 74 of this proxy statement/prospectus for descriptions of the restrictive covenants to which each of AIR and Tenax is subject.

Existing AIR stockholders will be substantially diluted in the merger and will have significantly reduced relative voting power and influence over AIR following the merger, and the resulting limited public float may adversely affect the liquidity and market price of AIR common stock.

If the merger is completed, the existing AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis. As a result, existing AIR stockholders will experience substantial dilution and will own only a minority interest in AIR following the merger.

In addition, following the consummation of the merger, the composition of the AIR Board will change significantly. The AIR Board will consist of no fewer than eight directors, of which no fewer than six will be designated by Tenax and two of which will be mutually agreed upon by Tenax and AIR. As a result, existing AIR stockholders will have significantly less influence over the management, business, operations, strategy and policies of AIR following the merger than they currently have.

This significant reduction in relative ownership and voting power may cause existing AIR stockholders to have interests that differ from those of the Tenax Members and may limit the ability of existing AIR stockholders to influence significant corporate decisions following the merger.

Although the amended and restated merger agreement will help facilitate the satisfaction of the NYSE American minimum listing requirement related to public float, AIR’s unrestricted public float held by non-insiders (as determined for purposes of determining compliance with the NYSE American’s listing requirements) is expected to represent less than one-quarter of the outstanding shares of AIR common stock following the merger. Such limited public float may adversely affect the liquidity and trading price of AIR common stock, AIR’s ability to satisfy NYSE American continued listing requirements and AIR’s ability to raise capital in the public markets or attract institutional investor interest in the combined company.

The merger agreement contains restrictions on our ability to pursue other alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, restrict our and our subsidiaries’ ability to, directly or indirectly, initiate, solicit, encourage, induce or assist any inquiries or the making, submission, announcement or consummation of, proposals or offers that constitute or could reasonably be expected to lead to any Competing AIR Proposal. Further, subject to limited exceptions, consistent with applicable law, the merger agreement provides that the AIR Board will not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in a manner adverse to Tenax its recommendation that the AIR stockholders vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal. Although the AIR Board is permitted to take certain actions in response to a Superior Proposal or an Intervening Event if (subject to compliance with the provisions of the merger agreement) it determines in good faith (after consultation with AIR’s outside legal counsel) that the failure to do so would reasonably be expected to violate its fiduciary duties under applicable law, doing so in specified situations could require us to pay to Tenax a termination fee of $1.25 million. See the sections entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation by AIR”, “The Merger Agreement — Other Covenants and Agreements — Change in the AIR Recommendation” and “The Merger Agreement — Expenses and Termination Fees” beginning on pages 75, 76 and 84, respectively, of this proxy statement/prospectus for a more complete discussion of these restrictions and consequences.

Such provisions could discourage a potential acquiror that might have an interest in making a proposal from considering or proposing any such transaction. There also is a risk that the requirement to pay the AIR Termination Fee or expense reimbursement payment to Tenax in certain circumstances may result in a potential acquiror proposing to pay a lower per share price to acquire us than it might otherwise have proposed to pay.

Completion of the merger may require consents or trigger change in control or other provisions in certain agreements to which AIR is a party.

The completion of the Transactions may require consents or trigger change in control or other provisions in certain agreements to which AIR is a party. If Tenax and AIR are unable to obtain consents or negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, discontinuing business relationships or seeking monetary damages. Even if Tenax and AIR are able to obtain consents or negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to AIR. Such action could cause AIR to lose business, increase the cost of doing business and/or lower profitability or have other adverse financial impacts.

The unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the merger may differ materially.

The unaudited pro forma condensed combined financial statements and prospective financial information contained in this proxy statement/prospectus are presented for illustrative purposes only; are based on various adjustments, assumptions and preliminary estimates; and do not represent the actual financial condition or results of operations of AIR and Tenax prior to the merger and may not be an indication of financial condition or results of operations of the combined company following the merger for several reasons. The actual financial condition and results of operations of AIR and Tenax prior to the merger and those of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements and prospective financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and prospective financial information may not be realized, and other factors may affect AIR’s and Tenax’s respective financial condition or results of operations prior to the merger and the combined company’s financial condition or results of operations following the merger. Furthermore, following the merger, AIR will conduct a review of its accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Tenax’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus. Any potential decline in AIR’s, Tenax’s or the combined company’s financial condition or results of operations may cause significant variations in the pro forma financial statements and AIR’s stock price following the closing of the merger.

We may waive one or more of the conditions to the merger without resoliciting stockholder approval.

We may determine to waive, in whole or in part, one or more of the conditions to our obligations to complete the merger, to the extent permitted by applicable laws. We will evaluate the materiality of any such waiver and its effect on the AIR stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus and resolicitation of proxies is required or warranted. In some cases, if the AIR Board determines that such a waiver is warranted but that such waiver or its effect on the AIR stockholders is not sufficiently material to warrant resolicitation of proxies, we have the discretion to complete the merger without seeking further stockholder approval. Any determination whether to waive any condition to the merger or as to resoliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by us at the time of such waiver based on the facts and circumstances as they exist at that time.

If our due diligence investigation of Tenax was inadequate or if unexpected risks related to Tenax’s business materialize, it could have a material adverse effect on our stockholders’ investment.

Even though we conducted a due diligence investigation of Tenax, we cannot be sure that our diligence surfaced all material issues that may be present inside Tenax or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Tenax and its business and outside of its control will not arise later. If any such material issues arise, they may materially and adversely affect the ongoing business of AIR and our stockholders’ investment.

Because there is no public market for Tenax units, the valuation of Tenax is inherently uncertain.

The outstanding membership interests of Tenax are privately held and are not traded in any public market. As a result, the value of Tenax is inherently uncertain and difficult to determine. Because Tenax units are not publicly traded and there is no established market price for Tenax, the value of the shares of AIR common stock to be issued to the Tenax Members as the merger consideration may ultimately be greater than or less than the value that might be ascribed to Tenax in a public market as of the effective time. As a result, the merger consideration may not reflect the value that investors or analysts might independently assign to Tenax.

The Redemption Rights may not provide AIR stockholders with the value or liquidity they may expect in connection with the merger.

AIR stockholders will not receive merger consideration directly in the merger. Instead, AIR has agreed to, prior to the closing, issue Redemption Rights that may become exercisable on the first anniversary of the closing under specified conditions. This arrangement is subject to significant limitations, including timing conditions and price-based triggers. Accordingly, AIR stockholders may not be able to realize value through the Redemption Rights, or may do so only on a delayed basis, and the Redemption Rights may not fully offset the dilution resulting from the merger.

Risks Relating to AIR Following the Merger

The market price for AIR common stock following the merger may be affected by factors different from those that historically have affected AIR common stock.

Following the merger, AIR’s business will include operations of Tenax that differ from AIR’s operations prior to the merger, and accordingly the results of operations of AIR following the merger will be affected by some factors that are different from those currently affecting our results of operations. This proxy statement/prospectus describes the business of Tenax and also describes important factors to consider in connection with that business and the business of AIR following the merger. For a discussion of these matters, see, for example, the sections entitled “Description of Tenax Business”, “Tenax Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 128, 136 and 95, respectively, in this proxy statement/prospectus.

Combining AIR and Tenax may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

We and Tenax have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of Tenax.

The merger will involve the integration of Tenax’s business with our existing business, which is a complex, costly and time-consuming process. It is possible that the pendency of the merger and/or the integration process could result in material challenges, including, without limitation:

•        the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•        managing a larger combined company;

•        the transition of management from AIR’s executive management team to Tenax’s executive management team;

•        maintaining employee morale and retaining key management and other employees;

•        the possibility of faulty assumptions underlying expectations regarding the integration process;

•        retaining existing business and operational relationships and attracting new business and operational relationships;

•        consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

•        integrating the companies’ financial reporting and internal control systems, including compliance by the combined company with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC;

•        adapting Tenax’s management team and operational infrastructure to the reporting, disclosure and governance obligations applicable to SEC reporting companies, including under the Exchange Act, the Sarbanes-Oxley Act and the NYSE American listing requirements, to which Tenax has not previously been subject;

•        remediating AIR’s existing material weakness in internal controls over financial reporting, which has remained unremediated since 2022, while simultaneously integrating Tenax’s financial reporting and control systems, which have not previously been subject to the requirements applicable to SEC reporting companies;

•        coordinating geographically separate organizations;

•        maintaining and protecting the competitive advantages of each of AIR and Tenax, including the trade secrets, know-how and intellectual property related to their respective production processes;

•        unanticipated issues in integrating information technology, communications and other systems; and

•        unforeseen expenses or delays associated with the merger.

Many of these factors will be outside of the combined company’s control, and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows following the merger.

If we or Tenax experience difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on (i) each of AIR and Tenax during this transition period and (ii) the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

AIR could lose key personnel or may be unable to recruit qualified personnel following the merger.

AIR’s future success depends upon the continued contributions of our senior management and other key personnel and the ability to retain and motivate them. If we are unable to retain and motivate the senior management team and other key personnel sufficiently to maintain our current business and, following the merger, support the projected growth and initiatives of the combined business, our respective business and financial performance may be adversely affected.

The future results of AIR may be adversely affected if AIR does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of AIR’s business will be significantly larger than the current size of either our or Tenax’s respective businesses. AIR’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

AIR is expected to incur substantial expenses related to the completion of the merger and the integration of AIR and Tenax.

We and Tenax have incurred, and expect to continue to incur, a number of nonrecurring costs associated with the merger and combining the operations of the two companies. The substantial majority of nonrecurring expenses will be composed of transaction and regulatory costs related to the merger. AIR also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We and Tenax continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses.

Following the merger, the composition of the AIR Board will be different than the composition of the current AIR Board.

Upon consummation of the merger, the composition of the AIR Board will be different than the current AIR Board. The AIR Board currently consists of six directors. Upon the consummation of the merger, the AIR Board will consist of no fewer than eight directors:

•        no fewer than six individuals will be designated by Tenax; and

•        two individuals will be mutually agreed upon by Tenax and AIR.

This new composition of AIR Board may affect the future decisions of AIR.

Following the merger, AIR will meet the requirements to be a “controlled company” within the meaning of the rules of the NYSE American and, as a result, will qualify for and, for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees.

Following the merger, approximately 96% of the outstanding shares of AIR common stock will be held by the Tenax Members and Tenax Warrantholders, on a fully diluted basis, and approximately 4% will be held by the current AIR stockholders, on a fully diluted basis. Thomas Foley will own, directly or indirectly, approximately 52% of the fully diluted shares of AIR common stock.

As a result, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and will be exempt from certain governance requirements otherwise required by the NYSE American. Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions from the requirements that (1) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (2) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. AIR does not intend to rely on the exemption from the requirement that a majority of AIR’s board of directors consist of independent directors. In addition, following the consummation of the merger, AIR will continue to have an Audit Committee that is composed entirely of independent directors.

As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the AIR stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of the NYSE American.

Following the merger, AIR is expected to meet the requirements to be a “Smaller Reporting Company” within the meaning of the rules of the NYSE American and, as a result, is expected to qualify for and, if and for so long as it so qualifies, intends to rely on exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees and the presence of an independent compensation consultant.

AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and will be exempt from certain governance requirements otherwise required by the NYSE American. Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions allowing (1) an audit committee of at least two independent members (rather than three independent members), (2) a compensation committee that is not composed of independent directors and (3) selection of a compensation consultant, legal counsel or other adviser to the compensation committee without consideration of such adviser’s independence. AIR does not intend to rely on the exemption allowing a board of directors composed of at least 50% independent directors (rather than a majority of independent directors).

As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the AIR stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of the NYSE American.

As a condition to consummation of the merger, unless waived by Tenax, AIR stockholders must adopt a provision permitting AIR stockholders to act by written consent in lieu of a stockholder meeting under only certain limited circumstances.

Under AIR’s existing articles of incorporation and bylaws, AIR stockholders are currently not permitted to take stockholder action by written consent in lieu of a stockholder meeting. As a condition to completion of the merger, unless waived by Tenax, the AIR stockholders must approve the written consent proposal, thereby approving an amendment to AIR’s articles of incorporation to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock. At any time when NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively do not beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, any action required to be taken or permitted to be taken by stockholders of AIR may be effected only at a duly called annual or special meeting of stockholders and may not be taken by written consent. A reinstatement of a prohibition on stockholder action by written consent at any time when NTC Group, Thomas Foley and Taran Bakker and their respective affiliates no longer collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock may be considered an anti-takeover measure by forcing a potential acquirer to take control of AIR only at a duly called special or annual meeting.

If the combined company fails to comply with the initial listing requirements of the NYSE American, shares of AIR common stock could face possible delisting, which would result in, among other things, a limited public market for shares of AIR common stock and make obtaining future debt or equity financing more difficult for us.

Under Section 341 of the NYSE American Company Guide, if a listed issuer engages in a reverse merger, it will be eligible for continued listing on the NYSE American only if the post-transaction entity meets the standards for initial listing. Companies listed on the NYSE American are subject to initial listing standards that require, among other things, a minimum share price of $4.00 per share and an aggregate market value of unrestricted publicly held shares of at least $15 million. As of the date of this proxy statement/prospectus, the trading price of AIR’s common stock on the NYSE American is less than $4.00 per share, and there is no assurance that it will not be below $4.00 per share at the effective time, meaning the combined company would fail to meet the standards for initial listing on the NYSE American.

Assuming the authorized shares proposal is approved at the special meeting and after the related amendment to the articles of incorporation of AIR becomes effective, AIR intends to effect the reverse stock split prior to the closing of the merger in order to satisfy the $4.00 minimum share price requirement for initial listing on the NYSE American under Section 101 of the NYSE American Company Guide. While the reverse stock split is intended to increase the per share price of AIR common stock above the $4.00 threshold, there can be no assurance that the market price of AIR common stock will be at or above $4.00, at the closing of the merger or for any sustained period thereafter. The market price of AIR common stock and the resulting market value of unrestricted publicly held shares depends on many factors unrelated to the number of shares outstanding, including our operating results, financial condition, prospects and general market and economic conditions. Additionally, reverse stock splits are often viewed negatively by investors and may result in reduced trading volume and liquidity in AIR common stock.

If AIR common stock fails to satisfy the NYSE American initial listing requirements (or, subsequent to the merger, the continued listing requirements), AIR common stock could be delisted from the NYSE American. If AIR common stock is delisted, it would likely trade on the over-the-counter market, which could significantly reduce the liquidity and market price of AIR common stock, limit the combined company’s ability to raise additional capital through equity issuances, result in a loss of confidence by investors, employees and business partners and make AIR common stock subject to “penny stock” rules, which would impose additional burdens on broker-dealers and further restrict secondary market trading in AIR common stock. Any such delisting could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The issuance of a substantial number of shares of AIR common stock in the merger, and the potential resale of such shares following the merger, may negatively affect the market price of AIR common stock.

In the merger, AIR will issue a substantial number of shares of AIR common stock to the Tenax Members, who, combined with the Tenax Warrantholders, are expected to own approximately 96% of the outstanding shares of AIR common stock following the merger, on a fully diluted basis. In addition, the registration rights agreement will grant certain Tenax Members demand registration rights for the resale of shares of AIR common stock held by them. See the section entitled “Other Related Agreements — Registration Rights Agreement” beginning on page 88 of this proxy statement/prospectus. The market price of AIR common stock could decline as a result of sales of a large number of shares of AIR common stock in the market after the exercise of such registration rights, or even the perception that these sales could occur.

Following the completion of the merger, Thomas Foley will be AIR’s largest stockholder, owning, directly or indirectly, approximately 52% of the fully diluted shares of the AIR common stock, and will have the ability to exercise significant influence over decisions requiring the AIR stockholders’ approval.

AIR will be controlled by Thomas Foley following the completion of the merger. Mr. Foley will own, directly or indirectly, approximately 52% of the fully diluted shares of the AIR common stock. As a result, Mr. Foley will have the ability to exercise significant influence over decisions requiring approval of the AIR stockholders, including the election of directors, amendments to AIR’s articles of incorporation and approval of significant corporate transactions, such as a merger or other sale of AIR or its assets.

This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of AIR and may negatively affect the market price of AIR’s common stock. Also, Thomas Foley and his affiliated entities are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete with AIR. Mr. Foley or his affiliates may also pursue acquisition opportunities that are complementary to AIR’s business and, as a result, those acquisition opportunities may not be available to AIR.

Risks Relating to Tenax’s Business

Tenax depends on winning profitable business in competitive markets from U.S. government customers for a significant portion of its revenue.

Tenax derives a substantial portion of its revenue from contracts with the U.S. government, the most significant of which are typically awarded through a rigorous competitive bidding process. This competitive bidding process presents several risks, including the following:

•        Tenax may bid on programs for which the work activities, deliverables and timelines are vague or for which the solicitation incompletely describes the actual work, which may result in inaccurate pricing assumptions;

•        Tenax may incur substantial costs and spend a significant amount of managerial time and effort preparing bids and proposals with no guarantee of winning new business; and

•        Tenax may realize the lost opportunity cost of not bidding on and winning other contracts that it may have pursued otherwise.

Reductions in the number and amounts of new awards, delays in the timing of anticipated awards or potential cancellations of such awards as a result of government appropriations or funding priorities, economic conditions, geopolitical pressures, material and equipment pricing and availability or other factors could adversely affect Tenax’s long-term financial results.

Following contract award, Tenax may also encounter significant expense associated with transitioning to a new contract, delay, contract modifications or the contract may be protested. Any project delays, cancellations, contract modifications or protests may adversely affect its business, financial condition, liquidity or results of operations.

In addition, Tenax faces rigorous competition and pricing pressures for any additional contract awards from the U.S. government. Many of Tenax’s existing contracts must be recompeted when the original period of performance ends. Recompetes represent opportunities for competitors to take business away from Tenax. Recompetes also represent opportunities for Tenax’s customers to obtain more favorable terms from Tenax that may present finance and performance risk. Tenax may be required to qualify or continue to qualify under multiple award contracts, and it may be more difficult for Tenax to pursue or win future task orders. If Tenax is unable to consistently win new contract awards, or successfully win recompetes for its existing contracts, Tenax’s business and prospects will be adversely affected, and its actual results may differ materially and adversely from those anticipated.

Tenax derives a significant portion of its revenue from a concentrated number of large contracts, and the loss or material reduction of any of these contracts may adversely affect its business, financial condition, liquidity or results of operations.

Tenax derives a significant portion of its revenues from the U.S. Forest Service Aerial Supervision Module program, the U.S. Army Geospatial Center’s HR3D program and the U.S. Navy Contracted Air Services Stand Off Jamming program. The loss of any of these contracts, significant changes in the prices or other important terms provided under any of these contracts or adverse developments with respect to these customers’ funding could materially reduce Tenax’s revenue, results of operations and cash flows.

Termination, expiration or non-renewal of Tenax’s existing U.S. government contracts may adversely affect its business.

Tenax’s U.S. government contracts generally are of a finite duration. The termination, expiration or non-renewal of Tenax’s existing U.S. government contracts could result in a loss of anticipated future revenue, which may adversely affect its business, financial condition, liquidity or results of operations.

The U.S. government may stop work or terminate any of Tenax’s government contracts, in whole or in part, at any time at its convenience with little or no notice in accordance with federal acquisition regulations. In addition, for some of its contracts, Tenax is a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for Tenax’s performance as a subcontractor. Tenax can give no assurance that one or more of its U.S. government contracts will not be terminated under such circumstances.

The U.S. government may also terminate Tenax’s contracts for default if Tenax fails to meet its obligations under a contract. If any of Tenax’s contracts were terminated for convenience, Tenax generally would be entitled to receive payment for work completed and allowable termination or cancellation costs incurred on or prior to the termination effective date. If any of Tenax’s government contracts were terminated for default, generally the customer would pay Tenax only for the work that has been accepted. Moreover, the customer can require Tenax to pay the difference between the original contract price and the cost to re-procure the contract deliverables, net of the work accepted from the original contract. In addition, the U.S. government can also hold Tenax liable for damages resulting from the default.

The expiration, non-renewal or early termination of any government contracts, whether for convenience or default, would adversely affect Tenax’s current programs and reduce its revenue, earnings and cash flows. A termination for default may also negatively affect Tenax’s reputation, performance ratings and ability to win new government contracts, particularly for contracts covering the same or similar types of services, affect Tenax’s ability to receive extensions on current contracts and complete the full period of performance of such contracts and may lead to increased litigation costs associated with challenging such early termination.

A reduction in U.S. government funding, a change in U.S. government spending priorities or a U.S. government shutdown may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s contracts and revenue greatly depend upon the budgets of certain departments and agencies of the U.S. government, which are subject to the congressional budget authorization and appropriations process and are difficult to predict. The U.S. Congress usually appropriates funds for a given program on an October 1 to September 30 fiscal year basis. Most of Tenax’s U.S. government contracts, whether directly held or subcontracted through a prime contractor, are funded with operation and management (“O&M”) funds, which can only be committed for the current fiscal year. As a result, most of Tenax’s U.S. government contracts have a one-year base period and two to four option years. Funding for the option years is not guaranteed and must be appropriated by the U.S. Congress in future fiscal years. Impacts on the budgets of certain departments and agencies of the U.S. government are a function of many factors beyond Tenax’s control, including, but not limited to, changes in U.S. procurement policies, budget considerations, the federal debt ceiling, current and future economic conditions, presidential administration and congressional priorities, continuing resolutions, changing national security and defense requirements, geopolitical developments and actual fiscal year congressional appropriations for defense budgets. Any of these factors could result in a significant redirection of current and future budgets of certain departments and agencies of the U.S. government and affect Tenax’s future operations and cash flows. Such factors may have a direct bearing on Tenax’s new business opportunities as well as on whether the U.S. government will exercise its options for services under existing contracts, thus affecting the timing and volume of Tenax’s business.

Tenax has also faced, and may in the future face, a prolonged government shutdown, such as the 2025 U.S. federal government shutdown. A prolonged government shutdown could limit Tenax’s ability to be awarded new work, receive additional orders on current contracts, win recompetes or be paid under current contracts.

If Tenax fails to comply with laws and regulations governing federal contractors, Tenax could lose business and be liable for various penalties or sanctions.

Tenax must comply with laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations include the Federal Acquisition Regulations (“FAR”), Defense Federal Acquisition Regulations, the Truth in Negotiations Act, the Procurement Integrity Act, the Civil False Claims Act, Cost Accounting Standards and laws, regulations and orders restricting the use and dissemination of classified information under the U.S. export control laws and the export of certain products and technical information and safeguarding of contractor information systems. Substantive policy and enforcement priorities related to government contracts are changing very quickly and sometimes ambiguously, adding to the risk. For example, FAR is currently under a comprehensive review and re-write, which may affect Tenax’s business and overall risk once implemented.

In addition, Tenax is subject to U.S. government inquiries and investigations, including periodic audits of costs that Tenax determines are reimbursable under government contracts. U.S. government agencies routinely audit government contractors, including Tenax, to review performance under contracts, cost structure, compliance with applicable contracting and procurement laws, regulations and standards and compliance with applicable cybersecurity requirements, as well as the adequacy of and compliance with internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be misclassified, inaccurately allocated to a specific contract or otherwise unallowable are not reimbursable and, to the extent already reimbursed, must be refunded. If an audit uncovers improper or illegal activities, Tenax could be subject to possible civil and criminal penalties, sanctions or suspension or debarment. Whether or not illegal activities are alleged, the U.S. government has the ability to decrease or withhold certain payments when it deems systems to be inadequate, with significant financial impact, regardless of the ultimate outcome. As a result of such actions, Tenax may be subject to increased scrutiny, identified for enforcement action or required to engage in remediation efforts, any or all of which could damage Tenax’s reputation, increase its costs (including compliance costs) and risks, create operational challenges or adversely affect its competitiveness. In addition, Tenax risks serious reputational harm in situations involving allegations of impropriety made against Tenax or Tenax’s business partners. Finally, any inadequacies in Tenax’s systems and policies could result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. government contracting or subcontracting for a period of time.

In addition, facility and personnel security clearances are required in order to be awarded and be able to perform on certain contracts for the U.S. government, which are a significant part of Tenax’s business. Tenax has obtained clearances at appropriate levels that require stringent qualifications, and Tenax may be required to seek higher-level clearances in the future. If for some reason Tenax’s security clearances are invalidated or terminated, Tenax may not be able to continue to perform under some of its contracts or be able to enter into new contracts requiring security clearances, which could affect its ability to maintain current business and to compete for and win new business.

Tenax’s industry is heavily regulated, and if Tenax fails to comply with applicable requirements, its results of operations could suffer.

Tenax’s industry is highly regulated by multiple regulatory authorities within the U.S. government. Before Tenax makes modifications to any airframes, they must meet certain standards of airworthiness established by these regulatory authorities. New and more stringent governmental regulations may be adopted in the future that, if enacted, may have an adverse impact on Tenax. If any of Tenax’s material licenses, certificates, authorizations or approvals were revoked or suspended, its business, financial condition, liquidity and results of operations may be adversely affected.

Violations of applicable laws or regulations by Tenax or by those with whom or through whom Tenax does business could subject Tenax to administrative, civil or criminal investigations and monetary and non-monetary penalties, including suspension and debarment, which could negatively affect its reputation and ability to conduct business and may adversely affect its business, financial condition, liquidity or results of operations.

Tenax’s reputation, ability to do business and financial condition, liquidity and/or results of operations may be affected by the improper conduct of its employees, agents, suppliers, subcontractors or partners.

Misconduct, fraud or other improper activities by Tenax’s employees, agents, suppliers, subcontractors or business partners could have a material adverse impact on its business and reputation. Such misconduct could include the failure to comply with federal, state, local or foreign government procurement regulations, regulations regarding the protection of classified or personal information, legislation regarding the pricing of labor and other costs in government contracts, regulations pertaining to the internal controls over financial reporting, laws and regulations relating to environmental matters, bribery of foreign government officials, lobbying or similar activities, boycotts, antitrust and any other applicable laws or regulations. In addition, misconduct involving data security lapses or inadequate cybersecurity protections resulting in the compromise of personal information or the improper use of Tenax’s customers’ sensitive or classified information could result in remediation costs, regulatory sanctions against Tenax and serious harm to its reputation. Although Tenax has implemented internal policies, procedures, controls and training that are designed to prevent and detect these activities, these precautions may not prevent all misconduct and, as a result, Tenax could face unknown risks or losses. Misconduct by any of Tenax’s employees, agents, suppliers, subcontractors or business partners or Tenax’s failure to comply with applicable laws or regulations or with applicable internal policies, procedures and controls could create a deficiency in internal controls over financial reporting, subject Tenax to fines and penalties, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which may adversely affect its business, financial condition, liquidity or results of operations.

Tenax depends on key personnel at NTC Group, and the loss of these key personnel could adversely affect Tenax’s operations, customer relationships and ability to execute its acquisition strategy.

Thomas Foley and Taran Bakker are majority owners of Tenax and are actively engaged in overseeing Tenax’s operations, including making important decisions regarding contract pricing, hiring, capital expenditures, refinancings and strategy. Mr. Foley and Mr. Bakker also maintain networks of relationships in the aerospace and defense industry and among Tenax’s customers that are important to Tenax’s ability to maintain and grow its business.

Mr. Foley and Mr. Bakker are also responsible for directing Tenax’s acquisition strategy and efforts to identify and evaluate potential acquisitions. Tenax has limited internal personnel with the experience necessary to independently source, negotiate and execute acquisitions without the involvement of Mr. Foley and Mr. Bakker.

If either Mr. Foley or Mr. Bakker ceased to be involved at Tenax, Tenax may be unable to replace their expertise, industry knowledge and relationships on a timely basis or at all, which could disrupt Tenax’s operations, harm Tenax’s business and customer relationships, impair Tenax’s ability to secure new contracts and execute acquisitions and adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Supply chain disruptions could have adverse effects on Tenax’s ability to provide certain products and services.

Tenax’s ability to provide products and services to its customers requires its partners to provide a variety of components and services. In addition, Tenax is required to procure certain components and services from U.S. government-approved sources. Heightened regulatory requirements that may apply to these sources can further limit the subcontractors and suppliers Tenax may use. Legislation, regulatory changes or other governmental actions, including product certification or stewardship requirements, sourcing restrictions, tariffs, export controls, embargoes, product authenticity, cybersecurity regulation and environmental standards may all affect Tenax’s subcontractors and suppliers.

From time to time, Tenax’s subcontractors and suppliers experience financial and operational difficulties outside of Tenax’s direct control, which may affect their ability to deliver the components and services Tenax needs.

Market values for Tenax’s aviation products fluctuate, and Tenax may be unable to recover costs incurred with respect to aircraft or aircraft equipment or parts.

Tenax makes a number of assumptions when determining the recoverability of aircraft, aircraft equipment, aircraft parts and other assets which it owns in support of its customers’ requirements. These assumptions include historical sales trends, current and expected usage trends, replacement values, current and expected lease rates, maintenance expenses, residual values, future demand and future cash flows. The value of any given aircraft model, or any equipment or parts applicable thereto, can vary significantly based on supply in the marketplace. In addition, reductions in demand for these assets or declining market values, as well as differences between actual results and the assumptions Tenax uses in determining the recoverability of its assets, could result in impairment charges in future periods, may adversely affect its business, financial condition, liquidity or results of operations.

Tenax may not be able to recover aircraft or aircraft equipment or parts when a customer defaults on a contract, and even if Tenax is able to do so, it may have to expend significant resources in the recovery of such assets. Third-party liens on such assets could further impair Tenax’s ability to recover and sell or enter into a new contract with those assets.

When a customer defaults on its obligations under a contract and does not cure such default in a timely manner, Tenax typically seeks to terminate the applicable contract and recover the aircraft or aircraft equipment or parts. If a defaulting customer contests the termination and recovery or is under court protection, enforcement of Tenax’s rights under the contract may be difficult, expensive and time-consuming. In the event the aircraft or aircraft equipment or parts are located outside of the United States, Tenax may need to obtain governmental consents to export such aircraft or aircraft equipment or parts back to the United States. As a result, the relevant asset may not generate revenue for a prolonged period. In addition, Tenax will incur direct costs associated with recovering its aircraft or aircraft equipment or parts, which may include legal and similar costs, costs of transporting, storing and insuring the aircraft or aircraft equipment or parts and costs associated with necessary maintenance and recordkeeping to make the aircraft or aircraft equipment or parts available for a new contract or sale. During this time, Tenax will not realize revenue from the aircraft or aircraft equipment or parts being recovered and will continue to be obligated to pay any debt financing related to the aircraft or aircraft equipment or parts. In addition, when a customer has protection under the U.S. Bankruptcy Code, creditors (including Tenax) are automatically stayed from enforcing their rights.

The risks associated with customer defaults and asset recovery may be further compounded where third-party liens have attached to the relevant aircraft or aircraft equipment or parts. Liens in favor of third parties may be attached to aircraft or aircraft equipment or parts Tenax owns, and these liens may secure substantial sums that may in certain circumstances exceed the value of the particular aircraft or aircraft equipment or parts to which the liens have attached. In certain jurisdictions, a lien may give the lien holder the right to detain, in limited cases sell, or cause the forfeiture of the aircraft or aircraft equipment or parts subject to the lien. Liens held by third parties may have priority over Tenax’s and its creditors’ interest in the respective aircraft or aircraft equipment or parts because the third-party liens have priority under applicable law. These liens and lien holders could impair Tenax’s ability to recover and re-contract or sell its aircraft or aircraft equipment or parts. If Tenax’s customers do not discharge these liens, Tenax may find it necessary to pay the claims secured by such liens in order to recover the aircraft or aircraft equipment or parts subject to such third-party liens.

Tenax’s operations would be adversely affected by a shortage of skilled personnel or work stoppages.

Tenax depends on an educated and highly skilled workforce because of the complex nature of many of its products and services. Tenax’s ability to operate successfully and meet its customers’ demands could be jeopardized if Tenax is unable to attract and retain a sufficient number of qualified personnel, including qualified licensed mechanics, to conduct its business, or if Tenax experiences a significant or prolonged work stoppage. The increasing competition for highly skilled and talented personnel in the industries in which Tenax operates could result in higher compensation costs, difficulties in maintaining a capable workforce and leadership development and succession planning challenges. These and similar events may adversely affect its business, financial condition, liquidity or results of operations.

Tenax depends on continued availability of financing to manage its business and to execute its business strategy, and additional financing may not be available on terms acceptable to Tenax.

Tenax’s ability to manage its business and to execute its business strategy depends, in part, on the continued availability of debt and equity capital. Access to the debt and equity capital markets may be limited by various factors, including the condition of overall credit markets, general economic factors, interest rates, state of the aviation industry, financial performance and credit ratings. Debt and equity capital may not continue to be available to Tenax on favorable terms, or at all. Tenax’s inability to obtain financing on favorable terms may adversely affect its business, financial condition, liquidity or results of operations.

Tenax operates in highly competitive markets, and competitive pressures may adversely affect it.

Tenax’s business is highly competitive, and Tenax sometimes competes with larger companies that may have greater name recognition, greater financial resources and larger technical staff, as well as companies with a competitive advantage due to a small business designation. Within the aviation industry, companies have engaged in mergers and acquisitions to increase their competitive position. Tenax’s competitors may provide customers with different or greater capabilities or better contract terms than Tenax can provide, including past performance, geographic presence, price and the availability of qualified professional personnel. In addition, Tenax’s competitors may consolidate or establish teaming or other relationships among themselves or with third parties to increase their ability to address customers’ needs. If Tenax is unable to compete successfully against its current or future competitors, it may experience declines in revenue and market share, which may adversely affect its business, financial condition, liquidity or results of operations.

Tenax may need to make significant capital expenditures to keep pace with technological developments in the aviation industry.

The aviation industry, and in particular the specialized verticals in which Tenax operates, is constantly undergoing development and change, and new products, equipment and methods of repair and overhaul services are introduced on an ongoing basis. In order to keep pace with technological and other developments in its industry, Tenax sometimes needs to expend significant capital to develop information technology solutions, purchase new equipment, train its employees in the new methods of service or implement new processes to increase both efficiency and capacity. Not all projects may be implemented as anticipated as a result of various factors, including ability to meet customer specifications, delivery schedules and unique contractual requirements, supplier performance, subcontractor performance and Tenax’s ability to accurately estimate costs and timing associated with such projects. If projects do not achieve anticipated increases in efficiency or capacity, Tenax’s returns on these capital expenditures may be lower than expected. Failure to react quickly to industry trends and manage its offerings and innovation activities responsively could decrease the competitiveness of Tenax’s services, harm its reputation and negatively affect its ability to compete and attract top talent.

Tenax uses estimates in accounting for some of its contracts, and changes in its estimates could adversely affect its future financial results.

Contract accounting requires judgments relative to assessing risks, including risks associated with estimating contract transaction prices and costs, determination of certain contract prices, assumptions for schedule and technical issues, customer-directed delays and reductions in scheduled deliveries and unfavorable resolutions of claims and contractual matters. Due to the size and nature of certain of Tenax’s contracts, the estimation of total costs at completion is complicated and subject to certain variables. For example, Tenax must make assumptions regarding the length of time to complete certain contracts because costs include expected increases in wages and prices for materials, and Tenax must consider incentives or penalties related to performance on contracts and include them in the variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. Because of these judgments and estimation processes, it is possible that materially different amounts could be recorded if Tenax used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s business could be negatively affected by cyber or other security threats or other disruptions.

Tenax’s business depends on information technology and computerized systems to communicate and operate effectively. Tenax stores sensitive data including proprietary business information, intellectual property and confidential employee or other personal data on its servers and databases. Tenax also relies on third parties to host certain enterprise systems that manage and host Tenax’s data and that of its customers. Tenax’s systems and technologies, or those of third parties on which Tenax relies, could fail or become unreliable due to equipment failures, software viruses, cyber threats or cyber incidents, ransomware attacks, employee error or malfeasance, terrorist acts, natural disasters, power or telecommunications failures, political or social unrest, pandemics or other public health issues or other causes. These threats arise in some cases as a result of Tenax’s role as a defense contractor. Tenax’s customers, including the U.S. government, are increasingly requiring cybersecurity protections and mandating cybersecurity standards in its products, and Tenax has incurred and expects to continue to incur additional cost to comply with such demands.

If Tenax’s systems, data or any third-party service that Tenax uses are unavailable for any reason, Tenax’s customers may experience service interruptions, which could significantly affect Tenax’s operations, reputation, business and financial results. Lack of access to Tenax’s data and that of its clients, or failure of its systems or those of its third-party service providers, may result in interruptions in Tenax’s service, all of which may cause a loss in customers, refunds and/or material harm to Tenax’s reputation and operating results.

In addition, Tenax can make no assurances that it will be able to mitigate, detect, prevent, timely and adequately respond to or fully recover from the negative effects of cybersecurity incidents or other cybersecurity compromises, and such cybersecurity incidents, depending on their nature and scope, could potentially result in financial loss, reputational damage, damage to Tenax’s IT systems, data loss, litigation with third parties, theft of intellectual property, fines, customer attrition, diminution in the value of Tenax’s investment in research and development and increased cybersecurity protection and remediation costs due to the increasing sophistication and proliferation of threats, which in turn could adversely affect Tenax’s competitiveness and results of operations. Any imposition of liability may adversely affect Tenax’s business, financial condition, liquidity or results of operations.

Tenax’s operations depend on its aircraft and hangars, and damage to, or disruption affecting, those assets could materially adversely affect its business, financial condition or results of operations.

The operation of aircraft inherently involves a substantial degree of risk. Tenax’s aircraft and hangars are subject to hazards including mechanical failures, crashes, collisions, human error, fires and other operational incidents. These risks may result in damage to aircraft or other property and equipment, and, in certain circumstances, personal injury or loss of life, which could give rise to liability exposure, as well as suspension or reduction of operations, reduced flight hours, the grounding of affected aircraft or entire aircraft types or limitations in available ground facilities.

An accident or other incident involving Tenax’s aircraft could require the repair or replacement of the damaged asset and result in its temporary or permanent loss from service or use. Any such damage or loss of use could cause significant delays in provision of services and the loss of sales and customers, as well as result in potential liability exposure.

While Tenax maintains insurance coverage to cover certain risks of losses for damage to or destruction of aircraft and for interruption of its business, such insurance may not cover specific losses, and the amount of its insurance coverage may not be adequate to cover all of its losses.

Restrictive and financial covenants in the documents governing Tenax’s existing and any future indebtedness may limit its current and future operations, particularly Tenax’s ability to respond to changes in its business or to pursue its business strategies.

Certain current financing arrangements, including the Credit Agreement, dated as of January 7, 2026, as amended pursuant to the First Amendment, dated as of August 14, 2026, among Tenax Holdco, LLC, the lenders party thereto and AEA Mezzanine Fund IV LP, as collateral agent (the “Tenax Holdco Credit Agreement”), and the Second Lien Credit Agreement, dated as of January 7, 2026, as amended pursuant to the First Amendment, dated as of August 14, 2026, among TAH, certain other credit parties party thereto from time to time, the lenders party thereto and AEA Mezzanine Fund IV LP, as collateral agent (the “TAH Second Lien Credit Agreement”), require Tenax and its affiliates to comply with various restrictive covenants, and in certain cases contain financial covenants that require Tenax and its affiliates to comply with specified financial ratios and tests. Tenax’s or its affiliates’ failure to meet these covenants could result in default under these credit agreements and may result in a cross-default under other loan and debt agreements. In the event of a default and Tenax’s inability to obtain a waiver of the default, all amounts outstanding under such debt agreements could be declared immediately due and payable. Tenax’s or its affiliates’ failure to comply with these covenants may adversely affect its business, financial condition, liquidity or results of operations.

Restrictive covenants in the documents governing Tenax’s existing and any future indebtedness could adversely affect Tenax’s ability to finance its operations, make strategic acquisitions or investments, withstand a future downturn in its business or the economy in general, engage in business activities, including future opportunities, that may be in its interest, plan for or react to market conditions or otherwise execute its business strategies. In particular, the Tenax Holdco Credit Agreement and the TAH Second Lien Credit Agreement contain change of control provisions that could delay or impair beneficial mergers and acquisitions involving Tenax.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements may reflect AIR’s expectations, beliefs, hopes, intentions or strategies regarding, among other things, the Transactions between AIR and Tenax, the expected timetable for completing the Transactions, the benefits and synergies of the Transactions and future opportunities for the combined company, as well as other statements that are not historical facts, including, without limitation, statements concerning future financial performance, future debt and financing levels, investment objectives, implications of litigation and regulatory investigations and other management plans for future operations and performance. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations, projections, estimates, assumptions and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. AIR cannot give any assurance that its expectations will be attained. AIR’s and Tenax’s actual results, liquidity and financial condition may differ from the anticipated results, liquidity and financial condition indicated in these forward-looking statements. AIR cautions readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause AIR’s or Tenax’s actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, but without limitation:

•        our ability to complete the merger, if at all, on the anticipated terms and timing, including obtaining the requisite approvals from the AIR stockholders, regulatory approvals, consents from third parties and the satisfaction of other conditions to the completion of the merger;

•        the impact of certain interim operating restrictions that AIR and Tenax are subject to under the merger agreement;

•        provisions in the merger agreement that limit our ability to pursue alternatives to the merger, which might discourage a third party that has an interest in acquiring all or a significant part of AIR from considering or proposing any such transaction;

•        the possibility that the unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement/prospectus may differ materially from the actual financial condition and results of operations of the combined company;

•        the inherent uncertainty in the valuation of Tenax;

•        the risk that the market price for AIR common stock following the merger may be affected by factors different from those that historically have affected AIR common stock;

•        the inherent complexity and expense of combining AIR and Tenax and the risk that the anticipated benefits and cost savings of the merger may not be realized;

•        AIR’s ability to retain and hire key personnel;

•        the substantial transaction-related costs AIR will continue to incur in connection with the merger and the integration of AIR and Tenax;

•        the fact that AIR will be a controlled company following the completion of the merger;

•        risks relating to the concentration of Tenax’s customer base and Tenax’s dependence on winning profitable contracts from U.S. government customers;

•        legislative, regulatory and economic developments affecting AIR’s and Tenax’s businesses;

•        risks relating to the loss of key personnel at Tenax;

•        general economic and market developments and supply chain and labor market conditions;

•        competitive pressures;

•        the use of accounting estimates; and

•        the continued availability of financing.

These and other risks and uncertainties are more fully discussed in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

Neither Tenax nor AIR is under any obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law. Persons reading this proxy statement/prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

AIR Stockholders Meeting

Place:	1460 Fifth Avenue, Bay Shore, New York 11706
Time:	[•], 2026, at [•] [A.M./P.M.], Eastern Time
Record Date for the Special Meeting:	[•], 2026

How to Vote

If you are a stockholder as of the record date for the special meeting, you may cast your vote in one of the following ways:

In Person:

If you are attending the special meeting, you may cast your vote in person. If you plan to attend the special meeting, please be aware of the admission requirements set forth under the section entitled “Questions and Answers About the Merger and the Special Meeting — Do I need a ticket to attend the special meeting?” beginning on page ix of this proxy statement/prospectus.

By Internet:

Stockholders who have received a proxy card or voting instruction form may vote over the Internet by visiting the website indicated and following the instructions on the proxy card or voting instruction form.

By Telephone:

Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form may vote by phone, by calling the number specified on the voting instruction form provided by their broker, trustee or nominee.

By Mail:

Stockholders who have received a proxy card or voting instruction form may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern Time) on [•], 2026. Votes cast by mail must be received in sufficient time to allow processing.

Matters to Be Voted Upon and AIR Board Recommendation

Matter		AIR Board Recommendation	Page Reference to Proxy Statement
1.	The issuance of AIR common stock as merger consideration pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026, among AIR, Tenax and Merger Sub, a copy of which is included as Annex A to the proxy statement/prospectus (as amended by the Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026, a copy of which is included as Annex A-1 to the proxy statement/prospectus).	For	35
2.	An amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million to permit issuance of a sufficient number of shares as merger consideration.	For	35
3.	An amendment to the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.	For	35
4.	A non-binding, advisory vote to approve the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger.	For	36
5.	To vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve items 1, 2 or 3 above.	For	36

This proxy statement/prospectus is being furnished to you as an AIR stockholder as part of the solicitation of proxies by the AIR Board for use at the special meeting to consider and vote upon the stock issuance proposal, the authorized shares proposal and the written consent proposal.

PROPOSAL 1 — APPROVAL OF THE STOCK ISSUANCE PROPOSAL

(Item 1 on the AIR proxy card)

Subject to certain limited exceptions, Section 712 of the NYSE American Company Guide requires that our stockholders approve any issuance of shares of common stock where the issuance of common stock could result in an increase in outstanding common shares of 20% or more. In addition, Section 713(b) of the NYSE American Company Guide requires stockholder approval prior to the issuance of securities that will result in a change in control of the issuer.

As a result of the merger, AIR will issue to the Tenax Members as of immediately prior to the effective time a number of shares of AIR common stock which will result in an increase in outstanding common shares of more than 20%. In addition, completion of the merger will result in a change in control of AIR for purposes of Section 713(b) of the NYSE American Company Guide. Accordingly, the merger cannot be completed without the approval of the stock issuance proposal. Following the merger, approximately 96% of the outstanding shares of AIR common stock will be held by the Tenax Members. The merger agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the merger agreement, approval of the stock issuance proposal is a condition to the consummation of the merger.

Approval of the stock issuance proposal requires, in accordance with Section 713(b) of the NYSE American Company Guide, that the votes cast “FOR” the stock issuance proposal exceed the votes cast “AGAINST” the stock issuance proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the stock issuance proposal.

PROPOSAL 2 — APPROVAL OF THE AUTHORIZED SHARES PROPOSAL

(Item 2 on the AIR proxy card)

The authorized shares proposal, if approved, will provide for an amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million to permit issuance of a sufficient number of shares as merger consideration.

Pursuant to the merger agreement, approval of the authorized shares proposal is a condition to the consummation of the merger.

Approval of the authorized shares proposal requires, pursuant to Section 1.8.1 of our bylaws and NRS 78.390(1)(a)(1), that the votes cast “FOR” the authorized shares proposal exceed the votes cast “AGAINST” the authorized shares proposal. Under Section 1.8.1 of AIR’s bylaws, “votes cast” means all votes cast in favor of and against the proposal and does not include abstentions or broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the authorized shares proposal.

PROPOSAL 3 — APPROVAL OF THE WRITTEN CONSENT PROPOSAL

(Item 3 on the AIR proxy card)

The written consent proposal, if approved, will provide for an amendment to the articles of incorporation of AIR to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock.

Pursuant to the merger agreement, approval of the written consent proposal is a condition to the consummation of the merger.

Approval of the written consent proposal requires, pursuant to NRS 78.390(1)(a)(2), the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of AIR common stock entitled to vote thereon as of the record date for the special meeting. A failure to vote, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” this proposal.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the written consent proposal.

PROPOSAL 4 — APPROVAL OF THE TRANSACTION COMPENSATION PROPOSAL

(Item 4 on the AIR proxy card)

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation that may be paid or become payable to AIR’s Named Executive Officers in connection with the merger, as disclosed in this proxy statement/prospectus, including as described in the section entitled “The Merger — Potential Payments to AIR’s Named Executive Officers Upon Completion of the Merger” beginning on page 53 of this proxy statement/prospectus.

As an advisory vote, the transaction compensation proposal is not binding upon AIR, and approval of the transaction compensation proposal is not a condition to completion of the merger. Accordingly, to the extent that AIR is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

Approval of the transaction compensation proposal requires that the votes cast “FOR” the transaction compensation proposal exceed the votes cast “AGAINST” the transaction compensation proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote. As noted above, this vote is advisory and non-binding and will not be determinative of whether such compensation is paid.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the transaction compensation proposal.

PROPOSAL 5 — APPROVAL OF THE ADJOURNMENT PROPOSAL

(Item 5 on the AIR proxy card)

We may propose to adjourn the special meeting for a period of not more than 30 days, if necessary or appropriate, including if we fail to receive a sufficient number of votes to approve the stock issuance proposal, the authorized shares proposal or the written consent proposal, for the purpose of soliciting additional proxies to approve the stock issuance proposal, the authorized shares proposal and/or the written consent proposal.

If the special meeting is so adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the stock issuance proposal, the authorized shares proposal or the written consent proposal but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the stock issuance proposal, the authorized shares proposal or the written consent proposal, your shares of common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Approval of the adjournment proposal requires that the votes cast “FOR” the adjournment proposal exceed the votes cast “AGAINST” the adjournment proposal. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The AIR Board unanimously recommends that AIR stockholders vote “FOR” the adjournment proposal.

The AIR Board has unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders and (ii) adopted and approved the merger agreement and the Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

PARTIES TO THE MERGER

Air Industries Group
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

AIR is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high-quality and highly reliable products are used in mission-critical operations essential for the safety of military personnel and civilians. AIR operates two primary manufacturing facilities located in Bay Shore, New York, and Barkhamsted, Connecticut, and currently employs approximately 158 people.

AIR common stock is listed on the NYSE American under the symbol “AIRI”.

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, MS 39157
(601) 352-1107

Tenax is an aerospace and defense supplier providing special mission aircraft and related aviation equipment and services to the U.S. and Canadian governments and other customers. The company focuses on enduring special mission aviation programs critical to national security and the public interest, including aerial firefighting, airborne ISR, airborne engagement simulation and airborne sensor testing and training. Founded in 2001, Tenax is privately owned and headquartered in Ridgeland, Mississippi. Tenax currently employs approximately 248 people.

Transitory Air Sub LLC
1460 Fifth Avenue
Bay Shore, NY 11706
(631) 968-5000

Merger Sub was formed solely for the purpose of facilitating the merger and the Transactions. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the Transactions. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

THE MERGER

This section describes the merger and the transactions contemplated thereby. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement and the amendment to the merger agreement, copies of which are attached as Annex A and Annex A-1, respectively, and incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger and the transactions contemplated thereby that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about AIR or Tenax. Such information can be found elsewhere in this proxy statement/prospectus.

Merger

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Tenax, with Tenax surviving the merger as a wholly owned subsidiary of AIR.

Merger Consideration; Adjustments to the Merger Consideration

At the effective time of the merger, Tenax units issued and outstanding immediately prior to the effective time will be converted into the right to receive the portion of the merger consideration allocated in respect thereof in Tenax’s capitalization schedule, which Tenax is required to deliver to AIR no less than two business days prior to the closing. Pursuant to the merger agreement, the merger consideration will consist of 126,900,000 shares (which number will be adjusted to 25,380,000 shares after giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split) of AIR common stock to be issued to the Tenax Members and, as applicable, reserved for issuance to the Tenax Warrantholders upon the exercise of their warrants.

A portion of the merger consideration is allocable to the Tenax Warrantholders. AIR will reserve for future issuance, upon exercise of the warrants, a number of shares of AIR common stock equal to the total merger consideration that would be payable to the Tenax Warrantholders if all Tenax Warrantholders exercised their warrants (if and to the extent they remain outstanding) immediately prior to the effective time.

Ownership of the Combined Company

As a result of the merger, the AIR stockholders as of immediately prior to the effective time will collectively own approximately 4% of the outstanding shares of AIR common stock, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders will collectively own approximately 96% of the outstanding shares of AIR common stock, on a fully diluted basis. Accordingly, the merger will result in substantial dilution to existing AIR stockholders, and the Tenax Members will have a controlling interest in AIR following completion of the merger.

Redemption Rights Agreement

Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date, a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price. The Redemption Rights will not be transferable.

Financing of the Merger

The merger agreement requires that, at the closing of the merger, Tenax fund the repayment of AIR’s net senior and subordinated debt, amounting in the aggregate to approximately $26.1 million as of August 31, 2026.

On August 14, 2026, TAH entered into the third amendment to its Second Amended and Restated Credit Agreement, dated as of January 23, 2024, among TAH, as borrower; the guarantors party thereto; the financial institutions party thereto as lenders; Regions Bank, as administrative agent; and Regions Equipment Finance Corporation, as collateral agent (the “TAH First Lien Credit Agreement”). This amendment, among other things, (a) increased the revolving line of credit from $30,000,000 to $50,000,000; (b) established a new Delayed Draw Term Loan (“DDTL”) #3, with aggregate commitments of $45,000,000 available through August 14, 2028, the proceeds of which may be used to finance the acquisition and/or modification of aircraft and aircraft leases and to finance permitted acquisitions other than the merger; and (c) established a new DDTL #4, with aggregate commitments of $30,000,000 available through December 31, 2026, the proceeds of which may be used solely to finance the merger and to pay related fees, costs and expenses. As a result of this amendment, Tenax’s available borrowing capacity under its existing credit facility has increased to approximately $106 million, and Tenax has obtained binding lender commitments specifically designated to finance the merger.

In addition to delivery of customary documentation and certificates, the conditions to drawing down under DDTL #4 include the following: (i) all representations and warranties contained in the TAH First Lien Credit Agreement and the other Credit Documents (as defined in the TAH First Lien Credit Agreement) shall be true and correct in all material respects (or, to the extent already qualified or modified by materiality, in all respects) on and as of the date of the draw down to the same extent as though made on and as of such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent already qualified or modified by materiality, in all respects) as of such earlier date; (ii) no Default or Event of Default (as such terms are defined in the TAH First Lien Credit Agreement) shall exist immediately before or immediately after giving effect to the draw down; and (iii) after giving effect to the draw down on a pro forma basis, TAH will be in compliance with the financial covenants set forth in the TAH First Lien Credit Agreement and TAH shall have Liquidity (as defined in the TAH First Lien Credit Agreement) of at least $7 million. As of the date of this proxy statement/prospectus, the representations and warranties contained in the TAH First Lien Credit Agreement are true and correct in all material respects and no Default or Event of Default under the TAH First Lien Credit Agreement has occurred and is continuing. Based upon information provided by Tenax, management of AIR believes that as of the closing date TAH will be in compliance with the financial covenants contained in the TAH First Lien Credit Agreement and will have Liquidity in excess of the required $7 million, although there can be no assurance that these conditions will be satisfied.

Reverse Stock Split

Under Section 341 of the NYSE American Company Guide, if a listed issuer engages in a reverse merger, it will be eligible for continued listing on the NYSE American only if the post-transaction entity meets the standards for initial listing. Companies listed on the NYSE American are subject to initial listing standards that require, among other things, a minimum share price of $4.00 per share under Section 101 of the NYSE American Company Guide. As of the date of this proxy statement/prospectus, the trading price of AIR’s common stock on the NYSE American is less than $4.00 per share, and there is no assurance it will not be below $4.00 per share at the effective time, meaning the combined company would fail to meet the standards for initial listing on the NYSE American. As a result, prior to the closing but, assuming the authorized shares proposal is approved at the special meeting, after the related amendment to the articles of incorporation of AIR to increase the number of authorized shares of AIR common stock from 20 million to 200 million becomes effective, AIR will file a certificate of change with the Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR common stock at a ratio of one (1) post-split share of AIR common stock for every five (5) pre-split shares of AIR common stock, while simultaneously reducing the number of then authorized shares of AIR common stock under the articles of incorporation of AIR by a corresponding factor, from 200 million to 40 million, with any fractional share of AIR common stock otherwise resulting from the split rounded up to the nearest whole share. Pursuant to NRS 78.207, the AIR Board has the authority to effect such a reverse stock split without stockholder approval. As a result of the reverse stock split, no fractional shares will be issued and any AIR stockholder otherwise entitled to a fractional share will be rounded up to the nearest whole share.

Background of the Merger

The AIR Board continuously evaluates AIR’s strategic direction with the objective of enhancing long-term stockholder value. As part of this ongoing process, the AIR Board regularly considers strategic alternatives, including organic growth opportunities and initiatives, capital allocation strategies, strategic partnerships and potential mergers or acquisitions.

In connection with these evaluations, in the first half of 2025, the AIR Board considered, among other things, (i) AIR’s ability to refinance its existing senior indebtedness with Webster Bank, National Association (“Webster Bank”) and its subordinated debt; (ii) the going concern opinion issued by AIR’s registered public accounting firm for the fiscal year ended December 31, 2024; (iii) the performance of AIR’s operations in the first half of 2025; (iv) management’s business plans and operating outlook; and (v) the potential to enhance stockholder value through one or more strategic transactions.

After the AIR Board evaluated these considerations, on June 2, 2025, AIR engaged Kipps, an investment banking firm experienced in and highly regarded in the aerospace industry, to act as financial advisor on an exclusive basis in connection with a possible transaction involving AIR, including an acquisitive merger or sale of AIR or substantially all of its assets. Beginning in mid-June 2025 and continuing into August 2025, representatives of Kipps worked closely with AIR management to develop a strategy to pursue and effectuate a potential transaction and to prepare marketing materials describing AIR and its strategic attributes. AIR also engaged Baker Tilly US, LLP (“Baker Tilly”), an internationally recognized firm of independent accountants, to prepare a quality of earnings analysis to facilitate review of AIR’s historical financial statements by potential transaction counterparties.

In late June 2025, at the direction of the AIR Board, representatives of Kipps began contacting potential transaction counterparties. The AIR Board did not restrict the scope of such outreach, and representatives of Kipps contacted prospective financial and strategic counterparties, including competitors of AIR in the aerospace and defense industry. Over the course of June, July and August 2025, in consultation with the AIR Board, representatives of Kipps contacted 220 prospective counterparties (72 strategic counterparties, including private equity-backed portfolio companies, and 148 private equity groups). Of those contacted, 107 potential counterparties (29 strategic counterparties and 78 private equity groups) entered into confidentiality agreements with AIR and received a confidential information presentation describing the business and operational and financial attributes of AIR. These potential counterparties also received an instruction letter inviting them to submit a non-binding indication of interest (an “IOI”) to acquire all of the outstanding equity of AIR’s four subsidiaries or all or substantially all of the assets of AIR.

On August 8, 2025, Michael Recca, on behalf of AIR, met with Thomas C. Foley, Sr., founder and partner of NTC Group, a private investment firm that controls Tenax. Following the meeting, Mr. Foley submitted a non-binding IOI dated August 18, 2025, proposing that AIR and Tenax combine through a reverse merger transaction. In his letter, Mr. Foley proposed that AIR acquire Tenax for 90 million shares of AIR common stock, which would be issued to NEH and the other Tenax Members. This proposal was based on valuing (i) AIR at 7.5 times its estimated Run-Rate EBITDA for the second half of 2025 minus AIR’s net debt and (ii) Tenax at 9.0 times its estimated fourth quarter 2025 Run-Rate EBITDA minus net debt.1 In addition, for AIR stockholders who preferred to receive cash, Mr. Foley proposed that Tenax would offer to purchase shares of AIR common stock from such AIR stockholders at a price per share at a premium to the then market price of AIR’s common stock.

By the end of August 2025, eight potential counterparties (four strategic counterparties and four private equity groups), including Tenax, submitted written, preliminary, non-binding IOIs, which included indications of the value such potential counterparties attributed to AIR or its operating assets. Seven of these potential counterparties expressed interest in acquiring substantially all of the operating assets and assuming the liabilities of AIR, with enterprise valuations ranging from $28,000,000 to $55,000,000. Based on the content of the IOIs submitted by the potential counterparties and input obtained from preliminary discussions held by representatives of Kipps with such potential counterparties, AIR determined to invite seven potential counterparties (including Tenax) to continue participating in the sales process.

On September 24, 2025, the AIR Board established a special committee (the “Special Committee”), consisting of three independent directors — Messrs. Michael Porcelain, Michael Brand and David Buonanno — to facilitate the AIR Board’s evaluation of potential strategic transactions. The Special Committee was established to, among other things, review, evaluate and oversee discussions relating to potential strategic alternatives, including a possible merger or sale of AIR, and to provide advice and recommendations to the full AIR Board with respect to such matters.

In carrying out its responsibilities, the Special Committee was authorized to work with management and AIR’s financial and legal advisors, evaluate the strategic rationale and financial terms of any proposed transaction, consider potential conflicts of interest and assess whether any proposed transaction would be fair to, and in the best interests of, AIR and its stockholders. Upon its formation on September 24, 2025, the Special Committee requested that Mr. Michael Recca, AIR’s Director of Special Projects, assist the Special Committee in connection with its evaluation of potential strategic transactions. In this role, Mr. Recca provided information and support at the direction of the Special Committee, including facilitating the preparation and review of financial and operational materials, coordinating the flow of information between management, the Special Committee, the AIR Board and AIR’s advisors and responding to requests for information from the Special Committee and its advisors. Mr. Recca did not participate in any deliberations or decision-making of the Special Committee.

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1        Because Run-Rate EBITDA reflects estimated future results, both AIR and Tenax are unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

The Special Committee met periodically from October 2025 to December 2025 to review developments relating to the sourcing and evaluation of strategic alternatives and reported its findings and recommendations to the full AIR Board for consideration.

Beginning in September 2025 and continuing through mid-October 2025, AIR conducted due diligence meetings, gave facility tours and had preliminary business discussions with the seven potential counterparties. After participating in management meetings in September 2025, two of the potential counterparties elected not to proceed further and five of the seven potential counterparties, which included Tenax, elected to continue in the process. In early October 2025, in coordination with representatives of Kipps, AIR established a virtual data room to facilitate due diligence investigations by the remaining five potential counterparties.

On September 24, 2025, AIR received a letter from Mr. Foley proposing that AIR acquire Tenax for 90 million shares of AIR common stock, which would be issued to NEH and the other Tenax Members. This proposal was based on valuing (i) AIR at 7.5 times its estimated Run-Rate EBITDA for the second half of 2025 minus net debt and (ii) Tenax at 9.0 times its estimated fourth quarter 2025 Run-Rate EBITDA minus AIR’s net debt.2 In addition, for AIR stockholders who preferred to receive cash, Mr. Foley proposed that Tenax would offer to purchase shares of AIR common stock from such AIR stockholders at a cash price of $3.50 per share.

On October 20, 2025, representatives of Kipps contacted Mr. Foley to provide an update on the AIR sales process and timeline and to confirm whether Tenax remained interested in continuing discussions with AIR. In this discussion, representatives of Kipps advised Mr. Foley that AIR had completed management meetings with all active bidders and that letters were sent seeking final proposals from the five remaining bidders no later than November 13, 2025. Mr. Foley indicated to the representatives of Kipps participating in the discussion that he was only interested in a “reverse merger” transaction structure, pursuant to which the Tenax Members would receive AIR common stock.

On November 13, 2025, a potential counterparty (“Counterparty A”) expressed a desire to continue to evaluate a transaction with AIR and submitted a proposal that did not provide a determinate valuation of AIR. Counterparty A also verbally advised representatives of Kipps that it was reviewing other strategic transactions, including a possible sale of its own stock or assets that would affect its ability to pursue and finance an acquisition of AIR, and asked for an extension of the period in which it could submit a bid.

On November 13, 2025, Tenax submitted a proposal for a combination of AIR and Tenax in which the Tenax Members would receive 98 million shares of AIR common stock. In addition, Tenax offered to purchase from AIR’s stockholders at the time of the closing of the transaction up to one million shares of AIR common stock for $4.00 per share and to grant all AIR stockholders immediately prior to the closing of the transaction a right to put their shares to the combined company approximately one year after the closing of the transaction at a price of $4.25 per share, if, during a 30-day measurement period prior, the average daily price of the shares was below $4.25 per share.

On November 14, 2025, another potential counterparty (“Counterparty B”), an independent wealth fund, submitted a proposal for the acquisition of substantially all of the assets and assumption of all of the liabilities of AIR for an enterprise valuation of $50,000,000, subject to further due diligence and a price adjustment based upon AIR’s net working capital as of closing.

On November 17, 2025, representatives of Kipps participated in a conference with the AIR Board in which it provided analyses of the bids submitted by Tenax and Counterparty B. The representatives of Kipps also described the proposal received from Counterparty A, noting for the AIR Board the lack of a clear valuation in Counterparty A’s proposal.

Through the balance of November 2025, at the direction of the Special Committee, representatives of Kipps engaged in discussions with each of the three potential counterparties to clarify their respective proposals. During discussions with Counterparty A, Counterparty A did not provide clarity regarding its valuation of AIR, or whether it could consummate a transaction in light of the uncertainty of its own strategic plans, and repeatedly requested additional time to clarify its intentions.

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2        Because Run-Rate EBITDA reflects estimated future results, both AIR and Tenax are unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

Based on the uncertainty expressed by Counterparty A and its inability to move forward on a timely basis, and in light of the AIR Board’s belief that, due to a deterioration in AIR’s financial performance and concerns about AIR’s ability to refinance its debt obligations, AIR needed to consummate a transaction promptly, AIR determined not to pursue a transaction with Counterparty A, and representatives of Kipps informed Counterparty A of AIR’s decision during the week of November 24, 2025. Subsequently, Counterparty A did not seek to continue discussions regarding a transaction with AIR.

In mid-November 2025, the Special Committee directed AIR’s management to prepare updated financial forecasts for 2025 and 2026 (the “November 2025 Forecast”) to be provided by Kipps to Counterparty B and Tenax and to request best-and-final offers. The November 2025 Forecast was provided to Counterparty B and Tenax to enable them to make their best-and-final offers on the basis of the latest information available to the AIR Board. The November 2025 Forecast projected a deterioration in the performance of AIR and negative cash flows from operations through the first half of 2026, which was likely to result in a need on the part of AIR to increase its debt to maintain operations. During a conference on November 21, 2025, the Special Committee advised the rest of the AIR Board of the implications of the November 2025 Forecast, and the AIR Board discussed the various alternatives then available, including whether AIR could refinance all of its outstanding debt and, if so, whether the terms of any such refinancing would be acceptable.

During the week of November 24, 2025, subsequent to the receipt by Tenax of the November 2025 Forecast, Messrs. Porcelain and Recca met with Mr. Foley and other representatives of Tenax to discuss the November 2025 Forecast, prospects for a turn-around in AIR’s performance, the economics of the earlier Tenax proposals and the strategic benefits to Tenax of a transaction with AIR. Messrs. Porcelain and Recca advised Mr. Foley that, given there were other active bidders and the differences in the structures of the bids, as well as certain benefits to AIR from a sale of assets that would be unavailable if it consummated the reverse merger transaction proposed by Tenax, it was important for Tenax to consider meaningfully improving its proposal to ensure that it would be viewed as Tenax’s highest and best offer by the AIR Board. During the discussion, Messrs. Porcelain and Recca advised Mr. Foley that a transaction structure offering both (i) an optional upfront cash consideration to AIR’s stockholders and (ii) a full cash put right would be viewed favorably and would be likely to receive serious consideration by the AIR Board. This feedback was provided by Messrs. Porcelain and Recca to convey the types of transaction features that the AIR Board and the Special Committee believed could enhance certainty of value and address stockholder liquidity considerations.

On December 1, 2025, in response to the request for final bids, Counterparty B submitted a proposal for the acquisition of substantially all of the assets and assumption of all of the liabilities of AIR for an enterprise valuation of $55,000,000. Counterparty B’s proposal also included a net working capital adjustment that would have reduced net cash consideration to AIR’s stockholders by approximately $2,000,000 to $4,000,000.

On December 2, 2025, Mr. Foley sent a letter to AIR reiterating Tenax’s proposal for a transaction pursuant to which Tenax would combine with AIR, with AIR surviving as a public company and the Tenax Members receiving 94.4 million shares of AIR common stock in exchange for 100% of the membership interests in Tenax. To provide potential liquidity to those stockholders of AIR seeking cash, Tenax offered to purchase from AIR’s stockholders at the time of the closing of the transaction up to one million shares of AIR common stock for $4.10 per share and to grant all holders of shares of AIR common stock immediately prior to the closing of the proposed transaction a right to require the combined company to purchase their shares, exercisable on or about the first anniversary of the merger at a price of $4.40 per share, if, during a 30-day measurement period, the average daily price of the shares is below $4.40 per share. Tenax also proposed that all funded debt of AIR would be repaid in connection with the merger, unless the holders of such debt elected to remain lenders to the combined company. In making its offer, based upon information previously provided by AIR, Tenax assumed AIR would have EBITDA of $6 million for 2026. As an alternative, if the reverse merger proposal made by Tenax was not acceptable to AIR, Mr. Foley proposed that Tenax would combine with AIR, with the Tenax Members receiving 94.4 million shares of AIR following a sale of AIR’s operating assets. As part of this alternative transaction, for AIR stockholders who prefer to receive cash in the transaction, the combined company following the merger would purchase up to one million shares of AIR common stock from such AIR stockholders for $4.10 per share plus the amount determined by subtracting $20.5 million from AIR’s net cash remaining at the time of the merger and dividing that result by 5,000,000. The combined company would also grant all holders of AIR shares immediately prior to the closing of the proposed transaction a right to require the combined company to purchase their shares, exercisable on or about the first anniversary of the merger at a price equal to 107.3% of the per share amount resulting from the above formula, if, during a 30-day measurement period, the average daily price of the shares were below such put price.

On December 3, 2025, after receiving the proposals from each of Counterparty B and Tenax, the Special Committee met to review and discuss various aspects of the proposals, which discussion included an evaluation of the potential benefits of a reverse merger transaction compared to a sale of AIR’s operating assets. The Special Committee considered the strategic, financial and execution risks associated with each alternative. Based on these discussions, the Special Committee advised the AIR Board that it believed a sale of only the operating assets would be difficult to achieve in a way that would enhance stockholder value and recommended that a full AIR Board meeting be convened to consider the two alternatives.

On December 5, 2025, the AIR Board met at AIR’s Bay Shore facility. All of the directors were present throughout the meeting. Representatives of Kipps joined the meeting via video conference. Representatives of Kipps distributed materials summarizing recent communications with the remaining bidders. In addition, representatives of Kipps provided preliminary and illustrative analyses of the bids submitted by Tenax and Counterparty B. Given the uncertainties of the discussions with Counterparty A, representatives of Kipps were not able to provide a meaningful financial analysis of any bid Counterparty A might make. Members of AIR management and AIR’s advisors discussed with the AIR Board various aspects related to the structural differences between the bids of Counterparty B and Tenax, one being a sale of assets and the other a merger, including possible tax implications of both transactions and certain uncertainties associated with a sale of assets, which could, in counsel’s opinion, result in AIR’s shares being delisted by NYSE American.

At its meeting on December 5, the AIR Board reviewed and compared the proposals received from the two remaining potential counterparties, Counterparty B, being an independent wealth fund, and Tenax, a successful participant in the aerospace and defense industry. The AIR Board noted that, based on its familiarity with the aerospace and defense industry and its financial resources, Tenax appeared better positioned to consummate a transaction on an accelerated timeline. In contrast, Counterparty B had indicated it would need to conduct extensive further due diligence, including an assessment of AIR’s working capital requirements prior to proceeding with a potential transaction. Counterparty B’s proposal included a potentially significant valuation deduction via a net working capital adjustment, which, combined with any reduction in price Counterparty B might seek as a result of its due diligence and the deterioration in AIR’s operating performance, caused the AIR Board to believe that ultimately the purchase price actually to be received from Counterparty B was likely to be significantly below its non-binding offer and that a favorable transaction was more likely to be consummated with Tenax as opposed to Counterparty B. In addition, given the successful track record of Tenax and its experience in the aerospace industry, the AIR Board believed that Tenax might succeed in increasing the value of the shares held by AIR’s stockholders and, in all events, was offering stockholders an opportunity to realize liquidity following a one-year holding period. Moreover, the AIR Board believed that the acquisition of AIR through a reverse merger was a central component of the plans of Tenax, as compared to the plans of Counterparty B, which was pursuing other unrelated acquisitions concurrently with the AIR transaction and which, at that time, had no other investments or experience in the aerospace industry. In addition, the AIR Board discussed that Tenax would be able to benefit from the expertise of AIR’s management and other personnel and any synergies between products and processes. On this basis, the AIR Board determined to move forward with Tenax to attempt to enter into a transaction.

On December 8, 2025, the AIR Board and representatives of Kipps met in Greenwich, Connecticut with Mr. Foley and members of the management of Tenax to further discuss Tenax’s business, financial performance and prospects. At the meeting, Mr. Foley gave a presentation regarding the current business of Tenax, its plans for expansion and Tenax’s financial wherewithal. Members of the AIR Board determined that Tenax had the financial capacity to complete the transaction envisioned and support AIR through an anticipated period of negative cash flow. In addition, at the meeting on December 8, 2025, the AIR Board concluded that Tenax and its team were dedicated to the aerospace industry and that AIR’s stockholders could benefit from Tenax’s expertise.

On December 9, 2025, upon being advised that AIR desired to move forward with a potential transaction with Tenax, Tenax advised that it required that AIR enter into an exclusivity agreement with Tenax before committing to expend the funds necessary to continue and potentially complete the process. On December 15, 2025, AIR and Tenax entered into an exclusivity agreement with respect to the proposed transaction. The exclusivity agreement provided for an exclusivity period through January 31, 2026, which would automatically extend through February 15, 2026 unless AIR delivered written notice of termination to Tenax on February 1, 2026. Pursuant to the exclusivity agreement, AIR was required to immediately cease all existing discussions and negotiations with any other party with respect to a potential acquisition of AIR and was prohibited from soliciting, encouraging or providing information to any other potential acquiror during the exclusivity period. Subsequent to the execution of the exclusivity agreement, the parties continued to conduct due diligence and financial reviews of their respective businesses.

On December 17, 2025, on behalf of AIR, Messrs. Porcelain, Scott Glassman and Recca and representatives of Kipps and Baker Tilly participated in a video conference with Mr. Foley and representatives of Forvis Mazars, LLP, on behalf of Tenax, to discuss various financial measurements of the operations of AIR and decisions made by AIR as to the allocation of certain expenses.

On December 18, 2025, Mr. Foley met with Messrs. Porcelain, Recca and Eric Lee of AIR at AIR’s facility in Barkhamsted, Connecticut to discuss operational issues at AIR’s facility in Barkhamsted.

On December 22, 2025, Cravath, Swaine & Moore LLP (“Cravath”), counsel to Tenax, delivered an initial draft of a term sheet setting forth the key provisions of the proposed transaction (the “December 22 Term Sheet”) to Ellenoff Grossman & Schole LLP (“EGS”), counsel to AIR. The December 22 Term Sheet provided that the transaction would be structured as a reverse triangular merger, pursuant to which a newly formed merger subsidiary of AIR would merge with and into Tenax, with Tenax surviving as a wholly owned subsidiary of AIR. The provisions of the December 22 Term Sheet generally were consistent with those contained in the Tenax letter of December 2, 2025, and provided a specific formula to determine the number of shares of AIR to be issued to the Tenax Members and the prices at which the combined company would (i) commence a tender offer for one million shares of AIR common stock upon consummation of the merger and (ii) redeem those shares put by holders of AIR’s common stock approximately one year after the merger. Specifically, the December 22 Term Sheet provided that AIR would issue 94.4 million shares of AIR common stock to the Tenax Members, subject to adjustment based upon (y) the number of shares of common stock and common stock equivalents AIR issued prior to consummation of the merger, other than an agreed upon pool to be awarded to AIR management, and (z) the excess of AIR’s outstanding indebtedness above $24.6 million at the time of completion of the merger. The December 22 Term Sheet contained other terms and provisions customary for a transaction such as the merger, including provisions with respect to the conduct of the business of AIR and Tenax pending the merger, a “no-shop” provision, the obligation of certain AIR stockholders and Tenax Members to support the proposed transaction, the right of the AIR Board to exercise its fiduciary rights and respond to a superior proposal, the conditions to each party’s obligation to consummate the merger, and the break-up fees and expense reimbursements to be paid to each party upon termination of the merger agreement.

On December 22, 2025, Messrs. Glassman, Porcelain and Recca and other representatives of AIR participated in a video conference with Kipps and representatives of Tenax during which the parties further discussed financial aspects of the operations of AIR and the potential impacts to the ongoing business of various fixed price contracts.

On December 28, 2025, EGS delivered a revised draft term sheet to Cravath that proposed revisions to certain of the economic and structural terms of the December 22 Term Sheet, including with respect to the mechanics for adjusting the merger consideration and the pricing of the tender offer and related stockholder liquidity rights, including AIR’s right to issue equity and equity derivatives during the period subsequent to execution of the merger agreement prior to closing.

On January 2, 2026, Cravath delivered a further revised draft term sheet to EGS (the “January 2 Term Sheet”), which reflected continued discussions between the parties and further refinement of the proposed transaction structure and economic terms, including the introduction of a debt-adjusted framework for determining merger consideration and stockholder liquidity pricing.

On January 5, 2026, the AIR Board and representatives of Kipps reviewed in detail the January 2 Term Sheet. During the week of January 5, 2026, Mr. Porcelain spoke with Mr. Foley regarding certain of the provisions of the January 2 Term Sheet. Shortly thereafter, AIR and Tenax determined that the parties had sufficiently clarified the key terms of the contemplated transaction, and the parties would begin to draft definitive documents in respect thereof.

On January 20, 2026, Mr. Foley and other representatives of Tenax met with members of AIR management to review the most recent financial forecasts that had been prepared by AIR and AIR’s plans for improving operations going forward.

Over the course of January and February 2026, the parties continued to review each other’s businesses and exchanged documents in connection with their respective due diligence efforts.

On January 23, 2026, the AIR Board met to review in detail the formula for adjusting the merger consideration contained in the January 2 Term Sheet. During the course of the meeting, it was noted that the adjustments would be based upon any issuances by AIR of equity and equity derivative securities prior to consummation of the merger and any increase in the amount of AIR’s debt above an agreed upon floor, consistent with the forecasts previously provided to Tenax. During the meeting, representatives of Kipps reviewed preliminary and illustrative scenarios illustrating the impact on the number of shares to be issued based on various assumed increases in AIR’s outstanding indebtedness. In addition, Messrs. Glassman and Recca discussed certain operational issues at AIR and the likely need to increase debt to maintain operations over the first half of 2026. Based upon the presentations, consistent with previous discussions among the directors and officers of AIR, the AIR Board determined that it was probable that the adjustments would result in the issuance of more shares to Tenax than the 94.4 million shares referenced in the January 2 Term Sheet. The AIR Board also determined that it was probable that the price to be received by AIR’s stockholders for shares they might tender in the tender offer to be conducted at the time of the merger or redeem one year after the merger would be less than the prices in the January 2 Term Sheet. At the meeting, each of the AIR Board members confirmed that he understood that AIR’s debt was likely to increase in the foreseeable future and the impact this would have on the adjustment formula that determined the number of shares to be issued to Tenax.

On January 30, 2026, Cravath delivered an initial draft of the original merger agreement (the “January 30 Merger Agreement”) to EGS.

On February 3, 2026, EGS and Cravath conferred regarding certain timing and procedural issues with respect to the January 30 Merger Agreement.

On February 5, 2026, after conferring with AIR management, EGS delivered a revised draft of the original merger agreement to Cravath (the “February 5 Merger Agreement”).

On February 6, 2026, the AIR Board held a meeting at which EGS reviewed the February 5 Merger Agreement for the directors and certain provisions were discussed in detail. It was noted that the ultimate tax structure of the proposed transaction had yet to be agreed upon, as Tenax was still examining the tax implications of different alternatives and that there would be no financial impact to AIR’s existing stockholders from either alternative structure. In addition, Messrs. Recca and Porcelain again reviewed how the number of shares to be issued to the Tenax Members and the price to be received for shares tendered or redeemed by existing AIR stockholders would be determined, focusing on the impact of increases in AIR’s debt. During the course of this discussion, the directors reviewed the status of AIR’s operations, current cash requirements and likely requirements over the next twelve months.

On February 7, 2026, a further revised draft of the original merger agreement responsive to certain concerns noted by EGS and AIR was received from Cravath.

On the morning of February 9, 2026, the parties and their respective counsels participated in a video conference, which focused on outstanding due diligence items, the anticipated delivery dates for such materials, drafting of forms of ancillary agreements to be prepared prior to execution of the original merger agreement and other actions that would need to be accomplished in order to execute the original merger agreement.

On February 11, 2026, Cravath delivered a further revised draft of the original merger agreement (the “February 11 Merger Agreement”) that included a more detailed schedule for the closing of the merger and exchange of the financial information necessary to compute the number of AIR shares to be issued to the Tenax Members, as well as the prices to be paid in the tender offer and upon exercise of the Redemption Rights.

On February 13, 2026, the AIR Board held a videoconference meeting at which senior AIR management and representatives of EGS and Kipps were present (the “February 13 Board Meeting”). Prior to the February 13 Board Meeting, the AIR Board had been provided with the February 11 Merger Agreement. A representative of EGS reviewed with the AIR Board the nature and scope of the AIR Board’s fiduciary duties in the context of evaluating the February 11 Merger Agreement.

At the February 13 Board Meeting, representatives of Kipps presented their financial analysis and rendered to the AIR Board Kipps’s oral opinion that as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion (a draft of which had been provided before the AIR Board meeting), the unadjusted redemption price of $4.21 was fair, from a financial point of view, to the holders of AIR common stock (the “Kipps Oral Fairness Opinion”).

The AIR Board recognized that the actual redemption price would be determined pursuant to the original merger agreement and calculated based on a formula set forth in the original merger agreement prior to closing. AIR management instructed Kipps to assume that AIR’s net indebtedness at closing would equal $24,600,000, resulting in a calculated unadjusted redemption price of $4.21 per share, though the AIR Board determined that it would be likely that AIR’s net indebtedness at closing would exceed $24,600,000 and the amount of AIR’s net indebtedness as of December 31, 2025. The AIR Board permitted this assumption to enable Kipps to provide the analyses supporting its opinion, which the AIR Board could then use in considering the alternatives available to AIR in light of what the AIR Board believed AIR’s net indebtedness would be through the balance of 2026.

The AIR Board and representatives of EGS and Kipps discussed reasons for accepting the terms offered by Tenax rather than remaining independent or resuming negotiations with another party. As part of this discussion, members of the AIR Board and representatives of Kipps offered their perspectives on the terms of the February 11 Merger Agreement, including the potential liquidity through the tender offer and Redemption Rights, subject to the terms and conditions thereof. In particular, the grant of the Redemption Rights would allow current stockholders to retain their shares and potentially benefit from any increase in the price of the AIR common stock, while providing an opportunity to receive the agreed upon redemption price if the trading price of AIR common stock declined. The AIR Board also noted that the revenues of AIR remained depressed and that Webster Bank had recently announced its acquisition by Santander Bank and was exiting the asset based lending business, and accordingly was not inclined to extend AIR’s credit facility. On that basis, the AIR Board noted that, if AIR did not complete the merger, it likely would need to seek to raise additional capital to fund operations, whether through debt or equity financing. The AIR Board recognized that the terms of any debt would be less favorable to AIR than those of its current credit facility and, if AIR sought to offer equity, in light of its current performance, the price likely would be substantially below the then-current trading price of AIR’s common stock. The AIR Board also noted that Kipps, an internationally recognized investment banking firm in the aerospace and defense industries, had made a significant effort to market AIR, contacting 220 prospective counterparties, of which only 8 submitted non-binding indications of interest in moving forward with an acquisition of AIR. Following such discussion and deliberation, the AIR Board unanimously (i) determined that the February 11 Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of AIR and its stockholders, (ii) adopted the February 11 Merger Agreement and approved the transaction documents thereunder and the transactions contemplated thereby and (iii) resolved to recommend that AIR’s stockholders vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

In making its determination, the AIR Board considered the limitations of the Kipps Oral Fairness Opinion, including that the opinion was based upon an assumed amount of AIR’s net indebtedness and AIR’s financial results as of December 31, 2025, and therefore did not reflect subsequent developments. In addition, the AIR Board had been advised by management that AIR’s business was expected to deteriorate further in 2026 and that as a result of anticipated increases in AIR’s indebtedness, the number of shares to be issued upon consummation of the merger agreement would likely exceed the number of shares that would be issued based upon AIR’s financial statements as of December 31, 2025. Management also advised the AIR Board of the significant risks and uncertainties regarding AIR’s ability to obtain the capital necessary to maintain its operations, including the timing and terms on which such capital might be available. In light of these considerations, the AIR Board recognized that the analyses underlying the Kipps Oral Fairness Opinion were based on assumptions that might not reflect AIR’s future financial condition and concluded that entering into the merger agreement, even if the eventual redemption price was materially lower than the value implied by such analysis, was in the best interests of AIR and its stockholders.

Following the conclusion of the February 13 meeting of the AIR Board, AIR received from Cravath a further revised draft of the original merger agreement (the “February 13 Merger Agreement”). The changes from the February 11 Merger Agreement were largely ministerial, and were intended to permit holders of certain warrants issued by Tenax to elect to delay exercising such warrants until after consummation of the merger without otherwise affecting the terms of the merger agreement. In addition, the February 13 Merger Agreement reflected an increase in the target amount of AIR common stock used in the formula for determining the Debt Adjusted AIR Share Price, which resulted in a lower implied Debt Adjusted AIR Share Price and, accordingly, a lower implied redemption price. EGS distributed the February 13 Merger Agreement, together with a summary to the members of the AIR Board. To ensure that each director understood the revisions and continued to support proceeding with the merger, an additional meeting of the AIR Board was held at 4:00 p.m. Eastern time on February 16, 2026, which was attended by all of the directors, senior management and representatives of EGS. EGS reviewed for the directors all of the revisions in the February 13 Merger Agreement. Following discussion of the revisions, the AIR Board concluded there were no substantive changes from the February 11 Merger Agreement that might affect the benefits of the merger to the AIR stockholders and resolved to approve the February 13 Merger Agreement, and confirmed that all actions taken by the AIR Board at its meeting on February 13 remained in the best interests of AIR and its stockholders.

Following this meeting, Messrs. Porcelain and Foley confirmed that both parties were prepared to move forward, and the original merger agreement was executed.

On February 17, 2026, before the opening of trading on the NYSE American, AIR and Tenax issued a joint press release announcing the execution of the original merger agreement.

On that same date, Kipps delivered a written opinion and updated presentation, each dated February 17, 2026, confirming that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the unadjusted redemption price of $4.18 was fair, from a financial point of view, to the holders of AIR common stock (the “Kipps Written Fairness Opinion”). The Kipps Written Fairness Opinion reflected a decrease from the $4.21 unadjusted redemption price used by Kipps in rendering the Kipps Oral Fairness Opinion. The Kipps Written Fairness Opinion reflected a decrease from the $4.21 unadjusted redemption price used by Kipps in rendering the Kipps Oral Fairness Opinion as a result of an increase in the number of shares of common stock constituting the AIR Share Target Amount used to calculate the Debt Adjusted AIR Share Price, to 5,256,325, the amount set forth in the executed original merger agreement, from 5,229,125, the amount contained in the February 13 Merger Agreement, which was used by Kipps in calculating the unadjusted redemption price for purposes of delivering its earlier oral opinion.

Over the course of February, March and April of 2026, AIR, Tenax and their respective legal counsel collaborated in drafting a preliminary proxy statement relating to the merger. On May 5, 2026, AIR filed a preliminary proxy statement with the SEC relating to the merger. On May 19, 2026, SEC staff informed AIR’s legal counsel that the SEC would not be commenting on the preliminary proxy statement.

Over the course of June 2026, AIR and Tenax discussed amending the original merger agreement to, among other things, replace the net indebtedness-based formula for determining the merger consideration with a fixed number of shares of AIR common stock, eliminate the previously contemplated tender offer, effect a reverse stock split of AIR common stock prior to the closing, and file a registration statement on Form S-4 with respect to the shares of AIR common stock to be issued to the Tenax Members as merger consideration.

As described above, the original merger agreement contained a formula-based mechanism for determining the merger consideration (pursuant to which the number of shares of AIR common stock to be issued to the Tenax Members would be adjusted based on, among other things, changes in AIR’s net indebtedness between signing and closing) and contemplated that, following the closing, AIR would commence a tender offer to purchase up to one million shares of AIR common stock from AIR stockholders at a price determined in accordance with a formula tied to AIR’s net indebtedness. In connection with the June 2026 discussions, the parties and their respective counsels considered the risks and uncertainties associated with these formula-based mechanisms, including the risk that AIR’s net indebtedness could increase prior to the closing in a manner that would reduce the certainty and predictability of the merger consideration and the tender offer price. In addition, as the parties and their advisors evaluated the combined company’s ability to satisfy the listing requirements of the NYSE American following the closing, including (i) the initial listing requirement under Section 101 of the NYSE American Company Guide that shares of common stock have a minimum price of $4.00 per share and (ii) the continued listing requirements under Section 1003 of the NYSE American Company Guide that the combined company have at least 200,000 publicly-held shares, at least 300 holders of publicly-held shares and an aggregate market value of publicly-held shares of at least $1 million, concerns arose regarding the previously contemplated structure.

Specifically, the parties were concerned that if a significant number of AIR stockholders tendered their shares in the post-closing tender offer, the resulting reduction in the number of publicly-held shares could cause either the number of publicly-held shares, the number of holders of such shares or the aggregate market value of such shares to fall below the minimum requirements for continued listing on the NYSE American. Given that insiders of the combined company were expected to collectively own approximately 75% of the outstanding shares of the combined company following the merger, the number of shares held by non-insiders available to satisfy these requirements was already expected to be limited. The tender offer, by further reducing the number of shares held by non-insider public stockholders, presented a meaningful risk that the combined company would fail to satisfy the NYSE American’s continued listing standards. The parties also discussed the risk that a reduction in the public stockholder base could adversely affect the liquidity and trading price of AIR common stock following the merger, as well as the combined company’s ability to attract institutional investor interest.

In light of these concerns, the parties determined that replacing the formula-based merger consideration with a fixed number of shares; eliminating the tender offer and instead relying on the Redemption Rights, exercisable approximately one year after the closing, as the sole stockholder liquidity mechanism under the merger agreement; effecting a reverse stock split; and filing a registration statement on Form S-4 to register the shares of AIR common stock to be issued to the Tenax Members would collectively increase the number of unrestricted publicly-held shares and satisfy the $4.00 minimum share price requirement for purposes of satisfying the initial listing requirements of the NYSE American while preserving a meaningful liquidity opportunity for existing AIR stockholders. On June 25, 2026, the AIR Board met and approved the proposed revised commercial terms.

On June 29, 2026, Cravath delivered a draft of the merger agreement (the “June 29 Merger Agreement”) to EGS which, among other things, (i) set the merger consideration at 126,900,000 shares of AIR common stock (which number will be adjusted to 25,380,000 shares after giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split described in this proxy statement/prospectus); (ii) revised the definition of Debt Adjusted AIR Share Price to be fixed at $3.05 ($15.25 after giving effect to the reverse stock split), rather than calculated pursuant to a formula based on AIR net indebtedness; (iii) eliminated the tender offer that the parties previously contemplated AIR would commence following the closing; and (iv) included a requirement for AIR to file a registration statement on Form S-4 with respect to the shares of AIR common stock to be issued to the Tenax Members as merger consideration and added a condition to closing that such registration statement have become effective under the Securities Act and not be subject to any stop order. The June 29 Merger Agreement further provided that, if AIR effected the reverse stock split or any other subdivision, stock dividend, split, combination, recapitalization, reclassification or similar change to its common stock on or after February 16, 2026 and prior to the closing, the merger consideration, the Debt Adjusted AIR Share Price and the other amounts payable under the merger agreement would be appropriately and equitably adjusted to preserve the same economic effect for the Tenax Members. Later that day EGS provided comments on the June 29 Merger Agreement. On June 30, 2026, Cravath delivered a revised draft of the amended and restated merger agreement to EGS (the “June 30 Merger Agreement”), which reflected the resolution of EGS’s comments.

On July 2, 2026, the AIR Board held a meeting at which representatives of EGS reviewed the June 30 Merger Agreement and the revisions from the original merger agreement. During the course of the meeting the AIR Board, management and EGS discussed reasons for accepting the revised terms set forth in the merger agreement and other alternatives available to AIR. During the discussion, amongst other items, members of management noted the dilution to the current AIR stockholders that would occur as a result of the merger, the fact that the merger agreement required that AIR amend its articles of incorporation to permit stockholder action by written consent under conditions specified in the proposed resolution, that the current holders of AIR common stock would continue to be afforded the opportunity to cause the combined company to redeem their shares pursuant to the redemption rights agreement, subject to the terms and conditions thereof, and that the revised terms appeared to provide the most certain path to meeting the initial listing requirements of NYSE American as opposed to other possible actions. Following discussion, the AIR Board unanimously (i) determined that the June 30 Merger Agreement and the Transactions contemplated thereby were fair to and in the best interests of AIR and its stockholders, (ii) adopted the June 30 Merger Agreement and approved the transaction documents and the Transactions and (iii) resolved to recommend that AIR’s stockholders vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

Later on July 2, 2026, following the meeting of the AIR Board, AIR, Merger Sub and Tenax entered into the merger agreement, which amended and restated the original merger agreement in its entirety.

On July 22, 2026, AIR made its initial filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part. On July 24, 2026, SEC staff informed AIR’s legal counsel that the SEC would be reviewing and providing a comment letter with respect to the preliminary version of the registration statement of which this proxy statement/prospectus forms a part.

Following that notification, representatives of AIR and Tenax, together with their respective counsels, discussed the anticipated effect of the SEC’s review on the expected timeline for consummation of the merger. In the course of those discussions, the parties considered, among other things, (i) the anticipated timing of the receipt of the SEC’s comment letter with respect to the preliminary proxy statement/prospectus, (ii) the amount of time expected to be required to prepare and file responses to the SEC’s comments and to file an amendment to the registration statement of which this proxy statement/prospectus forms a part, together with any additional time that could be required to resolve any further comments from the SEC staff, (iii) the amount of time expected to be required, following the effectiveness of the registration statement, to set a record date for the special meeting and to notify and coordinate with the proxy solicitor and (iv) the amount of time expected to be required to complete the mailing of this proxy statement/prospectus to shareholders, to solicit proxies and to convene and hold the special meeting.

Based on these considerations, the parties concluded that it would likely not be practicable to complete the merger on or prior to September 30, 2026, the outside date then specified in the merger agreement, and determined that an extension of the outside date was advisable in order to preserve the ability of the parties to complete the merger in accordance with the terms of the merger agreement. Accordingly, the parties agreed to amend the merger agreement solely to extend the outside date from September 30, 2026 to November 30, 2026.

On July 31, 2026, following a meeting of the AIR Board, AIR, Merger Sub and Tenax entered into this amendment to the merger agreement.

Recommendation of the AIR Board; AIR’s Reasons for the Merger

At a meeting held on July 2, 2026, the AIR Board unanimously (i) determined that the merger agreement and the Transactions are fair to and in the best interests of AIR and its stockholders; (ii) adopted the merger agreement and approved the transaction documents and the Transactions; (iii) resolved to recommend that the stockholders of AIR vote in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal, in each case, on the terms and subject to the conditions set forth in the merger agreement; and (iv) directed that such matters be submitted to the stockholders of AIR for approval.

The AIR Board recommends that you vote “FOR” the stock issuance proposal; “FOR” the authorized shares proposal; “FOR” the written consent proposal; “FOR” the transaction compensation proposal and “FOR” the adjournment proposal.

In evaluating the Transactions, the AIR Board consulted with AIR’s management and legal and financial advisors to AIR and, in reaching its decision, the AIR Board considered a number of factors, both positive and negative, and potential benefits and risks involved with the merger agreement and the Transactions. Throughout 2025 and the first half of 2026, the AIR Board had considered AIR’s financial performance, AIR’s ability to service and refinance its existing indebtedness and, in light of these circumstances, the need to pursue a strategic transaction. In June 2025, the AIR Board initiated a process to pursue a transaction that would enhance value for AIR’s stockholders. The decision of the AIR Board to enter into the merger agreement was the result of careful consideration by the Board of numerous factors weighing positively in favor of the merger, including the following principal factors:

•        AIR began the process of soliciting potential transaction counterparties in June 2025 and Kipps contacted 220 potential counterparties, and only eight potential counterparties submitted written preliminary proposals, confirming that the pool of potential counterparties was limited;

•        of the potential counterparties that submitted proposals, only Tenax proposed a reverse merger that would enable AIR’s stockholders to realize a benefit from AIR’s status as a company listed on the NYSE American;

•        other transaction structures, such as an asset sale, may have subjected AIR to delisting from the NYSE American, thereby eliminating any perceived value attributable to its status as a listed company;

•        the expectation that the combined company will have significantly higher revenues;

•        the expectation that the combined company will have increased resources to invest in future acquisitions and other growth opportunities in comparison to AIR on a stand-alone basis;

•        the expectation that the combined company will have the financial resources to enable it to access the credit markets at rates more favorable to AIR than those that are likely to be available to AIR on a stand-alone basis;

•        the resulting equity stake in the combined company to be held by AIR’s stockholders upon completion of the merger and the ability of AIR’s stockholders to elect to require the combined company to redeem their shares, which are the result of arm’s-length negotiations;

•        the AIR Board’s belief that the merger consideration and the structure of the transaction represent Tenax’s best and final offer;

•        the expectation that the potential opportunities for the combined company to solicit and receive contract awards are greater than the opportunities currently available to AIR on a stand-alone basis;

•        the terms of the Transactions provide AIR stockholders with a continuing equity stake in the combined company that provides AIR stockholders the opportunity to realize potential future share price growth and the potential for liquidity through Redemption Rights if they elect to cause the combined company to redeem their shares of AIR common stock;

•        the AIR Board’s knowledge of AIR’s business, operations, financial condition, earnings and prospects and its knowledge of Tenax’s business, operations, financial condition, earnings and prospects, based on the results of AIR’s due diligence review of Tenax;

•        the terms and conditions of the merger agreement, including the commitments by both AIR and Tenax to complete the Transactions and the likelihood of closing;

•        the fact that the obligation of Tenax to consummate the closing under the merger agreement is not subject to a financing condition, and the AIR Board’s determination that Tenax has sufficient financial resources to cover (i) payment of AIR’s existing credit facilities and (ii) the fees and expenses reasonably expected to be incurred in connection with the merger;

•        the limited number of approvals required from regulatory agencies and the likelihood that such approvals will be received without the imposition of terms and conditions that adversely affect the business and financial results of the combined company; and

•        the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with AIR and that, under specified circumstances, AIR may furnish non-public information to and enter into discussions with such a third party regarding the competing transaction and the AIR Board may withdraw or modify its recommendations to our stockholders regarding the merger, including a recommendation to terminate the merger agreement in favor of entering into a competing transaction (subject to a termination fee).

The AIR Board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including:

•        restrictions on the conduct of AIR’s business during the period between the execution of the merger agreement and the completion of the merger;

•        the costs associated with the completion of the merger, including management’s time and energy and potential opportunity costs, and the risk of the failure to realize the benefits expected to be obtained in connection with the merger;

•        the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•        the challenges inherent in the combination of two businesses of the size and complexity of AIR and Tenax, including disruption to their respective businesses and commercial relationships, and the possible diversion of management attention for an extended period of time;

•        the fact that, upon completion of the merger, the AIR Board will be composed of no fewer than eight directors, with at least six of such directors identified by the Tenax Members and two of such directors subject to the approval of Tenax;

•        the fact that, after the merger, holders of the common stock of AIR as of immediately prior to the effective time of the merger would collectively hold only approximately 4% of the common stock of the combined company on a fully diluted basis, and the combined company would effectively be controlled by a majority stockholder;

•        the dilution of the overall interest of the public stockholders in the combined company following the merger and the resulting diminution in their aggregate interest in the future growth of the combined company;

•        the risk that the lack of a public market for the membership interests of Tenax makes it difficult to evaluate the fairness of the merger and the Tenax Members may receive consideration in the merger that is more than the fair market value of their membership interests;

•        uncertainties with respect to certain aspects of the business of Tenax and the AIR Board’s lack of deep experience with the business of Tenax;

•        uncertainties with respect to certain aspects of the business of AIR and the lack of deep experience with the business of AIR on the part of the management of Tenax;

•        the merger agreement precludes AIR from actively soliciting alternative proposals; and

•        the termination fee and the obligation of AIR to reimburse Tenax for certain expenses may discourage third parties that might otherwise be interested in a business combination with, or acquisition of, AIR from making alternative proposals.

The AIR Board also considered the interests that the executive officers and directors of AIR have with respect to the merger in addition to their interests as stockholders of AIR generally (see the section entitled “— Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus).

Although the foregoing discussion sets forth the principal factors considered by the AIR Board in reaching its recommendation, it is not intended to be exhaustive and may not include all of the factors considered by the AIR Board, and each director may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the AIR Board did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching its recommendation. The explanation of the reasoning of the AIR Board and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus.

After careful consideration, the AIR Board unanimously (i) determined that the merger agreement, the merger and the other Transactions are fair to and in the best interests of AIR and its stockholders and (ii) authorized, approved and declared advisable the merger agreement, the merger and the other Transactions, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, the AIR Board unanimously recommends that AIR’s stockholders vote “FOR” the stock issuance proposal, the authorized shares proposal, the written consent proposal, the transaction compensation proposal and the adjournment proposal.

Interests of AIR’s Directors and Executive Officers in the Merger

In considering the recommendation of the AIR Board, AIR stockholders should be aware that AIR’s directors and executive officers have interests in the proposed merger that are different from, or in addition to, any interests they may have as stockholders. The AIR Board was aware of the different or additional interests set forth below (other than any interests that arose following AIR’s entry into the merger agreement) and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement.

AIR’s executive officers for the purpose of the discussion below are Scott Glassman (Acting Chief Executive Officer and President) and Brian Drisgula (Vice President of Finance). In accordance with SEC rules, this discussion also covers former directors and executive officers of AIR who served in such capacity at any time since January 1, 2025, which consists solely of Luciano Melluzzo (former President and Chief Executive Officer).

Subordinated Notes

Michael Taglich and Robert Taglich, directors of AIR, hold subordinated notes in the aggregate principal amount of $4,871,000 (the “Subordinated Notes”), of which $2,519,000 is convertible at the option of the holder into AIR common stock at $15.00 per share and $1,802,000 is convertible at the option of the holder into AIR common stock at $9.30 per share, and $550,000 is non-convertible. The Subordinated Notes mature December 1, 2026. Webster Bank, our principal lender, has required that payment of the amounts due pursuant to the Subordinated Notes be subordinated to payment of amounts owed under AIR’s credit facility. Tenax has agreed in the merger agreement that it or one of its affiliates will pay, or cause to be paid, our outstanding indebtedness, including the amount payable to Webster Bank and the Subordinated Notes in connection with the closing of the merger.

Treatment of AIR Equity Awards

Pursuant to the merger agreement, AIR Equity Awards, including those held by directors and executive officers, that are outstanding as of immediately prior to the effective time will continue on the same terms and conditions as were applicable to such AIR Equity Awards as of immediately prior to the effective time. These terms and conditions generally provide that if an award holder is terminated without “cause” within two years following the effective time, any unvested portion of his or her AIR Equity Awards will become fully vested. In addition, any vested options will generally remain exercisable until the earlier of the expiration date of the option and the date that is three months from such termination (or, in the case of termination due to death or permanent disability, a one- to three-year post-termination exercise period).

The table below sets forth, by type of AIR Equity Award, for each AIR director, an estimate of the aggregate value of such AIR Equity Awards granted that may be held by such individual at the effective time. The amounts set forth in the table below have been determined based on the number of AIR Equity Awards held by each individual as of August 31, 2026, assuming that (i) the price per share of AIR common stock is $3.07, which represents the five-day average closing price following the announcement of the merger, (ii) the effective time occurs on November 1, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) the individuals included in the tables below do not receive any additional grants of AIR Equity Awards or forfeit any AIR Equity Awards prior to November 1, 2026; however, the values in the table below do reflect the expected vesting of AIR Equity Awards prior to such date.

	AIR RSUs(1) ($)	AIR Stock Options(2) ($)	Total ($)
Michael N. Taglich	37,328.13	$700.00	38,028.13
Robert F. Taglich	37,328.13	$700.00	38,028.13
Peter D. Rettaliata	37,328.13	$700.00	38,028.13
David Buonanno	37,328.13	$700.00	38,028.13
Michael Brand	37,328.13	$700.00	38,028.13
Michael Porcelain	186,628.37	$700.00	187,328.37
Scott Glassman	100,039.02	—	100,039.02

____________

(1)      These amounts do not reflect vested but not yet settled AIR RSUs, which consist of 60,791 vested AIR RSUs held by Mr. Porcelain and 12,159 vested AIR RSUs issued to each other director, which will be settled on February 12, 2027.

(2)      Excludes any AIR stock options for which the exercise price is equal to or greater than the assumed stock price of $3.07.

Mr. Drisgula does not hold any AIR Equity Awards. For information regarding the AIR RSUs and unvested AIR stock options held by Messrs. Scott Glassman and Luciano Melluzzo, see the section entitled “— Potential Payments to AIR’s Named Executive Officers Upon Completion of the Merger” beginning on page 53 of this proxy statement/prospectus. All vested AIR stock options held by directors and executive officers other than those reflected in the table above have an exercise price in excess of $3.07.

Severance Benefits for Luciano Melluzzo

On March 11, 2026, Mr. Luciano Melluzzo resigned from his positions as President and Chief Executive Officer of AIR and from all other positions he held with AIR and its subsidiaries. In connection with his resignation, Mr. Melluzzo entered into a Separation and Release Agreement, dated March 13, 2026, which provides for (i) cash severance equal to two months’ base salary ($64,310.14) and (ii) the issuance of 12,159 shares of AIR common stock in respect of the accelerated settlement of vested AIR RSUs granted on February 12, 2026.

Arrangements with Tenax

As of the date of this proxy statement/prospectus, none of AIR’s directors or executive officers has entered into any agreement, arrangement or understanding with Tenax or any of its affiliates regarding employment, or providing for any compensation or benefits, following the effective time, and the merger is not conditioned upon any such agreement, arrangement or understanding being entered into.

Continuing Employee Benefits

The merger agreement provides for certain customary protections regarding the compensation and benefits of employees of AIR, including AIR’s executive officers, during their employment with AIR and its affiliates following the effective time for a period of up to one year. These provisions are described in more detail in the section entitled “The Merger Agreement — Employee Matters” beginning on page 79 of this proxy statement/prospectus.

Directors’ and Officers’ Indemnification

Pursuant to the terms of the merger agreement, directors and executive officers of AIR will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to directors’ and officers’ indemnification, please see the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 79 of this proxy statement/prospectus.

Potential Payments to AIR’s Named Executive Officers Upon Completion of the Merger

This section sets forth the information required by Item 402(t) of SEC Regulation S-K regarding the compensation of each of AIR’s Named Executive Officers that is based on or otherwise relates to the merger and that will or may become payable to the Named Executive Officers at either the consummation of the merger or upon a qualifying termination of employment upon or following the consummation of the merger.

The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each Named Executive Officer would receive at the effective time based on the following assumptions:

•        the effective time occurs on November 1, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure;

•        the number of unvested AIR Equity Awards held by each Named Executive Officer is determined as of August 31, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus, less any awards expected to vest in the ordinary course prior to November 1, 2026, and assuming no additional grants or forfeitures of AIR Equity Awards prior to November 1, 2026; and

•        the price per share of AIR common stock is $3.07, which represents the five-day average closing price following the announcement of the merger.

The calculations in the table do not include amounts that AIR’s Named Executive Officers were already entitled to receive or were vested in as of the date of this proxy statement/prospectus. Moreover, as a result of the foregoing assumptions which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a Named Executive Officer may materially differ from the amounts set forth below.

For the purposes of this disclosure, “double-trigger” refers to payments that require two conditions, which are the consummation of the merger and a qualifying termination of employment, and “single-trigger” refers to payments or benefits that solely arise as a result of the consummation of the merger.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)(1)	Perquisites/ benefits ($)	Total ($)
Scott Glassman(1)	$0	$	$	$
Luciano Melluzzo(2)	$0	$	$	$

____________

(1)      For Mr. Glassman, the amounts set forth in the table reflect the aggregate dollar value of AIR common stock in respect of his unvested AIR Equity Awards, which will vest upon a termination without cause within two years following the effective time. These are therefore “double-trigger” payments. This amount excludes a grant of 12,159 vested RSUs to Mr. Glassman on February 12, 2026, which will be settled on February 12, 2027, because this grant was not made in connection with the merger.

(2)      Mr. Melluzzo resigned from his position as the President and Chief Executive Officer of the Company, effective March 11, 2026, and is no longer entitled to any payments or benefits in connection with the merger.

Interests of Certain Participants in the Solicitation

Our directors and executive officers may solicit proxies by telephone or otherwise in respect of the proposals to be considered at the special meeting and may be deemed to have been “participants” under the SEC rules in regard to such solicitation of AIR stockholders. AIR stockholders should be aware that all of the directors and Messrs. Glassman and Drisgula have interests in the merger that may be different from, or in addition to, those of AIR stockholders generally. All of our directors and Mr. Glassman will benefit from the treatment of outstanding AIR RSUs and AIR stock options and Michael Taglich and Robert Taglich will benefit from the payment of Subordinated Notes held by them as more fully described under “The Merger — Interests of AIR’s Directors and Executive Officers in the Merger” beginning on page 51 of this proxy statement/prospectus. In addition, AIR’s directors and executive officers will benefit from the indemnification and insurance arrangements described under “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 79 of this proxy statement/prospectus.

Opinion of AIR’s Financial Advisor

AIR retained Kipps to act as its financial advisor in connection with the Transactions. As part of this engagement, the AIR Board requested that Kipps evaluate the fairness to the holders of the AIR common stock, from a financial point of view, of the redemption price. At the meeting of the AIR Board on February 13, 2026, Kipps rendered its oral opinion to the AIR Board that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Kipps’s written opinion, an unadjusted redemption price of $4.21 was fair, from a financial point of view, to the holders of the AIR common stock. On February 17, 2026, Kipps delivered to the AIR Board a written opinion and an updated presentation, each dated February 17, 2026, confirming that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, an unadjusted redemption price of $4.18 was fair, from a financial point of view, to the holders of the AIR common stock.

The full text of the written opinion of Kipps, dated February 17, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this proxy statement/prospectus in its entirety. The summary of the opinion of Kipps in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Kipps’s opinion carefully and in its entirety. Kipps’s opinion was addressed to, and provided for the information and benefit of, the AIR Board (in its capacity as such) in connection with its evaluation of the Original Transactions. The opinion does not constitute a recommendation to the AIR Board or to any other persons in respect of the Original Transactions or the Transactions, including as to how any holder of shares of AIR common stock should vote or act in respect of the Original Transactions or the Transactions. Kipps’s opinion does not address the relative merits of the Original Transactions or the Transactions as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Original Transactions or the Transactions.

AIR stockholders should be aware that with the consent of the AIR Board, Kipps’s opinion was based on an assumed unadjusted redemption price of $4.18 per share, which was calculated based on a formula set forth in the original merger agreement prior to its amendment and restatement and assuming, at the direction of AIR’s management, that AIR’s net indebtedness at closing equals $24,600,000. The actual redemption price will be $3.27, which is materially lower than the $4.18 per share on which Kipps rendered its fairness opinion.

In connection with rendering its written opinion, Kipps, among other things:

•        reviewed certain publicly available business and financial information relating to AIR that Kipps deemed to be relevant, including publicly available research analysts’ estimates;

•        reviewed certain internal projected financial data relating to AIR prepared and furnished to Kipps by management of AIR, each as approved for Kipps’s use by AIR (the “Forecasts”);

•        discussed with management of AIR their assessment of the past and current operations of AIR, the current financial condition and prospects of AIR, and the Forecasts;

•        reviewed the reported prices and the historical trading activity of the AIR common stock;

•        compared the financial performance of AIR and its stock market trading multiples with those of certain other publicly traded companies that Kipps deemed relevant;

•        compared the financial performance of AIR and the valuation multiples relating to the unadjusted redemption price with the financial terms, to the extent publicly available, of certain other transactions that Kipps deemed relevant;

•        reviewed the financial terms and conditions of a draft, dated as of February 16, 2026, of the original merger agreement, including Exhibit H thereto; and

•        performed such other analyses and examinations and considered such other factors that Kipps deemed appropriate.

For purposes of Kipps’s analysis and opinion, Kipps assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with or reviewed by Kipps, without any independent verification of such information (and Kipps did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of AIR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Kipps assumed with the consent of the AIR Board that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AIR as to the future financial performance of AIR and the other matters covered thereby. Kipps expressed no view as to the Forecasts or the assumptions on which they were based.

For purposes of Kipps’s analysis and opinion, Kipps assumed, in all respects material to its analysis, that the final executed original merger agreement would not differ from the draft original merger agreement reviewed by Kipps, that the final executed redemption rights agreement would not differ from the draft terms and conditions set forth on Exhibit H of the original merger agreement reviewed by Kipps, that the representations and warranties of each party contained in the original merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the original merger agreement and redemption rights agreement and that all conditions to the consummation of the Original Transactions, including the redemption, would be satisfied without waiver or modification thereof. Kipps further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Original Transactions, including the redemption, would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on AIR or the consummation of the Original Transactions, including the redemption, or reduce the contemplated benefits of the Original Transactions, including the Redemption Rights, to holders of AIR common stock.

Kipps did not conduct a physical inspection of the properties or facilities of AIR and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of AIR, nor was Kipps furnished with any such valuations or appraisals, nor did Kipps evaluate the solvency or fair value of AIR under any state or federal laws relating to bankruptcy, insolvency or similar matters. Kipps’s opinion was necessarily based upon information made available to Kipps as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Developments subsequent to Kipps’s opinion could affect its opinion and Kipps did not and does not have any obligation to update, revise or reaffirm its opinion.

Kipps was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. Kipps did not express any view on, and Kipps’s opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of AIR, the fairness of the consideration to be paid or payable by AIR to the holders of membership units of Tenax or to be paid or payable by AIR in the tender offer contemplated in the original merger agreement, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AIR, or any class of such persons, whether relative to the unadjusted redemption price or otherwise. Kipps was not asked to, nor did Kipps express any view on, and Kipps’s opinion does not address, any other term or aspect of the original merger agreement or the redemption rights agreement or the Original Transactions or the Transactions, including, without limitation, the structure or form of the Original Transactions or the Transactions, or any term or aspect of any other agreement or instrument contemplated by the original merger agreement or the redemption rights agreement or entered into or amended in connection with the original merger agreement or the redemption rights agreement. Kipps’s opinion does not address the relative merits of the Original Transactions or the Transactions, including the redemption, as compared to other business or financial strategies that might be available to AIR, nor does it address the underlying business decision of AIR to engage in the Original Transactions or the Transactions, including the redemption. Kipps’s opinion did not constitute a recommendation to the AIR Board or to any other persons in respect of the Original Transactions or the Transactions, including the redemption, including as to how any holder of shares of the AIR common stock should vote or act in respect of the Original Transactions or the Transactions, including the redemption. Kipps did not express any opinion as to the prices at which shares of AIR common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on AIR or the Original Transactions or the Transactions, including the redemption, or as to the impact of the Original Transactions or the Transactions, including the redemption, on the solvency or viability of AIR or the ability of AIR to pay its obligations when they come due. Kipps is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by AIR and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Kipps with the AIR Board on February 13, 2026, as updated by delivery of the updated presentation to the AIR Board on February 17, 2026. The presentation delivered to the AIR Board on February 13, 2026 in connection with rendering the oral opinion was identical to the February 17, 2026 presentation delivered to the Board on such date, other than the modified redemption price. The following summary, however, does not purport to be a complete description of the analyses performed by Kipps. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Kipps. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 12, 2026 (the last trading date prior to the rendering of Kipps’s oral opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Kipps considered general business, economic, market and financial conditions, industry sector performance and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of AIR. The estimates contained in Kipps’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Kipps’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Kipps’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Kipps’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Kipps’s financial analyses. Considering the tables below without considering the full narrative description of Kipps’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

For purposes of its opinion and the financial analyses described below, Kipps calculated the unadjusted redemption price pursuant to and in accordance with a formula set forth in the original merger agreement prior to its amendment and restatement, which defined the redemption price as 107.3% of the “Debt Adjusted AIR Share Price”, where for purposes of such formula:

•        “Debt Adjusted AIR Share Price” meant the “Debt Adjusted AIR Equity Value” divided by the “AIR Share Target Amount”, subject to certain adjustments thereto;

•        “Debt Adjusted AIR Equity Value” meant $20,500,000 minus the “AIR Excess Debt”;

•        “AIR Excess Debt” meant the amount by which the “AIR Net Indebtedness” set forth in AIR’s closing capitalization schedule exceeded the “AIR Debt Target Amount”;

•        “AIR Debt Target Amount” meant $24,600,000; and

•        “AIR Share Target Amount” meant 5,256,325.

Applying the foregoing, the Debt Adjusted AIR Share Price was equal to the quotient of (A) an amount equal to (i) $20,500,000 minus (ii) the amount by which the AIR Net Indebtedness exceeded $24,600,000, divided by (B) 5,256,325.

For purposes of Kipps’s opinion and the financial analyses described below, AIR management instructed Kipps to assume that the AIR Net Indebtedness, as of December 31, 2025, was equal to the AIR Debt Target Amount of $24,600,000. Accordingly, Kipps calculated the unadjusted redemption price of $4.18 as 107.3% of the quotient of $20,500,000 divided by 5,256,325.

Summary of Kipps’s Financial Analyses

Selected Publicly Traded Companies Analysis

Kipps reviewed and compared certain financial information of AIR to corresponding financial multiples and ratios for the following selected publicly traded companies in the aerospace/defense industry (referred to in this section as the “selected companies”):

•        Jabil Inc.

•        Plexus Corp.

•        Albany International Corp.

•        Ducommun Incorporated

•        Magellan Aerospace Corporation

For each of the selected companies, Kipps calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of (i) estimated 2026 EBITDA (such estimated 2026 earnings referred to as “2026E EBITDA” and such multiples referred to as “EV/2026E EBITDA”), and (ii) projected 2027 EBITDA (such estimated 2027 earnings referred to as “2027P EBITDA” and such multiples referred to as “EV/2027P EBITDA”), based on closing share prices as of February 6, 2026. Estimated and projected financial data of the selected companies were based on publicly available research analysts’ estimates obtained from Capital IQ, company filings and press releases as of February 6, 2026.

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Kipps applied a (i) EV/2026E EBITDA multiple reference range of 8.5x to 10.5x to AIR’s estimated EBITDA in calendar year 2026 as reflected in the Forecasts, and (ii) EV/2027P EBITDA multiple reference range of 7.5x to 9.5x to AIR’s projected EBITDA in calendar year 2027 as reflected in the Forecasts.

Based on these ranges of implied total enterprise values, AIR’s estimated net debt as of December 31, 2025, and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated the following ranges of implied equity values per share of AIR common stock, each as compared to the unadjusted redemption price:

Benchmark	Implied Equity Values Per Share
EV/2026E EBITDA	$3.74 – $5.74
EV/2027P EBITDA	$2.67 – $4.70

Although none of the selected companies is directly comparable to AIR, Kipps selected these companies because they are publicly traded aerospace and defense firms, many of which possess specialized build-to-print/build-to-spec manufacturing expertise, that Kipps, in its professional judgment and experience, considered generally relevant to AIR for purposes of its financial analyses. In evaluating the selected companies, Kipps made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies.

Selected Transactions Analysis

Kipps reviewed financial information related to the following selected transactions involving target companies in the aerospace/defense industry, specifically aerospace assembly and component manufacturing, announced between 2018 and 2025 (referred to in this section as the “selected transactions”). The selected transactions reviewed by Kipps, and the month and year each was announced, were as follows:

Month and Year Announced	Acquirer	Target
July 2025	Sullivan Street Partners	Aerostructures Business of Senior plc
November 2023	Apex Space and Defense Systems	Unitech Composites, Inc.
June 2023	Arlington Capital Partners	Pegasus Steel LLC
October 2022	National Presto Industries, Inc.	Woodlawn Manufacturing Ltd.
March 2021	PCX Aerostructures, LLC	Senior Aerospace Connecticut
February 2020	Sabena Aerospace SA	Societe Anonyme Belge de Constructions Aeronautiques
September 2019	Susquehanna Private Capital, LLC	McNally Industries, LLC
September 2018	BBA Aviation plc/Ontic	Firstmark Corp.
September 2018	Argosy Private Equity	Capewell Aerial Systems
September 2018	Polaris Industries, Inc.	WSI Industries, Inc.

For each selected transaction, Kipps calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt plus debt-like liabilities plus minority interest less cash and cash equivalents) as a multiple of last twelve-month EBITDA for the target company at the time of the announcement of the applicable transaction (referred to in this section as “LTM EBITDA” and such multiple, “EV/LTM EBITDA”). Estimated financial data of the selected transactions were based on information dated as of the time of announcement of the relevant transaction.

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Kipps selected a reference range of EV/LTM EBITDA multiples of 7.0x to 9.0x and applied this range of multiples to AIR’s estimated LTM EBITDA as of December 2025, based on publicly available business and financial information for AIR. Based on this range of implied total enterprise values, AIR’s estimated net debt and option exercise amount as of December 31, 2025 of $25.4 million and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated a range of implied equity values per share of AIR common stock of $0.82 to $2.54, as compared to the unadjusted redemption price.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to AIR and none of the selected transactions is directly comparable to the transaction, Kipps selected these transactions because they involve companies or businesses that Kipps, in its professional judgment and experience, considered generally relevant to AIR for purposes of its financial analyses. In evaluating the selected transactions, Kipps made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions.

Discounted Cash Flow Analysis

Kipps performed a discounted cash flow analysis of AIR to calculate ranges of implied present values of the per share equity value of AIR utilizing estimates of the standalone unlevered, after-tax free cash flows that AIR was forecasted to generate over the period from January 1, 2026, through December 31, 2030, based on the Forecasts. Kipps calculated terminal values for AIR using two methods: (i) a perpetuity growth method — under which Kipps calculated terminal values for AIR by applying a range of perpetuity growth rates of 2.5% to 3.5%, which range was selected based on Kipps’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that AIR was forecasted to generate in the terminal year based on the Forecasts, and (ii) a terminal multiple method — under which Kipps calculated terminal values for AIR by applying a range of enterprise values to LTM EBITDA multiples of 7.0x to 9.0x, which range was selected based on Kipps’s professional judgment and experience, to an estimate of AIR’s terminal year EBITDA based on the Forecasts.

The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025, using discount rates ranging from 13.0% to 15.0%, representing an estimate of AIR’s weighted average cost of capital, as estimated by Kipps based on its professional judgment and experience, to derive implied enterprise value reference ranges for AIR. Based on these ranges of implied enterprise values, AIR’s estimated net debt as of December 31, 2025, and the number of fully diluted shares of AIR, each as provided by AIR’s management, this analysis indicated ranges of implied equity values per share of AIR common stock as set forth in the table below, as compared to the unadjusted redemption price:

Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$1.20 – $2.85
Terminal Multiple Method	$0.33 – $1.51

Premiums Paid Analysis

Using publicly available information, Kipps reviewed identified transactions involving acquisitions where a control premium was paid for a publicly traded target with a market capitalization less than or equal to $250 million between January 1, 2020 and December 31, 2025. Using publicly available information, Kipps calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market price per the target companies one day, one week and one month prior to the announcement of each such transaction.

This analysis indicated the following:

Benchmark	1 Day Prior	1 Week Prior	1 Month Prior
Median	39.11%	40.56%	45.42%
Mean	43.67%	45.65%	46.78%
75th percentile	64.21%	69.20%	71.39%
25th percentile	16.00%	15.90%	14.47%
High	141.35%	206.12%	191.54%
Low	(20.37)%	(35.17)%	(31.57)%

Based on the results of this analysis and its professional judgment and experience, Kipps applied a premium range of 14.5% to 71.4% to the closing price per share of AIR common stock of $3.30 on January 16, 2026. This analysis indicated a range of implied equity values per share of AIR common stock of $3.78 to $5.66, as compared to the unadjusted redemption price.

Miscellaneous

The foregoing summary of Kipps’s financial analyses does not purport to be a complete description of the analyses or data presented by Kipps to the AIR Board. In connection with the review of the Original Transactions by the AIR Board, Kipps performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Kipps’s opinion. In arriving at its fairness determination, Kipps considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Kipps made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Kipps may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Kipps with respect to the actual value of the shares of AIR common stock. Further, Kipps’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AIR or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Kipps prepared these analyses for the purpose of providing an opinion to the AIR Board as to the fairness to the holders of the AIR common stock, from a financial point of view, of the unadjusted redemption price. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Kipps’s analyses are inherently subject to substantial uncertainty, and Kipps assumes no responsibility if future results are materially different from those forecasted in such estimates.

Kipps’s financial advisory services and its opinion were provided for the information and benefit of the AIR Board (in its capacity as such) in connection with its evaluation of the proposed Original Transactions. The issuance of Kipps’s opinion was approved by an Opinion Committee of Kipps.

Kipps did not recommend any specific amount of consideration to the AIR Board or AIR management or that any specific amount of consideration constituted the only appropriate consideration in the transactions for the holders of the AIR common stock.

Pursuant to the terms of Kipps’s engagement letter with AIR, AIR has agreed to pay Kipps a fee for its services in the aggregate amount of approximately $1.7 million, of which (i) $100,000 was payable upon execution of the engagement letter and is fully creditable against any fee payable upon the consummation of the merger,

(ii) $350,000 was payable upon delivery of Kipps’s opinion in connection with the original merger agreement and is fully creditable against any fee payable upon the consummation of the merger and (iii) the remainder will be payable contingent upon the consummation of the merger. AIR has also agreed to reimburse Kipps for certain of its expenses and to indemnify Kipps against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Kipps and its affiliates have not been engaged to provide financial advisory or other services to AIR and it has not received any compensation from AIR during such period. In addition, during the two-year period prior to the date of its opinion, Kipps and its affiliates have not been engaged to provide financial advisory or other services to Tenax and it has not received any compensation from Tenax during such period. Kipps may provide financial advisory or other services to AIR and Tenax in the future, and in connection with any such services Kipps may receive compensation.

Kipps and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Kipps and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to AIR, Tenax, potential parties to the Original Transactions or the Transactions and/or any of their respective affiliates or persons that are competitors, customers or suppliers of AIR or Tenax.

AIR engaged Kipps to act as a financial advisor based on Kipps’s qualifications, experience and reputation. Kipps is an internationally recognized investment banking firm in the aerospace, defense and government services industry and provides fairness opinions in connection with transactions and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Certain Unaudited Prospective Financial Information Used by Our Board of Directors and Financial Advisor

AIR does not, as a matter of course, publicly disclose detailed long-term financial forecasts or internal projections as to future performance, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the effort to solicit counterparties and provide them with current financial information, AIR management prepared the Forecasts, which were provided to certain counterparties, the AIR Board and Kipps for its use and reliance in connection with its financial analyses and opinion. The Forecasts speak only as of the time they were prepared and provided to the AIR Board.

The Forecasts were not prepared for the purpose of public disclosure, and were not prepared in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections. The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond AIR’s control. Accordingly, the Forecasts may not be realized and actual results may differ materially from those reflected in the Forecasts. The summary of the Forecasts included in this proxy statement/prospectus is not intended to influence your decision whether to vote in favor of any of the proposals at the special meeting. The inclusion of this information in this proxy statement/prospectus should not be regarded as an indication that AIR or any of its affiliates, officers, directors, employees, advisors or other representatives considered, or now considers, the Forecasts to be material or necessarily predictive of actual future results or events, and the Forecasts should not be relied upon as such.

Neither AIR’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Forecasts.

Forecasts

The following table sets forth the projected revenue, net income and EBITDA reflected in the AIR Forecasts:

	Fiscal year ending December 31,
	2026E	2027E	2028E	2029E	2030E
Revenue	$56,135,000	$59,532,000	$60,648,000	$61,800,000	$62,992,000
Net Income	1,299,000	2,090,000	2,081,000	2,075,000	2,070,000
EBITDA(1)	5,160,000	5,136,000	4,753,000	4,372,000	3,992,000

____________

(1)      Represents earnings before interest, taxes, depreciation and amortization, excluding (as applicable) and reflecting stock-based compensation as an expense. Reconciling projected EBITDA to net income presents inherent difficulty in forecasting certain amounts required for a full reconciliation, for example, interest expense, taxes, amortization, stock based compensation and non-recurring items.

Tenax’s Reasons for the Merger

In evaluating the merger and the other Transactions, the Tenax Board, with the assistance of Tenax’s management and advisors, weighed a number of factors, both favorable and unfavorable. The factors weighing in favor of the merger included:

•        the opportunity to combine Tenax with an established publicly traded aerospace and defense company, creating a platform with broader capabilities, customer relationships and growth prospects than Tenax has on a stand-alone basis;

•        the complementary nature of the two businesses, AIR’s manufacturing of precision components and assemblies for aerospace and defense contractors, and Tenax’s special mission aircraft and related aviation equipment and services for the governments and other customers, positioning the combined company to participate across a broader portion of the aerospace and defense value chain;

•        the Tenax Board’s expectation of continued growth in demand for special mission aviation supporting national security and public safety missions, which the combined company is better positioned to pursue than Tenax alone;

•        the access to the public capital markets without the time, cost and execution risk associated with a traditional initial public offering, providing the combined company with a publicly traded currency that can be used to support future acquisitions and other growth opportunities;

•        AIR’s long operating history and reputation in the aerospace and defense industry, its established relationships with leading aerospace and defense prime contractors, its funded backlog and unfilled contract value, its skilled workforce and its manufacturing facilities;

•        the fact that the Tenax Members will retain a substantial majority of the economic interest in, and voting power of, the combined company and will continue to participate in any future growth and appreciation in the value of the combined company;

•        the opportunity for the Tenax Members to hold publicly traded securities that may provide greater liquidity over time than their existing interests in a privately held company, subject to applicable securities laws and contractual restrictions; and

•        the anticipated governance structure of the combined company, including the right of the Tenax Members to designate a majority of the members of the board of directors of the combined company at the closing.

The Tenax Board also considered a number of potentially negative factors including:

•        the risks and costs associated with operating as a public company, including increased legal, accounting, compliance, reporting and governance obligations;

•        AIR’s financial condition, the impending expiration and non-renewal of AIR’s senior credit facility, its negative projected cash flows, need for additional capital and the risk of further deterioration;

•        the cash Tenax or the combined company must fund for the Transactions, including to repay AIR’s indebtedness and on any exercise of the Redemption Rights;

•        the risks of combining two different operating models and the possibility that the anticipated benefits may not be realized;

•        the risk that the merger is not completed, including the resulting harm to Tenax’s business and relationships, the termination fee and expense reimbursement payable in certain circumstances;

•        the risk that the market price of AIR common stock following the merger may not reflect the intrinsic value of the combined company and may be subject to significant volatility due to factors affecting the combined company, the aerospace and defense industry or the broader equity markets; and

•        the other risks described in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

Although the foregoing discussion sets forth the principal factors considered by the Tenax Board, it is not intended to be exhaustive and may not include all of the factors considered by the Tenax Board, and each member of the Tenax Board may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the Tenax Board did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered. The explanation of the reasoning of the Tenax Board and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus.

Interests of Tenax’s Managers and Executive Officers in the Merger

Certain members of the Tenax Board and certain of Tenax’s executive officers have interests in the merger that are different from, or in addition to, the interests of Tenax Members generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Ownership Interests

As of August 31, 2026, Tenax’s then-current non-employee managers and executive officers beneficially owned (indirectly through membership interests in NEH and Managers Equity, LLC), in the aggregate, approximately 78% of the Tenax units. Such Tenax units will be converted into shares of AIR common stock at the effective time.

Management Following the Merger

Two members of the Tenax Board and three of Tenax’s executive officers are expected to become directors and executive officers, respectively, of the combined company upon the closing of the merger, in connection with which they may enter into new employment agreements to reflect their status as executive officers of a publicly-traded company. For more information, see the sections entitled “Management and Directors of the Combined Company” beginning on page 154 of this proxy statement/prospectus and “Executive Officer and Director Compensation of the Combined Company” beginning on page 159 of this proxy statement/prospectus.

Certain Relationships and Related Party Transactions

Thomas Foley, Chairman of Tenax, and Taran Bakker, a member of the Tenax Board, are parties to certain agreements with Tenax and will be parties to certain agreements with the combined company following the merger. For more information, see the section entitled “Certain Relationships and Related Party Transactions of the Combined Company” beginning on page 161 of this proxy statement/prospectus.

Governance of AIR Following the Merger

Board of Directors

Following the consummation of the merger, the AIR Board will be composed of no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax, namely Thomas Foley, Taran Bakker, Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller and John Young, and (b) two individuals to be mutually agreed upon by Tenax and AIR, namely [•] and [•], to hold office in accordance with the articles of incorporation and bylaws of AIR.

Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller, John Young, [•] and [•] are expected to be “independent directors” within the meaning of Item 407(a)(1) and NYSE American Rule 803A(2).

Following the consummation of the merger, the Audit Committee will be composed of members who meet the independence requirements set forth by the SEC, in the NYSE American listing requirements and the Audit Committee charter. Each member of the Audit Committee will be financially literate in accordance with the NYSE American listing requirements.

For more information, see the section entitled “Management and Directors of the Combined Company” beginning on page 154 of this proxy statement/prospectus.

Management

AIR’s executive team following the merger will draw on the leadership teams of AIR and Tenax. In particular, Jim Linder, Ignacio Ladegui and Alan Oswalt, current executive officers of Tenax, will become Chief Executive Officer, Chief Financial Officer and EVP of Operations, respectively, of the combined company.

Tenax and its members, through the date on which the merger agreement was signed by all parties, made no arrangements with, and made no offers to, any members of AIR’s management team regarding continued employment with AIR.

For more information, see the section entitled “Management and Directors of the Combined Company” beginning on page 154 of this proxy statement/prospectus.

Controlled Company

Following the consummation of the merger, AIR will be a “controlled company” for purposes of Section 801(a) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(a), a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions from the requirements that (1) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors and (2) compensation of the chief executive officer be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee composed of independent directors. AIR does not intend to rely on the exemption from the requirement that a majority of AIR’s board of directors consist of independent directors.

Smaller Reporting Company

Following the consummation of the merger, AIR is expected to qualify as a “Smaller Reporting Company” for purposes of Section 801(h) of the NYSE American Company Guide and, if and for so long as it so qualifies, intends to rely on exemptions from certain governance standards.

Under Section 801(h), a company that satisfies the definition of smaller reporting company in Rule 12b-2 of the Exchange Act, meaning it is an issuer that is not an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (1) has a public float of less than $250 million or (2) has annual revenues of less than $100 million and either (i) no public float or (ii) a public float of less than $700 million, is a “Smaller Reporting Company”. Smaller Reporting Companies are exempt from certain corporate governance requirements. Immediately following the consummation of the merger, the combined company intends to rely on exemptions allowing (1) an audit committee of at least two independent members (rather than three independent members), (2) a compensation committee that is not composed of independent directors and (3) selection of a compensation consultant, legal counsel or other adviser to the compensation committee without consideration of such adviser’s independence. AIR does not intend to rely on the exemption allowing a board of directors composed of at least 50% independent directors (rather than a majority of independent directors).

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction or written waiver, where permissible, of the conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or written waiver, where permissible, of such conditions), or at such other time and date as shall be agreed in writing between AIR and Tenax. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 82 of this proxy statement/prospectus, it is currently anticipated that the merger will close in the fourth quarter of 2026. It is possible that factors outside the control of both parties could result in the merger being completed at a different time, or not at all.

As soon as practicable on the closing date, Tenax will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the certificate of merger and agreed to by AIR and Tenax in writing.

Regulatory Approvals

Completion of the merger is conditioned on, among other things, the expiration or termination of the applicable waiting periods under the HSR Act, the receipt of any required approvals or the expiration or termination of any applicable waiting periods under Antitrust Laws of certain other specified jurisdictions, if applicable, and the absence of any law or order enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing consummation of the Transactions.

Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period, or any extensions thereof, has expired or been terminated. The initial HSR Act waiting period is up to 30 days following the filing of the notification and report forms, unless earlier terminated by the FTC and the DOJ.

Pursuant to the merger agreement, each party has agreed to use its reasonable best efforts to obtain all necessary actions or nonactions, consents, approvals and waivers from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act and other registrations, declarations and filings with, or notices to, governmental authorities, that may be required or advisable under other applicable antitrust, competition or pre-merger notification laws of any jurisdiction), if any. Pursuant to the merger agreement, Tenax and its affiliates are not required to agree to any prohibition or limitation on their ownership or operation of their businesses, any divestiture, hold-separate arrangement or any other restriction on their ability to operate their businesses, nor are they obligated to litigate before the FTC or DOJ, in order to obtain regulatory clearance.

On May 15, 2026, Thomas Foley filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ with respect to his proposed acquisition of AIR common stock in connection with the merger. The applicable waiting period expired on June 15, 2026.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the DOJ, the FTC or any U.S. state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of AIR or Tenax. Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances.

There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, what the result will be. The required regulatory and other approvals are discussed under the section entitled “The Merger Agreement — Covenants and Agreements — Reasonable Best Efforts; Further Action” beginning on page 80 of this proxy statement/prospectus.

Accounting Treatment

The merger will be accounted for as a reverse merger using the acquisition method of accounting in accordance with Topic 805. For accounting purposes, Tenax will be treated as the accounting acquirer and AIR will be treated as the accounting acquiree. As a result, Tenax’s historical consolidated financial statements will become those of the combined company, and AIR’s identifiable assets and liabilities will be recognized at their estimated fair values as of the closing date in accordance with the acquisition method of accounting.

Dividend Policy Following the Merger

AIR has not declared or paid any cash dividends on its common stock in recent years and does not currently anticipate paying cash dividends in the foreseeable future, other than the dividend of Redemption Rights to be declared in connection with the Transactions. Any future dividends will be at the discretion of the AIR Board and will depend on AIR’s financial condition, results of operations, capital requirements and other factors the AIR Board deems relevant, and will be subject to applicable law.

Listing of the Combined Company Common Stock on NYSE American

AIR’s common stock is currently listed on NYSE American under the symbol “AIRI” and is expected to continue to be listed on NYSE American following the consummation of the merger.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the merger agreement and the amendment to the merger agreement, which are included in this proxy statement/prospectus as Annex A and Annex A-1, respectively, and incorporated by reference herein. The summary of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Tenax or AIR. The rights and obligations of Tenax and AIR are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. AIR stockholders are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus and the information incorporated by reference into this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and the amendment to the merger agreement dated July 31, 2026 are attached to this proxy statement/prospectus as Annex A and Annex A-1, respectively, and described in this summary to provide you with information regarding its terms. The merger agreement contains representations and warranties by AIR and Merger Sub, on the one hand, and by Tenax, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Tenax, AIR and Merger Sub were qualified and subject to important limitations agreed to by Tenax, AIR and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts about AIR or Tenax or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that each of AIR and Tenax delivered in connection with the merger agreement as well as certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since February 16, 2026. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 186 of this proxy statement/prospectus.

General

The merger agreement provides, among other matters, for the acquisition of Tenax pursuant to a merger, on the terms and subject to the conditions in the merger agreement and in accordance with the DLLCA. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Tenax, with Tenax continuing as the surviving company and as a wholly owned subsidiary of AIR.

At the effective time, Tenax’s certificate of formation as of immediately prior to the effective time will continue to be the certificate of formation of the surviving company, and the limited liability company agreement in the form set forth in Exhibit D to the merger agreement shall be the limited liability company agreement of the surviving company. In addition, at the closing, AIR will amend its bylaws to remove the provision prohibiting stockholder action by written consent.

The parties will take all requisite action (including to the extent necessary increasing the size of the AIR Board) so that, from and after the effective time, the AIR Board will include no fewer than eight directors, which will consist only of (a) no fewer than six individuals designated by Tenax and (b) two individuals to be mutually agreed upon by Tenax and AIR, each to hold office in accordance with the articles of incorporation and bylaws of AIR. The officers of Tenax immediately prior to the effective time will be the officers of the surviving company, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Closing; Effective Time

The closing will take place on the third business day after the satisfaction or written waiver (where permissible) of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the closing), unless another date is agreed to in writing by Tenax and AIR.

Promptly following the receipt of the requisite AIR stockholder approvals at the special meeting, AIR will cause the amendment to AIR’s articles of incorporation to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS and, promptly following the effectiveness of that amendment but prior to the closing, AIR will cause a certificate of change effecting the reverse stock split to be filed with the Nevada Secretary of State in accordance with NRS 78.207. As soon as practicable on the closing date, Tenax will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided by the DLLCA, and each of AIR, Merger Sub and Tenax will make all other filings or recordings required under the NRS or the DLLCA in connection with the merger (if any). The merger will become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in the certificate of merger and agreed to by AIR and Tenax in writing.

Conversion of Securities

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each Tenax unit will be converted into the right to receive the portion of the merger consideration allocated in respect thereof, calculated in accordance with the capitalization schedule, which Tenax is required to deliver no less than two business days prior to the closing, and each holder of a Tenax unit immediately prior to the effective time will thereafter cease to have any rights with respect to such Tenax unit, except the right to receive the merger consideration in respect thereof. After the effective time, there will be no further registration of transfers of Tenax units.

Also at the effective time, all membership interests of Merger Sub issued and outstanding immediately prior to the effective time will be converted into 100% of the membership interests of the surviving company.

Merger Consideration

The merger consideration is defined as 126,900,000 shares of AIR common stock, to be issued to the Tenax Members and, as applicable, reserved for issuance to the Tenax Warrantholders upon the exercise of their warrants as described in the section entitled “The Merger Agreement — Exchange Procedures” beginning on page 68 of this proxy statement/prospectus, subject to equitable adjustment to reflect appropriately the effect of any subdivision, stock dividend, stock split (including the reverse stock split), combination, recapitalization, exchange of shares, reclassification or other like change with respect to AIR common stock occurring on or after February 16, 2026 and prior to the closing. After giving effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal and the subsequent reverse stock split, the merger consideration would consist of 25,380,000 shares of AIR common stock.

Exchange Procedures

At or prior to the effective time, AIR will deposit, or cause to be deposited, with Broadridge Corporate Issuer Solutions (the “Transfer Agent”), in trust for the benefit of the Tenax Members, a number of shares of AIR common stock, in book-entry or certificated form, equal to the portion of the merger consideration issuable to the Tenax Members in accordance with the capitalization schedule that Tenax is required to deliver prior to closing for the purpose of exchanging Tenax units for the merger consideration.

Prior to the effective time, Tenax will provide to each person who is or will be, as of immediately prior to the effective time, a Tenax Member a letter of transmittal, which will contain representations and warranties customary for a private placement of securities exempt from registration under the Securities Act and such other provisions as Tenax may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal). Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or Tenax, each Tenax Member will be entitled to receive (following the effective time), in exchange for such Tenax

Member’s Tenax units, the portion of the merger consideration allocated to such Tenax Member in accordance with the capitalization schedule that Tenax is required to deliver prior to closing (together with cash in lieu of fractional shares), and such Tenax Member’s Tenax units will be canceled. After the effective time, any Tenax units will be deemed to represent only the right to receive the merger consideration upon such exchange.

No interest will be paid or accrue on any cash payable upon exchange of any Tenax units.

No Fractional Shares

AIR will not issue fractional shares of AIR common stock in the merger. Fractional shares of AIR common stock that would otherwise be allocable to any Tenax Members in the merger will be aggregated, and calculations will be rounded up to three decimal places. The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by AIR, and in no case later than 20 business days after the effective time, and will make available the net proceeds thereof, on a pro rata basis, without interest and subject to the amount of any withholding taxes as contemplated in the merger agreement, as soon as practicable to the Tenax Members entitled to receive such cash.

Repayment of Payoff Debt

At the closing, Tenax or one of its affiliates will repay, or cause to be repaid, on behalf of AIR and its subsidiaries, the outstanding balance of certain indebtedness of AIR in accordance with the payoff letters furnished to Tenax. See the section entitled “The Merger Agreement — Covenants and Agreements — Payoff Letters” beginning on page 81 of this proxy statement/prospectus.

AIR Equity Awards

Each AIR Equity Award that is outstanding as of immediately prior to the effective time will continue on the same terms and conditions as were applicable to such AIR Equity Awards as of immediately prior to the effective time.

Representations and Warranties

The merger agreement contains representations and warranties by AIR, Merger Sub and Tenax that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The merger agreement contains representations and warranties by AIR and Merger Sub relating to, among other things, the following:

•        due organization, valid existence, good standing and qualification to do business;

•        capitalization;

•        corporate power and authority;

•        governmental consents and absence of certain conflicts;

•        compliance with laws and permits;

•        financial statements;

•        internal controls and procedures;

•        absence of undisclosed liabilities;

•        absence of certain changes or events;

•        accuracy of information supplied for inclusion in this proxy statement/prospectus;

•        the operations of Merger Sub;

•        absence of certain legal proceedings and governmental orders;

•        employee benefit plans and labor and employment matters;

•        real property matters;

•        intellectual property, privacy and data protection and artificial intelligence matters;

•        tax matters;

•        environmental matters;

•        material contracts;

•        insurance coverage;

•        finders’ or brokers’ fees;

•        government contracts;

•        absence of payments prohibited under money laundering laws;

•        inapplicability of anti-takeover laws; and

•        financial advisor opinion.

The merger agreement contains representations and warranties by Tenax relating to, among other things, the following:

•        due organization, valid existence, good standing and qualification to do business;

•        capitalization;

•        corporate power and authority;

•        governmental consents and absence of certain conflicts;

•        compliance with laws and permits;

•        financial statements;

•        internal controls and procedures;

•        absence of certain changes or events;

•        accuracy of information supplied for inclusion in this proxy statement/prospectus;

•        sufficiency of funds;

•        absence of certain legal proceedings and governmental orders;

•        employee benefit plans and labor and employment matters;

•        real property matters;

•        intellectual property, privacy and data protection and artificial intelligence matters;

•        tax matters;

•        environmental matters;

•        material contracts;

•        insurance coverage;

•        finders’ or brokers’ fees;

•        government contracts; and

•        absence of payments prohibited under money laundering laws.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the merger agreement, an “AIR Material Adverse Effect” or “Tenax Material Adverse Effect” means, with respect to AIR and its subsidiaries or Tenax and its subsidiaries, respectively, any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by such party or otherwise prevent such party from performing its obligations under the merger agreement. In addition, the definition of an “AIR Material Adverse Effect” also includes certain liquidity-related events affecting AIR, including, but not limited to, the commencement of insolvency or bankruptcy proceedings against AIR or any of its subsidiaries, or the acceleration of AIR’s material indebtedness prior to its stated maturity. However, with respect to clause (a), any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether an AIR Material Adverse Effect or Tenax Material Adverse Effect has occurred:

•        any change in the market price, trading volume or credit ratings of AIR common stock or Tenax equity interests, as applicable, or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after February 16, 2026 (though the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an AIR Material Adverse Effect or Tenax Material Adverse Effect has occurred);

•        changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general;

•        changes in applicable law or GAAP, or in any interpretation thereof;

•        changes in the markets or industries in which such party and its subsidiaries operate (including legal and regulatory changes);

•        acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of February 16, 2026;

•        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic;

•        any changes resulting or arising from the identity of the other party or any of the other party’s affiliates; or

•        the public announcement, pendency or performance of the merger agreement;

provided that, in the case of the second, third, fourth, fifth and sixth bullet points above, such party and its subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate.

The representations and warranties in the merger agreement will not survive the effective time.

Other Covenants and Agreements

Conduct of Business of AIR Prior to Completion of the Merger

AIR has agreed that, between February 16, 2026 and the effective time, except as set forth in the confidential disclosure letter delivered by AIR to Tenax in connection with the original merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable law and all AIR’s material contracts and, without limiting the generality of the foregoing, use reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

Additionally, between February 16, 2026 and the effective time, except as set forth in the confidential disclosure letter delivered by AIR to Tenax in connection with the original merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR has agreed that it will not, and will cause each AIR subsidiary not to:

•        amend or otherwise change AIR’s articles of incorporation or bylaws or equivalent organizational documents, or the equivalent organizational documents of any of its subsidiaries, or create any new subsidiaries;

•        merge or consolidate AIR with any other person or restructure, reorganize or completely or partially liquidate;

•        issue, deliver, sell, grant, pledge, dispose of or grant an encumbrance on, or permit an encumbrance to exist on, any shares of any class of capital stock of AIR or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of AIR or any of its subsidiaries (except for the issuance of shares of AIR common stock issuable pursuant to the exercise of AIR stock options or the settlement of AIR RSUs, in each case, outstanding on February 16, 2026 in accordance with their terms and the terms of the AIR Stock Plans as in effect on February 16, 2026);

•        repurchase, redeem or otherwise acquire any outstanding AIR common stock;

•        (i) sell, lease, license, pledge or dispose of or (ii) grant an encumbrance on, or permit an encumbrance to exist on, any properties or assets (other than intellectual property) or any interests therein of AIR or any of its subsidiaries, other than as permitted by the merger agreement;

•        sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any AIR owned intellectual property (except for non-exclusive licenses granted to customers and suppliers of AIR in the ordinary course of business consistent with past practice) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any AIR owned intellectual property;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of AIR’s direct or indirect wholly owned subsidiaries to AIR or any of its other wholly owned subsidiaries;

•        adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

•        acquire any assets outside the ordinary course of business consistent with past practice from any other person for consideration in excess of $100,000 in any individual transaction or series of related transactions or $250,000 in the aggregate;

•        make any loans, advances, guarantees or capital contributions to or investments in any person, other than advances to employees of AIR or any of its subsidiaries in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

•        make any payments or distributions to any stockholders, employees, directors, officers or affiliates of AIR or its subsidiaries, or any of their respective affiliates (or any directors, managers or employees of such affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

•        incur any indebtedness or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AIR;

•        make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12-month period beginning on or after February 16, 2026;

•        modify in any material respect any accounting policies or procedures, other than as required by GAAP or law;

•        except as required by applicable law, (i) make any material change (or file any such change) in any method of tax accounting; (ii) make, change or rescind any material tax election; (iii) settle or compromise any material tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of taxes; (iv) file any material amended tax return; (v) file any claim for refund of a material amount of taxes; or (vi) waive or extend the statute of limitations in respect of material taxes;

•        except as required by the terms of AIR’s employee benefit plans or AIR’s collective bargaining agreements: (i) adopt, enter into, terminate, modify or amend any of AIR’s collective bargaining agreements or AIR’s employee benefit plans; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any discretionary bonus of any kind or amount whatsoever; (iii) grant, pay or increase any change-in-control, retention, severance or termination pay; (iv) grant or modify any awards (including grants of any stock or stock-based awards or the removal of existing restrictions in any of AIR’s employee benefit plans or awards made thereunder); (v) take any action to fund or secure the payment of compensation or benefits under any of AIR’s employee benefit plans; (vi) take any action to accelerate the vesting or payment of compensation or benefits under any of AIR’s employee benefit plans or awards made thereunder; (vii) materially change any actuarial or other assumption used to calculate funding obligations with respect to any of AIR’s employee benefit plans or change the manner in which contributions to any of AIR’s employee benefit plans are made or the basis on which such contributions are determined (except as may be required for continued compliance with generally accepted accounting principles); or (viii) terminate or hire any service provider, other than terminations for cause (provided that AIR may hire service providers to replace departed service providers in the ordinary course of business consistent with past practice and may terminate or hire service providers with an annual base salary less than $150,000 in the ordinary course of business consistent with past practice);

•        except as required by law or any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, of liabilities disclosed, reflected or reserved against in the AIR financial statements or incurred since the date of such AIR financial statements in the ordinary course of business consistent with past practice; (ii) cancel or compromise any material indebtedness; or (iii) waive or assign any claims or rights of material value;

•        enter into, terminate, cancel, modify, amend or fail to renew any material contract or real property lease, or any contract or real property lease that, if existing on February 16, 2026, would have been a material contract or real property lease, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice;

•        enter into, modify, amend or terminate any contract, or waive, release or assign any material rights or claims thereunder, which would reasonably be expected to (i) impair in any material respect the ability of AIR to perform its obligations under the merger agreement or (ii) prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

•        enter into any contract that is material to AIR and its subsidiaries, taken as a whole, to the extent consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such contract;

•        amend any material permit in any material respect, or allow any material permit to lapse, expire or terminate, other than (i) amendments, renewals or extensions of permits in the ordinary course of business consistent with past practice or (ii) non-renewal or non-extension of permits that are not necessary to conduct AIR’s business as then conducted;

•        authorize, apply for or cause to be approved the listing of shares of AIR common stock on any stock exchange; or

•        authorize, commit or agree to do any of the foregoing.

Conduct of Business of Tenax Prior to Completion of the Merger

Tenax has agreed that, between February 16, 2026 and the effective time, except as set forth in the confidential disclosure letter delivered by Tenax to AIR in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable law and all Tenax’s material contracts and, without limiting the generality of the foregoing, use reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

Additionally, between February 16, 2026 and the effective time, except as set forth in the confidential disclosure letter delivered by Tenax to AIR in connection with the merger agreement, as expressly contemplated by the merger agreement or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax has agreed that it will not, and will cause each Tenax subsidiary not to:

•        amend or otherwise change Tenax’s certificate of formation, limited liability company agreement or equivalent organizational documents, except for any amendments or changes that would not (i) materially delay, materially impede or prevent the consummation of the Transactions or (ii) adversely affect the AIR stockholders in any material respect differently than the Tenax Members;

•        adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving Tenax or any of its subsidiaries (other than dormant subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Tenax and any wholly owned subsidiary of Tenax or among wholly owned subsidiaries of Tenax);

•        enter into any new line of business that is material to Tenax and its subsidiaries, taken as a whole; or

•        authorize, commit or agree to do any of the foregoing.

No Interfering Transactions

From February 16, 2026 through the earlier of the closing and the termination of the merger agreement, neither Tenax nor AIR will, nor will permit its subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

Stockholder Meeting

The merger agreement provides that AIR will call, give notice of, convene and hold the special meeting as promptly as reasonably practicable following the date upon which the registration statement of which this proxy statement/prospectus forms a part has been declared effective under the Securities Act, with the record date and meeting date to be set by the AIR Board after consultation with Tenax. AIR will, as promptly as reasonably practicable following the date of the merger agreement, set a record date for determining the AIR stockholders entitled to notice of, and to vote at, the special meeting, which record date will be at least 20 business days following the initiation of a broker search conducted pursuant to Rule 14a-13 under the Exchange Act. AIR may not change the date of, postpone or adjourn the special meeting without Tenax’s consent (not to be unreasonably withheld, conditioned or delayed), except that AIR may postpone or adjourn the special meeting no more than two times under specified circumstances, and in no event to a date more than 30 days after the date for which the special meeting was originally scheduled, without Tenax’s prior written consent. The merger agreement further provides that the AIR Board will recommend that the AIR stockholders vote in favor of the approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal and will use its reasonable best efforts to solicit proxies from the AIR stockholders constituting the requisite AIR stockholder approvals.

AIR will not change the date of, postpone or adjourn the meeting without the consent of Tenax (which may not be unreasonably withheld, conditioned or delayed), except, and no more than two times, (i) for adjournments or postponements to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the AIR stockholders within a reasonable amount of time in advance of the meeting; (ii) to allow reasonable additional time to solicit proxies in favor of approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal; (iii) if there are insufficient shares of AIR common stock represented at the meeting (either in person or by proxy) to constitute the necessary quorum or if AIR has not received proxies sufficient to allow the receipt of the requisite AIR stockholder approvals at the meeting; or (iv) as required by law. Tenax may cause AIR to postpone or adjourn the meeting once if AIR has not received proxies sufficient to allow the receipt of the requisite AIR stockholder approvals at the meeting and Tenax informs AIR that Tenax believes in good faith that additional time is required to solicit proxies in favor of approval of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

No Solicitation by AIR

AIR has agreed that none of it or any of its subsidiaries or any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing AIR Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal; (iv) enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing AIR Proposal; or (v) resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

In addition, AIR has agreed to, and to cause its subsidiaries and its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement by AIR, any of its subsidiaries or its or any of their respective representatives with respect to any Competing AIR Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing AIR Proposal previously granted to such person.

AIR will promptly, and in any event within 24 hours of AIR obtaining knowledge of the receipt thereof, advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, the financial and other material terms and conditions of any such Competing AIR Proposal or inquiry (including any changes thereto) and the identity of the person making any such Competing AIR Proposal. AIR will thereafter keep Tenax fully informed of the status and material details (including any change to the terms thereof) of any such Competing AIR Proposal or inquiry and provide to Tenax, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing AIR Proposal or inquiry exchanged between AIR or any of its subsidiaries, on the one hand, and the person making such Competing AIR Proposal or inquiry, on the other hand.

Notwithstanding the above, AIR may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after February 16, 2026, an unsolicited, written, bona fide Competing AIR Proposal, so long as such Competing AIR Proposal did not result from a breach of the merger agreement and prior to furnishing such information and entering into such discussions, the AIR Board:

•        reasonably determines, in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that such Competing AIR Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and the failure to furnish such information to, or enter into such discussions with, the person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS;

•        provides such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such person); and

•        obtains from such person a confidentiality agreement that contains terms no less favorable to AIR than those contained in the existing confidentiality agreement between AIR and Tenax.

As used in this proxy statement/prospectus:

•        the term “Competing AIR Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving AIR or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of AIR or of any resulting parent company of AIR; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of AIR and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of AIR; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of AIR; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the merger; or (f) any combination of the foregoing; and

•        the term “Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing AIR Proposal (other than pursuant to clause (e) of such definition above) which the AIR Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the AIR stockholders from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the merger (after taking into account any changes to the financial terms of the merger agreement proposed by Tenax in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing AIR Proposal” shall be replaced with “75%”.

Change in the AIR Recommendation

The AIR Board has made the AIR Recommendation. In connection with the AIR Recommendation, the merger agreement provides that the AIR Board, or any committee thereof, may not:

•        fail to make, withdraw, qualify, modify or amend, or publicly propose to fail to make, withdraw, qualify, modify or amend the AIR Recommendation;

•        fail to include the AIR Recommendation in this proxy statement/prospectus;

•        adopt or recommend, or propose publicly to adopt or recommend, any Competing AIR Proposal;

•        enter into any agreement relating to a Competing AIR Proposal (except as otherwise specified in the merger agreement); or

•        make any public statement that is inconsistent with the AIR Recommendation.

However, prior to the receipt of the requisite AIR stockholder approvals, the AIR Board may take any of the foregoing actions (any such action, a “Change in the AIR Recommendation”) if, in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after February 16, 2026 or the occurrence of an Intervening Event, the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate law) that its failure to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS. Further, the AIR Board may not make a Change in the AIR Recommendation unless the following criteria are met:

•        if the AIR Board is making a Change in the AIR Recommendation relating to a Competing AIR Proposal, such Competing AIR Proposal constitutes a Superior Proposal;

•        AIR provides written notice to Tenax that the AIR Board intends to make a Change in the AIR Recommendation, specifies the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal, and includes an unredacted copy of any proposed agreement relating to such Superior Proposal;

•        AIR provides a period of five business days following Tenax’s receipt of such notice during which AIR will negotiate in good faith with Tenax regarding any revisions to the terms of the merger agreement proposed by Tenax (provided that any material change regarding such Intervening Event, or any amendments to the financial terms or any other material term of such Superior Proposal will require a new notice period of three business days); and

•        at the end of such notice period, the AIR Board again makes a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement proposed by Tenax) that the Competing AIR Proposal continues to be a Superior Proposal and that the Change in the AIR Recommendation is required to comply with the AIR Board’s fiduciary duties under the NRS.

As used in this proxy statement/prospectus, the term “Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (a) was not known to, or reasonably foreseeable by, the AIR Board as of February 16, 2026 or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Competing AIR Proposal. However, no event, fact, circumstance, effect, development or occurrence arising out of, or resulting from, the following should constitute or be taken into account in determining whether an Intervening Event has occurred:

•        any Competing AIR Proposal or any actual or potential acquisition of assets or businesses from AIR or any of its subsidiaries;

•        any change in the market price, trading volume or credit ratings of AIR common stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after February 16, 2026 (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an Intervening Event has occurred);

•        changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general;

•        changes in applicable law or GAAP, or in any interpretation thereof;

•        changes in the markets or industries in which AIR and its subsidiaries operate (including legal and regulatory changes);

•        acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of February 16, 2026;

•        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic;

•        any changes resulting or arising from the identity of Tenax or any of its affiliates; or

•        the public announcement, pendency or performance of the merger agreement.

AIR has agreed to include the AIR Recommendation in this proxy statement/prospectus, unless the AIR Board makes a Change in the AIR Recommendation as permitted under the merger agreement prior to the date of distribution of this proxy statement/prospectus.

In no event will any such Change in the AIR Recommendation affect the validity and enforceability of the merger agreement or the other transaction documents, including the obligations of AIR and the AIR stockholders that are party to the transaction documents to consummate the merger or the other Transactions.

No Solicitation by Tenax

Tenax has agreed that none of it or any of its subsidiaries or any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Tenax Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any person or entity in furtherance of, or furnish to any person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal; (iv) enter into, or propose to enter into, any contract or agreement which could reasonably be expected to lead to any Competing Tenax Proposal; or (v) resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

In addition, Tenax has agreed to, and to cause its subsidiaries and its and its subsidiaries’ representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement by Tenax, any of its subsidiaries or its or any of their respective representatives with respect to any Competing Tenax Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Tenax Proposal previously granted to such person.

Tenax will promptly, and in any event within 24 hours of Tenax obtaining knowledge of the receipt thereof, advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, the financial and other material terms and conditions of any such Competing Tenax Proposal or inquiry (including any changes thereto) and the identity of the person making any such Competing Tenax Proposal. Tenax will thereafter keep AIR fully informed of the status and material details (including any change to the terms thereof) of any such Competing Tenax Proposal or inquiry and provide to AIR, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Tenax Proposal or inquiry exchanged between Tenax or any of its subsidiaries, on the one hand, and the person making such Competing Tenax Proposal or inquiry, on the other hand.

Notwithstanding the above, Tenax may, subject to compliance with the terms of the merger agreement, furnish information to, and enter into discussions with, a person who has made, after February 16, 2026, an unsolicited, written, bona fide Competing Tenax Proposal, so long as such Competing Tenax Proposal did not result from a breach of the merger agreement and, prior to furnishing such information and entering into such discussions, the Tenax Board obtains from such person a confidentiality agreement that contains terms no less favorable to Tenax than those contained in the existing confidentiality agreement between AIR and Tenax.

As used in this proxy statement/prospectus, the term “Competing Tenax Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Tenax or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Tenax or of any resulting parent company of Tenax; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Tenax and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Tenax; (d) any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of Tenax; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the merger; or (f) any combination of the foregoing.

Access to Information

AIR has agreed that it will, and will cause its subsidiaries to, (i) provide to Tenax and its representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of AIR and its subsidiaries and to their books and records and (ii) furnish promptly to Tenax such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of AIR and its subsidiaries as Tenax or its representatives may reasonably request, subject to certain exceptions and limitations. Tenax has agreed to provide to AIR and its representatives reasonable access during normal business hours upon reasonable prior notice to Tenax’s personnel and records on a basis consistent with AIR’s access to such personnel and records prior to February 16, 2026.

Employee Matters

For one year following the effective time, AIR will, or will cause its subsidiaries to, provide each employee of AIR or its subsidiaries, as of immediately prior to the effective time, who continues to be employed by AIR or the surviving company after the closing date with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity that is not less than the base salary or wage rate, as applicable, and annual cash target bonus opportunity provided to such employee immediately prior to the effective time and (ii) other employee benefits (including severance benefits) that are no less favorable in the aggregate than either, as determined by AIR in its sole discretion, (A) those provided by AIR and its subsidiaries immediately prior to the effective time or (B) those provided by Tenax to similarly situated employees immediately prior to the effective time. Notwithstanding anything to the contrary in the merger agreement, the terms and conditions of employment for any employee of AIR or its subsidiaries covered by any of AIR’s collective bargaining agreements will continue to be governed by such collective bargaining agreement.

The merger agreement provides that the foregoing employee matters provisions are solely for the benefit of the parties to the merger agreement, no third party has any rights under such provisions and such provisions do not (i) amend any compensation or benefit plan, program, policy, agreement or arrangement; (ii) obligate AIR or the surviving company or any of their respective subsidiaries to maintain any benefit plan or arrangement or retain the employment of any particular employee; or (iii) prevent AIR or the surviving company or any of their respective subsidiaries from amending or terminating any plan or arrangement (in each case, other than as provided in such provisions).

Directors’ and Officers’ Indemnification and Insurance

AIR has agreed to cause the surviving company, to the fullest extent permitted by the NRS, to honor all rights to indemnification and exculpation from liabilities, including advancement of expenses, existing in favor of the current or former directors or officers of AIR or its subsidiaries at or prior to the effective time for acts or omissions occurring at or prior to the effective time, as such indemnification provisions are provided for in the articles of incorporation and bylaws of AIR or indemnification agreements between AIR and such individuals. Such obligations will survive the Transactions in full force and effect in accordance with their terms.

Subject to certain limitations, AIR will maintain, for the three-year period commencing immediately after the effective time, a directors’ and officers’ liability insurance policy with an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of February 16, 2026 covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any individuals who prior to the effective time become) covered by AIR’s directors’ and officers’ liability insurance policies, on terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on February 16, 2026. AIR will be permitted, prior to the effective time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of AIR’s existing directors’ and officers’ insurance policies and (ii) AIR’s existing fiduciary liability insurance policies, in each case for a claims reporting period or discovery period of three years from the effective time, which will be from an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of February 16, 2026, with terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on February 16, 2026; provided, however, that in no event shall Tenax or AIR be required to expend for any policies an aggregate amount in excess of 300% of the annual premiums currently paid by AIR for such insurance.

In the event that AIR or any of its successors or assigns (i) consolidates with or merges into any other person and ceases to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the surviving company will ensure that AIR will assume the obligations described above.

Reasonable Best Efforts; Further Action

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following:

•        the satisfaction of the conditions precedent to the merger;

•        the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, governmental authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with, or notices to, governmental authorities that may be required or advisable under the Antitrust Laws, if any);

•        the taking of all reasonable steps to provide any supplemental information requested by any governmental authority, including participating in meetings with officials of such entity in the course of its review of the merger agreement or the Transactions;

•        the taking of all reasonable steps as may be necessary to avoid any action by any governmental authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the merger; and

•        the defending or contesting of any actions challenging the merger agreement or the consummation of the merger, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed.

Each of AIR and the AIR Board will take all actions necessary to ensure that the Transactions will be consummated as promptly as practicable if any state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and to minimize the effect of such statute or regulation on the merger agreement and the Transactions. However, in no event will Tenax or its affiliates, including AIR, be required to agree to or accept (i) any prohibition of or limitation on its or their ownership, or any limitation that would affect its or their operation, of any portion of their respective businesses or assets, including after giving effect to the Transactions; (ii) any commitment, undertaking or order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions; (iii) any limitation on the ability of the Tenax Members to acquire or hold or exercise full rights of ownership of any capital stock of AIR or its subsidiaries, including after giving effect to the Transactions; or (iv) any other limitation on its or their ability to, or the manner in which they, operate, conduct or control their respective businesses or operations, including after giving effect to the Transactions.

Pursuant to the merger agreement, Tenax will determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws. Tenax and AIR have agreed that neither party will make any filings, submissions or substantive written communications to any governmental authority to obtain consents to the merger under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Tenax and AIR have agreed to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any governmental authority.

Payoff Letters

AIR will deliver to Tenax at or prior to the closing executed payoff letters in customary form reasonably satisfactory to Tenax in respect of certain indebtedness of AIR, which shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations under such indebtedness and state that upon receipt of such amount, the applicable indebtedness and instruments evidencing such indebtedness shall be terminated. Further, AIR will make arrangements for the holders of such indebtedness to deliver to Tenax at or as soon as practicable after the closing all possessory collateral then in its possession and all lien release documents and filings with respect to all liens in or upon the assets or properties of AIR and its subsidiaries securing such indebtedness.

Stockholder Litigation

The merger agreement requires that AIR, orally and in writing, provide Tenax with prompt notice of any litigation commenced or, to AIR’s knowledge, threatened against AIR and/or its directors or executive officers relating to the merger agreement, the merger or the other Transactions, and that AIR keep Tenax promptly and reasonably informed regarding any such litigation. AIR has agreed to give Tenax the opportunity to participate in the defense or settlement of any such litigation and shall give due consideration to Tenax’s views with respect thereto. Further, AIR may not agree to any settlement of any such litigation without Tenax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

AIR Charter Amendment and Reverse Stock Split

Assuming, and promptly following the receipt of the approval of the authorized shares proposal at the special meeting of AIR stockholders, AIR will cause the related amendment to AIR’s articles of incorporation to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS. Following the effectiveness of that amendment but prior to the closing, AIR will cause a certificate of change to be filed with the Nevada Secretary of State to effect the reverse stock split in accordance with NRS 78.207.

Certain Additional Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to the preparation and filing of this proxy statement/prospectus, notices of certain events, the listing of the shares of AIR common stock to be issued in the merger, public announcements relating to the merger agreement and the Transactions, certain tax matters, exemption from takeover laws, certain director and officer resignations and the execution of a redemption rights agreement for the benefit of AIR stockholders and a registration rights agreement with the Tenax Members. These agreements are discussed in “Other Related Agreements” beginning on page 87 of this proxy statement/prospectus.

Conditions to Completion of the Merger

The respective obligations of each of Tenax, AIR and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part, the absence of any stop order suspending that effectiveness issued by the SEC and the absence of any proceeding for that purpose pending before the SEC;

•        the receipt of approvals for the stock issuance proposal, the authorized shares proposal and the written consent proposal, in accordance with the NRS and AIR’s articles of incorporation and bylaws;

•        the absence of any order or injunction enacted, issued, promulgated, enforced or entered, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions;

•        the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act and the receipt of any approval or the termination or expiration of any waiting period with respect to any applicable Antitrust Laws of certain other specified jurisdictions;

•        the authorization for listing on the NYSE American of the shares of AIR common stock issuable to the Tenax Members in connection with the merger, subject to official notice of issuance; and

•        the receipt of the approval of the merger by the holders of a majority in voting power of the issued and outstanding membership units of Tenax, which approval was obtained by the execution of the Tenax Member Support Agreement. Accordingly, this condition has been satisfied, and no meeting of the Tenax Members will be held. See the section entitled “Other Related Agreements — Tenax Member Support Agreement” beginning on page 89 of this proxy statement/prospectus.

The obligations of Tenax to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the accuracy of the representations and warranties made in the merger agreement by AIR and Merger Sub as of February 16, 2026 and as of the closing date, subject to certain materiality thresholds;

•        performance or compliance in all material respects by AIR and Merger Sub with the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the effective time;

•        the receipt by Tenax of a certificate, dated the closing date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying that the conditions in the preceding two bullet points are satisfied;

•        the absence, since February 16, 2026 through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have an AIR Material Adverse Effect;

•        the absence of any pending action by any governmental authority and the absence of any order or injunction by any governmental authority of competent jurisdiction which imposes or seeks to impose any limitations or restrictions on Tenax and its subsidiaries; and

•        the effectiveness of the AIR Stockholder Support Agreement at the effective time.

The obligations of AIR and Merger Sub to consummate the merger are further subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the effective time of the following conditions:

•        the accuracy of the representations and warranties made in the merger agreement by Tenax as of February 16, 2026 and as of the closing date, subject to certain materiality thresholds;

•        performance or compliance in all material respects by Tenax with the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

•        the absence, since February 16, 2026 through the closing date, of any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate, has had or would have been reasonably expected to have a Tenax Material Adverse Effect; and

•        the receipt by AIR of a certificate, dated the closing date, signed by the President or Chief Financial Officer of Tenax, certifying that the conditions in the preceding two bullet points are satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the Transactions may be abandoned at any time before the effective time as follows:

•        by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively;

•        by either AIR or Tenax, following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal;

•        by either AIR or Tenax, if any order or injunction that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions has become final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to this bullet point has complied in all material respects with its covenants and agreements under the merger agreement regarding the use of efforts to consummate the Transactions);

•        by either AIR or Tenax, if the effective time has not occurred on or before 11:59 P.M., Eastern Time, on November 30, 2026 (the “Outside Date”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to (i) any party whose failure to fulfill any obligation under the merger agreement or intentional breach has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; (ii) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time; or (iii) Tenax if any Tenax Member’s material breach of its obligations under the Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the effective time to occur on or before such time);

•        by Tenax, upon a breach by either of AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure (provided that Tenax will not have the right to terminate the merger agreement pursuant to this bullet point if Tenax is in material breach of its representations, warranties or covenants at the time of such termination);

•        by Tenax, if a Change in the AIR Recommendation shall have occurred;

•        by AIR, upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured within 30 days of receipt by Tenax of written notice of such breach or failure (provided that AIR will not have the right to terminate the merger agreement pursuant to this bullet point if AIR is in material breach of its representations, warranties or covenants at the time of such termination);

•        by AIR, if Tenax fails to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

•        by AIR, to accept a Superior Proposal.

In addition, the merger agreement may be terminated by Tenax if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement. The Key AIR Stockholders have delivered to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In addition, the merger agreement may be terminated by AIR if the Tenax Members party to the Tenax Member Support Agreement fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement. The requisite Tenax Members have delivered to AIR the Tenax Member Support Agreement within 72 hours following the execution and delivery of the merger agreement.

In the event of the termination of the merger agreement, the merger agreement will become void and there will be no liability under the merger agreement on the part of any party thereto or their respective subsidiaries or representatives, except that certain specified provisions, including certain provisions described below under “— Expenses and Termination Fees”, will survive termination. However, no party will be relieved from liability for fraud committed prior to such termination or willful material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination (provided, however, that the confidentiality agreement between AIR and Tenax entered into prior to the merger agreement will survive any termination of the merger agreement).

Expenses and Termination Fees

Expenses

All expenses incurred in connection with the merger agreement and the Transactions will be paid by the party incurring such expenses, except that expenses constituting the out-of-pocket cost of filing fees, printing and mailing of this proxy statement/prospectus (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and the filing fees for the pre-merger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) will be paid by Tenax.

Termination Fees and Expense Reimbursement

The merger agreement requires AIR to pay Tenax the AIR Termination Fee if:

•        AIR terminates the merger agreement to accept a Superior Proposal;

•        Tenax terminates the merger agreement following a Change in the AIR Recommendation; or

•        each of the following requirements are satisfied:

•        either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal; or, AIR or Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date; or Tenax terminates the merger agreement upon a breach by AIR or Merger Sub of, or a failure by AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that Tenax is not in material breach of any of its representations, warranties or covenants);

•        prior to such termination, a Competing AIR Proposal has been publicly announced or become publicly known; and

•        AIR enters into a definitive agreement in respect of such Competing AIR Proposal and such transaction is consummated within 12 months after such termination.

In no event will AIR be required to pay the AIR Termination Fee on more than one occasion. In the event the AIR Termination Fee is required to be paid and is paid to Tenax, such payment of the AIR Termination Fee will be the sole and exclusive monetary remedy under the merger agreement of Tenax and its subsidiaries and Tenax’s and its subsidiaries’ respective current, former or future equityholders, employees, directors, officers, affiliates or representatives, and none of AIR, Merger Sub or their respective current, former or future equityholders, employees, directors, officers, affiliates or representatives will have any further monetary liability or obligation relating to or arising out of the merger agreement or the Transactions.

If either AIR or Tenax terminates the merger agreement following a meeting of the AIR stockholders at which the AIR stockholders fail to approve the stock issuance proposal, the authorized shares proposal and the written consent proposal, AIR shall further reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the merger agreement and the Transactions, up to $500,000.

The merger agreement requires Tenax to pay AIR the Tenax Termination Fee if:

•        AIR terminates the merger agreement upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in the merger agreement such that the related closing conditions would not be satisfied by the Outside Date (provided that AIR is not in material breach of any of its representations, warranties or covenants);

•        AIR terminates the merger agreement following Tenax’s failure to close the merger within three business days after all closing conditions have been satisfied or waived or AIR’s delivery of a written notice to Tenax that all of Tenax’s closing conditions have been satisfied or waived or that AIR is willing to waive any unsatisfied conditions; or

•        Tenax terminates the merger agreement if the effective time has not occurred by 11:59 P.M., Eastern Time, on the Outside Date, and at such time AIR could have terminated the merger agreement due to either of the two circumstances listed above.

In no event will Tenax be required to pay the Tenax Termination Fee on more than one occasion. In the event the Tenax Termination Fee is required to be paid and is paid to AIR, such payment of the Tenax Termination Fee will be the sole and exclusive monetary remedy under the merger agreement of AIR and its subsidiaries and AIR’s and its subsidiaries’ respective current, former or future equityholders, employees, directors, officers, affiliates or representatives, and none of Tenax, its subsidiaries or their respective current, former or future equityholders, employees, directors, officers, affiliates or representatives will have any further monetary liability or obligation relating to or arising out of the merger agreement or the Transactions.

Amendments and Waivers

The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time. However, after the requisite AIR stockholder approvals have been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by the AIR stockholders without such further approval of the AIR stockholders. The merger agreement may only be amended by an instrument in writing signed by each of the parties thereto.

At any time prior to the effective time, any party to the merger agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any breach of or inaccuracy in the representations and warranties made by any other party and (c) waive compliance with any agreement of any other party or any condition to its own obligations.

No Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, other than with respect to certain provisions related to the indemnification of AIR directors and officers.

Specific Performance

Prior to the termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms of the merger agreement, in addition to any other remedy at law or in equity.

Governing Law

The merger agreement is governed by Nevada law, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. All actions arising out of or relating to the merger agreement or the Transactions will be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Nevada).

Tax Matters

AIR and Tenax intend that, for U.S. federal income tax purposes, the merger qualifies as a tax-free exchange pursuant to Section 351(a) of the Code and will be treated in a manner consistent with Situation 3 of IRS Revenue Ruling 84-111.

OTHER RELATED AGREEMENTS

Redemption Rights Agreement

The following is a summary of the material provisions of the redemption rights agreement to be entered into by AIR and the Rights Agent and is qualified in its entirety by reference to the full text of the form of such redemption rights agreement attached as Annex C to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus.

Prior to the closing, AIR will enter into a redemption rights agreement with the Rights Agent that will govern the exercise of Redemption Rights by certain eligible AIR stockholders. Prior to the closing, AIR will declare and issue, as a dividend to AIR stockholders as of the trading day immediately preceding the closing date (the “Rights Record Date”), a right to cause AIR to redeem shares of AIR common stock that such AIR stockholders then own and continue to own on the first anniversary of the closing. The Redemption Rights will entitle the holders thereof to require AIR to purchase all or a portion of such AIR stockholder’s shares of AIR common stock for a redemption price, payable in cash, equal to 107.3% of the Debt Adjusted AIR Share Price, if the volume weighted average price of AIR common stock during the 20 trading days preceding the first anniversary of the closing is lower than 107.3% of the Debt Adjusted AIR Share Price.

As of and after the Rights Record Date, the Redemption Rights will be evidenced solely by certificates (“Rights Certificates”) evidencing one Redemption Right for each share of AIR common stock owned as of the close of business on the Rights Record Date. As soon as practicable after the Rights Record Date, the Rights Agent will cause to be delivered to each beneficial owner of AIR common stock one or more Rights Certificates evidencing one Redemption Right for each share of AIR common stock owned as of the close of business on the Rights Record Date. The Redemption Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner. Any Redemption Right held by an AIR stockholder will automatically cease to exist upon any transfer, sale or assignment of beneficial ownership of the share of AIR common stock to which such Redemption Right relates.

To be eligible to exercise the Redemption Rights, an AIR stockholder must have been a beneficial owner of shares of AIR common stock as of the close of business on the Rights Record Date and must have remained continuously a beneficial owner of such shares of AIR common stock to be redeemed from the Rights Record Date until the expiration of the redemption period. An AIR stockholder who sells and repurchases shares of AIR common stock during such period will not be permitted to exercise the Redemption Rights with respect to such shares. Following the conclusion of the 20-trading-day measurement period ending on (and including) the trading day immediately preceding the first anniversary of the closing, AIR will, not later than the second business day after the end of such measurement period, provide written notice to each eligible AIR stockholder of the volume weighted average price of AIR common stock during such measurement period. If such volume weighted average price, rounded to the nearest cent, is lower than the redemption price (which will be equal to 107.3% of the Debt Adjusted AIR Share Price), such notice will confirm that the Redemption Rights may be exercised prior to the expiration time. If such volume weighted average price is equal to or in excess of the redemption price, such notice will state that the Redemption Rights may not be exercised and have expired and that AIR has terminated the redemption rights agreement.

The Redemption Rights will be exercisable during a period of 10 consecutive trading days commencing on the trading day immediately following the first anniversary of the closing. Any Redemption Rights not exercised prior to the expiration of such redemption period will automatically terminate and be of no further force or effect. To exercise the Redemption Rights, an eligible AIR stockholder must deliver to the Rights Agent and AIR a written notice of redemption, together with the relevant rights certificate and, to the extent such shares are certificated, the certificates representing the shares to be redeemed, duly endorsed for transfer to AIR, and any other certifications or supporting information requested by AIR to support that such stockholder is in fact an eligible AIR stockholder of such shares of AIR common stock to be redeemed from the Rights Record Date until the expiration of the redemption period. Not later than the business day immediately following the expiration of the redemption period, the Rights Agent will provide AIR with a detailed list of the names of the AIR stockholders who have submitted valid notices of redemption and the number of shares to be redeemed from such stockholders in accordance with such notices of redemption, together with copies thereof. Within two business days following receipt of such information, AIR will deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the redemption price for all shares duly submitted for redemption. The Rights Agent will thereupon cause an amount in cash representing the aggregate redemption price for the shares redeemed by each eligible AIR stockholder to be delivered to or upon the order of such AIR stockholder not later than five business days after the expiration time.

If, after the Rights Record Date but prior to the first anniversary of the closing, AIR pays a share dividend or otherwise makes a distribution on its common stock payable in AIR common stock, subdivides the outstanding AIR common stock into a larger number of shares, combines the outstanding AIR common stock into a smaller number of shares or issues by reclassification of AIR common stock any shares of AIR common stock, then the redemption price will be proportionally adjusted such that, upon exercise of all of the Redemption Rights, the aggregate redemption prices with respect to all eligible shares will remain unchanged. If, after the Rights Record Date but prior to the first anniversary of the closing, AIR consummates any merger or sale of AIR (whether by merger, sale of shares or all or substantially all of AIR’s assets or otherwise), then no adjustment will be made to the number of shares associated with the Redemption Rights or the redemption price as a result of such fundamental transaction. In such event, an AIR stockholder who exercises the Redemption Rights with respect to such AIR stockholder’s shares will not be entitled to receive any shares, securities, cash or other property in respect of such shares to which holders of AIR common stock would otherwise be entitled as a result of such fundamental transaction. An AIR stockholder who does not exercise the Redemption Rights with respect to such AIR stockholder’s shares will remain entitled to receive any shares, securities, cash or other property to which holders of AIR common stock are entitled as a result of such fundamental transaction.

The redemption rights agreement will automatically terminate and be of no further force or effect on the date that is five business days after the expiration of the redemption period, provided that all disputes with respect to amounts payable to the AIR stockholders have been resolved and AIR has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the AIR stockholders under the redemption rights agreement.

Registration Rights Agreement

The following is a summary of the material provisions of the registration rights agreement to be entered into by AIR, the Tenax Members, the Tenax Warrantholders and NTC Group and is qualified in its entirety by reference to the full text of the form of such registration rights agreement attached as Annex D to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus.

At the closing, AIR, the Tenax Members, the Tenax Warrantholders and NTC Group, as Investors’ Representative, will enter into the registration rights agreement. The securities entitled to registration rights under the registration rights agreement consist of (a) shares of AIR common stock issued to the Tenax Members pursuant to the merger agreement, (b) shares of AIR common stock issuable upon exercise of the warrants held by the Tenax Warrantholders and (c) any other equity securities received with respect to or on account of the foregoing (collectively, the “Registrable Securities”), in each case subject to customary fall-away provisions.

Under the registration rights agreement, certain key holders (including NEH, Thomas Foley, Taran Bakker and their controlled affiliates and permitted transferees) have customary demand rights to require AIR to effect public offerings of Registrable Securities, including underwritten offerings, subject to certain limitations, including a minimum aggregate value threshold of $40,000,000 per offering (unless a lesser amount is then held by the demanding stockholder) and a limit of one underwritten offering in any 90-day period. The registration rights agreement also provides the Tenax Members and Tenax Warrantholders with customary “piggyback” registration rights, subject to customary withdrawal and cutback provisions.

These registration rights are subject to certain conditions and limitations, including AIR’s right to defer or suspend a registration statement during limited deferral periods for specified purposes, subject to an aggregate limit of one deferral period in any 12-month period not to exceed 90 days. AIR has agreed to be responsible for all offering expenses incurred in connection with the registration of the Registrable Securities, other than underwriting discounts and commissions, transfer taxes and certain underwriter fees not customarily paid by issuers. The parties to the registration rights agreement will provide each other customary indemnifications.

AIR Stockholder Support Agreement

The following is a summary of the material provisions of the AIR Stockholder Support Agreement and is qualified in its entirety by reference to the full text of the form of the AIR Stockholder Support Agreement, which is included as Exhibit A to the merger agreement attached as Annex A to this proxy statement/prospectus.

In connection with the execution of the original merger agreement, on February 16, 2026, certain directors and significant stockholders of AIR, referred to as the Key AIR Stockholders, entered into the AIR Stockholder Support Agreement with Tenax, pursuant to which the Key AIR Stockholders agreed, among other things, to vote their shares of AIR common stock in favor of the authorized shares proposal, the written consent proposal and the stock issuance proposal and against any competing proposal. The AIR Stockholder Support Agreement, which by its terms operates with reference to the merger agreement as amended from time to time, remains in full force and effect and was not amended in connection with the amendment and restatement of the merger agreement. As of [•], 2026, the record date for the special meeting, the Key AIR Stockholders beneficially owned, in the aggregate, shares of AIR common stock representing approximately [•]% of the voting power of the outstanding shares of AIR common stock entitled to vote at the special meeting. For information regarding the shares of AIR common stock beneficially owned by each Key AIR Stockholder, see the section entitled “Principal Holders of AIR Common Stock” beginning on page 179 of this proxy statement/prospectus.

Pursuant to the AIR Stockholder Support Agreement, each Key AIR Stockholder has agreed, from the date of the agreement until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, among other things, to (i) vote, or cause to be voted, all shares of AIR common stock beneficially owned by such Key AIR Stockholder in favor of the authorized shares proposal, the written consent proposal and the stock issuance proposal and against any Competing AIR Proposal or any other action that would reasonably be expected to impede, interfere with, delay or prevent the consummation of the merger; (ii) not transfer or encumber such shares, subject to limited exceptions; and (iii) not solicit, initiate or participate in discussions regarding, or approve or enter into, any Competing AIR Proposal. Each Key AIR Stockholder has also agreed not to commence or join in, and to take all reasonable actions necessary to opt out of, any action against AIR or its directors and officers relating to the merger agreement or the Transactions, and has granted Tenax an irrevocable proxy to vote such Key AIR Stockholder’s shares in a manner consistent with the agreement solely with respect to the matters described above. In addition, each Key AIR Stockholder has irrevocably waived any and all notice, information and consent requirements and any rights of first refusal, rights of first offer, redemption rights, co-sale rights, registration rights, preemptive rights and any dissenter’s or appraisal rights that may be applicable to, or triggered by, the Transactions. The Key AIR Stockholders have delivered the AIR Stockholder Support Agreement to Tenax, and each Key AIR Stockholder is entering into the agreement solely in its capacity as a beneficial owner of shares of AIR common stock and not in any capacity as a director or officer of AIR. The AIR Stockholder Support Agreement is governed by Nevada law.

Tenax Member Support Agreement

The following is a summary of the material provisions of the Tenax Member Support Agreement and is qualified in its entirety by reference to the full text of the form of the Tenax Member Support Agreement, which is included as Exhibit B to the merger agreement attached as Annex A to this proxy statement/prospectus.

In connection with the execution of the merger agreement, Tenax, AIR and NEH, as the sole consenting member party thereto, entered into an amended and restated Tenax Member Support Agreement, dated as of July 2, 2026, which amended and restated the Tenax Member Support Agreement entered into in connection with the execution of the original merger agreement. NEH is the record and beneficial owner of 6,570,000 Class A-1 units of Tenax, representing approximately 79.81% of the outstanding Tenax units on a fully diluted basis and approximately 85.38% of the voting power of the outstanding Tenax units.

Pursuant to the Tenax Member Support Agreement, NEH, acting without a meeting in accordance with Section 404 of the DLLCA, irrevocably consented to, approved and adopted, in all respects, the merger, the merger agreement and the other transaction documents and the Transactions, including the distribution of the merger consideration in accordance with the Tenax closing capitalization schedule, and agreed that it will not revoke, rescind or otherwise modify its written consent. This written consent constituted the approval of the merger by holders of a majority in voting power of the issued and outstanding membership units of Tenax required under the merger agreement. Accordingly, the Tenax member approval condition to the completion of the merger has been satisfied, and no meeting of the Tenax Members will be held in connection with the merger.

The Tenax Member Support Agreement also provides that, until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, NEH will not transfer or encumber its Tenax units (other than to certain permitted transferees that execute a joinder to the Tenax Member Support Agreement), will not, and will cause its controlled affiliates not to, solicit, participate in discussions or negotiations regarding, or approve, endorse or enter into any agreement with respect to, any Competing Tenax Proposal, and will not commence or join in, and will take all reasonable actions necessary to opt out of, any action against Tenax or its managers and officers relating to the merger agreement or the Transactions, including any claim challenging the validity of the merger agreement or alleging a breach of fiduciary duty in connection therewith. NEH has also waived any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, rights restricting share transfers, redemption rights, co-sale rights, registration rights, preemptive rights and other similar rights that may be applicable to, or triggered by, the Transactions, whether contained in AIR’s organizational documents, in any contractual obligation between AIR and NEH or under applicable law. The Tenax Member Support Agreement is governed by Nevada law.

Lock-Up Agreements

The following is a summary of the material provisions of the Lock-Up Agreements and is qualified in its entirety by reference to the full text of the form of Tenax Member Lock-Up Agreement, which is included as Exhibit C to the merger agreement attached as Annex A to this proxy statement/prospectus.

In connection with the execution of the original merger agreement, on February 16, 2026, each of Thomas Foley, Chairman of Tenax, and Taran Bakker, a director of Tenax, entered into a lock-up agreement with AIR (together, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, and subject to certain exceptions, without the prior written consent of AIR, Mr. Foley and Mr. Bakker have each agreed not to offer, sell, pledge, transfer or otherwise dispose of, or enter into any hedging or similar transaction with respect to, any shares of AIR common stock or securities convertible into or exercisable or exchangeable for AIR common stock held directly or indirectly by them, during the period commencing upon the closing and ending on the date that is 180 days after the closing date. The permitted exceptions include specified transfers by gift, for estate-planning purposes, by will or intestacy and to affiliates and other related transferees, in each case subject to the transferee agreeing to be bound by the restrictions in the Lock-Up Agreements. The shares of AIR common stock subject to the Lock-Up Agreements will not constitute unrestricted publicly-held shares for purposes of the NYSE American initial listing requirements during the restricted period. See the section entitled “Risk Factors — Risks Relating to the Merger — If the combined company fails to comply with the initial listing requirements of the NYSE American, shares of AIR common stock could face possible delisting, which would result in, among other things, a limited public market for shares of AIR common stock and make obtaining future debt or equity financing more difficult for us.” beginning on page 23 of this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following discussion is the opinion of Ellenoff Grossman & Schole LLP and is based on the material U.S. federal income tax consequences to holders of AIR common stock with respect to (i) the Transactions and (ii) the post-Transactions ownership and disposition of AIR common stock. This summary applies only to holders of AIR common stock that hold such stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of AIR common stock in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of AIR common stock subject to special rules, such as:

•        dealers in securities or foreign currency;

•        broker-dealers;

•        traders in securities that elect to use a mark-to-market method of accounting;

•        tax-exempt organizations;

•        financial institutions, banks or trusts;

•        mutual funds;

•        life insurance companies, real estate investment trusts and regulated investment companies;

•        holders that actually or constructively own 10% or more of AIR’s common stock;

•        holders that hold AIR common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•        holders that have a functional currency other than the U.S. dollar;

•        holders that received AIR common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. expatriates;

•        controlled foreign corporations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to AIR common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•        passive foreign investment companies; or

•        pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable U.S. Department of Treasury (the “Treasury”) regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could affect the conclusions discussed below. Consummation of the Transactions is not conditioned on the receipt of any tax opinion with respect to the tax treatment of holders of AIR common stock. Furthermore, no assurance can be given that the IRS will agree with this discussion or that, if the IRS were to take a contrary position, such position ultimately would not be sustained by the courts.

This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of AIR common stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state therein or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds AIR common stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold AIR common stock and persons that are treated as partners of such partnerships should consult their own tax advisors about the particular U.S. federal income tax consequences to them of the Transactions and the post-Transactions ownership and disposition of AIR common stock.

Redemption Rights

Receipt of Redemption Rights.    There is substantial uncertainty about the U.S. federal income tax treatment of the Redemption Rights. Specifically, there is no authority addressing whether the Redemption Rights should be treated as a distribution of property with respect to AIR common stock or an “open transaction”. Such determination is factual in nature. Based on the specific characteristics of the Redemption Rights, and unless otherwise required by a change in law after the date of the redemption rights agreement, we intend to take the position that a U.S. Holder’s receipt of the Redemption Rights constitutes an “open transaction” for U.S. federal income tax purposes. If our reporting position is correct, a U.S. Holder generally will not recognize income in respect of the Redemption Rights on the date of issuance and will not take tax basis in the Redemption Rights. However, the IRS could assert that the issuance of the Redemption Rights should be treated as a “closed transaction” (e.g., as the payment of a dividend or of a fee) for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the Redemption Rights.

Exercise of Redemption Rights.    The redemption of a U.S. Holder’s AIR common stock that is effected by such U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement generally will be treated as a sale of such U.S. Holder’s AIR common stock. As a result, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by such U.S. Holder and such U.S. Holder’s tax basis in the AIR common stock redeemed. Gain or loss will be capital gain or loss and will be long-term capital gain or loss if the redeemed AIR common stock was held more than one year.

It is possible that the redemption of a U.S. Holder’s AIR common stock that is effected by such U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement will be treated as a distribution by AIR to such U.S. Holder. The full amount of cash received by the U.S. Holder for redeemed AIR common stock (without any offset for such U.S. Holder’s tax basis in the stock) will be treated as a dividend to the extent of AIR’s current and accumulated earnings and profits allocable to the distribution. A U.S. Holder’s tax basis in redeemed AIR common stock will be added to the tax basis of such U.S. Holder’s remaining AIR common stock. For non-corporate U.S. Holders, such dividends may be “qualified dividend income” that is taxed at the lower applicable capital gains rate if certain conditions, including holding period requirements, are satisfied. Any period during which a U.S. Holder owns AIR common stock and Redemption Rights will be excluded from the U.S. Holder’s holding period for purposes of determining whether a dividend is “qualified dividend income”.

To the extent cash received by a U.S. Holder exceeds such U.S. Holder’s allocable share of AIR’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital that reduces such U.S. Holder’s adjusted basis in their AIR common stock. Any amounts in excess of such U.S. Holder’s adjusted basis will be treated as capital gain. AIR will notify U.S. Holders publicly if a redemption is expected to be treated as a distribution.

U.S. Holders should consult their own tax advisors about the tax treatment of exercising their Redemption Rights.

The Merger

U.S. Holders will retain their AIR common stock in the merger. Accordingly, U.S. Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and a U.S. Holder’s holding period in their AIR common stock will remain unchanged.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” means a beneficial owner of AIR common stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption Rights

Receipt of Redemption Rights.    As discussed above in the section entitled “— U.S. Holders — Redemption Rights — Receipt of Redemption Rights”, we intend to take the position that a non-U.S. Holder’s receipt of the Redemption Rights constitutes an “open transaction” for U.S. federal income tax purposes. If our reporting position is correct, a non-U.S. Holder generally will not recognize income in respect of the Redemption Rights on the date of issuance and will not take tax basis in the Redemption Rights. However, the IRS could assert that the issuance of the Redemption Rights should be treated as a “closed transaction” (e.g., as the payment of a dividend or of a fee) for U.S. federal income tax purposes. Non-U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the Redemption Rights.

Exercise of Redemption Rights.    As discussed above in the section entitled “— U.S. Holders — Redemption Rights — Exercise of Redemption Rights”, the redemption of a non-U.S. Holder’s AIR common stock that is effected by such non-U.S. Holder’s exercise of the Redemption Rights pursuant to the terms of the redemption rights agreement generally will be treated as a sale of such non-U.S. Holder’s AIR common stock. As a result, a non-U.S. Holder generally will not be subject to U.S. federal income taxation as a result of the redemption unless:

(a)     such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder);

(b)    in the case of gain realized by a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

(c)     AIR common stock constitutes “United States real property holding interests” by reason of AIR’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding the redemption of such non-U.S. Holder’s AIR common stock and (ii) such non-U.S. Holder’s holding period for their AIR common stock.

A non-U.S. Holder whose gain is described in clause (a) above generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder as described above in the section entitled “— U.S. Holders — Redemption Rights — Exercise of Redemption Rights”. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty.

A non-U.S. Holder whose gain is described in clause (b) above generally will be subject to U.S. federal income tax on such gain at a rate of 30%, or a lower rate specified in an applicable income tax treaty. Such gain may be offset by certain U.S.-source capital losses, even though such non-U.S. Holder is not considered a resident of the United States.

With respect to clause (c) above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. If we were or are a USRPHC, non-U.S. Holders generally will be subject to U.S. federal income tax in the same manner as U.S. Holders.

If the redemption is treated as a dividend, the treatment of a non-U.S. Holder’s receipt of cash will be determined in the manner described above in the section entitled “— U.S. Holders — Redemption Rights — Exercise of Redemption Rights”. To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors about their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

The Merger

Non-U.S. Holders will retain their AIR common stock in the merger. Accordingly, non-U.S. Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and a non-U.S. Holder’s holding period in their AIR common stock will remain unchanged.

Information Reporting and Backup Withholding

The issuance of the Redemption Rights and payments made to redeem AIR common stock pursuant to the exercise of the Redemption Rights may be subject to information reporting and backup withholding at a rate of 24% if a Holder (i) fails to provide a valid taxpayer identification number and does not comply with certain certification procedures or (ii) does not otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against a Holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a Holder may obtain a refund if they timely furnish required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on “withholdable payments” in respect of stock of U.S. corporations that is held by or through certain foreign financial institutions (including investment funds) unless various U.S. information reporting and due diligence requirements have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

For purposes of FATCA, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and gross proceeds from the sale or other disposition of stock of a U.S. corporation. Proposed regulations would eliminate withholding on gross proceeds from the sale or dispositions of stock. Taxpayers may rely on the proposed regulations until final regulations are issued or such proposed regulations are rescinded. Accordingly, the entity through which shares of AIR common stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of AIR common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that it does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners” that will be provided to the Treasury. If FATCA withholding is imposed, a beneficial owner of AIR common stock that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return. U.S. Holders and non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their investment in AIR common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger based on the historical financial position and results of operations of Tenax and AIR. The information presented has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the merger actually been completed on the assumed date or for the periods presented, or that may be realized in the future. The pro forma adjustments are based on the information currently available, and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions made within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Tenax, with Tenax continuing as the surviving entity and becoming a wholly owned subsidiary of AIR. Upon completion of the merger, AIR will issue 24,091,433 shares of AIR common stock to the Tenax Members as merger consideration, after giving effect to the one-for-five reverse stock split contemplated by the merger agreement. This amount is equivalent to 120,457,162 shares of AIR common stock before giving effect to the reverse stock split.

The merger agreement provides that the reverse stock split will become effective prior to the closing of the merger. Accordingly, unless otherwise indicated, pro forma combined share and per-share amounts presented in the unaudited pro forma condensed combined financial information give effect to the one-for-five reverse stock split. Historical AIR share and per-share amounts are presented on a pre-split basis.

As a result of the merger, the AIR stockholders as of immediately prior to the effective time are expected to collectively own approximately 4% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the Tenax Members as of immediately prior to the effective time are expected to collectively own approximately 96% of the outstanding shares of the common stock of the combined company, on a fully diluted basis.

Following the completion of the merger, Tenax’s operations will comprise the majority of the combined company’s operations, and Tenax Members are expected to hold a controlling interest in the combined company.

Accounting Treatment of the Merger

Although AIR is the legal acquirer in the merger, the transaction is expected to be accounted for as a reverse acquisition under Topic 805, with Tenax deemed the accounting acquirer and AIR treated as the accounting acquiree for financial reporting purposes.

Tenax has been determined to be the accounting acquirer based on an evaluation of factors including relative voting rights in the combined entity, the composition of the post-merger board of directors and other considerations under Topic 805. As a result, Tenax’s historical financial statements will become the predecessor financial statements of the combined company, and AIR’s identifiable assets and liabilities will be recognized at their estimated fair values as of the closing date in accordance with the acquisition method of accounting.

Ownership Following the Merger

The following table summarizes the shares of AIR common stock expected to be issued and outstanding immediately following the merger on both a pre-split and post-split basis:

Shareholder Description	Pre-split Shares	Post-split Shares	Ownership Percentage
AIR shares issued and outstanding as of June 30, 2026	4,850,658	970,132
Common shares issued subsequent to June 30, 2026 for director fees	5,523	1,105
Legacy AIR shares expected to remain outstanding at closing	4,856,181	971,237	3.9%
AIR common shares issued to former Tenax members at closing	120,457,162	24,091,433	96.1%
Total common shares expected to be issued and outstanding immediately after closing	125,313,343	25,062,670	100.0%

The ownership percentages above are based on the shares of AIR common stock expected to be issued and outstanding immediately following the merger. The post-split amounts give effect to the one-for-five reverse stock split contemplated by the merger agreement. Because fractional shares otherwise resulting from the reverse stock split will be rounded up to the nearest whole share, the actual number of post-split shares issued and outstanding immediately following the merger may differ from the amounts presented. The table excludes shares reserved for future issuance upon exercise of the Tenax warrants assumed by AIR and other outstanding equity awards.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical, pre-split)	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined (post-split)
ASSETS
Cash and cash equivalents	$1,890,614	$694,000	$—		$(28,885,668)	(d)	$7,538,470
					29,909,524	(d)
					3,930,000	(d)
Restricted cash	—	3,930,000	—		(3,930,000)	(d)	—
Accounts receivable	32,709,194	7,164,000	—		—		39,873,194
Inventories	—	36,699,000	—		(2,432,000)	(b)	34,267,000
Prepaid expenses and other assets	7,507,021	454,000	95,000	(a)	—		8,056,021
Prepaid Taxes	—	95,000	(95,000)	(a)	—		—
Total Current Assets	42,106,829	49,036,000	—		(1,408,144)		89,734,685

Property and equipment, net	176,680,168	8,559,000	—		(451,000)	(b)	184,788,168
Customer relationship intangibles, net of accumulated amortization	39,751,325	—	—		—		39,751,325
Financing lease right-of-use assets	—	818,000	—		—		818,000
Operating lease right-of-use assets	7,871,835	173,000	—		—		8,044,835
Other noncurrent assets	21,601,018	630,000	—		(64,000)	(b)	22,167,018
Goodwill	33,202,473	—	—		2,904,708	(b)	36,107,181
Total Non-Current Assets	279,106,819	10,180,000	—		2,389,708		291,676,527
Total Assets	$321,213,648	$59,216,000	$—		$981,564		$381,411,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$5,278,929	$4,871,000	$—		$6,203,304	(c)	$16,325,566
					(27,667)	(d)
Current maturities of long-term debt	—	24,217,000	—		(24,014,600)	(d)	1,327,400
					1,125,000	(d)
Short-term liabilities due to related parties	—	6,893,000	—		(4,871,068)	(d)	2,021,932
Deferred revenue	2,339,212	—	—		—		2,339,212
Operating lease liabilities	5,719,598	239,000	—		—		5,958,598
Redemption right liability	—	—	—		3,750,000	(b)	3,750,000
Other current liabilities	—	3,473,000	—		—		3,473,000
Total Current Liabilities	13,337,739	39,693,000	—		(17,835,031)		35,195,708

Long-term debt, net of deferred financing costs and unamortized discount	331,491,923	1,421,000	—		28,784,524	(d)	361,697,447
Line of credit	15,338,739	—	—		—		15,338,739
Operating lease liabilities – long-term	1,044,581	—	—		—		1,044,581
Other long-term liabilities	1,051,451	—	—		—		1,051,451
Deferred tax liability, net	—	—	—		16,427,223	(e)	16,427,223
Total Non-Current Liabilities	348,926,694	1,421,000	—		45,211,747		395,559,441
Total Liabilities	$362,264,433	$41,114,000	$—		$27,376,716		$430,755,149

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2026

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical, pre-split)	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined (post-split)
Common stock, $0.001 par value; 25,062,670 shares issued and outstanding on a pro forma basis, after giving effect to the one-for-five reverse stock split, equivalent to 125,313,343 shares before giving effect to the reverse stock split	$—	$5,000	$—		$25,063	(f)	$25,063
					(5,000)	(b)
Members’ equity	(39,117,353)	—	—		39,117,353	(f)	—
Notes receivable for purchase of membership interest	(2,278,500)	—	—		2,278,500	(g)	—
Additional paid-in capital	—	90,375,000	—		(90,375,000)	(b)	12,006,145
					14,309,708	(b)
					(25,063)	(f)
					(2,278,500)	(g)
Accumulated deficit	—	(72,278,000)	—		39,423,554	(b)	(61,720,213)
					(39,117,353)	(f)
					(6,203,304)	(c)
					27,667	(d)
					16,427,223	(e)
Accumulated other comprehensive income	345,068	—	—		—		345,068
Total stockholders’ equity	$(41,050,785)	$18,102,000	$—		$(26,395,152)		$(49,343,937)
Total Liabilities and Stockholder’s Equity	$321,213,648	$59,216,000	$—		$981,564		$381,411,212

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical, pre-split)	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined (post-split)
Revenues:
Service and product income	29,745,572	—	23,601,000	(a)	—		53,346,572
Net sales	—	23,601,000	(23,601,000)	(a)	—		—
Aircraft rental income	49,508,634	—	—		—		49,508,634
Aircraft flight hour income	3,582,189	—	—		—		3,582,189
Other income	1,216,436	—	—		—		1,216,436
Total revenue	84,052,831	23,601,000	—		—		107,653,831

Cost of revenues:
Direct costs	18,557,325	—	17,083,346	(a)	(810,667)	(A)	34,830,004
Cost of sales	—	18,516,000	(18,516,000)	(a)	—		—
Depreciation	7,959,455	—	1,432,654	(a)	(119,659)	(A)	9,272,450
Maintenance	4,661,064	—	—		—		4,661,064
Aircraft rental expense	3,304,335	—	—		—		3,304,335
Programs	1,182,303						1,182,303
Subscriptions	1,148,766	—	—		—		1,148,766
Insurance	1,069,556	—	—		—		1,069,556
Total cost of revenues	37,882,804	18,516,000	—		(930,326)		55,468,478

Gross profit	46,170,027	5,085,000	—		930,326		52,185,353

Other costs and expenses:
General and administrative	12,423,506	—	5,923,684	(a)	—		18,347,190
Operating expenses	—	6,016,000	(6,016,000)	(a)	—		—
Depreciation and amortization	2,820,302	—	91,694	(a)	(8,277)	(A)	2,903,719
Change in value of contingent consideration	627,755	—	—				627,755
Acquisition costs	778,821	—	(778,821)	(a)	—		—
Other	1,317,453	—	778,821	(a)	—		2,096,274
Total other costs and expenses	17,967,837	6,016,000	(622)		(8,277)		23,974,938

Operating income	28,202,190	(931,000)	622		938,603		28,210,415

Other income/(expense):
Interest expense	(16,126,227)	(822,000)	(622)	(a)	794,000	(C)	(17,223,811)
					622	(C)
					(1,069,584)	(C)
Interest expense – related parties	—	(172,000)	—		172,000	(C)	—
Interest income	76,424	—	—		—		76,424
Other, net	(72,320)	77,000	—		—		4,680
Total other income/(expense)	(16,122,123)	(917,000)	(622)		(102,962)		(17,142,707)

PROFIT (LOSS) BEFORE TAXES	12,080,067	(1,848,000)	—		835,641		11,067,708
Income tax expense	—	18,000	—		3,016,628	(D)	3,034,628
NET INCOME (LOSS)	$12,080,067	(1,866,000)	—		(2,180,987)		8,033,080

Net earnings per share (Note 5)
Weighted-average shares outstanding – basic	—	4,807,335					25,099,103
Weighted-average shares outstanding – diluted	—	4,807,335					25,959,058
Net (loss)/earnings per share – basic	—	(0.39)					0.32
Net (loss)/earnings per share – diluted	—	(0.39)					0.31

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

	Tenax Aerospace Acquisition, LLC (Historical)	Air Industries Group (Historical, pre-split)	Reclassification Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined (post-split)
Revenues:
Service and product income	69,898,782	—	47,921,000	(a)	—		117,819,782
Net sales	—	47,921,000	(47,921,000)	(a)	—		—
Aircraft rental income	53,056,896	—	—		—		53,056,896
Aircraft flight hour income	8,042,442	—	—		—		8,042,442
Other income	2,445,333	—	—		—		2,445,333
Total revenue	133,443,453	47,921,000	—		—		181,364,453

Cost of revenues:
Direct costs	33,064,475	—	37,203,715	(a)	(1,621,333)	(A)	68,646,857
Cost of sales	—	39,734,000	(39,734,000)	(a)	—		—
Depreciation	12,892,222	—	2,530,285	(a)	(467,052)	(A)	14,955,455
Maintenance	7,785,360	—	—		—		7,785,360
Aircraft rental expense	3,526,514	—	—		—		3,526,514
Programs	—	—	—		—
Subscriptions	3,180,822	—	—		—		3,180,822
Insurance	1,568,673	—	—		—		1,568,673
Total cost of revenues	62,018,066	39,734,000	—		(2,088,385)		99,663,681
					—
Gross profit	71,425,387	8,187,000	—		2,088,385		81,700,772

Other costs and expenses:
General and administrative	21,467,253	—	8,290,914	(a)	7,057,942	(B)	36,816,109
Operating expenses	—	8,525,000	(8,525,000)	(a)	—		—
Depreciation and amortization	6,214,635	—	232,842	(a)	(44,692)	(A)	6,402,785
Change in value of contingent consideration	216,077	—	—		—		216,077
Acquisition costs	30,750	—	(30,750)	(a)	—		—
Other	1,349,148	—	30,750	(a)	—		1,379,898
Total other costs and expenses	29,277,863	8,525,000	(1,244)		7,013,250		44,814,869
					—
Operating income	42,147,524	(338,000)	1,244		(4,924,865)		36,885,903

Other income/(expense):
Interest expense	(22,389,927)	(1,485,000)	(1,244)	(a)	1,428,000	(C)	(24,586,219)
					1,244	(C)
					(2,139,292)	(C)
Interest expense – related parties	—	(356,000)	—		356,000	(C)	—
Interest income	148,355	—	—		—		148,355
Other, net	(1,322,236)	743,000	—		—		(579,236)
Total other income/(expense)	(23,563,808)	(1,098,000)	(1,244)		(354,048)		(25,017,100)

PROFIT (LOSS) BEFORE TAXES	18,583,716	(1,436,000)	—		(5,278,913)		11,868,803
Income tax expense/(benefit)	—	(131,000)	—		4,565,570	(D)	4,434,570
NET INCOME (LOSS)	$18,583,716	(1,305,000)	—		(9,844,483)		7,434,233

Net earnings per share (Note 5)
Weighted-average shares outstanding – basic	—	4,216,918					24,981,019
Weighted-average shares outstanding – diluted	—	4,781,003					25,873,799
Net (loss)/earnings per share – basic	—	(0.31)					0.30
Net (loss)/earnings per share – diluted	—	(0.31)					0.29

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the merger as if it had occurred on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, and for the year ended December 31, 2025, gives pro forma effect to the merger as if it had occurred on January 1, 2025.

This information should be read together with the historical financial statements of each of Tenax and AIR, including the notes thereto, as well as other financial information included elsewhere in the registration statement of which this proxy statement/prospectus forms a part.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger and any related transactions. It sets forth and is derived from the following:

•        Tenax’s unaudited condensed consolidated financial statements and notes of Tenax as of and for the six months ended June 30, 2026, included elsewhere in this filing;

•        Tenax’s audited consolidated financial statements as of and for the year ended December 31, 2025, included elsewhere in this filing;

•        AIR’s unaudited consolidated financial statements as of and for the six months ended June 30, 2026, included in the Form 10-Q filed by AIR with the SEC on August 12th, 2026, included elsewhere in this filing; and

•        AIR’s audited consolidated financial statements as of and for the year ended December 31, 2025, included in the Form 10-K filed by AIR with the SEC on March 27th, 2026, included elsewhere in this filing.

The pro forma adjustments reflecting the consummation of the merger are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Management believes that these assumptions and methodologies provide a reasonable basis for presenting the significant effects of the merger based on information available at the time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. As Tenax is the accounting acquirer in the merger, the unaudited pro forma condensed combined financial information is presented using Tenax as the predecessor, with AIR reflected as the accounting acquiree.

Based on Tenax’s preliminary review of Tenax’s and AIR’s summary of significant accounting policies and preliminary discussions between management teams, the nature and amount of any adjustments to AIR’s historical financial statements to conform its accounting policies and classifications to those of Tenax are not expected to be material, except the presentation reclassifications further discussed in Note 3 below. Upon the closing, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the combined financial statements of the combined company.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the merger taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the combined company.

The historical consolidated financial statements of Tenax and AIR were prepared in accordance with GAAP and shown in U.S. dollars.

Note 2 — Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The merger will be treated as a business combination for accounting purposes, with Tenax as the deemed accounting acquirer and AIR as the deemed acquiree. Therefore, the historical basis of Tenax’s assets and liabilities will not be affected by the merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Topic 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair value of the identifiable net assets acquired will be recognized as goodwill, while any excess of the estimated fair value of the identifiable net assets acquired over the consideration transferred, after reassessing the underlying measurements, will be recognized as a bargain purchase gain.

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“Topic 820”). Fair value is defined in Topic 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. Fair value estimates were determined based on preliminary discussions between Tenax and AIR management, due diligence efforts and information available in public filings. The preliminary allocation of the aggregate merger consideration used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of AIR at the effective time. Refer to Note 4 for additional information.

Estimated Purchase Consideration

In accordance with Topic 805, the accounting acquiree AIR’s stock price is used to measure the consideration transferred in this reverse acquisition, as AIR’s stock price is more reliably measurable than the value of the equity interest of the accounting acquirer Tenax, which is a privately held entity. For the purposes of these pro forma financial statements, the estimated purchase consideration is composed of the following:

AIR shares issued and outstanding as of June 30, 2026, before giving effect to the reverse stock split	4,850,658
Common shares issued subsequent to June 30, 2026 for director fees	5,523
Adjusted AIR shares issued and outstanding	4,856,181
AIR stock price before giving effect to the reverse stock split(1)	$2.61
Preliminary purchase price consideration for AIR stock outstanding	$12,674,632
Fair value of replacement AIR stock-based compensation awards that are attributable to pre-combination service	1,635,076
Fair value of redemption rights issued to eligible legacy AIR stockholders(2)	3,750,000
Estimated purchase consideration	$18,059,708

____________

(1)      The AIR stock price on July 20, 2026 at market close (the “Valuation Date”) is used as a proxy for the market price of AIR shares on the Closing Date.

(2)      The Monte Carlo simulation method was used to simulate AIR’s daily stock price over the one-year term of the redemption right to estimate the value of the redemption right under each simulated trial stock price results based on the last twenty trading day average price vs. the redemption price and the discounted (back to the Valuation Date) mean value of the redemption right from the 100,000 trial results that was used to estimate the fair value of the redemption right.

The key inputs and assumptions used in the Monte Carlo simulation and the fair value of redemption right determination are:

•        The risk free rate of 4.03% estimated based on one year treasury bill yield;

•        The volatility of 41% estimated based on AIR’s stock trading price one year volatility by considering the volatilities of the AIR’s comparable companies;

•        The $2.61 per share AIR stock trading price as of the Valuation Date;

•        The adjusted redemption price of $3.25 per share calculated based on the terms in the Merger Agreement dated February 16, 2026; and

•        The total 4,850,658 shares with redemption rights determined based on AIR’s capitalization table as of the Valuation Date.

For purposes of estimating purchase consideration, the AIR share count and market price are presented on a pre-split basis. After giving effect to the one-for-five reverse stock split, the number of AIR shares outstanding would be approximately 971,237, and the corresponding reference market price would be $13.05 per share. The reverse stock split does not affect the aggregate estimated fair value of AIR’s outstanding common stock, except for any immaterial effect resulting from the treatment of fractional shares.

The estimated purchase consideration applied in the unaudited pro forma condensed combined financial information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of AIR’s stock and the number of AIR’s vested stock-based compensation awards when the merger is consummated. This will likely result in a difference from the estimated purchase consideration calculated above, and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 20% in the price per share of AIR common stock will produce the following estimated purchase consideration and the corresponding goodwill:

	AIR stock price, pre-split	Estimated purchase consideration	Goodwill
As presented	$2.61	$18,059,708	$2,904,708
20% increase	$3.13	$19,608,650	$4,453,650
20% decrease	$2.09	$16,961,767	$1,806,767

Preliminary Purchase Price Allocation

The following table presents the preliminary purchase price allocation of the assets acquired and the liabilities assumed as if the merger occurred on June 30, 2026:

Estimated Fair Value
ASSETS
Cash and cash equivalents	694,000
Restricted cash	3,930,000
Accounts receivable	7,164,000
Inventories	34,267,000
Prepaid expenses and other assets	454,000
Prepaid Taxes	95,000
Property and equipment, net	8,108,000
Financing lease right-of-use assets	818,000
Operating lease right-of-use assets	173,000
Other noncurrent assets	566,000
Total assets acquired	$56,269,000

Estimated Fair Value
LIABILITIES
Accounts payable and accrued expenses	4,871,000
Current maturities of long-term debt	24,217,000
Short-term liabilities due to related parties	6,893,000
Operating lease liabilities	239,000
Other current liabilities	3,473,000
Long-term debt, net of deferred financing costs and unamortized discount	1,421,000
Total liabilities assumed	$41,114,000
Net assets acquired	$15,155,000
Goodwill	2,904,708
Total preliminary purchase consideration	$18,059,708

The allocation of the preliminary purchase price for AIR is based upon management’s estimates of and assumptions related to the fair value of the consideration transferred, assets acquired and liabilities assumed as of the filing of the registration statement of which this proxy statement/prospectus forms a part, using currently available information.

Note 3 — Reclassifications

During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Tenax’s and AIR’s financial information to identify differences in financial statement presentation and classification. Certain reclassifications have been made to the historical financial statement presentation of each of Tenax and AIR to conform to the presentation used in the unaudited pro forma condensed combined financial information.

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated balance sheet of AIR and the unaudited historical consolidated balance sheet of Tenax as of June 30, 2026, on a consistent basis:

Unaudited Pro Forma Condensed Combined Balance Sheet	As of June 30, 2026
	Reclassification from	Reclassification to
AIR
Prepaid expenses and other assets		$95,000
Prepaid Taxes	$(95,000)

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated statements of earnings of AIR and Tenax for the six months ended June 30, 2026, on a consistent basis:

Unaudited Pro Forma Condensed Combined Statement of Operations	Six months ended June 30, 2026
	Reclassification from	Reclassification to
AIR
Service and product income		23,601,000
Net Sales	(23,601,000)
Direct Costs		17,083,346
Depreciation		1,432,654
Cost of Sales	(18,516,000)
General and Administrative		5,923,684
Depreciation and Amortization		91,694
Interest Expense		622
Operating Expenses	(6,016,000)
Tenax
Other		778,821
Acquisition Costs	(778,821)

The table below summarizes the reclassification adjustments made to present the unaudited historical consolidated statements of earnings of AIR and Tenax for the year ended December 31, 2025, on a consistent basis:

Unaudited Pro Forma Condensed Combined Statement of Operations	Year Ended December 31, 2025
	Reclassification from	Reclassification to
AIR
Service and product income		47,921,000
Net Sales	(47,921,000)
Direct Costs		37,203,715
Depreciation		2,530,285
Cost of Sales	(39,734,000)
General and Administrative		8,290,914
Depreciation and Amortization		232,842
Interest Expense		1,244
Operating Expenses	(8,525,000)
Tenax
Other		30,750
Acquisition Costs	(30,750)

Note 4 — Transaction Accounting Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will present only Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)     Reflects the reclassification adjustments made to the historical financial statement presentation of each of Tenax and AIR to conform to the presentation used in the unaudited pro forma condensed combined financial information. Refer to Note 3 for adjustment detail.

(b)    Represents the preliminary acquisition accounting for AIR as the accounting acquiree, including the elimination of AIR’s historical equity balances, recognition of estimated consideration transferred, adjustments to AIR’s identifiable net assets to their preliminary estimated fair values and recognition of preliminary goodwill. Estimated consideration transferred includes $3.8 million representing the preliminary fair value of the redemption rights expected to be issued to eligible legacy AIR stockholders. The rights are assumed to be freestanding and liability-classified, with a corresponding redemption-right liability recognized in the pro forma condensed combined balance sheet.

(c)     Represents the accrual of additional transaction costs of $6.2 million directly attributable to the merger that are expected to be incurred by Tenax subsequent to June 30, 2026.

(d)    Reflects the repayment of AIR’s outstanding debt by Tenax at closing pursuant to the merger agreement. The adjustment eliminates AIR’s historical debt balances, including related accrued interest and unamortized deferred financing costs, as applicable, with the offset reflected through cash, financing sources and accumulated deficit for any debt extinguishment impact. The adjustment also reflects the release and reclassification to cash and cash equivalents of restricted cash previously held as collateral for the AIR senior debt upon settlement of such debt. The adjustment further reflects the assumed borrowing of $30.0 million under Tenax’s existing delayed draw term loan facility, the proceeds of which are expected to be used to settle AIR’s indebtedness at closing. The borrowing is supported by an executed amendment to Tenax’s senior credit agreement, dated August 14, 2026, under which the participating lenders provided binding commitments to fund up to $30.0 million, subject to satisfaction of the applicable borrowing conditions. As of the date of this filing, no amounts have been borrowed under this commitment. The adjustment presents the assumed borrowing net of approximately $0.1 million of estimated debt issuance costs.

(e)     Reflects the recognition of deferred tax liabilities associated with Tenax becoming subject to corporate income tax following the merger. Historically, Tenax has been treated as a pass-through entity for U.S. federal income tax purposes, and no federal or state income tax provision has been recorded in its historical financial statements. The adjustment is reflected as an increase to deferred tax liabilities with a corresponding increase to accumulated deficit.

(f)     Reflects the equity presentation effects of the reverse acquisition, including the elimination of AIR’s historical equity balances and the presentation of Tenax’s historical members’ equity within AIR’s post-combination legal equity structure. Immediately following the merger, 25,062,670 shares of AIR common stock are expected to be issued and outstanding after giving effect to the one-for-five reverse stock split contemplated by the merger agreement. This amount consists of approximately 971,237 shares held by legacy AIR stockholders and 24,091,433 shares expected to be issued to Tenax members as merger consideration. Before giving effect to the reverse stock split, these amounts are equivalent to 4,856,181 shares held by legacy AIR stockholders, 120,457,162 shares expected to be issued to Tenax members and 125,313,343 total shares. The pro forma common stock balance has been calculated using AIR’s par value of $0.001 per share and the post-split shares expected to be outstanding, with the remaining equity effects reflected in additional paid-in capital and accumulated deficit, as applicable.

(g)    Reflects the assumed net settlement of Tenax notes receivable issued in connection with purchases of membership interests. The notes receivable were historically presented as a reduction of Tenax equity and are assumed to be settled against the AIR shares otherwise issuable to the applicable holders in connection with the merger.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(A)    Reflects the estimated income statement effects of the preliminary purchase accounting for AIR, including reduced cost of goods sold resulting from the lower fair value of inventory acquired and subsequently sold during the period, and reduced depreciation driven by the lower fair value assigned to acquired depreciable assets.

(B)    Represents $7.1 million of additional transaction costs expected to be incurred by Tenax after June 30, 2026 in connection with the merger. For purposes of the unaudited pro forma condensed combined statement of operations, these costs are reflected as if the merger had occurred on January 1, 2025. These costs are nonrecurring and are not expected to have a continuing impact on the combined company’s results of operations.

(C)    Reflects the elimination of historical interest expense, including amortization of deferred financing costs, associated with AIR’s senior and subordinated debt expected to be repaid at closing pursuant to the merger agreement. The adjustment also reflects interest expense and amortization of debt issuance costs associated with the assumed borrowing of $30.0 million under Tenax’s existing delayed draw term loan facility, as if the borrowing had occurred on January 1, 2025. The $30.0 million delayed draw commitment is supported by an executed amendment to Tenax’s senior credit agreement, dated August 14, 2026. Pro forma interest expense was calculated using an annual interest rate of 7.08%, which management believes represents a reasonable estimate of the interest rate applicable to the delayed draw borrowing. Actual interest expense may differ from the amount presented based on the final borrowing date, the applicable interest rate and other terms in effect when the borrowing is funded.

(D)    Historically, Tenax was treated as a pass-through entity for income tax purposes and did not record federal or state income tax expense. The adjustment represents the estimated current and deferred tax effects of the combined company’s pro forma results and transaction accounting adjustments. These amounts are preliminary and may differ from the actual tax provision recognized following the merger.

Note 5 — Net Earnings/(Loss) per Share

Net earnings/(loss) per share was calculated using AIR’s historical weighted-average shares outstanding, adjusted to give effect to the one-for-five reverse stock split contemplated by the merger agreement, and the additional post-split shares expected to be issued as merger consideration. Because the merger is reflected as if it had occurred on January 1, 2025, the calculation of pro forma weighted-average shares outstanding for basic and diluted net earnings/(loss) per share assumes that the post-split shares issuable in connection with the merger were outstanding for the entirety of each period presented. Historical AIR weighted-average shares and historical earnings/(loss) per share are presented on a pre-split basis. Pro forma combined weighted-average shares and earnings per share are presented after giving effect to the reverse stock split.

Pro Forma EPS Table	Six months ended June 30, 2026	Year ended December 31, 2025
Pro forma net income attributable to common stockholders, basic(1)	$8,033,080	$7,434,233
Adjustment for change in fair value of assumed Tenax warrants	(45,274)	—
Pro forma net income attributable to common stockholders, diluted	$7,987,806	$7,434,233

Basic weighted-average shares (post-split):
AIR historical weighted-average shares outstanding, adjusted for the reverse stock split	961,467	843,384
Remaining February 2026 vested but unsettled RSUs, adjusted for the reverse stock split	46,203	46,203
AIR common shares issued to Tenax members in the merger	24,091,433	24,091,433
Pro forma weighted-average common shares outstanding, basic	25,099,103	24,981,020

Diluted weighted-average shares (post-split):
Pro forma weighted-average common shares outstanding, basic	25,099,103	24,981,019
Dilutive effect of unvested AIR RSUs	2,971	—
Dilutive effect of AIR stock options	658	1,573
Dilutive effect of Tenax warrants assumed by AIR	856,326	891,207
Pro forma weighted-average common shares outstanding, diluted	25,959,058	25,873,799

Pro forma net earnings per share, basic	$0.32	$0.30
Pro forma net earnings per share, diluted	$0.31	$0.29

____________

(1)      Pro forma net earnings per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information”.

DESCRIPTION OF AIR BUSINESS

Introduction

We believe we are one of the leading manufacturers of precision components and assemblies for large aerospace and defense prime contractors. Our products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. The ultimate end-user for most of our products is the U.S. government, international governments and commercial global airlines. Whether it is a small individual component for assembly by others or complete assemblies we manufacture ourselves, our high quality and extremely reliable products are used in mission critical operations that are essential for safety of military personnel and civilians.

We specialize in the aerospace and defense markets, operating within a hierarchical network of suppliers. At the top of the supply chain pyramid is the prime contractor, also known as an original equipment manufacturer (“OEM”). A prime contractor designs, develops and produces the final product for the end-user. We play a critical role in this ecosystem, operating as a “Tier One” supplier, delivering our products directly to prime contractors, or as a “Tier Two” supplier, providing larger complex components to others. In some cases, we ship products directly to the U.S. government. Our strategic position has made us a key partner for many prominent defense prime contractors and global commercial aviation manufacturers, often leading us to become the exclusive or primary supplier for certain high precision parts and assemblies. We often receive long-term agreements (“LTAs”) from our customers, demonstrating their commitment to us.

We are renowned for our unwavering commitment to genuine quality and exceptional reliability. Our rich history dates to 1941, producing parts for World War II fighter aircraft. Since then, we have maintained an impeccable record with no known incidents of part failure leading to a mission failure or resulting in a fatality. In an era plagued by foreign counterfeit parts, we strategically operate all our facilities within the United States. Our two state-of-the-art manufacturing centers located in Long Island, New York, and Barkhamsted, Connecticut, allow for rigorous oversight of production and adherence to stringent quality standards. Spanning over 150,000 square feet, our manufacturing centers serve as the operational hubs for our three legal subsidiaries, Air Industries Machining Corp., Nassau Tool Works, Inc. and Sterling Engineering Corporation.

For the past several years, we have strategically invested substantial amounts in new capital equipment, tooling and processes to bolster our competitive position. Additionally, we have expanded our sales and marketing efforts, with a sharp focus on expanding relationships with customers and cultivating new ones.

We finished 2025 with $47.9 million of net sales. Our backlog, which represents the value of all funded orders received, stood at $136.8 million, an increase of 16.0% as compared to our backlog on December 31, 2024. On the bottom-line, we reported a net loss of $1.3 million.

Our business strategy is geared towards competing and winning contracts that enable us to achieve sustainable and profitable business growth and delivering high-quality, reliable products to our customers. At our core lies a highly trained and close-knit team of 158 individuals committed to driving excellence and precision in every aspect of our operations. We are firmly focused on securing new contract awards, improving operations and successful execution. As of June 30, 2026, and December 31, 2025, we had total unfilled contract values amounting to, respectively, $279.2 million (including our $139.7 million in backlog and all potential orders against LTAs previously awarded to us) and $270.1 million (including our $136.8 million in backlog and all potential orders against LTAs previously awarded to us).

Customer Profiles

In 2025 and 2024, respectively, approximately 58.3% and 69.9% of our net sales were attributed to customers who use our products for end-use on military aircraft. The rest of our net sales are attributable to commercial aviation uses and, to a much lesser extent, ground power electricity generation and other uses.

We have cultivated long-standing relationships with many large and well-known customers, including:

•        RTX Corporation (“RTX”) — RTX is a multinational aerospace and defense conglomerate and a major player in the aerospace and defense industry. We sell to several business units and/or subsidiaries of RTX, including Collins Aerospace (which includes Collins Landing Systems and Collins Aerostructures) and Pratt Whitney. RTX was formerly known as Raytheon Technologies Corporation and, prior to that, United Technologies Corporation.

•        Lockheed Martin Corporation (“Lockheed Martin”) — Lockheed Martin is a leading global security and aerospace company with its principal customers being agencies of the U.S. government. We sell directly to one of Lockheed Martin’s subsidiaries, Sikorsky Aircraft Corporation (“Sikorsky”).

•        Northrop Grumman Corporation (“Northrop”) — Northrop Grumman is a leading global aerospace and defense technology company. We supply product used on the E2-D Hawkeye airborne warning and control aircraft.

•        General Electric Aerospace (“GE Aerospace”) — GE Aerospace is a global aerospace propulsion, services and systems leader. We supply GE Aerospace with high precision components that are used in jet turbine aircraft engines that are used on several commercial aircraft platforms.

•        General Electric Vernova (“GE Vernova”) — GE Vernova is a purpose-built global energy company that includes power, electrification and wind segments. We supply GE Vernova with precision components that are used in ground-based turbines for electrical power generation.

•        U.S. government — We supply certain components and assemblies directly to the Defense Logistics Agency (“DLA”), a combat support agency within the U.S. Department of War (“DoW”). DLA’s mission is to manage the end-to-end global defense supply chain and deliver readiness to the warfighter. It supports all five U.S. military services, federal, state and local agencies, as well as partner and allied nations. DLA procures items from us and provides them, as it deems fit, to other suppliers who assemble them into finished products.

Platform and Program Profiles

Most of our machined components and assemblies are integral to high-profile platforms and named programs. Platforms generally refer to equipment that is utilized in missions or operations, whereas programs are broader initiatives and can encompass the development and production of new platforms, upgrades to existing systems and other initiatives. The following platforms and programs (ranked in descending order by their 2025 net sales), accounted for 79.7% and 79.3% of our net sales in 2025 and 2024, respectively:

•        Pratt & Whitney Geared Turbo-Fan Engine (“GTF”) — Used in commercial aviation, the GTF represents a new generation of jet engines that offer improved fuel efficiency, reduced emissions, and lower noise levels compared to traditional turbofan engines. We manufacture thrust struts, a critical component that essentially absorbs and distributes the forward thrust produced by the jet engine, ensuring that the force is evenly applied across the structure of the aircraft to maintain stability and integrity during takeoff, cruising and landing. We supply our thrust struts to Collins Aerostructures for integration into GTFs utilized by smaller airlines such as those operating the Airbus A220 and Embraer E2 aircraft. Demand for these engines increased in 2025, thus reducing the concentration in the net sales attributable to military end users. Demand for these engines is anticipated to increase over the next few years.

•        UH-60 Black Hawk Helicopter — We supply flight critical components, such as the primary flight control assembly and the tail-rotor gearbox, for the UH-60 Black Hawk Helicopter. Serving as the primary helicopter for the U.S. Army, it fulfills essential roles in transport, troop movement, medical evacuation and cargo lift operations. Manufactured by Sikorsky, it includes many variants and is also utilized by other branches of the U.S military and U.S. allied countries. Since entering service in 1979, over 4,000 helicopters have been produced. Deployment of new helicopters is projected to continue through at least 2027, with ongoing sustainment activities anticipated for many years thereafter.

•        CH-53 Helicopter (including the CH53K variant) — Developed in the 1960s and manufactured by Sikorsky, the CH-53 is recognized as the largest and most powerful helicopter in the U.S. military. It has evolved through several variants, with hundreds delivered and used by the U.S. Marine Corps. In 2021, we secured a LTA to supply chaff pods for the CH-53K, the latest iteration in the CH-53 series. These pods deploy metallized strips to generate false radar targets, safeguarding the helicopters from missile threats. The CH-53K plays a crucial role in the U.S. Marine Corps’ plans to support a wide range of current and future operations. In 2024, we received a purchase order to manufacture swashplates and hubs to be used on the CH-53K.

•        E-2D Hawkeye — We provide the main and nose landing gear, as well as the arresting gear for the E-2D Hawkeye, a twin-engine, tactical aircraft utilized for providing advanced airborne warning and control for carrier-based operations. Often referred to as the “digital quarterback”, it conducts battlefield management and command and control operations for aircraft carrier strike groups. While primarily used by the U.S. Navy, a small number have been sold to U.S. allies, notably Japan.

•        F-35 Lightning II (also known as the Joint Strike Fighter) — Manufactured by Lockheed Martin, the Joint Strike Fighter is a stealth fighter aircraft designed to replace the U.S. Air Force F-15 and the U.S. Navy and Marine Corps F-18 fighters. It includes three variants: the conventional take-off and landing F-35A, the short take-off and vertical landing F-35B and the carrier based variant F-35C. We have produced landing gear components for all three variants and currently manufacture landing gear components for the US Navy version. The production of this aircraft is expected to continue for many years, with the DoW aiming for an inventory objective of 2,456 aircraft, in addition to expected demand from other countries.

•        F-18 Hornet — The F-18 Hornet, the U.S. Navy’s primary fighter aircraft, principally operates from aircraft carriers and enjoys international use, notably in Finland and Australia. Originating in the late 1960s, it has seen numerous upgrades and enhancements over the years. We manufacture complete landing gear components for several variants, supplying these to the U.S. government or Tier 1 or other suppliers for spares that go on the aircraft that were originally produced by Boeing.

•        F-15 Eagle Tactical Fighter — designed for the U.S. Air Force, it is known as a dedicated air superiority fighter. Currently manufactured by Boeing, it was designed in the late 1960s with over 600 aircraft estimated to be in service. The F-15 has been exported to various countries including Israel, Saudi Arabia and Japan. Although it is anticipated that this plane will be ultimately replaced by the Joint Strike Fighter, we believe it will be flying for years to come. It boasts an impeccable combat record. We ship most of our components directly to the DoW.

Our Market

The aerospace and defense industry is dominated by a select few large prime contractors including Airbus, Boeing, General Electric, Lockheed Martin, Northrop and RTX. These prime contractors oversee large platforms and programs for the ultimate end-user, the U.S. government, foreign governments or global aviation companies.

Once a supplier is chosen and integrated into a platform or selected for a specific program, replacing them becomes a complex challenge. In many cases, suppliers often become the sole or single source. Being a sole source means being chosen as the exclusive supplier by the customer, whereas being a single source indicates that, despite the availability of other potential manufacturers, only one supplier is currently used. Single or sole sourcing is especially prevalent in the production of legacy aircraft. While prime contractors generally prefer multiple sources for new aircraft production lines to mitigate single points of failure, utilizing a single vendor can lead to higher production volumes, lower average unit costs and opportunities for quality improvements.

Demand for both defense and commercial aviation components is based on new production and subsequent maintenance, repair and overhaul (“MRO”). Flight-critical components are frequently replaced on aircraft on a flight time or flight cycle basis. The demand for MRO and after-market products can continue for many years, even decades, after the production line for new aircraft is shut down.

At a high level, we are able to monitor the DoW budget for both new production and operations and maintenance components, as well as industry reports to gauge overall industry spending. While large U.S. government programs are managed through specific budget lines and oversight structures, most, if not all, of our machine parts and assemblies are not explicitly identified in the U.S. government budget. Therefore, predicting period-to-period demand with precision is challenging. While we primarily rely on our customers to help us project short-term and long-term demand, the timing of receipt of contract awards and related orders is difficult to predict. Consequently, comparative period-to-period net sales for any customer or program may not be meaningful.

Sales and Marketing

Sales and marketing activities during 2025 were robust, resulting in a book-to-bill ratio of 1.36x, growth in our funded backlog to $136.8 million and total unfilled contract values amounting to $270.1 million (including our $136.8 million funded backlog and all potential orders against LTAs).

We primarily rely upon a small team of highly skilled sales and business development professionals with extensive industry experience and hands-on support from management. Our goal is to cultivate customer relationships akin to partnerships and the concept of customer alignment. For example, our customers heavily rely on suppliers to deliver high-quality parts that meet specifications in a timely and cost-effective manner. They regularly assess suppliers based on various quantitative criteria such as on-time delivery performance, defect rates, adherence to specifications, cost performance, lead times, order processing times, stockout rates and similar metrics. Therefore, one of our primary objectives is to maintain high ratings and leverage these metrics in our sales and marketing activities.

Our sales cycle varies significantly, ranging from a few weeks to over a year, depending on the complexity of the product and manufacturing steps involved. While customers may occasionally engage in spot buys, most of our orders (also known as bookings) stem from LTAs. LTAs outline the quantity and price of products the customer may order within a specified time frame. When actual products are needed, the customer places a funded order against the LTA. The value of this funded order is included in our funded backlog until we ship it. Although cancellations of funded orders are possible, customers are usually subject to termination liability, necessitating payment to us for costs incurred up to the termination date. In certain termination cases, the customer is also required to pay us a reasonable profit.

We secure new or follow-on LTAs through competitive bidding in response to a customer’s Request for Quotation (“RFQ”). These proposals detail prices based on quantities, which may vary annually, for shipments over multiple years. The bidding process typically entails several rounds of submissions and negotiations before an award is granted. For defense products, in certain cases, LTAs may be awarded or extended without a RFQ or competitive bidding. In such cases, pricing may be determined through cost analysis or audit with ultimate approval by the customer or the U.S. government.

Bookings and Backlog

Bookings represent funded orders secured during a given financial period. In fiscal 2025, bookings were $65 million, a 8.5% decrease compared to $71 million in 2024. Our “book-to-bill” ratio, which is our bookings divided by net sales, was 1.36x for 2025, an improvement over the 1.29x ratio of 2024. Although bookings are subject to wide variations in timing, resulting in period-to-period comparisons not necessarily being meaningful, we do use bookings and our book-to-bill ratio as a gauge of future net sales.

Our backlog, which can be considered our “funded backlog”, stood at $136.8 million as of December 31, 2025, marking a 16.0% increase from $117.9 million on December 31, 2024. This represents the net sales we expect to realize from funded orders received and is equivalent to our remaining performance obligations pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). These funded orders, approved by customers, come from LTAs, spot buys or other contracts and are for essential machined components and assemblies used in the key platforms and programs we serve. Our definition provides visibility into the value of all firm orders. The bulk of our $136.8 million backlog is expected to ship over the next 24 months, but does not include possible or probable future orders pursuant to existing LTAs or probable contract renewals that would also contribute sales during such period. The total potential net sales under contracts actually awarded to us as of December 31, 2025, was $270.1 million, including the value of our existing funded backlog of $136.8 million.

Competition

Winning a new contract award is highly competitive. Not only must we have the capabilities to manufacture to customer design specifications, but we compete against companies that have greater financial, physical and technical resources. Our ability to win new contracts generally requires us to become a trusted partner to the customer by having the capabilities to deliver superior quality product, more quickly and with lower pricing than our competitors. Accordingly, we must continually invest in process improvements and capital equipment.

In recent years, we have strategically made significant investments to enhance our competitiveness and market position. For example, in fiscal 2025 and 2024, we invested $3,322,000 and $2,301,000 in new property and equipment to support our goals. These investments have enabled us to increase production efficiency and speed while maintaining closer tolerances, have expanded the size of products we can manufacture and have been appreciated by our customers. Any investment in 2026 will be at a much lower level.

Our competitors include Monitor Aerospace, a division of GKN Aerospace; Hydromil, a division of Triumph Aerospace Group; Heroux Devetek; and Ellanef Manufacturing, a division of Magellan Corporation.

Manufacturing, Raw Materials and Replacement Parts

Our production cycle, which spans from ordering raw materials to delivering finished products, can vary from several weeks to over a year. Consequently, for certain products, especially those involving finished assemblies, we must procure significant amounts of raw materials and begin processing well ahead of actual ship dates. This underscores the importance of efficient subcontract management in meeting customer delivery deadlines. In some cases, customers may provide us with raw materials, as they may be able to obtain better processing or delivery schedules from other suppliers, and in other cases, the customer chooses to rely on us to manage suppliers.

The principal raw materials used in the manufacture of our products are low alloy steels, stainless steel, titanium, aluminum, inconel and aluminum nickel bronze. These materials generally are purchased as bar stock, castings, plates, forgings and bearings. The price and availability of many raw materials in the aerospace industry are susceptible to fluctuations in global markets and political conditions. Most raw material suppliers are hesitant to commit to long-term contracts at fixed prices, posing a substantial risk given our strategy often entails entering into LTAs, which require us to commit to long-term price commitments. However, many of our LTAs provide pricing protection when there is a large increase in the cost of raw materials.

Employees

As of August 31, 2026, we employed 158 people. Of these, 88 were involved in manufacturing and production activities, 19 were in quality control, 46 were in administration and the remaining 5 were in sales and procurement. All of our employees are covered under a co-employment agreement with Insperity Services, LLC, a professional employer organization. This arrangement allows us to provide employees with comprehensive benefits at a lower cost than we could provide.

Air Industries Machining Corp. (“AIM”) has a collective bargaining agreement with the United Service Workers, IUJAT, Local 355 (the “Union”). This agreement is effective until December 31, 2027 and covers the majority of AIM’s 125 personnel. The agreement requires us to make specified contributions to the Union’s United Welfare Fund and United Service Worker’s Security Fund, which provide pension benefits to our employees. We are not obligated to provide any additional pension benefits to our employees. Additionally, the collective bargaining agreement contains a “no-strike” clause and a “no-lock-out” clause. We believe we maintain good relationships with the Union.

Regulations

We believe that we are in compliance with all federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits required for the operation of our business. The key regulations impacting our business are further discussed below:

•        Environmental Regulation and Employee Safety — We are subject to regulations administered by the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in cooperation with federal and state authorities. Among other things, these regulatory bodies impose restrictions that require us to control air, soil and water pollution, require us to protect against occupational exposure to chemicals, including health and safety risks, and require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. This regulatory framework imposes compliance burdens and financial and operating risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

•        The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) imposes strict joint and several liabilities on the present and former owners and operators of facilities that release hazardous substances into the environment. The Resource Conservation and Recovery Act of 1976 (“RCRA”) regulates the generation, transportation, treatment, storage and disposal of hazardous waste. New York and Connecticut, the states where our production facilities are located, also have stringent laws and regulations governing the handling, storage and disposal of hazardous substances, counterparts of CERCLA and RCRA. In addition, the Occupational Safety and Health Act, which requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, obligates employers to provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.

•        Federal Aviation Administration — We are subject to regulation by the Federal Aviation Administration (“FAA”) under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations. We have never been subject to such fines or disqualifications.

•        Federal Acquisition Regulations — All our U.S. government contracts and those of many of our customers are subject to the procurement rules and regulations of FAR. As such, many of our LTAs require us to adhere to these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed to the project. These audits may result in adjustments to our contract costs. Additionally, we may be subject to U.S. government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

Properties

We have strategically located our properties in the U.S. We lease and maintain an approximately 81,000 square foot state-of-the-art manufacturing facility located in Bay Shore, New York. We maintain our corporate headquarters at this facility whose lease expires in September 2026.

We own a second 74,923 square foot state-of the-art manufacturing facility located in Barkhamsted, Connecticut.

Legal Proceedings

On October 2, 2018, Contract Pharmacal Corp. (“Contract Pharmacal”) commenced an action relating to a sublease entered into between the Company and Contract Pharmacal in May 2018 with respect to the property that was formerly occupied by the Company’s former subsidiary WMI at 110 Plant Avenue, Hauppauge, New York. In the action, Contract Pharmacal sought damages for an amount in excess of $1,000,000 for the Company’s alleged violation of the terms of the subject sublease, specifically the failure to make the entire premises available by what Contract Pharmacal claims was the sublease commencement date. The validity of the action is extremely suspect in that the subject sublease had no specific commencement date and Contract Pharmacal ultimately received all the space. Discovery was conducted, and Contract Pharmacal moved for summary judgement and to amend its complaint to add a new cause of action, all of which the Company opposed. On July 8, 2021, the court denied Contract Pharmacal’s motion for summary judgement and to add a cause of action. In its order, the court granted Contract Pharmacal’s motions to drop its claim for specific performance and to amend its complaint to reduce its claim for damages to $700,000, both of which benefit the Company. Following the court’s decision, Contract Pharmacal filed a motion to reargue its original motion, which the Company opposed. The court denied that motion on November 30, 2021, and then on March 10, 2022, Contract Pharmacal filed an appeal of the court’s decision with the Appellate Division of the State of New York. The Company opposed that action. The Company was again successful, as the Appellate Division upheld the lower court’s denial of Contract Pharmacal’s motion for summary judgment and its motion to amend its complaint. Contract Pharmacal has now submitted a motion to the Appellate Division requesting leave to reargue the court’s denial of its original appeal. The Company will oppose that motion. The Appellate Division has yet to act with respect to Contract Pharmacal’s most recent motion to reargue the Court’s denial of the original appeal. The Company continues to dispute the validity of the claims asserted by Contract Pharmacal and intends to contest them vigorously.

From time to time we may be engaged in various lawsuits and legal proceedings in the ordinary course of our business. We are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or operating results. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder of our common stock, is an adverse party or has a material interest adverse to our interest.

More Information About Our Business and Where to Find It

Our Internet website is airindustriesgroup.com, at which you can find our filings with the SEC, including press releases, annual reports, quarterly reports, current reports and any amendments to those filings. We also use our website to disseminate other material information to our investors. We also make announcements regarding company developments and financial and operating performance through social media channels such as at LinkedIn.com/company/air-industries-group to communicate with customers and the public about our company, our products, services and other issues. Among other things, we post on our website and social media channels information about our public conference calls (including the scheduled dates, times and the methods by which investors and others can listen to those calls), and we make available for replay webcasts of those calls and other presentations for a limited time. Information and updates about our Annual Meetings will also be posted on our website including on the “Home Page” and in the “Investor Relations” section. None of the information on our website, blog or any other website identified herein is incorporated by reference in this proxy statement/prospectus and such information should not be considered a part of this proxy statement/prospectus.

AIR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 95 of this proxy statement/prospectus, AIR’s audited consolidated financial statements for the years ended December 31, 2025 and 2024 and the notes to those statements beginning on page F-30 of this proxy statement/prospectus and AIR’s unaudited consolidated financial statements for the six months ended June 30, 2026 and 2025 and the notes to those statements beginning on page F-6 of this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding AIR’s plans, objectives, expectations and intentions. AIR’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections entitled “Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus and “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

Business Overview

We believe we are one of the leading manufacturers of precision components and assemblies for large aerospace and defense contractors. Our rich history dates to 1941, producing parts for World War II fighter aircraft. Since then, we have maintained an impeccable record with no known incidents of part failure leading to a fatal mission. We became a public company in 2005.

Our products include landing gear, flight controls, engine mounts and components for aircraft jet engines and ground turbines and other complex machines. The ultimate end-user for most of our products is the U.S. government, international governments and commercial global airlines. Whether it is a small individual component for assembly by others or complete assemblies we manufacture ourselves, our high quality and extremely reliable products are used in mission critical operations that are essential for safety of military personnel and civilians.

Although our net sales are concentrated amongst a number of defense and aerospace prime contractors, we have cultivated long-standing relationships with a number of their subsidiaries and/or business units. Additionally, our net sales are generated across several high-profile platforms and programs, including the F-18 Hornet, the E-2 Hawkeye, the UH-60 Black Hawk Helicopters, GTF Engines (used on smaller aircraft such as the Airbus A220 and Embraer E2), the CH-53 Helicopter, the F-35 Lighting II and the F-15 Eagle Tactical Fighter. In many cases, we are the sole or single supplier of certain parts and components and receive LTAs from our customers, demonstrating their commitment to us.

Winning a new contract award is highly competitive. Our ability to win new contract awards generally requires us to deliver superior quality products, more quickly and with lower pricing than our competitors. Accordingly, we must continually invest in process improvements and capital equipment. Recent investments in new equipment have improved the productive capacity of our employees, increased our efficiency and speed and expanded the size of products we can manufacture. We strategically operate two state-of-the-art manufacturing centers in the U.S. This allows for rigorous oversight of production and adherence to stringent quality standards. Although there is currently a shortage of skilled workers, we maintain a highly trained and close-knit team of over 160 professionals committed to driving excellence and precision in every aspect of our operations.

Our period-to-period net sales and operating results are significantly impacted by timing. In addition, our gross profit is affected by a variety of factors, including the mix and complexity of products, production efficiencies, price competition and general business operating environments. In some cases, our gross profit is impacted by our ability to deliver replacement parts on short notice. Our operations have a large percentage of fixed factory overhead. As a result, our profit margins are highly variable with sales volumes.

For the past several years, despite facing significant financial and operational challenges, we have strategically invested substantial amounts in new capital equipment, tooling and processes to bolster our competitive position. Additionally, we expanded our sales and marketing efforts, with a sharp focus on expanding relationships with existing customers and cultivating new ones.

As of June 30, 2026, and December 31, 2025, we had total unfilled contract values amounting to, respectively, $279.2 million (including our $139.7 million in backlog and all potential orders against LTAs previously awarded to us) and $270.1 million (including our $136.8 million in backlog and all potential orders against LTAs previously awarded to us).

Results of Operations

Three and Six Months Ended June 30, 2026 and June 30, 2025

Selected Financial Information

	Three Months Ending June 30, 2026	2026 Percentage of Net Sales	Three Months Ending June 30, 2025	2025 Percentage of Net Sales	Change 2026 vs 2025	Percent Change 2026 vs 2025
Net sales	$11,995,000	100.0%	$12,659,000	100.0%	$(664,000)	-5.25%
Cost of sales	9,512,000	79.3%	10,631,000	84.0%	(1,119,000)	-10.53%
Gross profit	2,483,000	20.7%	2,028,000	16.0%	455,000	22.44%
Operating expenses	2,849,000	23.8%	2,020,000	16.0%	829,000	41.04%
Interest expense	500,000	4.2%	446,000	3.5%	54,000	12.11%
Other income, net	38,000	0.3%	16,000	0.1%	22,000	137.50%
Provision for income taxes	18,000	0.2%	—	0.0%	18,000	—
Net loss	$(846,000)	-7.1%	$(422,000)	-3.3%	$(424,000)	100.47%
	Six Months Ending June 30, 2026	2026 Percentage of Net Sales	Six Months Ending June 30, 2025	2025 Percentage of Net Sales	Change 2026 vs 2025	Percent Change 2026 vs 2025
Net sales	$23,601,000	100.0%	$24,802,000	100.0%	$(1,201,000)	-4.84%
Cost of sales	18,516,000	78.5%	20,740,000	83.6%	(2,224,000)	-10.72%
Gross profit	5,085,000	21.5%	4,062,000	16.4%	1,023,000	25.18%
Operating expenses	6,016,000	25.5%	4,800,000	19.4%	1,216,000	25.33%
Interest expense	994,000	4.2%	890,000	3.6%	104,000	11.69%
Other income, net	77,000	0.3%	218,000	0.9%	(141,000)	-64.68%
Provision for income taxes	18,000	0.1%	—	0.0%	18,000	—
Net loss	$(1,866,000)	-7.9%	$(1,410,000)	-5.7%	$(456,000)	32.34%

Balance Sheet Data

	June 30, 2026	December 31, 2025	Change	Percent Change
Cash	$694,000	$680,000	$14,000	2.06%
Working capital*	$5,413,000	$5,238,000	$175,000	3.34%
Total assets	$59,216,000	$58,329,000	$887,000	1.52%
Total stockholders’ equity	$18,102,000	$19,201,000	$(1,099,000)	-5.72%

____________

*        Excludes $3,930,000 of restricted cash held by the lender under our Current Credit Facility.

	December 31, 2025	December 31, 2024	Change	Percent Change
Cash	$680,000	$753,000	$(73,000)	-9.69%
Working capital*	$5,238,000	$11,776,000	$(6,538,000)	-55.52%
Total assets	$58,329,000	$51,011,000	$7,318,000	14.35%
Total stockholders’ equity	$19,201,000	$14,948,000	$4,253,000	28.45%

____________

*        Excludes $3,930,000 of restricted cash held by the lender under our Current Credit Facility.

Three Months Ended June 30, 2026 and June 30, 2025

Net Sales

Net sales for the three months ended June 30, 2026 were $11,995,000, a decrease of $664,000, or 5.2%, compared with $12,659,000 that we achieved in the three months ended June 30, 2025. The period-over-period decrease in net sales was primarily due to overall changes in the mix of products delivered in response to customer orders.

The composition of customers that exceeded 10% of our net sales for the three months ended June 30, 2026 and 2025 are shown below:

	Percentage of Net Sales
Customer	2026	2025
Lockheed Martin	28.1%	27.5%
RTX(a)	25.4%	44.3%
Ontic	10.8%	2.5%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures

The composition of our net sales by platform or program profiles for the three months ended June 30, 2026 and 2025 are shown below:

	Percentage of Net Sales
Platform or Program	2026	2025
UH-60 Black Hawk Helicopter	27.6%	13.9%
Geared Turbo Fan Engine	22.5%	37.0%
All other platforms	19.8%	16.0%
E-2D Hawkeye	11.8%	10.5%
CH-53 Helicopter	8.7%	16.7%
F-35 Lightning II	8.6%	5.7%
F-18 Hornet	1.0%	0.2%
Total	100.0%	100.0%

Period-to-period changes in customer mix and related platforms and programs are largely attributable to customer requirements, availability of parts, production capacity and timing.

Gross Profit

Gross profit for the three months ended June 30, 2026 was $2,483,000 as compared to $2,028,000 for the three months ended June 30, 2025. Our gross profit percentage for the three months ended June 30, 2026 increased to 20.7% from 16.0% for the three months ended June 30, 2025. The increase in margin was attributed to changes in the sales across our major platforms, shifts in product mix and overall operating efficiencies. During the second half of 2025, we implemented several cost reductions that benefited our gross profit during the three months ended June 30, 2026 that were not in place during the three months ended June 30, 2025.

Operating Expenses

Operating expenses were $2,849,000, for the three months ended June 30, 2026, an increase of $829,000, from $2,020,000 for the three months ended June 30, 2025. As a percentage of consolidated net sales, operating expenses increased to 23.8%, compared to the 16.0% achieved during the three months ended June 30, 2025. The dollar increase was primarily driven by professional expenses associated with our pending merger, as well as costs associated with the continued improvement of our information technology system and hardening our cyber-security defenses, offset by decreases in stock-based compensation costs. The professional expenses related to the merger were approximately $1,195,000. We continue to look for ways to reduce our costs and improve our operating performance and financial results.

Interest Expense

Interest expense was $500,000 during the three months ended June 30, 2026, an increase of $54,000 or 12.1% from $446,000 during the three months ended June 30, 2025. The increase is primarily attributable to higher borrowing levels during a portion of the period partially offset by a decrease in the average interest rate on outstanding debt pursuant to our Current Credit Facility which decreased to 6.10% in 2026 as compared to 6.85% in 2025.

Net Loss

Net loss for the three months ended June 30, 2026 was $846,000, compared to a net loss of $422,000 for the three months ended June 30, 2025, for the reasons discussed above.

Six Months Ended June 30, 2026 and June 30, 2025

Net Sales

Net sales for the six months ended June 30, 2026 were $23,601,000, a decrease of $1,201,000, or 4.8%, compared with $24,802,000 that we achieved in the six months ended June 30, 2025. The period-over-period decrease in net sales was primarily due to overall changes in the mix of products delivered in response to customer orders, which are discussed further below.

The composition of customers that exceeded 10% of our net sales for the six months ended June 30, 2026 and 2025 are shown below:

Customer	Percentage of Net Sales
	2026	2025
Lockheed Martin	31.5%	33.4%
RTX(a)	26.9%	36.7%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures.

The composition of our net sales by platform or program profiles for the six months ended June 30, 2026 and 2025 are shown below:

Platform or Program	Percentage of Net Sales
	2026	2025
UH-60 Black Hawk Helicopter	29.3%	20.9%
Geared Turbo Fan Engine	22.9%	31.0%
All other platforms	21.7%	18.3%
E-2D Hawkeye	9.4%	10.3%
CH-53 Helicopter	8.1%	13.6%
F-35 Lightning II	7.3%	4.3%
F-18 Hornet	1.3%	1.6%
Total	100.0%	100.0%

Period-to-period changes in customer mix and related platforms and programs are largely attributable to customer requirements, availability of parts, production capacity and timing.

Gross Profit

Gross profit for the six months ended June 30, 2026 was $5,085,000, as compared to $4,062,000 for the six months ended June 30, 2025. Our gross profit percentage for the six months ended June 30, 2026 increased to 21.5% from 16.4% for the six months ended June 30, 2025. The increase in margin was attributed to changes in sales across our major platforms, shifts in product mix, and overall operating efficiencies.

Operating Expenses

Operating expenses were $6,016,000 for the six months ended June 30, 2026, an increase of $1,216,000, from $4,800,000 for the six months ended June 30, 2025. As a percentage of consolidated net sales, operating expenses increased to 25.5%, compared to the 19.4% incurred during the six months ended June 30, 2025. The dollar increase was primarily driven by professional expenses associated with our pending merger and increases in stock compensation expense, and costs associated with the continued improvement of our information technology system and hardening our cyber-security defenses. The professional expenses related to the merger were approximately $1,195,000. We continue to look for ways to reduce our costs and improve our operating performance and financial results.

Interest Expense

Interest expense was $994,000 during the six months ended June 30, 2026, an increase of $104,000, or 11.7%, from $890,000 during the six months ended June 30, 2025. The increase is primarily attributable to the higher borrowing levels during a portion of the period partially offset by a reduction in the average interest rate on our outstanding debt pursuant to our Current Credit Facility which decreased to 6.10% in 2026 as compared to 6.85% in 2025.

Net Loss

Net loss for the six months ended June 30, 2026 was $1,866,000, compared to a net loss of $1,410,000 for the six months ended June 30, 2025, for the reasons discussed above.

Years Ended December 31, 2025 and December 31, 2024

Selected Financial Information

	Year Ended December 31, 2025	2025 Percentage of Net Sales	Year Ended December 31, 2024	2024 Percentage of Net Sales	Change 2025 vs 2024	Percent Change 2025 vs 2024
Net sales	$47,921,000	100.0%	$55,108,000	100.0%	$(7,187,000)	-13.04%
Cost of sales	39,734,000	82.9%	46,176,000	83.8%	(6,442,000)	-13.95%
Gross profit	8,187,000	17.1%	8,932,000	16.2%	(745,000)	-8.34%
Operating expenses	8,525,000	17.8%	8,473,000	15.4%	52,000	0.61%
Interest expense	1,841,000	3.8%	1,893,000	3.4%	(52,000)	-2.75%
Other income, net	743,000	1.6%	68,000	0.1%	675,000	992.65%
Benefit from income taxes	(131,000)	-0.3%	—	0.0%	(131,000)
Net loss	$(1,305,000)	-2.7%	$(1,366,000)	-2.5%	$61,000	-4.47%

Balance Sheet Data

	December 31, 2025	December 31, 2024	Change	Percent Change
Cash	$680,000	$753,000	$(73,000)	-9.69%
Working capital*	$5,238,000	$11,776,000	$(6,538,000)	-55.52%
Total assets	$58,329,000	$51,011,000	$7,318,000	14.35%
Total stockholders’ equity	$19,201,000	$14,948,000	$4,253,000	28.45%

____________

*        Excludes $3,930,000 of restricted cash held by the lender under our Current Credit Facility.

Net Sales

Net sales in 2025 were $47,921,000, a decrease of $7,187,000, or 13.0%, compared with $55,108,000 that we achieved in 2024. The year-over-year decrease in net sales was primarily due to timing and overall changes in the mix of products requested and delivered in response to customer orders.

The composition of customers that exceeded 10% of our net sales in either 2025 or 2024 are shown below:

	Percentage of Net Sales
Customer	2025	2024
RTX(a)	36.2%	29.3%
Lockheed Martin	32.3%	25.1%
Northrop	6.7%	18.3%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures.

The composition of our net sales by platform or program profiles for the years ended December 31, 2025 and 2024 are shown below:

	Percentage of Net Sales
Platform or Program	2025	2024
GTF	31.4%	22.0%
UH-60 Black Hawk Helicopter	21.0%	23.1%
CH-53 Helicopter	12.0%	3.4%
E2-D Hawkeye	9.1%	24.0%
F-35 Lightning II	4.6%	3.7%
F-18 Hornet	1.5%	2.9%
All other platforms	20.4%	20.9%
Total	100.0%	100.0%

Period-to-period changes in customer mix and related platforms and programs are largely attributable to customer requirements, availability of parts, production capacity and timing.

Gross Profit

Gross profit for the year ended December 31, 2025 amounted to $8,187,000, a decrease from $8,932,000 in 2024. Our gross profit percentage in fiscal 2025 increased to 17.1% from 16.2% in 2024. This improvement can be attributed to changes in sales across our major platforms, shifts in product mix and cost reductions implemented during the period.

Operating Expenses

In fiscal 2025, operating expenses totaled $8,525,000, an increase of $52,000 from $8,473,000 recorded in 2024. As a percentage of consolidated net sales, operating expenses rose to 17.8%, compared to 15.4% in fiscal 2024. The dollar increase was due primarily to stock compensation expense and information technology expenses offset by lower personnel costs. We continue to look for ways to reduce our operating expenses.

Interest Expense

Interest expense (which includes amortization of deferred financing costs) was $1,841,000 in fiscal 2025, a decrease of $52,000, or 2.8%, from $1,893,000 in 2024. The decrease is primarily attributable to lower levels of subordinated debt during a portion of the year and a decrease in the average interest rate on debt outstanding pursuant to our Current Credit Facility, which decreased to 6.72% in 2025 as compared to 7.66% in 2024.

Net Loss

Net loss for the year ended December 31, 2025 was $1,305,000, compared to a net loss of $1,366,000 for the year ended December 31, 2024, for the reasons discussed above.

Liquidity and Capital Resources

As of June 30, 2026, we have debt service requirements related to:

•        Outstanding indebtedness under our Current Credit Facility of $24,014,000 (consisting of a revolving loan of $18,683,000 and a term loan in the amount of $5,331,000). This debt matures on November 30, 2026, and requires us to make monthly payments on the term loan of approximately $87,000 until the loan matures.

•        Various subordinated notes and convertible subordinated notes held by Michael Taglich and Robert Taglich (the “Related Party Notes”), under which we owe approximately $4,871,000, maturing on December 1, 2026.

•        Various equipment leases and contractual obligations related to our normal business, including advances under our solar credit facility for the installation of solar energy systems including the replacement of the existing roof at our Sterling facility.

Under the terms of the Current Credit Facility, as amended, we are required to meet a prescribed Fixed Charge Coverage Ratio (“FCCR”) (as defined in the Current Credit Facility) that is determined at the end of each fiscal quarter on a rolling twelve-month basis. This ratio is a financial metric that we use to measure our ability to cover fixed charges such as interest and lease expenses divided by EBITDA (as defined in the Current Credit Facility) which represents net income (loss) before interest, taxes, depreciation and amortization. As of June 30, 2026, the Company is required to meet a FCCR on a rolling twelve-month basis of 1.10x. As of June 30, 2026, we were in compliance with this ratio, having attained a ratio of 1.36x. Additionally, we are in compliance with all other required business and financial covenants.

The Current Credit Facility and Related Party Notes are classified as current liabilities on the condensed consolidated balance sheet as of June 30, 2026. The due dates of each have been extended from September 30, 2026, and October 1, 2026, to November 30, 2026, and December 1, 2026, respectively. We were not in default under the Current Credit Facility as of June 30, 2026; nevertheless, as a result of the due dates of this debt, we along with our auditors believe that there is substantial doubt about our ability to continue as a going concern for the twelve months following the date of filing of these consolidated financial statements. Webster Bank has advised us that it will not renew our Current Credit Facility.

The Current Credit Facility expires on November 30, 2026. In addition, we are required to maintain a collection account with our lender into which substantially all cash receipts are remitted. Although we were not in default under the Current Credit Facility as of June 30, 2026, as we have been in default under the Current Credit Facility in the past and could likely be again in the future, our lender could choose to increase the rate of interest or refuse to make loans under the revolving portion of the Current Credit Facility and keep the funds remitted to the collection account. If the lender were to raise the rate of interest, it would adversely impact our operating results. If the lender were to cease making new loans under the revolving facility, we would lack the funds to continue operations. The Current Credit Facility expiration date and the rights granted to the lender, combined with the reasonable possibility that we might fail to meet covenants in the future, raise substantial doubt about our ability to continue as a going concern for the one year commencing as of the date of filing this proxy statement/prospectus. To date, the lender has chosen not to exercise any of its remedies, though we have agreed to place $3,930,000 of at-the-market offering proceeds in an interest-bearing account to serve as additional security for the Company’s obligations under the Current Credit Facility.

To support current operations and strategic initiatives, beginning in December 2024 we raised capital through public market sales of our common stock and believe we can continue to access equity markets in future periods, though there is no assurance as to our ability to do so or as to the price and terms under which we could issue equity securities. During the year ended December 31, 2025, the Company sold 1,213,593 shares of common stock in the public market and generated gross proceeds of $4,869,000, of which approximately $3,930,000 is restricted for the benefit of the Current Credit Facility lender. Since initiating the sales in December 2024, we have sold a total of 1,330,444 shares for gross proceeds of $5,375,000. In light of ongoing negotiations with our lenders and in accordance with the merger agreement, we have temporarily paused all equity raising activity.

The following is a brief discussion of the recent amendments to the Current Credit Facility (all of which have been filed with the SEC):

•        On January 30, 2025, we entered into an Eighth Amendment to provide for an additional term loan in the amount of $1,640,000 for the acquisition of equipment. The monthly principal installments on this additional term loan are $19,524. This amendment further revised our financial covenants. For the rolling twelve-month periods ending March 31, 2025 and June 30, 2025, we were required to achieve a FCCR of 1.05x. Beginning with the rolling twelve-month period ending September 30, 2025 and going forward, the Company was required to achieve a FCCR of 1.25x. All other covenants remained unchanged. In connection with these changes, the Company paid an amendment fee of $20,000.

•        On September 10, 2025, the Company entered into a Ninth Amendment where we agreed that $3,930,000 of the proceeds from our at-the-market offering would be maintained in an interest-bearing account. The funds in this account serve as security for our obligations under the Current Credit Facility.

•        On December 15, 2025, the Company entered into a Tenth Amendment, which waived the defaults caused by the failure to achieve the required FCCR for the fiscal quarter ended June 30, 2025, and for exceeding the permitted amount of capital expenditures for the fiscal year ending December 31, 2025. Additionally, the maturity date of the revolving credit and term loans were extended to March 31, 2026, and the capital expenditure covenant was amended. The company paid an amendment fee of $40,000.

•        On February 26, 2026, the Company entered into an Eleventh Amendment, which extended the maturity date of the revolving credit and term loans to September 30, 2026. The company paid an amendment fee of $25,000 and agreed to pay an additional fee of $150,000 on the maturity date of the Current Credit Facility.

•        On August 18, 2026, the Company entered into a Twelfth Amendment, which extended the maturity date of the revolving credit and term loans to November 30, 2026. The company paid an amendment fee of $25,000.

If we are unable to close the merger or obtain a new lender to replace the Current Credit Facility, we may not be able meet our financial obligations. As of June 30, 2026, we have borrowing capacity of approximately $1,317,000 under the revolving loan.

In addition to required term loan payments, we may have to make additional payments under the Current Credit Facility. For so long as the term loan under the Current Credit Facility remains outstanding, if Excess Cash Flow (as defined in the Current Credit Facility) is a positive amount for any fiscal year, we are obligated to pay an amount equal to the lesser of (i) twenty-five percent (25%) of the Excess Cash Flow and (ii) the outstanding principal balance of the term loan. Such payment shall be applied to the outstanding principal balance of the term loan, on or prior to the April 15 immediately following such fiscal year. For the fiscal year ended December 31, 2025, based on the calculation there was no Excess Cash Flow payment required.

In addition to the outstanding indebtedness under the Current Credit Facility and Related Party Notes, we have various equipment leases and contractual obligations of an ongoing nature which we service in the ordinary course out of our cash flow from operations.

Our material cash requirements are for debt service, funding working capital and capital expenditures. We have historically met these requirements with funds provided by a combination of cash generated from operating activities and cash generated from equity and debt financing transactions. Based on our current revenue visibility, strength of our backlog and availability under our Current Credit Facility, we believe that we have sufficient liquidity to meet our day-to-day cash requirements for our operations. However, we must pay or refinance large portions of our indebtedness prior to November 30, 2026. Further, as a condition to refinancing our Current Credit Facility prior to November 30, 2026, a new lender may require that the holders of our Related Party Notes extend or otherwise modify the subordination agreements they have given in favor of the lender.

If we do not close the merger, it is unlikely we will be able to pay existing debt and will need to refinance our Current Credit Facility and Related Party Notes. We have engaged in discussions with Webster Bank and the holders of our Related Party Notes to explore potential extensions or refinancings of our obligations. Webster Bank has advised us that it will not extend our Current Credit Facility. Refinancing our indebtedness may require us to pay higher interest rates than we currently pay, agree to more restrictive business or financial covenants or involve the issuance of debt, equity and/or new securities convertible into or exercisable or exchangeable for our common stock. Any failure to refinance our existing debt or obtain additional working capital when required would have a material adverse effect on our business and financial condition. The expression of doubt by our auditors about our ability to continue as a going concern negatively impacts our ability to raise additional funds through the issuance of debt or equity securities.

See Note 5 “Debt” in the notes to AIR’s consolidated financial statements beginning on page F-12 of this proxy statement/prospectus for additional information regarding our outstanding indebtedness.

Cash Flows

Six Months Ended June 30, 2026 and June 30, 2025

The following table summarizes our net cash flows from operating, investing and financing activities for the periods indicated (in thousands):

	Six Months Ended June 30,
	2026	2025
Cash provided by (used in)
Operating activities	$225	$1,870
Investing activities	(485)	(2,113)
Financing activities	274	(3)
Net decrease in cash	$14	$(246)

Cash Provided by (Used in) Operating Activities

For the six months ended June 30, 2026, net cash provided by operating activities was $225,000, compared to $1,870,000 for the six months ended June 30, 2025. The decrease was primarily attributable to a $2,438,000 increase in inventory, reflecting purchases of raw materials and work-in-process inventory to support production requirements associated with our funded backlog and anticipated deliveries, a $1,010,000 decrease in accounts payable and accrued expenses due primarily to the timing of vendor payments and a $463,000 decrease in operating lease liabilities. These uses of cash were partially offset by a $3,073,000 increase in customer deposits received on certain contracts.

For the six months ended June 30, 2025, net cash provided by operating activities of $1,870,000 was primarily attributable to a $1,897,000 decrease in accounts receivable resulting from customer collections and a $1,249,000 increase in accounts payable and accrued expenses resulting from the timing of vendor payments, partially offset by a $1,376,000 increase in inventory and a $673,000 decrease in customer deposits.

Operating cash flows can fluctuate from period to period due to customer billing and collection cycles, inventory purchases required to support production activity, customer advance payments and the timing of vendor payments. During the six months ended June 30, 2026, the Company experienced increasing inventory levels as it invests in raw materials and work-in-process inventory to support production requirements associated with its funded backlog. Management expects inventory levels and related working capital requirements to remain elevated as backlog is executed and production activity increases. Customer deposits have also become a significant source of working capital; however, the timing and amount of future deposits may vary based on contract awards and production schedules. In addition, the Company’s liquidity is affected by the November 30, 2026 maturity of its credit facility and the December 1, 2026 maturity of its subordinated notes. The Company is pursuing extensions and refinancing alternatives to address these obligations.

Cash Provided by (Used in) Investing Activities

During the first half of 2026, we continued to make investments to enhance our competitiveness and market position. Cash used in investing activities of $485,000 and $2,113,000 during the six months ended June 30, 2026 and 2025, respectively, was for new property and equipment.

The investments made in 2026 and 2025 increased our production efficiency and speed, while maintaining closer tolerances. We intend to limit capital expenditures until such time as our debt situation is resolved.

Cash Provided by (Used in) Financing Activities

For the six months ended June 30, 2026, cash provided by financing activities was $274,000. During this period, we increased borrowings under our Current Credit Facility by $541,000 (consisting of a net increase in revolving loan borrowings of $1,065,000 and a net decrease of $524,000 against the term loan). Additionally, we made payments of $118,000 pursuant to financing lease obligations, $14,000 on our solar credit facility and $4,000 on a loan payable and $131,000 for taxes related to the net share settlement of equity awards.

Years Ended December 31, 2025 and December 31, 2024

The following table summarizes our net cash flow from operating, investing and financing activities for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024
Cash provided by (used in)
Operating activities	$(1,352)	$324
Investing activities	(3,122)	(2,285)
Financing activities	8,331	2,368
Net increase in cash	$3,857	$407

Cash Provided by (Used in) Operating Activities

For the year ended December 31, 2025, our operations absorbed $1.4 million of cash as compared to generating $0.3 million of cash in fiscal 2024. The decrease in operating cash flow was primarily attributable to changes in working capital. Inventory increased by $5.5 million during 2025, reflecting purchases of raw materials and increased work-in-process inventory levels to support production requirements associated with the Company’s funded backlog and anticipated deliveries scheduled for future periods. Customer deposits decreased by $0.7 million as advance payments previously received from customers were recognized as revenue upon shipment of products. These uses of cash were partially offset by a $1.8 million decrease in accounts receivable resulting from the timing of customer collections and a $0.9 million increase in accounts payable and accrued expenses reflecting the timing of payments to suppliers and vendors. Non-cash expenses, including depreciation of $2.5 million and stock-based compensation of $1.0 million, also contributed to operating cash flow.

For the year ended December 31, 2024, we generated cash flows from operations of $0.3 million as compared to $4.9 million for fiscal 2023. The decrease in cash flows was primarily attributable to a $2.4 million reduction in customer deposits as advance payments received in prior periods for the procurement of long lead-time raw materials were recognized as revenue when related products were delivered. Additionally, accounts receivable increased by $1.1 million due primarily to the timing of customer billings and collections. These uses of cash were partially offset by a $1.0 million decrease in inventory and a $1.0 million increase in accounts payable and accrued expenses.

Operating cash flows can fluctuate from period to period due to customer billing and collection cycles, inventory purchases required to support production activity, customer advance payments and the timing of vendor payments. During the year ended December 31, 2025, the Company experienced increasing inventory levels as it invests in raw materials and work-in-process inventory to support production requirements associated with its funded backlog. As of December 31, 2025, management expected inventory levels and related working capital requirements to remain elevated during 2026 as backlog is executed and production activity increases. In addition, as of December 31, 2025, the Company’s liquidity was affected by the prospective maturity of its Current Credit Facility and Related Party Notes which then were scheduled to mature March 31, 2026, and July 1, 2026, respectively. Although the maturity dates of the Current Credit Facility and Related Party Notes were extended twice during 2026, most recently to November 30, 2026, and December 1, 2026, respectively, the impending maturity of these instruments continues to impact the Company’s liquidity. The Company is pursuing extensions, refinancing alternatives and other measures to address these obligations.

Cash Provided by (Used in) Investing Activities

During 2025, we continued to make significant investments to enhance our competitiveness and market position. Cash used in investing activities of $3,122,000 and $2,285,000 in 2025 and 2024, respectively, was for new property and equipment.

The investments in 2025 and 2024 increased production efficiency and speed, while maintaining closer tolerances. They also expanded the size of products we can manufacture.

Cash Provided by (Used in) Financing Activities

For the year ended December 31, 2025, cash provided by financing activities was $8,331,000. During fiscal 2025, we increased borrowings under our Current Credit Facility by $5,343,000 (consisting of a net increase in revolving loan borrowings of $4,713,000 and a net increase of $630,000 against the term loan). We also sold an aggregate of 1,213,593 shares of common stock to the public for net proceeds of $4,638,000. We used cash by paying $1,291,000 of the Related Party Notes. We also made payments of $223,000 pursuant to financing lease obligations and $8,000 on a loan payable.

For the year ended December 31, 2024, cash provided by financing activities was $2,368,000. During fiscal 2024, we increased borrowings under our Current Credit Facility by $2,238,000 (consisting of a net increase in revolving loan borrowings of $2,101,000 and a net increase of $137,000 against the term loan) and received advances of $8,000 against the solar credit facility. We also sold an aggregate of 116,851 shares of common stock to the public for net proceeds of $327,000. Additionally, we made payments of $196,000 pursuant to financing lease obligations and $9,000 on a loan payable.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2026.

Critical Accounting Estimates

A critical accounting estimate is one that is both important to the portrayal of a company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include inventory valuation, useful lives and impairment of long-lived assets, income tax provision and allowance for credit losses. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements, and actual results could differ from the estimates and assumptions.

Below is a description of our critical accounting estimates:

•        Inventory valuation, which includes the estimates and methodology used in accounting for the transition of production costs to inventory costs. In our consolidated financial statements, inventory is reflected at the lower of cost or net realizable value. We periodically evaluate inventory items not secured by backlog and establish write-downs to estimated net realizable value for excess quantities, slow-moving goods (defined as goods which do not have an open order and have not had movement for two years), obsolescence and for other impairments of value.

•        We account for income taxes under the asset and liability method, based on the income tax laws in the United States. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using expected rates in effect for the tax year in which the differences are expected to reverse. Developing the provision for income taxes requires significant judgment and expertise in federal, international and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets. The Company has recorded a valuation allowance in the current and prior years to reduce deferred tax assets to zero. If we were to subsequently determine that we would be able to realize deferred tax assets in the future in excess of its net recorded amount, an adjustment to deferred tax assets would increase net income for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Our judgments and tax strategies are subject to audit by various taxing authorities.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Acting Chief Executive Officer (“CEO”) and Vice President of Finance, who is our principal financial and accounting officer (“PFO”), evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, as of June 30, 2026. Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in the reports we file or submit under the Exchange Act is accumulated and communicated to our management, including our CEO and PFO, as appropriate to allow timely decisions regarding required disclosures, and is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Based on this evaluation, and as a result of the material weakness described below, our CEO and PFO have concluded that our disclosure controls and procedures were not effective as of June 30, 2026.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting refers to those policies, procedures and processes that pertain to the maintenance of records that accurately and fairly reflect transactions with respect to our assets; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are made only in accordance with authorizations of our management; and provide reasonable assurance regarding the prevention and timely detection of unauthorized transactions with respect to our assets that could have a material effect on our financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2025. In making this assessment, management used criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).

As reported in the 2025 Form 10-K, in connection with their review of our internal controls as of and for the year ended December 31, 2025, our management determined that a material weakness previously identified in our internal controls over financial reporting related to our information technology (“IT”) systems had yet to be remediated.

Historically, we outsourced certain IT-related functions to a third-party vendor. In 2022, we identified a material weakness with respect to our IT systems in that we did not design and/or implement primary user access controls and program change management systems over key IT systems to validate that data produced by the relevant IT systems were complete and accurate and to ensure appropriate segregation of duties to adequately restrict user and privileged access to the financially relevant systems and data to our personnel. Further, we identified a material weakness with respect to the activities of our vendor in connection with the design and operation of our IT systems; because this vendor is unable to provide a Standard Operating Control Report, we were unable to verify and validate the effectiveness of the vendor’s control procedures when implementing changes to our IT systems, including systems affecting our financial IT applications and underlying data account records.

During fiscal 2025, we implemented new IT controls that required our third-party vendor to make only changes to our IT systems with specific authorization and a requirement that such change be monitored in real-time by an employee of the Company that is familiar with the changes that are being made by our third-party vendor. Although we implemented a process to monitor users being granted privileged access and that such access is being monitored by a periodic user review process, additional enhancements and more formalized documentation is still required. Tests of such controls and procedures are ongoing, and the material weakness noted will only be deemed to have been remediated after the new controls and procedures have been in place for a sufficient period and management has concluded through appropriate testing that the controls are operating effectively. As such, we consider this material weakness not to be remediated as of June 30, 2026. Based on this evaluation and as a result of this material weakness, we have concluded that our disclosure controls and procedures were not effective as of June 30, 2026.

During 2026, the Company is continuing to test such controls and procedures designed to remediate the aforementioned material weakness.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 16, 2025, Marcum LLP (“Marcum”) notified us that Marcum resigned as our independent registered accounting firm. On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum. On April 17, 2025, following the approval of the Audit Committee of the AIR Board, CBIZ was engaged, effectively immediately, as our independent registered public accounting firm for the fiscal year ended December 31, 2025. During the years ended December 31, 2024 and 2023 and through the date on which Marcum advised us of their resignation, there were no disagreements (as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Marcum’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such periods.

Other than as described above, there have not been any changes in our internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during our two most recent fiscal years that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Quantitative and Qualitative Disclosure About Market Risk

AIR is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required by this item.

DESCRIPTION OF TENAX BUSINESS

Company Overview

Tenax is an aerospace and defense supplier of special mission aircraft and related products and services sold primarily to the U.S. and other governments, either directly or through prime contractors. Tenax’s offerings include aircraft procurement, modification, operations and financing; engineering and systems integration; and program management. Tenax’s programs support missions critical to national security and the public interest, including aerial firefighting; mapping and monitoring; intelligence, surveillance and reconnaissance work; testing of airborne sensors and training of airborne sensor operators.

Tenax acquires general aviation aircraft and modifies, integrates and operates them to meet a customer’s requirements. Unlike many of its competitors, Tenax does not acquire and modify aircraft without a customer contract in hand. Tenax’s business is mostly direct-to-customer contract awards most often structured under Contractor Owned, Contractor Operated (“COCO”) arrangements. Tenax’s contracts vary in the level of support Tenax provides, from a high level of support, including Tenax-supplied pilots and maintenance personnel, to no support after the modifications have been completed. On some of its contracts Tenax is a sole source supplier.

Tenax was founded in 2001 and today operates with headquarters in Ridgeland, Mississippi, with additional operations and facilities in Arlington, Virginia, and Hagerstown, Maryland. In January 2018, Tenax was acquired by Thomas Foley, Taran Bakker and other investors organized by NTC Group, an investment and management services company based in Greenwich, Connecticut. Mr. Foley currently owns approximately 57.8% of Tenax, and Mr. Bakker currently owns approximately 13.1% of Tenax. Mr. Foley has more than 40 years of experience acquiring and operating businesses in the aerospace and defense industry. He worked at McKinsey & Co. and Citicorp Venture Capital before forming NTC Group in 1985. Mr. Bakker also worked at McKinsey & Co. and then Morgan Stanley, before joining Goldman Sachs where he spent twelve years in mergers and acquisitions and five years acquiring and overseeing companies for Goldman Sachs Capital Partners Fund VI.

After acquiring Tenax, Mr. Foley and Mr. Bakker refocused Tenax’s strategy toward durable missions and “sticky” contracts. Contracts become sticky when customer switching costs are high, either because Tenax has unique expertise suitable for performing the contract, Tenax owns intellectual property related to the contract, the customer has a significant investment in modifications made to a Tenax asset or the contract is sole sourced. To grow the business more rapidly and implement this refocused strategy, Mr. Foley and Mr. Bakker hired a new president and a new business development team. Tenax’s net income grew from approximately $965,384 in 2019 to $18.6 million in 2025. Tenax’s EBITDA grew from approximately $30 million in 2019 to a current Run-Rate EBITDA3 of more than $72 million, representing a 15.7% growth rate over the period. Most of that EBITDA growth was internal, but approximately $13.5 million of 2025 EBITDA can be attributed to Tenax’s 2022 acquisition of DS Technologies, LLC (“DST”), an aerospace and defense supplier of products and services, including modified ISR aircraft, signal intelligence sensor testing, sensor training and operations and other ISR mission support.

An important part of Tenax’s strategy is growth through acquisitions. Tenax looks for acquisition opportunities that complement its current aerospace and defense business, including acquisition targets that provide different aircraft and roles for firefighting, ISR and other types of special mission work. Tenax also looks for acquisition targets that provide similar aircraft and roles outside of the U.S., as well as companies that could internalize some or all of Tenax’s aircraft modification and maintenance work. Tenax has and expects to continue to pursue opportunities where unmanned aircraft can perform special mission roles currently performed by manned aircraft. Following completion of the merger with AIR, Tenax expects to pursue acquisitions of other aerospace and defense product and component manufacturing businesses that are related to Tenax’s and AIR’s current markets or customer bases. Mr. Foley and Mr. Bakker, through NTC Group, are heavily involved in operations and decision-making at Tenax and lead the effort to identify potential acquisitions. NTC Group brought Tenax the DST acquisition opportunity as well as the current merger opportunity with AIR. NTC Group regularly brings acquisition opportunities to Tenax for its consideration. Tenax anticipates that NTC Group will continue to source acquisition opportunities for the combined company following the consummation of the merger. Tenax expects that acquisitions will be a significant contributor to Tenax’s future growth.

____________

3        Because Run-Rate EBITDA reflects estimated future results, Tenax is unable to provide a reconciliation to the most directly comparable GAAP measure, which is based on historical financial information.

Tenax takes a long term view toward investing in its business and is conservative in its approach to acquisitions. In the past, Tenax has not typically participated in auctions and has not sought to purchase businesses that have been purchased relatively recently by the seller, as in the case of private equity-owned businesses. Tenax is cautious about paying for synergies when purchasing a company. Rather than fully integrating the businesses it acquires, Tenax prefers a cooperating but standalone portfolio company model. However, businesses that Tenax acquires that are government contractors will generally benefit from close coordination with Tenax’s business development team. Tenax focuses its acquisitions primarily on founder- and family-owned businesses that have a strategic rationale that aligns with Tenax’s business, have a sustainable competitive advantage and can be purchased at a conservative multiple with a significant portion of the purchase price being contingent on future performance.

Mr. Foley and Mr. Bakker are not compensated directly by Tenax. Pursuant to a management services agreement and a financial services agreement between NTC Group and Tenax, Tenax pays management and financial services fees to NTC Group which, in turn, compensates Mr. Foley and Mr. Bakker. The annual management fee payable to NTC Group is approximately five percent of Tenax’s annual EBITDA. Financial services fees payable to NTC Group are up to 1% of the aggregate amount of any financing and, in the case of mergers or acquisitions, up to 1.5% of the enterprise value. Management fees paid to NTC Group were $2,621,000 and $2,894,000 in 2024 and 2025, respectively. No financial services fees were paid in 2024 or 2025. A $1 million financial services fee was paid to NTC Group in connection with the purchase of Bain Capital Credit’s equity in Tenax and the related refinancing in January 2026.

Tenax does not currently file reports with the SEC. Tenax’s Internet address is www.tenaxaerospace.com. Information contained on, or that can be accessed through, Tenax’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on Tenax’s website to be part of this proxy statement/prospectus.

Verticals

Aerial Firefighting

Tenax serves as the prime contractor to the U.S. Forest Service for the Aerial Supervision Module (“ASM”) program. The ASM program includes a fleet of 16 aircraft that deliver approximately 3,900 flight hours annually and maintain operational readiness of over 98% as of June 30, 2026. These aircraft conduct both Lead Plane and Airborne Fire Management roles. The Lead Plane role involves laying down a smoke trail showing tanker aircraft where to drop their fire retardant. The Airborne Fire Management role involves coordinating communications over the fire. Tenax equips these aircraft with special mission radios, infrared cameras and satellite communications to support coordinated air attack operations. Tenax also supports the U.S. Forest Service and CAL FIRE with additional aircraft for other roles, including precision aerial fire mapping and tactical electro-optical/infrared (“EO/IR”) support. These programs are structured with different levels of support for the customer, including contracts where Tenax supplies only the aircraft and other programs where Tenax supplies the aircraft, pilots, maintenance and sensor operations.

Mapping and Multi-Mission Aircraft

Tenax operates aircraft that combine high-altitude mapping and intelligence, surveillance and reconnaissance (“ISR”) capabilities. Under the U.S. Army Geospatial Center’s HR3D program, Tenax provides aircraft to various U.S. Combatant Commands such as AFRICOM and INDOPACOM. These aircraft carry various combinations of high-altitude light detection and ranging (“LiDAR”) sensors, foliage-penetrating sensors, high-definition photographic sensors, EO/IR sensors with full motion video and signals intelligence (“SIGINT”) sensors. These aircraft are capable of mapping up to 1,000 square miles per day. While mapping is the primary mission, these aircraft are configured to fulfill ISR roles. Under the HR3D program, Tenax provides pilots and maintenance personnel under COCO arrangements, including in locations outside the continental U.S. Tenax also provides aircraft for the FBI Critical Incident Response Group to support a wide range of missions and aircraft for the U.S. Navy’s continental U.S.-based training and transportation needs.

Intelligence, Surveillance and Reconnaissance

Tenax assists with SIGINT, Electronic Warfare and Imagery Intelligence (or EO/IR) missions for certain customers. Tenax provides aircraft for these purposes to the U.S. government and to partner nations with Tenax providing flight operations and maintenance support. Tenax also supports maritime patrol and border surveillance for the Florida Department of Law Enforcement by providing aircraft equipped with EO/IR, radar, Starlink communications, a proprietary mission control system and special law enforcement radios. Tenax also provides the U.S. Army with two aircraft for its medium-altitude ISR missions supporting national security.

Sensor Integration, Modification, Testing and Training and Logistics Support

Tenax, through DST, provides aircraft configured to accept a variety of U.S. government-owned SIGINT sensors for characterization, calibration and testing. DST also provides sensor operator training on aircraft and in classrooms. DST’s training curricula include flight operations, aircraft maintenance and aircraft and sensor operations instruction. DST procures, modifies and, in some cases, operates ISR and SIGINT aircraft for customers in the intelligence and law enforcement communities. Most of DST’s contracts are sole sourced and classified.

Industry Overview

Tenax’s business falls within the aerospace and defense supplier sector. According to the Aerospace and Defense Market Report 2026, published in January 2026 by The Business Research Company, the aerospace and defense market is estimated to be approximately $900 billion and is expected to grow approximately 7.1% annually through 2030. The recent shift in U.S. military spending priorities away from consulting services and toward combat readiness is beneficial to Tenax. A recently proposed expansion of the annual U.S. military budget from approximately $900 billion to approximately $1.5 trillion and supplemental bills to finance the U.S. war in Iran, if passed, are likely to significantly increase business for aerospace and defense suppliers, including Tenax. The emergence of near-peer status with China and other causes of rising global tensions, the aging of U.S. government aircraft fleets and the need for quicker fulfillment of requirements should also increase long term demand for Tenax’s products and services. Commercial demand for special mission aviation work in areas such as environmental monitoring, search and rescue and border patrol is expected to grow as technology expands the capability of aircraft to perform these missions. Advances in avionics, sensors and communications continue to increase the range and value of airborne mission applications. Tenax’s focus on enduring missions and its ability to deliver very flexible aircraft solutions position it to benefit from all of these favorable long term trends.

Business Strategy & Competitive Strengths

Tenax’s goal is to be the most reliable special mission resource and most trusted partner for its customers. Tenax achieves this goal by pricing its products and services reasonably, delivering quality and up-to-date equipment on time and providing maximum operational availability. Tenax only pursues high value, durable business such as firefighting, mapping, intelligence gathering, military training and medical evacuations.

Tenax’s business strategy leverages several competitive strengths that Tenax believes provide it with an advantage over many of its competitors. Tenax offers customers the opportunity to combine sourcing and modification of aircraft with operations and logistics support, which provides customers with a one-stop source for meeting their aviation requirements. Tenax believes its balance sheet and access to financing enable it to purchase more expensive aircraft and fund more expensive modifications than most of its smaller competitors. Smaller competitors often do not have the resources or relationships to shape mission requirements. In addition, many large OEMs and prime contractors are not interested in supplying and operating aircraft under COCO arrangements, limiting their participation in the market for many of the products and services Tenax provides its customers. Tenax’s technical team brings significant specialized expertise in modifying aircraft to meet special mission requirements that smaller competitors do not have. Tenax has experience and a proven performance track record that make it difficult for new entrants to compete for contracts. Each of these strengths give Tenax a competitive advantage.

Compelling Value Proposition for Customers

Tenax enables customers to outsource important aviation missions to a specialized provider who delivers superior, and usually less expensive, outcomes compared to direct ownership and operation of aircraft. By providing aircraft operations for a fee, Tenax reduces customers’ upfront capital requirements, opens up operations and maintenance (“O&M”) funds as a funding source, improves customers’ operational readiness and allows them access to modern, mission-configured aircraft without long procurement timelines. Tenax’s integrated model, combining aircraft sourcing, modification, operations and maintenance, provides customers with a single point of out-sourcing.

Highly Experienced Team with Specialized Expertise

Tenax’s technical teams bring extensive experience and expertise, providing an advantage when guiding customers through the complexities of fulfilling the customer’s requirements. This expertise includes developing operational specifications, selecting the right airframes, performing modifications and integrating advanced sensors. Tenax’s leadership team includes former U.S. military general officers and special operations commanders with significant special mission experience. These relationships help Tenax understand customer requirements sooner and better, giving Tenax more time to meet delivery requirements.

Tenax’s operational expertise includes logistics planning, maintenance support, parts sourcing and operating in demanding environments. This sometimes involves sustaining operations in locations outside the United States where access to parts, maintenance facilities and qualified personnel can be challenging. These capabilities and specialized technical knowledge give Tenax a competitive advantage. Tenax has a network of vetted engineering and modification partners that provide Tenax with flexible capacity while maintaining quality standards.

Operational Capabilities Necessary for Special Mission Work

Tenax’s leadership and technical teams bring extensive technical, contracting, special operations and aviation operations experience that provide Tenax with an advantage over many of its competitors, particularly larger aerospace and defense contractors who typically do not offer aviation operations. Tenax has spent more than two decades developing the expertise, focus, culture, clearances and partnerships required to execute reliably in special mission environments. Currently, Tenax maintains 90%+ operational availability across a 43-aircraft fleet, demonstrating consistent execution despite often challenging conditions.

Tenax has a proven track record of on-time, on-budget delivery of significantly modified airframes, earning a reputation for high-quality equipment and services. Over its history Tenax has modified or overseen modification of more than 100 aircraft. This track record has fostered cooperative, trusted and longstanding relationships with key decision-makers across Tenax’s customer base. In government contracting markets, past performance is among the most heavily weighted factors in contract award decisions. Tenax’s demonstrated operational capabilities and reliability have been key drivers of its success in both initial contract awards and recompetes. Once a contract is won, the customer’s investment in a uniquely modified aircraft creates significant switching costs. As a result, the original contract winner has an advantage in retaining the business and winning recompetes for as long as the aircraft and sensor technology continue to meet the customer’s requirements.

Growth Strategies

Tenax has demonstrated its ability to grow with current customers and find business with new customers and it expects to continue to do so in the future. Tenax takes deliberate steps to ensure it continues to satisfy its customers. For example, prior to the recent recompete of the U.S. Forest Service contract, Tenax upgraded its aircraft under the contract from the Beechcraft King Air C90 to the Beechcraft King Air 250 which helped ensure a recompete win while increasing the revenue and profitability from the higher performing, more expensive aircraft. In addition, the U.S. Forest Service has increased its ASM fleet size in the last year from fifteen to sixteen aircraft and has indicated an interest in further increasing the fleet size up to twenty aircraft.

Tenax has a strong history of recompete success. Since 2004, when a mission was continuing, Tenax has won twenty-three out of twenty-four recompetes, and there were only two instances of option years not being exercised. This is a critical metric in government contracting markets where past performance and operational readiness are primary drivers of award decisions. Tenax intends to continue pursuing recompetes and expanding into new contracts with current customers.

Through the successful efforts of Tenax’s business development team, Tenax has won significant new business in the last year, including a standoff jammer (“CAS-SOJ”) contract with the U.S. Navy, a mid-altitude ISR contract with the U.S. Army, a law enforcement contract with the state of Florida and a military contract for a multi-purpose Gulfstream aircraft. Tenax believes there are many opportunities for it to expand into special mission areas that it does not currently serve, such as firefighting helicopters, adversary simulation, in-flight refueling aircraft, military personnel transport, maritime patrol, range-clearing, Casualty Evacuation/Medical Evacuation and unmanned special mission aircraft.

Tenax expects to augment its internal growth through acquisitions. Tenax maintains an active pipeline of strategic acquisition opportunities with the goal of boosting growth while reducing customer/contract concentration and adding scale to Tenax’s existing business. Tenax is focused on acquiring businesses that employ different aircraft types or roles in Tenax’s current markets, similar aircraft types or roles in foreign markets, and bringing modification and other purchased services in-house. Following completion of the merger, Tenax will also focus on expanding AIR’s presence in aerospace parts and components manufacturing.

Customers

Most of Tenax’s customers are part of the U.S. government, including the U.S. Army’s Geospatial Center, the U.S. Forest Service, the Department of Justice, the Federal Bureau of Investigation, the U.S. Navy and the intelligence community. Other customers include foreign governments, state and local governments and commercial customers. Tenax currently has only one significant foreign government customer, a Five Eyes partner nation, but Tenax believes there are many opportunities for Tenax to develop new international customers for its products and services. Tenax has long-standing customer relationships. The average tenure of Tenax’s six largest customers is about 14 years.

In the first quarter of 2026, Tenax’s largest customer accounted for 27% of Tenax’s revenues. However, with the U.S. Navy’s CAS-SOJ contract and other new business coming online in 2026, customer concentration is expected to continue to decline in 2026 and thereafter.

Share of total revenue by customer is shown in the following chart:

Customer	Share of First Quarter 2026 Revenue	Share of Fiscal Year 2025 Revenue
U.S. Army Geospatial Center	27%	37%
U.S. Forest Service	19%	23%
U.S. Navy CAS-SOJ	11%	2%
Five Eyes Partner Nation	9%	7%
U.S. Army mid-range ISR	7%	3%
U.S. Air Force Training	7%	9%

Competition

Competitors in Tenax’s markets include small specialty operators, mid-sized services firms and large defense contractors. Small specialty operators mostly only offer one or two airframe options, which often are no longer in production, and respond to government RFP’s after they have been issued rather than helping shape requirements. Mid-size services firms and large defense contractors prefer offering services or products rather than COCO aviation operations. Tenax’s business model seeks to bridge the gap, combining the focus of a specialist with the ability to help shape solutions to a customer’s requirements and the ability and willingness to acquire expensive assets and accept operating risk.

Aviation Assets

Tenax maintains and operates a fleet of special mission aircraft that it believes is newer, on average, than many competitors’ fleets and includes mostly OEM-supported aircraft that are less than twenty years old with good secondary-market liquidity. As of August 31, 2026, Tenax’s fleet included 42 aircraft. Tenax avoids purchasing aircraft more than twenty years old to ensure up-to-date systems, high operational readiness and readily available parts. Tenax directly maintains or manages maintenance for the majority of its fleet and performs or oversees modifications and sensor integration through DST and its trusted partner network.

The table below summarizes the airframe types and typical mission roles in Tenax’s fleet as of August 31, 2026:

Airframe Type	Count	Typical Mission Roles
Beechcraft King Air B200GT/250	16	U.S. Forest Service ASM; Airborne Fire Management
Beechcraft King Air 350	9	Precision mapping; maritime patrol/border surveillance; training and testing
Beechcraft King Air B200	2	Firefighting Air Attack and ASM fill-in
Beechcraft 1900D	2	Continental U.S. transportation and multi-mission support
Cessna Grand Caravan 208B	4	Sensor Training and testing
Cessna CJ2	1	Sensor Training and Testing
Gulfstream GV	2	High-altitude LiDAR mapping and multi-mission ISR
Bombardier Challenger 604	2	ISR with SIGINT and EO/IR
Bombardier Challenger 650	1	ISR with SIGINT and EO/IR
Bombardier BD-700-1A10	2	Stand-off Jamming and Navy Training
Gulfstream 550	1	VIP transport

Tenax typically acquires aircraft only after a contract is awarded and begins collecting monthly fees upon award, including during the modification period. Tenax’s customers typically pay directly for modification costs or Tenax is reimbursed through monthly payments in the first one to two years of the contract. This mitigates the risk of Tenax not being fully reimbursed for modification costs if a contract ends earlier than expected. Tenax identifies contract opportunities through agency access and procurement tools and engages customers early to help ensure the best solution is available to meet the customer’s requirements. Tenax’s contracts are all firm fixed-price contracts with inflation escalators. Tenax’s costs are primarily made up of labor, aircraft parts, other maintenance costs and depreciation. Tenax typically does not pay for fuel to operate its aircraft. Very little of what Tenax buys is sourced overseas, so tariffs and currency exchange rates have not and should not in the future materially affect Tenax’s profitability. As a result, Tenax’s costs do not vary significantly over the short term and have tended to increase at or near U.S. core inflation rates. In the past, Tenax’s contract price escalators have adequately covered increases in costs over time. Tenax sources firm fixed-price bids from its vendors and develops pricing that reflects aircraft and modification costs, operational costs and complexity, contract length and risk factors associated with fulfilment, early termination and recompetition. As contracts approach renewal or termination, Tenax prepares redeployment or de-modification plans and disposes of aircraft if redeployment within a reasonable time is unlikely.

Seasonality

Most of Tenax’s business is not seasonal. The only part of Tenax’s business that is seasonal is Tenax’s U.S. Forest Service business, which is stronger in the second and third quarters than the first and fourth quarters. Various other factors can affect the distribution of Tenax’s revenue between accounting periods, including the timing of awards, customer acceptance of products and services, contract phase-ins, contract completions and the availability of customer funding. Weather and natural phenomena can also temporarily affect the performance of its services and timing of its revenues and profitability.

The U.S. government’s fiscal year ends on September 30th. U.S. government agencies may award extra task orders or complete other contract actions in the month or two leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds, which may favorably affect Tenax’s third fiscal quarter results.

Regulatory Environment

Aviation Regulation

Tenax’s operations are subject to U.S. civil aviation regulations, including the FAA, military and other airworthiness authorities for aircraft operations, maintenance and modifications. Tenax develops and holds supplemental type certificates and executes integration and modification work internally and through approved third parties. These approvals and certifications constitute substantive barriers to entry and are essential to Tenax’s ability to provide fully configured, mission-ready aircraft.

Government Procurement Rules

U.S. government procurement requirements and rules also shape Tenax’s business. Tenax must comply with a range of federal laws and regulations governing the formation, administration and performance of government contracts. Key regulations include the Federal Acquisition Regulations, Defense Federal Acquisition Regulations, the Truth in Negotiations Act, the Procurement Integrity Act, the Civil False Claims Act and Cost Accounting Standards. Tenax is subject to periodic government audits of its costs, internal controls and cybersecurity practices, and must ensure that costs charged to government contracts are properly classified and allocated. Tenax must maintain facility clearances and security clearances for many of its personnel in order to perform work on some of Tenax’s contracts.

Import/Export Regulations

Tenax is subject to extensive import and export controls administered by the U.S. government. The U.S. Department of Commerce and the U.S. Department of State regulate the export, re-export and re-transfer of controlled goods and technologies, and may require Tenax to obtain authorization before exporting certain items, including aircraft, engines, parts, components, avionics, radars and other sensors. Applicable export control laws include the Arms Export Control Act, the International Traffic in Arms Regulations and the Export Administration Regulations, which restrict the export of defense and dual-use products and technical data to certain countries. The U.S. Department of Homeland Security, through U.S. Customs and Border Protection, enforces regulations governing the import of aviation-related products into the United States.

Tenax must also comply with trade sanctions laws and regulations administered by OFAC. Tenax is prohibited from transacting with individuals and entities appearing on OFAC’s “Specially Designated Nationals List” and must monitor its operations, customers and counterparties for compliance with applicable sanctions regimes.

Anti-Corruption Regulations

Tenax’s operations are subject to anti-corruption laws in the United States and in the foreign jurisdictions in which it does business. These include the Foreign Corrupt Practices Act, the U.S. domestic bribery statute and the U.S. Travel Act, among others. These laws generally prohibit Tenax, its employees and its intermediaries from authorizing or providing improper payments or anything of value to government officials or other people in order to obtain or retain business or secure a business advantage.

Environmental Regulations

Tenax is subject to federal, state and local environmental laws and regulations governing the discharge and emission of substances into the environment, the disposal of hazardous waste and the remediation of contaminants. Tenax is also subject to workplace safety requirements under the Occupational Safety and Health Act of 1970, including standards for the handling of hazardous and toxic substances and the treatment, disposal or storage of hazardous waste.

Contracts

Tenax’s business with the U.S. government is typically funded with O&M funds and, therefore, must be structured as a one-year award with option years, rather than multi-year awards, which are prohibited under O&M funding rules. In addition, U.S. government departments and agencies retain broad rights under all U.S. government contracts to terminate on sixty days’ notice, with or without cause. The single-year funding commitment and sixty-day right to terminate present risks to Tenax. Tenax believes it is adequately compensated for those risks with its pricing and asset acquisition and other risk mitigation strategies. Tenax’s role is usually as a prime contractor, but it also partners as a subcontractor to prime contractors.

Tenax concentrates on enduring missions that require significant airframe modification and sustained operational support, which Tenax believes increases the probability that option years will be exercised. Since 2004, Tenax has won twenty-three out of twenty-four recompetes and, when a mission was continuing, there have been only two instances of a non-exercised option year. Tenax’s contract portfolio includes many long term contracts such as the U.S. Forest Service aerial firefighting mission which Tenax has supported for nearly sixteen years and has successfully recompeted five times. Tenax has supported the U.S. Army’s HR3D program for nearly nine years while growing the program’s scope and winning multiple recompetes.

Human Capital Resources

As of August 31, 2026, Tenax employed approximately 248 employees.

Talent Acquisition and Development

Tenax’s approach to human capital emphasizes hiring and retaining exceptional talent. Tenax invests in training and professional development across roles, including pilots, maintenance technicians, engineers and program managers, enabling it to source and prepare highly qualified personnel tailored to specific mission requirements. Tenax’s core values are safety, quality, teamwork, creativity and transparency, and it operates with a flat organizational structure and rapid decision-making culture designed to execute missions efficiently under demanding conditions and time constraints.

Employee Health and Safety

Safety is a priority and is embedded in Tenax’s operations. Tenax emphasizes disciplined maintenance and operational readiness and assigns qualified airframe and powerplant technicians and maintenance teams to meet mission requirements. Tenax has long term, tested relationships with most of its partners and vendors to ensure timely and error-free execution under its contracts.

Properties

Tenax’s principal executive office is located at 400 West Parkway Place, Suite 201, Ridgeland, Mississippi 39157. Tenax maintains additional facilities and offices, including offices in Arlington, Virginia, and Hagerstown, Maryland, and hangars located in Arizona, California, Georgia, Idaho, Maryland, Mississippi and Oregon.

Legal Proceedings

Tenax may become involved in legal proceedings, including, but not limited to, matters in connection with its contracts, employment matters and regulatory investigations and inquiries, in the ordinary course of its business. Although Tenax is unable to predict with certainty the eventual outcome of any litigation, regulatory investigation or inquiry, it does not currently believe, based on information currently available, that resolution of its current and any threatened legal proceedings will, individually or in the aggregate, have a material adverse effect on its competitive position, results of operation, financial condition or liquidity. Given the inherent unpredictability of these types of proceedings, however, it is possible that future adverse outcomes could have a material adverse effect on Tenax’s financial results.

TENAX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 95 of this proxy statement/prospectus, Tenax’s audited consolidated financial statements for the years ended December 31, 2025, 2024 and 2023 and the notes to those statements beginning on page F-83 of this proxy statement/prospectus and Tenax’s unaudited condensed consolidated financial statements for the six months ended June 30, 2026 and 2025 and the notes to those statements beginning on page F-56 of this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding Tenax’s plans, objectives, expectations and intentions. Tenax’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections entitled “Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus and “Risk Factors” beginning on page 16 of this proxy statement/prospectus. For purposes of this section of this proxy statement/prospectus only, all references to “the Company”, “we”, “us” and “our” refer to Tenax prior to the consummation of the merger and to the combined company following the consummation of the merger.

Business Overview

Tenax is an aerospace and defense supplier of special mission aircraft and related products and services sold primarily to the U.S. and other governments, either directly or through prime contractors. Tenax was founded in 2001 and today operates with headquarters in Ridgeland, Mississippi, with additional operations and facilities in Arlington, Virginia, and Hagerstown, Maryland. In January 2018, Tenax was acquired by Thomas Foley, Taran Bakker and other investors organized by NTC Group, an investment and management services company based in Greenwich, Connecticut.

Tenax does not currently file reports with the SEC. Tenax’s Internet address is www.tenaxaerospace.com. Information contained on, or that can be accessed through, Tenax’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on Tenax’s website to be part of this proxy statement/prospectus.

Verticals

Aerial Firefighting

Tenax serves as the prime contractor to the U.S. Forest Service for the ASM program. The ASM program includes a fleet of 16 aircraft that deliver approximately 3,900 flight hours annually and maintain operational readiness of over 98% as of June 30, 2026. These aircraft conduct both Lead Plane and Airborne Fire Management roles. The Lead Plane role involves laying down a smoke trail showing tanker aircraft where to drop their fire retardant. The Airborne Fire Management role involves coordinating communications over the fire. Tenax equips these aircraft with special mission radios, infrared cameras and satellite communications to support coordinated air attack operations. Tenax also supports the U.S. Forest Service and CAL FIRE with additional aircraft for other roles, including precision aerial fire mapping and tactical EO/IR support. These programs are structured with different levels of support for the customer, including contracts where Tenax supplies only the aircraft and other programs where Tenax supplies the aircraft, pilots, maintenance and sensor operations.

Mapping and Multi-Mission Aircraft

Tenax operates aircraft that combine high-altitude mapping and ISR capabilities. Under the U.S. Army Geospatial Center’s HR3D program, Tenax provides aircraft to various U.S. Combatant Commands such as AFRICOM and INDOPACOM. These aircraft carry various combinations of high-altitude LiDAR sensors, foliage-penetrating sensors, high-definition photographic sensors, EO/IR sensors with full motion video and SIGINT sensors. These aircraft are capable of mapping up to 1,000 square miles per day. While mapping is the primary mission, these aircraft are configured to fulfill ISR roles. Under the HR3D program, Tenax provides pilots and maintenance personnel under COCO arrangements, including in locations outside the continental U.S. Tenax also provides aircraft for the FBI Critical Response Group to support global counterterrorism missions and aircraft for the U.S. Navy’s continental U.S.-based training and transportation needs.

Intelligence, Surveillance and Reconnaissance

Tenax conducts SIGINT, Electronic Intelligence, Electronic Warfare and Image Intelligence (or EO/IR) missions for certain of its customers. Tenax provides aircraft for these purposes to the U.S. government and to a Five Eyes partner nation, the latter aircraft configured with SIGINT sensors and EO/IR full motion video with Tenax providing flight operations and maintenance support. Tenax also supports maritime patrol and border surveillance for the Florida Department of Law Enforcement by providing aircraft equipped with EO/IR, radar, Starlink communications, a proprietary mission control system and special law enforcement radios. Tenax also provides the U.S. Army with two aircraft for its medium-altitude ISR mission focused on the detection and capture of foreign intelligence personnel and other adversaries.

Sensor Integration, Modification, Testing and Training and Logistics Support

Tenax, through DST, provides aircraft configured to accept a variety of U.S. government-owned SIGINT sensors for characterization, calibration and testing. DST also provides sensor operator training on aircraft and in classrooms. DST’s training curricula include flight operations, aircraft maintenance and aircraft and sensor operations instruction. DST procures, modifies and, in some cases, operates ISR and SIGINT aircraft for customers in the intelligence and law enforcement communities. Most of DST’s contracts are sole sourced and classified.

Recent Developments

August 2026 Refinancing

On August 14, 2026, we completed a refinancing of our existing TAH First Lien Credit Agreement. This included the refinancing of our outstanding First Lien term loans and delayed draw term loans, an increase in our revolving credit facility from $30.0 million to $50.0 million, and the addition of $45.0 million and $30.0 million of new delayed draw term loan commitments. The refinancing increased our available liquidity and provided additional capital to support the anticipated merger with AIR as well as capital investments needed for business growth, such as aircraft acquisitions. The $30.0 million delayed draw term loan commitment is available in connection with the consummation of the AIR merger, subject to the conditions contained in the amended TAH First Lien Credit Agreement.

Aircraft Fleet Optimization

The Company generally does not hold aircraft that are not under contract, and aircraft that are no longer under contract are typically sold. Prior to the first quarter of 2026, the aggregate carrying amount of aircraft meeting the held-for-sale classification criteria was immaterial and therefore was not separately presented on the Company’s consolidated balance sheets. In the first quarter of 2026, the aggregate carrying amount of aircraft meeting the held-for-sale criteria became material. Accordingly, the Company separately classified three aircraft as assets held for sale on its condensed consolidated balance sheet. As of March 31, 2026, the three aircraft classified as held for sale had an aggregate carrying amount of $27,077,828. During the second quarter of 2026, the Company sold two of these aircraft. As of June 30, 2026, the remaining aircraft classified as held for sale had a carrying amount of approximately $0.9 million.

Upon classification as held-for-sale, the Company measured the aircraft at the lower of their respective carrying amounts or fair values less costs to sell. Because the estimated fair values less costs to sell exceeded the respective carrying amounts, no impairment charges were recognized during the six months ended June 30, 2026. Management evaluated the planned dispositions and determined that they did not represent a strategic shift that had or would have a major effect on the Company’s operations or financial results. Accordingly, the dispositions did not qualify for presentation as discontinued operations, and the historical operating results of the aircraft remained within continuing operations through their respective disposition dates.

Debt Recapitalization

On January 7, 2026, the Company purchased the equity held by Bain Capital Management, a credit and equity provider behind the acquisition of the Company in 2018. To provide the funding for the equity purchase, we amended the TAH First Lien Credit Agreement to provide for a $200,000,000 term loan, a $40,000,000

Delayed Draw Term Loan (“DDTL”) #1, a $60,000,000 DDTL #2 and a $30,000,000 revolving line of credit. As of June 30, 2026, the outstanding balance on our revolving credit line was $15,338,739 (compared to $6,650,000 as of December 31, 2025), with a variable interest rate of 7.02%, and we drew $48,057,153 under DDTL #2 during the current year. The amended TAH First Lien Credit Agreement matures at the earliest of January 7, 2031, twelve months prior to the maturity of the Subordinated Term Loan, or six months prior to the maturity of the TAH Second Lien Credit Agreement. In addition, the Company entered into a new TAH Second Lien Credit Agreement with an investment firm, securing $30,000,000 of debt maturing on July 7, 2031, with principal repayment due in full at maturity.

Additionally, on January 7, 2026, the Subordinated Term Loan (which originally carried a January 4, 2024, maturity) was refinanced with a different lender, extending its maturity date to January 7, 2032, with the principal due at maturity. For the six months ended June 30, 2026, capitalized interest was $609,977, compared to $0 for the six months ended June 30, 2025. Following the refinancing, the outstanding balance on the Subordinated Term Loan increased to $43,109,977 as of June 30, 2026, from $29,471,221 as of December 31, 2025, while the interest rate decreased to 15.00% at June 30, 2026, from 18.09% as of December 31, 2025.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include revenue recognition and the valuation of long-lived assets. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions. We believe that the following discussion addresses our critical accounting policies which require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition

Tenax is a provider of special mission aircraft and related services to U.S. government and commercial customers. As a result of its business model, the Company derives revenue from both contracts for services and products and aircraft leasing arrangements, which are accounted for under Topic 606, and ASC Topic 842, “Leases” (“Topic 842”), as applicable.

Tenax recognizes service and product income when we satisfy performance obligations under the terms of our contracts, and control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive from our customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. Tenax considers a performance obligation satisfied once we have transferred control of a good or by transferring control over a product to a customer, meaning the customer has the ability to use and obtain the benefit of the product.

Service and product income is largely related to products or services performed under government contracts. Service and product income is recognized over time. The Company’s wholly owned subsidiary, DST, provides specially modified aircraft for aerial sensor testing, training and live operations. DST also provides unmanned aircraft systems and maritime services and logistical support for these and other special mission aircraft operations. Additionally, DST provides aircraft modification services to customer aircraft. Because DST has the substantive right of substitution, contracts with DST’s customers do not represent leases under Topic 842. Revenues are recognized in accordance with Topic 606. For performance obligations satisfied over time, the Company recognizes revenue using the method that best depicts the transfer of control to the customer. The Company’s predominant measures of progress are the right-to-invoice method and the percentage-of-completion cost-to-cost method. The Company also recognizes revenue on a straight-line basis for certain contracts when the services are transferred evenly throughout the contract term.

For contracts with embedded leases, we have elected the practical expedient to not separate lease and non-lease components described in Note 1(n) “Leases-Lessee Arrangements” in the notes to our condensed consolidated financial statements beginning on page F-91 of this proxy statement/prospectus for operating leases that meet certain conditions. These services are principally performed under fixed-price contracts. Revenue on fixed-price service contracts is generally recognized in accordance with the performance obligations over the contract service period. For our sales-type leases, the lease components are accounted for under Topic 842 and the non-lease components (i.e., modification, operations and maintenance services) are accounted for under Topic 606. For our contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price of the product or service underlying each performance obligation. The standalone selling price represents the amount for which the Company would sell the product or service to a customer on a standalone basis (i.e., not sold as a bundle with any other products or services). These government contracts, of which the Company is the subcontractor, typically price contract deliverables based on the Company’s estimated or actual costs plus a reasonable profit margin. As a result, the standalone selling prices of the products and services in these contracts are typically equal to the selling prices stated in the contract, thereby eliminating the need to allocate (or reallocate) the transaction price to multiple performance obligations.

For performance obligations satisfied over time, the Company recognizes revenue using the right-to-invoice method, the percentage-of-completion cost-to-cost method or, for certain contracts, on a straight-line basis, depending on the nature of the performance obligation and the pattern in which control is transferred to the customer. The right-to-invoice method is used when the Company has a right to consideration in an amount that corresponds directly with the value transferred to the customer to date. Straight-line recognition is used when services are transferred evenly throughout the contract term. The percentage-of-completion cost-to-cost method is used when costs incurred relative to total estimated costs provide the most faithful depiction of the Company’s progress toward satisfying the performance obligation.

For contracts accounted for using the percentage-of-completion cost-to-cost method, costs incurred are directly correlated with the Company’s performance in satisfying its contractual obligations. Accordingly, measuring progress based on costs incurred relative to total estimated costs provides a reasonable measure of performance completed to date and faithfully depicts the transfer of control to the customer. The Company principally applies this method to aircraft modification and similar projects for which it can reasonably estimate total costs at completion and track the work performed.

Contract costs include direct material and labor costs and indirect costs related to contract performance, including indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which the losses are determined.

For contracts recognized using the percentage-of-completion cost-to-cost method, management, including the Chief Financial Officer in coordination with the Executive Vice President of Operations, regularly reviews contract performance and estimates of total costs at completion. These reviews compare actual operational progress with the progress reflected in the financial results of the applicable contract and include an evaluation of total estimated project costs, costs incurred to date, estimated costs to complete and the anticipated project timeline. Reviews are performed monthly or quarterly depending on the size and nature of the project. Changes in job performance, job conditions, estimated profitability or final contract settlements may result in revisions to estimated costs and revenue. The cumulative effect of a revision to an estimate is recognized in the period in which the change becomes known. The Company did not recognize any material changes in estimates related to contracts accounted for under the cost-to-cost method during the periods presented.

For the six months ended June 30, 2026 and 2025, the Company recognized approximately $0.5 million and $11.9 million, respectively, of revenue using the percentage-of-completion cost-to-cost method, representing approximately 1% and 18%, respectively, of total income.

For the years ended December 31, 2025, 2024 and 2023, the Company recognized approximately $12.1 million, $23.8 million and $8,868,730 million, respectively, of revenue using the percentage-of-completion cost-to-cost method, representing approximately 9%, 18% and 8%, respectively, of total income.

Tenax’s contracts vary in length and often include a base-year service period followed by option-years that may be exercised annually. For base-year service period contracts, assets and liabilities are classified as current because the contract related items in the consolidated balance sheets have realization and liquidation periods of less than one year.

Because of the inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used could change in the near term. See Note 1(k) “Revenue Recognition” in the notes to Tenax’s condensed consolidated financial statements beginning on page F-89 of this proxy statement/prospectus for additional information regarding Tenax’s revenue recognition policies.

Valuation of Long-Lived Assets

Tenax evaluates the recoverability of the carrying value of long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, whenever events or circumstances indicate the carrying amount may not be recoverable. Conditions that may indicate recoverability include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. See Note 1(g) “Long Lived Asset Impairment” in the notes to Tenax’s condensed consolidated financial statements beginning on page F-88 of this proxy statement/prospectus for additional information regarding Tenax’s valuation of long-lived assets.

Results of Operations

Comparison of the Three Months Ended June 30, 2026 and June 30, 2025

Selected Financial Information

	Three Months Ended June 30,
	2026	2025
Revenues	$42,798,408	$32,919,585
Cost of revenues	20,893,403	16,095,887
Gross profit	21,905,005	16,823,698
Other costs and expenses:
General and administrative	6,149,016	5,300,510
Depreciation and amortization	1,402,983	1,528,925
Transaction costs	750,037	30,750
Other	2,158,814	738,282
Total other costs and expenses	10,460,850	7,598,467
Operating income	11,444,155	9,225,231
Other expense:
Interest expense, net	8,038,637	5,224,197
Other, net	261,760	230,567
Total other expense	8,300,397	5,454,764
Net income	$3,143,758	$3,770,467

Revenues

	Three Months Ended June 30,		Dollar Increase/ (Decrease)	Change
	2026	2025
Revenues:
Aircraft rental income	$24,702,211	$10,600,597	$14,101,614	133.0%
Service and product income	15,340,859	19,940,903	(4,600,044)	(23.1)%
Aircraft flight hour income	2,032,483	1,805,135	227,348	12.6%
Other income	722,855	572,950	149,905	26.2%
Total revenues	$42,798,408	$32,919,585	$9,878,823	30.0%

Revenues increased by $9.9 million, or 30.0%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. Revenues increased in the second quarter of 2026 compared to 2025, primarily due to the impact of five newly awarded contracts that contributed approximately $13.5 million in revenue, as well as the successful recompete of certain existing programs. These increases were partially offset by lower service and product income resulting from the completion of multi-year modification activities on two Gulfstream GV aircraft.

Cost of Revenues

	Three Months Ended June 30,		Dollar Increase/ (Decrease)	Change
	2026	2025
Cost of revenues:
Direct costs	$10,173,282	$9,320,432	$852,850	9.2%
Depreciation	3,924,993	3,155,754	769,239	24.4%
Maintenance	2,904,389	1,725,772	1,178,617	68.3%
Aircraft rental expense	2,000,387	867,294	1,133,093	130.6%
Subscriptions	1,356,555	633,813	722,742	114.0%
Insurance	533,797	392,822	140,975	35.9%
Total cost of revenues	$20,893,403	$16,095,887	$4,797,516	29.8%

Cost of revenues increased by $4.8 million, or 29.8%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. Direct costs increased primarily due to the higher business activity associated with the execution of newly awarded contracts. The increase in aircraft rental and maintenance expense reflects the lease of an aircraft required to perform one of these new contracts and the additional maintenance necessary to place that aircraft into service.

Gross Profit

Gross profit increased by $5.1 million, or 30.2%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The overall growth in gross profit is attributed to the execution of five newly awarded contracts and the solid performance on other long-term contracts.

General and Administrative Expenses

General and administrative expenses increased by $0.8 million, or 16.0%, for the three months ended June 30, 2026 as compared to the three months ended June 30, 2025. The primary reason for the increase is related to the continued business growth.

Depreciation and Amortization

Depreciation and amortization decreased by $0.1 million, or 8.2%, for the three months ended June 30, 2026 compared to the three months ended June 30, 2025, which represents a modest increase compared to the prior year.

Net Interest Expense

Interest expense increased by $2.8 million, or 53.9%, for the three months ended June 30, 2026 compared to the same period in 2025, primarily due to higher total debt outstanding related to the purchase of aircraft and the funding of contract-required aircraft modifications, as well as additional borrowings associated with the recapitalization and equity buy-out completed at the beginning of 2026.

Comparison of the Six Months Ended June 30, 2026 and June 30, 2025

Selected Financial Information

	Six Months Ended June 30,
	2026	2025
Revenues	$84,052,831	$65,955,933
Cost of revenues	37,882,804	30,581,052
Gross profit	46,170,027	35,374,881
Other costs and expenses:
General and administrative	12,423,506	9,760,411
Depreciation and amortization	2,820,302	3,029,946
Transaction costs	778,821	30,750
Other	1,945,208	1,494,181
Total other costs and expenses	17,967,837	14,315,288
Operating income	28,202,190	21,059,593
Other expense:
Interest expense, net	16,049,803	10,256,973
Other, net	72,320	687,982
Total other expense	16,122,123	10,944,955
Net income	$12,080,067	$10,114,638

Revenues

	Six Months Ended June 30,		Dollar Increase/ (Decrease)	Change
	2026	2025
Revenues:
Aircraft rental income	$49,508,634	$21,136,801	$28,371,833	134.2%
Service and product income	29,745,572	40,404,739	(10,659,167)	(26.4)%
Aircraft flight hour income	3,582,189	3,204,177	378,012	11.8%
Other income	1,216,436	1,210,216	6,220	0.5%
Total revenues	$84,052,831	$65,955,933	$18,096,898	27.4%

Revenues increased by $18.1 million, or 27.4%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. Revenues increased in the first half of 2026 compared to 2025, primarily due to the impact of five newly awarded contracts. The year-over-year increase also benefited from continued performance on existing programs. This increase was partially offset by lower revenue associated with the completion of modification work on two Gulfstream GV aircraft, which reduced service-related activity relative to the prior period.

Cost of Revenues

	Six Months Ended June 30,		Dollar Increase/ (Decrease)	Change
	2026	2025
Cost of revenues:
Direct costs	$18,557,325	$17,543,771	$1,013,554	5.8%
Depreciation	7,959,455	6,057,981	1,901,474	31.4%
Maintenance	4,661,064	3,013,184	1,647,880	54.7%
Aircraft rental expense	3,304,335	1,734,588	1,569,747	90.5%
Subscriptions	2,331,069	1,437,288	893,781	62.2%
Insurance	1,069,556	794,240	275,316	34.7%
Total cost of revenues	$37,882,804	$30,581,052	$7,301,752	23.9%

Cost of revenues increased by $7.3 million, or 23.9%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. Direct costs increased primarily due to higher business activity associated with the execution of newly awarded contracts. Depreciation expense increased following the commencement of depreciation for two Gulfstream GV aircraft upon completion of their modifications. The increase in aircraft rental and maintenance expense reflects the lease of an aircraft required to perform one of these new contracts and the additional maintenance necessary to place that aircraft into service.

Gross Profit

Gross profit increased by $10.8 million, or 30.5%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The overall growth in gross profit is attributed to the execution of five newly awarded contracts and the solid performance on other long-term contracts.

General and Administrative Expenses

General and administrative expenses increased by $2.7 million, or 27.3%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025. The primary reason for the increase is related to the growth in indirect functions to manage business growth, including contracts, accounting, financial systems and IT infrastructure, business development and legal expenses.

Depreciation and Amortization

Depreciation and amortization decreased by $0.2 million, or 6.9%, for the six months ended June 30, 2026 compared to the six months ended June 30, 2025, which represents a modest increase compared to the prior year.

Net Interest Expense

Interest expense increased by $5.8 million, or 56.5%, for the six months ended June 30, 2026 compared to the same period in 2025, primarily due to higher total debt outstanding related to the purchase of aircraft and the funding of contract-required aircraft modifications, as well as additional borrowings associated with the recapitalization and equity buy-out completed at the beginning of 2026.

Comparison of the Years Ended December 31, 2025, 2024 and 2023

Selected Financial Information

	Year Ended December 31,
	2025	2024	2023
Revenues	$133,443,453	$128,614,050	$115,137,724
Cost of revenues	62,018,066	65,939,696	57,192,593
Gross profit	71,425,387	62,674,354	57,945,131
Other costs and expenses:
General and administrative	21,467,253	18,545,660	16,215,766
Depreciation and amortization	6,214,635	6,877,818	8,014,645
Transaction costs	30,750	104,300	255,126
Change in value of contingent consideration	216,077	994,013	3,404,833
Other	1,349,148	1,189,648	1,798,377
Total other costs and expenses	29,277,863	27,711,439	29,688,747
Operating income	42,147,524	34,962,915	28,256,384
Other expenses:
Interest expense, net	22,241,572	23,187,747	22,743,854
Other expense (income)	1,322,236	1,198,471	863,078
Total other expense	23,563,808	24,386,218	23,606,932
Net income	18,583,716	10,576,697	4,649,452

Revenues

	Year Ended December 31,		Dollar Increase/ (Decrease)	Percent Change
	2025	2024
Revenues:
Service and product income	$69,898,782	67,293,501	2,605,281	3.9%
Aircraft rental income	53,056,896	52,329,722	727,174	1.4%
Aircraft flight hour income	8,042,442	6,728,915	1,313,527	19.5%
Other income	2,445,333	2,261,912	183,421	8.1%
Total revenues	133,443,453	128,614,050	4,829,403	3.8%

Revenues increased by $4.8 million, or 3.8%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024.

Revenues increased in 2025 primarily due to higher activity and the impact of the new contracts on our aerial firefighting programs, partially offset by a decline in modification income.

Aircraft rental and flight-hour revenue increased, driven by the addition of an aircraft to the U.S. Forest Service ASM contract, along with contractual rate increases resulting from the fleet upgrade on that program. The newly awarded contracts for testing and training and aerial firefighting missions also provided incremental revenue and additional flight-hour activity.

Service and product revenue increased due to newly awarded ISR contracts with a Five Eyes partner nation and the U.S. Army. Higher rates were also negotiated on existing testing and training service contracts. These increases reflect both expanded customer relationships and improved pricing terms on select service offerings. Modification income declined as major mapping and ISR modifications were completed on two Gulfstream GV aircraft transitioning into the operations phase after a multi-year modification period.

Cost of Revenues

	Year Ended December 31,		Dollar Increase/ (Decrease)	Percent Change
	2025	2024
Cost of revenues:
Direct costs	$33,064,475	38,629,429	(5,564,954)	-14.4%
Maintenance	7,785,360	7,512,702	272,658	3.6%
Aircraft rental expense	3,526,514	3,430,121	96,393	2.8%
Depreciation	12,892,222	11,452,147	1,440,075	12.6%
Subscriptions	3,180,822	3,229,003	(48,181)	-1.5%
Insurance	1,568,673	1,686,294	(117,621)	-7.0%
Total cost of revenues	62,018,066	65,939,696	(3,921,630)	-5.9%

Cost of revenues decreased by $3.9 million, or -5.9%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024.

Direct costs significantly decreased in 2025, as a result of the transition within the AGC HR3D program. With the addition of two Gulfstream GV aircraft to our fleet, the operations being performed by the G-IV aircraft ceased at the end of 2024. The transition significantly reduced operating expenses compared to the prior year due to the GV aircraft undergoing modification.

Gross Profit

Gross profit increased by $8.8 million, or 14.0%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The increase in scope, overall activity and the contribution of new contracts drove revenue growth across multiple programs. Gross profit further benefited from a reduction in operational costs.

General and Administrative Expenses

General and administrative expenses increased by $2.9 million, or 15.8%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The primary reason for the increase is related to legal expenses, increased business development efforts and supporting the growth in services contracts.

Depreciation and Amortization

Depreciation increased in 2025 as a result of the increase in our property and equipment base.

Change in Value of Contingent Consideration

Change in value of contingent consideration decreased by $0.8 million for the year ended December 31, 2025, in comparison to the year ended December 31, 2024. The decrease is driven by a true-up of an earn-out liability based on actual financial results.

Net Interest Expense

Interest expense decreased by $0.9 million, or -4.1%, for the year ended December 31, 2025, in comparison to the year ended December 31, 2024, supported by the drop in the SOFR rate from 2024 to 2025.

Comparison of the Years Ended December 31, 2024 and 2023

Revenues

	Year Ended December 31,		Dollar Increase/ (Decrease)	Percent Change
	2024	2023
Revenues:
Service and product income	$67,293,501	58,986,101	8,307,400	14.1%
Aircraft rental income	52,329,722	49,004,311	3,325,411	6.8%
Aircraft flight hour income	6,728,915	5,128,724	1,600,191	31.2%
Other income	2,261,912	2,018,588	243,324	12.1%
Total revenues	128,614,050	115,137,724	13,476,326	11.7%

Revenues increased by $13.5 million, or 11.7%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023.

Revenues increased in 2024, driven primarily by higher activity on the AGC HR3D program, as the Company’s second GV aircraft was on contract for the full year compared to a partial year in 2023, and the majority of mapping and ISR modification revenues for both aircraft were recognized. Additional revenue growth was generated by the fleet upgrade and increased operational activity under the U.S. Forest Service ASM contract.

Cost of Revenues

	Year Ended December 31,		Dollar Increase/ (Decrease)	Percent Change
	2024	2023
Cost of revenues:
Direct costs	$38,629,429	36,356,940	2,272,489	6.3%
Maintenance	7,512,702	6,541,903	970,799	14.8%
Aircraft rental expense	3,430,121	3,335,431	94,690	2.8%
Depreciation	11,452,147	7,241,337	4,210,810	58.1%
Subscriptions	3,229,003	2,202,750	1,026,253	46.6%
Insurance	1,686,294	1,514,232	172,062	11.4%
Total cost of revenues	65,939,696	57,192,593	8,747,103	15.3%

Cost of revenues increased by $8.7 million, or 15.3%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023.

Consistent with the increase in revenues noted above, cost of revenues increased during this period primarily due to higher activity on the AGC HR3D program. During 2024, Tenax temporarily operated three aircraft under contract as part of the transition associated with the upgrade from one Gulfstream G-IV aircraft to two Gulfstream GV aircraft, resulting in elevated operating costs.

Depreciation increased in 2024 as a result of the increase in our property and equipment base.

Gross Profit

Gross profit increased by $4.7 million, or 8.2%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The primary reason for the increase is the higher activity on the AGC HR3D program, along with the higher contribution coming from fleet upgrades and additional flight operations.

General and Administrative Expenses

General and administrative expenses increased by $2.3 million, or 14%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The increase was driven primarily by higher personnel-related costs attributable to incremental headcount added to support expanding operations.

Depreciation and Amortization

Depreciation and amortization decreased by $1.1 million, or -14.2%, for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The decrease is driven by a reduction in the amortization amount due to the declining balance of customer relationship intangible assets.

Change in Value of Contingent Consideration

Change in value of contingent consideration decreased by $2.4 million for the year ended December 31, 2024, in comparison to the year ended December 31, 2023. The decrease is driven by a true-up of an earn-out liability based on actual financial results.

Non-GAAP Financial Measures

Although we believe that net income or loss, as determined in accordance with GAAP, is the most appropriate earnings measure, we use EBITDA and Adjusted EBITDA as key profitability measures to assess the performance of our business. We believe these measures help illustrate underlying trends in our business and use the measures to establish budgets and operational goals, and communicate internally and externally, in managing our business and evaluating its performance. We also believe these measures help investors compare our operating performance with its results in prior periods in a way that is consistent with how management evaluates such performance.

Each of the profitability measures described below is not recognized under GAAP and does not purport to be an alternative to net income or loss determined in accordance with GAAP as a measure of our performance. Such measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for our results as reported under GAAP. EBITDA and Adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used only in conjunction with our GAAP profit or loss for the period. Our management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial performance measure calculated by adding income taxes, interest, amortization and depreciation back to the Company’s net income or net loss. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting financing expenses), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before certain items that are considered to hinder comparison of the performance of our businesses on a period-over-period basis or with other businesses. During the periods presented, we exclude from Adjusted EBITDA certain costs that are required to be expensed in accordance with GAAP, including change in value of contingent consideration, change in fair value of interest rate cap, swaps, warrants and transaction costs. Our management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

The reconciliation of Net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the three months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,
	2026	2025
Net income	$3,143,758	$3,770,467
Depreciation and amortization	5,327,976	4,684,679
Interest expense, net	8,038,637	5,224,197
EBITDA	16,510,371	13,679,343
Change in fair value of certain financial instruments(1)	261,225	263,224
Transaction costs(2)	775,280	30,750
Adjusted EBITDA	$17,546,876	$13,973,317
Net income (loss) margin(3)	7.35%	11.45%
Adjusted EBITDA margin(3)	41.00%	42.45%

____________

(1)      Financial instruments include interest rate cap, swaps and warrants.

(2)      Transaction costs include acquisition costs as well as other transaction-based expenses.

(3)      Net income margin represents Net income divided by Total revenue, and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.

The reconciliation of Net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the six months ended June 30, 2026 and 2025 is as follows:

	Six Months Ended June 30,
	2026	2025
Net income	$12,080,067	$10,114,638
Depreciation and amortization	10,779,757	9,087,927
Interest expense, net	16,049,803	10,256,973
EBITDA	38,909,627	29,459,538
Change in fair value of certain financial instruments(1)	(400,179)	768,792
Transaction costs(2)	1,276,912	30,750
Adjusted EBITDA	$39,786,360	$30,259,080
Net income (loss) margin(3)	14.37%	15.34%
Adjusted EBITDA margin(3)	47.33%	45.88%

____________

(1)      Financial instruments include interest rate cap, swaps and warrants.

(2)     Transaction costs include acquisition costs as well as other transaction-based expenses.

(3)     Net income margin represents Net income divided by Total revenue, and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.

The reconciliation of Net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the years ended December 31, 2025, 2024 and 2023 is as follows:

	Year Ended December 31,
	2025	2024	2023
Net income	$18,583,716	$10,576,697	$4,649,452
Depreciation and amortization	19,106,857	18,329,965	15,255,982
Interest expense, net	22,241,572	23,187,747	22,743,854
EBITDA	59,932,145	52,094,409	42,649,288
Change in value of contingent consideration	216,077	994,013	3,404,833
Change in fair value of interest rate cap and swap	863,156	379,923	1,171,223
Transaction costs(1)	638,971	1,028,026	255,126
Adjusted EBITDA	61,650,349	54,496,371	47,480,470
Net income (loss) margin(2)	13.9%	8.2%	4.0%
Adjusted EBITDA margin(2)	46.2%	42.4%	41.2%

____________

(1)      Transaction costs include acquisition costs as well as other transaction-based expenses.

(2)     Net income margin represents Net income divided by Total revenue, and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.

Liquidity and Capital Resources

Our primary sources of liquidity are cash generated from operations and borrowings under our senior secured credit facilities. Our capital resources are managed to fund operations, support organic growth initiatives and execute strategic acquisitions.

Our revenue is highly predictable, with a significant portion derived from a diversified portfolio of long-term contracts with U.S. government agencies and other key partners. Key contracts include multi-year agreements with customers like the U.S. Army, U.S. Forest Service and the U.S. Navy, as well as contracts with multiple other government agencies, Five Eyes partner nations, state agencies and commercial customers. We have an exceptional recompete rate of 92% since 2009, and our average customer tenure is about 13 years.

We expect that the combined company will have sufficient liquidity to purchase shares of AIR common stock in connection with AIR stockholders’ exercise of their Redemption Rights under the redemption rights agreement. If AIR stockholders were to exercise their Redemption Rights with respect to all of the 4,856,181 shares of AIR common stock outstanding as of August 31, 2026, at a redemption price equal to 107.3% of the Debt Adjusted AIR Share Price, or $3.27 per share, the combined company would be required to make a maximum cash purchase of approximately $15.9 million. As of August 31, 2026, Tenax’s available borrowing capacity under its existing credit facility was $106 million, representing approximately 6.7 times the maximum potential redemption obligation. Even in a maximum redemption scenario, we expect that the combined company’s remaining borrowing capacity under its credit facility, together with cash generated from operations, will be sufficient to fund its working capital needs, planned capital expenditures and other short- and long-term obligations. Accordingly, we do not currently anticipate that the exercise of Redemption Rights by AIR stockholders would require any material changes to the combined company’s liquidity management strategy, funding plans or capital allocation priorities.

Contractual Obligations and Commitments

Our principal commitments consist of obligations for outstanding leases and debt. The following table summarizes our contractual obligations as of June 30, 2026:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Lease obligations	7,639,122	5,836,887	675,479	197,908	928,848
Debt obligations	338,577,816	—	49,424,973	289,152,843	—
Total	346,216,938	5,836,887	50,100,452	289,350,751	928,848

Our principal commitments consist of obligations for outstanding leases and debt. The following table summarizes our contractual obligations as of December 31, 2025:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Lease obligations	4,846,004	2,790,343	880,231	246,580	928,850
Debt obligations	264,973,250	22,500,000	242,473,250	—	—
Contingent consideration	4,716,077	4,716,077	—	—	—
Total	274,535,331	30,006,420	243,353,481	246,580	928,850

Capital Expenditures

Our capital expenditures are categorized as either maintenance or growth.

•        Maintenance Capex:    Averages approximately $4-$8 million annually, primarily for scheduled engine overhauls.

•        Growth Capex:    Driven by new contract awards that require the acquisition and modification of aircraft. We have a proven history of making disciplined investments that generate strong returns, with a target Return on Capital Employed (ROCE) of over 20%.

Historical Cash Flows

Comparison of the Six Months Ended June 30, 2026 and June 30, 2025

Our consolidated cash flows from operating, investing and financing activities for the six months ended June 30, 2026 and 2025 were as follows:

	Six Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$12,498,052	$9,399,839
Net cash used in investing activities	(3,300,154)	(13,109,111)
Net cash provided by (used in) financing activities	(8,820,191)	4,266,244
Net change in cash and cash equivalents	$377,707	$556,972

Operating Activities

Net cash provided by operating activities was $12.5 million for the six months ended June 30, 2026, compared to $9.4 million for the six months ended June 30, 2025, which represents an increase of $3.1 million. The increase was primarily attributable to the growth in business activity resulting in a $4.3 million increase in cash generated from program execution compared to the prior year. This was partially offset by the final contingent consideration payment resulting in an unfavorable change of $1.2 million.

Investing Activities

Net cash used in investing activities was $3.3 million for the six months ended June 30, 2026, compared to $13.1 million for the six months ended June 30, 2025, which represents a decrease of $9.8 million. This net decrease primarily reflects the proceeds from the sale of two aircraft during the second quarter of 2026, partially offset by cash outflows for the purchase of two aircraft during the first half of 2026 to support a newly awarded contract.

Financing Activities

Net cash used in financing activities was $8.8 million for the six months ended June 30, 2026, compared to $4.3 million provided for the six months ended June 30, 2025. The unfavorable change in cash flows provided by financing activities is mainly attributable to the transaction costs related to the recapitalization and equity buy-out completed at the beginning of 2026.

Comparison of the Years Ended December 31, 2025, 2024 and 2023

Our consolidated cash flows from operating, investing and financing activities for the years ended December 31, 2025, 2024 and 2023 were as follows:

	Years Ended December 31,
	2025	2024	2023
Net cash provided by operating activities	$16,421,127	$44,784,996	$17,402,693
Net cash used in investing activities	(67,059,298)	(7,834,703)	(52,643,849)
Net cash provided by (used in) financing activities	50,556,317	(40,950,077)	35,749,763
Net change in cash and cash equivalents	(81,854)	(3,999,784)	508,607

Operating Activities

Net cash provided by operating activities was $16.4 million for the year ended December 31, 2025, compared to $44.8 million for the year ended December 31, 2024, a decrease of $28.4 million. The decrease was primarily attributable to an approximately $15.0 million increase in receivables associated with the commencement of new programs, temporary delays in customer payments, outstanding reimbursements related to aircraft repairs and vendor rebates. Operating cash flows were also affected by an approximately $12.0 million unfavorable year-over-year change in deferred revenue related to the multi-year modification of two Gulfstream GV aircraft.

During 2024, the Company received customer advance billings associated with these projects, which increased operating cash flows. As the projects neared completion during 2025, previously billed customer advances were recognized as revenue as the related performance obligations were satisfied, resulting in a reduction in deferred revenue and a less favorable contribution to operating cash flows than in 2024. Because the Gulfstream GV modification projects were near completion at December 31, 2025, the related reduction in deferred revenue is not expected to recur to the same extent in future periods.

Investing Activities

Net cash used in investing activities was $67.1 million for the year ended December 31, 2025, compared to $7.8 million for the year ended December 31, 2024, which represents an increase of $59.2 million. This increase was mainly driven by the purchase of additional aircraft to support new programs.

Net cash used in investing activities was $7.8 million for the year ended December 31, 2024, compared to $52.6 million for the year ended December 31, 2023, which represents a decrease of $44.8 million. Cash flows from investing activities declined because the large aircraft purchases for newly awarded contracts that drove higher outflows in 2023 were completed in that year, and no aircraft acquisitions occurred in 2024.

Financing Activities

Net cash provided by financing activities was $50.6 million for the year ended December 31, 2025, compared to $41.0 million used for the year ended December 31, 2024. The significant increase in cash flow provided by financing activities was driven by additional borrowing required for the acquisition of new aircraft, fleet upgrades and additional capital expenditures invested in newly awarded contracts.

Net cash used in financing activities was $41.0 million for the year ended December 31, 2024, compared to $35.7 million provided for the year ended December 31, 2023. The increase in cash used in financing activities reflects the Company’s significant reduction of debt as a result of strong operating cash generation and proceeds from the sale of aircraft coming off contract.

Quantitative and Qualitative Disclosures About Market Risk

Tenax is subject to market risks in the ordinary course of business. Market risk refers to the potential losses arising from adverse changes in market rates and prices. Tenax is primarily exposed to market risk associated with changes in interest rates on its variable-rate debt obligations.

Interest Rate Risk

Tenax is exposed to interest rate risk primarily through borrowings under its variable-rate debt facilities. As of June 30, 2026, Tenax had approximately $280.8 million of variable-rate debt outstanding, consisting of its First Lien term loan, delayed draw term loans and revolving line of credit. Borrowings under these facilities bear interest based on adjusted SOFR plus an applicable margin or a base rate plus an applicable margin. The applicable variable interest rate on these borrowings was approximately 6.97% as of June 30, 2026. Tenax also had fixed-rate debt outstanding of $73.1 million, which consisted of a Second Lien term loan bearing interest at 11.50% and a subordinated term loan bearing interest at 15.00% as of June 30, 2026.

On August 14, 2026, the Company completed a refinancing of the TAH First Lien Credit Agreement, which included the refinancing of its existing First Lien term loans and delayed draw term loans, an increase in the revolving credit facility from $30.0 million to $50.0 million and the addition of new delayed draw term loan commitments totaling $75.0 million. The refinancing was undertaken to enhance liquidity and provide additional capital to support the anticipated merger with AIR and future growth initiatives, including aircraft acquisitions. As a result of this refinancing, the Company’s future exposure to variable interest rates may increase to the extent additional borrowings are drawn under the expanded revolving credit facility or the new delayed draw term loan commitments, which bear interest based on variable market rates.

Tenax uses interest-rate derivative instruments to mitigate a significant portion of its exposure to changes in market interest rates. As of June 30, 2026, Tenax had interest-rate cap agreements with notional amounts of $150.0 million and $75.0 million and an interest-rate swap agreement with a notional amount of $45.0 million. The aggregate notional amount of these instruments was $270.0 million, compared with approximately $280.8 million of variable-rate debt outstanding. The extent to which these instruments reduce Tenax’s interest-rate exposure depends on their respective strike rates, contractual terms and maturities and the amount and terms of the underlying variable-rate debt.

Tenax is currently evaluating its $150.0 million and $75.0 million interest-rate caps and $45.0 million interest-rate swap for potential designation in qualifying hedging relationships. Tenax intends to apply hedge accounting prospectively to any instrument that satisfies the applicable qualification criteria, including the requirement that the hedging relationship be expected to be highly effective in offsetting changes in cash flows attributable to the designated interest-rate risk. Until an instrument is formally designated and qualifies for hedge accounting, changes in its fair value will continue to be recognized in earnings.

A hypothetical 100-basis-point increase in market interest rates on Tenax’s variable-rate debt outstanding as of June 30, 2026 would increase interest expense by approximately $2.8 million annually and $1.4 million for a six-month period. This gross sensitivity does not reflect the potential offsetting effects of Tenax’s interest-rate caps and swap and, therefore, does not represent Tenax’s net interest-rate exposure.

MATERIAL CONTRACTS BETWEEN AIR AND TENAX

Other than the merger agreement and the other transaction documents, neither AIR nor any of its affiliates has been, is or is currently expected to be a party to any material contract, arrangement, understanding, relationship, negotiation or transaction with Tenax or any of its affiliates. For a description of the contracts and negotiations between AIR and Tenax that led to the merger agreement, see “The Merger — Background of the Merger”.

MANAGEMENT AND DIRECTORS OF THE COMBINED COMPANY

Executive Officers and Directors

Following the consummation of the merger, the AIR Board will be composed of no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax, namely Thomas Foley, Taran Bakker, Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller and John Young, and (b) two individuals to be mutually agreed upon by Tenax and AIR, namely [•] and [•], to hold office in accordance with the articles of incorporation and bylaws of AIR.

The following table sets forth the name, age and position of each of the individuals who are expected to serve as executives and directors of the combined company as of August 31, 2026:

Name	Age	Position
Executive Officers:
Jim Linder	66	Chief Executive Officer
Ignacio Ladegui	46	Chief Financial Officer
Alan Oswalt	64	EVP of Operations

Non-Employee Directors:
Thomas Foley	74	Chairman of the Board
Taran Bakker	49	Director
Timothy Cantrell	69	Director
Michael Ewald	52	Director
Donald Fawcett	59	Director
Bryan Fenton	60	Director
DeWolfe Miller	66	Director
John Young	64	Director
[•]	[•]	Director
[•]	[•]	Director

Each executive officer will serve at the discretion of the AIR Board and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed combined company’s directors or executive officers.

All of AIR’s current directors are expected to resign from their positions as directors of AIR, effective as of the effective time.

Executive Officers

Jim Linder.    Major General (Ret.) Linder has been President of Tenax since 2020. Following the merger, Gen. Linder will become Chief Executive Officer of the combined company. Gen. Linder has served in more than 70 countries across Europe, Southeast Asia, Africa, the Middle East and Central and South America. He is a graduate of Harvard Business School’s Advanced Management Program and holds a master’s degree in International Relations from Webster University, as well as a degree in National Security and Strategic Studies from the U.S. Naval War College. His proven leadership skills from the military and his relationships within government and knowledge of the needs of certain Tenax customers are important to the combined company.

Ignacio Ladegui.    Mr. Ladegui joined Tenax in 2023 as Executive Vice President and Chief Financial Officer. Following the merger, Mr. Ladegui will become Chief Financial Officer of the combined company. Mr. Ladegui has more than 20 years of finance, accounting and executive leadership experience in the aerospace and defense industry. Prior to joining Tenax, Mr. Ladegui spent nearly two decades with Airbus, serving in a variety of senior leadership positions, including Chief Financial Officer of Airbus U.S. Mr. Ladegui has also served on the boards of several companies, including Airbus OneWeb Satellites. Mr. Ladegui holds a bachelor’s degree in Business and Management from the University of Valladolid in Spain and an MBA from Lakeland University.

Alan Oswalt.    Mr. Oswalt has served with Tenax since 2014 and brings more than 30 years of operations and finance experience. Following the merger, Mr. Oswalt will become EVP of Operations of the combined company. Prior to joining Tenax, Mr. Oswalt served as President of MMI, a Mississippi-based healthcare products manufacturer, from 2003 to 2014. Earlier in his career, Mr. Oswalt held leadership positions in the telecommunications and electric utility industries with Tritel and Entergy. Mr. Oswalt holds a Bachelor of Science degree in Business Administration, with a concentration in Accounting, from The University of Southern Mississippi.

Non-Employee Directors

Thomas Foley.    Mr. Foley currently serves as Chairman of the Board at Tenax, a role he has held since 2018. He is the Founder and a Partner at NTC Group. He is also a Director at Stevens Aerospace & Defense and The Entwistle Company. Mr. Foley founded NTC Group after working at McKinsey & Company and Citicorp Venture Capital. Mr. Foley graduated from Harvard College and has an MBA from Harvard Business School. Mr. Foley has been a CEO of numerous businesses during his more than 40-year business career. He also has extensive experience acquiring businesses, which is part of Tenax’s strategy going forward. Mr. Foley has served in government, including with the Coalition Provisional Authority in Iraq and as the U.S. Ambassador to Ireland, and has numerous relationships and knowledge of how the government works, which is valuable to the combined company.

Taran Bakker.    Mr. Bakker currently serves as a Director at Tenax, a role he has held since 2018. He has also been a Partner at NTC Group since 2018 and has served as Executive Chairman at The Entwistle Company since 2020. He is also a Director at Stevens Aerospace & Defense. Mr. Bakker was President of Tenax from 2018 to 2021. He was previously a Director at Ontex NV and Pret a Manger LTD while at Goldman Sachs. Prior to that, he worked at Morgan Stanley and McKinsey & Company. Mr. Bakker received his undergraduate degree from the London School of Economics and a Masters in Finance and Business from HEC Paris. Mr. Bakker’s knowledge of Tenax’s operations and his experience acquiring businesses are important to the combined company’s future.

Timothy Cantrell.    Mr. Cantrell served as Chief Financial Officer of Tenax from 2014 through March 2021, at which time he retired. Mr. Cantrell practiced in public accounting for approximately 26 years and served as an assurance partner for both Arthur Andersen, LLP and KPMG, LLP. Prior to joining Tenax, he was the CFO of a chemical manufacturing company, Phosphate Holdings, Inc. Mr. Cantrell received his undergraduate degree from the University of Mississippi. Mr. Cantrell’s knowledge of Tenax’s operations and his financial and accounting expertise will be beneficial to the combined company’s future.

Michael Ewald.    Mr. Ewald is a Partner, Global Head of the Private Credit Group and Portfolio Manager for the Middle Market Credit and Global Direct Lending strategies at Bain Capital, a leading global alternative asset manager with approximately $215 billion in assets under management. He also serves as CEO and Director of Bain Capital Specialty Finance, Inc. (NYSE: BCSF), a publicly traded business development company, and Bain Capital Private Credit (BCPC), a non-traded business development company. Before joining Bain Capital, Mr. Ewald was an Associate Consultant at Bain & Company and an analyst in the Regulated Industries group at Credit Suisse First Boston. He received an M.B.A. from the Amos Tuck School of Business at Dartmouth College and a B.A. from Tufts University. Mr. Ewald’s investment experience and knowledge of the credit markets are valuable to the combined company.

Donald Fawcett.    Mr. Fawcett is a Managing Director in Lazard’s Global Industrials Group and is Chairman of Industrials for the Americas. He focuses on the building materials, paper and packaging and capital goods sectors, and has completed a wide range of transaction types for clients. Prior to joining Lazard in 1997, Mr. Fawcett spent three years at NTC Group and two years in the corporate finance department of Smith Barney. He graduated from Harvard College, earned a Diploma in Historical Studies from Cambridge University and has an M.B.A. from Columbia Business School. Mr. Fawcett’s investment banking experience will help the combined company pursue and acquire additional businesses and provide expertise on capital markets matters.

Bryan Fenton.    Gen. Fenton is a retired U.S. Army Four-Star General and career Special Forces officer. He served as the 13th Commander of U.S. Special Operations Command (USSOCOM), overseeing the global Special Operations of the U.S. Department of Defense, with command of 70,000 Army, Navy, Air Force and Marine Special Operations personnel. Prior to that role, Gen. Fenton was the Commander of the Joint Special Operations Command (JSOC) and before that served as the Senior Military Assistant (SMA) for two U.S. Secretaries of Defense. With 38 years of military service, Gen. Fenton commanded at every level of Special Operations. He deployed multiple times to Afghanistan, Iraq, as well as numerous locations in the Middle East, South America, Europe and Africa, and he served for over five years in the Indo-Pacific region. Through this global understanding, Gen. Fenton garnered invaluable experience in geostrategic and international security issues and gained a vast network of worldwide contacts. Gen. Fenton’s leadership experience in the military and his knowledge of certain of Tenax’s customers’ needs will be helpful to the combined company’s future.

DeWolfe Miller.    VADM Miller is a former vice admiral in the United States Navy who retired as the Commander, Naval Air Forces (“the Air Boss”), which is also Type Commander (TYCOM) for all United States Navy aviation units, and dual-hatted as Commander, Naval Air Force, Pacific. VADM Miller’s Navy experience and his knowledge of the Navy’s needs will help the combined company serve the Navy better.

John Young.    Sec. Young has provided consulting services at companies including SpaceX, Iridium, Cubic and Palantir. He has served on the Boards of multiple companies, including Saab USA, Inc. and the Stanford Research Institute. Sec. Young served in government as Deputy Secretary for Acquisition, Technology and Logistics for the Department of Defense. Prior to that, he served on the Senate Defense Appropriations Committee staff. He has significant relationships and knowledge that are helpful for the combined company’s ability to understand and meet the needs of its government customers.

[•].    [•].

[•].    [•].

Director Independence

Timothy Cantrell, Michael Ewald, Donald Fawcett, Bryan Fenton, DeWolfe Miller, John Young, [•] and [•] are expected to be “independent directors” within the meaning of Item 407(a)(1) and NYSE American Rule 803A(2).

Committees of the Combined Company’s Board of Directors

The AIR Board has established an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee, each of which operate pursuant to a charter adopted by the AIR Board. Following the consummation of the merger, the combined company will continue to have these board committees. The AIR Board may also establish other committees from time to time to assist the combined company and its board of directors.

Audit Committee

Following the closing of the merger, Timothy Cantrell and Michael Ewald are expected to be members of the Audit Committee. Timothy Cantrell is expected to serve as Chairman of the Audit Committee and is expected to qualify as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. Each expected member of the Audit Committee is expected to meet the financial literacy requirements under the Sarbanes-Oxley Act and SEC rules and the independence requirements under NYSE American Rule 803A(2).

The Audit Committee is responsible for preparing reports, statements and charters of audit committees required by the federal securities laws, as well as:

•        overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters and our internal accounting and financial controls;

•        preparing the report that SEC rules require be included in our annual proxy statement;

•        overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;

•        providing the AIR Board with the results of its monitoring and its recommendations; and

•        providing to the AIR Board additional information and materials as it deems necessary to make the AIR Board aware of significant financial matters that require the attention of the AIR Board.

The Audit Committee of the combined company is expected to retain these duties and responsibilities following the closing of the merger.

Compensation Committee

Following the closing of the merger, Michael Ewald, Donald Fawcett, Bryan Fenton and Thomas Foley are expected to be members of the Compensation Committee. Michael Ewald and Thomas Foley are expected to serve as co-Chairmen of the Compensation Committee.

The Compensation Committee is responsible for:

•        establishing AIR’s general compensation policy, in consultation with senior management, and overseeing the development and implementation of compensation programs;

•        reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO at least annually in light of those goals and objectives, communicating the results of such evaluation to the CEO and the AIR Board and determining the CEO’s compensation level based on this evaluation, subject to ratification by the independent directors on the AIR Board. In determining the incentive component of CEO compensation, the Compensation Committee will consider, among other factors, the performance of AIR and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and such other factors as the Compensation Committee may determine to be appropriate;

•        reviewing and approving the compensation of all other executive officers of AIR, such other managers as may be directed by the AIR Board and the directors of AIR;

•        overseeing the AIR Board’s benefit and equity compensation plans, overseeing the activities of the individuals and committees responsible for administering these plans and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•        approving issuances under, or any material amendments to, any stock option or other similar plan pursuant to which a person not previously an employee or director of AIR, as an inducement material to the individual’s entering into employment with AIR, will acquire stock or options;

•        in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing AIR’s policies on structuring compensation programs to preserve related tax objectives;

•        reviewing and approving any severance or similar termination payments proposed to be made to any current or former officer of AIR; and

•        preparing an annual report on executive compensation for inclusion in AIR’s proxy statement for the election of directors, if required under the applicable SEC rules.

The Compensation Committee of the combined company is expected to retain these duties and responsibilities following the closing of the merger.

Nominating Committee

Following the closing of the merger, Thomas Foley, DeWolfe Miller and John Young are expected to be members of the Nominating Committee. Thomas Foley and John Young are expected to serve as co-Chairmen of the Nominating Committee.

The Nominating Committee seeks candidates for election and appointment that possess the integrity, leadership skills and competency required to direct and oversee AIR’s management in the best interests of its stockholders, customers, employees, the communities AIR serves and other affected parties.

A candidate must be willing to regularly attend meetings of the AIR Board and its committees, to develop a strong understanding of AIR, its businesses and its requirements, to contribute his or her time and knowledge to the Company and to be prepared to exercise his or her duties with skill and care. In addition, each candidate should have an understanding of all corporate governance concepts and the legal duties of a director of a public company.

Stockholders may contact the Nominating Committee Chairman, the Chairman of the AIR Board or the AIR’s corporate secretary in writing when proposing a nominee. This correspondence should include a detailed description of the proposed nominee’s qualifications and a method to contact that nominee if the Nominating Committee so chooses.

The Nominating Committee of the combined company is expected to retain these duties and responsibilities following the closing of the merger.

Executive Committee

Following the closing of the merger, Taran Bakker, Thomas Foley and Jim Linder are expected to be members of the Executive Committee. Thomas Foley is expected to serve as Chairman of the Executive Committee.

The purpose of the Executive Committee is to assist the AIR Board in fulfilling its functions during the intervals between meetings of the AIR Board. The Executive Committee has all the powers and authority of the AIR Board in connection with the business of the Company and may act in its stead, except as set forth in the Executive Committee’s charter.

The Executive Committee of the combined company is expected to retain these duties and responsibilities following the closing of the merger.

Code of Ethics

AIR has adopted a written code of ethics that applies to our principal executive officers, senior financial officers and persons performing similar functions. This policy will apply to the principal executive officers, senior financial officers and persons performing similar functions at the combined company following the closing of the merger. AIR’s code of ethics is available on our website, and, upon written request to AIR’s corporate secretary, we will provide you with a copy without cost.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee following the closing of the merger will be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the closing of the merger.

Non-Employee Director Compensation

Prior to the merger, AIR’s non-employee directors are entitled to receive compensation for serving as directors and may receive option grants from the Company. Each director also is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of the AIR Board or committees of the AIR Board or stockholder meetings or otherwise in connection with the discharge of his or her duties as a director.

Following consummation of the merger, it is expected that the combined company will continue to provide cash and equity compensation to non-employee directors and will continue to repay or prepay all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of the AIR Board or committees of the AIR Board or stockholder meetings or otherwise in connection with the discharge of his or her duties as a director.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF THE COMBINED COMPANY

Executive Officer Compensation

This section sets forth historical compensation information pursuant to Item 402 of Regulation S-K for Jim Linder, Ignacio Ladegui and Alan Oswalt in their capacity as executive officers of Tenax. Gen. Linder and Messrs. Ladegui and Oswalt are the named executive officers of Tenax, as determined in accordance with Item 402 of Regulation S-K, with Gen. Linder serving as Tenax’s principal executive officer and Mr. Ladegui serving as Tenax’s principal financial officer. Gen. Linder and Messrs. Ladegui and Oswalt will serve as executive officers of AIR following the merger.

Summary Compensation Table

The following table sets forth the annual compensation for Jim Linder, Ignacio Ladegui and Alan Oswalt during Tenax’s fiscal years ending December 31, 2025 and December 31, 2024.

Name and principal position	Year	Salary(1) ($)	Nonequity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Jim Linder	2025	$501,188.44	$232,034.00	$19,820.00	$753,042.44
President, Tenax	2024	483,455.91	174,608.00	19,620.00	677,683.91
Ignacio Ladegui	2025	385,875.00	179,193.00	23,980.00	589,048.00
EVP and Chief Financial Officer, Tenax	2024	365,312.49	139,650.00	22,980.00	527,942.49
Alan Oswalt	2025	387,534.88	179,416.00	14,000.00	580,950.88
EVP of Operations, Tenax	2024	374,092.32	127,511.00	13,800.00	515,403.32

____________

(1)      The amounts in this column reflect the base salary earned by each executive officer during the applicable fiscal year.

(2)      The amounts in this column reflect the annual cash incentive compensation earned by each executive officer for the applicable fiscal year.

(3)      The amounts in this column reflect 401(k) matching contributions and reimbursements of medical insurance premiums made by Tenax on behalf of each executive officer during the applicable fiscal year.

Narrative to Summary Compensation Table

Employment Agreements

Each of Gen. Linder and Messrs. Ladegui and Oswalt has entered into an employment agreement with Tenax or one of its affiliates in connection with his service as an executive officer. In addition to the terms described below, each agreement provides for the employee to receive a base salary, subject to subsequent adjustments, be eligible for an annual bonus and eligibility for various customary benefit plans and arrangements. Each agreement also contains customary confidentiality covenants and restrictions on the executive’s ability to compete with Tenax or solicit Tenax employees or customers both during employment and during a specified period thereafter.

Gen. Linder’s employment agreement is with TAH, is effective as of January 13, 2020 and provides that Gen. Linder will serve as President of Tenax. The agreement provides for an initial two-year term, with automatic one-year renewals unless terminated by either party with 90 days’ prior written notice.

Mr. Ladegui’s employment agreement is with Tenax TM, LLC, is effective as of March 2023 and provides that Mr. Ladegui will serve as Chief Financial Officer of Tenax. The agreement provides for an initial one-year term, with automatic one-year renewals unless terminated by either party with 30 days’ prior written notice. In addition, Mr. Ladegui’s employment agreement provides him with the option to purchase up to 1% of the equity in Tenax Aerospace Acquisition, LLC for $500,000, subject to a one-year vesting program. Mr. Ladegui exercised such option and the equity has since vested.

Mr. Oswalt’s employment agreement is with TAH, is effective as of approximately January 8, 2018 and provides that Mr. Oswalt will serve as Executive Vice President of Operations of Tenax. The agreement provides for an initial two-year term, with automatic one-year renewals unless terminated by either party with 90 days’ prior written notice.

Potential Payments Upon Termination or a Change in Control

The employment agreements for Gen. Linder and Messrs. Ladegui and Oswalt each provide for certain payments and benefits upon a termination of employment. In the event of a termination by the Company without “Cause” or by the executive due to “Constructive Termination”, the executive is entitled to receive: (i) continued payment of his base salary for six months for Mr. Oswalt, two months for Mr. Ladegui and, in the case of Gen. Linder, a period at the discretion of the Company; (ii) continued health insurance for six months for Messrs. Oswalt and Ladegui and, in the case of Gen. Linder, a period at the discretion of the Company; and (iii) at the discretion of the Board (or the President in the case of Mr. Ladegui), a prorated bonus based on actual performance.

In the event the executive’s termination of employment occurs within two years following a “Change of Control”, the executive is entitled to receive, in addition to the severance amounts described above, a payment equal to 2.49 times the executive’s base salary (but not to exceed 2.99 times the executive’s base salary when combined with the severance amounts described above), reduced by the amount by which any payments received from stock options or equity ownership of the Company resulting from the Change of Control exceed $1 million. For purposes of each agreement, a “Change of Control” means the consummation of a transaction or series of related transactions resulting in (1) any person or group unaffiliated with the current owners of the Company acquiring 51% or more of the membership interests entitled to vote for the election of directors to the Board, or (2) the sale of 51% or more of the Company’s assets, exclusive of sale/leaseback transactions.

Director Compensation

Thomas Foley and Taran Bakker served as Tenax’s non-employee directors during the fiscal year ended December 31, 2025. Neither Mr. Foley nor Mr. Bakker received any compensation from Tenax for their service as directors during the fiscal year. Mr. Foley and Mr. Bakker are partners of NTC Group and receive no separate compensation from Tenax for their service on the Tenax Board. Information regarding compensation paid to AIR’s non-employee directors during the fiscal year ended December 31, 2025 is available in AIR’s annual, quarterly and current reports, proxy statements and other filings with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY

In addition to compensation arrangements, including employment, termination of employment and change in control arrangements, with the combined company’s expected directors and executive officers, including those discussed in the sections titled “Management and Directors of the Combined Company” and “Executive Officer and Director Compensation of the Combined Company”, the following is a summary of transactions since January 1, 2025, and all currently proposed transactions, to which either AIR or Tenax has been a participant, in which (a) the amounts exceeded or will exceed $120,000 and (b) any of the directors, executive officers or holders of more than 5% of the respective capital stock, or an affiliate or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

AIR Subordinated Notes

During 2025, AIR repaid $1,041,000 of subordinated notes and incurred interest expense of $356,000 in respect of the subordinated notes held by Michael Taglich and Robert Taglich, who currently serve as directors on the AIR Board, and certain of their affiliates. As of December 31, 2025, Michael Taglich and Robert Taglich held subordinated notes in the aggregate principal amount of $4,871,000 as a result of transactions entered into prior to January 2025. Of the $4,871,000, approximately $2,519,000 bears an annual rate of interest of 6%, $1,802,000 bears an annual rate of 7% and $550,000 bears an annual interest rate of 12%. Of the $4,871,000, approximately $2,519,000 can be converted at the option of the holder into AIR common stock at $15.00 per share and $1,802,000 can be converted at the option of the holder into our common stock at $9.30 per share (in each case, before giving effect to the reverse stock split). The remaining $550,000 is not convertible. All subordinated notes held by Michael Taglich and Robert Taglich will be repaid at closing pursuant to the merger agreement.

AIR Stockholder Support Agreement

On February 16, 2026, all current directors and executive officers of AIR entered into the AIR Stockholder Support Agreement, pursuant to which such stockholders agreed to vote all shares of AIR common stock owned by them as of the record date in favor of the stock issuance proposal, the authorized shares proposal and the written consent proposal.

Tenax Member Support Agreement

On July 2, 2026, NEH, an affiliate of each of Tenax, Thomas Foley, Chairman of Tenax, and Taran Bakker, a member of the Tenax Board, entered into the Tenax Member Support Agreement, pursuant to which NEH agreed to vote or consent with respect to all Tenax units owned by it in a manner so as to facilitate the consummation of the merger and the Transactions.

Lock-Up Agreements

On February 16, 2026, AIR and Thomas Foley, Chairman of Tenax, and Taran Bakker, a member of the Tenax Board, entered into lock-up agreements restricting transfers of AIR common stock held directly or indirectly by Mr. Foley and Mr. Bakker for 180 days after the closing of the merger.

Management Services Agreement

On January 7, 2026, TAH entered into a Management Services Agreement with NTC Group, an affiliate of each of Thomas Foley and Taran Bakker, pursuant to which NTC Group provides general management, financial and other corporate advisory services to Tenax and its subsidiaries. In exchange for such services, Tenax pays NTC Group a management fee in an amount per annum equal to 5% of Tenax’s Consolidated Adjusted EBITDA (as defined in the TAH First Lien Credit Agreement) for the prior 12 months.

NTC Aviation Dry Lease Agreements

Dassault Falcon

On February 5, 2024, Tenax entered into a Non-Exclusive Aircraft Dry Lease Agreement with NTC Aviation, LLC (“NTC Aviation”), an affiliate of Thomas Foley, pursuant to which NTC Aviation agreed to lease to Tenax, on a non-exclusive, flight-by-flight basis and without crew, one Dassault Aviation model Falcon 2000EX aircraft. The agreement provides for an initial term of one year, with automatic renewals for additional one-year periods unless earlier terminated, and permits either party to terminate the lease without cause upon 30 days’ written notice. Under the agreement, Tenax is required to pay NTC Aviation hourly rent, including fuel, plus all other costs for flights conducted by Tenax, including ramp fees, landing fees, local fees, catering, entertainment, pilot fees and expenses, crew accommodations and post-flight maintenance, with any such expenses incurred by NTC Aviation to be billed monthly in addition to the hourly rent.

Beechcraft King Air

On December 19, 2024, Tenax entered into a separate Non-Exclusive Aircraft Dry Lease Agreement with NTC Aviation, pursuant to which NTC Aviation agreed to lease to Tenax, on a non-exclusive, flight-by-flight basis and without crew, one Beechcraft King Air C90GT aircraft. The agreement similarly provides for an initial term of one year, with automatic renewals for additional one-year periods unless earlier terminated, and permits either party to terminate the lease without cause upon 30 days’ written notice. Under the agreement, Tenax is required to pay NTC Aviation hourly rent, including fuel, plus all other costs for flights conducted by Tenax, including ramp fees, landing fees, local fees, catering, entertainment, pilot fees and expenses, crew accommodations and post-flight maintenance, with any such expenses incurred by NTC Aviation to be billed monthly in addition to the hourly rent.

Transactions with Stevens Aerospace

On June 24, 2026, Tenax entered into an Aircraft Purchase and Sale Agreement with Stevens Aerospace and Defense Systems, LLC (“Stevens”), an affiliate of each of Thomas Foley and Taran Bakker, pursuant to which Stevens agreed to purchase from Tenax one Bombardier Challenger 650 aircraft for a purchase price of $19 million. Under the agreement, Tenax retains the right to repurchase the aircraft within six months for an amount equal to the purchase price plus all expenses incurred by Stevens in connection with the purchase and ownership of the aircraft (including maintenance, insurance, storage, compliance, demodification and interest calculated at the rate of $4,200 per calendar day), plus an additional $1,000,000.

On January 1, 2024, Tenax Pilot Services, LLC (“Tenax Pilot”), an affiliate of Tenax, entered into a Pilot Services Agreement with Stevens, pursuant to which Tenax Pilot agreed to provide independent contracting pilot and co-pilot services to Stevens on an as-needed basis. The agreement provides for a term of twenty-four (24) months commencing on the effective date and permits either party to terminate the agreement without cause upon one (1) day’s prior written notice to the other party. Under the agreement, Stevens is required to pay Tenax Pilot daily rates for pilots, plus all actual and reasonable crew food, lodging and transportation costs incurred by Tenax Pilot in performing its duties under the agreement.

In addition, in the ordinary course of business, Tenax places standalone purchase orders with Stevens pursuant to which Stevens provides goods and services related to aircraft maintenance and modification. As of June 30, 2026, Tenax has paid Stevens approximately $230,000 under purchase orders placed in 2026. Tenax paid Stevens approximately $3.2 million under purchase orders placed in 2025. These amounts include payments for parts, labor, services, consumable fees and fuel.

Promissory Notes

James Linder, President of Tenax, Ignacio Ladegui, Executive Vice President and Chief Financial Officer of Tenax, and Alan Oswalt, Executive Vice President of Operations of Tenax, each of whom will serve as an executive officer of the combined company following the merger, hold membership interests in Tenax indirectly through

Managers Equity, LLC (“Managers Equity”), a holding vehicle for Tenax management. Messrs. Linder, Ladegui and Oswalt acquired their membership interests directly from Tenax, in each case funded by promissory notes payable to Tenax that were issued as set forth in the following table (collectively, the “Individual Notes”).

	Original Amount	Amount Outstanding as of August 31, 2026	Interest Rate	Year Issued
Mr. Linder	$750,000	$948,986.30	4%	2020
Mr. Ladegui	$500,000	$569,424.66	4%	2023
Mr. Oswalt	$125,000	$138,328.77	4%	2024

Each Individual Note is secured by a pledge of the related membership interests in Tenax and matures thirty days following the applicable borrower’s receipt of cash payment for the related membership interests in Tenax, except that 25% of the principal balance is due on the tenth anniversary of the issuance of the relevant Individual Note.

Between October 2022 and January 2024, Messrs. Linder, Ladegui and Oswalt contributed their membership interests in Tenax to Managers Equity in exchange for membership interests in Managers Equity. In connection with those contributions, Tenax assigned the Individual Notes to Managers Equity and each such Individual Note remains an outstanding obligation of Messrs. Linder, Ladegui and Oswalt payable to Managers Equity. Concurrently with these assignments, Managers Equity issued to Tenax a series of consolidated promissory notes, the currently operative of which is dated January 1, 2024 (the “Consolidated Note”) and has a principal amount of $2,062,500, of which $1,375,000 is attributable to Messrs. Linder, Ladegui and Oswalt and the balance of which is attributable to other members of Managers Equity, none of whom will serve as directors or executive officers of the combined company. The Consolidated Note accrues interest monthly at a rate of 4.0% on the unpaid principal balance, matures thirty days following Managers Equity’s receipt of cash payment for its membership interests in Tenax, is secured by a pledge of Managers Equity’s membership interests in Tenax, and requires that all cash provided by any members of Managers Equity toward payment of principal or accrued interest be remitted to Tenax immediately. Since January 1, 2024, no payments of principal or interest have been made on the Consolidated Note, and, as of August 31, 2026, the largest aggregate principal amount outstanding during such period was $1,375,000. As of August 31, 2026, $1,375,000 of principal and $281,739.73 of accrued and unpaid interest were outstanding under the Consolidated Note, of which $198,986.30, $69,424.66 and $13,328.77 were attributable to the amounts loaned in respect of the membership interests of Messrs. Linder, Ladegui and Oswalt, respectively.

In addition, between April 2024 and June 2026, Mr. Ladegui issued four unsecured promissory notes to TAH in the aggregate principal amount of $362,635, evidencing loans made to fund tax liabilities attributable to his indirect membership interest in Tenax, in lieu of tax distributions (collectively, the “Ladegui Tax Notes”). Each Ladegui Tax Note accrues interest annually at a rate of 4.0% on the unpaid principal balance and matures thirty days following Mr. Ladegui’s receipt of cash payment for his membership interest in Tenax, except that 25% of the principal balance is due on the tenth anniversary of the note if not previously repaid. Since the issuance of the Ladegui Tax Notes, no payments of principal or interest have been made on the Ladegui Tax Notes, and, as of August 31, 2026, the largest aggregate principal amount outstanding was $362,635. As of August 31, 2026, $382,003.97 in aggregate principal and accrued interest was outstanding under the Ladegui Tax Notes.

Prior to the completion of the merger, Tenax expects that the promissory notes described above will be repaid or transferred to one or more persons that will not be subsidiaries of AIR following the merger, and that any pledges or security interests securing such notes will be released in connection therewith, such that, following the closing, neither AIR nor any of its subsidiaries will hold indebtedness of any director or executive officer of the combined company.

DESCRIPTION OF AIR CAPITAL STOCK

The following description of AIR’s capital stock is not complete and is qualified in its entirety by reference to the articles and incorporation and bylaws of AIR. AIR encourages you to read AIR’s articles of incorporation, AIR’s bylaws and the applicable provisions of the NRS for additional information. The following information does not give effect to the proposed amendment to the articles of incorporation of AIR contemplated by the authorized shares proposal, the reverse stock split or any other stock split or similar transaction. Pursuant to the merger agreement, and subject to receipt of the requisite AIR stockholder approvals, AIR is obligated to file an amendment to the articles of incorporation of AIR, which will increase the number of authorized shares of AIR common stock from 20,000,000 to 200,000,000, and to effect the reverse stock split, which will subsequently decrease the number of authorized shares of AIR common stock to 40,000,000, in each case prior to the closing. The number of authorized shares of AIR preferred stock will remain 3,000,000. Please refer to the sections entitled “Proposal 2 — Approval of the Authorized Shares Proposal” and “Proposal 3 — Approval of the Written Consent Proposal” beginning on page 35 of this proxy statement/prospectus.

Authorized Capital Stock

AIR’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 2026, there were 4,856,181 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of AIR common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of directors. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors will be able collectively to elect all of the directors. Certain fundamental corporate changes, such as a liquidation, a merger or an amendment to our articles of incorporation, require the approval of the holders of certain proportions of the voting power of AIR common stock prescribed by the NRS and our articles of incorporation and bylaws for the particular corporate change. For the votes required to approve the amendments to our articles of incorporation to be voted on at the special meeting, see the sections entitled “Information About the Special Meeting — Proposal 2 — Approval of the Authorized Shares Proposal” and “Information About the Special Meeting — Proposal 3 — Approval of the Written Consent Proposal” beginning on page 35 of this proxy statement/prospectus. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of our common stock will be entitled to share equally in our remaining assets legally available therefor.

Holders of our common stock do not have preemptive, conversion, subscription or exchange rights, and there are no sinking fund or redemption provisions applicable to our common stock. Holders of our common stock are entitled to receive dividends and other distributions when and as declared by the AIR Board out of funds legally available therefor.

All shares of our common stock offered hereby will, when issued, be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation give the AIR Board the power to issue shares of preferred stock in one or more series without stockholder approval. The AIR Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of a corporation’s outstanding voting stock.

Our articles of incorporation provide that the AIR Board may, by resolution, designate classes or series of preferred stock in the future. Each designated class or series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights and qualifications, limitations or restrictions as shall be expressed in the resolution adopted by the AIR Board and the related certificate of designation for such class or series. Prior to the issuance of shares of each class or series of preferred stock, the AIR Board is required by NRS Chapter 78 and our articles of incorporation to adopt resolutions and file a certificate of designation with the Nevada Secretary of State.

Although the AIR Board has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and/or other rights of the holders of common stock or any other securities we may issue in the future. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the AIR Board is required to make any determination to issue such stock based on its judgment and in accordance with its fiduciary duties under the NRS, the AIR Board could act in a manner that could have the effect of discouraging an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The AIR Board does not at present intend to seek stockholder approval prior to any issuance of authorized preferred stock, unless otherwise required by law.

Anti-Takeover Effects of the NRS and AIR’s Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the NRS contain provisions that could delay or make more difficult an acquisition of control of our company not approved by the AIR Board, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by the AIR Board to be in the best interest of the Company. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the AIR Board.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and the NRS that could impede or delay an acquisition of control of the Company that the AIR Board has not approved. This description is intended as a summary only and is qualified in its entirety by reference to the NRS and our articles of incorporation and bylaws.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 3,000,000 shares of preferred stock. Our articles of incorporation provide that the AIR Board may designate and issue preferred stock without any action of the stockholders. In the event of a hostile takeover, the AIR Board could potentially use this preferred stock to defend the Company’s interests in a threat or proposal involving an acquisition or change of control of the Company even if such a proposal, if made, might be considered desirable by a majority of our stockholders.

Filling Vacancies

The NRS and our articles of incorporation establish that any vacancies on the AIR Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board

Removal of Directors

The provisions of the NRS and our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that any director may be removed from office, with or without cause, at any time by the affirmative vote of stockholders holding of record in the aggregate at least two-thirds of the outstanding shares of stock of AIR. NRS 78.335 provides that any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

No Cumulative Voting

The NRS permits cumulative voting in director elections, but only if so provided in a corporation’s articles of incorporation. Our articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors collectively can elect all of the directors, which could have the effect of making it more difficult for minority stockholders to elect a person to the AIR Board.

Amendments to Articles of Incorporation and Bylaws

The NRS and our articles of incorporation and bylaws give both the AIR Board and the stockholders the power to adopt, amend or repeal the bylaws of the corporation. The stockholders may adopt, alter, amend, change or repeal the bylaws if the proposal thereof is considered by the stockholders at an annual stockholders meeting or a special meeting called, wholly or in part, for such purpose, and the votes cast by the stockholders for the proposal exceeds the votes cast against the proposal. Any bylaw, including any bylaw that has been adopted by the stockholders, may be amended or repealed by the AIR Board unless otherwise prohibited by a bylaw adopted by the stockholders. Except for certain changes in connection with stock splits and a plan of merger, any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, and, if the proposed amendment would adversely alter or change any preference or any relative or other right of any class or series of outstanding shares, then also by the holders of shares representing a majority of the voting power of each class adversely affected.

Listing

AIR common stock trades on the NYSE American under the symbol “AIRI”.

Transfer Agent and Registrar

The transfer agent and registrar of AIR common stock is Broadridge Corporate Issuer Solutions. Its address is 51 Mercedes Way, Edgewood, New York 11717, and its telephone number is (631) 254-7400.

MARKET PRICE AND DIVIDEND INFORMATION

Per Share Market Price Information

AIR common stock trades on NYSE American under the symbol “AIRI”. The following table presents the closing prices of AIR common stock on February 13, 2026, the last trading day before the public announcement of the merger agreement, and September 30, 2026, the last practicable trading day prior to the filing of this proxy statement/prospectus.

Date	AIRI Closing Price
February 13, 2026	$3.19
September 30, 2026	$2.55

Because the market price of AIR common stock is subject to fluctuation, the market value of the shares of AIR common stock that Tenax Members will be entitled to receive in the merger may increase or decrease.

The following table sets forth, for the periods indicated, the high and low sale prices per share of AIR common stock as reported on NYSE American.

Period	Price Range
	High	Low
Year Ended December 31, 2026:
First Quarter	$3.54	$2.99
Second Quarter	$3.25	$2.71

Year Ended December 31, 2025:
First Quarter	$4.48	$3.52
Second Quarter	$3.70	$3.12
Third Quarter	$3.78	$2.90
Fourth Quarter	$3.49	$2.80

Year Ended December 31, 2024:
First Quarter	$4.93	$3.10
Second Quarter	$7.54	$3.11
Third Quarter	$7.41	$3.21
Fourth Quarter	$6.40	$4.00

Tenax is a private company, and the Tenax units are not publicly traded.

As of [•], the record date for the special meeting, there were approximately [•] registered holders of record of the AIR common stock. As of the date of this proxy statement/prospectus, there are 7 Tenax Members. For more information regarding the beneficial ownership of AIR, Tenax and the combined company, see the sections entitled “Principal Holders of AIR Common Stock”, “Principal Holders of Tenax Units” and “Principal Stockholders of Combined Company” beginning on pages 179, 181 and 182, respectively, in this proxy statement/prospectus.

Dividends

AIR has not declared or paid any cash dividends on its common stock in recent years and does not currently anticipate paying cash dividends in the foreseeable future, other than the dividend of Redemption Rights to be declared in connection with the Transactions.

The combined company intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends or other distributions subsequent to the merger will be at the discretion of the combined company’s then-current board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors that the combined company’s then-current board of directors deems relevant.

COMPARISON OF RIGHTS OF AIR STOCKHOLDERS AND TENAX MEMBERS

The rights of the AIR stockholders are governed by the NRS, AIR’s articles of incorporation and AIR’s bylaws, and the rights of the Tenax Members are governed by the DLLCA, the Tenax certificate of formation and the Tenax LLCA. Pursuant to the merger agreement, assuming the authorized shares proposal and written consent proposal are approved by the AIR stockholders, AIR’s articles of incorporation will be amended to increase the amount of authorized shares of AIR common stock and to permit stockholder action by written consent in lieu of a stockholder meeting where certain conditions are satisfied, as set forth in the form of amendment to AIR’s articles of incorporation in Exhibit E to Annex A to this proxy statement/prospectus, and AIR’s bylaws will be amended to delete the current prohibition of such stockholder actions by written consent. In addition, at the effective time, the certificate of formation of the surviving company will be the certificate of formation of Tenax as of immediately prior to the effective time, and the limited liability company agreement in the form set forth in Exhibit D to Annex A to this proxy statement/prospectus will be the limited liability company agreement of Tenax. As a result of the merger, the Tenax Members will receive shares of AIR common stock as merger consideration and will become stockholders of AIR and, accordingly, their rights will be governed by the NRS, AIR’s articles of incorporation and AIR’s bylaws.

The following chart is a summary of certain material differences as of the date of this proxy statement/prospectus between the rights of the AIR stockholders and the rights of the Tenax Members and does not purport to be a complete description of all of such differences. These differences arise from differences between the respective governing corporate documents and states of incorporation and formation of AIR and Tenax, respectively. This summary is qualified in its entirety by reference to the NRS, the DLLCA and the respective governing documents of AIR and Tenax.

AIR	Tenax
Authorized Stock/Membership Units
AIR is authorized to issue:	Tenax is authorized to issue:

20,000,000 shares of common stock, par value $0.001 per share. Upon approval of the authorized shares proposal, AIR will be authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, which would be reduced to 40,000,000 shares of common stock, par value $0.001 per share, after giving effect to such amendment and the reverse stock split; and

An unlimited number of Tenax units, divided into Tenax units designated as Class A-1 units (“Class A-1 units”), Tenax units designated as Class A-2 units (“Class A-2 units”) and Tenax units designated as Class A-3 units (“Class A-3 units”).

3,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of preferred stock will not be changed pursuant to the amendment to AIR’s articles of incorporation contemplated by the authorized shares proposal, or by the reverse stock split.

Preferred Stock/Additional Membership Units

The AIR articles of incorporation authorize the AIR Board to designate and issue, out of AIR’s authorized and unissued shares of preferred stock, one or more classes or series of preferred stock without approval of the stockholders, by action of the AIR Board and the filing of a certificate of designation filed with the Nevada Secretary of State pursuant to NRS 78.1955, prescribing the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof. The AIR Board may fix the number of shares constituting such class or series, and it may increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding.

Tenax may issue additional Tenax units (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Tenax Board) as the Tenax Board may reasonably determine, in each case, subject to compliance with the provisions of the Tenax LLCA.

AIR	Tenax
Quorum

At each meeting of stockholders, except where otherwise provided by law or AIR’s articles of incorporation or AIR’s bylaws, the holders of thirty three and one-third percent in voting power of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, constitutes a quorum. Shares entitled to vote as a separate class or series may take action on a matter at a meeting only if a quorum of those shares is present. In the absence of a quorum of the holders of any class or series of stock entitled to vote on a matter, the holders of such class or series so present or represented may, by majority vote, adjourn the meeting of such class or series with respect to that matter from time to time until a quorum of such class or series is present or represented.

At all meetings of the AIR Board, a majority of the directors then in office constitutes a quorum for the transaction of business at such meeting. Where a quorum of the AIR Board is not present, a majority of the directors present may, without notice other than announcement at the meeting, adjourn the meeting from time to time until a quorum can be obtained.

Tenax does not have a quorum requirement for the Tenax Members.

With respect to each item of business properly presented to the Tenax Board at any meeting of the Tenax Board, the presence, in person or by proxy, of managers having not less than the minimum number of votes required to approve such item constitutes a quorum. Actions taken by the Tenax Board at board meetings require the approval of a majority of the entire Tenax Board (excluding any vacancy then existing).

Stockholder/Member Voting

Each holder of AIR common stock entitled to vote at any meeting of stockholders is entitled to one vote for each share of AIR common stock held by such stockholder which has voting power upon the matter in question. The holders of common stock vote together as a single class.

Tenax Members holding the Class A-1 units or Class A-2 units vote together as a single class on all matters on which they are specifically entitled to vote pursuant to the Tenax LLCA. Each Tenax Member holding Class A-1 units or Class A-2 units is entitled to one vote for each such Class A-1 unit or Class A-2 unit held by such Tenax Member.

Except where applicable law, the rules or regulations of a listing body, AIR’s articles of incorporation or AIR’s bylaws require a different vote, if a quorum exists, action on a matter other than the election of directors is approved if the votes cast favoring the action exceed the votes cast opposing the action. For purposes of AIR’s bylaws, “votes cast” means all votes cast in favor of and against a particular proposal or matter, but not abstentions or broker non-votes.

Unless otherwise expressly provided in the Tenax LLCA, actions requiring approval by the Tenax Members require the approval of Tenax Members holding a majority of the outstanding Class A-1 units and Class A-2 units voting together as a single class.

Special Meetings

Special meetings of stockholders may be called by the Chairman of the AIR Board, the President of AIR (if he is also a member of the AIR Board) or the AIR Board. The President or the Secretary of AIR must call a special meeting upon the written demand (which states the purpose or purposes therefor) signed and dated by the holders of shares representing not less than ten percent of all votes entitled to be cast on any issue(s) that may be properly proposed to be considered at the special meeting. Business transacted at any special meeting of stockholders is limited to the purpose or purposes stated in the notice of such meeting.

Tenax does not provide for a stockholder-style special meeting mechanism. The Chairman of the Tenax Board or the Tenax Board may at any time call a meeting of the Tenax Board.

AIR	Tenax
Stockholder/Member Action by Written Consent Without a Meeting

AIR’s bylaws currently prohibit stockholder action by written consent in lieu of a stockholder meeting. However, as a condition to the merger and pending approval of the written consent proposal, AIR’s articles of incorporation will be amended to authorize stockholder action by written consent in lieu of a stockholder meeting at any time while NTC Group, Thomas Foley and Taran Bakker and their respective affiliates collectively beneficially own at least a majority of the voting power of the outstanding shares of AIR common stock, and the AIR Board will amend AIR’s bylaws, effective at the closing, to delete Section 1.11 in AIR’s bylaws which prohibits such stockholder actions by written consent.

Any action permitted or required to be taken by the Tenax Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Tenax Members holding not less than the minimum approval of the Tenax Members that would be necessary to take such action in accordance with the terms of the Tenax LLCA. Written notice of any such action by written consent must be provided to all Tenax Members within five business days after such action.

Notice of Stockholder/Member Meetings

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given to each stockholder entitled to vote at such meeting. Unless otherwise provided by law, AIR’s articles of incorporation or AIR’s bylaws, the notice of any meeting must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. Notice may be given by any means permitted by law. If mailed, such notice is deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of AIR.

Tenax must provide written notice to all Tenax Members at least five business days in advance of any meeting at which a vote will be held.
Advance Notice Requirement for Stockholder/Member Nominations and Proposals

Nominations of persons for election to the AIR Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Chairman of the AIR Board or the AIR Board pursuant to a resolution adopted by a majority of the whole AIR Board or (ii) by any AIR stockholder that is entitled to vote at the meeting with respect to the election of directors or the business to be proposed by such stockholder, as the case may be, who complies with the advance notice procedures in AIR’s bylaws and that is a stockholder of record at the time such notice is delivered to the Secretary of AIR. Business brought before an annual meeting by a stockholder must be a proper subject for stockholder action under applicable law. To be timely, a stockholder’s notice must be delivered to the Secretary of AIR at the principal executive offices of AIR not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by

The Tenax LLCA does not provide for an advance notice procedure for Tenax Members acting solely in their capacity as a Tenax Member to nominate persons or bring business before a meeting.

AIR	Tenax

more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and no public announcement naming all nominees or specifying the size of the increased AIR Board is made by AIR at least 80 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for any new positions created by such increase will be considered timely if delivered to the Secretary of AIR at the principal executive offices of AIR not later than the close of business on the tenth day following the day on which such public announcement is first made by AIR.

A stockholder’s notice must set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and a beneficial owner on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on AIR’s books, and of such beneficial owner and (ii) the class and number of shares of AIR which are owned beneficially and of record by such stockholder and such beneficial owner.

Nominations of persons for election to the AIR Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Chairman of the AIR Board or the AIR Board pursuant to a resolution adopted by a majority of the whole AIR Board or (ii) by any AIR stockholder that is entitled to vote at the meeting with respect to the election of directors who complies with the advance notice procedures described above and that is a stockholder of record at the time such notice is delivered to the Secretary of AIR. To be timely, such stockholder’s notice must be delivered to the Secretary of AIR at the principal executive offices of AIR not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to such

AIR	Tenax

special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the AIR Board to be elected at such meeting.

Stockholders may also request inclusion of proposals in AIR’s proxy materials with respect to a meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act.

Amendment of Articles of Incorporation/Certificate of Formation

Pursuant to NRS 78.390, except as otherwise provided in NRS 78.390(8), 77.340, 78.209 or NRS Chapter 92A, every amendment to the articles of incorporation must be made and approved in the following manner: (a) the board of directors must adopt a resolution setting forth the amendment proposed and submit the proposed amendment to the stockholders for approval and if the corporation is (1) a publicly traded corporation and the amendment proposed relates solely to an increase or decrease in the number of shares the corporation is authorized to issue, the stockholders of the affected class or series, regardless of limitations or restrictions on the voting power of the affected class or series, must approve the proposed amendment; or (2) not a publicly traded corporation, or is a publicly traded corporation but the amendment proposed does not relate solely to an increase or decrease in the number of shares the corporation is authorized to issue, the stockholders holding shares in the corporation representing at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, as provided in NRS 78.390(2) and 78.390(4), or as may be required by the provisions of the articles of incorporation, must approve the proposed amendment. NRS 78.390(8) permits a corporation to amend its articles of incorporation to change its name without stockholder approval. Except as otherwise provided in NRS 78.390, if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then, in addition to any approval otherwise required, the amendment must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the holders of shares of any class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the holders of such class or series the right to vote on such an amendment. Provision may be made in the articles of incorporation requiring, in the case of any specified amendments, approval by a larger proportion of the voting power of stockholders than that required by NRS 78.390.

Amendments to the Tenax certificate of formation may be made at any time in accordance with the DLLCA. Such amendments require approval of the Tenax Board and, where required under the Tenax LLCA, the consent of NEH.

AIR	Tenax

AIR’s articles of incorporation provide that AIR reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in AIR’s articles of incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders in AIR’s articles of incorporation are granted subject to this reservation.

Bylaws/LLCA Amendments

Pursuant to NRS 78.120(2), unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders.

Under AIR’s articles of incorporation, the AIR Board has the power to adopt, amend or repeal, from time to time, AIR’s bylaws. The AIR stockholders entitled to vote may also adopt additional bylaws and may amend or repeal any bylaw, whether or not adopted by them, at an annual stockholders meeting or a special meeting. The power of the AIR Board to adopt, amend or repeal AIR’s bylaws may be limited by an amendment to AIR’s articles of incorporation or an amendment to AIR’s bylaws adopted by the AIR stockholders entitled to vote that provides that a particular bylaw or bylaws may only be adopted, amended or repealed by the AIR stockholders entitled to vote.

Except as otherwise provided in the Tenax LLCA, the Tenax LLCA may be amended, or its provisions waived, with the approval of the Tenax Board and the written consent of NEH, subject to certain protective provisions requiring the consent of any Tenax Member or Tenax Warrantholder where any amendment or waiver would increase such holder’s obligation to make capital contributions or obligations with respect to other liabilities. The consent of certain Tenax Members or Tenax Warrantholders is also required where any amendment or waiver would materially and adversely affect their rights or obligations.

Number and Term of Directors/Managers
The AIR Board must consist of not less than one member, the number thereof to be determined from time to time by resolution of the AIR Board.	The Tenax Board is comprised of one or more managers. NEH may at any time increase or decrease the number of managers.

Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders, and until the director’s successor is elected and qualified or until the director’s prior death, resignation, removal or disqualification.

A manager holds office until his or her successor is appointed or until his or her earlier death, resignation or removal.
Election of Directors/Managers
Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote for directors.	Managers are appointed by NEH from time to time.
Removal of Directors/Managers

The AIR bylaws provide that any director may be removed from office, with or without cause, at any time by the affirmative vote of stockholders holding of record in the aggregate at least two-thirds of the outstanding shares of stock of AIR. NRS 78.335 provides that any director or one or more of the incumbent directors may be removed as a director only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Any manager may be removed at any time with or without cause by NEH.

AIR	Tenax
Filling Vacancies on the Board

Newly created directorships resulting from any increase in the number of directors, or any vacancies on the AIR Board resulting from death, resignation, removal or other causes, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors constitute less than a quorum. Such elected directors hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

At any time a vacancy is created on the Tenax Board by reason of the incapacity, death, removal or resignation of any manager, NEH has the right, but not the obligation, to appoint an individual to fill the vacancy.

Dividends and Distributions

Subject to the provisions of NRS 78.288, dividends and other distributions may be declared by the AIR Board in such form, frequency and amounts as the condition of the affairs of AIR renders advisable.

Subject to applicable law and the maintenance by Tenax of appropriate reserves (as determined by the Tenax Board), Tenax will make distributions to the Tenax Members of cash and other property (other than tax distributions made pursuant to the Tenax LLCA) when and as determined by the Tenax Board, pro rata in accordance with the respective number of Class A-1 units, Class A-2 units (if outstanding) and Class A-3 units held by each such holder. In addition, the Tenax Board must cause Tenax to distribute to each Tenax Member, with respect to each quarterly estimated tax period, an amount of cash based on each Tenax Member’s estimated allocable taxable income and respective tax rate.

Transfer Rights and Restrictions

Subject to any transfer restrictions set forth or referred to on the stock certificate or of which AIR otherwise has notice, shares of AIR are transferable on the books of AIR upon presentation to AIR or to AIR’s transfer agent of a stock certificate signed by, or accompanied by an executed assignment form, from the holder of record thereof, his duly authorized legal representative, or other appropriate person as permitted by NRS Chapter 78 or other applicable law. AIR may require that any transfer of shares be accompanied by proper evidence reasonably satisfactory to AIR or to AIR’s transfer agent that such endorsement is genuine and effective. Upon presentation of shares for transfer, the payment of all taxes, if any, therefor, and the satisfaction of any other requirement of law, including inquiry into and discharge of any adverse claims of which AIR has notice, AIR must issue a new certificate to the person entitled thereto and cancel the old certificate. Every transfer of stock must be entered on the stock books of AIR to accurately reflect the record ownership of each share. The AIR Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the capital stock of AIR. NRS 78.242 also imposes certain approval and notice requirements regarding the imposition of transfer restrictions upon shares of stock outstanding at the time of imposition of the restriction.

The Tenax units are subject to transfer restrictions. Except for limited permitted transfers, including certain intra-group transfers, no Tenax Member may transfer Tenax units without the prior written consent of the Tenax Board in its sole discretion. Any transfer must comply with applicable securities laws and certain treasury regulations, and the transferee must execute a joinder agreement. Certain transfers are subject to tag-along and drag-along rights.

AIR	Tenax
Registration Rights
There are no registration rights provisions in AIR’s articles of incorporation or AIR’s bylaws.

Upon the completion of an initial public offering of the common equity of Tenax, or any successor-in-interest to Tenax, pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, or at such time prior thereto as the Tenax Board may determine in connection with a company restructuring, Tenax and the Tenax Members will enter into a customary registration rights agreement providing for demand and piggyback registration rights.

Put/Call Rights
There are no put/call rights provisions in AIR’s articles of incorporation or AIR’s bylaws.

Following the sixth anniversary of the Tenax LLCA, warrant securityholders may elect to require Tenax to repurchase all of such holder’s warrants and warrant units at fair market value, and Tenax may require any warrant securityholder to sell all of its warrants and warrant units to Tenax at fair market value. If any payment restriction prohibits such repurchases or sales, the closing for such repurchases or sales may be extended in accordance with the Tenax LLCA. These repurchase rights of the warrant securityholders and Tenax terminate upon the occurrence of certain qualifying public listings.

Company Restructuring
There is no comparable provision in AIR’s articles of incorporation or AIR’s bylaws.

The Tenax Board may effect a company restructuring (including a merger with or into a publicly traded entity or subsidiary thereof) in anticipation of or in connection with certain initial public offerings, company sale events or other strategic transactions. No company restructuring that would materially and adversely affect the rights, preferences or privileges of any Tenax Member (other than NEH) in a manner disproportionate to NEH may be effected without the prior written consent of the holders of a majority on a fully diluted, as-exercised, as-converted basis of the Tenax units held by Tenax Members other than NEH. Tenax must provide each Tenax Member with at least 20 business days’ prior written notice of any proposed company restructuring, together with reasonable detail regarding its terms and effects. To the extent applicable in any company restructuring, all Tenax units will be converted or exchanged into equity of the surviving company at the same rate and relative economic value, and the governing documents of the surviving entity will contain provisions, including economic rights, preferences and privileges (including minority protections) as nearly as practicable in all material respects the same as set forth in the Tenax LLCA. All Tenax Members must take such actions as may be reasonably required and otherwise cooperate in good faith with Tenax, in each case at Tenax’s expense, in connection with consummating a company restructuring including voting for or consenting thereto.

AIR	Tenax
Rights of Dissent and Appraisal

Under NRS 92A.300 to 92A.500, inclusive, stockholders of a Nevada corporation may, subject to certain conditions, limitations and exceptions, be entitled to dissent from a transaction and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including certain mergers.

No rights of dissent are available to the stockholders of AIR in connection with the merger.

Under Section 18-210 of the DLLCA, unless otherwise provided in a limited liability company agreement or an agreement of merger or consolidation or a plan of merger or a plan of division, no appraisal rights are available with respect to a limited liability company interest or another interest in a limited liability company.

Under the Tenax LLCA, no Tenax Member will have any dissenters’, appraisal or other similar rights in connection with any company restructuring that complies with the Tenax LLCA, except to the extent such rights are provided by applicable law or as expressly set forth in the Tenax LLCA.

Preemptive Rights
There are no preemptive rights provisions in AIR’s articles of incorporation or AIR’s bylaws.

In the event of certain proposed issuances by Tenax, which issuance has been approved in accordance with the requirements of the Tenax LLCA, Tenax must deliver to each holder a written notice setting forth the total amount and class of equity interests to be issued by Tenax, the proposed price thereof, and other material terms thereof. During the period of 20 business days following delivery of such notice, each holder has the right to deliver to Tenax a written notice electing to purchase, at the proposed price thereof, the amount of equity interests not exceeding the total amount of equity interests proposed to be issued. Each electing holder is entitled to purchase the lesser of (a) the amount it elected to purchase and (b) its pro rata share of the total amount of equity interests proposed to be issued, subject to adjustment if the aggregate amount of equity interests to be issued exceeds the amount of equity interests elected to be purchased by the electing holder. Any equity interests proposed to be issued by Tenax that are not purchased by the electing holders may be sold by Tenax to any person at a price not lower than the proposed price, provided that such sale occurs no later than 90 days following the date of the original notice.

Exclusive Forum Provision
There is no exclusive forum provision in AIR’s articles of incorporation or AIR’s bylaws.	Any legal action or proceeding arising out of the Tenax LLCA must be brought only in the state or federal courts located in the State of Delaware.
Limitation of Liability on Directors/Managers and Officers

Unless otherwise provided by law, a director or officer is not individually liable to AIR or its stockholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and

None of the Tenax Members or managers have any personal liability for the debts, obligations or liabilities of Tenax except to the extent provided in the DLLCA or the Tenax LLCA.

None of the Tenax Members or managers are liable to Tenax or any other Tenax Member or manager for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Tenax Member or manager in good faith on behalf of Tenax, except for any act taken by a Tenax Member or manager purporting to bind Tenax that has not been authorized

AIR	Tenax

officers of the corporation will be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time. Neither any amendment nor repeal of Article 9 of AIR’s articles of incorporation, nor the adoption of any provision of AIR’s articles of incorporation inconsistent with Article 9 of AIR’s articles of incorporation, will eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

pursuant to the Tenax LLCA or any taken by a Tenax Member that constitutes a breach of the Tenax LLCA. A Tenax Member or manager is fully protected in relying in good faith upon the records of Tenax and upon such information, opinions, reports or statements presented to Tenax by any person or entity as to matters which such Tenax Member or manager reasonably believes are within such person’s or entity’s professional or expert competence.

The Tenax LLCA is not intended to, and does not, create or impose any fiduciary duty on any Tenax Member or manager. Furthermore, each of the Tenax Members, the managers and Tenax waives any and all fiduciary duties (and all such fiduciary duties are hereby eliminated) that, absent such waiver, may be implied or imposed by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Tenax Member and manager to each other and to Tenax are only as expressly set forth in the Tenax LLCA. The provisions of the Tenax LLCA, to the extent that they restrict or eliminate the duties and liabilities of a Tenax Member or a manager otherwise existing at law or in equity, are agreed by the Tenax Members and managers to replace such other duties and liabilities of such Tenax Members and managers, as applicable.

Indemnification of Directors/Managers and Officers and Advancement of Expenses

The AIR articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director or officer of AIR, or who is serving at the request of AIR as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, must be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification is a contract right which may be enforced in any manner desired by such person. The AIR articles of incorporation also provide that the expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by AIR as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by AIR. Such right of indemnification is not exclusive of any other right of such directors, officers or representatives may have or acquire, and, without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under Article 10 of AIR’s articles of incorporation.

To the fullest extent permitted by law, Tenax must indemnify an indemnified representative, which includes any and all Tenax Members (and any and all officers, directors and employees thereof), managers and officers of Tenax or any Tenax subsidiary, Tenax Warrantholders designated as an observer and any other person so designated by the Tenax Board, against any liability incurred in connection with any proceeding in which such representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity (as defined in the Tenax LLCA), including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict products liability; provided, however, that any indemnity under the Tenax LLCA must be provided out of and to the extent of Tenax’s assets only, and no Tenax Member has any personal liability on account thereof; provided further that no indemnity is payable under the Tenax LLCA (i) against any liability incurred by such indemnified representative by reason of any action or omission that constitutes fraud, willful misconduct or gross negligence or for which a corporation, incorporated under the General Corporations Law of the State of Delaware, would not be permitted under applicable law to indemnify or (ii) in connection with any proceeding between the Tenax Members or Tenax Warrantholders or any claim for breach by a Tenax Member or Tenax Warrantholder of the Tenax LLCA or other related agreements.

AIR	Tenax

Without limiting the application of the foregoing, the AIR Board may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is serving at the request of the corporation as an officer, director or representative of any other entity or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Any repeal or modification of the applicable provisions of Article 10 of AIR’s articles of incorporation, approved by the AIR stockholders, is prospective only, and does not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification.

To the fullest extent permitted by law, Tenax may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by Tenax pursuant to Article IX of the Tenax LLCA.

In addition, Tenax may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of Tenax, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Tenax Board deems appropriate.

The rights granted by Article IX of the Tenax LLCA are not deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of the Tenax Members or disinterested Tenax Members or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to Article IX of the Tenax LLCA continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a person.

PRINCIPAL HOLDERS OF AIR COMMON STOCK

The following table sets forth, as of August 31, 2026, certain information with respect to the shares of AIR common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of AIR common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our executive officers and directors as a group.

The percentage of shares beneficially owned listed in the table below is based on 4,856,181 shares of AIR common stock outstanding as of August 31, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by the footnotes below, AIR believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of AIR common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is Air Industries Group, 1460 Fifth Avenue, Bay Shore, New York 11706.

	Number of Shares Beneficially Owned		Percent
Directors and Executive Officers:
Michael N. Taglich	697,134	(1)	13.68%
Robert F. Taglich	494,923	(2)	9.77%
Peter D. Rettaliata	87,351	(3)	1.78%
David Buonanno	43,122	(4)	*
Michael Brand	46,570	(5)	*
Michael Porcelain	168,225	(6)	3.40%
Scott Glassman, Acting Chief Executive Officer and President	48,221	(7)	*
All Directors and Executive Officers as a group (7 persons owning shares)	1,585,546	(8)	28.48%
Brian Drisgula, Vice President of Finance	—		*

Beneficial Ownership of More than 5% of Shares:
Charles L. Frischer	444,998	(9)	9.16%
Star Equity Fund and Jeffery E. Eberwein	285,000	(10)	5.87%

____________

*        Less than 1%

(1)      Includes shares owned by Mr. Taglich, 203,012 shares he may acquire upon conversion of convertible notes, but excluding shares for accrued interest thereon, 12,159 shares that he may acquire upon exercising RSUs and 26,120 shares he may acquire upon exercise of options.

(2)      Includes shares owned by Mr. Taglich, 168,907 shares he may acquire upon conversion of convertible notes, but excluding shares for accrued interest thereon, 12,159 shares he may acquire upon exercising RSUs and 26,120 shares he may acquire upon exercise of options.

(3)      Includes 12,159 shares he may acquire upon converting RSUs and 48,040 shares he may acquire upon exercise of options.

(4)      Includes 12,159 shares he may acquire upon converting RSUs and 26,160 shares he may acquire upon exercise of options.

(5)      Includes 12,159 shares he may acquire upon converting RSUs and 28,160 shares he may acquire upon exercise of options.

(6)      Includes 60,791 shares he may acquire upon converting RSUs and 26,160 shares he may acquire upon exercise of options.

(7)      Includes 24,139 shares he may acquire upon converting RSUs and 12,100 shares he may acquire upon exercise of options.

(8)      Includes 371,919 shares that may be acquired upon conversion of convertible notes, 145,725 that may be acquired upon conversion of RSUs and 192,860 shares that may be acquired upon exercise of options.

(9)      The share information set forth below is based on the Schedule 13D filed with the SEC and the Company on April 27, 2026 reflecting ownership as of that date. The beneficial ownership percentage set forth below is based upon 4,856,181 shares outstanding as of August 31, 2026.

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total	Percent
Charles L. Frischer	444,998	—	444,998	—	444,998	9.16%

The address for Charles L. Frischer is 3156 East Laurelhurst Drive, NE, Seattle, WA 98105.

(10)  The share information set forth below is based on the Schedule 13D filed with the SEC and the Company on January 21, 2026 reflecting ownership as of that date. The beneficial ownership percentage set forth below is based upon 4,856,181 shares outstanding as of August 31, 2026.

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total	Percent
Star Equity Holdings, Inc	—	85,000	—	—	85,000	1.75%
Star Operating Companies, Inc.	—	85,000	—	85,000	85,000	1.75%
Star Equity Fund, LP	—	85,000	—	85,000	85,000	1.75%
Star Equity Fund, GP, LLC	—	85,000	—	85,000	85,000	1.75%
Star Investment Management, LLC	—	85,000	—	85,000	85,000	1.75%
Star Value Investments, LLC	—	85,000	—	85,000	85,000	1.75%
Jeffrey E. Eberwein	200,000	85,000	200,000	85,000	285,000	5.87%

The address for Star Equity, Star Operating Companies, Star Equity Fund, Star Equity GP, Star Investment Management, Star Value Investments and Mr. Jeffrey E. Eberwein is 53 Forest Avenue, Suite 101, Old Greenwich, Connecticut 06870.

PRINCIPAL HOLDERS OF TENAX UNITS

The following table sets forth, as of August 31, 2026, certain information with respect to the Tenax units beneficially owned by (i) each person, or group of affiliated persons, who beneficially owned more than 5% of the outstanding Tenax units and who will become the beneficial owner of more than 5% of the combined company upon completion of the merger, (ii) each of Tenax’s managers and executive officers who will become a director or executive officer of the combined company and (iii) all of Tenax’s current managers and executive officers who will be directors and executive officers of the combined company as a group.

The percentage of units beneficially owned listed in the table below is based on 7,695,000 Tenax units outstanding as of August 31, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any units over which a person exercises sole or shared voting or investment power. Except as indicated by the footnotes below, Tenax believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all Tenax units shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is Tenax Aerospace Acquisition, LLC, 400 West Parkway Place, Suite 201, Ridgeland, Mississippi 39157.

	Number of Units Beneficially Owned	Percent
Managers and Executive Officers:
Thomas Foley(1)	4,446,977 Class A-1 Units	57.7905%
Taran Bakker(1)	1,008,378 Class A-1 Units	13.1043%
Jim Linder(2)	250,000 Class A-3 Units	3.2489%
Ignacio Ladegui(2)	125,000 Class A-3 Units	1.6244%
Alan Oswalt(2)	187,500 Class A-3 Units	2.4366%

All Managers and Executive Officers as a group (5 persons owning units)	6,017,855 Units	78.2047%

Beneficial Ownership of More than 5% of Units:
Thomas Foley(1)	4,446,977 Class A-1 Units	57.7905%
Taran Bakker(1)	1,008,378 Class A-1 Units	13.1043%
Dorothy Stapleton(1)	590,369 Class A-1 Units	7.6721%

____________

(1)      Represents Tenax units held indirectly through membership interests in NTC Equity Holdings, LLC.

(2)      Represents Tenax units held indirectly through membership interests in Managers Equity, LLC.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following information does not give effect to the reverse stock split.

The following table sets forth, as of August 31, 2026, certain information with respect to the shares of AIR common stock beneficially owned by (i) stockholders expected by AIR and Tenax to own more than 5% of the outstanding shares of common stock of the combined company, (ii) each person expected to be a director or named executive officer of the combined company and (iii) all of the combined company’s expected executive officers and directors as a group.

The percentage of shares beneficially owned listed in the table below is based on 125,313,343 shares of AIR common stock expected to be outstanding upon the closing of the merger. Neither AIR nor Tenax know of any arrangements, including any pledge by any person of securities of the combined company, the operation of which may at a subsequent date result in a change in control of the combined company.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by the footnotes below, AIR and Tenax believe, based on the information furnished to them, that the persons named in the table below will have sole voting and investment power with respect to all shares of AIR common stock shown that they beneficially own as of the closing, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Immediately after the closing of the merger, holders of AIR common stock as of immediately prior to the effective time are expected to collectively own approximately 4% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the Tenax Members and Tenax Warrantholders as of immediately prior to the effective time are expected to collectively own approximately 96% of the outstanding shares of the common stock of the combined company, on a fully diluted basis. The following table and the related notes assume that, at the effective time, (i) the outstanding Tenax units will convert into the right to receive approximately 120,457,162 shares of AIR common stock, subject to adjustment as provided in the merger agreement including in connection with the reverse stock split, and (ii) no Tenax Warrantholders exercise their warrants to purchase Tenax units prior to the closing of the merger. For more information, see the section entitled “The Merger Agreement — Adjustments to the Merger Consideration” beginning on page 38 of this proxy statement/prospectus.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is Tenax Aerospace Acquisition, LLC, 400 West Parkway Place, Suite 201, Ridgeland, Mississippi 39157.

	Number of Shares Beneficially Owned	Percent
Directors and Executive Officers:
Jim Linder(1)	3,913,484	3.1230%
Ignacio Ladegui(1)	1,956,742	1.5615%
Alan Oswalt(1)	2,935,113	2.3422%
Thomas Foley(2)	68,797,983	54.9008%
Taran Bakker(2)	16,172,105	12.9053%
Timothy Cantrell	—	—
Michael Ewald	—	—
Donald Fawcett	—	—
Bryan Fenton	—	—
DeWolfe Miller	—	—
John Young(3)	978,372	0.7807%
[•]
[•]

All Directors and Executive Officers as a group ([•] persons owning shares)	94,753,799	75.6135%

	Number of Shares Beneficially Owned	Percent
Beneficial Ownership of More than 5% of Shares:
Thomas Foley(2)	68,797,983	54.9008%
Taran Bakker(2)	16,172,105	12.9053%
Dorothy Stapleton(2)	9,468,179	7.5556%

____________

(1)      Represents Tenax units held indirectly through membership interests in Managers Equity, LLC as converted into shares of AIR common stock.

(2)      Represents Tenax units held indirectly through membership interests in NTC Equity Holdings, LLC as converted into shares of AIR common stock.

(3)      Mr. Young currently holds 62,500 Class A-3 Units in Tenax. Of those units, 34,000 units are held by Mr. Young in a spousal lifetime access trust for the benefit of Barbara Young, Mr. Young’s wife. Ms. Young is the controlling trustee of the trust.

NO DISSENTER’S RIGHTS

Pursuant to the NRS, there are no rights of dissent available to the stockholders of AIR in connection with the Transactions.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple AIR stockholders who share your address, then only one set of proxy materials, as applicable, will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly, upon oral or written request, a separate copy of the set of proxy materials, as applicable, to any stockholder at your address. If, now or in the future, you wish to receive a separate copy of the set of proxy materials, as applicable, you may call us at (631) 968-5000 (please ask for Investor Relations) or write to us at 1460 Fifth Avenue, Bay Shore, NY 11706, Attn: Investor Relations. Stockholders sharing an address who now receive multiple copies of the set of proxy materials, as applicable, may request delivery of a single copy by calling us at the above number or writing to us at the above address.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP will pass on the validity of the AIR common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of AIR and its subsidiaries as of and for the year ended December 31, 2025, have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as stated in their report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We have included our financial statements in this proxy statement/prospectus in reliance upon the report pertaining to such financial statements of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of AIR and its subsidiaries as of and for the year ended December 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We have included our financial statements in this proxy statement/prospectus in reliance upon the report pertaining to such financial statements of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Tenax and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEPENDENT AUDITORS

With respect to Tenax’s unaudited interim financial information for the three-month and six-month periods ended June 30, 2026 and 2025, included herein, the independent auditor for Tenax, KPMG LLP, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report for Tenax’s three-month and six-month periods ended June 30, 2026, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

AIR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents AIR files at the SEC public reference room located at 100 F Street, N.E., Room 1503, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of AIR are also available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents AIR files with the SEC by going to AIR’s Internet website at www.investors.airindustriesgroup.com under the “Financials” heading and then under the “SEC Filings” link. The Internet website address of AIR is provided as an inactive textual reference only. The information provided on the Internet website of AIR is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows AIR to “incorporate by reference” into this proxy statement/prospectus documents AIR files with the SEC. This means that AIR can disclose important information to you by referring you to those documents. This document incorporates by reference documents that AIR may file with the SEC after the date of this document and prior to the date of the AIR stockholders meeting. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that AIR files with the SEC may update and supersede that information. AIR incorporates by reference any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the AIR stockholders meeting.

Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AIR, without charge, by written or telephonic request directed to AIR at 1460 Fifth Avenue, Bay Shore, NY 11706, Attn: Investor Relations, Telephone: (631) 968-5000; or Advantage Proxy, AIR’s proxy solicitor, by calling toll-free at (877) 870-8565 or, for banks, brokerage firms and other nominees, collect at (206) 870-8565; or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by AIR on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

Tenax does not currently file reports with the SEC.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF AIR COMMON STOCK AT THE AIR STOCKHOLDERS MEETING. AIR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 2, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors
Scott Glassman
Acting Chief Executive Officer and President
October 2, 2026

INDEX TO FINANCIAL STATEMENTS

AIR INDUSTRIES GROUP

TENAX AEROSPACE ACQUISITION, LLC

AIR INDUSTRIES GROUP

Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets
Cash	$694,000	$680,000
Restricted cash	3,930,000	3,930,000
Accounts Receivable, Net of Allowance for Credit Losses of $554,000 and $464,000	7,164,000	7,071,000
Inventory	36,699,000	34,261,000
Prepaid Expenses and Other Current Assets	454,000	766,000
Prepaid Taxes	95,000	76,000
Total Current Assets	49,036,000	46,784,000

Property and Equipment, Net	8,559,000	9,501,000
Finance Lease Right-Of-Use-Assets	818,000	916,000
Operating Lease Right-Of-Use-Assets	173,000	514,000
Deferred Financing Costs, Net, Deposits and Other Assets	630,000	614,000
TOTAL ASSETS	$59,216,000	$58,329,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt	$24,217,000	$23,721,000
Accounts Payable and Accrued Expenses	6,893,000	7,903,000
Subordinated Notes – Related Party	4,871,000	4,871,000
Operating Lease Liabilities	239,000	702,000
Deferred Gain on Sale	9,000	28,000
Customer Deposits	3,464,000	391,000
Total Current Liabilities	39,693,000	37,616,000

Long Term Liabilities
Debt	1,421,000	1,512,000
TOTAL LIABILITIES	41,114,000	39,128,000

Commitments and Contingencies (see Note 8)

Stockholders’ Equity
Preferred Stock – par value $.001 – Authorized 3,000,000 shares, 0 shares outstanding, at both June 30, 2026 and December 31, 2025.	—	—
Common Stock – Par Value $.001 – Authorized 6,000,000 shares, 4,850,658 and 4,776,454 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	5,000	5,000
Additional Paid-In Capital	90,375,000	89,608,000
Accumulated Deficit	(72,278,000)	(70,412,000)
TOTAL STOCKHOLDERS’ EQUITY	18,102,000	19,201,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$59,216,000	$58,329,000

See accompanying notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP

Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30,
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales	$11,995,000	$12,659,000	$23,601,000	$24,802,000
Cost of Sales	9,512,000	10,631,000	18,516,000	20,740,000
Gross Profit	2,483,000	2,028,000	5,085,000	4,062,000
Operating Expenses	2,849,000	2,020,000	6,016,000	4,800,000
(Loss) Income from Operations	(366,000)	8,000	(931,000)	(738,000)
Interest Expense	(414,000)	(360,000)	(822,000)	(705,000)
Interest Expense – Related Parties	(86,000)	(86,000)	(172,000)	(185,000)
Other Income, Net	38,000	16,000	77,000	218,000
Loss before Income Taxes	(828,000)	(422,000)	(1,848,000)	(1,410,000)
Provision for Income Taxes	18,000	—	18,000	—
Net Loss	$(846,000)	$(422,000)	$(1,866,000)	$(1,410,000)
Loss per share – Basic and diluted	$(0.18)	$(0.11)	$(0.39)	$(0.38)
Weighted Average Shares Outstanding – Basic and diluted	4,809,394	3,731,335	4,807,335	3,699,084

See accompanying notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP

Condensed Consolidated Statements of Changes in Stockholders’ Equity
For the Three and Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance January 1, 2026	4,776,454	$5,000	$89,608,000	$(70,412,000)	$19,201,000
Common Stock issued to directors	4,600	—	14,000	—	14,000
Stock-Based Compensation	—	—	950,000	—	950,000
Net Loss	—	—	—	(1,020,000)	(1,020,000)
Balance, March 31, 2026	4,781,054	$5,000	$90,572,000	$(71,432,000)	$19,145,000

Common Stock issued to directors	4,484	—	14,000	—	14,000
Stock-Based Compensation	—	—	45,000	—	45,000
Stock-Based Compensation forfeiture adjustment	—	—	(125,000)	—	(125,000)
Common Stock issued upon settlement of restricted stock units, net	65,120	—	(131,000)	—	(131,000)
Net Loss	—	—	—	(846,000)	(846,000)
Balance, June 30, 2026	4,850,658	$5,000	$90,375,000	$(72,278,000)	$18,102,000

Balance January 1, 2025	3,474,970	$3,000	$84,052,000	$(69,107,000)	$14,948,000
Common Stock issued to directors	9,185	—	39,000	—	39,000
Stock-Based Compensation	—	—	435,000	—	435,000
Common Stock issued for cash	209,940	1,000	854,000	—	855,000
Net Loss	—	—	—	(988,000)	(988,000)
Balance, March 31, 2025	3,694,095	$4,000	$85,380,000	$(70,095,000)	$15,289,000

Common Stock issued to directors	12,950	—	39,000	—	39,000
Stock-Based Compensation	—	—	157,000	—	157,000
Common Stock issued for cash	97,866	—	330,000	—	330,000
Common Stock issued upon settlement of restricted stock units, net	57,192	—	(127,000)	—	(127,000)
Net Loss	—	—	—	(422,000)	(422,000)
Balance, June 30, 2025	3,862,103	$4,000	$85,779,000	$(70,517,000)	$15,266,000

See accompanying notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP

Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30,
(Unaudited)

	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,866,000)	$(1,410,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation of property and equipment	1,427,000	1,187,000
Stock-based compensation	1,023,000	670,000
Stock-Based Compensation forfeiture adjustment	(125,000)	—
Amortization of Finance Lease Right-of-Use Assets	98,000	98,000
Amortization of Operating Lease Right-of-Use Assets	341,000	357,000
Deferred gain on sale	(19,000)	(19,000)
Allowance for credit losses	89,000	28,000
Amortization of deferred financing costs	1,000	34,000
Changes in Operating Assets and Liabilities
(Increase) Decrease in Operating Assets:
Accounts receivable	(182,000)	1,897,000
Inventory	(2,438,000)	(1,376,000)
Prepaid expenses and other current assets	312,000	(17,000)
Contract costs receivable	—	296,000
Prepaid taxes	(19,000)	(20,000)
Deposits and other assets	(17,000)	17,000
Increase (Decrease) in Operating Liabilities:
Accounts payable and accrued expenses	(1,010,000)	1,249,000
Operating lease liabilities	(463,000)	(448,000)
Customer deposits	3,073,000	(673,000)
NET CASH PROVIDED BY OPERATING ACTIVITIES	225,000	1,870,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(485,000)	(2,113,000)
NET CASH USED IN INVESTING ACTIVITIES	(485,000)	(2,113,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Note payable – revolver – net – Current Credit Facility	1,065,000	(811,000)
Proceeds from term loan – Current Credit Facility	—	1,640,000
Proceeds from Common Stock issued for cash	—	1,185,000
Payments for taxes related to net share settlement of equity awards	(131,000)	(127,000)
Payments of Subordinated Notes – related party	—	(1,291,000)
Payments of term loan – Current Credit Facility	(524,000)	(485,000)
Payments of Solar Credit Facility	(14,000)	—
Payments of finance lease obligations	(118,000)	(109,000)
Payments of loan payable – financed asset	(4,000)	(5,000)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	274,000	(3,000)

NET INCREASE (DECREASE) IN CASH	14,000	(246,000)
CASH AT BEGINNING OF PERIOD	4,610,000	753,000
CASH AT END OF PERIOD	$4,624,000	$507,000

Supplemental cash flow information:
Cash paid during the period for interest	$994,000	$861,000
Cash paid during the period for taxes	$41,000	$19,000

See accompanying notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Air Industries Group is a Nevada corporation (“AIRI”). The accompanying condensed consolidated financial statements presented are those of AIRI, and its wholly-owned subsidiaries: Air Industries Machining Corp. (“AIM”), Nassau Tool Works, Inc. (“NTW”), and the Sterling Engineering Corporation (“Sterling”) (together, the “Company”).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2026 are not necessarily indicative of the results that may be expected for the year ending December 31, 2026. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 27, 2026, from which the accompanying condensed consolidated balance sheet dated December 31, 2025 was derived.

Going Concern and Management’s Plan

As of June 30, 2026, the Company was in compliance with its minimum Fixed Charge Coverage Ratio (“FCCR”), of 1.10x as of the last day of the Fiscal Quarter on a rolling twelve-month basis, having attained a ratio of 1.36x. Additionally, all other financial and business covenants required under the terms of the Current Credit Facility were met. The Company’s debt under its Current Credit Facility and Related Party Subordinated Notes approximates $28,885,000. The Current Credit Facility is scheduled to expire on September 30, 2026, and the Related Party Subordinated Notes mature on October 1, 2026. These obligations are classified as current liabilities on the consolidated balance sheets as of June 30, 2026. As a result of the expiration dates of the Current Credit Facility and Related Party Subordinated Notes, there is substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date of filing of these condensed consolidated financial statements. The terms of all outstanding indebtedness are discussed further in “Note 5. Debt”.

The Company is actively engaged in constructive discussions with various lenders as the Company has been advised by its lender that it does not want to renew its Current Credit Facility. However, the Company is currently engaged in discussions with Webster Bank as well as the holders of the Related Party Notes as to the terms and conditions on which they will extend the maturity dates of their debt to the Outside Date of November 30, 2026, as defined in the Amendment to the A&R Merger Agreement (as defined in “Note 11. Merger Information”). While these discussions have been professional and remain ongoing, there can be no assurance that agreements will be reached with Webster Bank, the holders of the Related Party Notes or alternative financing sources.

To support current operations and strategic initiatives, the Company has raised capital through public market sales of its common stock since December 2024 and believes it can continue to access equity markets in future periods. During the year ended December 31, 2025, the Company generated gross proceeds of $4,869,000 through an At The Market (“ATM”) Offering, of which approximately $3,930,000 is restricted for the benefit of the Current Credit Facility lender. In light of the entry into the Merger Agreement with Tenax (each as defined in “Note 11. Merger Information”), the Company has temporarily paused all equity raising activity. See “Note 11. Merger Information”.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1. ORGANIZATION AND BASIS OF PRESENTATION (cont.)

As of June 30, 2026, the Company had total unfilled contract values amounting to $279.0 million (including its $139.7 million in funded backlog plus additional potential funded orders against Long-Term Agreements (“LTAs”)). These unfilled contract values support a positive outlook for future growth.

The Company generally sources its raw material, principally metal casting or forgings, from domestic sources. As such, the Company is generally not exposed to increased prices on imports but would be subject to increased prices if proposed tariffs or disruptions in supply chains resulting from tariffs or other geopolitical events or inflationary pressures cause the general level of prices for its products to increase. One component used by the Company on a key commercial aviation program is sourced from China. The Company’s contract with its customer for the product requires the Company to absorb the first five percent (5%) of any cost increases with further increases absorbed by the customer.

A substantial portion of the Company’s products are used in United States military aviation and as such, changes in the US defense budget are more material to demand than to changes in general economic conditions. However, the Company does have significant exposure in commercial aviation; demand for these products may be reduced if general economic conditions deteriorate reducing demand for commercial air travel.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for credit losses based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for credit losses by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, current economic conditions and other relevant factors, including specific reserves for certain accounts. Accounts receivable are written off when deemed uncollectible. Bad debt expenses are recorded in operating expenses on the condensed consolidated statements of operations.

The activity for the allowance for credit losses during the six months ended June 30, 2026 and 2025 is set forth in the table below:

	Balance at Beginning of Period	Charged to Expenses	Deductions from the Allowance	Balance at End of Period
Six Months ended June 30, 2026 Allowance for Credit Losses	$464,000	$165,000	$(75,000)	$554,000
Six Months ended June 30, 2025 Allowance for Credit Losses	$396,000	$28,000	$(56,000)	$368,000

Inventory Valuation

The Company values inventory at the lower of cost or an estimated net realizable value using the first-in first out method. The Company periodically evaluates inventory items not secured by backlog and establishes write-downs to estimated net realizable value for excess quantities, slow-moving goods, obsolescence and for other impairments of value. Adjustments to inventory are recorded in cost of sales.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories consist of the following at:

	June 30, 2026	December 31, 2025
Raw Materials	$6,641,000	$7,306,000
Work In Progress	19,815,000	17,072,000
Semi-Finished Goods	9,503,000	9,206,000
Final-Finished Goods	740,000	677,000
Total Inventory	$36,699,000	$34,261,000

Credit and Concentration Risks

A large percentage of the Company’s revenues are derived directly from large aerospace and defense prime contractors for which the ultimate end-user is the U.S. Government, other governments, or commercial airlines.

The composition of customers that exceeded 10% of net sales for the three months ended June 30, 2026 and 2025 are shown below:

Customer	Percentage of Net Sales
	2026	2025
Lockheed Martin	28.1%	27.5%
RTX(a)	25.4%	44.3%
Ontic	10.8%	2.5%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures

The composition of customers that exceeded 10% of net sales for the six months ended June 30, 2026 and 2025 are shown below:

Customer	Percentage of Net Sales
	2026	2025
Lockheed Martin	31.5%	33.4%
RTX(a)	26.9%	36.7%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures

The composition of customers that exceed 10% of accounts receivable at June 30, 2026 and December 31, 2025 are shown below:

Customer	Percentage of Net Receivables
	June 30, 2026	December 31, 2025
RTX(a)	37.8%	39.8%
Ontic	18.2%	7.6%
Fokker	12.1%	7.2%
Lockheed Martin	8.6%	11.9%

____________

(a)      RTX includes Collins Landing Systems and Collins Aerostructures

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the three and six months ending June 30, 2026 and 2025:

Product	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Military	$8,164,000	$6,831,000	$15,810,000	$15,171,000
Commercial	3,831,000	5,828,000	7,791,000	9,631,000
Total	$11,995,000	$12,659,000	$23,601,000	$24,802,000

Cash

During the period ended June 30, 2026, the Company had occasionally maintained balances in its bank accounts that were in excess of the FDIC limit. The Company has not experienced any losses on these accounts.

Major Suppliers

The Company utilizes sole-source suppliers to supply raw materials or other parts used in production. These suppliers are its only source for such parts and, therefore, in the event any of them were to go out of business or be unable to provide parts for any reason, the Company’s business would be severely harmed.

Customer Deposits

The Company receives advance payments on certain contracts with the remainder of the contract balance due upon the shipment of the final product once the customer inspects and approves the product for shipment. At that time, the entire amount will be recognized as revenue and the deposit will be applied to the customer’s invoice.

At June 30, 2026 and December 31, 2025, customer deposits were $3,464,000 and $391,000 respectively. The Company recognized revenue of $51,000 and $151,000 during the three and six months ended June 30, 2026, respectively, that was included in the customer deposits balance as of December 31, 2025. The Company recognized revenue of $142,000 and $673,000 during the three and six months ended June 30, 2025, respectively, that was included in the customer deposits balance as of December 31, 2024.

Backlog

Backlog represents the value of orders received pursuant to our Long-Term Agreements (“LTA”) or spot orders pursuant to a purchase order. As of June 30, 2026, backlog relating to remaining performance obligations on contracts was approximately $139.7 million. The Company estimates that a substantial portion of this backlog will be recognized as net sales during the next twenty-four months, with the rest thereafter. This expectation assumes that raw material supplies and outsourced processing is completed and delivered on time and that the Company’s customers will accept delivery as scheduled. The Company anticipates that sales during the aforementioned periods will also include sales from expected new orders that are not included in backlog.

Earnings (Loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net income (loss) applicable to common stock by the weighted-average number of shares of common stock outstanding for the period.

For purposes of calculating diluted earnings (loss) per common share, the numerator includes net income (loss) plus interest on convertible notes payable assumed converted as of the first day of the period. The denominator includes both the weighted-average number of shares of common stock outstanding during the period and the

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

number of common stock equivalents if the inclusion of such common stock equivalents is dilutive. Dilutive common stock equivalents potentially include stock options and warrants using the treasury stock method and convertible notes payable using the if-converted method.

The following securities have been excluded from the calculation as the exercise price was greater than the average market price of the common stock and because the effect of including these potential shares was anti-dilutive due to net loss incurred during the period:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Stock Options	395,453	374,503	395,453	374,503
Restricted Stock Units	60,086	190,418	60,086	190,418
Convertible Notes Payable	361,700	361,700	361,700	361,700
	817,239	926,621	817,239	926,621

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, “Compensation — Stock Compensation.” Under the fair value recognition provision of the ASC, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options and warrants granted using the Black-Scholes-Merton option pricing model and stock grants at their closing reported market value. Stock-based compensation expense for employees amounted to $37,000 and $157,000 for the three months ended June 30, 2026 and 2025, respectively, and $572,000 and $592,000 for the six months ended June 30, 2026 and 2025, respectively. A forfeiture adjustment of stock-based compensation for an employee amounted to $125,000 and $0 for both the three and six months ending June 30, 2026 and 2025, respectively. Stock-based compensation expense for directors amounted to $22,000 and $39,000 for the three months ended June 30, 2026 and 2025, respectively, and $451,000 and $78,000 for the six months ended June 30, 2026 and 2025, respectively. Stock compensation expenses for employees and directors were included in operating expenses in the accompanying condensed consolidated statements of operations.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses”, which requires public business entities to disclose additional information about specific expenses categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments — Credit Losses (Topic326): Measurement of Credit Loss for Accounts Receivable and Contract Assets”, which provides a practical expedient for estimating expected credit losses for current accounts receivable and contract assets arising under ASC 606 “Revenue from Contracts with Customers”. The amendments in ASU 2025-05 are effective for annual reporting periods beginning after December 15, 2025, and for interim periods within those annual periods. The Company is currently assessing the impact of that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow-Scope Improvements”, which clarifies interim reporting disclosure requirements. The amendments are effective for interim reporting periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements and related disclosures.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 3. PROPERTY AND EQUIPMENT

The components of property and equipment at June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026	December 31, 2025
Land and Improvements	$313,000	$313,000
Buildings and Improvements	2,739,000	2,739,000	31.5 years
Machinery and Equipment	26,953,000	26,953,000	5 – 8 years
Tools and Instruments	16,628,000	16,278,000	1.5 – 7 years
Automotive Equipment	266,000	266,000	5 years
Furniture and Fixtures	309,000	309,000	5 – 8 years
Leasehold Improvements	1,139,000	1,139,000	Term of lease
Computers and Software	840,000	705,000	4 – 6 years
Total Property and Equipment	49,187,000	48,702,000
Less: Accumulated Depreciation	(40,628,000)	(39,201,000)
Property and Equipment, net	$8,559,000	$9,501,000

Depreciation expense for the three months ended June 30, 2026 and 2025 was approximately $715,000 and $607,000, respectively. Depreciation expense for the six months ended June 30, 2026 and 2025 was approximately $1,427,000 and $1,187,000, respectively.

Note 4. OPERATING LEASE LIABILITIES

The Company has operating leases for leased office and manufacturing facilities. The leases have remaining lease terms of one to five years, some of which include options to extend or terminate the leases.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating lease cost:	$248,000	$283,000	$496,000	$561,000
Total lease cost	$248,000	$283,000	$496,000	$561,000

Other Information
Cash paid for amounts included in the measurement lease liability:	243,000	239,000	486,000	512,000
Operating cash flow from operating leases	$243,000	$239,000	$486,000	$512,000
	June 30, 2026	December 31, 2025
Weighted Average Remaining Lease Term – in years	0.25	0.75
Weighted Average discount rate - %	9.50%	9.50%

The aggregate undiscounted cash flows of operating lease payments as of June 30, 2026, with remaining terms greater than one year are as follows:

Amount
December 31, 2026 (remainder of year)	$243,000
Total future minimum lease payments	243,000
Less: discount	(4,000)
Total operating lease maturities	239,000
Less: current portion of operating lease liabilities	(239,000)
Total long term portion of operating lease maturities	$—

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 5. DEBT

Total debt outstanding as of June 30, 2026 is $25,638,000 and was $25,233,000 at December 31, 2025.

Indebtedness to third parties consists of the following:

	June 30, 2026	December 31, 2025
Current Credit Facility – Revolver	$18,683,000	$17,618,000
Current Credit Facility – Term Loan	5,331,000	5,855,000
Solar Credit Facility	957,000	971,000
Finance lease obligations	666,000	784,000
Loans Payable – financed assets	1,000	5,000
Subtotal	25,638,000	25,233,000
Less: Current portion	(24,217,000)	(23,721,000)
Long-Term Portion	$1,421,000	$1,512,000

Current Credit Facility

The Company has a credit facility (“Current Credit Facility”) with Webster Bank that expires on September 30, 2026. This facility, which was entered into on December 31, 2019, was amended several times and now provides for a $20,000,000 revolving loan (“Revolving Line of Credit”) and a $5,700,000 term loan and a $1,640,000 term loan (“Term Loans”). The loan is secured by a lien on substantially all of the assets of the Company.

As of June 30, 2026, there is $18,683,000 outstanding under the Revolving Line of Credit and $5,331,000 under the Term Loans.

As discussed in Note 1, the Current Credit Facility expires on September 30, 2026. Therefore, the entire Term Loan and all amounts due under the Revolving Line of Credit are classified as short term as of June 30, 2026.

The below table shows the timing of payments due under the Term Loan:

For the year ending	Amount
December 31, 2026 (remainder of year)	$5,331,000
Term Loan payable	5,331,000
Less: Current portion of Term Loan payable	(5,331,000)
Total long-term portion of Term Loan payable	$—

Interest expense related to the Current Credit Facility amounted to approximately $387,000 and $326,000 for the three months ended June 30, 2026 and 2025, respectively, and $767,000 and $641,000 for the six months ended June 30, 2026 and 2025, respectively. Interest expense includes the amortization of deferred finance costs of $0 and $17,000 for the three months ended June 30, 2026 and 2025, respectively, and $0 and $34,000 for the six months ended June 30, 2026 and 2025, respectively.

The below summarizes various terms of the Current Credit:

•        The Company is required to meet a Fixed Charge Coverage Ratio (as defined) that is determined at the end of each fiscal quarter on a rolling twelve month basis of 1.10x. As of June 30, 2026, the Company was in full compliance with this ratio having attained a ratio of 1.36x. At December 31, 2025, the Company was in full compliance with its covenants.

The Current Credit Facility limits the amount of capital expenditures and dividends the Company can pay to its stockholders. As of June 30, 2026, the Company was in compliance with this Covenant.

Substantially all of the Company’s assets are pledged as collateral.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 5. DEBT (cont.)

•        For so long as the Term Loan remains outstanding, if Excess Cash Flow (as defined) is a positive number for any fiscal year the Company shall pay an amount equal to the lesser of (i) twenty-five percent (25%) of the Excess Cash Flow for such fiscal year and (ii) the outstanding principal balance of the term loan. Such payment shall be applied to the outstanding principal balance of the Term Loan, on or prior to the April 15 immediately following such fiscal year. For the fiscal year ended December 31, 2025, based on the calculation there was no Excess Cash Flow payment required.

•        Both the Revolving Line of Credit and the Term Loan will bear an interest rate equal to the greater of (i) 3.50% and (ii) a rate per annum equal to the rate per annum published from time to time in the “Money Rates” table of the Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans at the nation’s largest commercial bank, less sixty-five hundredths (-0.65%) of one percent per annum. The average interest rate charged was 6.10% and 6.85% for the three months ended June 30, 2026 and 2025, respectively, and 6.10% and 6.85% for the six months ended June 30, 2026 and 2025, respectively.

The below summarizes certain amendments to the Current Credit Facility

•        On January 30, 2025, we entered into an Eighth Amendment to provide for an additional Term Loan in the amount of $1,640,000 for the acquisition of equipment. The monthly principal installments on this additional Term Loan are $19,524. This amendment further revised our Financial Covenants. For the rolling twelve-month period ending March 31, 2025 and June 30, 2025, the Company is are required to achieve a Fixed Charge Coverage Ratio of 1.05x. Beginning with the rolling twelve-month period ending September 30, 2025 and going forward the Company is required to achieve a Fixed Charge Coverage Ratio of 1.25x. Additionally, the Company is allowed to pay off up to $4,800,000 of related party notes with funds raised in the Company’s At The Market debt offering. All other covenants remain unchanged. In connection with these changes, the Company paid an amendment fee of $20,000.

•        On September 10, 2025, the Company entered into a Ninth Amendment where it agreed that $3,930,000 of the proceeds from its ATM Offering would be maintained in an interest bearing account at Webster Bank. The funds in this account serve as additional security for its obligations under the Current Credit Facility. Additionally, this amendment waived the default as June 30, 2025.

•        On December 15, 2025, the Company entered into a Tenth Amendment which waived the defaults caused by the failure to achieve the required fixed charge coverage ratio for the fiscal quarter ended June 30, 2025, and for exceeding the permitted amount of capital expenditures for the fiscal year ending December 31, 2025. Additionally, the maturity date of the revolving credit and term loans were extended to March 31, 2026, and the capital expenditure covenant was amended. The company paid an amendment fee of $40,000.

•        On February 26, 2026, the Company entered into an Eleventh Amendment which extended the maturity date of the revolving credit and term loans to September 30, 2026. The Company paid an amendment fee of $25,000 and agreed to pay an additional fee of $150,000 on the maturity date.

Currently, at any time, Webster Bank could choose to exercise additional rights that it has as a result of the Company’s previous defaults under the Current Credit Facility. For example, it could increase the rate of interest or refuse to make loans under the revolving portion of the Current Credit Facility and keep the funds remitted to the collection account. If the lender were to cease making new loans under the revolving facility or limit the amount of loans under the revolving facility, the Company would lack the funds to continue or, possibly, expand operations. To date, the lender has chosen not to exercise any of its remedies, though the Company agreed to put $3,930,000 of ATM proceeds in an interest bearing account to serve as additional security for the Company’s obligations under the Current Credit Facility.

The Company is actively engaged in constructive discussions with Webster Bank and various lenders as the Company has been advised by its lender that it will not renew its Current Credit Facility. While these discussions have been professional and remain ongoing, there can be no assurance that agreements will be reached with existing lenders or with alternative financing sources.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 5. DEBT (cont.)

All amendment fees paid in connection with the Current Credit Facility that are for a future benefit of the Company are included in Deferred Financing Costs, Net, Deposits and Other Assets, in the accompanying consolidated balance sheets and are amortized over the term of the loan.

As of June 30, 2026, the Company has borrowing capacity of approximately $1,317,000 under the Revolving Loan.

Solar Credit Facility

On August 16, 2023, the Company entered into a financing agreement (“Solar Credit Facility”) with CT Green Bank, a quasi-public agency of the State of Connecticut, for the installation of solar energy systems including replacing the existing roof (“Project”) at its Sterling facility. Advances were made by CT Green Bank upon its approval of costs incurred on the Project up to $934,000. As of October 1, 2024, cumulative advances totaling $934,000 had been made including the payment of CT Green Bank’s closing costs of $25,000. Total interest accrued on the advances at the rate of 5% was $36,000.

On October 1, 2024, the total cumulative advances of $934,000 along with the total accrued interest of $36,000 was converted by CT Green Bank, in accordance with the financing agreement, to a 20-year level payment term loan in the amount of $970,000 with interest accruing at the rate of 5.75%. Semi-annual payments in the amount of $42,000 are due commencing on July 1, 2025. The first semi-annual payment was for interest only. The second payment due on January 1, 2026 and all subsequent semi-annual payments include both principal and interest. As of June 30, 2026, the amount classified as short term is $29,000 and the amount classified as long term is $928,000.

Interest expense related to the Solar Credit Facility amounted to approximately $14,000 and $14,000 for the three months ended June 30, 2026 and 2025, respectively, and $28,000 and $28,000 for the six months ended June 30, 2026 and 2025, respectively.

Finance Lease Obligations

The Company has entered into finance leases for the purchase of additional manufacturing equipment. The obligations for the finance leases totaled $666,000 and $784,000 as of June 30, 2026 and December 31, 2025, respectively. The leases have an average imputed interest rate of 7.43% per annum and are payable monthly with the final payments due between September of 2026 and May of 2030.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Finance Lease cost:
Amortization of ROU assets	$49,000	$49,000	$98,000	$98,000
Interest on lease liabilities	13,000	18,000	27,000	36,000
Total lease Costs	$62,000	$67,000	$125,000	$134,000

Other Information:
Cash Paid for amounts included in the measurement lease liabilities:
Financing cash flow from finance lease obligations	$60,000	$55,000	$118,000	$109,000

Supplemental disclosure of non-cash activity
Acquisition of finance lease asset	$—	$—	$—	$—
	June 30, 2026	December 31, 2025
Weighted Average Remaining Lease Term – in years	3.6	4.8
Weighted Average Discount rate – %	7.43%	7.44%

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 5. DEBT (cont.)

As of June 30, 2026, the aggregate future minimum finance lease payments, including imputed interest are as follows:

For the year ending	Amount
December 31, 2026 (remainder of year)	$120,000
December 31, 2027	190,000
December 31, 2028	190,000
December 31, 2029	191,000
December 31, 2030	74,000
Total future minimum finance lease payments	765,000
Less: imputed interest	(99,000)
Less: Current portion	(173,000)
Long-term portion	$493,000

Loan Payable — Financed Asset

The Company financed the purchase of a delivery vehicle in July 2020. The loan obligation totaled $1,000 and $5,000 as of June 30, 2026 and December 31, 2025, respectively. The loan bears no interest and a final payment is due and payable for all unpaid principal on July 20, 2026.

Annual maturities of this loan are as follows:

For the year ending	Amount
December 31, 2026 (remainder of year)	$1,000
Loans Payable – financed assets	1,000
Less: Current portion	(1,000)
Long-term portion	$—

Related Party Indebtedness

Taglich Brothers, Inc. is a corporation co-founded by two directors of the Company, Michael and Robert Taglich.

Taglich Brothers, Inc. has acted as placement agent for various debt and equity financing transactions and has received cash and equity compensation for their services.

From 2016 through 2020, the Company entered into various subordinated notes payable and convertible subordinated notes payable (together referred to as “Related Party Notes”) with Michael and Robert Taglich which generated proceeds to the Company totaling $6,550,000. In connection with the Related Party Notes, Michael and Robert Taglich were issued a total of 35,508 shares of common stock and Taglich Brothers Inc. was issued promissory notes totaling $554,000 for placement agency fees.

Under the Eighth Amendment to the Current Credit Facility, the Company was allowed to make principal payments of up to $4,800,000 prior to June 30, 2026, with funds raised in the Company’s At The Market Offering. For the three and six month periods ended June 30, 2025, the Company paid $1,291,000 of principal payments. Of the $1,291,000 paid, $1,050,000 was paid to Michael Taglich and $241,000 was paid to Taglich Brothers, Inc.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 5. DEBT (cont.)

The Related Party Notes outstanding as of June 30, 2026 and December 31, 2025 consist of:

	Michael Taglich, Director	Robert Taglich, Director	Taglich Brothers, Inc.	Total
Convertible Subordinated Notes	$2,416,000	$1,905,000	$—	$4,321,000
Subordinated Notes	—	550,000	—	550,000
Total	$2,416,000	$2,455,000	$—	$4,871,000

Of the $4,871,000, approximately $2,519,000 bears an annual rate of interest of 6%, $1,802,000 bears an annual rate of 7% and $550,000 bears an annual interest rate of 12%. Interest expense for the three months ended June 30, 2026 and 2025 on all related party notes payable was $86,000 and $86,000, respectively, and $172,000 and $185,000 for the six months ended June 30, 2026 and 2025, respectively.

Approximately $2,519,000 of the convertible subordinated notes can be converted at the option of the holder into Common Stock of the Company at $15.00 per share, while the remaining $1,802,000 of the convertible subordinated notes can be converted at the option of the holder into common stock of the Company at $9.30 per share. There are no principal payments due prior to October 1, 2026.

The Related Party Notes are subordinate to outstanding debt pursuant to the Current Credit Facility and mature on October 1, 2026. The Company is actively engaged in constructive discussions with Michael and Robert Taglich with respect to an extension of the Related Party Notes to a date after the Outside Date, as defined in the Amendment to the A&R Merger Agreement (as defined in “Note 11. Merger Information”). While these discussions have been professional and remain ongoing, there can be no assurance that agreements will be reached.

Note 6. STOCKHOLDERS’ EQUITY

Common Stock — Issuance of Securities

The Company issued 4,484 and 12,950 shares of common stock in payment of director fees totaling $14,000 and $39,000 for the three months ended June 30, 2026 and 2025, respectively, and 9,084 and 22,135 shares totaling $28,000 and $78,000 for the six months ended June 30, 2026 and 2025, respectively.

During April of 2026, the Company issued 57,345 shares of common stock upon the vesting of Restricted Stock Units (“RSUs”) to certain employees and withheld the balance of the 94,210 RSUs in satisfaction of tax withholding obligations. This represents a portion of the RSUs granted in 2024.

Additionally, during April of 2026, the Company issued 7,775 shares of common stock upon the vesting of RSUs to a former executive pursuant to a separation agreement and withheld the balance of the 12,159 RSUs in satisfaction of withholding tax obligations. This represents a portion of the RSUs granted in February of 2026. See “Note 7. Stock Options and Restricted Stock Units”.

Note 7. STOCK OPTIONS AND RESTRICTED STOCK UNITS

Stock-Based Compensation

Stock Options

In June 2025, the shareholders of the Company approved the amendment to the 2022 Equity Incentive Plan (“2022 Plan”) to increase the number of shares authorized to be used under the plan by 250,000 shares, from 650,000 shares to 900,000 shares.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 7. STOCK OPTIONS AND RESTRICTED STOCK UNITS (cont.)

The Company recorded stock-based compensation expense for certain employees and members of the Company’s Board of Directors of $8,000 and $4,000 for the three months ended June 30, 2026 and 2025, respectively, and $35,000 and $22,000 for the six months ended June 30, 2026 and 2025, respectively, in its condensed consolidated statements of operations, and such amounts were included as a component of operating expenses.

A summary of the status of the Company’s stock options as of June 30, 2026 and December 31, 2025, and changes during the periods then ended are presented below:

	Options	Wtd. Avg. Exercise Price
Balance, January 1, 2025	417,003	$7.00
Granted during the period	60,000	3.00
Exercised during the period	—	—
Terminated/Expired during the period	(51,300)	10.57
Balance, December 31, 2025	425,703	$6.01
Granted during the period	—	—
Exercised during the period	—	—
Terminated/Expired during the period	(30,250)	13.90
Balance, June 30, 2026	395,453	$5.40

Exercisable at June 30, 2026	395,453	$5.40

The following table summarizes information about outstanding stock options at June 30, 2026:

Range of Exercise Price	Number Outstanding	Wtd.Avg, Life	Wtd. Avg. Exercise Price
$3.00 – $23.80	395,453	1.8 Years	$5.40

The following table summarizes information about outstanding stock options at December 31, 2025:

Range of Exercise Price	Number Outstanding	Wtd.Avg, Life	Wtd. Avg. Exercise Price
$3.00 – $23.80	425,703	2.5 Years	$6.01

As of June 30, 2026, there was $0 of unrecognized compensation cost related to non-vested stock option awards.

The aggregate intrinsic value at June 30, 2026 based on the Company’s closing stock price of $3.02 was $0. The aggregate intrinsic value at December 31, 2025 based on the Company’s closing stock price of $4.07 was approximately $121,000. The aggregate intrinsic value was calculated based on the positive difference between the closing market price of the Company’s Common Stock and the exercise prices of the underlying options.

Restricted Stock Units (“RSUs”)

During the six months ended June 30, 2026 and 2025, the Company granted 243,172 and 0 RSUs to certain employees and directors. These RSUs vested immediately.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 7. STOCK OPTIONS AND RESTRICTED STOCK UNITS (cont.)

A summary of the status of the Company’s RSUs as of June 30, 2026 is presented below.

	Number of Units	Wtd. Avg. Grant Date Fair Value per Unit
Unvested units as of January 1, 2025	282,628	$6.06
Granted during the period	3,000	—
Vested during the period	(95,210)	6.06
Forfeited during the period	(2,000)	—
Unvested Units as of December 31, 2025	188,418	$6.06
Granted during the period	243,172	$6.06
Vested during the period	(337,382)	3.99
Forfeited during the period	(34,122)	—
Unvested Units as of June 30, 2026	60,086	$6.06

Vested as of June 30, 2026	432,592	$4.45

The Company recorded stock-based compensation expense of $(88,000) and $153,000 for the three months ended June 30, 2026 and 2025, respectively, and $835,000 and $570,000 for the six months ended June 30, 2026 and 2025, respectively, in its condensed consolidated statements of operations, and such amounts were included as a component of operating expenses. The negative expense was a result of the forfeiture of RSUs during the three and six months ended June 30, 2026.

The fair value of the RSUs which were granted in 2024 and vested during the second quarter ended June 30, 2026 was $338,000. All of the RSUs vested were net settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes, and remitted cash to the appropriate taxing authorities. The total shares withheld were 41,249 and were valued on their vesting date as determined by the Company’s closing stock price. Payments to taxing authorities for tax obligations totaled $131,000.

As of June 30, 2026, there was $108,000 of unrecognized compensation cost related to non-vested RSUs, which is to be recognized over the remaining weighted average vesting period of 0.75 years.

Note 8. COMMITMENTS AND CONTINGENCIES

On October 2, 2018, Contract Pharmacal Corp. (“Contract Pharmacal”) commenced an action, relating to a Sublease entered into between Air (the Company) and Contract Pharmacal in May 2018. This sublease involved property that had been occupied by the Company’s subsidiary WMI, the property address was 110 Plant Avenue, Hauppauge, New York. In the action, Contract Pharmacal sought damages for an amount in excess of $1,000,000 for the Company’s alleged violation of the terms of the subject sublease, this alleged violation specifically involved the failure to make the entire premises available by what Contract Pharmacal claims was the Sublease commencement date. The validity of the action is extremely suspect in that the subject sublease had no specific commencement date and Contract Pharmacal ultimately received all the space covered by the sublease. Court ordered discovery was conducted and following same Contract Pharmacal moved for summary judgement and to amend its complaint to add a new cause of action. The company opposed that motion. On July 8, 2021, the Court denied Contract Pharmacal’s motion for summary judgement and to add an additional cause of action. In the Order, the Court granted Contract Pharmacal’s Motions to drop its claim for specific performance and to amend its Complaint to reduce its claim for damages to $700,000, both of which benefit the Company. Following the Court’s decision, Contract Pharmacal filed a Motion to reargue its original motion which the Company opposed. The Court denied that motion on November 30, 2021. Then on March 10, 2022, Contract Pharmacal filed an appeal of the Court’s decision with the Appellate Division of the State of New York. The Company opposed that appeal. The Company was again

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 8. COMMITMENTS AND CONTINGENCIES (cont.)

successful as the Appellate Division upheld the lower court’s denial of Contract Pharmacal’s motion for summary judgement and its motion to amend its Complaint. Contract Pharmacal has now submitted a motion to the Appellate Division requesting leave to reargue the court’s denial of its original appeal. The Company did oppose that motion. The Appellate Division has yet to act in respect to Contract Pharmacal’s most recent motion to reargue the Court’s denial of the original appeal. The Company continues to dispute the validity of the claims asserted by Contract Pharmacal and intends to contest them vigorously.

Even though no decision has ever been rendered by the Appellate Division, the trial court attempted to move the case forward by conducting numerous settlement conferences. Due to the unreasonable nature of Contract Pharmacal’s demands in light of the strength of their case no settlement occurred. As a result, the court ordered the matter to proceed. Since that last court appearance in January of 2026 the action has stalled. This stall is the direct result of Contract Pharmacal’s refusal to appear for depositions as ordered by the court.

From time to time the Company may be engaged in various lawsuits and legal proceedings in the ordinary course of business. The Company is currently not aware of any legal proceedings, the ultimate outcome of which, in its judgment based on information currently available, would have a material adverse effect on its business, financial condition or operating results. In consultation with legal counsel, there are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial stockholder of its common stock, is an adverse party or has a material interest adverse to our interest.

Note 9. INCOME TAXES

The Company recorded $18,000 and $0 for income tax expense for the three and six months ended June 30, 2026 and 2025 respectively. The amount paid in 2026 is related to state taxes in a specific jurisdiction. In 2025, the estimated annual effective tax rate was zero. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company’s annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes, the ability to use tax credits and net operating loss carry forwards, and available tax planning alternatives.

As of June 30, 2026, and December 31, 2025, the Company provided a full valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that its deferred tax assets will not be realized.

Note 10. SEGMENT INFORMATION

The Company operates as one operating segment. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on a consolidated basis. The CODM used consolidated sales, gross margin and net income (loss) to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the need to allocate its budget to operating expenses and invest in additional equipment. The segment assets are equal to the assets presented in the condensed consolidated balance sheets.

The significant expenses that are regularly provided to the CODM are disclosed in the consolidated statements of operations as a part of the condensed consolidated net income (loss). See the condensed consolidated financial statements for all financial information regarding the Company’s operating segment.

All revenues of the Company are earned in the United States of America.

The Company’s long-lived tangible assets, as well as the Company’s operating lease right-of use assets recognized on the Condensed Consolidated Balance Sheets were located in the United States.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 11. MERGER INFORMATION

On February 16, 2026, the Company and Transitory Air Sub LLC, its wholly owned subsidiary (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), pursuant to which the Company agreed to combine with Tenax and issue shares of the Company’s common stock to the holders of the membership interests of Tenax (the “Tenax Members”) at the closing of the merger based on a calculation of AIR Net Indebtedness (as defined in the Original Merger Agreement). On June 2, 2026, Air Industries Machining Corp. received a payment of $1,971,070 (the “Advance”), from one of its customers for product to be delivered after receipt of the Advance. Subsequently, on June 8, 2026, the Company, Merger Sub and Tenax entered into an amendment (“Amendment No. 1”) to the Original Merger Agreement, which amended the definition of AIR Net Indebtedness (as defined in the Original Merger Agreement) to mitigate the impact of the Advance on the calculation of AIR Net Indebtedness and thereby the number of shares of common stock to be issued pursuant to the Original Merger Agreement.

On July 2, 2026, the Company, Merger Sub and Tenax entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement, as amended by Amendment No. 1, in its entirety. Pursuant to the A&R Merger Agreement, Merger Sub will merge with and into Tenax, with Tenax continuing as the surviving company in such merger (the “Merger”) and becoming a wholly-owned subsidiary of the Company.

Pursuant to the terms of the A&R Merger Agreement, the Company will issue 126,900,000 shares of the Company’s common stock (25,380,000 shares after giving effect to a 1 for 5 Reverse Stock Split described herein) (the “Merger Consideration”) to the Tenax Members in connection with the Merger. A portion of the Merger Consideration allocated in respect of membership interests of Tenax underlying certain Tenax warrants that remain unexercised as of the closing, if any, will be reserved by the Company for future issuance upon the exercise of such warrants. The A&R Merger Agreement further provides that the Debt Adjusted AIR Share Price (as defined in the A&R Merger Agreement) shall be $3.05 ($15.25 after giving effect to a 1 for 5 Reverse Stock Split described herein). Each of the Merger Consideration and the Debt Adjusted AIR Share Price is subject to appropriate and equitable adjustment in the event of any subdivision, stock dividend or stock split, combination, recapitalization, exchange or reclassification of the Company’s common stock prior to the closing, including the 1 for 5 Reverse Stock Split described herein. Following the closing, the Tenax Members will collectively own approximately 96% of outstanding Company common stock, and the Company’s stockholders as of immediately prior to the closing will collectively own approximately 4% of outstanding Company common stock.

The A&R Merger Agreement requires the Company to amend its articles of incorporation (the “AIR Charter Amendment”) to increase the number of authorized shares of the Company’s common stock from 20 million to 200 million. Subsequent to the effectiveness of the AIR Charter Amendment, the Company shall cause a certificate of change to be filed with the Secretary of State of the State of Nevada effecting a reverse stock split of the issued and outstanding shares of the Company’s common stock at a ratio of one post-split share of the Company’s common stock for every five pre-split shares of the Company’s common stock while simultaneously reducing the number of authorized shares of the Company’s common stock under the Company’s articles of incorporation (after giving effect to the AIR Charter Amendment) by a corresponding factor, with any fractional share of the Company’s common stock otherwise resulting from the split rounded up to the nearest whole share (the “1 for 5 Reverse Stock Split”). Unless the parties agree otherwise, the number of authorized shares of the Company’s common stock immediately after the closing will be 40,000,000.

The A&R Merger Agreement eliminates the post-closing tender offer contemplated by the Original Merger Agreement, under which the Company would have been required, within five business days following the closing, to commence a tender offer to purchase up to 1,000,000 shares of the Company’s common stock at a purchase price equal to the Debt Adjusted AIR Share Price (as defined in the Original Merger Agreement) if the volume weighted average price of the Company’s common stock during the 20 trading days preceding the closing was less than the Debt Adjusted AIR Share Price.

AIR INDUSTRIES GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 11. MERGER INFORMATION (cont.)

The A&R Merger Agreement further requires that, promptly following the date of the A&R Merger Agreement, the Company file with the U.S. Securities and Exchange Commission a Registration Statement on Form S-4, which will register the shares of the Company’s common stock to be issued to the Tenax Members pursuant to the A&R Merger Agreement, and will include a proxy statement/prospectus relating to the Merger, and the matters to be voted on by the Company stockholders. Each of the Company and Tenax shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable and to keep the Registration Statement effective for so long as necessary to consummate the Merger.

On July 31, 2026, the Company, Merger Sub and Tenax entered into an amendment to the A & R Merger Agreement which extended the Outside Date (as defined in the A&R Merger Agreement) to close the transaction from September 30, 2026 to November 30, 2026.

The closing of the Merger is subject to risks and uncertainties and certain specified conditions, including, among other things: (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, (b) the listing of the Merger Consideration on the NYSE American, and (c) other customary conditions for a transaction such as the Merger, such as the absence of any legal restraint prohibiting the consummation of the Merger and there not having occurred with respect to the Company or Tenax’s business a material adverse event, subject to certain customary exceptions.

Tenax is a leading provider of special mission aviation solutions that combine aircraft sourcing, financing and modification with aviation services including pilots, maintenance and other types of program support. Additionally, Tenax has a long-standing relationship with key government customers.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Air Industries Group

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Air Industries Group and subsidiaries (the “Company”) as of December 31, 2025, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Current Credit Facility is scheduled to expire on September 30, 2026 and the Related Party Subordinated Notes mature on October 1, 2026. In addition, the Company is required to maintain a collection account with its lender into which substantially all the Company’s cash receipts are remitted. If the Company’s lender were to cease lending and keep the funds remitted to the collection account, the Company would lack the funds to continue its operations. The Current Credit Facility and Related Party Subordinated notes expiration dates and the rights granted to the lender raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2008 (such date takes into account the acquisition of the attest business of Marcum llp by CBIZ CPAs P.C. effective November 1, 2024).

Saddle Brook, NJ

March 27, 2026

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Air Industries Group

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Air Industries Group and subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Current Credit Facility expires on December 30, 2025. In addition, the Company is required to maintain a collection account with its lender into which substantially all the Company’s cash receipts are remitted. If the Company’s lender were to cease lending and keep the funds remitted to the collection account, the Company would lack the funds to continue its operations. The current credit facility expiration date and the rights granted to the lender, combined with the reasonable possibility that the Company might fail to meet covenants in the future, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2008 through 2025.

Saddle Brook, NJ

April 15, 2025

AIR INDUSTRIES GROUP

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024

ASSETS
Current Assets
Cash	$680,000	$753,000
Restricted Cash	3,930,000	—
Accounts Receivable, Net of Allowance for Credit Losses of $464,000 and $396,000	7,071,000	8,900,000
Inventory	34,261,000	28,811,000
Prepaid Expenses and Other Current Assets	766,000	371,000
Contract Costs Receivable	—	296,000
Prepaid Taxes	76,000	56,000
Total Current Assets	46,784,000	39,187,000

Property and Equipment, Net	9,501,000	8,809,000
Finance Lease Right-Of-Use-Assets	916,000	1,113,000
Operating Lease Right-Of-Use-Assets	514,000	1,190,000
Deferred Financing Costs, Net, Deposits and Other Assets	614,000	712,000
TOTAL ASSETS	$58,329,000	$51,011,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt	$23,721,000	$18,362,000
Subordinated Notes – Related Party	4,871,000	$—
Accounts Payable and Accrued Expenses	7,903,000	7,015,000
Operating Lease Liabilities	702,000	881,000
Deferred Gain on Sale	28,000	38,000
Customer Deposits	391,000	1,115,000
Total Current Liabilities	37,616,000	27,411,000

Long Term Liabilities
Debt	1,512,000	1,759,000
Subordinated Notes – Related Party	—	6,162,000
Operating Lease Liabilities	—	702,000
Deferred Gain on Sale	—	29,000
TOTAL LIABILITIES	39,128,000	36,063,000

Commitments and Contingencies (see Note 12)

Stockholders’ Equity
Preferred Stock, par value $.001 – Authorized 3,000,000 shares, 0 shares outstanding, at both December 31, 2025 and December 31, 2024.	—	—
Common Stock – Par Value $.001 – Authorized 6,000,000 shares, 4,776,454 and 3,474,970 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	5,000	3,000
Additional Paid-In Capital	89,608,000	84,052,000
Accumulated Deficit	(70,412,000)	(69,107,000)
TOTAL STOCKHOLDERS’ EQUITY	19,201,000	14,948,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,329,000	$51,011,000

See Notes to Consolidated Financial Statements

AIR INDUSTRIES GROUP

Consolidated Statements of Operations
For the Years Ended December 31,

	2025	2024
Net Sales	$47,921,000	$55,108,000
Cost of Sales	39,734,000	46,176,000
Gross Profit	8,187,000	8,932,000
Operating Expenses	8,525,000	8,473,000
(Loss)/Income from Operations	(338,000)	459,000
Interest Expense	(1,485,000)	(1,421,000)
Interest Expense – Related Parties	(356,000)	(472,000)
Other Income, Net	743,000	68,000
Loss before Benefit From Income Taxes	(1,436,000)	(1,366,000)
Benefit from Income Taxes	(131,000)	—
Net Loss	$(1,305,000)	$(1,366,000)
Loss per share – Basic and diluted	$(0.31)	$(0.41)
Weighted Average Shares Outstanding – Basic and diluted	4,216,918	3,336,464

See Notes to Consolidated Financial Statements

AIR INDUSTRIES GROUP

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2025 and 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance January 1, 2024	3,303,045	$3,000	$82,928,000	$(67,741,000)	$15,190,000
Common Stock issued for directors fees	39,845	—	157,000	—	157,000
Stock Based Compensation	—	—	640,000	—	640,000
Exercise of stock options	15,229	—	—	—	—
Common Stock issued for cash	116,851	—	327,000	—	327,000
Net Loss	—	—	—	(1,366,000)	(1,366,000)
Balance, December 31, 2024	3,474,970	$3,000	$84,052,000	$(69,107,000)	$14,948,000

Common Stock issued for directors fees	30,699	—	108,000	—	108,000
Stock Based Compensation	—	—	939,000	—	939,000
Common Stock issued for cash	1,213,593	2,000	4,636,000	—	4,638,000
Common Stock issued upon settlement of restricted stock units, net	57,192	—	(127,000)	—	(127,000)
Net Loss	—	—	—	(1,305,000)	(1,305,000)
Balance, December 31, 2025	4,776,454	$5,000	$89,608,000	$(70,412,000)	$19,201,000

See Notes to Consolidated Financial Statements

AIR INDUSTRIES GROUP

Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,305,000)	$(1,366,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation of property and equipment	2,499,000	2,072,000
Stock-based Compensation	1,047,000	797,000
Amortization of Finance Lease Right-of-Use Assets	197,000	176,000
Amortization of Operating Lease Right-of-Use Assets	676,000	676,000
Deferred gain on sale of real estate	(39,000)	(38,000)
(Gain)/Loss on sale of equipment	(68,000)	(15,000)
Allowances for Credit Losses	68,000	52,000
Amortization of deferred financing costs	69,000	68,000
Changes in Operating Assets and Liabilities
(Increase) Decrease in Operating Assets:
Accounts receivable	1,761,000	(1,060,000)
Inventory	(5,450,000)	1,040,000
Prepaid expenses and other current assets	(395,000)	(74,000)
Contract costs receivable	296,000	—
Prepaid taxes	(20,000)	(19,000)
Deposits and other assets	29,000	375,000
Increase (Decrease) in Operating Liabilities:
Accounts payable and accrued expenses	888,000	961,000
Operating lease liabilities	(881,000)	(879,000)
Customer deposits	(724,000)	(2,442,000)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,352,000)	324,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,322,000)	(2,301,000)
Proceeds from sale of fixed assets	200,000	16,000
NET CASH USED IN INVESTING ACTIVITIES	(3,122,000)	(2,285,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Note payable – revolver – net – Current Credit Facility	4,713,000	2,101,000
Proceeds from term loan – Current Credit Facility	1,640,000	1,006,000
Proceeds from term loan – Solar Facility	—	8,000
Net proceeds from Common Stock issued for cash	4,638,000	327,000
Payments for taxes related to net share settlement of equity awards	(127,000)	—
Payments of subordinated Notes – Related party	(1,291,000)	—
Payments of term loan – Current Credit Facility	(1,010,000)	(869,000)
Payments of finance lease obligations	(223,000)	(196,000)
Payments of loan payable – financed asset	(9,000)	(9,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,331,000	2,368,000

NET INCREASE IN CASH	3,857,000	407,000
CASH AT BEGINNING OF YEAR	753,000	346,000
CASH AT END OF YEAR	$4,610,000	$753,000

AIR INDUSTRIES GROUP

Consolidated Statements of Cash Flows — (Continued)
For the Years Ended December 31,

	2025	2024
Supplemental cash flow information
Cash paid during the year for interest	$1,829,000	$1,849,000
Cash paid during the year for taxes	$21,000	$20,000

Supplemental Disclosure of non-cash investing and finance activities
Financing from Solar Credit Facility directly to contractor	$—	$533,000
Acquisition of financed lease asset	$—	$319,000

See Notes to Consolidated Financial Statements

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Air Industries Group is a Nevada corporation (“AIRI”). As of and for the years ended December 31, 2025 and 2024, the accompanying consolidated financial statements presented are those of AIRI, and its wholly-owned subsidiaries; Air Industries Machining Corp. (“AIM”), Nassau Tool Works, Inc. (“NTW”), and the Sterling Engineering Corporation (“Sterling”), (together, the “Company”).

Principal Business Activity

The Company is a leading manufacturer of precision assemblies and components for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Most of its machined components and assemblies are integral to high-profile platforms and named programs including the F-18 Hornet, the E2D Hawkeye, the UH-60 Black Hawk Helicopter, the Geared Turbo-Fan Engine, the CH-53 Helicopter, the F-35 Lighting II (also known as the Joint Strike Fighter) and the F-15 Eagle Tactical Fighter.

The Company’s direct customers are primarily large aerospace and defense prime contractors. The ultimate end-users for most of its products are the U.S. Government, international governments, and commercial global airlines.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and the rules and regulations of the Securities and Exchange Commission. All dollar amounts have been rounded to the nearest whole number. As a result, totals may not sum precisely due to rounding.

Going Concern and Management’s Plan

As of December 31, 2025, debt under the Company’s Current Credit Facility and Related Party Subordinated Notes approximates $28,344,000. The Current Credit Facility is scheduled to expire on September 30, 2026, and the Related Party Subordinated Notes mature on October 1, 2026. These obligations are classified as current liabilities on the consolidated balance sheets as of December 31, 2025. As a result of the aforementioned and rights that the Current Credit Facility lender could exercise, there is substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date of filing of these consolidated financial statements.

The Company is actively engaged in constructive discussions with various lenders as the Company has been advised by its lender that it will not renew its Current Credit Facility. While these discussions have been professional and remain ongoing, there can be no assurance that agreements will be reached with existing lenders or through alternative financing sources.

To support current operations and strategic initiatives, the Company has raised capital through public market sales of its common stock since December 2024 and believes it can continue to access equity markets in future periods. During the year ended December 31, 2025, the Company generated gross proceeds of $4,869,000 through an At The Market (“ATM”) Offering, of which approximately $3,930,000 is restricted for the benefit of the Current Credit Facility lender. In light of ongoing negotiations with all of our lenders and the terms of the Merger Agreement with Tenax, the Company has temporarily paused all equity raising activity.

As of December 31, 2025, the Company was in compliance with its minimum Fixed Coverage Charge ratio (“FCCR”) of 1.10x on a quarterly basis as well as the requirement that fixed asset acquisitions not exceed $3,300,000. All other financial and business covenants under the terms its Current Credit Facility were met as of December 31, 2025. The terms of all outstanding indebtedness are discussed further in “Note 8. Debt”.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND BASIS OF PRESENTATION (cont.)

The Company is required to maintain a collection account with its lender into which substantially all cash receipts are remitted. Additionally, if the Company were to be in default of its Current Credit Facility the lender could choose to exercise its rights, for example, increasing the rate of interest or refusing to make loans under the revolving portion of the Current Credit Facility and keep the funds remitted to the collection account. If the lender were to raise the rate of interest or exercise other remedies available under the Current Credit Facility, it would adversely impact the Company’s operating results. If the lender were to cease making new loans under the revolving facility or limit availability under the revolving facility, the Company would lack the funds to continue operations or, possibly, expand its operations.

As a result of recent contract awards, as of December 31, 2025, the Company had total unfilled contract values amounting to $270.1 million (including its $136.8 million in funded backlog plus additional potential funded orders against Long-Term Agreements (“LTAs”). These unfilled contract values support a positive outlook for future growth; however, extended lead times for raw material procurement and the complexity of manufacturing processes are expected to delay revenue acceleration until late 2026.

The Company generally sources its raw material, principally metal casting or forgings, from domestic sources. As such, the Company is generally not exposed to increased prices on imports but would be subject to increased prices if proposed tariffs or disruptions in supply chains resulting from tariffs or other geopolitical events, cause the general level of prices for its products to increase. One component used by the Company on a key commercial aviation program is sourced from China. The Company’s contract with its customer for the product requires the Company to absorb the first five percent (5%) of any cost increases with further increases absorbed by the customer.

A substantial portion of the Company’s products are used in United States military aviation and as such, changes in the US defense budget are more material to demand than to changes in general economic conditions. However, the Company does have significant exposure in commercial aviation; demand for these products may be reduced if general economic conditions deteriorate reducing demand for commercial air travel.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for expected credit losses based on a review of all outstanding amounts on a quarterly basis. Management determines the allowance for expected credit losses primarily using historical experience as well as current conditions that affect the collectability of the reported amount. Accounts receivable are written off when deemed uncollectible. Bad debt expenses are recorded in operating expenses on the consolidated statements of operations.

Inventory Valuation

The Company values inventory at the lower of cost or estimated net realizable value using the first-in first out method. The Company periodically evaluates inventory items not secured by backlog and establishes write-downs to estimated net realizable value for excess quantities, slow-moving goods, obsolescence and for other impairments of value. Adjustments to inventory net realizable value are recorded in cost of sales.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are carried at cost net of accumulated depreciation and amortization. Repair and maintenance charges are expensed as incurred. Property, equipment, and improvements are depreciated using the straight-line method over the estimated useful lives of the assets or the particular improvements. Expenditures for repairs and improvements in excess of $10,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no events triggering a review for impairment during the years ended December 31, 2025 and 2024.

Deferred Financing Costs

Costs incurred with obtaining and executing revolving debt arrangements are capitalized and recorded in other Deferred financing costs, net, deposits, and other assets and amortized using the effective interest method over the term of the related debt. Costs incurred with obtaining and executing other debt arrangements are presented as a direct deduction from the carrying value of the associated debt and also amortized using the effective interest method over the term of the related debt. The amortization of financing costs is included in interest expense in the Consolidated Statements of Operations.

Contract Costs Receivable

Contract costs receivable represent costs to be reimbursed from a terminated contract. Contract costs receivable totals $0 at December 31, 2025 and $296,000 at December 31, 2024. The Company collected this receivable on March 18, 2025.

Risks and Uncertainties

The continuing impacts of rising interest rates, inflation, changes in foreign currency exchange rates and geopolitical developments, such as the ongoing conflict between Russia and Ukraine, the ongoing conflict between Israel and Hamas, and the ongoing conflict between the United States, Israel and Iran, the imposition of tariffs and shifts in international alliances, have resulted, and may continue to result, in a global slowdown of economic activity, which may decrease demand for a broad variety of goods and services, including those provided by the Company’s clients and as a result, the Company, while also disrupting supply channels, sales channels and advertising and marketing activities for an unknown period of time. Additionally, recent changes to U.S. policy implemented by the U.S. Congress, and the Executive Branch and the responses of other nations to such actions have impacted and may in the future impact, among other things, the U.S. and global economy, international alliances and trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. As a result of the current uncertainty regarding economic activity, the Company is unable to predict the size and duration of the impact on its revenue and its results of operations, if any, of actions taken to date and those that may occur in the future. The extent of the potential impact of these macroeconomic factors on the Company’s operational and financial performance will depend on a variety of factors, including the extent of geopolitical disruption and its impact on the Company’s clients, partners, industry, and employees, all of which are uncertain at this time and cannot be accurately predicted. The Company continues to monitor the effects of these macroeconomic factors and intends to take steps deemed appropriate to limit the impact on its business.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

There can be no assurance that precautionary measures, whether adopted by the Company or imposed by others, will be effective, and such measures could negatively affect its sales, marketing, and client service efforts, delay and lengthen its sales cycles, decrease its employees’, clients’, or partners’ productivity, or create operational or other challenges, any of which could harm its business and results of operations.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the operating decision makers, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company operates as a single reportable segment, as the Chief Operating Decision Maker (“CODM”) reviews financial performance and makes decisions on a consolidated basis. (See Note 15. Segment Reporting).

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods.

Revenue is recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). In evaluating our contracts with our customers, we have determined that there is no future performance obligation once delivery has occurred.

The Company’s revenue is generated from fixed-price contracts. Under fixed-price contracts, the Company agrees to perform the specified work for a pre-determined price, which is estimated during the bidding process before the contract is awarded. To the extent actual costs vary from the estimates upon which the price was negotiated, the Company will generate more or less profit or could incur a loss.

The Company evaluates the products promised in each contract at inception to determine whether the contract should be accounted for as having one or more performance obligations. The Company’s contracts are typically accounted for as one performance obligation. The Company classifies net sales as products on its consolidated statements of operations based on the predominant attributes of the performance obligations.

The Company determines the transaction price for each contract based on the consideration expected to be received for the products being provided under the contract.

At the inception of a contract, the Company estimates the transaction price based on its current rights and does not contemplate future modifications (including unexercised options) or follow-on contracts until they become legally enforceable. Contracts can be subsequently modified to include changes in specifications, requirements or price, which may create new or change existing enforceable rights and obligations. Depending on the nature of the modification, the Company considers whether to account for the modification as an adjustment to the existing contract or as a separate contract. Generally, modifications to contracts are not distinct from the existing contract due to the significant integration and interrelated tasks provided in the context of the contract. Therefore, such modifications are accounted for as if they were part of the existing contract and recognized as a cumulative adjustment to revenue.

The Company recognizes revenue at the point in time in which the performance obligation is fully satisfied. This is satisfied when the product has shipped, which is the point in time the customer obtains control of the product and the Company no longer maintains control of the product.

Payment terms and conditions vary by contract, although terms generally include a requirement of payment within 30 to 75 days.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Payments received in advance from customers are recorded as customer deposits until earned, at which time revenue is recognized. The Terms and Conditions contained in customer purchase orders often provide for liquidated damages in the event that a stop work or contract termination order is issued prior to final delivery. While the products manufactured are specific to the type of aircraft that they are used on, there are alternate customers that can acquire and utilize these products.

Warranties are provided on certain contracts, but do not provide for services beyond standard assurances and are therefore not considered to be separate performance obligations. Warranties during the years ended December 31, 2025 and 2024, were not material.

Customer Deposits

The Company receives advance payments on certain contracts with the remainder of the contract balance due upon the shipment of the final product once the customer inspects and approves the product for shipment. At that time, the entire amount will be recognized as revenue and the deposit will be applied to the customer’s invoice.

At December 31, 2025 and 2024, customer deposits were $391,000 and $1,115,000, respectively. The Company recognized revenue of $724,000 during year ended December 31, 2025, that was included in the customer deposits balance as of December 31, 2024. The Company recognized revenue of $2,442,000 during the year ended December 31, 2024, that was included in the customer deposits balance of $3,557,000 as of December 31, 2023.

Backlog

Backlog represents the value of orders received pursuant to Long-Term Agreements (“LTA”) or spot orders pursuant to a customer purchase order. As of December 31, 2025, backlog relating to remaining performance obligations on contracts was approximately $136.8 million. The Company estimates that a substantial portion of this backlog will be recognized as net sales during the next twenty-four months, with the rest thereafter. This expectation assumes that raw material suppliers and outsourced processing is completed and delivered on time and that the Company’s customers will accept delivery as scheduled. The Company anticipates that sales during the aforementioned periods will also include sales from expected new orders that are not in our backlog.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are inventory valuation, and income tax provision. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Credit and Concentration Risks

A large percentage of the Company’s revenues are derived directly from large aerospace and defense prime contractors for which the ultimate end-user is the U.S. Government, international governments or commercial airlines.

The composition of customers that exceeded 10% of net sales for the years ended December 31, 2025 or 2024 are shown below:

	Percentage of Net Sales
Customer	2025	2024
RTX(A)	36.2%	29.3%
Lockheed Martin	32.3%	25.1%
Northrop	6.7%	18.3%

____________

(A)     RTX includes Collins Landing Systems and Collins Aerostructures

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The composition of customers that exceeded 10% of accounts receivable at December 31, 2025 or 2024 are shown below:

	Percentage of Net Receivables
Customer	2025	2024
RTX(A)	39.8%	38.2%
Lockheed	11.9%	8.6%
Ontic	7.6%	14.6%
Northrop	1.3%	11.0%

____________

(A)     RTX includes Collins Landing Systems and Collins Aerostructures

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the years ended December 31, 2025 and 2024:

Product	December 31, 2025	December 31, 2024
Military	$27,921,000	$38,498,000
Commercial	20,000,000	16,610,000
Total	$47,921,000	$55,108,000

Cash

For the years ended December 31, 2025 and 2024, the Company had occasionally maintained balances in its bank accounts that were in excess of the FDIC limit. The Company has not experienced any losses on these accounts.

As of December 31, 2025, and December 31, 2024 the Company reported restricted cash of $3,930,000 and $0 on its consolidated balance sheets. Restricted cash represents proceeds from the Company’s ATM offering that are pledged as security for its obligations under the Current Credit Facility.

The following table reconciles cash and restricted cash reported with the condensed consolidated balance sheets to the total amount shown in the condensed consolidated statements of cash flows:

	December 31, 2025	December 31, 2024
Cash	$680,000	$753,000
Restricted Cash	3,930,000	—
Total cash and restricted cash	$4,610,000	$753,000

Major Suppliers

The Company utilizes sole-source suppliers to supply raw materials or other parts used in production. These suppliers are its only source for such parts and, therefore, in the event any of them were to go out of business or be unable or unwilling to provide parts for any reason, its business could be severely harmed.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. We evaluate, on a quarterly basis whether, based on all available evidence, it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused.

The Company accounts for uncertainties in income taxes under the provisions of ASC 740 which clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Subtopic provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Earnings (Loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period.

For purposes of calculating diluted earnings (loss) per common share, the numerator includes net income (loss) plus interest on convertible notes payable assumed converted as of the first day of the period. The denominator includes both the weighted-average number of shares of common stock outstanding during the period and the number of common stock equivalents if the inclusion of such common stock equivalents is dilutive. Dilutive common stock equivalents potentially include stock options and warrants using the treasury stock method and convertible notes payable using the if-converted method.

There were no adjustments to net loss applicable to common shareholders utilized to calculate EPS.

The following securities have been excluded from the calculation as the exercise price was greater than the average market price of the common stock and because the effect of including these potential shares was anti-dilutive due to the net loss incurred during that period:

	December 31, 2025	December 31, 2024
Stock Options	425,703	417,003
Restricted Stock units	188,418	282,628
Convertible notes payable	361,700	405,800
	975,821	1,105,431

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, “Compensation — Stock Compensation.” Under the fair value recognition provision of the ASC, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options and warrants granted using the Black-Scholes-Merton option pricing model and stock grants at their closing reported market value. Stock compensation expense for employees amounted to $939,000 and $640,000 for the years ended December 31, 2025 and 2024, respectively. Stock compensation expense for directors amounted to $108,000 and $157,000 for the years ended December 31, 2025 and 2024, respectively. Stock compensation expenses for employees and directors were included in operating expenses in the accompanying consolidated statements of operations.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Freight Out

Freight out is included in operating expenses and amounted to $52,000 and $67,000 for the years ended December 31, 2025 and 2024, respectively.

Leases

In accordance with FASB ASC 842, “Leases” (“ASC 842”), the Company records a right-of-use (ROU) asset and a lease liability on the balance sheet for all leases with terms longer than 12 months and classifies them as either operating or finance leases. The lease classification affects the expense recognition in the consolidated statement of operations. Operating lease charges are recorded entirely in operating expenses. Finance lease charges are split, where amortization of the right-of- use asset is recorded in operating expenses and an implied interest component is recorded in interest expense.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present and the classification of the lease including whether the contract involves the use of a distinct identified asset, whether the Company obtains the right to substantially all of the economic benefit from the use of the asset, and whether the Company has the right to direct the use of the asset. Leases with a term greater than one year are recognized on the balance sheet as ROU assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less under the practical expedient. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component.

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. The implicit rates within the Company’s operating leases are generally not determinable and, therefore, the Company uses the incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of the Company’s incremental borrowing rate requires judgment. The Company determines the incremental borrowing rate for each lease using its estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The operating lease ROU asset also includes any lease prepayments, offset by lease incentives.

An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain the Company will exercise that option. An option to terminate is considered unless it is reasonably certain we will not exercise the option.

Assets held under finance lease obligations are depreciated over the shorter of their related lease terms or their estimated useful lives.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, related to improvements to income tax disclosures. The amendments in this update require enhanced jurisdictional and other disaggregated disclosures for the effective tax rate reconciliation and income taxes paid. The amendments in this update are effective for fiscal years beginning after December 15, 2024. The Company adopted the guidance prospectively in the fiscal year beginning January 1, 2025 and additional required disclosures have been included in Note13.

In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses”, which requires public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. ACCOUNTS RECEIVABLE

The components of accounts receivable at December 31, are detailed as follows:

	December 31, 2025	December 31, 2024
Accounts Receivable Gross	$7,535,000	$9,296,000
Allowance for Credit Losses	(464,000)	(396,000)
Accounts Receivable Net	$7,071,000	$8,900,000

The allowance for credit losses for the years ended December 31, 2025 and 2024 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year
Year ended December 31, 2025 Allowance for Credit Losses	$396,000	$164,000	$(96,000)	$464,000
Year ended December 31, 2024 Allowance for Credit Losses	$344,000	$203,000	$(151,000)	$396,000

Note 4. INVENTORY

The components of inventory at December 31, consisted of the following:

	December 31, 2025	December 31, 2024
Raw Materials	$7,306,000	$6,318,000
Work In Progress	17,072,000	13,028,000
Semi-Finished Goods	9,206,000	8,805,000
Final-Finished Goods	677,000	660,000
Total Inventory	$34,261,000	$28,811,000

Note 5. PROPERTY AND EQUIPMENT

The components of property and equipment at December 31, consisted of the following:

	December 31, 2025	December 31, 2024
Land & Improvements	$313,000	$300,000
Buildings and Improvements	2,739,000	2,739,000	31.5 years
Machinery and Equipment	26,953,000	25,592,000	5 – 8 years
Tools and Instruments	16,278,000	15,238,000	1.5 – 7 years
Automotive Equipment	266,000	266,000	5 years
Furniture and Fixtures	309,000	309,000	5 – 8 years
Leasehold Improvements	1,139,000	1,139,000	Term of lease
Computers and Software	705,000	605,000	4 – 6 years
Total Property and Equipment	48,702,000	46,188,000
Less: Accumulated Depreciation	(39,201,000)	(37,379,000)
Property and Equipment, net	$9,501,000	$8,809,000

Depreciation expense for the years ended December 31, 2025 and 2024 was approximately $2,499,000 and $2,072,000, respectively.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The components of accounts payable and accrued expenses at December 31, are detailed as follows:

	December 31, 2025	December 31, 2024
Accounts Payable	$7,100,000	$5,580,000
Accrued Payroll	428,000	369,000
Accrued Bonuses	—	350,000
Accrued Expenses – other	375,000	716,000
Accounts Payable and accrued expenses	$7,903,000	$7,015,000

Note 7. SALE-LEASEBACK TRANSACTION

On October 24, 2006, the Company consummated a Sale — Leaseback Arrangement, whereby the Company sold the buildings and real property located in Bay Shore, New York (the “Bay Shore Property”) for a purchase price of $6,200,000. The Company realized a gain on the sale of $1,051,000 of which $300,000 was recognized during the year ended December 31, 2006. The remaining $751,000 is being recognized ratably over the remaining term of the twenty — year lease at approximately $38,000 per year. The gain is included in Other Income in the accompanying Consolidated Statements of Operations. The unrecognized portion of the gain in the amount of $28,000 and $67,000 as of December 31, 2025 and 2024, respectively, is classified as Deferred Gain on Sale in the accompanying Consolidated Balance Sheets.

The Company accounted for these transactions under the provisions of FASB ASC 840-40, “Leases-Sale-Leaseback Transactions.”

Simultaneous with the closing of the sale of the Bay Shore Property, the Company entered into a 20-year lease (the “Lease”) expiring in September 2026 with the purchaser for the property. Base annual rent is approximately $540,000 for the first five years, $560,000 for the sixth year, and thereafter increases 3% per year. The Lease grants the Company an option to renew the Lease for an additional period of five years. The Company has on deposit with the landlord $89,000 as security for the performance of its obligations under the Lease. Pursuant to the terms of the Lease, the Company is required to pay all of the costs associated with the operation of the facilities, including, without limitation, insurance, taxes and maintenance. The lease also contains customary representations, warranties, obligations, conditions and indemnification provisions and grants the landlord customary remedies upon a breach of the lease by the Company, including the right to terminate the Lease and hold the Company liable for any deficiency in future rent. See Note 9 — Operating Lease Liabilities.

Note 8. Debt

Indebtedness to third parties consists of the following:

	December 31, 2025	December 31, 2024
Revolving loan to Webster Bank (“Webster”)	$17,618,000	$12,905,000
Term loan, Webster	5,855,000	5,225,000
CT Green Bank Loan	971,000	970,000
Finance lease obligations	784,000	1,007,000
Loans Payable – financed assets	5,000	14,000
Subtotal	25,233,000	20,121,000
Less: Current portion	(23,721,000)	(18,362,000)
Long Term Portion	$1,512,000	$1,759,000

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Debt (cont.)

Current Credit Facility

The Company has a credit facility (“Current Credit Facility”) with Webster Bank that expires on September 30, 2026. This facility, which was entered into on December 31, 2019, was amended several times, and now provides for a $20,000,000 revolving loan (“Revolving Line of Credit”), and a $5,700,000 term loan (“Term Loan”). An additional advance under the Term Loan was made during the first quarter of 2025 in the amount of $1,640,000 and reference herein to the “Term Loan” for periods after the date of such advance include the $1,640,000. The loan is secured by a lien on substantially all of the assets of the Company.

As of December 31, 2025, there is $17,618,000 outstanding under the Revolving Line of Credit and $5,855,000 under the Term Loan.

As discussed in Note 1, the Current Credit Facility expires on September 30, 2026. Therefore, amounts owed under the agreement are classified as short term as of December 31, 2025.

The below table shows the timing of payments due under the Term Loan:

For the year ending	Amount
December 31, 2026	$5,855,000
Term Loan payable	5,855,000
Less: Current portion of Term Loan payable	(5,855,000)
Total long-term portion of Term Loan payable	$—

Interest expense related to the Current Credit Facility amounted to approximately $1,361,000 and $1,304,000 for the years ended December 31, 2025 and 2024, respectively. Interest expense includes the amortization of deferred finance costs of $69,000 and $68,000 in 2025 and 2024, respectively.

The below summarizes various terms of the Current Credit Facility:

•        The Company was required to meet a Fixed Charge Coverage Ratio (as defined) that is determined at the end of each fiscal quarter on a rolling twelve month basis of 1.05x and beginning with the fiscal quarter ending September 30, 2025, the Company is required to meet a Fixed Coverage Charge Ratio of 1.25x. The Company achieved the required FCCR for the period ended September 30, 2025, but did not meet the required FCCR for the period ended June 30, 2025, having attained a ratio of only 0.76x. Pursuant to the 10th Amendment to the current credit facility (detailed below), the Company was required to and achieved the required Fixed Coverage Charge Ratio of 1.10x for the three months ending December 31, 2025. At both December 31, 2025 and 2024, the Company was in full compliance with its covenants.

The Current Credit Facility limits the amount of capital expenditures and dividends the Company can pay to its stockholders. As of December 31, 2025, the Company was in compliance with this Covenant.

Substantially all of the Company’s assets are pledged as collateral.

•        For so long as the Term Loan remains outstanding, if Excess Cash Flow (as defined) is a positive number for any fiscal year the Company shall pay an amount equal to the lesser of (i) twenty-five percent (25%) of the Excess Cash Flow for such fiscal year and (ii) the outstanding principal balance of the term loan. Such payment shall be applied to the outstanding principal balance of the Term Loan, on or prior to the April 15 immediately following such fiscal year. For the fiscal year ended December 31, 2025, based on the calculation there is no Excess Cash Flow payment required.

•        Both the Revolving Line of Credit and the Term Loan will bear an interest rate equal to the greater of (i) 3.50% and (ii) a rate per annum equal to the rate per annum published from time to time in the “Money Rates” table of the Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Debt (cont.)

at the nation’s largest commercial bank, less sixty-five hundredths (-0.65%) of one percent per annum. The average interest rate charged was 6.72% and 7.55% for the years ended December 31, 2025 and 2024, respectively.

The below summarizes historical amendments to the Current Credit Facility

•        On May 31, 2024, the Company entered into a Seventh Amendment that waived the default caused by the failure to achieve the required Fixed Charge Coverage Ratio of the Sixth Amendment. This amendment further revised the Financial Covenants. For the six months ending June 30, 2025, EBITDA shall not be less than $740,000; for the nine months ending September 30, 2025, EBITDA shall not be less than $1,500,000; for the twelve months ending December 31, 2025, EBITDA shall not be less than $2,800,000. For the rolling twelve-month period ending March 31, 2025, the Company is required to achieve a Fixed Charge Coverage Ratio of 1.05x. Beginning with the rolling twelve-month period ending June 30, 2025, and going forward the required Fixed Charge Coverage Ratio is 1.25x. All other covenants remain unchanged. Additionally, this amendment increased the Term Loan by approximately $1,000,000 to $5,700,000, with monthly principal installments in the amount of $68,000. In connection with these changes, the Company paid an amendment fee of $20,000.

•        On January 30, 2025, the Company entered into an Eighth Amendment to provide for an additional Term Loan in the amount of $1,640,000 for the acquisition of additional equipment. The monthly principal installments on this additional Term Loan are $19,524. This amendment further revised the Financial Covenants. For the rolling twelve-month period ending March 31, 2025 and June 30, 2025, the Company is required to achieve a Fixed Charge Coverage Ratio of 1.05x. Beginning with the rolling twelve-month period ending September 30, 2025 and going forward, the required Fixed Charge Coverage Ratio is 1.25x. Additionally, the Company is allowed to pay off up to $4,800,000 of related party notes with funds raised in the Company’s At The Market debt offering. All other covenants remain unchanged. In connection with these changes, the Company paid an amendment fee of $20,000.

•        On September 10, 2025, the Company entered into a Ninth Amendment where it agreed that $3,930,000 of the proceeds from its ATM Offering would be maintained in an interest bearing account. The funds in this account serve as additional security for its obligations under the Current Credit Facility. Additionally, this amendment waived the default as June 30, 2025.

•        On December 15, 2025, the Company entered into a Tenth Amendment which waived the defaults caused by the failure to achieve the required fixed charge coverage ratio for the fiscal quarter ended June 30, 2025, and for exceeding the permitted amount of capital expenditures for the fiscal year ending December 31, 2025. Additionally, the maturity date of the revolving credit and term loans were extended to March 31, 2026, and amended the capital expenditure covenant. The Company paid an amendment fee of $40,000.

•        On February 26, 2026, the Company entered into an Eleventh Amendment which extended the maturity date of the revolving credit and term loans to September 30, 2026. The Company paid an amendment fee of $25,000.

Currently, at any time, Webster Bank could choose to exercise additional rights, that it has as a result of the Company’s defaults under the Current Credit Facility. For example, it could increase the rate of interest or refuse to make loans under the revolving portion of the Current Credit Facility and keep the funds remitted to the collection account. If the lender were to cease making new loans under the revolving facility or limit the amount of loans under the revolving facility, the Company would lack the funds to continue or, possibly, expand operations. To date, the lender has chosen not to exercise any of its remedies, though we agreed to put $3,930,000 of ATM proceeds in an interest bearing account to serve as additional security for the Company’s obligations under the Current Credit Facility. We remain in constructive discussions with Webster Bank regarding potential extension of these obligations but there can be no assurance that an agreement will be reached.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Debt (cont.)

All amendment fees paid in connection with the Current Credit Facility that are for a future benefit of the Company are included in Deferred Financing Costs, Net, Deposits and Other Assets, in the accompanying consolidated balance sheets and are amortized over the term of the loan.

As of December 31, 2025, the Company has borrowing capacity of approximately $2,382,000 under the Revolving Loan.

Solar Credit Facility

On August 16, 2024, the Company entered into a financing agreement (“Solar Credit Facility”) with CT Green Bank, a quasi-public agency of the State of Connecticut, for the installation of solar energy systems including replacing the existing roof (“Project”) at its Sterling facility. The Solar Credit Facility provided for advances to be made by CT Green Bank upon its approval of costs incurred on the Project up to $934,000. As of October 1, 2025, cumulative advances totaling $934,000 had been made including the payment of CT Green Bank’s closing costs of $25,000. Total interest accrued on the advances at the rate of 5% was $36,000.

On October 1, 2024, the total cumulative advances of $934,000 along with the total accrued interest of $36,000 was converted by CT Green Bank, in accordance with the financing agreement, to a 20-year level payment term loan in the amount of $970,000 with interest accruing at the rate of 5.75%. Semi-annual payments in the amount of $42,000 commenced on July 1, 2025. The first semi-annual payment was for interest only, subsequent semi-annual payments beginning with the payment due on January 1, 2026 will include both principal and interest. As of December 31, 2025, the amount classified as long term is $943,000 and the amount classified as current is $28,000.

Interest expense related to the Solar Credit Facility amounted to approximately $57,000 and $44,000 for the years ended December 31, 2025 and 2024, respectively.

Finance Lease Obligations

The Company has entered into finance leases for the purchase of manufacturing equipment. The obligations for the finance leases totaled $784,000 and $1,007,000 as of December 31, 2025 and 2024, respectively. The leases have an average imputed interest rate of 7.43% per annum and are payable monthly with the final payments due between September of 2026 and May of 2030. Interest expense related to the finance leases amounted to approximately $66,000 and $73,000 for the years ended December 31, 2025 and 2024, respectively

	Year Ended
	December 31, 2025	December 31, 2024
Finance Lease cost:
Amortization of ROU assets	$197,000	$176,000
Interest on lease liabilities	66,000	73,000
Total lease Costs	$263,000	$249,000
Other Information:
Cash Paid for amounts included in the measurement lease liabilities:
Financing cash flow from finance lease obligations	$223,000	$196,000

Supplemental disclosure of non-cash activity
Acquisition of finance lease asset	$—	$319,000

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Debt (cont.)
	December 31, 2025	December 31, 2024
Weighted Average Remaining Lease Term – in years	4.1	4.8
Weighted Average Discount rate – %	7.43%	7.44%

As of December 31, 2025, the aggregate future minimum finance lease payment, including imputed interest are as follows:

For the year ending	Amount
December 31, 2026	$266,000
December 31, 2027	190,000
December 31, 2028	190,000
December 31, 2029	190,000
December 31, 2030	74,000
Total future minimum finance lease payments	$910,000
Less: imputed interest	(126,000)
Less: Current portion	(215,000)
Long-term portion	$569,000

Loans Payable — Financed Assets

The Company financed the purchase of a delivery vehicle in July 2020. The loan obligation totaled $5,000 and $14,000 as of December 31, 2025 and 2024, respectively. The loan bears no interest and a final payment is due and payable for all unpaid principal on July 20, 2026.

Annual maturities of this loan are as follows:

For the year ending	Amount
December 31, 2026	5,000
Loans Payable – financed assets	5,000
Less: Current portion	(5,000)
Long-term portion	$—

Related Party Indebtedness

Taglich Brothers, Inc. is a corporation co-founded by two directors of the Company, Michael and Robert Taglich.

Taglich Brothers, Inc. has acted as placement agent for various debt and equity financing transactions and has received cash and equity compensation for their services.

From 2016 through 2020, the Company entered into various subordinated notes payable and convertible subordinated notes payable (together referred to as “Related Party Notes”) with Michael and Robert Taglich which generated proceeds to the Company totaling $6,550,000. In connection with the issuance of the Related Party Notes, Michael and Robert Taglich were issued a total of 35,508 shares of common stock and Taglich Brothers, Inc. was issued promissory notes totaling $554,000 for placement agency fees.

Under the Eighth Amendment to the Current Credit Facility, the Company was allowed to make principal payments of up to $4,800,000 prior to June 30, 2025, with funds raised in the Company’s ATM Offering. The Company paid a total of $1,291,000 of principal payments. Of the $1,291,000 paid, $1,050,000 was paid to Michael Taglich and $241,000 was paid to Taglich Brothers, Inc.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Debt (cont.)

The Related Party Notes outstanding as of December 31, 2025 consists of:

	Michael Taglich, Director	Robert Taglich, Director	Taglich Brothers, Inc.	Total
Convertible Subordinated Notes	$2,416,000	$1,905,000	$—	$4,321,000
Subordinated Notes	—	550,000	—	550,000
Total	$2,416,000	$2,455,000	$—	$4,871,000

The Related Party Notes outstanding as of December 31, 2024 consist of:

	Michael Taglich, Director	Robert Taglich, Director	Taglich Brothers, Inc.	Total
Convertible Subordinated Notes	$2,666,000	$1,905,000	$241,000	$4,812,000
Subordinated Notes	800,000	550,000	—	1,350,000
Total	$3,466,000	$2,455,000	$241,000	$6,162,000

Of the $4,871,000, approximately $2,519,000 bears an annual rate of interest of 6%, $1,802,000 bears an annual rate of 7% and $550,000 bears an annual interest rate of 12%. Interest expense for the years ended December 31, 2025 and 2024 was $356,000 and $472,000, respectively.

Approximately $2,519,000 of the convertible subordinated notes can be converted at the option of the holder into Common Stock of the Company at $15.00 per share, while the remaining $1,802,000 of the convertible subordinated notes can be converted at the option of the holder into common stock of the Company at $9.30 per share. The remaining $550,000 is not convertible.

On March 26, 2026, the holders of the Related Party Notes extended the maturity date to October 1, 2026.

The Related Party Notes are subordinate to outstanding debt pursuant to the Current Credit Facility and mature on October 1, 2026. There are no principal payments due on these notes prior to October 1, 2026.

Note 9. OPERATING LEASE LIABILITIES

The Company has operating leases for leased office and manufacturing facilities. The leases have remaining lease terms of one to five years, some of which include options to extend or terminate the leases.

	Year Ended
	December 31, 2025	December 31, 2024
Operating lease cost:	$1,044,000	$1,286,000
Total lease cost	$1,044,000	$1,286,000

Other Information
Cash paid for amounts included in the measurement lease liability:	1,249,000	1,070,000
Operating cash flow from operating leases	$1,249,000	$1,070,000
	December 31, 2025	December 31, 2024
Weighted Average Remaining Lease Term – in years	0.75	1.72
Weighted Average discount rate – %	9.50%	9.36%

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. OPERATING LEASE LIABILITIES (cont.)

The aggregate undiscounted cash flows of operating lease payments, with remaining terms greater than one year are as follows:

Amount
December 31, 2026	730,000
Total future minimum lease payments	730,000
Less: discount	(28,000)
Total operating lease maturities	702,000
Less: current portion of operating lease liabilities	(702,000)
Total long term portion of operating lease maturities	$—

Note 10. STOCKHOLDERS’ EQUITY

Common Stock — Issuances of Securities

The Company issued 30,699 and 39,845 shares of common stock totaling $108,000 and $157,000 in payment of Director’s fees for the years ended December 31, 2025 and 2024, respectively. Such expense is included in Operating Expenses in the consolidated statements of operations.

During the second quarter of 2025, the Company issued 57,192 shares of common stock upon the vesting of Restricted Stock Units (“RSUs”) to certain employees. The balance of the units vested were withheld to satisfy the withholding tax required to be paid on the 95,210 Restricted Share Units which vested.

There were no issuances of common stock due to the exercise of stock options for year ended December 31, 2025. The Company issued 15,229 shares, of common stock to net settle the exercise of stock options for the year ended December 31, 2024.

During the first quarter of 2026, the Company issued 4,600 shares of common stock in payment of Director’s fees totaling $14,000.

Common Stock — Sale of Securities

In connection with its’ At The Market offering, the Company sold and issued 1,213,593 and 116,851 shares during the years ended December 31, 2025 and 2024, respectively, pursuant to a Registration Statement on Form S-3 declared effective on December 19, 2024. The gross proceeds for the years ended December 31, 2025 and 2024 were $4,866,000 and $509,000, respectively. Costs associated with sales for the years ended December 31, 2025 and 2024 were $228,000 and $182,000.

Note 11. EMPLOYEE BENEFITS PLANS

The Company employs both union and non-union employees and maintains several benefit plans.

Union

The Company’s AIM subsidiary has a collective bargaining agreement with the United Service Workers, IUJAT, Local 355 (the “Union”). This agreement is effective until December 31, 2027 and covers the majority of AIM’s 125 personnel. The Company is not required to make a monthly contribution to Union’s United Welfare Fund and the United Services Worker’s Security Fund, the sole pension benefit for covered employees. The Company is not obligated to provide any future defined benefits. The Company is obligated to make contributions for union dues and a security fund (defined contribution plan) for the benefit of each union employee. Contributions to the security fund amounted to $146,000 and $145,000 for the years ended December 31, 2025 and 2024, respectively. The Union’s retirement plan is a defined contribution plan. As such, the Company is not responsible for the obligations of other companies in the Union’s retirement plan.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. EMPLOYEE BENEFITS PLANS (cont.)

Medical benefits for union employees are provided through a policy with Insperity Services, Inc. (“Insperity”), a professional employer organization that provides out-sourced human resource services. The cost of such benefits are substantially borne by the Company.

The collective bargaining agreement contains a “no-strike” clause and a “no-lock-out” clause. The Company believes it maintains good relationships with the Union.

Others

All of the Company’s employees are covered under a co-employment agreement with Insperity, a professional employer organization that provides out-sourced human resource services.

The Company has defined contribution plans under Section 401(k) of the Internal Revenue Code (the “Plans”). Pursuant to the Plans, qualified employees may contribute a percentage of their pre-tax eligible compensation to the Plan. The Company does not match any contributions that employees may make to the Plans.

Note 12. COMMITMENTS AND CONTINGENCIES

On October 2, 2018, Contract Pharmacal Corp. (“Contract Pharmacal”) commenced an action, relating to a Sublease entered into between the Company and Contract Pharmacal in May 2018 with respect to the property that was formerly occupied by the Company’s former subsidiary WMI, at 110 Plant Avenue, Hauppauge, New York. In the action, Contract Pharmacal sought damages for an amount in excess of $1,000,000 for the Company’s alleged violation of the terms of the subject sublease, specifically the failure to make the entire premises available by what it claims was the Sublease commencement date. The validity of the action is extremely suspect in that the subject sublease had no specific commencement date and Contract Pharmacal ultimately received all the space. Discovery was conducted and the Plaintiff moved for summary judgement and to amend its complaint to add a new cause of action all of which the company opposed. On July 8, 2021, the Court denied Contract Pharmacal’s motion for summary judgement and to add an additional cause of action. In the Order, the Court granted Contract Pharmacal’s Motions to drop its claim for specific performance and to amend its Complaint to reduce its claim for damages to $700,000 both of which benefit the Company. Following the Court’s decision, Contract Pharmacal filed a Motion to reargue its original motion which the Company opposed. The Court denied that motion on November 30, 2021 and then on March 10, 2022, Contract Pharmacal filed an appeal of the Court’s decision with the Appellate Division of the State of New York. The Company opposed that action. The Company was again successful as the Appellate Division upheld the lower court’s denial of Contract Pharmacal’s motion for summary judgement and its motion to amend its Complaint. Contract Pharmacal has now submitted a motion to the Appellate Division requesting leave to reargue the court’s denial of its original appeal. The Company will oppose that motion. The Appellate Division has yet to act in respect to Contract Pharmacal’s most recent motion to reargue the Court’s denial of the original appeal. The Company continues to dispute the validity of the claims asserted by Contract Pharmacal and intends to contest them vigorously

From time to time the Company may be engaged in various lawsuits and legal proceedings in the ordinary course of business. The Company is currently not aware of any legal proceedings the ultimate outcome of which, in its judgment based on information currently available, would have a material adverse effect on its business, financial condition or operating results. There are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial stockholder of its common stock, is an adverse party or has a material interest adverse to our interest.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. INCOME TAXES

For financial reporting purposes, the net pre-tax book loss for the United States and foreign entities, in the aggregate, was:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Federal	$(1,436,000)	$(1,366,000)
Foreign	—	—
Total	$(1,436,000)	$(1,366,000)

The provision for (benefit from) income taxes for the years ended December 31, 2025 and 2024, is set forth below:

Current	Year Ended December 31, 2025	Year Ended December 31, 2024
Federal	$(131,000)	$—
State	—	—
Foreign	—	—
Total Provision for Income Taxes	$(131,000)	$—

The following is a reconciliation of our effective tax rate on income and the statutory rate for the year ended December 31, 2025:

	Year Ended December 31, 2025
Current tax at U.S statutory rate	$(301,000)	21.0%
State and local taxes, net of federal taxes(a)	—	0.0%

Changes in Valuation Allowance	154,000	-10.7%

Nondeductible/non taxable items
Nondeductible/nontaxable items	31,000	-2.2%
Other Adjustments
Deferred Adjustment – Asset Write-Down Related to Transferable Credit	115,000	-8.0%
True-up and Other	1,000	-0.1%
Sale of Transferable Credit	(131,000)	9.1%
Income tax expense	$(131,000)	9.1%

____________

(a)      For the year ended December 31, 2025, state taxes in California and New York made up the majority (greater than 50% of the tax effect).

The rate reconciliation above has been adjusted to be presented in compliance with the guidance under ASU No. 2023-09. The Company has adopted this guidance on a prospective basis.

As previously disclosed for the year ended December 31, 2024, prior to the adoption of ASU No. 2023-09, the following is a reconciliation of our income tax rate computed using the federal statutory rate to our actual income tax rate.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. INCOME TAXES (cont.)
Year Ended December 31, 2024
U.S. statutory income tax rate	21.00%
State taxes, net of federal benefit	0.22%
Permanent difference, overaccruals,and non-deductible items	-0.82%
Change in state rate	-7.53%
Deferred tax valuation allowance	-13.77%
True-up and Other	0.90%
Total	0.00%

Deferred income taxes reflect the net effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

The components of net deferred tax assets at December 31, are set forth below:

	December 31, 2025	December 31, 2024
Deferred tax assets:
Current:
Net operation loss	$4,990,000	$4,871,000
Allowance for doubtful accounts	158,000	140,000
Inventory – IRC 263A adjustment	356,000	296,000
Stock based compensation – options and restricted stock	425,000	218,000
Capitalized engineering costs	75,000	134,000
Amortization – NTW Transaction	107,000	178,000
Inventory reserve	470,000	644,000
Deferred gain on sale of real estate	5,000	14,000
Accrued Expenses	54,000	113,000
Disallowed interest	2,480,000	2,269,000
Operating lease liabilities	153,000	339,000
Charitable Contributions	2,000	—
Total deferred tax asset before valuation allowance	9,275,000	9,216,000
Valuation allowance	(8,306,000)	(8,091,000)
Total deferred tax asset after valuation allowance	969,000	1,125,000
Right of Use Asset	(112,000)	(255,000)
Property and equipment	(857,000)	(870,000)
Total deferred tax liabilities	(969,000)	(1,125,000)

Net deferred tax asset	$—	$—

On July 4, 2025, the One Big Beautiful Bill was enacted (“OBBBA”), introducing significant and wide-ranging changes to the U.S. federal tax system. Significant components include restoration of 100% accelerated tax depreciation on qualifying property including expansion to cover qualified production property. Another major aspect includes the return to immediate expensing of domestic research and experimental expenditures (“R&E”) which in some cases may include retroactive application back to 2021 for businesses with gross receipts of less than $31 million or accelerated tax deductions of R&E that was previously capitalized for larger businesses. The legislation also reinstates EBITDA-based interest deductions for tax purposes and makes several business tax incentives permanent. Less favorable business provisions include limitations on tax deductions

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. INCOME TAXES (cont.)

for charitable contributions. In accordance with ASC 740, the Company recognized the effects of the OBBBA in the period that included the enactment date. The Company continues to evaluate the ongoing effects of the OBBBA, including the interaction of the enacted provisions with its existing tax attributes and elections.

During the years ended December 31, 2025 and 2024, the Company recorded a valuation allowance equal to its net deferred tax assets. The Company determined that due to a recent history of net losses, at this time sufficient uncertainty exists regarding the future realization of these deferred tax assets through future taxable income. If, in the future, the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reduced or eliminated. With a full valuation allowance, any change in the deferred tax asset or liability is fully offset by a corresponding change in the valuation allowance. At December 31, 2025 and 2024, the Company provided a valuation allowance on its net deferred tax assets of $8,306,000 and $8,091,000, respectively. The Company’s valuation allowance increased by $215,000 and $188,000 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company had a Federal net operating loss carry forward of approximately $22,396,000, of which approximately $14,016,000 expires from 2033 through 2037 and $8,380,000 does not expire. In addition, the Company has net operating loss carryforwards from various states of approximately $4,492,000 which expire starting in 2035.

The utilization of the Company’s net operating losses may be subject to a U.S. federal limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code and other similar limitations in various state jurisdictions. Such limitations may result in a reduction of the amount of net operating loss carryforwards in future years and possibly the expiration of certain net operating loss carryforwards before their utilization.

During the year ended December 31, 2025, the Company generated Section 48 Energy Property Tax Credits related to qualifying energy property. The Company sold these credits to an unrelated third party. The impact of the sale are reflected in the transferable credit line items outlined in the rate reconciliation above.

At December 31, 2025 and 2024, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in interest expense. As of December 31, 2025, and 2024, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

In certain cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company files federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2022 through 2025 tax years generally remain subject to examination by federal and state tax authorities.

There were no payments made in relation to income taxes for the year ending December 31, 2025.
Note 14. STOCK OPTIONS AND RESTRICTED STOCK UNITS

Stock-Based Compensation

Stock Options

In June 2025, the shareholders of the Company approved the amendment to the 2022 Equity Incentive Plan (“2022 Plan”) to increase the number of shares authorized to be used under the plan by 250,000 shares, from 650,000 shares to 900,000 shares.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. STOCK OPTIONS AND RESTRICTED STOCK UNITS (cont.)

In September 2024, the shareholders of the Company approved the amendment to the 2022 Equity Incentive Plan (“2022 Plan”) to increase the number of shares authorized to be used under the plan by 300,000 shares, from 350,000 shares to 650,000 shares.

During the years ended December 31, 2025 and 2024, the Company granted options to purchase 60,000 and 80,000 shares of common stock, respectively, to certain of its employees and directors.

The Company recorded stock-based compensation expense for certain employees and members of the Company’s Board of Directors of $182,000 and $317,000 in its consolidated statements of operations for the years ended December 31, 2025 and 2024, respectively, and such amounts were included as a component of operating expenses on the consolidated statement of operations.

The fair values of stock options granted were estimated using the Black-Sholes option-pricing model with the following assumptions for the years ended December 31:

	2025	2024
Risk-free interest rates	3.8%	3.8%
Expected life (in years)	2.6	2.7
Expected volatility	76.52%	64.00%
Dividend yield	0%	0%

Weighted-average grant date fair value per share	$3.00	$3.75

The expected life is the number of years that the Company estimates, based upon history, that the options will be outstanding prior to exercise or forfeiture. Expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin No. 107. In addition to the inputs referenced above regarding the option pricing model, the Company adjusts the stock-based compensation expense for estimated forfeiture rates that are revised prospectively according to forfeiture experience. The stock volatility factor is based on the Company’s experience.

A summary of the status of the Company’s stock options as of December 31, 2025 and 2024, and changes during the years then ended are presented below.

	Options	Wtd. Avg. Exercise Price
Balance, January 1, 2024	461,870	$8.34
Granted during the period	80,000	3.75
Exercised during the period	(15,229)	3.45
Terminated/Expired during the period	(109,638)	9.86
Balance, December 31, 2024	417,003	$7.00
Granted during the period	60,000	3.00
Exercised during the period	—	—
Terminated/Expired during the period	(51,300)	10.57
Balance, December 31, 2025	425,703	$6.01

Exercisable at December 31, 2025	395,703	$6.23

Issuance of Stock Options

Issued in 2025

On December 8, 2025, the Company granted to its directors’ stock options to purchase an aggregate of 60,000 shares of the Company’s common stock at a price of $3.00 per share. The options expire on November 30, 2030 and vest over a term of six months.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. STOCK OPTIONS AND RESTRICTED STOCK UNITS (cont.)

Issued in 2024

On August 13, 2024, the Company granted to its directors’ stock options to purchase an aggregate of 80,000 shares of the Company’s common stock at a price of $3.75 per share. The options expire on August 31, 2029 and vest over a term of one year.

The following table summarizes information about outstanding stock options at December 31, 2025:

Range of Exercise Price	Number Outstanding	Wtd.Avg, Life	Wtd. Avg. Exercise Price
$3.00 – $23.80	425,703	2.5 years	$6.01

As of December 31, 2025, there was $35,000 of unrecognized compensation cost related to non-vested stock option awards, which is to be recognized over the remaining weighted average vesting period of 0.5 years.

The aggregate intrinsic value at December 31, 2025, based on the Company’s closing stock price of $4.07 was $121,000. The aggregate intrinsic value at December 31, 2024, based on the Company’s closing stock price of $3.25 was approximately $0. The aggregate intrinsic value was calculated based on the positive difference between the closing market price of the Company’s Common Stock and the exercise prices of the underlying options.

The weighted average fair value of options granted during the years ended December 31, 2025 and 2024 was $3.75 and $3.46 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2025 and 2024 was $20,000 and $0. The total fair value of shares vested during the years ended December 31, 2025 and 2024 was $100,000 and $417,000, respectively.

Restricted Stock Units (“RSUs”)

During the year ended December 31, 2024, the Company granted 285,628 RSUs to certain employees with a grant date fair value of $1,713,000. These Restricted Stock Units vest solely on the basis of continued service through the vesting dates.

A summary of the status of the Company’s RSUs as of December 31, 2025 is presented below:

	Number of Units	Weighted Average Grant Date Fair Value per Unit
Unvested Units at January 1, 2024	—	$—
Granted during the period	282,628	6.06
Vested during the period	—	—
Terminated/Forfeited during the period	—	—
Unvested Units at December 31, 2024	282,628	$6.06
Granted during the period	3,000	6.06
Vested during the period	(95,210)	6.06
Terminated/Forfeited during the period	(2,000)	6.06
Unvested Units at December 31, 2025	188,418	$6.06

Vested Units at December 31, 2025	—	$—

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. STOCK OPTIONS AND RESTRICTED STOCK UNITS (cont.)

During the first quarter of 2026, the Company granted 243,172 RSUs to certain employees and directors with a grant date fair value of approximately $800,000. These RSUs vested immediately upon being awarded.

The Company recorded stock-based compensation expense of $865,000 and $480,000 in its consolidated statements of operations for the years ended December 31, 2025 and 2024, respectively, and such amounts were included as a component of operating expenses on the consolidated statement of operations.

The fair value of the RSUs vested during the year ended December 31, 2025 was $318,000. All of the RSUs vested were net settled such that the Company withheld shares with a value equivalent to the employees’ obligation for the applicable income and other employment taxes, and remitted cash to the appropriate taxing authorities. The total shares withheld were 38,018 and were valued on their vesting date as determined by the Company’s closing stock price. Total payments to taxing authorities for tax obligations were $127,000.

As of December 31, 2025, there was $373,000 of unrecognized compensation cost related to non-vested RSUs, which is to be recognized over the remaining weighted average vesting period of 1.25 years.

Note 15. SEGMENT INFORMATION

The Company operates as one operating segment. The Company’s CODM is its Chief Executive Officer, who reviews financial information presented on a consolidated basis. The CODM used consolidated sales, gross margin and net income (loss) to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the need to allocate its budget to operating expenses and invest in additional equipment. The segment assets are equal to the assets presented in the consolidated balance sheets.

The significant expenses that are regularly provided to the CODM are disclosed in the consolidated statements of operations as a part of the consolidated net income (loss). See the consolidated financial statements for all financial information regarding the Company’s operating segment.

All revenues of the Company are earned in the United States of America.

The Company’s long-lived tangible assets, as well as the Company’s operating lease right-of use assets recognized on the Consolidated Balance Sheets were located in the United States.

Note 16. SUBSEQUENT EVENTS

On February 17, 2026, the Company filed a Current Report on Form 8-K (the “Merger 8-K”), with respect to the Agreement and Plan of Merger (the “Merger Agreement”) the Company and Transitory Air Sub LLC, its wholly owned subsidiary (“Merger Sub”), entered into on February 16, 2026, with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”). Upon consummation of the Merger Agreement Tenax, will become a wholly owned Subsidiary of the Company.

Pursuant to the Merger Agreement, the Company will issue shares of its common stock (the “Merger Consideration”) to the holders of the membership interests of Tenax at the Closing (the “Tenax Members”). A portion of the Merger Consideration allocated in respect of membership interests of Tenax underlying certain Tenax warrants that remain unexercised as of the Closing, if any, will be reserved by the Company for future issuance upon the exercise of such warrants. The number of shares of the Company’s common stock to be issued to the Tenax Members will be adjusted based on a calculation of AIR Net Indebtedness (as defined in the Merger Agreement). Based on the amount of AIR Net Indebtedness as of December 31, 2025, the calculation would result in the issuance of approximately 112.5 million shares of the Company’s Common Stock. Consequently, based upon the calculation of the Merger Consideration as of December 31, 2025, following the closing of the Merger, the Tenax Members will collectively own approximately 95% of the outstanding shares of our Common stock.

AIR INDUSTRIES GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. SUBSEQUENT EVENTS (cont.)

The closing of the merger contemplated by the Merger Agreement (the “Merger”) is subject to risks and uncertainties and certain specified conditions, including, among other things: (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, (b) the listing of the Merger Consideration on the NYSE American, and (c) other customary conditions for a transaction such as the Merger, such as the absence of any legal restraint prohibiting the consummation of the Merger and there not having occurred with respect to the Company or Tenax’s business a material adverse event, subject to certain customary exceptions.

Tenax is a leading provider of special mission aviation solutions that combine aircraft sourcing, financing and modification with aviation services including pilots, maintenance and other types of program support. Additionally, Tenax has a long-standing relationship with key government customers.

KPMG LLP

Suite 1700

100 North Tampa Street

Tampa, FL 33602-5145

Independent Auditors’ Review Report

The Board of Directors

Tenax Aerospace Acquisition, LLC:

Results of Review of Consolidated Interim Financial Information

We have reviewed the consolidated financial statements of Tenax Aerospace Acquisition, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of June 30, 2026, the related consolidated statements of comprehensive income and (deficit)/equity for the three-month and six-month periods ended June 30, 2026 and June 30, 2025, the related consolidated statements of cash flows for the six-month periods ended June 30, 2026 and June 30, 2025, and the related notes (collectively referred to as the consolidated interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of consolidated interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of consolidated interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Responsibilities of Management for the Consolidated Interim Financial Information

Management is responsible for the preparation and fair presentation of the consolidated interim financial information in accordance with U.S. generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Consolidated Balance Sheet as of December 31, 2025

We have previously audited, in accordance with GAAS, the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

in our report dated April 15, 2026, except as to Note 8, Membership Classes, which is as of September 2, 2026. In our opinion, the accompanying consolidated balance sheet of the Company as of December 31, 2025 is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

/s/ KPMG LLP

Tampa, Florida
September 2, 2026

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Balance Sheets
June 30, 2026 and December 31, 2025
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$1,890,614	$1,512,907
Accounts receivable	32,709,194	24,339,179
Prepaid expenses and other assets	6,607,021	7,696,387
Assets held for sale	900,000	—
Total current assets	42,106,829	33,548,473
Property and equipment, net of accumulated depreciation and amortization	176,680,168	194,631,848
Goodwill	33,202,473	33,202,473
Operating lease right-of-use assets	7,871,835	4,239,427
Customer relationship intangibles, net of accumulated amortization	39,751,325	42,272,677
Other noncurrent assets	21,601,018	8,967,102
Total assets	$321,213,648	$316,862,000
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$—	$22,500,000
Accounts payable and accrued expenses	5,278,929	7,326,106
Operating lease liabilities	5,719,598	2,687,734
Deferred revenue	2,339,212	1,736,529
Contingent consideration – current	—	4,716,077
Total current liabilities	13,337,739	38,966,446

Long-Term Liabilities:
Long-term debt, net of deferred financing costs and unamortized discount	331,491,923	239,764,660
Line of credit	15,338,739	6,650,000
Operating lease liabilities – long-term	1,044,581	1,647,743
Other long-term liabilities	1,051,451	712,049
Total long-term liabilities	348,926,694	248,774,452
Total liabilities	362,264,433	287,740,898

Equity:
Members’ (deficit)/equity	(39,117,353)	31,433,602
Accumulated other comprehensive income	345,068	—
Notes receivable for purchase of membership interest	(2,278,500)	(2,312,500)
Total (deficit)/equity	(41,050,785)	29,121,102
Total liabilities and equity	$321,213,648	$316,862,000

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Comprehensive Income
Three and Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Service and product income	$15,340,859	$19,940,903	$29,745,572	$40,404,739
Aircraft rental income	24,702,211	10,600,597	49,508,634	21,136,801
Aircraft flight hour income	2,032,483	1,805,135	3,582,189	3,204,177
Other income	722,855	572,950	1,216,436	1,210,216
Total revenues	42,798,408	32,919,585	84,052,831	65,955,933

Cost of revenues:
Direct costs	10,173,282	9,320,432	18,557,325	17,543,771
Maintenance	2,904,389	1,725,772	4,661,064	3,013,184
Aircraft rental expense	2,000,387	867,294	3,304,335	1,734,588
Depreciation	3,924,993	3,155,754	7,959,455	6,057,981
Subscriptions	1,356,555	633,813	2,331,069	1,437,288
Insurance	533,797	392,822	1,069,556	794,240
Total cost of revenues	20,893,403	16,095,887	37,882,804	30,581,052
Gross profit	21,905,005	16,823,698	46,170,027	35,374,881

Other costs and expenses:
General and administrative	6,149,016	5,300,510	12,423,506	9,760,411
Depreciation and amortization	1,402,983	1,528,925	2,820,302	3,029,946
Transaction costs	750,037	30,750	778,821	30,750
Change in value of contingent consideration	627,755	—	627,755	—
Other	1,531,059	738,282	1,317,453	1,494,181
Total other costs and expenses	10,460,850	7,598,467	17,967,837	14,315,288
Operating income	11,444,155	9,225,231	28,202,190	21,059,593

Other income (expense):
Interest expense	(8,075,253)	(5,259,484)	(16,126,227)	(10,331,348)
Interest income	36,616	35,287	76,424	74,375
Other, net	(261,760)	(230,567)	(72,320)	(687,982)
Total other expense	(8,300,397)	(5,454,764)	(16,122,123)	(10,944,955)
Net income	$3,143,758	$3,770,467	$12,080,067	$10,114,638

Other comprehensive income:
Unrealized gain on cash flow hedge	345,068	—	345,068	—
Total other comprehensive income	345,068	—	345,068	—
Comprehensive income	$3,488,826	$3,770,467	$12,425,135	$10,114,638

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of (Deficit)/Equity
Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Members’ equity	Notes receivable from members	Other comprehensive income	Total
Balance, December 31, 2024	$22,467,017	$(2,312,500)	$—	$20,154,517
Net income	6,344,171	—	—	6,344,171
Distributions	(3,320,698)	—	—	(3,320,698)
Balance, March 31, 2025	$25,490,490	$(2,312,500)	$—	$23,177,990
Net income	3,770,467	—	—	3,770,467
Distributions	(3,161,384)	—	—	(3,161,384)
Balance, June 30, 2025	$26,099,573	$(2,312,500)	$—	$23,787,073

Balance, December 31, 2025	$31,433,602	$(2,312,500)	$—	$29,121,102
Net income	8,936,309	—	—	8,936,309
Distributions	(40,537)	—	—	(40,537)
Unit repurchases, inclusive of transaction costs	(82,201,004)	—	—	(82,201,004)
Balance, March 31, 2026	$(41,871,630)	$(2,312,500)	$—	$(44,184,130)
Net income	3,143,758	—	—	3,143,758
Unrealized gain on cash flow hedge	—	—	345,068	345,068
Distributions	(361,130)	—	—	(361,130)
Member unit repurchase transaction costs	(28,351)	—	—	(28,351)
Member loan repayment	—	34,000	—	34,000
Balance, June 30, 2026	$(39,117,353)	$(2,278,500)	$345,068	$(41,050,785)

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2026 and 2025
(Unaudited)

	2026	2025
Operating activities:
Net income	$12,080,067	$10,114,638
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,779,757	9,087,927
Amortization of deferred financing costs and discount	734,885	355,115
(Gain)/loss on interest rate caps and interest rate swap, net	(354,904)	768,793
(Gain)/loss on sale of aircraft and disposal of other fixed assets, net	(339,932)	86,479
Interest paid in-kind (PIK)	609,977	—
PIK interest paid	(19,029)	—
Change in fair value of warrant liability	(45,274)	—
Change in value of contingent consideration	627,755	—
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,736,832)	(519,013)
Loss on extinguishment of debt	41,184	—
Changes in operating assets and liabilities:
Accounts receivable	(8,370,015)	(1,236,892)
Prepaid expenses and other current assets	1,089,366	(3,138,125)
Net investment in leases	—	(113,613)
Other noncurrent assets	(3,132,991)	3,787,815
Accounts payable and accrued expenses	(2,020,177)	(1,381,416)
Deferred revenue – current	602,683	(325,140)
Deferred revenue and other – noncurrent	(477,170)	(6,573,051)
Other, net	2,428,702	(1,513,678)
Net cash provided by operating activities	12,498,052	9,399,839

Investing activities:
Purchases of property and equipment	(15,345,943)	(9,116,979)
Deposits on purchases of property and equipment, net of refunds	(11,983,187)	(3,992,132)
Proceeds from sale of property and equipment	24,528,976	—
Other investing activities	(500,000)	—
Net cash used by investing activities	(3,300,154)	(13,109,111)

Financing activities:
Proceeds from issuance of long-term debt, net of discount	123,180,124	3,826,420
Principal payments on long-term debt	(52,041,506)	(7,102,995)
Proceeds from line of credit	55,999,823	43,715,841
Principal payments on line of credit	(47,311,084)	(26,356,939)
Debt issuance costs paid	(2,443,526)	—
Member distributions	(401,667)	(6,482,083)
Repurchase of member units	(78,000,000)	—
Payment of contingent consideration liability up to acquisition-date fair value	(3,607,000)	(3,334,000)
Transaction costs related to repurchase of member units’	(4,229,355)	—
Other financing activities	34,000	—
Net cash (used) provided by financing activities	(8,820,191)	4,266,244
Increase in cash and cash equivalents	377,707	556,972

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Cash Flows — (Continued)
Six Months Ended June 30, 2026 and 2025
(Unaudited)

	2026	2025
Cash and cash equivalents at beginning of period	1,512,907	1,594,761
Cash and cash equivalents at end of period	$1,890,614	$2,151,733

Supplemental cash flows information:
Interest paid, including PIK interest paid of $19,029 and $0 in 2026 and 2025, respectively	$16,130,290	$10,331,093
Discount on debt	1,875,000	—
Transfer of property and equipment to assets held for sale	900,000	—

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies

(a)    Nature of Operations and Corporate Structure

Tenax Aerospace Acquisition, LLC (the Company) was formed in 2017 as a limited liability company under the Delaware Limited Liability Company Act to be the ultimate holding company of Tenax Aerospace Holdings, LLC (TAH).

The business of the Company is conducted by its wholly owned subsidiary, TAH and its subsidiaries. TAH earns revenues predominantly through providing special mission aircraft and related services to the United States (U.S.) government and commercial customers, including aerial fire suppression, airborne ISR and other special missions. Additionally, the Company generates revenue through selling systems engineering, electronic system design development, integration and modification, mapping and testing, sensor testing, training and live operations and support to the federal government and government contractors in the U.S.

(b)    Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Tenax Holdco, LLC (Holdco). Tenax Intermediate Holdco, LLC (Intermediate Holdco) is wholly owned by Holdco, and TAH is a wholly owned subsidiary of Intermediate Holdco.

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP” or “U.S. GAAP”) and applicable rules and regulations regarding interim financial reporting, and include the accounts of the Company, its wholly owned subsidiaries, as required by GAAP. Accordingly, they do not include all of the information and footnotes required by GAAP for annual audited financial statements. The unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. These consolidated financial statements and notes thereto should be read in conjunction with the Company’s most recently completed annual consolidated financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, current market conditions and reasonable and supportable forecasts of future economic conditions. No allowance for credit losses was deemed necessary for any period presented.

(e)     Property and Equipment

Property and equipment acquisitions are recorded at cost and are depreciated on a straight-line basis over the estimated useful life of each asset, which ranges from 1 to 15 years, with estimated salvage values primarily ranging from 0% to 20%. Special mission-related modifications to aircraft are depreciated

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

over the useful life of the aircraft when such modifications provide utility beyond the specific lease arrangement. If the mission-specific modifications provide no long-term value, such custom modifications are depreciated over the expected lease term.

Property and equipment are summarized as follows at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Aircraft	$203,231,174	$218,790,984
Machinery and equipment	21,548,772	22,396,778
Furniture and fixtures	1,112,326	955,119
Leasehold improvements	3,704,713	3,677,973
Total	229,596,985	245,820,854
Less accumulated depreciation	(52,916,817)	(51,189,006)
Total property and equipment	$176,680,168	$194,631,848

(f)     Deferred Financing Costs

In connection with the issuance of debt during the six months ended June 30, 2026 and the year ended December 31, 2025, the Company incurred financing costs totaling approximately $2,400,000 and $903,000, respectively. These costs have been deferred and are being amortized over the term of the related debt. Amortization expense is included in interest expense in the accompanying consolidated statements of comprehensive income and approximated $256,000 and $600,000 for the three and six months ended June 30, 2026, respectively, and $164,000 and $327,000 for the three and six months ended June 30, 2025, respectively. The remaining unamortized deferred financing cost is shown net of long-term debt in the accompanying consolidated balance sheets. See Note 4 for additional information about long-term debt.

(g)    Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the three and six months ended June 30, 2026 and 2025.

(h)    Investment

The Company held a total interest of 5.922% in Overwatch Imaging, LLC (Overwatch) at June 30, 2026 and December 31, 2025 and accounts for this investment under ASC 321 using the measurement alternative, whereby the investment is carried at cost, adjusted for observable price changes and impairment. The Company did not buy or sell any shares for any period presented. The amount recorded as the investment in Overwatch was $1,357,048 at June 30, 2026 and December 31, 2025 and was included in other noncurrent assets on the consolidated balance sheets.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

(i)     Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. Goodwill is tested annually for impairment or more frequently if impairment indicators are present. When impairment indicators are identified, the Company compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value, to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit.

Intangible assets with estimable or determinable useful lives are amortized over their respective estimated useful lives in a manner that approximates the economic benefits consumed and are periodically reviewed for impairment.

(j)     Income Taxes

The Company’s income will be taxed as a partnership for both federal and state income tax purposes. Taxable income or loss is therefore reported to the individual members for inclusion in their respective tax returns, and no provision for federal and state income taxes is included in these consolidated financial statements.

(k)    Revenue Recognition

Service and product income is recognized in accordance with Financial Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, when the Company satisfies its performance obligations under the terms of its contracts and control of goods or services is transferred to customers in an amount that reflects the consideration the Company expects to receive. This process includes identifying the contract with a customer, identifying distinct performance obligations, determining the transaction price, allocating the transaction price to performance obligations based on relative standalone selling prices, and recognizing revenue as the performance obligations are satisfied.

Service and product income is primarily generated from government contracts. The Company’s subsidiary, DST Acquisition, LLC (DST), provides specially modified aircraft for aerial sensor testing, training, and live operations, as well as unmanned aircraft systems, maritime services, logistical support and aircraft modification services. Because DST retains a substantive right of substitution, these arrangements do not constitute leases under ASC Topic 842, Leases. Revenue from these contracts is generally recognized over time as services are performed. For performance obligations satisfied over time, revenue is recognized using the right-to-invoice method, which best depicts the transfer of control to the customer.

The Company has elected the practical expedient to not separate lease and non-lease components for certain operating leases that meet the criteria under ASC Topic 842. Services associated with these arrangements, including operations performed outside the continental United States, are generally provided under fixed-price contracts. Revenue from fixed-price service contracts is recognized over the contractual service period based on the related performance obligations. For sales-type leases, lease components are accounted for under ASC Topic 842, while non-lease components, including modification, operations, and maintenance services, are accounted for under ASC Topic 606. These revenues are recognized using the percentage-of-completion cost-to-cost and right-to-invoice methods. Any revisions to estimates would be recorded cumulatively as incurred, and there have been no material changes to cost estimates for any period presented.

Aircraft rental income is derived from operating leases of aircraft. The Company recognizes aircraft rental income on a straight-line basis over the non-cancelable term of the lease in accordance with ASC Topic 842.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

Aircraft flight hour income represents variable consideration under aircraft lease arrangements and is recognized as flight hours are flown at the contractual hourly rates specified in the related lease agreements.

Other income consists of miscellaneous revenue items that are recognized when earned and realizable, including cost-reimbursable items such as travel and other direct costs that are billed to customers.

Contract costs include direct material and labor costs and indirect costs related to contract performance. Selling, general, and administrative costs are expensed as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period such losses are identified. Revisions to cost estimates and profitability are recognized in the period in which changes are determined.

Many of the Company’s contracts are for one-year terms with annual renewal options. Accordingly, for those contracts, contract-related assets and liabilities are classified as current. Due to the inherent uncertainty in estimating costs and revenues, it is reasonably possible that estimates used in revenue recognition may change in the near term.

(l)     Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 Inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 Inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 Inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their respective fair values due to the short-term nature of those instruments.

(m)   Leases-Lessor Arrangements

The Company, as part of its business, enters into lease arrangements with its customers that grant the customer the right to use one or more specific modified aircraft. The arrangements range from a dry lease that is limited to the lease of the aircraft with certain other services provided (e.g., maintenance services) to a wet lease where the Company not only supplies the aircraft but also supplies the crew and provides certain other services (e.g., maintenance and certain mission specific services). The Company determines if an arrangement with its customer is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the customer obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

If it is determined that the contract is or contains a lease, the Company then assesses lease classification considering the lease term and assumptions that exist at the lease commencement date. Depending on this assessment, the Company will account for its lease agreements as either operating, direct financing, or sales type leases, with the resulting accounting dependent on the lease classification.

For leases classified as operating leases, the underlying aircraft remains on the Company’s consolidated balance sheets and continues to be depreciated in accordance with the Company’s depreciation policies for similar assets. Rental income for operating leases is recognized on a straight- line basis over the lease term. For the leases that are classified as direct financing or sales type leases, the aircraft is derecognized, and a net investment in the leased aircraft is recognized on the Company’s consolidated balance sheet. The net investment consists of a lease receivable and the expected unguaranteed residual value of the leased aircraft, each of which is determined on a discounted basis. The expected unguaranteed residual value of the aircraft is based on the Company’s estimate of the value of the aircraft at the expiration of the lease. Interest income is recognized on the net investment in the lease using the effective interest method to produce a consistent yield over the lease term.

The Company’s lease agreements with its customers include fixed lease payments and, in certain scenarios, variable lease payments based on the number of flight hours. In addition to the lease payments, certain of the Company’s contracts include non-lease components which come in various forms, such as maintenance services, flight crew, technicians, and fuel. Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone selling price basis, unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessor, as an accounting policy election by underlying asset class, to choose not to separate non lease components from lease components when the lease component, if accounted for separately, would be classified as an operating lease and when the timing and pattern of transfer for the lease and non-lease components associated with the lease component are the same. The Company has elected this practical expedient for all of its customer aircraft lease agreements that meet these conditions.

The Company assesses the lease term at the lease commencement date. The lease term is defined as the noncancelable period plus any period subject to a renewal option that is deemed reasonably certain of being exercised or subject to a termination option that is reasonably certain of not being exercised. Certain of the Company’s lease contracts do include renewal options that allow the customer to extend the lease term for an additional period of 6 months to 7 years. The Company typically does not include the renewal options as part of the lease term, as it does not believe that it is reasonably certain that such options will be exercised.

The Company has included additional disclosures about its lessor leasing activity in Note 6.

(n)    Leases-Lessee Arrangements

The Company leases office space, hangar space and aircraft under operating leases. The aircraft subject to operating lease agreements are used as part of the Company’s core operations and leased to certain customers via subleases. The Company determines if an arrangement is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

Topic 842 defines a short-term lease as a lease with a lease term of twelve months or less and that does not include a purchase option that is reasonably certain of being exercised. A lessee, as an accounting policy, can elect to not recognize short-term leases on the balance sheet, but rather recognize the related lease cost on a straight- line basis over the short-term lease period. The Company has elected this policy for all classes of assets.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

At the lease commencement date, the Company recognizes a lease liability and a ROU asset representing its right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments, and the ROU asset is measured on the basis of this liability, and adjusted as necessary by prepaid and accrued rent, lease incentives and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight- line basis over the lease term in the consolidated statement of comprehensive income. Finance lease cost is comprised of separate interest and amortization components and is presented in the consolidated statement of comprehensive income. The Company’s leasing activities are currently limited to operating leases.

Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone price basis unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessee, as an accounting policy election by underlying asset class, to choose not to separate lease and non-lease components and instead account for the separate lease component and associated non lease components on a combined basis. The Company has elected to apply this practical expedient for all classes of assets.

For leases acquired in business combinations, the Company will retain the lease classification used by the acquiree unless the Company modifies a lease in a manner that is not accounted for as a separate contract. For leases in which the acquiree was the lessee, the Company will measure the lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease of the Company at the acquisition date. The Company will measure the ROU asset at the same amount as the lease liability as adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms. Acquired leasehold improvements will be amortized over the shorter of the useful life of the assets and the remaining lease term at the date of acquisition. However, if the lease transfers ownership of the underlying asset to the lessee, or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the lessee shall amortize the leasehold improvements to the end of their useful life.

The Company’s leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the result of the Company’s election to not separate lease and non-lease components, all variable costs associated with the lease are expensed in the period incurred and presented and disclosed as variable lease costs. The Company’s lease agreements do not contain any residual value guarantees or material restrictive financial covenants. The Company does not have any leases that have not yet commenced that create significant rights and obligations for the lessee.

The Company’s leases expire over the next 22 years and include options that grant the Company the ability to renew or extend the leases, with the renewal options extending the lease for an additional 1 to 10 years, depending on the lease. When determining the lease term, the Company does not include renewal options unless the renewals are deemed to be reasonably certain of being exercised at the lease commencement date.

Topic 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset, unless that rate is not readily determinable. When the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate. The Company’s incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, over a similar term and in a similar

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

economic environment. The incremental borrowing rate is determined for each lease based on the lease term and the underlying asset, using observable market data and Company specific credit assumptions.

The Company applies an updated incremental borrowing rate for new leases and upon remeasurement events for existing leases.

The Company has included additional disclosures about its operating leases in Note 7.

(o)    Derivatives

The Company uses interest rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable rate debt instruments. All derivative instruments are recognized as either assets or liabilities on the consolidated balance sheets at their respective fair values. The Company has designated its February 2026 interest rate cap agreement as a cash flow hedge of forecasted variable-rate interest payments and applies hedge accounting to that instrument in accordance with ASC 815, Derivatives and Hedging. Changes in the fair value of the effective portion of the designated hedge are recorded in accumulated other comprehensive income (loss) and reclassified into interest expense in the periods during which the hedged forecasted interest payments affect earnings. Any ineffective portion of the hedge is recognized in current-period earnings. The Company assesses the effectiveness of its hedging relationships on an ongoing basis to determine whether the hedges continue to qualify for hedge accounting. The Company’s August 2022 interest rate cap and December 2022 interest rate swap have not been designated as hedging instruments; therefore, changes in the fair values of those derivative instruments are recognized in earnings each reporting period.

(p)    Warrant Liabilities

The Company evaluates warrants issued in connection with financing transactions to determine whether such instruments are freestanding financial instruments and whether they should be classified as liabilities or equity in accordance with ASC 480, Distinguishing Liabilities from Equity, and other applicable accounting guidance.

Warrants that include provisions that could require the Company to repurchase its equity instruments for cash or other assets, or that otherwise meet the criteria for liability classification under ASC 480, are classified as warrant liabilities. Warrant liabilities are initially recognized at fair value on the issuance date and are subsequently remeasured at fair value at each reporting date until settlement, expiration or exercise.

Changes in the fair value of warrant liabilities are recognized in other expense in the consolidated statements of comprehensive income.

The fair value of warrant liabilities is determined using valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of observable inputs and minimizing the use of unobservable inputs. The Company estimates the fair value of its warrant liabilities using the Black Scholes option pricing model. Significant assumptions used in the valuation include the expected term of the warrants, expected volatility, risk free interest rate and dividend yield.

Warrant liabilities are classified within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs. See Note 13 for additional information.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

(q)    Assets Held for Sale

The Company classifies long-lived assets as held for sale when management commits to a plan to sell the assets and all criteria for held for sale classification are met in accordance with ASC 205-20 and ASC 360-10. Upon classification as held for sale, the carrying amounts of such assets are reclassified from property and equipment, net, to current assets within “Assets held for sale” on the consolidated balance sheets.

Assets classified as held for sale are measured at the lower of carrying amount or fair value less cost to sell. Depreciation ceases when assets are classified as held for sale. Assets classified as held for sale are evaluated at each reporting date to determine whether the held-for-sale criteria continue to be met. If the criteria are no longer met, the assets are reclassified as held and used and measured in accordance with the applicable guidance for long-lived assets.

The classification of assets as held for sale does not result in discontinued operations presentation unless the disposition represents a strategic shift that has, or will have, a major effect on the Company’s operations or financial results.

(r)     Merger

On February 16, 2026, the Company and Air Industries Group (AIR) entered into an Agreement and Plan of Merger (the Merger Agreement) to combine the Company’s aviation business with AIR’s aerospace manufacturing business. This “reverse merger” will result in the Company owning approximately 95% of AIR’s outstanding shares based on a calculation of “Debt Adjusted AIR Share Price” (as defined) in the Merger Agreement. The merger is subject to AIR shareholder approval, related regulatory filings, U.S. government approvals and other closing conditions customary for transactions of this size and nature.

As the Merger is anticipated to occur subsequent to the consolidated balance sheet date, this subsequent event activity has not been reflected in the accompanying consolidated financial statements as of June 30, 2026.

(2)    Contingent Consideration

The Company had a contingent consideration arrangement associated with the DST acquisition on December 22, 2022. The contingent consideration arrangement, as evidenced by a seller note, required the Company to pay the former owner of DST a payout based on the achievement of certain financial metrics of DST during 2023, 2024, and 2025, with a target amount of $15,000,000, as adjusted higher or lower based on the formula in the seller note, to be paid in three installments, the first during 2024, the second during 2025, and the third during 2026. The fair value of the contingent consideration arrangement at the date of acquisition of $9,300,000 and subsequent remeasurement was estimated by applying the income approach. That measure is based on significant inputs that are not observable in the market, which are referred to as Level 3 inputs (see discussion of the fair value hierarchy at Note 1(l). The final portion of the contingent liability was paid out in April 2026 and as such, at June 30, 2026 and December 31, 2025, the amount reflected as a contingent consideration liability on the consolidated balance sheets of the Company was $0 and $4,716,077, respectively. In 2026 and 2025, payments were made to the former owner in the amounts of $5,343,832 and $3,853,013, respectively.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(3)    Goodwill and Customer Relationship Intangibles

The goodwill of $33,202,473 reflected on the Company’s consolidated balance sheets as of June 30, 2026 and December 31, 2025 was associated with the acquisition of DST by the Company in 2022 and the acquisition of TAH by the Company in 2018. There were no changes in the carrying amount of goodwill for the three and six months ended June 30, 2026 and 2025.

The following table presents information as of June 30, 2026 and December 31, 2025 regarding the Company’s other identifiable intangible assets subject to amortization:

	June 30, 2026
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$52,613,675	$39,751,325
	December 31, 2025
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$50,092,323	$42,272,677

The customer relationship intangibles have a weighted average remaining useful life of 9.6 years. Amortization expense was $1,267,642 and $2,521,353 for the three and six months ended June 30, 2026, respectively, and $1,424,738 and $2,833,820, for the three and six months ended June 30, 2025, respectively.

The following table presents information regarding estimated amortization expense of the Company’s amortizable identifiable intangible assets for the next five years:

For the year ending December 31, 2026 (remaining)	$2,563,143
For the year ending December 31, 2027	4,548,394
For the year ending December 31, 2028	6,646,871
For the year ending December 31, 2029	6,434,875
For the year ending December 31, 2030	6,374,055
For the year ending December 31, 2031	6,800,272

(4)    Long-Term Debt

On January 8, 2018, the Company (as initial borrower) and TAH (as successor borrower) entered into a First Lien Credit Agreement (First Lien) with a group of banks and a Second Lien Credit Agreement (Second Lien) with an investment firm. The First Lien was refinanced on August 3, 2022, representing the Amended and Restated First Lien Credit Agreement, and included an increase in the term loan to $85,000,000 and provided for a $15,000,000 revolving line of credit and a

$40,000,000 Delayed Draw Term Loan. The maturity date of the First Lien was the earliest of (a) August 3, 2027, (b) the date six months prior to the maturity date of the Second Lien and (c) the date twelve months prior to the maturity date of the Holdco subordinated term loan agreement. The Second Lien was amended on August 3, 2022, which extended the maturity date to July 10, 2025. The First Lien was amended on December 22, 2022, to add an additional term loan in the amount of

$40,000,000 and increase the revolving line of credit to $20,000,000. On November 29, 2023, the Company entered into an incremental delayed draw term loan agreement with its lender to provide an additional commitment of $15,000,000.

The First Lien was refinanced on January 23, 2024, representing the Second Amended and Restated Credit Agreement, and included a term loan of $172,500,000 and provided for a $30,000,000 revolving line of credit and a $42,500,000 Delayed Draw Term Loan feature. As part of this refinancing, the Second Lien was paid in full.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(4)    Long-Term Debt (cont.)

On September 9, 2025, the Second Amended and Restated Credit Agreement was amended to provide for (a) a $200,000,000 term loan, (b) a Delayed Draw Term Loan #1 of $40,000,000, (c) a Delayed Draw Term Loan #2 of $60,000,000 (none of which has been drawn through December 31, 2025) and (d) a $30,000,000 revolving line of credit (of which $6,650,000 was drawn as of December 31, 2025).

On January 7, 2026, the Second Amended and Restated Credit Agreement was further amended to provide for (a) a $200,000,000 term loan, (b) a Delayed Draw Term Loan # 1 of $40,000,000 (of which $40,000,000 was drawn as of June 30, 2026), (c) a Delayed Draw Term Loan # 2 of $60,000,000 (of which $48,057,153 was drawn as of June 30, 2026) and (d) a 30,000,000 revolving line of credit.

The maturity date of the amended First Lien is the earliest of (a) January 7, 2031, (b) the date twelve months prior to the maturity date of the Subordinated Term Loan and (c) the date six months prior to the maturity date of the Second Lien. The revolving line of credit had an outstanding balance of $15,338,739 and $6,650,000 at June 30, 2026 and December 31, 2025, respectively. The revolving line of credit has the same maturity date as the First Lien and has a variable interest rate, which was 6.97% as of June 30, 2026. Interest related to the revolving line of credit is paid monthly.

On January 7, 2026 the Company entered into a new Second Lien Credit Agreement with an investment firm to provide for Second Lien Debt of $30,000,000. The maturity date of the Second Lien Debt is July 7, 2031. Repayment of the loan principal is due at maturity.

On January 8, 2018, Holdco entered into a $37,500,000 subordinated term loan agreement (the Subordinated Term Loan) with an investment firm. The Subordinated Term Loan, as amended on August 3, 2022, bears interest at a variable rate based on an adjusted Secured Overnight Financing Rate (SOFR), plus applicable margin. Interest is due quarterly; however, Holdco may pay up to 10.0% per annum of such interest in kind by capitalizing such portion of the accrued interest into the principal amount of the Subordinated Term Loan. Under certain conditions as set forth in the First and Second Lien Term Loans, the payment of interest on this borrowing would not be permitted. Under these conditions, the entire accrued interest may be treated as in kind and capitalized into the principal amount of the Subordinated Term Loan. The borrowings under this Subordinated Term Loan agreement are subordinate to the First and Second Liens, collateralized by a security interest in Intermediate Holdco and originally were scheduled to mature on January 4, 2024. The agreement was amended on August 3, 2022, to extend the maturity date to January 4, 2026.

As part of the refinancing of the First Lien Term Loan on August 3, 2022, the Company repaid $21,000,000 on this Subordinated Term Loan. Additionally, on December 22, 2022, the Subordinated Term Loan agreement was amended to make additional term loans in the amount of $5,000,000 under the same terms and conditions. On January 23, 2024, the Subordinated Term Loan was amended to extend the maturity date from January 4, 2026 to January 23, 2027. The Subordinated Term Loan was amended again on December 30, 2024, to extend the maturity date from January 23, 2027 to July 23, 2027.

On January 7, 2026, the Subordinated Term Loan was extinguished, and all previous unamortized financing costs were expensed. Concurrently, Holdco entered into a new subordinated term loan agreement with a different lender, maturing on January 7, 2032. In connection with this new Subordinated Term Loan, Warrants were issued, as further described in Note 13. Repayment of the loan principal is due at maturity. The amount of interest capitalized was $320,045 and $609,977 for the three and six months ended June 30, 2026, respectively and $0, for the three and six months ended June 30, 2025. The amount outstanding was $43,109,977 and $29,471,221 as of June 30, 2026 and December 31, 2025, respectively, and the interest rate was 15.00% and 18.09% at June 30, 2026 and December 31, 2025, respectively.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(4)    Long-Term Debt (cont.)

During the three months ended June 30, 2026, the Company received approximately $19,000,000 of proceeds from the sale of an aircraft. In accordance with the mandatory prepayment provisions of the First Lien, the Company applied the proceeds to reduce outstanding borrowings. The prepayment was applied to future scheduled principal installments and satisfied the next five quarterly amortization payments. Accordingly, as of June 30, 2026, no scheduled principal payments are due within one year, and no current portion of the First Lien has been classified as current liabilities.

The Company held the following long-term debt at June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
First Lien term note payable to bank, due in quarterly installments of $2,500,000 through March 31, 2028; $3,750,000 through March 31, 2030; $5,000,000 thereafter with a balloon payment at maturity of January 7, 2031; variable interest rate (6.97% at June 30, 2026); secured by aircraft.	$184,316,089	$—
First Lien term note payable to bank, due in quarterly installments of $3,750,000 through March 31, 2026; $5,000,000 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (7.52% at December 31, 2025); secured by aircraft.	—	196,250,000
Delayed Draw Term Loan #1 payable to a bank, due in quarterly installments of $500,000 through March 31, 2028; $750,000 through March 31, 2030; $1,000,000 thereafter with a balloon payment at maturity of January 7, 2031; variable interest rate (6.97% at June 30, 2026); secured by aircraft.	36,863,218	—
Delayed Draw Term Loan #2 payable to a bank, due in quarterly installments of $600,714 through March 31, 2028; $901,072 through March 31, 2030; $1,201,429 thereafter with a balloon payment at maturity of January 7, 2031; variable interest rate (6.97% at June 30, 2026); secured by aircraft.	44,288,532	—
Delayed Draw Term loan #1 payable to a bank, due in quarterly installments of $750,000 through March 31, 2026; $1,000,000 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (7.43% and 7.52% at December 31, 2025); secured by aircraft.	—	39,252,029
Second Lien term note payable to investment firm, principal due at maturity of July 7, 2031; fixed interest rate (11.50% at June 30, 2026).	30,000,000	—
Subordinated Term Loan payable to investment firm, principal (including interest of $609,977 paid in-kind) due at maturity of January 7, 2032; fixed interest rate (15.00% at June 30, 2026).	43,109,977	—
Subordinated Term Loan payable to investment firm, principal due at maturity of July 23, 2027; variable interest rate (18.09% at December 31, 2025).	—	29,471,221
	338,577,816	264,973,250
Less current maturities	—	(22,500,000)
Less unamortized discount on debt	(2,616,850)	(619)
Less unamortized debt issuance costs	(4,469,043)	(2,707,971)
	$331,491,923	$239,764,660

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(4)    Long-Term Debt (cont.)

The variable interest rate is defined in the amended first lien credit agreement as an adjusted Secured Overnight Financing Rate (SOFR) plus applicable margin or a base rate plus applicable margin. The loan may consist of the adjusted SOFR rate, the base rate or a combination thereof, at the borrower’s option.

All indebtedness is collateralized by substantially all of the Company’s property and equipment. In connection with its indebtedness, the Company is required, among other things, to maintain certain financial covenants, which include consolidated leverage and fixed charge ratios, that must be complied with prior to certain distributions being made to its members.

The estimated fair value of the Company’s long-term debt approximates its carrying amount primarily due to the recent amendments of the instruments at market rates.

Aggregate annual maturities of the Company’s long term debt at June 30, 2026 are as follows:

2026 (remaining)	$—
2027	2,615,686
2028	19,803,929
2029	21,604,287
2030	27,005,358
Thereafter	267,548,556
$338,577,816

(5)    Interest Rate Cap and Swap Agreements

On August 3, 2022, in connection with the refinance of the Company’s First Lien, for a fee of $1,444,822, the Company entered into an interest rate cap agreement to provide a hedge against the risk of rising interest rates on its indebtedness. The notional amount as of June 30, 2026 and December 31, 2025 was $75,000,000. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of comprehensive income. The fair value of the interest rate cap as of June 30, 2026 and December 31, 2025 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value was a gain of $158 and a gain of $9,520 for the three and six months ended June 30, 2026, respectively, and a loss of $84,473 and a loss of $239,668 for the three and six months ended June 30, 2025, respectively.

On December 22, 2022, the Company entered into an interest rate swap agreement at no charge to provide a hedge against the risk of rising interest rates on its indebtedness incurred in connection with the acquisition of DST. The notional amount as of June 30, 2026 and December 31, 2025 was $40,000,000. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of comprehensive income. The fair value of the interest rate swap as of June 30, 2026 and December 31, 2025 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value was a gain of $135,979 and a gain of $345,385 for the three and six months ended June 30, 2026, respectively, and a loss of $178,751 and a loss of $529,125 for the three and six months ended June 30, 2025, respectively.

On February 19, 2026, in connection with the refinance of the Company’s First Lien, for a fee of $500,000, the Company entered into an interest rate cap agreement to provide a hedge against the risk of rising interest rates on its indebtedness. The notional amount as of June 30, 2026 was $150,000,000. The Company has designated the interest rate cap as a cash flow hedge of forecasted variable-rate interest payments. The derivative is carried at fair value in other noncurrent assets on the consolidated balance sheets. The fair value of the interest rate cap as of June 30, 2026 was $845,068. The fair value measurement is based on observable inputs in the

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(5)    Interest Rate Cap and Swap Agreements (cont.)

market, which are referred to as Level 2 inputs in the fair value hierarchy. The amount of accumulated other comprehensive income (AOCI) expected to be released into earnings over the next 12 months is not expected to be material.

The following table presents the fair value of the cash flow hedge balance as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Derivative asset	$845,068	$—

For the three and six months ended June 30, 2026, no amounts were reclassified to interest expense.

(6)    Leasing Activities — Lessor

The Company, as part of its core business, leases aircraft to its customers by executing dry lease and wet lease agreements, as described in Note 1(m).

Operating Lease Agreements

Principally, all rental income is the result of lease agreements with governmental agencies or their contractors that are typically for a term of one year, with options for annual extensions.

The income earned for operating leases during the three and six months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Rental income: straight-line lease payments(1)	$24,702,211	$8,551,190	$49,508,634	$16,897,352
Rental income: variable lease payments(2)	2,032,483	1,805,135	3,582,189	3,204,177
Total rental income – operating leases	$26,734,694	$10,356,325	$53,090,823	$20,101,529

____________

(1)      Presented within aircraft rental income in the consolidated statements of income.

(2)      Presented within aircraft flight hour income in the consolidated statements of income.

As of June 30, 2026, the maturity analysis of lease payments expected to be received under operating leases under Topic 842 is as follows:

Period	Total
2026 (remaining)	$39,142,225
2027	14,902,224
$54,044,449

Assets reported in the consolidated balance sheets under operating lease agreements at June 30, 2026 and December 31, 2025 are as follows:

	June 30, 2026	December 31, 2025
Aircraft	$150,266,106	$139,973,363
Less accumulated depreciation	(38,780,655)	(33,177,004)
Net property under lease agreements	$111,485,451	$106,796,359

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(6)    Leasing Activities — Lessor (cont.)

Net Investment in Leases

In 2019, the Company entered into a lease agreement with an unaffiliated company that qualifies as a direct financing lease. This lease expired in March 2025. In both 2022 and 2023, the Company entered into lease agreements that qualified as sales type leases. Both of these leases expired in September 2025.

The income earned for net investment in leases during the three and six months ended June 30, 2026 and 2025 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Rental income – interest(3)	$—	$2,049,406	$—	$4,239,447

____________

(3)      Presented within aircraft rental income in the consolidated statements of income

As of June 30, 2026 and December 31, 2025, there were no components of the net investment in the Company’s leases under Topic 842.

(7)    Leasing Activities — Lessee

As discussed in Note 1(n), the Company leases office space, hangar space and aircraft. All of the Company’s leases are classified as operating leases. The Company’s leases are non-cancelable and expire on various terms through 2048.

The following table presents the components of the Company’s ROU assets and liabilities as of June 30, 2026 and December 31, 2025:

Components of lease balances	June 30, 2026	December 31, 2025
Assets:
Operating lease ROU assets	$7,871,835	$4,239,427
Total leased assets	$7,871,835	$4,239,427

Liabilities:
Operating lease liabilities – current	$5,719,598	$2,687,734
Operating lease liabilities – noncurrent	1,044,581	1,647,743
Total leased liabilities	$6,764,179	$4,335,477

The following table presents the components of lease cost in the consolidated statements of comprehensive income for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
Components of lease cost(1)	2026	2025	2026	2025
Operating lease cost	$2,182,953	$1,025,910	$3,668,730	$2,093,812
Variable lease cost	3,415	7,498	3,415	7,856
Short-term, lease cost	60,672	249,163	121,080	268,656
Total lease cost	$2,247,040	$1,282,571	$3,793,225	$2,370,324

____________

(1)      The components of lease cost are presented in aircraft rental expense, general and administrative, maintenance and direct costs in the consolidated statements of income.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(7)    Leasing Activities — Lessee (cont.)

The following table includes the future maturities of lease payments for operating leases for the periods after June 30, 2026:

Period	Total
2026 (remaining)	$4,239,412
2027	1,911,919
2028	153,907
2029	157,960
2030	162,119
Thereafter	1,013,805
Total lease payments	7,639,122
Less liability accretion	(874,943)
Total lease liabilities	$6,764,179

The following table includes the weighted average lease term and discount rate for operating leases as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Weighted average remaining lease term	50.7 months	80.2 months
Weighted average discount rate	7.30%	3.68%

The following table sets forth the cash activities associated with the Company’s leases for the three months ended June 30, 2026 and 2025:

	June 30, 2026	December 31, 2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$3,994,495	$4,315,651

(8)    Membership Classes

At June 30, 2026 and December 31, 2025, the Company had two and three classes, respectively, of membership units outstanding. At June 30, 2026 Class A-1 and A-3 members held ownership interests of 84% and 16%, respectively. At December 31, 2025, Class A-1, Class A-2 and Class A-3 members held ownership interests of 54%, 36% and 10%, respectively. Class A-1 and Class A-2 represent the voting membership of the Company based on their respective ownership. The Company has the authority to issue an unlimited amount of additional membership units in the three current classes of membership units or issue additional classes of membership units.

In connection with certain outside Board of Directors’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such directors secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair market value, or the director can exercise his right to sell up to 25% of the membership interest to the Company in any year beginning on the fifth anniversary of the measuring date (defined in the director’s equity ownership agreement as January 8, 2018). The notes receivable of $216,000 and $250,000 as of June 30, 2026 and December 31, 2025, respectively, have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

In connection with certain employees’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such employees secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(8)    Membership Classes (cont.)

market value, or the employee can exercise their right to sell up to 25% of the membership interest to the Company in any year beginning on the fifth anniversary of the measuring date (defined in the Management Equity Ownership Agreements as of July 10, 2020, January 1, 2021, January 23, 2023, March 13, 2023, and January 1, 2024). On October 1, 2022, the Company assigned its rights in these note agreements to Managers Equity, LLC. The notes receivable of $2,062,500 as of June 30, 2026 and December 31, 2025 have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

On January 7, 2026, in conjunction with the refinancing transactions described in Note 4, the Company completed a member unit redemption transaction in which 4,500,000 Class A-2 membership units and 180,000 Class A-1 membership units were redeemed and retired for a total of $78,000,000.

The Company is a limited liability company organized under the laws of the State of Delaware. The Company has three classes of membership interests:

•        Class A-1 units — Entitled to voting rights and participation in distributions and profits and losses on a pro rata basis, as defined in the Amended and Restated Limited Liability Company Agreement dated January 8, 2018 (LLC Agreement).

•        Class A-2 units — Entitled to voting rights and participation in distributions and profits and losses on a pro rata basis, as defined in the LLC Agreement.

•        Class A-3 units — Nonvoting rights entitled to participation in distributions and profits and losses on a pro rata basis, as defined in the LLC Agreement.

The Company had the following members’ equity activity by class for the six months ended June 30, 2026 and 2025:

	A-1 Units		A-2 Units		A-3 Units		Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2024	6,750,000	11,497,313	4,500,000	7,664,907	1,125,000	3,304,797	12,375,000	22,467,017
Net income		3,460,457		2,306,972		576,742		6,344,171
Distributions		(1,812,777)		(1,205,857)		(302,064)		(3,320,698)
Balance, March 31, 2025	6,750,000	13,144,993	4,500,000	8,766,022	1,125,000	3,579,475	12,375,000	25,490,490
Net income		2,056,618		1,371,079		342,770		3,770,467
Distributions		(1,718,827)		(1,145,916)		(296,641)		(3,161,384)
Balance, June 30, 2025	6,750,000	13,482,784	4,500,000	8,991,185	1,125,000	3,625,604	12,375,000	26,099,573

Balance, December 31, 2025	6,750,000	16,399,590	4,500,000	10,935,703	1,125,000	4,098,309	12,375,000	31,433,602
Net income		7,431,673		233,723		1,270,913		8,936,309
Distributions		(20,608)		—		(19,929)		(40,537)
Unit repurchases, at carrying value	(180,000)	(446,671)	(4,500,000)	(11,169,426)		—	(4,680,000)	(11,616,097)
Excess consideration paid over carrying value, inclusive of transaction costs		(60,265,709)		—		(10,319,198)		(70,584,906)
Balance, March 31, 2026	6,570,000	(36,901,725)	—	—	1,125,000	(4,969,905)	7,695,000	(41,871,630)
Net income		2,684,155		—		459,603		3,143,758
Distributions		(324,962)		—		(36,168)		(361,130)
Member unit repurchase transaction costs		(24,207)		—		(4,144)		(28,351)
Balance, June 30, 2026	6,570,000	(34,566,739)	—	—	1,125,000	(4,550,614)	7,695,000	(39,117,353)

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(8)    Membership Classes (cont.)

The Company does not separately present these classes within the equity section of the consolidated balance sheets; therefore, the amounts attributable to each class are disclosed herein. This disclosure is intended to help financial statement users understand both the economic rights of the members and the composition of the Company’s equity structure.

The rights and obligations of the equity holders of the Company (the members) are governed by the LLC Agreement. The LLC Agreement provides that the members of the Company will not be liable for obligations or liabilities of the Company, except to the extent provided by the Delaware Limited Liability Company Act of the State of Delaware.

Pursuant to limited liability statutes of Delaware, a person who is a member of a limited liability company is not liable for a debt, obligation or liability of the limited liability company beyond their capital contributions, whether arising in contract, tort or otherwise or for the acts or omissions of any other member, agent or employee of the limited liability company.

Aside from the membership unit redemption transaction mentioned earlier in this note, during the three and six months ended June 30, 2026, the Company paid tax and other distributions to its members in the amounts of $361,130 and $401,667, respectively. During the three and six months ended June 30, 2025, the Company paid tax and other distributions to its members in the amounts of $3,161,413 and $6,482,112, respectively.

(9)    Related Party Transactions

The Subordinated Term Loan was principally provided by the Class A-2 members until it was refinanced on January 7, 2026 (see Note 4).

The Company pays management fees and reimbursements for other expenses to an affiliate that has common ownership with the Company. Total management fees incurred relating to these transactions totaled $956,746 and $1,816,593 for the three and six months ended June 30, 2026, respectively, and $735,697 and $1,407,702 for the three and six months ended June 30, 2025, respectively. Total expense reimbursements incurred relating to these transactions totaled $0 for the three and six months ended June 30, 2026 and $30,750 and $62,250 for the three and six months ended June 30, 2025, respectively. These management fees and expense reimbursements are included in other costs and expenses on the consolidated statements of comprehensive income. In addition, in conjunction with the redemption of certain membership interests on January 7, 2026, the Company paid $1,000,000 to this affiliate for services performed related to this transaction. This amount is included in equity on the consolidated balance sheets. Please see Note 8 for additional information.

Additionally, the Company recognized reimbursements for aircraft usage and other costs of $9,197 and $40,158 from these affiliates for the three and six months ended June 30, 2026, respectively and $6,889 and $17,178 for the three and six months ended June 30, 2025, respectively. TAH incurred fees for director and consulting services paid to members of the Board of Directors of the Company in the amount of $161,538 and $288,531 for the three and six months ended June 30, 2026, respectively, and $152,337 and $295,746 for the three and six months ended June 30, 2025, respectively.

The Company sold an aircraft to an entity affiliated with a member of the Board of Directors in the amount of $18,988,600 during the six months ended June 30, 2026. This sale resulted in a loss of $1,208,515.

The Company pays aircraft maintenance and modification fees to Stevens Aerospace and Defense Systems, LLC (Stevens), a company with common ownership. During the three and six months ended June 30, 2026, the Company incurred costs of $8,236 and $229,538, respectively, payable to Stevens, of which $0 was capitalized. During the three and six months ended June 30, 2025, the Company incurred costs of $2,138,304 and $2,746,464, respectively, payable to Stevens, of which $509,554 was capitalized.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(9)    Related Party Transactions (cont.)

The Company receives security and avionic related services from and provides services to companies owned or controlled by the former owner and current officer of DST (see Note 2). The net service costs incurred by the Company totaled $33,817 and $56,686 during the three and six months ended June 30, 2026, respectively, and $384,513 and $421,906, during the three and six months ended June 30, 2025, respectively.

During 2024 and 2026, TAH issued six and two notes receivable, respectively, to two members of management. The notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The notes receivable of $759,419 and $431,735, which include accrued interest, as of June 30, 2026 and December 31, 2025, respectively, are included as a receivable to TAH within other noncurrent assets.

The Company incurred costs of $0 for the three and six months ended June 30, 2026 and $394,000 and $766,500 for the three and six months ended June 30, 2025, respectively, payable to Overwatch. Of these amounts, $0 and $372,500 was capitalized during the six months ended June 30, 2026 and 2025, respectively.

Amounts payable to related parties as of June 30, 2026 and December 31, 2025 totaled $11,776 and $37,993, respectively. Amounts receivable from related parties as of June 30, 2026 and December 31, 2025 totaled $767,048 and $432,735, respectively.

(10)  Profit Sharing Plan

Tenax TM, LLC has a 401(k) profit sharing plan covering substantially all employees. Employees are eligible for matching contributions equal to 100% of their contribution up to 4% of employees’ salaries. Employer contributions to the plan were $135,075 and $248,833 for the three and six months ended June 30, 2026, respectively, and $126,415 and $220,473, for the three and six months ended June 30, 2025, respectively.

DST has a 401(k) profit sharing plan covering substantially all employees. Employees are eligible for matching contributions equal to 100% of their contribution up to 4% of employees’ salaries. In addition, DST elected to make discretionary profit-sharing contributions in 2026 and 2025. Employer contributions to the plan were $191,474 and $756,307 for the three and six months ended June 30, 2026, respectively, and $119,087 and $457,474, for the three and six months ended June 30, 2025, respectively.

(11)  Significant Concentrations

The Company earned 45% and 57% of its revenues for the three and six months ended June 30, 2026, respectively, from three and four customers, respectively, which receive funding primarily through government contracts. The four customers accounted for approximately 52% of accounts receivable at June 30, 2026.

(12)  Assets Held for Sale

The Company classified certain aircraft as assets held for sale after determining that the criteria for held for sale classification under ASC 205-20 and ASC 360-10 were met. The assets were reclassified from property and equipment, net, to current assets within “Assets held for sale” on the consolidated balance sheets.

During the three months ended June 30, 2026, the Company sold two aircraft held in assets held for sale for a selling price of $22,400,000, which resulted in a loss on sale of $748,596.

As of June 30, 2026 and December 31, 2025, assets held for sale consisted of one and no aircraft, respectively, with an aggregate carrying amount of $900,000 and $0, respectively. The assets were measured at the lower of carrying amount or fair value less cost to sell, and no impairment charge was recognized upon classification.

The Company does not expect the disposition of these assets to represent a strategic shift that has, or will have, a major effect on its operations or financial results. Accordingly, the assets held for sale are not presented as discontinued operations.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(13)  Warrants

In connection with the refinancing and recapitalization transactions completed on January 7, 2026 (see Notes 4 and 8), the Company issued four warrant agreements to certain lenders participating in the refinancing transaction. Each warrant agreement was executed contemporaneously and contains substantively identical terms. Accordingly, the warrants are accounted for and presented on a combined basis as a single class of warrants (collectively, the “Warrants”).

The Warrants provide the holders with the right to purchase an aggregate of 411,579 Class A 2 membership units of the Company. The Warrants were issued in conjunction with the Company’s entry into a new subordinated credit facility and related second lien financing arrangements (see Note 4). The Warrants were initially measured at fair value with the debt proceeds allocated between the debt and the warrants using the residual value, with the offset recorded as additional debt discount.

The Warrants have a weighted average exercise price of $16.67 per unit and are exercisable, in whole or in part, at any time from the issuance date through January 7, 2036, unless earlier exercised or terminated in connection with a Company Sale Event, as defined in the Company’s amended and restated limited liability company agreement.

The Warrants may be exercised through either:

•        Cash settlement, or

•        Net (cashless) settlement, whereby the Company withholds a number of Class A 2 units with an aggregate fair value equal to the exercise price.

No fractional units are issued upon exercise; any fractional interests are settled in cash. Upon exercise, the holder becomes a member of the Company and is subject to the provisions of the Company’s amended and restated limited liability company agreement.

In the event of a Company Sale Event, the Warrants are subject to automatic exercise and entitle the holders to receive consideration equal to the intrinsic value of the Warrants, payable in cash, equity securities or a combination thereof, consistent with the form of consideration received by holders of Class A 2 units.

Accounting Treatment

The Warrants represent freestanding financial instruments of the Company. The Company evaluated the Warrants under ASC 480, Distinguishing Liabilities from Equity, as well as other applicable accounting guidance, to determine their appropriate classification and measurement.

Because the Warrants include a put feature that would require the Company to repurchase the underlying equity interests for cash, the Warrants are classified as liabilities. The warrant liabilities were initially measured at fair value on the issuance date using a Black Scholes valuation model and are remeasured at fair value at each reporting date, with changes in fair value recognized in earnings. The warrant liabilities are included in other long-term liabilities on the balance sheet. The change in fair value for the three and six months ended June 30, 2026 was a loss of $9,466 and a gain of $45,274, respectively.

The Warrants contain customary anti-dilution provisions that provide for adjustments to the number of Class A 2 units issuable upon exercise and/or the exercise price in the event of certain equity issuances, unit splits, reclassifications, business combinations or other dilutive events, subject to specified exclusions.

The Warrants and the Class A 2 units issuable upon exercise are restricted securities and may not be transferred except in compliance with applicable federal and state securities laws and the Company’s limited liability company agreement. Transfers to natural persons are prohibited.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
(Unaudited)

(14)  Subsequent Events

On August 14, 2026, the Company completed a refinancing of its existing First Lien, which included (i) the refinancing of the Company’s existing First Lien term loan and Delayed Draw Term Loans payable, (ii) the renewal and increase of its existing revolving credit facility and (iii) the addition of new Delayed Draw Term Loan commitments. The transaction enhanced the Company’s liquidity and provided capital for the Company’s anticipated merger with AIR and for additional aircraft acquisitions, as needed.

The Company is currently evaluating the accounting impact of the refinancing, including the treatment of existing debt issuance costs and other transaction-related costs. Accordingly, the effect of the refinancing on the accompanying financial statements has not yet been determined.

The Company evaluated subsequent events through September 2, 2026, the date on which these consolidated financial statements were available to be issued and determined that no other subsequent events occurred that require recognition or disclosure.

KPMG LLP
Suite 1700
100 North Tampa Street
Tampa, FL 33602-5145

Independent Auditors’ Report

The Board of Directors
Tenax Aerospace Acquisition, LLC:

Opinion

We have audited the consolidated financial statements of Tenax Aerospace Acquisition, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025 in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Tampa, Florida
April 15, 2026, except as to Note 8, Membership Classes, which is as of September 2, 2026.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Balance Sheets
December 31, 2025 and 2024

	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$1,512,907	$1,594,761
Accounts receivable	24,339,179	13,037,728
Prepaid expenses and other assets	7,696,387	5,124,990
Net investment in leases	—	5,135,605
Total current assets	33,548,473	24,893,084
Property and equipment, net of accumulated depreciation and amortization	194,631,848	117,103,176
Customer relationship intangibles, net of accumulated amortization	42,272,677	47,987,287
Goodwill	33,202,473	33,202,473
Noncurrent net investment in leases	—	16,001,115
Operating lease right-of-use assets	4,239,427	6,947,902
Other noncurrent assets	8,967,102	11,487,924
Total assets	$316,862,000	$257,622,961
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$22,500,000	$14,062,500
Accounts payable and accrued expenses	7,326,106	10,040,157
Operating lease liabilities	2,687,734	4,060,831
Deferred revenue	1,736,529	7,511,864
Contingent consideration – current	4,716,077	3,853,013
Total current liabilities	38,966,446	39,528,365
Long-Term Liabilities:
Long-term debt, net of deferred financing costs and unamortized discount	239,764,660	189,760,970
Line of credit	6,650,000	788,098
Contingent consideration – long-term	—	4,500,000
Operating lease liabilities – long-term	1,647,743	2,891,011
Other long-term liabilities	712,049	—
Total long-term liabilities	248,774,452	197,940,079
Total liabilities	287,740,898	237,468,444

Equity:
Members’ equity	31,433,602	22,467,017
Less notes receivable for purchase of membership interest	(2,312,500)	(2,312,500)
Total equity	29,121,102	20,154,517
Total liabilities and equity	$316,862,000	$257,622,961

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Income
Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023
Revenues:
Service and product income	$69,898,782	$67,293,501	$58,986,101
Aircraft rental income	53,056,896	52,329,722	49,004,311
Aircraft flight hour income	8,042,442	6,728,915	5,128,724
Other income	2,445,333	2,261,912	2,018,588
Total revenues	133,443,453	128,614,050	115,137,724

Cost of revenues:
Direct costs	33,064,475	38,629,429	36,356,940
Maintenance	7,785,360	7,512,702	6,541,903
Aircraft rental expense	3,526,514	3,430,121	3,335,431
Depreciation	12,892,222	11,452,147	7,241,337
Subscriptions	3,180,822	3,229,003	2,202,750
Insurance	1,568,673	1,686,294	1,514,232
Total cost of revenues	62,018,066	65,939,696	57,192,593
Gross profit	71,425,387	62,674,354	57,945,131

Other costs and expenses:
General and administrative	21,467,253	18,545,660	16,215,766
Depreciation and amortization	6,214,635	6,877,818	8,014,645
Acquisition costs	30,750	104,300	255,126
Change in value of contingent consideration	216,077	994,013	3,404,833
Other	1,349,148	1,189,648	1,798,377
Total other costs and expenses	29,277,863	27,711,439	29,688,747
Operating income	42,147,524	34,962,915	28,256,384

Other income (expense):
Interest expense	(22,389,927)	(23,498,854)	(23,069,097)
Interest income	148,355	311,107	325,243
Other, net	(1,322,236)	(1,198,471)	(863,078)
Total other expense	(23,563,808)	(24,386,218)	(23,606,932)
Net income	$18,583,716	$10,576,697	$4,649,452

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Equity
Years Ended December 31, 2025, 2024 and 2023

	Member’s equity	Notes receivable from members	Total
Balance, December 31, 2022	$14,197,303	$(1,187,500)	$13,009,803
Net income	4,649,452	—	4,649,452
Distributions	(199,027)	—	(199,027)
Issuance of membership interests	1,000,000	(1,000,000)	—

Balance, December 31, 2023	19,647,728	(2,187,500)	17,460,228
Net income	10,576,697	—	10,576,697
Distributions	(7,882,408)	—	(7,882,408)
Issuance of membership interests	125,000	(125,000)	—

Balance, December 31, 2024	22,467,017	(2,312,500)	20,154,517
Net income	18,583,716	—	18,583,716
Distributions	(9,617,131)	—	(9,617,131)
Balance, December 31, 2025	$31,433,602	$(2,312,500)	$29,121,102

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023
Operating activities:
Net income	$18,583,716	$10,576,697	$4,649,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,106,857	18,329,965	15,255,982
Amortization of deferred financing costs and discount	795,644	747,838	649,768
Loss on interest rate cap and interest rate swap, net	863,156	379,923	1,171,223
Gain on sale of aircraft and disposal of other fixed assets, net	(1,917,716)	(1,521,734)	(379,178)
Interest paid in-kind (PIK)	—	769,029	—
PIK interest paid	—	(750,000)	—
Change in value of contingent consideration	216,077	994,013	3,404,833
Payment of contingent consideration liability in excess of acquisition-date fair value	(519,013)	(2,962,833)	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(11,301,451)	3,079,384	(4,661,461)
Prepaid expenses and other current assets	(1,171,397)	3,126,816	(5,521,360)
Net investment in leases	(263,282)	1,388,362	902,491
Other noncurrent assets	(286,237)	243,103	(272,872)
Accounts payable and accrued expenses	(2,714,051)	4,176,700	1,639,607
Deferred revenue	(5,063,286)	6,558,473	193,922
Other, net	92,110	(350,740)	370,286
Net cash provided by operating activities	16,421,127	44,784,996	17,402,693

Investing activities:
Purchases of property and equipment	(69,833,604)	(12,912,077)	(44,091,980)
Deposits on purchases of property and equipment, net of refunds	(2,850,539)	(7,124,367)	(8,043,112)
Proceeds from sale of property and equipment	5,624,845	12,607,011	1,255,623
Acquisition, net of cash acquired	—	—	(1,764,380)
Other investing activities	—	(405,270)	—
Net cash used by investing activities	(67,059,298)	(7,834,703)	(52,643,849)

Financing activities:
Proceeds from issuance of long-term debt	267,500,000	187,500,000	39,393,500
Principal payments on long-term debt	(208,951,096)	(206,327,605)	(13,521,972)
Proceeds from line of credit	86,273,483	49,398,327	27,828,463
Principal payments on line of credit	(80,411,581)	(59,938,692)	(17,500,000)
Debt issuance costs paid	(903,358)	(1,316,699)	(251,201)
Member distributions	(9,617,131)	(7,882,408)	(199,027)
Payment of contingent consideration liability up to acquisition-date fair value	(3,334,000)	(2,383,000)	—
Net cash (used in) provided by financing activities	50,556,317	(40,950,077)	35,749,763
(Decrease) increase in cash and cash equivalents	(81,854)	(3,999,784)	508,607
Cash and cash equivalents at beginning of year	1,594,761	5,594,545	5,085,938
Cash and cash equivalents at end of year	$1,512,907	$1,594,761	$5,594,545

Supplemental cash flows information:
Interest paid, including PIK interest paid of $0, $750,000, and $0 in 2025, 2024 and 2023, respectively	$21,583,684	$22,887,675	$23,062,443
Transfer from property and equipment to (from) net investment in leases	(21,400,002)	—	11,165,530

See accompanying notes to consolidated financial statements.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies

(a)    Nature of Operations and Corporate Structure

Tenax Aerospace Acquisition, LLC (the Company) was formed in 2017 as a limited liability company under the Delaware Limited Liability Company Act to be the holding company of Tenax Aerospace Holdings, LLC (TAH).

The business of the Company is conducted by its wholly owned subsidiary, TAH and its subsidiaries. TAH earns revenues predominantly through providing special mission aircraft and related services to the United States (U.S.) government and commercial customers, including aerial fire suppression, airborne ISR and other special missions. Additionally, the Company generates revenue through selling systems engineering, electronic system design development, integration and modification, mapping and testing, sensor testing, training and live operations and support to the federal government and government contractors in the U.S.

(b)    Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Tenax Holdco, LLC (Holdco). Tenax Intermediate Holdco, LLC (Intermediate Holdco) is wholly owned by Holdco, and TAH is a wholly owned subsidiary of Intermediate Holdco.

TAH’s wholly owned subsidiaries include Tenax Aerospace, LLC (Tenax Aerospace), Tenax Air Services, LLC, Tenax TM, LLC, and Tenax Pilot Services, LLC. On December 22, 2022, TAH, through a newly formed wholly owned subsidiary, DST Acquisition, LLC, acquired DS Technologies, LLC; Falcon Air Service, LLC; N72FE, LLC; N807EV, LLC and JIRO84, LLC (collectively DST).

All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(c)     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)    Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, current market conditions and reasonable and supportable forecasts of future economic conditions. No allowance for credit losses was deemed necessary as of December 31, 2025 and 2024.

(e)     Property and Equipment

Property and equipment acquisitions are recorded at cost and are depreciated on a straight — line basis over the estimated useful life of each asset, which ranges from 1 to 15 years, with estimated salvage values primarily ranging from 0% to 20%. Special mission — related modifications to aircraft are depreciated over the useful life of the aircraft when such modifications provide utility beyond the specific lease arrangement. If the mission — specific modifications provide no long — term value, such custom modifications are depreciated over the expected lease term.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

Property and equipment are summarized as follows at December 31, 2025 and 2024:

	2025	2024
Aircraft	$218,790,984	$144,530,350
Machinery and equipment	22,396,778	9,733,053
Furniture and fixtures	955,119	835,030
Leasehold improvements	3,677,973	3,579,193
Total	245,820,854	158,677,626
Less accumulated depreciation	(51,189,006)	(41,574,450)
Total property and equipment	$194,631,848	$117,103,176

(f)     Deferred Financing Costs

In connection with the issuance of debt during 2025 and 2024, the Company incurred financing costs totaling approximately $903,000 and $1,317,000, respectively. These costs have been deferred and are being amortized over the term of the related debt. Amortization expense is included in interest expense in the accompanying consolidated statements of income and approximated $739,000, $622,000 and $556,000 for the years ended December 31, 2025, 2024 and 2023, respectively. The remaining unamortized deferred financing cost is shown net of long-term debt in the accompanying consolidated balance sheets. See Note 4 for additional information about long-term debt.

(g)    Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, whenever events or circumstances indicate the carrying amount may not be recoverable. If a long lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2025, 2024 and 2023.

(h)    Investment

The Company held a total interest of 5.922% in Overwatch Imaging, LLC (Overwatch) at December 31, 2025 and 2024 and accounts for this investment using the modified cost method. The Company did not buy or sell any shares in 2025 or 2024. The amount recorded as the investment in Overwatch at December 31, 2025 and 2024 was $1,357,048 and was included in other noncurrent assets on the consolidated balance sheets.

(i)     Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. Goodwill is tested annually for impairment or more frequently if impairment indicators are present. When impairment indicators are identified, the Company compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value, to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit.

Intangible assets with estimable or determinable useful lives are amortized over their respective estimated useful lives in a manner that approximates the economic benefits consumed and are periodically reviewed for impairment.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

(j)     Income Taxes

The Company’s income will be taxed as a partnership for both federal and state income tax purposes. Taxable income or loss is therefore reported to the individual members for inclusion in their respective tax returns, and no provision for federal and state income taxes is included in these consolidated financial statements.

(k)    Revenue Recognition

Service and product income is recognized in accordance with ASC Topic 606, Revenue from Contracts with Customers, when the Company satisfies its performance obligations under the terms of its contracts and control of goods or services is transferred to customers in an amount that reflects the consideration the Company expects to receive. This process includes identifying the contract with a customer, identifying distinct performance obligations, determining the transaction price, allocating the transaction price to performance obligations based on relative standalone selling prices, and recognizing revenue as the performance obligations are satisfied.

Service and product income is primarily generated from government contracts. The Company’s subsidiary, DST, provides specially modified aircraft for aerial sensor testing, training, and live operations, as well as unmanned aircraft systems, maritime services, logistical support and aircraft modification services. Because DST retains a substantive right of substitution, these arrangements do not constitute leases under ASC Topic 842. Revenue from these contracts is generally recognized over time as services are performed. For performance obligations satisfied over time, revenue is recognized using the right-to-invoice method, which best depicts the transfer of control to the customer.

The Company has elected the practical expedient to not separate lease and non-lease components for certain operating leases that meet the criteria under ASC Topic 842. Services associated with these arrangements, including operations performed outside the continental United States, are generally provided under fixed-price contracts. Revenue from fixed-price service contracts is recognized over the contractual service period based on the related performance obligations. For sales-type leases, lease components are accounted for under ASC Topic 842, while non-lease components, including modification, operations, and maintenance services, are accounted for under ASC Topic 606. These revenues are recognized using the percentage-of-completion cost-to-cost and right-to-invoice methods. Any revisions to estimates would be recorded cumulatively as incurred, and there have been no material changes to cost estimates for any period presented.

Aircraft rental income is derived from operating leases of aircraft. The Company recognizes aircraft rental income on a straight-line basis over the non-cancelable term of the lease in accordance with Financial Accounting Standards Codification (“ASC”) Topic 842, Leases.

Aircraft flight hour income represents variable consideration under aircraft lease arrangements and is recognized as flight hours are flown at the contractual hourly rates specified in the related lease agreements.

Other income consists of miscellaneous revenue items that are recognized when earned and realizable, including cost-reimbursable items such as travel and other direct costs that are billed to customers.

Contract costs include direct material and labor costs and indirect costs related to contract performance. Selling, general, and administrative costs are expensed as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period such losses are identified. Revisions to cost estimates and profitability are recognized in the period in which changes are determined.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

Many of the Company’s contracts are for one-year terms with annual renewal options. Accordingly, for those contracts, contract-related assets and liabilities are classified as current. Due to the inherent uncertainty in estimating costs and revenues, it is reasonably possible that estimates used in revenue recognition may change in the near term.

(l)     Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 Inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 Inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 Inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(m)   Leases-Lessor Arrangements

The Company, as part of its business, enters into lease arrangements with its customers that grant the customer the right to use one or more specific modified aircraft. The arrangements range from a dry lease that is limited to the lease of the aircraft with certain other services provided (e.g., maintenance services) to a wet lease where the Company not only supplies the aircraft but also supplies the crew and provides certain other services (e.g., maintenance and certain mission specific services). The Company determines if an arrangement with its customer is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the customer obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

If it is determined that the contract is or contains a lease, the Company then assesses lease classification considering the lease term and assumptions that exist at the lease commencement date. Depending on this assessment, the Company will account for its lease agreements as either operating, direct financing, or sales type leases, with the resulting accounting dependent on the lease classification.

For leases classified as operating leases, the underlying aircraft remains on the Company’s consolidated balance sheets and continues to be depreciated in accordance with the Company’s depreciation policies for similar assets. Rental income for operating leases is recognized on a straight- line basis over the lease term. For the leases that are classified as direct financing or sales type leases, the aircraft is derecognized, and a net investment in the leased aircraft is recognized on the Company’s consolidated balance sheet. The net investment consists of a lease receivable and the expected unguaranteed residual value of the leased aircraft, each of which is determined on a discounted basis. The expected unguaranteed residual value of the aircraft is based on the Company’s estimate of the value of the aircraft at the expiration of the lease. Interest income is recognized on the net investment in the lease using the effective interest method to produce a consistent yield over the lease term.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

The Company’s lease agreements with its customers include fixed lease payments and, in certain scenarios, variable lease payments based on the number of flight hours. In addition to the lease payments, certain of the Company’s contracts include non-lease components which come in various forms, such as maintenance services, flight crew, technicians, and fuel. Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone selling price basis, unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessor, as an accounting policy election by underlying asset class, to choose not to separate non lease components from lease components when the lease component, if accounted for separately, would be classified as an operating lease and when the timing and pattern of transfer for the lease and non-lease components associated with the lease component are the same. The Company has elected this practical expedient for all of its customer aircraft lease agreements that meet these conditions.

The Company assesses the lease term at the lease commencement date. The lease term is defined as the noncancelable period plus any period subject to a renewal option that is deemed reasonably certain of being exercised or subject to a termination option that is reasonably certain of not being exercised. Certain of the Company’s lease contracts do include renewal options that allow the customer to extend the lease term for an additional period of 6 months to 5 years. The Company typically does not include the renewal options as part of the lease term, as it does not believe that it is reasonably certain that such options will be exercised.

The Company has included additional disclosures about its lessor leasing activity in Note 6.

(n)    Leases-Lessee Arrangements

The Company leases office space, hangar space and an aircraft under operating leases. The aircraft subject to an operating lease agreement is used as part of the Company’s core operations and leased to a certain customer via a sublease. The Company determines if an arrangement is or contains a lease at the lease inception date by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset.

Topic 842 defines a short-term lease as a lease with a lease term of twelve months or less and that does not include a purchase option that is reasonably certain of being exercised. A lessee, as an accounting policy, can elect to not recognize short-term leases on the balance sheet, but rather recognize the related lease cost on a straight-line basis over the short-term lease period. The Company has elected this policy for all classes of assets.

At the lease commencement date, the Company recognizes a lease liability and a ROU asset representing its right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments, and the ROU asset is measured on the basis of this liability, and adjusted as necessary by prepaid and accrued rent, lease incentives, and initial direct costs. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. Operating lease cost is recognized on a straight- line basis over the lease term in the consolidated statement of income. Finance lease cost is comprised of separate interest and amortization components and is presented in the consolidated statement of income. The Company’s leasing activities are currently limited to operating leases.

Topic 842 requires that the consideration in the contract be allocated between lease and non-lease components on a relative standalone price basis unless a provided practical expedient is elected. Specifically, Topic 842 includes a practical expedient that permits a lessee, as an accounting policy

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(1)    Nature of Operations, Corporate Structure, and Summary of Significant Accounting Policies (cont.)

election by underlying asset class, to choose not to separate lease and non-lease components and instead account for the separate lease component and associated non lease components on a combined basis. The Company has elected to apply this practical expedient for all classes of assets.

For leases acquired in business combinations, the Company will retain the lease classification used by the acquiree unless the Company modifies a lease in a manner that is not accounted for as a separate contract. For leases in which the acquiree was the lessee, the Company will measure the lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease of the Company at the acquisition date. The Company will measure the ROU asset at the same amount as the lease liability as adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms. Acquired leasehold improvements will be amortized over the shorter of the useful life of the assets and the remaining lease term at the date of acquisition. However, if the lease transfers ownership of the underlying asset to the lessee, or the lessee is reasonably certain to exercise an option to purchase the underlying asset, the lessee shall amortize the leasehold improvements to the end of their useful life.

The Company’s leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. As the result of the Company’s election to not separate lease and non-lease components, all variable costs associated with the lease are expensed in the period incurred and presented and disclosed as variable lease costs. The Company’s lease agreements do not contain any residual value guarantees or material restrictive financial covenants. The Company does not have any leases that have not yet commenced that create significant rights and obligations for the lessee.

The Company’s leases expire over the next five years and include options that grant the Company the ability to renew or extend the leases, with the renewal options extending the lease for an additional 1 to 10 years, depending on the lease. When determining the lease term, the Company does not include renewal options unless the renewals are deemed to be reasonably certain of being exercised at the lease commencement date.

Topic 842 requires that a lessee use the rate implicit in the lease when measuring the lease liability and ROU asset, unless that rate is not readily determinable. When the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate. The Company’s incremental borrowing rate represents the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, over a similar term and in a similar economic environment. The incremental borrowing rate is determined for each lease based on the lease term and the underlying asset, using observable market data and Company specific credit assumptions.

The Company applies an updated incremental borrowing rate for new leases and upon remeasurement events for existing leases.

The Company has included additional disclosures about its operating leases in Note 7.

(o)    Derivatives

The Company uses interest rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable rate debt instruments. All derivative instruments are recognized as either assets or liabilities in the balance sheet at their respective fair values. The Company does not apply hedge accounting to its outstanding interest rate cap and interest rate swap; therefore, changes in the fair values of the derivative instruments are recognized in earnings each reporting period.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(2)    Contingent Consideration

The Company has a contingent consideration arrangement associated with the DST acquisition on December 22, 2022. The contingent consideration arrangement, as evidenced by a seller note, requires the Company to pay the former owner of DST a payout based on the achievement of certain financial metrics of DST during 2023, 2024, and 2025, with a target amount of $15,000,000, as adjusted higher or lower based on the formula in the seller note, to be paid in three installments, the first during 2024, the second during 2025, and the third during 2026. The fair value of the contingent consideration arrangement at the date of acquisition of $9,300,000 and subsequent remeasurement was estimated by applying the income approach. That measure is based on significant inputs that are not observable in the market, which are referred to as Level 3 inputs (see discussion of the fair value hierarchy at Note 1(l). At December 31, 2025 and 2024, the amount reflected as a contingent consideration liability on the consolidated balance sheets of the Company was $4,716,077 and $8,353,013, respectively. The change in the fair value of the contingent consideration for the years ended December 31, 2025, 2024 and 2023 was a loss of $216,077, $994,013 and $3,404,833, respectively on the consolidated statements of income. In February of 2026, 2025 and 2024, payments were made to the former owner in the amounts of $4,716,077, $3,853,013 and $5,345,833, respectively.

(3)    Goodwill and Customer Relationship Intangibles

The goodwill of $33,202,473 reflected on the Company’s consolidated balance sheets as of December 31, 2025 and 2024 was associated with the acquisition of DST by the Company in 2022 and the acquisition of TAH by the Company in 2018. There were no changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024.

The following table presents information as of December 31, 2025 and 2024 regarding the Company’s other identifiable intangible assets subject to amortization:

	December 31, 2025
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$50,092,323	$42,272,677
	December 31, 2024
	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationship intangibles	$92,365,000	$44,377,713	$47,987,287

The customer relationship intangibles have a weighted average remaining useful life of 10.0 years. Amortization expense for the years ended December 31, 2025, 2024 and 2023 was $5,714,610, $6,481,741 and $7,636,999, respectively.

The following table presents information regarding estimated amortization expense of the Company’s amortizable identifiable intangible assets for the next five years:

For the year ending December 31, 2026	$5,084,496
For the year ending December 31, 2027	4,548,394
For the year ending December 31, 2028	6,646,871
For the year ending December 31, 2029	6,434,875
For the year ending December 31, 2030	6,374,055

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(4)    Long-Term Debt

On January 8, 2018, the Company (as initial borrower) and TAH (as successor borrower) entered into a First Lien Credit Agreement (First Lien) with a group of banks and a Second Lien Credit Agreement (Second Lien) with an investment firm. The First Lien was refinanced on August 3, 2022, representing the Amended and Restated First Lien Credit Agreement, and included an increase in the term loan to $85,000,000 and provided for a $15,000,000 revolving line of credit and a $40,000,000 Delayed Draw Term Loan. The maturity date of the First Lien was the earliest of (a) August 3, 2027, (b) the date six months prior to the maturity date of the Second Lien and (c) the date twelve months prior to the maturity date of the Holdco subordinated term loan agreement. The Second Lien was amended on August 3, 2022, which extended the maturity date to July 10, 2025. The First Lien was amended on December 22, 2022, to add an additional term loan in the amount of $40,000,000 and increase the revolving line of credit to $20,000,000. On November 29, 2023, the Company entered into an incremental delayed draw term loan agreement with its lender to provide an additional commitment of $15,000,000.

The First Lien was refinanced on January 23, 2024, representing the Second Amended and Restated Credit Agreement, and included a term loan of $172,500,000 and provided for a $30,000,000 revolving line of credit and a $42,500,000 Delayed Draw Term Loan feature. As part of this refinancing, the Second Lien was paid in full.

On September 9, 2025, the Second Amended and Restated Credit Agreement was further amended to provide for (a) a $200,000,000 term loan, (b) a Delayed Draw Term Loan #1 of $40,000,000, (c) a Delayed Draw Term Loan #2 of $60,000,000 (none of which has been drawn through December 31, 2025) and (d) a $30,000,000 revolving line of credit.

The maturity date of the amended First Lien is the earlier of (a) January 23, 2029, and (b) the date twelve months prior to the maturity date of the Subordinated Term Loan. The revolving line of credit had an outstanding balance of $6,650,000 and $788,098 at December 31, 2025 and 2024, respectively. The revolving line of credit is due on July 23, 2026, and has a variable interest rate, which was 9.25% as of December 31, 2025. Interest related to the revolving line of credit is paid monthly. On January 7, 2026, the First Lien was refinanced with similar terms, but extended its maturity to January 7, 2031. See also Note 12.

On January 8, 2018, Holdco entered into a $37,500,000 subordinated term loan agreement (the Subordinated Term Loan) with an investment firm. The Subordinated Term Loan, as amended on August 3, 2022, bears interest at a variable rate based on an adjusted Secured Overnight Financing Rate (SOFR), plus applicable margin. Interest is due quarterly; however, Holdco may pay up to 10.0% per annum of such interest in kind by capitalizing such portion of the accrued interest into the principal amount of the Subordinated Term Loan. Under certain conditions as set forth in the First and Second Lien Term Loans, the payment of interest on this borrowing would not be permitted. Under these conditions, the entire accrued interest may be treated as in kind and capitalized into the principal amount of the Subordinated Term Loan. The borrowings under this Subordinated Term Loan agreement are subordinate to the First and Second Liens, collateralized by a security interest in Intermediate Holdco and originally were scheduled to mature on January 4, 2024. The agreement was amended on August 3, 2022, to extend the maturity date to January 4, 2026.

As part of the refinancing of the First Lien Term Loan on August 3, 2022, the Company repaid $21,000,000 on this Subordinated Term Loan. Additionally, on December 22, 2022, the Subordinated Term Loan agreement was amended to make additional term loans in the amount of $5,000,000 under the same terms and conditions. On January 23, 2024, the Subordinated Term Loan was amended to extend the maturity date from January 4, 2026 to January 23, 2027. The Subordinated Term Loan was amended again on December 30, 2024, to extend the maturity date from January 23, 2027 to July 23, 2027. On January 7, 2026, the Subordinated Term Loan was refinanced with a different lender and a new maturity date of July 7, 2031. Repayment of the loan principal is due at maturity. See also Note 12. The amount of interest capitalized for the years ended December 31, 2025, 2024 and 2023 was $0, $769,029 and $0, respectively. The amount outstanding was $29,471,221 as of December 31, 2025 and 2024, and the interest rate was 18.09% and 18.65% at December 31, 2025 and 2024, respectively.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(4)    Long-Term Debt (cont.)

The Company held the following long-term debt at December 31, 2025 and 2024:

	2025	2024
First Lien term note payable to bank, due in quarterly installments of $3,750,000 through, March 31, 2026; $5,000,000 thereafter with a balloon payment at maturity of July 23, 2026(1); variable interest rate (7.52% at December 31, 2025); secured by aircraft.	$196,250,000	$—
First Lien term note payable to bank, due in quarterly installments of $3,234,375 through March 31, 2026; $4,312,500 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (8.17% at December 31, 2024); secured by aircraft.	—	162,796,875
Delayed Draw Term loan #1 payable to a bank, due in quarterly installments of $750,000 through March 31, 2026; $1,000,000 thereafter with a balloon payment at maturity of July 23, 2026(1); variable interest rate (7.43% and 7.52% at December 31, 2025); secured by aircraft.	39,252,029	—
Delayed Draw Term Loan payable to a bank, due in quarterly installments of $281,250 through March 31, 2026; $375,000 thereafter with a balloon payment at maturity of July 23, 2026; variable interest rate (8.17% at December 31, 2024); secured by aircraft.	—	14,156,250
Subordinated Term Loan payable to investment firm, principal due at maturity of July 23, 2027; variable interest rate (18.09% at December 31, 2025).	29,471,221	—
Subordinated Term Loan payable to investment firm, principal (including interest of $769,029 paid in-kind for the year ended December 31, 2024) due at maturity of July 23, 2027; variable interest rate (18.65% at December 31, 2024).	—	29,471,221
	264,973,250	206,424,346
Less current maturities	(22,500,000)	(14,062,500)
Less unamortized discount on debt	(619)	(57,098)
Less unamortized debt issuance costs	(2,707,971)	(2,543,778)
	$239,764,660	$189,760,970

____________

(1)      On January 7, 2026, the Company refinanced the First Lien term note and the Delayed Draw Term Loans and extended the maturities to January 7, 2031. Additionally, the Subordinated Term Loan was refinanced with a new lender and extended the maturity date to January 7, 2032. See also Note 12.

The variable interest rate is defined in the amended first and second lien credit agreements as an adjusted Secured Overnight Financing Rate (SOFR) plus applicable margin or a base rate plus applicable margin. The loan may consist of the adjusted SOFR rate, the base rate or a combination thereof, at the borrower’s option.

All indebtedness is collateralized by substantially all of the Company’s property and equipment. In connection with its indebtedness, the Company is required, among other things, to maintain certain financial covenants, which include consolidated leverage and fixed charge ratios, that must be complied with prior to certain distributions being made to its members.

Aggregate annual maturities of the Company’s long-term debt at December 31, 2025 are as follows:

2026	$22,500,000
2027	53,471,221
2028	24,000,000
2029	165,002,029

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(5)    Interest Rate Cap and Swap Agreements

On August 3, 2022, in connection with the refinance of the Company’s First Lien, for a fee of $1,444,822, the Company entered into an interest rate cap agreement to provide a hedge against the risk of rising interest rates on its indebtedness. The notional amount as of December 31, 2025 and 2024, was $75,000,000 and $85,000,000, respectively. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of income. The fair value of the interest rate cap as of December 31, 2025 and 2024 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value for the years ended December 31, 2025, 2024 and 2023 was a loss of $286,282, $784,033 and $964,604, respectively.

On December 22, 2022, the Company entered into an interest rate swap agreement at no charge to provide a hedge against the risk of rising interest rates on its indebtedness incurred in connection with the acquisition of DST. The notional amount as of December 31, 2025 and 2024 was $40,000,000. The derivative is carried at fair value on the consolidated balance sheets with changes in fair value included in other, net in the consolidated statements of income. The fair value of the interest rate swap as of December 31, 2025 and 2024 was immaterial. The fair value measurement is based on observable inputs in the market, which are referred to as Level 2 inputs in the fair value hierarchy. The change in fair value for the years ended December 31, 2025, 2024 and 2023 was a loss of $576,875, a gain of $404,110 and a loss of $206,619, respectively.

(6)    Leasing Activities — Lessor

The Company, as part of its core business, leases aircraft to its customers by executing dry lease and wet lease agreements, as described in Note 1(m).

Operating Lease Agreements

Principally, all rental income is the result of lease agreements with governmental agencies or their contractors that are typically for a term of one year, with options for annual extensions.

The income earned for operating leases during the years ended December 31, 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Rental income: straight-line lease payments(1)	$46,755,784	$43,381,614	$42,824,363
Rental income: variable lease payments(2)	8,042,442	6,728,915	5,128,724
Total rental income – operating leases	$54,798,226	$50,110,529	$47,953,087

____________

(1)      Presented within aircraft rental income in the consolidated statements of income.

(2)      Presented within aircraft flight hour income in the consolidated statements of income.

As of December 31, 2025, the maturity analysis of lease payments expected to be received under operating leases in the next twelve months under Topic 842 were approximately $81,783,161.

Assets reported in the consolidated balance sheets under operating lease agreements at December 31, 2025 and 2024 are as follows:

	2025	2024
Aircraft	$139,973,363	$89,967,884
Less accumulated depreciation	(33,177,004)	(25,334,830)
Net property under lease agreements	$106,796,359	$64,633,054

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(6)    Leasing Activities — Lessor (cont.)

Net Investment in Leases

In 2019, the Company entered into a lease agreement with an unaffiliated company that qualifies as a direct financing lease. This lease expired in March 2025. In both 2022 and 2023, the Company entered into lease agreements that qualify as sales-type leases. Both of these leases expired in September 2025.

The income earned for net investment in leases during the years ended December 31, 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Rental income – interest(3)	$6,301,112	$8,948,108	$6,179,948

____________

(3)      Presented within aircraft rental income in the consolidated statements of income

As of December 31, 2025 and 2024, the components of the net investment in the Company’s leases under Topic 842 are as follows (amounts presented on a discounted basis):

	2025	2024
Lease receivables	$—	$5,135,605
Unguaranteed residual value of leased aircraft	—	16,001,115
Net investment in leases	$—	$21,136,720

(7)    Leasing Activities — Lessee

As discussed in Note 1(n), the Company leases office space, hangar space and an aircraft. All of the Company’s leases are classified as operating leases. The Company’s leases are non-cancelable and expire on various terms through 2048.

The following table presents the components of the Company’s ROU assets and liabilities as of December 31, 2025 and 2024:

Components of lease balances	2025	2024
Assets:
Operating lease ROU assets	$4,239,427	$6,947,902
Total leased assets	$4,239,427	$6,947,902
Liabilities:
Operating lease liabilities – current	$2,687,734	$4,060,831
Operating lease liabilities – noncurrent	1,647,743	2,891,011
Total leased liabilities	$4,335,477	$6,951,842

The following table presents the components of lease cost in the consolidated statements of income for the years ended December 31, 2025, 2024 and 2023:

Components of lease cost(1)	2025	2024	2023
Operating lease cost	$4,241,154	$4,265,608	$4,163,020
Variable lease cost	7,856	8,857	7,807
Short-term, lease cost	435,687	373,649	232,313
Total lease cost	$4,684,697	$4,648,114	$4,403,140

____________

(1)      The components of lease cost are presented in aircraft rental expense, general and administrative, maintenance and direct costs in the consolidated statements of income.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(7)    Leasing Activities — Lessee (cont.)

The following table includes the future maturities of lease payments for operating leases for the periods after December 31, 2025:

Period	Total
2026	$2,790,343
2027	568,364
2028	153,907
2029	157,960
2030	162,119
Thereafter	1,013,311
Total leases payments	4,846,004
Less liability accretion	(510,527)
Total lease liabilities	$4,335,477

The following table includes the weighted-average lease term and discount rate for operating leases as of December 31, 2025, 2024 and 2023:

	2025	2024	2023
Weighted average remaining lease term	80.2 months	61.1 months	69.1 months
Weighted average discount rate	3.68%	4.24%	1.95%

The following table sets forth the cash activities associated with the Company’s leases for the years ended December 31, 2025, 2024 and 2023:

	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,315,651	$4,255,993	$4,175,021

(8)    Membership Classes

At December 31, 2025 and 2024, the Company had three classes of membership units outstanding. Class A-1, Class A-2 and Class A-3 members hold ownership interests of 54%, 36%, and 10%, respectively. Class A-1 and Class A-2 represent the voting membership of the Company based on their respective ownership. The Company has the authority to issue an unlimited amount of additional membership units in the three current classes of membership units or issue additional classes of membership units.

In connection with certain outside Board of Directors’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such directors secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair market value, or the director can exercise his right to sell up to 25% of the membership interest to the Company in any year beginning on the fifth anniversary of the measuring date (defined in the director’s equity ownership agreement as January 8, 2018). The notes receivable of $250,000 as of December 31, 2025 and 2024 have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

In connection with certain employees’ investment in Class A-3 units in the Company, the Company received promissory notes in the same amount from such employees secured by the Company’s underlying membership units. These notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The membership interest can be purchased by the Company at any time at fair market value, or the employee can exercise their right to sell up to 25% of the membership interest to the

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(8)    Membership Classes (cont.)

Company in any year beginning on the fifth anniversary of the measuring date (defined in the Management Equity Ownership Agreements as of July 10, 2020, January 1, 2021, January 23, 2023, March 13, 2023, and January 1, 2024). On October 1, 2022, the Company assigned its rights in these note agreements to Managers Equity, LLC. The notes receivable of $2,062,500 as of December 31, 2025 and 2024 have been reflected as a reduction of equity in the accompanying consolidated balance sheets and consolidated statements of equity.

The Company had the following members’ equity activity by class for the years ended December 31, 2025, 2024 and 2023:

	A-1 Units		A-2 Units		A-3 Units		Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2022	6,750,000	7,564,904	4,500,000	5,043,229	843,750	1,589,170	12,093,750	14,197,303
Net income		2,536,939		1,691,293		421,220		4,649,452
Distributions		(110,735)		(73,822)		(14,470)		(199,027)
Issuance of membership interests		—		—	250,000	1,000,000	250,000	1,000,000
Balance, December 31, 2023	6,750,000	9,991,108	4,500,000	6,660,699	1,093,750	2,995,920	12,343,750	19,647,728
Net income		5,769,107		3,846,072		961,518		10,576,697
Distributions		(4,262,903)		(2,841,864)		(777,641)		(7,882,408)
Issuance of membership interests		—		—	31,250	125,000	31,250	125,000
Balance, December 31, 2024	6,750,000	11,497,312	4,500,000	7,664,907	1,125,000	3,304,797	12,375,000	22,467,017
Net income		10,136,572		6,757,715		1,689,429		18,583,716
Distributions		(5,234,294)		(3,486,919)		(895,918)		(9,617,131)
Balance, December 31, 2025	6,750,000	16,399,590	4,500,000	10,935,703	1,125,000	4,098,308	12,375,000	31,433,602

The rights and obligations of the equity holders of the Company (the members) are governed by an operating agreement. The operating agreement provides that the members of the Company will not be liable for obligations or liabilities of the Company, except to the extent provided by the Delaware Limited Liability Company Act of the State of Delaware.

Pursuant to limited liability statutes of Delaware, a person who is a member of a limited liability company is not liable for a debt, obligation or liability of the limited liability company, whether arising in contract, tort or otherwise or for the acts or omissions of any other member, agent or employee of the limited liability company.

During the years ended December 31, 2025, 2024 and 2023, the Company paid tax distributions to its members totaling $9,579,779, $7,844,525 and $199,027, respectively.

(9)    Related Party Transactions

The Second Lien and Subordinated Term Loan were principally provided by the Class A-2 members (see Notes 4 and 8).

The Company pays management fees to an affiliate that has common ownership with the Company. Total management fees and expense reimbursements incurred relating to these transactions totaled $2,894,428 and $101,382, respectively, for the year ended December 31, 2025. Total management fees and expense reimbursements incurred relating to these transactions with this entity and other members of management totaled $2,621,318 and $126,215, respectively, for the year ended December 31, 2024. Total management fees and expense reimbursements incurred relating to these transactions with this entity and other members of management totaled $2,037,249 and $134,035, respectively, for the year ended December 31, 2023. These management fees and expense reimbursements are included in other costs and expenses on the consolidated statements of income.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(9)    Related Party Transactions (cont.)

Additionally, the Company recognized reimbursements for aircraft usage and other costs of $168,726, $130,092 and $378,280 from these affiliates for the years ended December 31, 2025, 2024 and 2023, respectively. TAH incurred fees for director and consulting services totaling $599,729, $540,616 and $540,625 paid to the Board of Directors of the Company for the years ended December 31, 2025, 2024 and 2023, respectively.

The Company sold an aircraft to an entity affiliated with a member of the Board of Directors in the amount of $1,300,000 during the year ended December 31, 2023. This sale resulted in a gain of $422,476 recorded on the consolidated statements of income.

The Company pays aircraft maintenance and modification fees to Stevens Aerospace and Defense Systems, LLC (Stevens), a company with common ownership. During the year ended December 31, 2025, the Company incurred costs of $3,192,225 payable to Stevens, of which $891,460 was capitalized. During the year ended December 31, 2024, the Company incurred costs of $6,090,263 payable to Stevens, of which $4,976,396 was capitalized. During the year ended December 31, 2023, the Company incurred costs of $6,646,427 payable to Stevens, of which $5,418,004 was capitalized.

The Company receives avionic related services from and provides services to companies owned or controlled by the former owner and current officer of DST (see Note 2). The net service costs incurred by the Company totaled $639,826, $290,396 and $233,694, respectively, during the years ended December 31, 2025, 2024 and 2023.

During 2024, TAH issued six notes receivable to two members of management. The notes bear interest at 4% and are due at the earlier of ten years or a liquidity event, as defined in the note agreements. The notes receivable of $431,735 and $415,524, which include accrued interest, as of December 31, 2025 and 2024, respectively, are included as a receivable to TAH within other noncurrent assets.

The Company incurred costs of $766,500, $106,520 and $319,605 in 2025, 2024 and 2023, respectively, payable to Overwatch, of which $745,000 was capitalized in 2025.

Amounts payable to related parties as of December 31, 2025 and 2024 totaled $37,993 and $352,332, respectively. Amounts receivable from related parties as of December 31, 2025 and 2024 totaled $432,735 and $412,206, respectively.

(10)  Profit Sharing Plan

Tenax TM, LLC has a 401(k) profit sharing plan covering substantially all employees. Employees are eligible for matching contributions equal to 100% of their contribution up to 4% of employees’ salaries. Employer contributions to the plan for the years ended December 31, 2025, 2024 and 2023 were $419,870, $364,732 and $225,184, respectively.

DST has a 401(k) profit sharing plan covering substantially all employees. Employer contributions equal to 4% in 2025 and 3% in 2024 and 2023 of employees’ salaries are mandatory. Employer contributions to the plan for the years ended December 31, 2025, 2024 and 2023 were $701,225, $284,491 and $193,595, respectively.

(11)  Significant Concentrations

The Company earned 78%, 69% and 61% of its revenues from three customers for the years ended December 31, 2025, 2024 and 2023, respectively, which receive funding primarily through government contracts. These three customers accounted for approximately 58%, 60% and 63% of accounts receivable at December 31, 2025, 2024 and 2023, respectively.

TENAX AEROSPACE ACQUISITION, LLC
Notes to Consolidated Financial Statements
December 31, 2025, 2024 and 2023

(12)  Subsequent Events

(a)    Refinancing and Member Unit Redemption

On January 7, 2026, the Company completed a refinancing and member unit redemption transaction (the Transaction). The Transaction included (i) the refinancing of the Company’s existing First Lien term loan and Delayed Draw Term Loans payable, (ii) the renewal and extension of its existing revolving credit facility, (iii) the issuance of a new second lien term indebtedness and a new subordinated term loan and (iv) the repayment of its existing Subordinated Term Loan. The latter two credit facilities were provided by a new underwriting from a group of financial institutions (the Junior Lenders).

The Transaction results in the extension of the Company’s debt maturities, enhances liquidity and provides capital for additional aircraft acquisitions, as needed. Additionally, the Transaction provided the necessary funds to redeem $78,000,000 of member units, principally held by an investment firm.

In connection with the Transaction, the Company issued warrants, pursuant to certain warrant agreements (Warrants) dated January 7, 2026, to the Junior Lenders. These fixed price Warrants have a ten-year maturity. Additionally, the Company amended its operating agreement such that the Warrant holders may exercise a put option requiring the Company to repurchase all, or a portion thereof, of the Warrant units beginning on the sixth anniversary of the Warrant issue date through the end of the Warrant maturity.

On February 19, 2026, the Company entered into an additional interest rate cap agreement, with a notional amount of $150,000,000 to provide a hedge against the risk of rising interest rates on its indebtedness.

Aggregate annual maturities of the Company’s long-term debt at January 7, 2026 are as follows:

Period	Total
2026	$10,312,500
2027	13,750,000
2028	18,906,250
2029	20,625,000
2030	25,781,250
Thereafter	258,125,000

See also Notes 4 and 5 to the consolidated financial statements.

(b)    Merger

On February 16, 2026, the Company and Air Industries Group (AIR) entered into an Agreement and Plan of Merger (the Merger Agreement) to combine the Company’s aviation business with AIR’s aerospace manufacturing business. This “reverse merger” will result in the Company owning approximately 95% of AIR’s outstanding shares based on a calculation of “Debt Adjusted AIR Share Price” (as defined) in the Merger Agreement. The merger is subject to AIR shareholder approval, related regulatory filings, U.S. government approvals and other closing conditions customary for transactions of this size and nature.

As the Transaction and the Merger Agreement occurred subsequent to the consolidated balance sheet date, these subsequent event activities have not been reflected in the accompanying consolidated financial statements as of December 31, 2025. The Company evaluated these subsequent events in accordance with ASC 855, Subsequent Events, and determined that disclosure, but not adjustments of the consolidated financial statements, was required.

The Company evaluated subsequent events through April 15, 2026, the date on which these consolidated financial statements were available to be issued and determined that no other subsequent events occurred that require recognition or disclosure.

Annex A

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

TENAX AEROSPACE ACQUISITION, LLC

AIR INDUSTRIES GROUP

and

TRANSITORY AIR SUB LLC

Dated as of July 2, 2026

Annex A-i

Annex A-ii

Annex A-iii

Schedules
Schedule A	Key AIR Stockholders

Exhibits
Exhibit A	Form of AIR Stockholder Support Agreement
Exhibit B	Form of Tenax Member Support Agreement
Exhibit C	Form of Tenax Member Lock-Up Agreement
Exhibit D	Form of Limited Liability Company Agreement of the Surviving Company
Exhibit E	Form of AIR Charter Amendment
Exhibit F	Form of Redemption Rights Agreement
Exhibit G	Form of Registration Rights Agreement

Annex A-iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2026 (this “Agreement”), among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”); Air Industries Group, a Nevada corporation (“AIR”); and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of AIR (“Merger Sub”).

WHEREAS, Tenax, AIR and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of February 16, 2026 (such date, the “Original Execution Date”, and such agreement, the “Original Agreement”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 8, 2026 (the Original Agreement, as so amended, the “Existing Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement in its entirety on the terms and subject to the conditions set forth herein, and this Agreement shall, upon effectiveness, supersede the Existing Agreement in its entirety;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, Tenax, AIR and Merger Sub have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax continuing as the Surviving Company in such merger (the “Merger”);

WHEREAS, in consideration for the Merger, AIR will issue shares of AIR Common Stock constituting the Merger Consideration to each holder of membership units of Tenax (the “Tenax Members”);

WHEREAS, the Tenax Board has (a) unanimously approved this Agreement and declared its advisability and (b) resolved to recommend the approval of this Agreement by the Tenax Members;

WHEREAS, the AIR Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (b) adopted this Agreement and approved the Transaction Documents and the Transactions; (c) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the issuance of AIR Common Stock in connection with the Merger (the “AIR Stock Issuance”, and such recommendation, the “AIR Recommendation”); and (d) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to the stockholders of AIR for approval at a duly held meeting of such stockholders to be called for such purpose (the “AIR Stockholders Meeting”);

WHEREAS, AIR, as the sole member of Merger Sub, has approved this Agreement by written consent;

WHEREAS, each holder of AIR Stock listed on Schedule A (the “Key AIR Stockholders”) has delivered to Tenax a support agreement in the form attached hereto as Exhibit A (the “AIR Stockholder Support Agreement”);

WHEREAS, Tenax Members holding a majority in voting power of the outstanding membership units of Tenax (the “Consenting Tenax Members”) have delivered to AIR support agreements in the form attached hereto as Exhibit B (the “Tenax Member Support Agreements”);

WHEREAS, concurrently with the execution and delivery of the Original Agreement and as a condition and inducement to AIR and Merger Sub’s willingness to enter into the Original Agreement, each of Thomas Foley and Taran Bakker executed and delivered a lock-up agreement in the form attached hereto as Exhibit C (the “Tenax Member Lock-Up Agreements”), in each case to be effective as of and contingent upon the Closing;

WHEREAS, as of or prior to the Closing, AIR and Broadridge Corporate Issuer Solutions, LLC (the “Rights Agent”) will enter into the Redemption Rights Agreement, pursuant to which the AIR Stockholders as of the Business Day prior to the Closing will have the right to cause AIR to redeem their shares of AIR Common Stock for an amount in cash equal to 107.3% of the Debt Adjusted AIR Share Price (such amount, the “Redemption Price”) following the first anniversary of the Closing Date;

WHEREAS, as of or prior to the Closing, AIR and the Tenax Members will enter into the Registration Rights Agreement, pursuant to which AIR will provide the Tenax Members with customary registration and demand rights for their shares of AIR Common Stock;

Annex A-1

WHEREAS, following the filing and effectiveness of the AIR Charter Amendment with Nevada Secretary of State but prior to the Closing, AIR will file a certificate of change (the “AIR Certificate of Change”) with the Nevada Secretary of State to effect, pursuant to NRS 78.207, a reverse stock split of the issued and outstanding shares of AIR Common Stock at a ratio of one post-split share of AIR Common Stock for every five pre-split shares of AIR Common Stock, while simultaneously reducing the number of authorized shares of AIR Common Stock under the articles of incorporation of AIR (after giving effect to the AIR Charter Amendment) by a corresponding factor, with any fractional share of AIR Common Stock otherwise resulting from the split rounded up to the nearest whole share (collectively, the “AIR Reverse Stock Split”); and

WHEREAS, the parties hereto intend that the Merger (a) qualifies as a tax-free exchange pursuant to Section 351(a) of the Code and (b) shall be treated in a manner consistent with Situation 3 of IRS Revenue Ruling 84-111.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Tenax, AIR and Merger Sub hereby agree as follows:

Article I

DEFINED TERMS

Section 1.01        Certain Defined Terms. For purposes of this Agreement:

“Acceptable AIR Confidentiality Agreement” means a customary confidentiality agreement between AIR and a Person who has made a proposal satisfying the requirements of Section 7.02(c) that contains terms no less favorable to AIR than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Acceptable Tenax Confidentiality Agreement” means a customary confidentiality agreement between Tenax and a Person who has made a proposal satisfying the requirements of Section 7.02(h) that contains terms no less favorable to Tenax than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Adverse Liquidity Event” means (a) an involuntary case or other proceeding shall have been commenced and is continuing against AIR or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to its debts under any federal, state or foreign bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or an Order for relief shall have been entered against AIR or any of its Subsidiaries under any such bankruptcy Laws as in effect on or after the date hereof; (b) AIR or any of its Subsidiaries shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar Law in effect on or after the date hereof, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any case or other proceeding described in clause (a) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the AIR or any of its Subsidiaries or for a substantial part of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) made a general assignment for the benefit of creditors or (vi) taken any corporate action to authorize any of the foregoing clauses (i) through (v); or (c) AIR or any of its Subsidiaries (i) fails to make any payment required under the Webster Loan or any AIR Subordinated Note in a timely manner or (ii) fails to observe or perform any other agreement or condition relating to the Webster Loan or any AIR Subordinated Note, or any other event occurs, and such failure or other event results in the lender(s) under the Webster Loan or the holders of the AIR Subordinated Notes accelerating repayment of the Webster Loan (or any portion thereof) or any of the AIR Subordinated Notes such that the Webster Loan (or any portion thereof) or any AIR Subordinated Note is obligated to be repaid prior to its respective stated maturity.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

Annex A-2

“AIR 6% Convertible Notes” means AIR’s outstanding 6% Subordinated Notes, issued on January 1, 2021, and with a maturity date of October 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 7% Convertible Notes” means AIR’s outstanding 7% Senior Subordinated Convertible Notes, issued on January 1, 2021, and with a maturity date of October 1, 2026, which are convertible into shares of AIR Common Stock.

“AIR 12% Subordinated Notes” means AIR’s outstanding 12% Subordinated Notes, issued on January 1, 2021, and February 1, 2024, and with a maturity date of October 1, 2026.

“AIR Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by AIR or any of its Subsidiaries or any of its ERISA Affiliates, to which AIR or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which AIR or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“AIR Board” means the Board of Directors of AIR.

“AIR Collective Bargaining Agreement” means each Collective Bargaining Agreement covering any AIR Service Provider or to which AIR or any of its Subsidiaries is a party or bound by.

“AIR Common Stock” means the common stock, par value $0.001 per share, of AIR.

“AIR Convertible Notes” means, collectively, the AIR 6% Convertible Notes and the AIR 7% Convertible Notes.

“AIR Disclosure Letter” means the disclosure letter dated as of the Original Execution Date and delivered by AIR to Tenax simultaneously with the signing of the Original Agreement.

“AIR Equity Awards” means, collectively, the AIR RSU Awards and the AIR Stock Options.

“AIR Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by AIR or any of its Subsidiaries that, if accepted, would result in an AIR Government Contract.

“AIR Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to AIR or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor) under or in relation to such Contracts or (b) by AIR or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under an AIR Government Contract shall not constitute a separate AIR Government Contract for purposes of this definition, but shall be a part of the AIR Government Contract to which it relates.

“AIR IP” means all AIR Owned IP together with all Intellectual Property licensed by AIR or any of its Subsidiaries and used, held for use or planned for use in AIR’s business.

“AIR IP Agreements” means any contract: (a) pursuant to which any third-party Intellectual Property is licensed or provided to AIR or any of its Subsidiaries, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $250,000, (iii) licenses to Public Software, (iv) non-exclusive licenses granted to AIR or any of its Subsidiaries in the ordinary course of business and (v) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (b) pursuant to which AIR or any of its Subsidiaries has granted to any person any right or interest in any material AIR IP, including any right to use, or any option to acquire title to, any item of material AIR IP, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses granted in the ordinary course of business and (iii) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (c) to which AIR or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

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“AIR IT Assets” means all IT Assets owned, licensed, leased or used or held for use by AIR or any of its Subsidiaries.

“AIR Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by AIR or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

“AIR Material Adverse Effect” means (a) the occurrence of an Adverse Liquidity Event or (b) any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of AIR and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether an AIR Material Adverse Effect has occurred pursuant to this clause (b)(i): (A) any change in the market price, trading volume or credit ratings of AIR Common Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an AIR Material Adverse Effect has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (B) through (F), AIR and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by AIR or Merger Sub or otherwise prevent either of AIR or Merger Sub from performing its obligations under this Agreement.

“AIR Owned IP” means all Intellectual Property owned or purported to be owned or exclusively licensed by AIR or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the Original Execution Date.

“AIR Owned Real Property” means all real property (together with any buildings, improvements and fixtures thereon) owned in fee simple by AIR or any of its Subsidiaries.

“AIR Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for AIR and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“AIR Preferred Stock” means the preferred stock, par value $0.001 per share, of AIR.

“AIR Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which AIR or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any AIR Leased Real Property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“AIR RSU Awards” means restricted stock units with respect to shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Service Provider” means each of the directors, officers, employees and independent contractors of AIR and each of its Subsidiaries.

“AIR Stock” means, collectively, the AIR Common Stock and the AIR Preferred Stock.

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“AIR Stock Options” means options to purchase shares of AIR Common Stock granted pursuant to the AIR Stock Plans or otherwise.

“AIR Stock Plans” means the AIR 2022 Equity Incentive Plan, the AIR 2017 Equity Incentive Plan, the AIR 2016 Equity Incentive Plan and the AIR 2015 Equity Incentive Plan, each as amended or amended and restated from time to time.

“AIR Stockholder Approvals” means, collectively, (a) the approval of the AIR Charter Amendment at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR; and (b) the approval of the AIR Stock Issuance at the AIR Stockholders Meeting by such proportion of the voting power of the holders of the AIR Common Stock as is required therefor under the NRS and the articles of incorporation and bylaws of AIR.

“AIR Subordinated Notes” means, collectively, the AIR 6% Convertible Notes, the AIR 7% Convertible Notes and the AIR 12% Subordinated Notes.

“Artificial Intelligence Tools” means technologies or tools involving deep learning, machine learning, computer vision, natural language processing (or large language models), including any and all Software and systems that employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Capitalization Date” means September 30, 2025.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union contract or labor arrangement.

“Competing AIR Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving AIR or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of AIR or of any resulting parent company of AIR; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of AIR and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of AIR; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of AIR; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing AIR Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement).

“Competing Tenax Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Merger), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Tenax or any of its Subsidiaries pursuant to which any Person or

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the shareholders of any Person would own 15% or more of any class of equity securities of Tenax or of any resulting parent company of Tenax; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of Tenax and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Tenax; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of Tenax; (e) any other transaction the consummation of which would be reasonably likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing Tenax Transaction Agreement” means a binding letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract or agreement which contemplates or which would reasonably be expected to lead to any Competing Tenax Proposal (other than an Acceptable Tenax Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 25, 2025, between AIR and Tenax or their Representatives or Affiliates.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, deed of trust, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Debt Adjusted AIR Share Price” means $3.05, subject to adjustment in accordance with Section 3.03 ($15.25 after giving effect the AIR Reverse Stock Split).

“Encumbrances” means mortgages, deeds of trust, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, climate, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates, or on its or their behalf, or for which it or they are liable, in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of securityholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Merger, but, for the avoidance of doubt, shall not include the cost of grants of stock or other compensation paid to management or directors.

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“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.21 and Section 5.21, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property, equipment or services; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness; (f) to maintain or cause to be maintained the financing or financial position of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (h) letters of credit, bank guarantees and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; and (i) all Indebtedness of a type referred to in clauses (a) through (h) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets owned by such Person or any of its Subsidiaries.

“Intellectual Property” means all worldwide rights in or to patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) works of authorship and copyrights (including copyrights in Software and websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, internet protocol addresses, social media handles and other names, identifiers and locators associated with internet addresses, sites and services; (e) trade secrets, know-how (including all ideas, concepts, research and development) and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results or data in any jurisdiction with respect to the foregoing, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; (g) analyses, development tools, information (including scientific, technical, or regulatory information), testing procedures, testing results and business, financial, sales and marketing plans, compilations, processes, methods, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); and (h) any and all other similar or equivalent intellectual property rights anywhere in the world.

“Intervening Event” means any material event, fact, circumstance, effect, development or occurrence that (a) was not known to, or reasonably foreseeable by, the AIR Board as of the date hereof or, if known, the material consequences of which were not known or reasonably foreseeable as of the date hereof and (b) does not involve or relate to the receipt, existence or terms of any Competing AIR Proposal; provided, however, that no event, fact, circumstance, effect, development or occurrence arising out of, or resulting from, the following should constitute or be taken into account in determining whether an Intervening Event has occurred: (i) any Competing AIR Proposal or any actual or potential acquisition of assets or businesses from AIR or any of its Subsidiaries or (ii) any of the following: (A) any change in the market price, trading volume or credit ratings of AIR Common

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Stock or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether an Intervening Event has occurred); (B) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (C) changes in applicable Law or GAAP, or in any interpretation thereof; (D) changes in the markets or industries in which AIR and its Subsidiaries operate (including legal and regulatory changes); (E) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (G) any changes resulting or arising from the identity of Tenax or any of its Affiliates; or (H) the public announcement, pendency or performance of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and (b) any business systems software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted in “on prem” and/or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), and the documentation, reference and resource materials relating thereto and all Contracts and contractual rights required in connection with the foregoing.

“knowledge of AIR” means the actual knowledge of the individuals listed in Section 1.02 of the AIR Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“knowledge of Tenax” means the actual knowledge of the individuals listed in Section 1.01 of the Tenax Disclosure Letter or what such individuals would reasonably be expected to know after making reasonable inquiry of the executives and managers having primary responsibility for the applicable matter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Merger Consideration” means 126,900,000 shares of AIR Common Stock, subject to adjustment in accordance with Section 3.03 (25,380,000 shares of AIR Common Stock after giving effect to the AIR Reverse Stock Split).

“NRS” means the Nevada Revised Statutes.

“NYSE American” means the NYSE American stock exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means September 30, 2026.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current use and operation of such real property; (d) deposits or pledges made in connection with, or to

Annex A-8

secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Laws; (e) covenants, conditions, restrictions, easements and other similar non-monetary matters of record that would not reasonably be expected to, individually or in the aggregate, adversely affect the current occupancy or use of the subject real property in any material respect; (f) restrictions on the transfer of securities arising under federal and state securities Laws; and (g) any Encumbrances caused by state statutes or specific provisions of real property leases, in each case, with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject leased real property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement or (b) any information that can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means (a) each “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, independent contractor, consulting, pension, retirement, supplemental retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, perquisite, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or Contract, whether written or unwritten.

“Privacy and Data Security Requirements” means (a) any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy of, breach of or processing (collectively, “Processing”) of Personal Data; (b) obligations under all contracts to which AIR or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Data; and (c) all of AIR’s and its Subsidiaries’ internal and publicly posted policies and representations regarding the collection, access, use, disclosure, transmission, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or Processing of Personal Data.

“Public Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org) and (b) any other Software that is distributed as freeware or under similar licensing or distribution models.

“Redemption Rights Agreement” means a redemption rights agreement between AIR and the Rights Agent in the form attached hereto as Exhibit F.

“Registered AIR IP” means all Intellectual Property included in AIR Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registered Tenax IP” means all Intellectual Property included in Tenax Owned IP that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority or internet domain name registrar.

“Registration Rights Agreement” means a registration rights agreement among AIR and the Tenax Members in the form attached hereto as Exhibit G.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Tenax Member Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding Tenax Units.

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Software” means all computer software, programs (whether in source code, object code, human readable form or other form); applications; algorithms; user interfaces; application programming interfaces; diagnostics; software development tools and kits; templates; menus; analytics and tracking tools; compilers; library functions; version control systems; operating system virtualization environments; databases and compilations, including data and collections of data, whether machine-readable or otherwise; technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files; libraries; data; documentation, including user manuals and training materials, related to any of the foregoing; and any cloud storage containing any of the foregoing.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing AIR Proposal (other than pursuant to clause (e) of such definition) which the AIR Board reasonably determines, in its good-faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the stockholders of AIR from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Merger (after taking into account any changes to the financial terms of this Agreement proposed by Tenax in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing AIR Proposal” shall be replaced with “75%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding a party to this Agreement or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any agreements or arrangements the principal subject matter of which is not Taxes).

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tenax Benefit Plan” means every Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Tenax or any of its Subsidiaries or any of its ERISA Affiliates, to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates is a party, or with respect to which Tenax or any of its Subsidiaries or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent.

“Tenax Board” means the Board of Managers of Tenax.

“Tenax Disclosure Letter” means the disclosure letter dated as of the Original Execution Date and delivered by Tenax to AIR and Merger Sub simultaneously with the signing of the Original Agreement.

“Tenax Government Bid” means any pending bid, proposal, offer or quote for supplies or services made by Tenax or any of its Subsidiaries that if accepted, would result in a Tenax Government Contract.

“Tenax Government Contract” means any prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (a) to Tenax or any of its Subsidiaries by any Governmental Authority or by a prime contractor or higher-tier subcontractor (or proposed prime contractor or higher-tier subcontractor)

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under or in relation to such Contracts or (b) by Tenax or any of its Subsidiaries under or in relation to such contracts to a subcontractor (or proposed subcontractor) at any tier. For the avoidance of doubt, a task order, purchase order or delivery order under a Tenax Government Contract shall not constitute a separate Tenax Government Contract for purposes of this definition, but shall be a part of the Tenax Government Contract to which it relates.

“Tenax IP” means all Tenax Owned IP together with all Intellectual Property licensed by Tenax or any of its Subsidiaries and used, held for use or planned for use in Tenax’s business.

“Tenax IP Agreements” means any contract: (i) pursuant to which any third-party Intellectual Property is licensed or provided to Tenax or any of its Subsidiaries, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses for generally commercially available, off-the-shelf non-customized Software under standard, non-negotiated terms for a one-time or annual aggregate fee of less than $500,000, (c) licenses to Public Software, (d) non-exclusive licenses granted to Tenax or any of its Subsidiaries in the ordinary course of business and (e) contracts in which the license or grant of rights to use Intellectual Property is ancillary or incidental to the transaction contemplated by such contract; (ii) pursuant to which Tenax or any of its Subsidiaries has granted to any person any right or interest in any material Tenax IP, including any right to use, or any option to acquire title to, any item of material Tenax IP, other than (a) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (b) non-exclusive licenses granted in the ordinary course of business and (c) contracts in which the license or grant of rights to use Intellectual Property is non-exclusive and merely ancillary or incidental to the transaction contemplated by such contract; or (iii) to which Tenax or any of its Subsidiaries is a party containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent, in each case, with respect to any Intellectual Property.

“Tenax IT Assets” means all IT Assets owned, licensed, leased or used or held for use by Tenax or any of its Subsidiaries.

“Tenax Leased Real Property” means all real property (together with any buildings, improvements and fixtures thereon) leased, subleased, licensed or otherwise occupied by Tenax or any of its Subsidiaries, as tenant, subtenant, licensee or occupant.

“Tenax Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Tenax and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Tenax Material Adverse Effect has occurred: (i) any change in the market price, trading volume or credit ratings of Tenax equity interests or any failure, in and of itself, to meet internal or public revenue or earnings projections, forecasts, guidance, estimates, milestones or budgets for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Tenax Material Adverse Effect has occurred); (ii) changes in general economic, legal, regulatory or political conditions, or in the financial, credit or capital markets in general; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the markets or industries in which Tenax and its Subsidiaries operate (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism under way as of the date of this Agreement; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic; (vii) any changes resulting or arising from the identity of AIR or any of its Affiliates; or (viii) the public announcement, pendency or performance of this Agreement; provided that, in each of clauses (ii) through (vi), Tenax and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by Tenax or otherwise prevent Tenax from performing its obligations under this Agreement.

“Tenax Nominee” means NTC Equity Holdings, LLC.

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“Tenax Owned IP” means all Intellectual Property owned or exclusively licensed by Tenax or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the Original Execution Date.

“Tenax Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Tenax and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Tenax Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which Tenax or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including all guaranties and assignments thereof and all modifications, amendments, supplements and side letters thereto).

“Tenax Service Provider” means each of the directors, officers, employees and independent contractors of Tenax and each of its Subsidiaries.

“Tenax Warrantholders” means AEAMF Aero Funding LLC, ACSF Aero Funding LLC, MMPDFII Aero Blocker, LLC and MetLife Middle Market Private Debt Fund II, LP; provided that a Tenax Warrantholder shall become a Tenax Member to the extent it exercises its Warrant prior to the Closing.

“Trading Day” means a day on which shares of AIR Common Stock are traded on the NYSE American.

“Transaction Documents” means, collectively, this Agreement, the AIR Stockholder Support Agreement, the Tenax Member Support Agreements, the Tenax Member Lock-Up Agreements, the Redemption Rights Agreement, the Registration Rights Agreement, the Certificate of Merger and all other Contracts delivered or required to be delivered by any party hereto at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Merger.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP.

“Webster Loan” means the Loan and Security Agreement, dated as of December 31, 2019, by and among Air Industries Machining, Corp., a New York corporation, Nassau Tool Works, Inc., a New York corporation, and The Sterling Engineering Corporation, a Connecticut corporation, as borrowers, AIR and Air Realty Group, LLC, a Connecticut limited liability company, as guarantors and Webster Bank, National Association, as lender, as amended from time to time.

Section 1.02        Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
AIR	Preamble
AIR Certificate of Change	Recitals
AIR Charter Amendment	Section 2.05
AIR Financial Statements	Section 4.06(b)
AIR Material Contracts	Section 4.17(a)
AIR Recommendation	Recitals
AIR Related Parties	Section 9.03(h)
AIR Reverse Stock Split	Recitals
AIR SEC Reports	Section 4.06(a)
AIR Stock Issuance	Recitals

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Defined Term	Location of Definition
AIR Stockholder Support Agreement	Recitals
AIR Stockholders Meeting	Recitals
AIR Termination Fee	Section 9.03(a)(iii)
Anti-Corruption Laws	Section 4.21(a)
Antitrust Laws	Section 7.07(a)
Certificate of Merger	Section 2.03
Change in the AIR Recommendation	Section 7.02(d)
Charter Amendment Effective Time	Section 7.20
Closing	Section 2.02
Consenting Tenax Members	Recitals
Continuing Employees	Section 7.04(a)
D&O Insurance	Section 7.05(b)
Effective Time	Section 2.03
Existing Agreement	Recitals
Export Control Laws	Section 4.21(d)
Filed AIR SEC Reports	Article IV
Key AIR Stockholders	Recitals
Merger	Recitals
Merger Sub	Preamble
Money Laundering Laws	Section 4.21(b)
Notice of Adverse Recommendation	Section 7.02(d)
Original Agreement	Recitals
Original Execution Date	Recitals
Pass-Through Tax Matter	Section 7.12(c)
Pass-Through Tax Return	Section 7.12(b)
Payoff Amount	Section 7.13
Payoff Debt	Section 7.13
Payoff Letters	Section 7.13
Proxy Statement/Prospectus	Section 4.04(b)
R&D Sponsor	Section 4.14(h)
Redemption Price	Recitals
Registration Statement	Section 4.04(b)
Restraint	Section 8.01(c)
Restriction	Section 7.07(a)
Rights Agent	Recitals
Sanctioned Person	Section 4.21(c)
Sanctions	Section 4.21(c)
Surviving Company	Section 2.01
Tenax	Preamble
Tenax Closing Capitalization Schedule	Section 3.01(a)
Tenax Financial Statements	Section 5.06(a)
Tenax Material Contracts	Section 5.17(a)
Tenax Member Lock-Up Agreements	Recitals
Tenax Member Support Agreements	Recitals
Tenax Members	Recitals
Tenax Related Parties	Section 9.03(h)
Tenax Termination Fee	Section 9.03(b)
Tenax Units	Section 3.02(a)
Tenax Warrantholder Allocation	Section 3.01(a)(ii)
Transfer Agent	Section 3.06(a)

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Section 1.03        Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The phrases “delivered”, “provided to”, “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement to the effect that any information, document or other material has been “delivered”, “provided to”, “made available to” or “furnished to” Tenax or AIR, as applicable, that such information, document or material was made available for review in an unredacted form by Tenax or AIR, as applicable, or any of its Representatives no later than 5:00 p.m., New York City time, on the Original Execution Date in the virtual data room established by AIR or Tenax, as applicable, in connection with this Agreement.

Article II

THE MERGER

Section 2.01        The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DLLCA and this Agreement, at the Effective Time, Merger Sub shall be merged with and into Tenax. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Tenax shall continue as the surviving limited liability company in the Merger (the “Surviving Company”) and, following the Merger, Tenax shall be a wholly owned Subsidiary of AIR.

Section 2.02        Closing. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Tenax and AIR. The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001, or such other place as the parties shall agree.

Section 2.03        Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, (a) Tenax will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by AIR and Tenax in writing, being the “Effective Time” and (b) each of AIR, Merger Sub and Tenax shall make all other filings or recordings required under the NRS or the DLLCA (if any).

Section 2.04        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA.

Section 2.05        Organizational Documents. (a) At the Effective Time, (i) the certificate of formation of the Surviving Company shall be the certificate of formation of Tenax as of immediately prior to the Effective Time and (ii) the limited liability company agreement in the form set forth in Exhibit D to this Agreement shall

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be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance with applicable Law; (b) at the Charter Amendment Effective Time, the articles of incorporation of AIR shall be amended pursuant to an amendment in the form attached as Exhibit E to this Agreement (the “AIR Charter Amendment”) and, as so amended, shall be the articles of incorporation of AIR until thereafter amended as provided therein or in accordance with applicable Law; and (c) AIR shall amend its bylaws effective at the Closing to delete Section 1.11 thereof.

Section 2.06        Directors of AIR. The parties shall take all requisite action (including to the extent necessary increasing the size of the AIR Board) so that, from and after the Effective Time, the AIR Board shall include no fewer than eight directors, which shall consist only of (a) no fewer than six individuals designated by Tenax and (b) two individuals to be mutually agreed upon by Tenax and AIR, each to hold office in accordance with the articles of incorporation and bylaws of AIR.

Section 2.07        Officers. The officers of Tenax immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Article III

MERGER CONSIDERATION

Section 3.01        Pre-Closing Deliveries.

(a)         No less than two Business Days prior to the Closing, Tenax shall deliver to AIR a statement prepared in good faith, substantially in the form of Section 3.01 of the Tenax Disclosure Letter (which has been illustratively prepared as if the Effective Time occurred on the Original Execution Date) (the “Tenax Closing Capitalization Schedule”), setting forth, in each case, as of the Effective Time, with reasonable supporting detail:

(i)          a list of all Tenax Members and Tenax Warrantholders, and each Tenax Member and Tenax Warrantholder’s address; and

(ii)         (A) the portion of the Merger Consideration payable to each Tenax Member and (B) the portion of the Merger Consideration that would be payable to each Tenax Warrantholder if such Tenax Warrantholder had exercised its Warrant (if and to the extent it remains outstanding) immediately prior to the Effective Time (a “Tenax Warrantholder Allocation”), in each case which will (1) be calculated in accordance with the terms and conditions of this Agreement and the limited liability company agreement of Tenax and (2) specifically identify the number of shares of AIR Common Stock payable to each Tenax Member and Tenax Warrantholder; provided that, notwithstanding anything otherwise to the contrary in this Agreement, the aggregate number of shares of AIR Common Stock allocated to the Tenax Members and Tenax Warrantholders shall not exceed the number of shares of AIR Common Stock constituting the Merger Consideration.

(b)         AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule.

Section 3.02        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Tenax, AIR or Merger Sub:

(a)         Each membership unit of Tenax (“Tenax Units”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the portion of Merger Consideration allocated in respect thereof in accordance with the Tenax Closing Capitalization Schedule, and each holder of a Tenax Unit immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Tenax Unit except the right to receive the Merger Consideration in respect thereof, in consideration therefor pursuant to the terms of this Agreement. The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of the Tenax Units will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Tenax Units, and after the Effective Time there will be no further registration of transfers on the transfer books (or equivalent) of the Surviving Company of Tenax Units that were outstanding immediately prior to the Effective Time.

(b)         All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the membership interests of the Surviving Company.

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Section 3.03        Certain Adjustments. Without limiting the obligations of AIR pursuant to Section 6.01, if, at any time on or after the Original Execution Date and prior to the Closing, AIR makes (or any record date occurs with respect thereto) (i) any subdivision, stock dividend or split of any AIR Common Stock (including the AIR Reverse Stock Split) or (ii) combination, recapitalization, exchange of shares, reclassification or similar transaction of AIR Common Stock into a different number of shares of AIR Common Stock or different class, then the Merger Consideration, the Debt Adjusted AIR Share Price and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such event and provide the same economic effect for the Tenax Members as contemplated by this Agreement prior to such event.

Section 3.04        Repayment of Payoff Debt. At the Closing, Tenax or one of its Affiliates shall repay, or cause to be repaid, on behalf of AIR and its Subsidiaries, the outstanding balance of the Payoff Debt in accordance with the Payoff Letters furnished to Tenax pursuant to Section 7.13 by wire transfer of immediately available funds to the account designated in the applicable Payoff Letter.

Section 3.05        Reservation of Shares. Prior to the Closing, AIR shall reserve for future issuance upon exercise of the Warrants a number of shares of AIR Common Stock equal to the aggregate amount of the Tenax Warrantholder Allocations set forth on the Tenax Closing Capitalization Schedule.

Section 3.06        Exchange of Shares.

(a)         Transfer Agent. At or prior to the Effective Time, AIR shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, LLC (the “Transfer Agent”), in trust for the benefit of the Tenax Members, a number of shares of AIR Common Stock, in book-entry or certificated form, equal to the portion of the Merger Consideration issuable to the Tenax Members in accordance with the Tenax Closing Capitalization Schedule for the purpose of exchanging Tenax Units for the Merger Consideration.

(b)         Exchange Procedures. Prior to the Effective Time, Tenax will provide to each Person who is or will be, as of immediately prior to the Effective Time, a Tenax Member a letter of transmittal, which shall contain customary representations and warranties of the type commensurate with a private placement of securities exempt from registration under the Securities Act and such other provisions as Tenax may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal). Upon delivery to the Transfer Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent or Tenax, the Tenax Member will be entitled to receive (following the Effective Time) in exchange such Tenax Member’s Tenax Units, the portion of the Merger Consideration allocated to such Tenax Member in accordance with the Tenax Closing Capitalization Schedule (together with cash in lieu of fractional shares), and such Tenax Member’s Tenax Units will forthwith be canceled. Until exchanged as contemplated by this Section 3.06, any Tenax Units will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange Merger Consideration as contemplated by this Section 3.06. No interest will be paid or accrue on any cash payable upon exchange of any Tenax Units.

Section 3.07        No Fractional Shares.

(a)         No certificates or scrip representing fractional shares of AIR Common Stock will be issued upon the conversion of Tenax Units pursuant to Section 3.06, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of AIR Common Stock. For purposes of this Section 3.07, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded up to three decimal places.

(b)         Fractional shares of AIR Common Stock that would otherwise be allocable to any former Tenax Members in the Merger will be aggregated, and no Tenax Members will receive cash in exchange therefor equal to or greater than the value of one full share of AIR Common Stock. The Transfer Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by AIR, and in no case later than 20 Business Days after the Effective Time (assuming all Tenax Units have been surrendered pursuant to Section 3.05 by such date). The Transfer Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the Tenax Members entitled to receive such cash. Payment of cash

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in lieu of fractional shares of AIR Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to AIR of issuing fractional shares of AIR Common Stock and will not represent separately bargained-for consideration.

Section 3.08        No Liability. None of the parties hereto, the Surviving Company or the Transfer Agent will be liable to any Person in respect of any shares of AIR Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.09        Further Action. If, at any time after the Effective Time, any further action is determined by AIR or Tenax to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession, and to all rights and property, of Merger Sub and Tenax, the officers and directors of the Surviving Company and AIR shall be fully authorized (in the name of Merger Sub, in the name of Tenax, and otherwise) to take such action.

Section 3.10        AIR Equity Awards. Each AIR Equity Award that is then outstanding as of immediately prior to the Effective Time shall continue on the same terms and conditions as were applicable to such AIR Equity Award as of immediately prior to the Effective Time. At or prior to the Effective Time, AIR, the AIR Board and the Compensation Committee of the AIR Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.10.

Article IV

REPRESENTATIONS AND WARRANTIES OF AIR AND MERGER SUB

AIR and Merger Sub jointly and severally represent and warrant to Tenax that, except as (A) set forth in the AIR Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the AIR Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Section 4.02, Section 4.04(b) and Section 4.07 of the AIR Disclosure Letter shall be deemed disclosed with respect to Section 4.02, Section 4.04(b) and Section 4.07, respectively); or (B) disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC from and after January 1, 2023 by AIR and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system prior to the Original Execution Date (the “Filed AIR SEC Reports”), other than in any disclosures in any such Filed AIR SEC Reports contained in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections thereof or under similarly titled captions or sections thereof (in each case other than any statements of fact) or other similarly cautionary, forward-looking or predictive statements in such Filed AIR SEC Reports; provided that nothing in the Filed AIR SEC Reports shall be deemed to be disclosures against Section 4.01(a), Section 4.02 and Section 4.03.

Section 4.01        Organization and Qualification; Subsidiaries.

(a)         Each of AIR and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to AIR’s Subsidiaries other than Merger Sub, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect and (ii) with respect to AIR and Merger Sub, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. Each of AIR and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have an AIR Material Adverse Effect.

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(b)         Section 4.01(b) of the AIR Disclosure Letter sets forth a true and complete list of each Subsidiary of AIR, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of AIR and any third parties in each such Subsidiary.

(c)         AIR has made available to Tenax, prior to the execution of this Agreement, a true and complete copy of AIR’s articles of incorporation and bylaws and the equivalent organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. Such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither AIR nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.02        Capitalization.

(a)         The authorized capital stock of AIR consists of (i) 20,000,000 shares of AIR Common Stock and (ii) 3,000,000 shares of AIR Preferred Stock. As of the Capitalization Date and as of the Original Execution Date, (i) 4,771,954 and 4,781,054 shares, respectively, of AIR Common Stock were issued and outstanding (with no shares of AIR Common Stock issued and held in the treasury of AIR), (ii) no shares of AIR Preferred Stock were issued and outstanding and (iii) 665,281 shares of AIR Common Stock were reserved and available for issuance pursuant to the AIR Stock Plans, of which (A) 425,703 and 485,703 shares, respectively, of AIR Common Stock were subject to outstanding AIR Stock Options (with a weighted-average exercise price of $6.01 as of the Capitalization Date), (B) 190,420 and 431,591 shares, respectively, of AIR Common Stock were subject to outstanding AIR RSU Awards and (C) 361,697 shares of AIR Common Stock were reserved for issuance upon conversion of the AIR Convertible Notes. Except as set forth in this Section 4.02, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of AIR; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by AIR or any of its Subsidiaries obligating AIR or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries other than the AIR Convertible Notes; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by AIR or any of its Subsidiaries, or rights to acquire such interests from AIR or any Subsidiary. All shares of AIR Stock subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding share of AIR Stock has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of AIR or any agreement to which AIR is a party or otherwise bound; and (iii) free of any Encumbrances created by AIR in respect thereof. There are no outstanding contractual obligations of AIR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of AIR or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of AIR or any other Person.

(b)         All AIR Stock Options and AIR RSU Awards are evidenced by award agreements, in each case, in the forms made available to Tenax by AIR, and no award agreement contains terms that are inconsistent with the applicable forms. There are no declared or accrued unpaid dividends with respect to any AIR Stock. Each AIR Stock Option and each AIR RSU Award may, by its terms, be treated as provided for in Section 3.10. Each AIR Stock Option has an exercise price equal to or greater than the fair market value of a share of AIR Common Stock on the date such AIR Stock Option was granted.

(c)         Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of AIR is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by AIR or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which AIR or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, AIR does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

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(d)         As of the date of this Agreement, other than the AIR Convertible Notes, no bonds, debentures, notes or other Indebtedness of AIR having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of AIR may vote are issued or outstanding. The AIR 6% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $10.50 per share, and the AIR 7% Convertible Notes are convertible into shares of AIR Common Stock at a conversion price of $9.30 per share.

(e)         As of the Capitalization Date and as of the Original Execution Date, there was (i) $2,519,068 aggregate principal amount outstanding under the AIR 6% Convertible Notes, (ii) $1,802,000 aggregate principal amount outstanding under the AIR 7% Convertible Notes and (iii) $550,000 aggregate principal amount outstanding under the AIR 12% Subordinated Notes. As of the date of this Agreement, AIR has no outstanding obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments other than the AIR Subordinated Notes.

(f)          Except as provided in the AIR Stockholder Support Agreement, none of AIR or any of its Subsidiaries is party to any stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the voting or transfer, or requiring registration, of the AIR Common Stock or the AIR Preferred Stock or other voting or equity interests in AIR or any of its Subsidiaries.

(g)         The shares of AIR Common Stock constituting Merger Consideration being issued hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free of any Encumbrances on transfer other than restrictions under AIR’s articles of incorporation (as amended by the AIR Charter Amendment and the AIR Certificate of Change) and under applicable Law, including Blue Sky Laws and the Securities Act.

(h)         AIR owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Merger Sub, free and clear of any Encumbrances (other than restrictions imposed by applicable securities Laws or the organizational documents of Merger Sub), and all of such interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects. Merger Sub does not own any shares of AIR Common Stock.

Section 4.03        Authority Relative to This Agreement; Vote Required.

(a)         Each of AIR and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by AIR and Merger Sub and the consummation by AIR and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action or equivalent, and no other proceedings on the part of AIR or Merger Sub are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions other than (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA, (ii) receipt of the AIR Stockholder Approvals and (iii) filing the AIR Charter Amendment with the Nevada Secretary of State in accordance with the NRS. This Agreement has been duly and validly executed and delivered by AIR and Merger Sub and, assuming due authorization, execution and delivery by Tenax, constitutes a legal, valid and binding obligation of each of AIR and Merger Sub, enforceable against each of AIR and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)         The AIR Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, AIR and its stockholders; (ii) adopted this Agreement and approved the Transaction Documents and the Transactions; (iii) resolved to recommend that the stockholders of AIR vote in favor of approving the AIR Charter Amendment and the AIR Stock Issuance; and (iv) directed that the AIR Charter Amendment and the AIR Stock Issuance be submitted to AIR’s stockholders for approval at the AIR Stockholders Meeting.

(c)         The only votes of the holders of any class or series of capital stock of AIR necessary to approve the AIR Charter Amendment and the AIR Stock Issuance are the AIR Stockholder Approvals.

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Section 4.04        No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the articles of incorporation, bylaws or other equivalent organizational documents of (A) AIR, (B) Merger Sub or (C) any Subsidiaries of AIR other than Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to AIR or any of its Subsidiaries or by which any property or asset of AIR or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of AIR or any of its Subsidiaries pursuant to, any Contract, AIR Permit or other instrument or obligation to which AIR or any of its Subsidiaries is a party or by which AIR or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(C), (ii) and (iii) of this Section 4.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(b)         The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of AIR and Merger Sub do not, and the performance of this Agreement and such other Transaction Documents by each of AIR and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of a registration statement on Form S-4 to register under the Securities Act the shares of AIR Common Stock to be issued in connection with the Merger (together with all amendments and supplements thereto, the “Registration Statement”), which will include a proxy statement/prospectus relating to the AIR Stockholders Meeting (the “Proxy Statement/Prospectus”), the declaration of effectiveness of the Registration Statement under the Securities Act, the filing with the SEC of the Proxy Statement/Prospectus and the filing with the SEC of such other reports required in connection with the Transactions under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DLLCA, (iii) the filing with the Nevada Secretary of State of the AIR Charter Amendment in accordance with the NRS, (iv) compliance with notices and filings under the HSR Act and all other applicable Antitrust Laws (as defined below), (v) such filings and approvals as are required to be made or obtained under Blue Sky Laws in connection with the AIR Stock Issuance, (vi) any notices, applications and filings required under the rules and regulations of the NYSE American, including the application to the NYSE American for the acquisition and issuance of the shares of AIR Common Stock constituting Merger Consideration for trading thereon, (vii) post-Closing filings by AIR and Tenax with the U.S. Department of State with respect to AIR’s open export licenses, (viii) post-Closing filings with the U.S. Government System of Award Management with respect to AIR’s Commercial and Government Entity (CAGE) code registration and (ix) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

Section 4.05        Permits; Compliance.

(a)         Since January 1, 2023, AIR and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither AIR nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b)         AIR and each of its Subsidiaries have obtained and hold all AIR Permits, and all such AIR Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such AIR Permit, (ii) no suspension or cancellation of any of the AIR Permits is pending or, to the knowledge of AIR, threatened and (iii) AIR has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any AIR Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

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Section 4.06        SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)         AIR has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2023 (collectively, the “AIR SEC Reports”). The AIR SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respect with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)         Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the AIR SEC Reports (collectively, the “AIR Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of AIR and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c)         AIR and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of AIR and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d)         Neither AIR nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of AIR as of December 31, 2024, included in the AIR Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by AIR of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e)         Since January 1, 2023, none of AIR, AIR’s independent accountants, the AIR Board or its audit committee has received any written, or to the knowledge of AIR, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of AIR; (ii) “material weakness” in the internal controls over financial reporting of AIR; or (iii) fraud, whether or not material, that involves management or other employees of AIR who have a significant role in the internal controls over financial reporting of AIR. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Chief Financial Officer of AIR or the AIR Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(f)          Since January 1, 2023, (i) neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of AIR or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to AIR or any of its Subsidiaries, and (ii) no attorney representing AIR or any of its Subsidiaries, whether or not employed by AIR or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by AIR or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the AIR Board or any committee thereof or to the General Counsel or Chief Executive Officer of AIR, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

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(g)         Neither AIR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AIR and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AIR or any of its Subsidiaries in the AIR Financial Statements.

Section 4.07        Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have an AIR Material Adverse Effect. From December 31, 2024 to the Original Execution Date, (a) AIR and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither AIR nor any of its Subsidiaries has taken any action that, if taken after the Original Execution Date, would constitute a breach of any of the covenants set forth in Section 6.01 (with the exception of those set forth in clauses (b)(i), (iii), (xiii), (xviii), (xix), (xx), (xxii) and (xxiii) (to the extent related to the foregoing)).

Section 4.08        Information Supplied. The information relating to AIR and its Subsidiaries that is provided by or on behalf of AIR or any of its Subsidiaries for inclusion in the Registration Statement and the Proxy Statement/Prospectus, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, (i) in the case of the Registration Statement, at the time it (or any amendment or supplement thereto) is filed with the SEC and at the time it is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement and the Proxy Statement/Prospectus (except for such portions thereof that relate only to Tenax or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, AIR and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Tenax or any Subsidiaries thereof for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

Section 4.09        Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of AIR, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.10        Absence of Litigation. There is no Action pending or, to the knowledge of AIR, threatened (i) against or involving AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with AIR) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of AIR, investigation by any Governmental Authority involving, AIR, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect AIR or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have an AIR Material Adverse Effect. There is no material Action pending by AIR or any of its Subsidiaries, or which AIR or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of AIR) involving the prior employment of any of the employees of AIR or any of its Subsidiaries, services of the employees of AIR or any of its Subsidiaries provided in connection with AIR’s business, any information or techniques allegedly proprietary to any former employer of an employee of AIR or any of its Subsidiaries or obligations of an employee of AIR or any of its Subsidiaries under any agreement with such employee’s former employer.

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Section 4.11        Employee Benefit Plans.

(a)         Section 4.11(a) of the AIR Disclosure Letter sets forth a true, correct and complete list of each AIR Benefit Plan. With respect to each AIR Benefit Plan, true, correct and complete copies of the following have been delivered or made available to Tenax by AIR: (i) all plan documents (including all amendments and attachments thereto), or written summaries of any AIR Benefit Plan not in writing; (ii) all related trust documents, insurance Contracts or other funding arrangements; (iii) the two most recent financial statements and actuarial or other valuation reports; (iv) the two most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (v) the most recent determination letter or opinion letter from the IRS or other applicable Governmental Authority; (vi) the most recent summary plan description and any summary of material modification thereto; and (vii) any non-routine correspondence with any Governmental Authority in the past six years.

(b)         Each AIR Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms, all applicable Laws and the terms of all AIR Collective Bargaining Agreements. AIR and its Subsidiaries and, to the knowledge of AIR, all fiduciaries of any AIR Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the AIR Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action is pending or, to the knowledge of AIR, threatened with respect to any AIR Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of AIR, there are not any facts that would be reasonably expected to give rise to any Action with respect to any AIR Benefit Plan.

(c)         Each AIR Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of AIR, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such AIR Benefit Plan.

(d)         No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No AIR Benefit Plan is, and neither AIR nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former AIR Service Provider following, or in connection with, the Transactions): (i) entitle any current or former AIR Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the AIR Benefit Plans; (iii) limit or restrict the right of AIR or any of its Subsidiaries to amend, modify or terminate any of the AIR Benefit Plans; or (iv) result in the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former AIR Service Provider.

(f)          Neither AIR nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former AIR Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under an AIR Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

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(g)         No current or former AIR Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from AIR or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 4.12        Labor and Employment Matters.

(a)         Section 4.12(a) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true, correct and complete list of all employees of AIR and its Subsidiaries, including each such employee’s: (i) name; (ii) position or job title; (iii) date of hire; (iv) current base salary or wage rate; (v) classification as exempt or non-exempt for wage and hour purposes (as applicable); (vi) union status; and (vii) whether such employee is on a leave of absence (including reason for such leave, as applicable). AIR employs no part time or temporary employees, and no employee is entitled to an incentive opportunity for the current year (including sales incentives and commissions). All employees work either at AIR’s facility in Bay Shore, New York or Barkhamsted, Connecticut. Each employee is authorized to work in the United States, and no employee requires sponsorship of a work visa or work permit by AIR to maintain such authorization.

(b)         Section 4.12(b) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true, correct and complete list of all AIR Collective Bargaining Agreements. From January 1, 2023 through the Original Execution Date, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former AIR Service Provider and there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of AIR, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require AIR or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(c)         Each of AIR and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, no Action by or before any Governmental Authority with respect to AIR or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of AIR, threatened, nor has AIR or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(d)         Since January 1, 2023, AIR and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of AIR or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 4.13        Real and Personal Property.

(a)         Section 4.13(a) of the AIR Disclosure Letter sets forth, a true and complete list of the street addresses of all AIR Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR or a Subsidiary of AIR has good and insurable fee simple title to each AIR Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) there are no outstanding options, rights of first offer or rights of first refusal for the benefit of a third party to purchase any AIR Owned Real Property or any portion thereof or interest therein; and (iii) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Owned Real Property or any portion thereof. AIR and its Subsidiaries have not leased, licensed or granted any right to use or occupy any portion of any AIR Owned Real Property to any Person.

(b)         Section 4.13(b) of the AIR Disclosure Letter sets forth, a true and complete list of the street addresses of all AIR Leased Real Property, together with a description of the underlying AIR Real Property Lease. True, correct and complete copies of each AIR Real Property Lease have been made available to Tenax

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prior to the Original Execution Date. Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) each AIR Real Property Lease is valid and binding on AIR or the Subsidiary of AIR that is a party thereto and, to the knowledge of AIR, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by AIR or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by AIR or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, any of its Subsidiaries or, to the knowledge of AIR, the landlord thereunder, exists under any AIR Real Property Lease; (iv) AIR and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each AIR Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither AIR nor any of its Subsidiaries has received any written notice from any landlord under any AIR Real Property Lease of any default or that such landlord intends to terminate such AIR Real Property Lease; and (vi) neither AIR nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of AIR, there is no threatened, condemnation with respect to any AIR Leased Real Property or any portion thereof. AIR and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any AIR Leased Real Property to any Person.

(c)         AIR or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of AIR or, if applicable, its Subsidiaries or, to the knowledge of AIR, any Person thereunder, exists under any lease of any personal property.

Section 4.14        Intellectual Property.

(a)         Section 4.14(a) of the AIR Disclosure Letter sets forth, as of the Original Execution Date, a true and complete list of all (i) Registered AIR IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the AIR Owned IP; and (iii) social media handles or accounts used by AIR.

(b)         The AIR Owned IP is subsisting and, to the knowledge of AIR, valid and enforceable and AIR and its Subsidiaries possess all rights, title and interests in and to the AIR Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)         Since January 1, 2023, the operation of AIR’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of AIR, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the AIR IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by AIR or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of AIR Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by AIR or any of its Subsidiaries, and to the knowledge of AIR, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 4.14(c).

(d)         AIR and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of AIR’s business, and the AIR IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of AIR’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by AIR and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material AIR Owned IP.

(e)         Each of AIR and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of AIR and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the AIR IP, including

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through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of AIR and its Subsidiaries has entered into a written agreement with AIR that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of AIR’s Trade Secrets or confidential information of other Persons that is in the possession of AIR and its Subsidiaries.

(f)          No current or former director, officer, employee, contractor or consultant of AIR or its Subsidiaries owns any rights in or to any AIR Owned IP. All current and former directors, officers, employees, contractors and consultants of AIR and its Subsidiaries who contributed to the discovery, creation or development of any material AIR Owned IP (i) did so within the scope of his or her employment such that it constituted a work made for hire and all AIR Owned IP arising therefrom became the exclusive property of AIR or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in AIR Owned IP to AIR or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of AIR or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any AIR Owned IP or asserted in an Action against AIR or any of its Subsidiaries such claim of ownership or right.

(g)         Except as would not, individually or in the aggregate, reasonably be material to AIR, AIR and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h)         No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution (each, an “R&D Sponsor”) has been used to create any Intellectual Property owned or purported to be owned by AIR and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any AIR IP.

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, (i) AIR and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of AIR or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of AIR, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, AIR and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by AIR or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in an AIR Material Adverse Effect, since January 1, 2023, neither AIR nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of AIR or its Subsidiaries.

(j)          The AIR IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of AIR’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the AIR IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, the AIR IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such AIR IT Assets or to the business of AIR. AIR and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the AIR IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k)         Neither AIR nor any of its Subsidiaries use any Artificial Intelligence Tools in the business. Except as would not, individually or in the aggregate, reasonably be expected to have any AIR Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of AIR or its Subsidiaries or confidential information of other Persons that is in the possession of AIR and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

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Section 4.15        Taxes.

(a)         All income and other material Tax Returns required to be filed by or with respect to AIR or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b)         All material Taxes of AIR and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the AIR Financial Statements. There are no Tax Encumbrances on the assets of AIR or any of its Subsidiaries other than Permitted Encumbrances.

(c)         Each of AIR and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d)         Neither AIR nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of AIR or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against AIR or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e)         Neither AIR nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f)          Neither AIR nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g)         Neither AIR nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was AIR); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h)         Section 4.15(h) of the AIR Disclosure Letter contains a list, as of the Original Execution Date, of the jurisdiction of organization and U.S. federal income tax classification of AIR and each of its Subsidiaries.

(i)          No claim has been made in writing by any Governmental Authority in a jurisdiction where AIR or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j)          Neither AIR nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k)         Neither AIR nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

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Section 4.16        Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to AIR and its Subsidiaries, taken as a whole: (a) AIR is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of AIR, threatened in writing against AIR or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving AIR or its Subsidiaries; and (d) neither AIR nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving AIR or its Subsidiaries.

Section 4.17        Material Contracts.

(a)         Section 4.17(a) of the AIR Disclosure Letter contains a true and complete list of the following types of Contracts to which AIR or any of its Subsidiaries is a party as of the Original Execution Date (such Contracts, whether or not set forth on Section 4.17(a) of the AIR Disclosure Letter and including any Contract entered into after the Original Execution Date in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.17(a) of the AIR Disclosure Letter if it had been entered into as of the Original Execution Date, but excluding any AIR Benefit Plan or any AIR Collective Bargaining Agreement, the “AIR Material Contracts”):

(i)          all Contracts (other than purchase orders under a master agreement or long term agreement) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year;

(ii)         all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by AIR or any of its Subsidiaries;

(iii)        all Contracts (A) relating to the acquisition or disposition of any assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $250,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to AIR or any of its Subsidiaries of more than $250,000 after the Original Execution Date (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products or other assets in the ordinary course of business or of supplies, products or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of AIR or its Subsidiaries);

(iv)        all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of AIR or any of its Subsidiaries;

(v)         all Contracts (A) that limit, or purport to limit, in any material respect, the ability of AIR or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than AIR and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of AIR’s Affiliates (other than AIR’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than AIR or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than AIR or any of its Subsidiaries;

(vi)        all material AIR IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of AIR;

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(vii)       each Contract between or among (A) AIR or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between AIR and any of its Subsidiaries or between any Subsidiary of AIR and another Subsidiary of AIR, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of AIR or any of its Subsidiaries (in such individual capacity as such);

(viii)      all Contracts involving the settlement of any Action pursuant to which AIR or any of its Subsidiaries has any ongoing material obligations (other than customary confidentiality obligations);

(ix)        all Contracts (not covered by any of the other clauses in this Section 4.17(a)) requiring aggregate payments in excess of $250,000 that cannot be canceled by AIR or any of its Subsidiaries without penalty or without more than 90 days’ notice;

(x)         all Contracts that limit in any material respect the research, development, manufacture, distribution, sale, supply, license, marketing or manufacturing of products (including products under development) or services of AIR or any of its Subsidiaries; and

(xi)        any AIR Government Contracts (other than purchase orders under a master agreement or long term agreement) pursuant to which AIR or any of its Subsidiaries would reasonably be expected to make or receive aggregate payments of more than $250,000 during the remaining term of any such AIR Government Contract.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect, each AIR Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto. True and complete copies of each AIR Material Contract (and a written summary of the terms of any oral AIR Material Contracts) have been made available to Tenax. None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any AIR Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each AIR Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against AIR and its Subsidiaries (as applicable) and, to the knowledge of AIR, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c)         To the knowledge of AIR, no Affiliate, employee, shareholder, member, equityholder, officer or director of AIR or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of AIR, family members, has any material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

Section 4.18        Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of AIR and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the Original Execution Date, there is no material claim pending under AIR’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. AIR and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and AIR has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

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Section 4.19        Brokers. No broker, finder, financial advisor or investment banker (other than KippsDeSanto & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of AIR. The fees and expenses of all accountants, brokers, financial advisors, investment bankers (including KippsDeSanto & Co.), legal counsel and other Persons retained by AIR or any of its Subsidiaries incurred or to be incurred by AIR or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.19 of the AIR Disclosure Letter.

Section 4.20        Government Contracts.

(a)         Except as would not, individually or in the aggregate, have, or reasonably be expected to have, an AIR Material Adverse Effect, since January 1, 2023: (i) AIR and its Subsidiaries have complied with all terms and conditions of the AIR Government Contracts; (ii) AIR and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each AIR Government Contract or AIR Government Bid; (iii) neither AIR nor its Subsidiaries have received written (or, to the knowledge of AIR, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of an AIR Government Contract to AIR or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar AIR Government Contracts and not specific to AIR or any of its Subsidiaries), cure notice, violation of Law, violation of an AIR Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of AIR, threatened in writing, pertaining to such AIR Government Contract; (iv) no cost incurred by AIR or any of its Subsidiaries pertaining to such AIR Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither AIR nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such AIR Government Contract will not be exercised or that any AIR Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by AIR and its Subsidiaries with respect to the AIR Government Contracts and AIR Government Bids were true, complete and correct in all material respects as of their effective date, AIR and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of an AIR Government Contract or applicable Law.

(b)          (i) Neither AIR nor its Subsidiaries have received any written or, to the knowledge of AIR, oral notice that any officer, employee, consultant or agent of AIR or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for AIR or its Subsidiaries or (B) that would reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect; (ii) to the knowledge of AIR, there is not pending any investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of AIR, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any AIR Government Contract; (iii) since January 1, 2023, neither AIR nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to an AIR Government Contract; (iv) since January 1, 2023, neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (v) neither AIR nor its Subsidiaries have received any written (or, to the knowledge of AIR, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract; (vi) neither AIR nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving AIR, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to an AIR Government Contract; (vii) to the knowledge of AIR, neither AIR nor its Subsidiaries nor any of

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their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any AIR Government Contract; (viii) neither AIR nor its Subsidiaries, nor, to the knowledge of AIR, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of AIR, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to an AIR Government Contract.

Section 4.21        Prohibited Payments.

(a)         None of AIR, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of AIR, any supplier, distributor, licensee or agent or any other Person acting on behalf of AIR or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither AIR nor any of its Subsidiaries has received any written or, to the knowledge of AIR, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of AIR, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither AIR nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. To the knowledge of AIR, (x) none of the directors, officers, employees or agents of AIR or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of AIR’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)         The operations of AIR and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(c)         None of AIR, any of its Subsidiaries or, to the knowledge of AIR, any of their respective Representatives or Affiliates (nor, to the knowledge of AIR, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory subject to comprehensive Sanctions. AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is

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any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(d)         AIR and its Subsidiaries have conducted their transactions in material compliance with all applicable export and re-export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”). No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Tenax in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of AIR, threatened, nor, to the knowledge of AIR, is any investigation by or before any Governmental Authority involving AIR or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect.

(e)         AIR has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 4.22        Rights Agreement; State Takeover Statutes.

(a)         AIR is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b)         The AIR Board has unanimously approved the terms of this Agreement and the consummation of the Transactions, including the AIR Stock Issuance, and such approval is sufficient to render inapplicable to this Agreement, the other Transaction Documents to which AIR is a party and the Transactions, including the Merger, the restrictions on “business combinations” set forth in NRS 78.411-78.444, to the extent such restrictions would otherwise be applicable to this Agreement, any of the other Transaction Documents to which AIR is a party or the Transactions, including the Merger. No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) apply to this Agreement, any of the other Transaction Documents to which AIR is a party (including the Redemption Rights Agreement and the Registration Rights Agreement) or the Transactions, including the Merger. AIR and its Subsidiaries are not subject to Section 2115(b) of the California Corporations Code.

Section 4.23        Opinion of Financial Advisor. AIR has received an oral opinion from KippsDeSanto & Co., to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Redemption Price (as specified therein) is fair, from a financial point of view, to the holders of AIR Common Stock.

Section 4.24        No Implied Representations and Warranties. The representations and warranties of AIR and Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of AIR and Merger Sub to Tenax in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of AIR and Merger Sub), whether made by AIR or Merger Sub, any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by Tenax, and Tenax acknowledges that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of AIR or Merger Sub contained in this Article IV or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article IV or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by AIR, Merger Sub or any of their respective Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of AIR, Merger Sub and their respective Subsidiaries.

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Article V

REPRESENTATIONS AND WARRANTIES OF TENAX

Tenax represents and warrants to AIR and Merger Sub that, except as set forth in the Tenax Disclosure Letter (it being understood that any information, item or matter set forth in one section or subsection of the Tenax Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection; provided, however, that only items disclosed in Section 5.02, Section 5.04(b) and Section 5.07 of the Tenax Disclosure Letter shall be deemed disclosed with respect to Section 5.02, Section 5.04(b) and Section 5.07, respectively):

Section 5.01        Organization and Qualification; Subsidiaries.

(a)         Each of Tenax and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (i) with respect to Tenax’s Subsidiaries, where the failure to be in good standing or to have such power, authority and governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect and (ii) with respect to Tenax, where the failure to possess such governmental authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. Each of Tenax and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Tenax Material Adverse Effect.

(b)         Section 5.01(b) of the Tenax Disclosure Letter sets forth a true and complete list of each material Subsidiary of Tenax, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of Tenax and any third parties in each such Subsidiary.

(c)         Tenax has made available to AIR, prior to the execution of this Agreement, a true and complete copy of Tenax’s certificate of formation, limited liability company agreement and the equivalent organizational documents of each of its material Subsidiaries, in each case, as amended to the date of this Agreement. Such organizational documents are in full force and effect. Neither Tenax nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 5.02        Capitalization.

(a)         Section 5.02(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of all of the authorized, issued and outstanding equity interests of Tenax. There are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of Tenax; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by Tenax or any of its Subsidiaries obligating Tenax or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries other than the Warrants; or (iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by Tenax or any of its Subsidiaries, or rights to acquire such interests from Tenax or any Subsidiary. All Tenax Units are subject to issuance as aforesaid and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding Tenax Unit has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of Tenax or any agreement to which Tenax is a party or otherwise bound; and (iii) free of any Encumbrances created by Tenax in respect thereof. There are no outstanding contractual obligations of Tenax or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Tenax or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Tenax or any other Person.

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(b)         Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of Tenax is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by Tenax or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests; and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which Tenax or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, Tenax does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(c)         The Tenax Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, Tenax’s organizational documents and any applicable Plan. As of the Closing, (i) the number of Tenax Units set forth in the Tenax Closing Capitalization Schedule as being owned by a Person will constitute to the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, Tenax, and record ownership of such Tenax Units set forth in the Tenax Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Tenax Closing Capitalization Schedule will be the record owner of, or have a right to acquire from Tenax any equity or ownership interests in, Tenax or options in respect of the foregoing.

Section 5.03        Authority Relative to This Agreement.

(a)         Tenax has all necessary organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder to consummate the Transactions. The execution and delivery of this Agreement and such other Transaction Documents by Tenax and the consummation by Tenax of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of Tenax are necessary to authorize this Agreement and such other Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA). This Agreement has been duly and validly executed and delivered by Tenax and, assuming due authorization, execution and delivery by AIR and Merger Sub, constitutes a legal, valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)         The Consenting Tenax Members are the record and beneficial owners of, in the aggregate, interests of Tenax Units entitled to cast votes constituting at least a majority of the votes entitled to be cast on the approval of this Agreement by Tenax Members as of the date hereof. The Tenax Member Support Agreements constitute, alone and without any other vote or consent of any other Tenax Member, the Required Tenax Member Approval.

Section 5.04        No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, (i) conflict with or violate the limited liability company agreement or other equivalent organizational documents of (A) Tenax or (B) any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained or taken and all filings and obligations described in Section 5.04(b) have been made or satisfied, conflict with or violate any Law applicable to Tenax or any of its Subsidiaries or by which any property or asset of Tenax or any of its Subsidiaries is bound or affected or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Tenax or any of its Subsidiaries pursuant to, any Contract, Tenax Permit or other instrument or obligation to which Tenax or any of its Subsidiaries is a party or by which Tenax or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (i)(B), (ii) and (iii) of this Section 5.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

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(b)         The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Tenax do not, and the performance of this Agreement and such other Transaction Documents by Tenax, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act (including in connection with the Registration Statement) and the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, the requirements of any other applicable Antitrust Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DLLCA and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.05        Permits; Compliance.

(a)         Since January 1, 2023, Tenax and its Subsidiaries have operated and conducted their businesses in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has received any written notice alleging, or been charged with, any material violation of any Laws.

(b)         Tenax and each of its Subsidiaries have obtained and hold all Tenax Permits, and all such Tenax Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. In addition, (i) there has occurred no default under, or violation of, any such Tenax Permit, (ii) no suspension or cancellation of any of the Tenax Permits is pending or, to the knowledge of Tenax, threatened and (iii) Tenax has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Tenax Permit to prevent the expiration thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.06        Financial Statements; Undisclosed Liabilities.

(a)         Section 5.06(a) of the Tenax Disclosure Letter contains true, complete and correct copies of the audited consolidated balance sheets and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the years ended December 31, 2024 and 2023 and the unaudited consolidated balance sheet and related statements of income, members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of and for the nine months ended September 30, 2025 (collectively, with the related notes and schedules thereto, the “Tenax Financial Statements”), in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in members’ equity and cash flows of Tenax and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments).

(b)         Tenax and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Tenax and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(c)         Neither Tenax nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Tenax as of December 31, 2024, included in the Tenax Financial Statements, (ii) incurred after December 31, 2024, in the ordinary course of business consistent with past practice, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach

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by Tenax of this Agreement shall not be deemed a liability incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(d)         Since January 1, 2023, none of Tenax, Tenax’s independent accountants or the Tenax Board has received any written, or to the knowledge of Tenax, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of Tenax; (ii) “material weakness” in the internal controls over financial reporting of Tenax; or (iii) fraud, whether or not material, that involves management or other employees of Tenax who have a significant role in the internal controls over financial reporting of Tenax. Since January 1, 2023, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the President or Chief Financial Officer of Tenax or the Tenax Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(e)         Since January 1, 2023, (i) neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Tenax or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to Tenax or any of its Subsidiaries, and (ii) no attorney representing Tenax or any of its Subsidiaries, whether or not employed by Tenax or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by Tenax or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Tenax Board or any committee thereof or to the President or Chief Financial Officer of Tenax, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

Section 5.07        Absence of Certain Changes or Events. Since December 31, 2024, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have a Tenax Material Adverse Effect. From December 31, 2024 to the Original Execution Date, (a) Tenax and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) neither Tenax nor any of its Subsidiaries has taken any action that, if taken after the Original Execution Date, would constitute a breach of any of the covenants set forth in Section 6.02 (with the exception of those set forth in clauses (b)(i) and (iv) (to the extent related to the foregoing)).

Section 5.08        Information Supplied. The information relating to Tenax and its Subsidiaries that is provided by or on behalf of Tenax or any of its Subsidiaries for inclusion in the Registration Statement or the Proxy Statement/Prospectus, or in any other document filed with any other Governmental Authority in connection with the Merger and the other Transactions, will not, (i) in the case of the Registration Statement, at the time it (or any amendment or supplement thereto) is filed with the SEC and at the time it is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to the AIR Stockholders or at the time of the AIR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.09        Sufficiency of Funds.

(a)         Tenax has sufficient financial resources and, at the Closing, will have sufficient cash and other financial resources, in each case, to enable Tenax to pay any amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses, and there is no restriction on the use of such cash or other financial resources for such purposes. Tenax has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b)         Without limiting Section 10.07, in no event shall the receipt or availability of any funds or financing by or to Tenax or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Tenax hereunder.

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Section 5.10        Absence of Litigation. There is no Action pending or, to the knowledge of Tenax, threatened (i) against or involving Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with Tenax) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of Tenax, investigation by any Governmental Authority involving, Tenax, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect Tenax or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have a Tenax Material Adverse Effect. There is no material Action pending by Tenax or any of its Subsidiaries, or which Tenax or any of its Subsidiaries intends to initiate, against any other Person. The foregoing includes Actions pending or threatened (or any basis therefor to the knowledge of Tenax) involving the prior employment of any of the employees of Tenax or any of its Subsidiaries, services of the employees of Tenax or any of its Subsidiaries provided in connection with Tenax’s business, any information or techniques allegedly proprietary to any former employer of an employee of Tenax or any of its Subsidiaries or obligations of an employee of Tenax or any of its Subsidiaries under any agreement with such employee’s former employer.

Section 5.11        Employee Benefit Plans.

(a)         Section 5.11(a) of the Tenax Disclosure Letter sets forth a true, correct and complete list of each material Tenax Benefit Plan. With respect to each such material Tenax Benefit Plan, Tenax has delivered or made available to AIR true, correct and complete copies of all plan documents (including all amendments and attachments thereto), or written summaries of such Tenax Benefit Plan not in writing.

(b)         Each Tenax Benefit Plan has been, in all material respects, established, maintained, operated, funded and administered in accordance with its terms and all applicable Laws. Tenax and its Subsidiaries and, to the knowledge of Tenax, all fiduciaries of any Tenax Benefit Plan are, and at all times have been, in compliance in all material respects with all Laws relating to the Tenax Benefit Plans and the provision of compensation and benefits. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action is pending or, to the knowledge of Tenax, threatened with respect to any Tenax Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Tenax, there are not any facts that would be reasonably expected to give rise to any Action with respect to any Tenax Benefit Plan.

(c)         Each Tenax Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable determination letter from the IRS or may rely upon a favorable opinion letter from the IRS as to its qualified status and, to the knowledge of Tenax, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect to any such Tenax Benefit Plan.

(d)         No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, reasonably be expected to have an AIR Material Adverse Effect. No Tenax Benefit Plan is, and neither Tenax nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, any (i) “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former Tenax Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Tenax Service Provider to any payment or benefit, including any severance pay or benefits or any increase in severance pay or benefits; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Tenax Benefit Plans; (iii) limit or restrict the right of Tenax or any of its Subsidiaries to amend, modify or terminate any of the Tenax Benefit Plans; or (iv) result in

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the payment of any compensation or any benefits that would, individually or in combination with any other such compensation or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any current or former Tenax Service Provider.

(f)          Neither Tenax nor any of its Subsidiaries has any liability in respect of, or obligation to provide, post-retirement or other post-employment health, life insurance or welfare benefits for any current or former Tenax Service Provider (or the spouses, dependents or beneficiaries of any such individuals), whether under a Tenax Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Laws.

(g)         No current or former Tenax Service Provider is entitled to any gross-up, make-whole, indemnification, reimbursement or other additional payment from Tenax or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

Section 5.12        Labor and Employment Matters.

(a)         Neither Tenax nor any of its Subsidiaries is a party to any Collective Bargaining Agreement applicable to any current or former Tenax Service Provider. From January 1, 2023 through the Original Execution Date, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Tenax Service Provider and, there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of Tenax, threatened. Neither the execution of this Agreement nor the consummation of the Transactions will require Tenax or any of its Subsidiaries to provide notice to, enter into any consultation procedure with, or trigger any similar obligation to, any labor organization, works council or similar body under applicable Laws.

(b)         Each of Tenax and its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety, collective bargaining, discrimination, civil rights, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Action by or before any Governmental Authority with respect to Tenax or any of its Subsidiaries in relation to the employment or alleged employment of any individual is pending, ongoing or, to the knowledge of Tenax, threatened, nor has Tenax or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(c)         Since January 1, 2023, Tenax and its Subsidiaries have not received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of Tenax or any of its Subsidiaries or alleging a workplace culture that encourages or is conducive to the foregoing.

Section 5.13        Real and Personal Property.

(a)         Neither Tenax nor any of its Subsidiaries owns any real property.

(b)         Section 5.13(b) of the Tenax Disclosure Letter sets forth a true and complete list of the street addresses of all Tenax Leased Real Property, together with a description of the underlying Tenax Real Property Lease. True, correct and complete copies of each Tenax Real Property Lease have been made available to AIR prior to the Original Execution Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) each Tenax Real Property Lease is valid and binding on Tenax or the Subsidiary of Tenax that is a party thereto and, to the knowledge of Tenax, each other party thereto, and is in full force and effect; (ii) all rent and other sums and charges payable by Tenax or any of its Subsidiaries thereunder are current and all obligations required to be performed or complied with by Tenax or any of its Subsidiaries thereunder have been performed; (iii) no termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, any of its Subsidiaries or, to the knowledge of Tenax, the landlord thereunder, exists under any Tenax Real Property Lease; (iv) Tenax and each of its Subsidiaries has a good and valid leasehold, subleasehold or licensee interest in each Tenax Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (v) neither Tenax nor any of its Subsidiaries has received any written notice from any landlord under any Tenax Real Property Lease of any default or that such landlord intends to terminate such Tenax Real Property

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Lease; and (vi) neither Tenax nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of Tenax, there is no threatened, condemnation with respect to any Tenax Leased Real Property or any portion thereof. Tenax and its Subsidiaries have not subleased, licensed or granted any right to use or occupy any portion of any Tenax Leased Real Property to any Person.

(c)         Tenax or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances. No termination event or condition or uncured default of a material nature on the part of Tenax or, if applicable, its Subsidiaries or, to the knowledge of Tenax, any Person thereunder, exists under any lease of any personal property.

Section 5.14        Intellectual Property.

(a)         Section 5.14(a) of the Tenax Disclosure Letter sets forth, as of the Original Execution Date, a true and complete list of all (i) Registered Tenax IP, indicating for each such item, as applicable, the owner, the application, publication or registration number and date and jurisdiction of filing or issuance; (ii) material Software included in the Tenax Owned IP; and (iii) social media handles or accounts used by Tenax.

(b)         The Tenax Owned IP is subsisting and, to the knowledge of Tenax, valid and enforceable and Tenax and its Subsidiaries possess all rights, title and interests in and to the Tenax Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)         Since January 1, 2023, the operation of Tenax’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the knowledge of Tenax, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating, the Tenax IP. Since January 1, 2023, there have been no, and there are currently no, pending Actions or Actions threatened in writing regarding: (i) the licensing or use by Tenax or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or other violation by any other Person of Tenax Owned IP; or (iii) any actual or potential infringement, dilution, misappropriation or other violation of any other Person’s Intellectual Property by Tenax or any of its Subsidiaries, and to the knowledge of Tenax, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iii) of this Section 5.14(c).

(d)         Tenax and its Subsidiaries own or have a valid right to use all Intellectual Property that is in use or planned for use in the operation or conduct of Tenax’s business, and the Tenax IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of Tenax’s business in the manner in which it is currently being conducted. The consummation of this Agreement and compliance by Tenax and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon, any material Tenax Owned IP.

(e)         Each of Tenax and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and confidential information of other Persons that is in the possession of Tenax and its Subsidiaries and prevent the misuse or misappropriation of the Trade Secrets and other such confidential information included in the Tenax IP, including through the development of policies for the protection of Intellectual Property. Each current and former director, officer, employee, contractor or consultant of Tenax and its Subsidiaries has entered into a written agreement with Tenax that requires such director, officer, employee, contractor or consultant to protect the secrecy and confidentiality of such Trade Secrets and information. There has been no misappropriation or unauthorized disclosure or use of any of Tenax’s Trade Secrets or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries.

(f)          No current or former director, officer, employee, contractor or consultant of Tenax or its Subsidiaries owns any rights in or to any Tenax Owned IP. All current and former directors, officers, employees, contractors and consultants of Tenax and its Subsidiaries who contributed to the discovery, creation or development of any material Tenax Owned IP (i) did so within the scope of his or her employment such that it constituted a

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work made for hire and all Tenax Owned IP arising therefrom became the exclusive property of Tenax or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, presently assigned all of his or her rights in Tenax Owned IP to Tenax or any of its Subsidiaries. No current or former directors, officers, employees, contractors or consultants of Tenax or any of its Subsidiaries has made or threatened to make any claim of ownership or right, in whole or in part, to any Tenax Owned IP or asserted in an Action against Tenax or any of its Subsidiaries such claim of ownership or right.

(g)         Except as would not, individually or in the aggregate, reasonably be material to Tenax, Tenax and its Subsidiaries have complied in all material respects with the requirements of the licenses for any Public Software used in the business.

(h)         No R&D Sponsor has been used to create any Intellectual Property owned or purported to be owned by Tenax and its Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any Tenax IP.

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, (i) Tenax and its Subsidiaries are in compliance with all applicable Privacy and Data Security Requirements and (ii) since January 1, 2023, none of Tenax or its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, Processing, disclosure, transfer or use of Personal Data that is pending or unresolved and, to the knowledge of Tenax, there are no facts or circumstances that would give rise to any such complaints. Since January 1, 2023, Tenax and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, integrity, availability, privacy and security of Personal Data Processed by Tenax or any of its Subsidiaries and to protect any Personal Data under their possession or control from any unauthorized use or access. Except as would not, individually or in the aggregate, reasonably be expected to result in a Tenax Material Adverse Effect, since January 1, 2023, neither Tenax nor any of its Subsidiaries has experienced any breaches or unauthorized uses of or access to Personal Data within the possession or control of Tenax or its Subsidiaries.

(j)          The Tenax IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required to permit the operation of Tenax’s business as currently conducted. Since January 1, 2023, (i) there has been no security breach or unauthorized access to or use of any of the Tenax IT Assets, whether physical or electronic, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, the Tenax IT Assets have not malfunctioned or failed, do not contain any viruses, worms, trojan horses, bugs or faults and have not experienced breakdowns, errors, contaminants or continued substandard performance that has caused or reasonably could be expected to cause any disruption or interruption in or to the use of any such Tenax IT Assets or to the business of Tenax. Tenax and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance with applicable Privacy and Data Security Requirements for the Tenax IT Assets used in the business, including regular backup and prompt recovery of data and information.

(k)         Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, no Personal Data, Trade Secrets or other confidential information of Tenax or its Subsidiaries or confidential information of other Persons that is in the possession of Tenax and its Subsidiaries are used in any input to any Artificial Intelligence Tool or in developing or training any internal or third-party Artificial Intelligence Tool.

Section 5.15        Taxes.

(a)         All income and other material Tax Returns required to be filed by or with respect to Tenax or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b)         All material Taxes of Tenax and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved on the Tenax Financial Statements. There are no Tax Encumbrances on the assets of Tenax or any of its Subsidiaries other than Permitted Encumbrances.

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(c)         Each of Tenax and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d)         Neither Tenax nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of Tenax or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Tenax or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e)         Neither Tenax nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f)          Neither Tenax nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Law.

(g)         Neither Tenax nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement; (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement; (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was a Subsidiary of Tenax); or (iv) has liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract or otherwise.

(h)         Section 5.15(h) of the Tenax Disclosure Letter contains a list, as of the Original Execution Date, of the jurisdiction of organization and U.S. federal income tax classification of Tenax and each of its Subsidiaries.

(i)          No claim has been made in writing by any Governmental Authority in a jurisdiction where Tenax or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j)          Neither Tenax nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k)         Neither Tenax nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term Contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.

Section 5.16        Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to Tenax and its Subsidiaries, taken as a whole: (a) Tenax is and, since January 1, 2023, has been in compliance with, all Environmental Laws and possesses and is and, since January 1, 2023, has been in compliance with, all Environmental Permits; (b) there is no Action, Order or notice of violation or liability, in each case, pursuant to any Environmental Law pending or, to the knowledge of Tenax, threatened in writing against Tenax or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other environmental conditions, in each case, that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries; and (d) neither Tenax nor any of its Subsidiaries has retained or assumed any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to any Environmental Law involving Tenax or its Subsidiaries.

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Section 5.17        Material Contracts.

(a)         Section 5.17(a) of the Tenax Disclosure Letter contains a true and complete list of the following types of Contracts to which Tenax or any of its Subsidiaries is a party as of the Original Execution Date(such Contracts, whether or not set forth on Section 5.17(a) of the Tenax Disclosure Letter and including any Contract entered into after the Original Execution Date in accordance with the terms of this Agreement that would have been required to be set forth on Section 5.17(a) of the Tenax Disclosure Letter if it had been entered into as of the Original Execution Date, but excluding any Tenax Benefit Plan, the “Tenax Material Contracts”):

(i)          all Contracts for the purchase of aircraft and agreements to refit existing aircraft pursuant to which Tenax or any of its Subsidiaries would reasonably be expected to make payments of more than $1,000,000 during any fiscal year;

(ii)         all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by Tenax or any of its Subsidiaries;

(iii)        all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $4,000,000;

(iv)        all Contracts relating to Indebtedness (including commitments to provide Indebtedness) of Tenax or any of its Subsidiaries;

(v)         all Contracts (A) that limit, or purport to limit, in any material respect, the ability of Tenax or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity (other than Tenax and its Subsidiaries) or in any geographic area or during any period of time or in any customer segment, (B) that limit, or purport to limit, in any respect, the ability of any of Tenax’s Affiliates (other than Tenax’s Subsidiaries) to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment, (C) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case, in favor of any Person other than Tenax or any of its Subsidiaries or (D) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than Tenax or any of its Subsidiaries;

(vi)        all material Tenax IP Agreements, except for shrink-wrap or click-wrap licenses for off-the-shelf computer software or non-exclusive licenses to or from customers of Tenax;

(vii)       each Contract between or among (A) Tenax or any of its Subsidiaries, on the one hand, and (B) any Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, on the other hand, but excluding, for the avoidance of doubt, (I) any Contracts or arrangements between Tenax and any of its Subsidiaries or between any Subsidiary of Tenax and another Subsidiary of Tenax, (II) any Contract or arrangement relating to the employment of any such Person described in clause (B) and (III) any Contract providing for indemnification or reimbursement of expenses for officers or directors of Tenax or any of its Subsidiaries (in such individual capacity as such); and

(viii)      any Tenax Government Contracts under which Tenax or its Subsidiaries would reasonably be expected to receive payments of more than $5,000,000 in any fiscal year (excluding Tenax Government Contracts where any portion of the Tenax Government Contract or performance of the Tenax Government Contract is classified).

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect, each Tenax Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto. True and complete copies of each Tenax Material Contract (and a written summary of the terms of any oral Tenax Material Contracts) have been made available to AIR. None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any other party thereto is in material violation of or in material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Tenax Material Contract to which it is a party or by which it or any

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of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same. Immediately following the Effective Time, each Tenax Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms against Tenax and its Subsidiaries (as applicable) and, to the knowledge of Tenax, the other parties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c)         To the knowledge of Tenax, no Affiliate, employee, shareholder, member, equityholder, officer or director of Tenax or of any Subsidiary, or any of their respective Affiliates or, to the knowledge of Tenax, family members, has any material interest in any property used in the conduct of the business of Tenax or any of its Subsidiaries, or any material claim or right against Tenax or any of its Subsidiaries or any direct or indirect material interest in any transaction with Tenax or any of its Subsidiaries.

Section 5.18        Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of Tenax and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the Original Execution Date, there is no material claim pending under Tenax’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Tenax and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds, and Tenax has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 5.19        Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tenax. The fees and expenses of all accountants, brokers, financial advisors, investment bankers, legal counsel and other Persons retained by Tenax or any of its Subsidiaries incurred or to be incurred by Tenax or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 5.19 of the Tenax Disclosure Letter.

Section 5.20        Government Contracts.

(a)         Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Tenax Material Adverse Effect, since January 1, 2023: (i) Tenax and its Subsidiaries have complied with all terms and conditions of the Tenax Government Contracts; (ii) Tenax and its Subsidiaries have complied in all respects with all applicable Laws pertaining to each Tenax Government Contract or Tenax Government Bid; (iii) neither Tenax nor its Subsidiaries have received written (or, to the knowledge of Tenax, oral) notice of a cancellation, termination for convenience, termination for default, suspensions or stop work orders (specifically excluding (A) suspensions or stop work orders relating to protests filed in connection with the award of a Tenax Government Contract to Tenax or any of its Subsidiaries or (B) suspensions or stop work orders initiated by a Governmental Authority that apply to all counterparties to similar Tenax Government Contracts and not specific to Tenax or any of its Subsidiaries), cure notice, violation of Law, violation of a Tenax Government Contract or show cause notice, and no such notice is currently proposed or, to the knowledge of Tenax, threatened in writing, pertaining to such Tenax Government Contract; (iv) no cost incurred by Tenax or any of its Subsidiaries pertaining to such Tenax Government Contract has been challenged, disallowed or is the subject of any ongoing audit or is subject to an ongoing investigation, with the exception of routine audits conducted in the ordinary course of business; (v) neither Tenax nor any of its Subsidiaries has been informed by a Governmental Authority that any option with respect to such Tenax Government Contract will not be exercised or that any Tenax Government Contract will be terminated, canceled, subject to reduction or will otherwise come to an end prior to the end of its current period of performance; and (vi) the submissions, representations, certifications and warranties made, acknowledged or set forth by Tenax and its Subsidiaries with respect to the Tenax Government Contracts and Tenax Government Bids were true, complete and correct in all material respects as of their effective date, Tenax and its Subsidiaries have complied with all such certifications and all such representations and certifications have continued to be current and materially accurate and complete to the extent required by the terms of a Tenax Government Contract or applicable Law.

(b)         (i) Neither Tenax nor its Subsidiaries have received any written or, to the knowledge of Tenax, oral notice that any officer, employee, consultant or agent of Tenax or its Subsidiaries is, or since January 1, 2023, has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority (A) relating to the performance of his or her duties for Tenax or its Subsidiaries or (B) that would reasonably be

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expected to have, individually or in the aggregate, a Tenax Material Adverse Effect; (ii) to the knowledge of Tenax, there is not pending any investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents, nor since January 1, 2023, has there been any audit or investigation of Tenax, its Subsidiaries or its officers, employees, consultants or agents resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Tenax Government Contract; (iii) since January 1, 2023, neither Tenax nor its Subsidiaries have made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment or omission arising under or relating to a Tenax Government Contract; (iv) since January 1, 2023, neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of any determination by a Governmental Authority regarding, nor entered into a consent order or administrative agreement with a Governmental Authority regarding, any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (v) neither Tenax nor its Subsidiaries have received any written (or, to the knowledge of Tenax, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected or alleged fraud, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract; (vi) neither Tenax nor its Subsidiaries have received written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving Tenax, its Subsidiaries or any of its members, managers, officers, employees or affiliates, in connection with or concerning any information related to a Tenax Government Contract; (vii) to the knowledge of Tenax, neither Tenax nor its Subsidiaries nor any of their officers, managers, directors or employees has been under any administrative, civil or criminal investigation or indictment or criminal information involving alleged false statements, false claims or other improprieties or criminal acts relating to any Tenax Government Contract; (viii) neither Tenax nor its Subsidiaries, nor, to the knowledge of Tenax, any of their respective officers or employees, has been the subject of any actual “whistleblower” or “qui tam” lawsuit; or (ix) to the knowledge of Tenax, it has not conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator has been or was engaged with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, misstatement, omission or violation of Law or any material administrative or contractual requirement related to a Tenax Government Contract.

Section 5.21        Prohibited Payments.

(a)         None of Tenax, any of its Subsidiaries, any of their respective officers or employees and, to the knowledge of Tenax, any supplier, distributor, licensee or agent or any other Person acting on behalf of Tenax or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the Anti-Corruption Laws, including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Neither Tenax nor any of its Subsidiaries has received any written or, to the knowledge of Tenax, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or, to the knowledge of Tenax, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2023, neither Tenax nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. To the knowledge of Tenax, (x) none of the directors, officers, employees or agents of Tenax or any of its Subsidiaries is a government official, political party official or candidate for political office and (y) there are no known familial relationships between any of Tenax’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)         The operations of Tenax and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Money Laundering Laws and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with

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respect to the Money Laundering Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(c)         None of Tenax, any of its Subsidiaries or, to the knowledge of Tenax, any of their respective Representatives or Affiliates (nor, to the knowledge of Tenax, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is, a Sanctioned Person. Tenax and its Subsidiaries have conducted their transactions in material compliance with all applicable Sanctions. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(d)         Tenax and its Subsidiaries have conducted their transactions in material compliance with the Export Control Laws. No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to AIR or Merger Sub in connection with the consummation of the Transactions, including the Merger, except for any such licenses or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of Tenax, threatened, nor, to the knowledge of Tenax, is any investigation by or before any Governmental Authority involving Tenax or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Tenax Material Adverse Effect.

(e)         Tenax has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 5.22        No Implied Representations and Warranties. The representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of Tenax to AIR and Merger Sub in connection with the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Tenax), whether made by Tenax, any of its Affiliates or any of its managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by AIR and Merger Sub, and AIR and Merger Sub each acknowledge that it has not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of Tenax contained in this Article V or in any certificate delivered pursuant to this Agreement. Except for the representations and warranties contained in this Article V or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by Tenax or any of its Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of Tenax and its Subsidiaries.

Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01        Conduct of Business by AIR Pending the Merger.

(a)         AIR covenants and agrees that, between the Original Execution Date and the Effective Time, except (i) as set forth in Section 6.01(a) of the AIR Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), AIR shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all AIR Material Contracts. Without limiting the generality of the foregoing, AIR shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

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(b)         By way of amplification and not limitation, except as set forth in Section 6.01(b) of the AIR Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of Tenax (which consent shall not be unreasonably withheld, delayed or conditioned), neither AIR nor any of its Subsidiaries shall, between the Original Execution Date and the Effective Time, do any of the following:

(i)          amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, or the equivalent organizational documents of any of its Subsidiaries, or create any new Subsidiaries;

(ii)         merge or consolidate AIR with any other Person or restructure, reorganize or completely or partially liquidate;

(iii)        issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance on, or permit an Encumbrance to exist on, any shares of any class of capital stock of AIR or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of AIR or any of its Subsidiaries (except for the issuance of shares of AIR Stock issuable pursuant to the exercise of AIR Stock Options or the settlement of AIR RSU Awards, in each case, outstanding on the Original Execution Date in accordance with their terms and the terms of the AIR Stock Plans as in effect on the Original Execution Date);

(iv)        repurchase, redeem or otherwise acquire any outstanding AIR Stock;

(v)         (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on, or permit an Encumbrance to exist on, any properties or assets (other than Intellectual Property, which is the subject of clause (vi)) or any interests therein of AIR or any of its Subsidiaries, other than Permitted Encumbrances;

(vi)        sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any AIR Owned IP (except for non-exclusive licenses granted to customers and suppliers of AIR in the ordinary course of business consistent with past practice) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any AIR Owned IP;

(vii)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of AIR’s direct or indirect wholly owned Subsidiaries to AIR or any of its other wholly owned Subsidiaries;

(viii)      adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(ix)        acquire any assets outside the ordinary course of business consistent with past practice from any other Person for consideration in excess of $100,000 in any individual transaction or series of related transactions or $250,000 in the aggregate;

(x)         make any loans, advances, guarantees or capital contributions to or investments in any Person, other than advances to employees of AIR or any of its Subsidiaries in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

(xi)        make any payments or distributions to any stockholders, employees, directors, officers or Affiliates of AIR or its Subsidiaries, or any of their respective Affiliates (or any directors, managers or employees of such Affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

(xii)       incur any Indebtedness or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AIR;

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(xiii)      make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12-month period beginning on or after the Original Execution Date;

(xiv)      modify in any material respect any accounting policies or procedures, other than as required by GAAP or Law;

(xv)       except as required by applicable Law, (A) make any material change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of Taxes; (D) file any material amended Tax Return; (E) file any claim for refund of a material amount of Taxes; or (F) waive or extend the statute of limitations in respect of material Taxes;

(xvi)      except as required by the terms of an AIR Benefit Plan or AIR Collective Bargaining Agreement as in effect on the Original Execution Date, (A) adopt, enter into, terminate, modify or amend any AIR Collective Bargaining Agreement or AIR Benefit Plan; (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any discretionary bonus of any kind or amount whatsoever to, any current or former AIR Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former AIR Service Provider; (D) grant or modify any awards to any current or former AIR Service Provider (including grants of any stock or stock-based awards or the removal of existing restrictions in any AIR Benefit Plans or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any AIR Benefit Plan; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any AIR Benefit Plan or awards made thereunder; (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any AIR Benefit Plan or change the manner in which contributions to any AIR Benefit Plan are made or the basis on which such contributions are determined; or (H) terminate or hire any AIR Service Provider, other than terminations for “cause” (as reasonably determined by AIR in accordance with past practices); provided that AIR may hire additional AIR Service Providers to replace departed AIR Service Providers in the ordinary course of business consistent with past practice, and may terminate or hire AIR Service Providers with an annual base salary that is less than $150,000 in the ordinary course of business consistent with past practice;

(xvii)     except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of, in accordance with their terms, liabilities disclosed, reflected or reserved against in the AIR Financial Statements (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the date of such AIR Financial Statements in the ordinary course of business and in a manner consistent with past practice; (B) cancel or compromise any material Indebtedness; or (C) waive or assign any claims or rights of material value;

(xviii)    enter into, terminate, cancel, modify, amend or fail to renew any AIR Material Contract or AIR Real Property Lease, or any Contract or lease that, if existing on the Original Execution Date, would have been an AIR Material Contract or AIR Real Property Lease, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice;

(xix)      enter into, modify, amend or terminate any Contract, or waive, release or assign any material rights or claims thereunder, which, if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of AIR to perform its obligations under this Agreement or (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

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(xx)       enter into any Contract that is material to AIR and its Subsidiaries, taken as a whole, to the extent consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such Contract;

(xxi)      amend any material AIR Permit in any material respect, or allow any material AIR Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of AIR Permits in the ordinary course of business consistent with past practice or (B) non-renewal or non-extension of AIR Permits that are not necessary to conduct AIR’s business as then conducted;

(xxii)     authorize, apply for or cause to be approved the listing of shares of AIR Common Stock or AIR Preferred Stock on any stock exchange; or

(xxiii)    authorize, commit or agree to do any of the foregoing.

(c)         Nothing contained in this Agreement is intended to give Tenax, directly or indirectly, the right to control or direct the operations of AIR or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.02        Conduct of Business by Tenax Pending the Merger.

(a)         Tenax covenants and agrees that, between the Original Execution Date and the Effective Time, except (i) as set forth in Section 6.02(a) of the Tenax Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), Tenax shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and in material compliance with applicable Law and all Tenax Material Contracts. Without limiting the generality of the foregoing, Tenax shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them.

(b)         By way of amplification and not limitation, except as set forth in Section 6.02(b) of the Tenax Disclosure Letter, as expressly contemplated by this Agreement or the other Transaction Documents or with the prior written consent of AIR (which consent shall not be unreasonably withheld, delayed or conditioned), neither Tenax nor any of its Subsidiaries shall, between the Original Execution Date and the Effective Time, do any of the following:

(i)          amend or otherwise change its certificate of formation, limited liability company agreement or equivalent organizational documents, except for any amendments or changes that would not (A) materially delay, materially impede or prevent the consummation of the Transactions or (B) adversely affect the AIR Stockholders in any material respect differently than the Tenax Members;

(ii)         adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving Tenax or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Tenax and any wholly owned Subsidiary of Tenax or among wholly owned Subsidiaries of Tenax);

(iii)        enter into any new line of business that is material to Tenax and its Subsidiaries, taken as a whole; or

(iv)        authorize, commit or agree to do any of the foregoing.

(c)         Nothing contained in this Agreement is intended to give AIR, directly or indirectly, the right to control or direct the operations of Tenax or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.03        No Interfering Transactions. During the period from the Original Execution Date through the earlier of the Closing and the termination of this Agreement, neither Tenax nor AIR shall, and neither Tenax nor AIR shall permit any of its Subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

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Article VII

ADDITIONAL AGREEMENTS

Section 7.01        AIR Stockholders Meeting; Registration Statement.

(a)         In accordance with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and any applicable rules and regulations of NYSE American, AIR, in consultation with Tenax, shall call, give notice of, convene and hold the AIR Stockholders Meeting as promptly as reasonably practicable following the date upon which the Registration Statement has been declared effective under the Securities Act (with the record date and meeting date to be set by the AIR Board after consultation with Tenax regarding such dates) and shall as promptly as reasonably practicable following the date of this Agreement, for the purpose of obtaining the AIR Stockholder Approvals, duly set a record date for determining the stockholders entitled to notice of, and to vote at, the AIR Stockholders Meeting (such date to be at least 20 Business Days following the initiation of a broker search pursuant to Rule 14a-13 under the Exchange Act). Subject to the terms of this Agreement, the AIR Board shall recommend that the stockholders of AIR vote in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance. AIR shall comply with the NRS, AIR’s articles of incorporation and bylaws, the Exchange Act and the rules and regulations of NYSE American in connection with the AIR Stockholders Meeting, including preparing and delivering the Proxy Statement/Prospectus to AIR’s stockholders, as required pursuant to the Exchange Act and Section 7.01(b) below. Subject to the terms of this Agreement, unless there has been a Change in the AIR Recommendation, AIR shall use its reasonable best efforts to solicit (or cause to be solicited) from its stockholders proxies constituting the AIR Stockholder Approvals. AIR shall not change the date of, postpone or adjourn the AIR Stockholders Meeting without the consent of Tenax (which may not be unreasonably withheld, conditioned or delayed); provided that, without Tenax’s consent, AIR may adjourn or postpone the AIR Stockholders Meeting as may be required by applicable Law and no more than two times (i) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to AIR’s stockholders within a reasonable amount of time in advance of the AIR Stockholders Meeting, (ii) to allow reasonable additional time to solicit from its stockholders proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance, (iii) if, as of the time for which the AIR Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) or the time scheduled for reconvening the AIR Stockholders Meeting, there are insufficient shares of AIR Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AIR Stockholders Meeting or at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting or (iv) as required by applicable Law; provided further that the AIR Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the AIR Stockholders Meeting was originally scheduled without the prior written consent of Tenax. Tenax may cause AIR to postpone or adjourn the AIR Stockholders Meeting by prior written notice to AIR once for a period of no longer than ten Business Days if at such time AIR has not received proxies sufficient to allow the receipt of the AIR Stockholder Approvals at the AIR Stockholders Meeting and Tenax informs AIR that Tenax believes in good faith that additional time is required to solicit stockholder proxies in favor of approval of the AIR Charter Amendment and the AIR Stock Issuance.

(b)         Promptly following the date of this Agreement, and in any event no later than ten Business Days following the delivery by Tenax of all financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement or the Proxy Statement/Prospectus together with information relating to it required to be included in the Registration Statement or the Proxy Statement/Prospectus under the Exchange Act, the Securities Act or other applicable Law, AIR, with the assistance of Tenax, shall prepare, and AIR shall file with the SEC, the Registration Statement and any amendments or supplements thereto in form and substance reasonably satisfactory to each of AIR and Tenax relating to the Merger and the Transactions. Each of AIR and Tenax shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective for so long as necessary to consummate the Merger. Subject to the terms of this Agreement, the Proxy Statement/Prospectus shall reflect the AIR Recommendation. Tenax shall, and shall use its reasonable best efforts to cause its Representatives and Affiliates to, cooperate with AIR in the preparation of the Registration Statement and shall furnish to AIR all information relating to it required by the Securities Act and the Exchange Act for inclusion in, or to assist AIR in preparing, the Registration Statement (and responding to any comments from the SEC or its staff with respect thereto), including, without limitation, such financial statements and other information relating to it and its Affiliates required to be included in the Registration Statement under

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the Exchange Act, the Securities Act or other applicable Law. In addition, Tenax shall use its reasonable best efforts to cause its independent accountants to provide assistance and cooperation to AIR in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, including, without limitation, to the extent required by applicable Law, providing consent to AIR to include their audit reports in the Registration Statement and providing reasonable assistance in the preparation of pro forma financial statements to be included in the Registration Statement. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by AIR without providing Tenax a reasonable opportunity to review and comment thereon. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus, and AIR shall use its reasonable best efforts, after consultation with and with the assistance of Tenax, to respond as promptly as practicable to any such comments of the SEC or its staff and to cause the Registration Statement to be declared effective under the Securities Act and thereafter to cause the Proxy Statement/Prospectus to be mailed to AIR’s stockholders at the earliest practicable time. AIR shall advise Tenax promptly after receiving notice of the issuance of any stop order or the suspension of the qualification of the AIR Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of AIR and Tenax shall promptly advise the other if it determines that any information provided by it for use in the Registration Statement was or shall have become false or misleading in any material respect and shall promptly notify the other if it becomes aware of any material fact not contained in the Registration Statement and required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. AIR shall take all steps necessary to cause the Registration Statement as so corrected to be filed with the SEC and the Proxy Statement/Prospectus to be disseminated to holders of shares of AIR Stock, in each case as, and to the extent, required by applicable Law. AIR shall promptly provide Tenax and its counsel with copies of any written comments, and shall inform them of any oral comments, that AIR or its counsel may receive from the SEC or its staff requesting any amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus, and AIR and Tenax shall cooperate in filing with the SEC or its staff, and if required by applicable Law, AIR shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. AIR shall provide Tenax and its counsel a reasonable opportunity to review any written responses to all SEC comments with respect to the Registration Statement or the Proxy Statement/Prospectus, and AIR shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Tenax and its counsel.

Section 7.02        No Solicitation of Transactions.

(a)         AIR agrees that none of it or any of its Subsidiaries or any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could be reasonably be expected to lead to, any Competing AIR Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal; (iv) enter into, or propose to enter into, any Competing AIR Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of AIR or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(a) by AIR. AIR shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by AIR, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing AIR Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing AIR Proposal previously granted to such Person.

(b)         AIR shall promptly, and in any event within 24 hours of AIR obtaining knowledge of the receipt thereof, advise Tenax orally and in writing of any Competing AIR Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing AIR Proposal, the financial and other material terms and conditions of any such Competing AIR Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing AIR Proposal or inquiry. AIR shall (i) keep Tenax fully informed of the status and material details (including any change to the terms thereof) of any such Competing AIR Proposal or inquiry and (ii) provide to Tenax, as soon as practicable after receipt or delivery thereof (and in any event, within

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24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing AIR Proposal or inquiry exchanged between AIR or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing AIR Proposal or inquiry (or its Representatives), on the other hand.

(c)         Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, AIR may, subject to compliance with Section 7.02(b), furnish information to, and enter into discussions with, a Person who has made, after the Original Execution Date, an unsolicited, written, bona fide Competing AIR Proposal so long as such Competing AIR Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the AIR Board has (i) reasonably determined, in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that (A) such Competing AIR Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing AIR Proposal would violate the AIR Board’s fiduciary duties under the NRS, (ii) previously provided all such information to Tenax (or provides such information to Tenax substantially concurrent with the time it is provided to such Person) and (iii) obtained from such Person an Acceptable AIR Confidentiality Agreement.

(d)         Except as set forth in this Section 7.02(d), neither the AIR Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify, modify or amend, or propose publicly to fail to make, withdraw, qualify, modify or amend, the AIR Recommendation or fail to include the AIR Recommendation in the Proxy Statement/Prospectus, (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing AIR Proposal or (C) enter into any agreement relating to a Competing AIR Proposal (other than an Acceptable AIR Confidentiality Agreement); or (ii) make any public statement inconsistent with the AIR Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the AIR Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the AIR Stockholder Approvals and subject to compliance with Section 7.02(b), in response to the receipt of an unsolicited, written, bona fide Competing AIR Proposal received after the Original Execution Date or the occurrence of an Intervening Event, the AIR Board determines in its good-faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel qualified to practice in the State of Nevada and experienced in matters of Nevada corporate Law) that the failure of the AIR Board to make a Change in the AIR Recommendation would violate the fiduciary duties of the AIR Board under the NRS, then the AIR Board may make a Change in the AIR Recommendation; provided, however, that no Change in the AIR Recommendation may be made that relates to a Competing AIR Proposal unless such Competing AIR Proposal constitutes a Superior Proposal; provided further that AIR shall not be entitled to exercise its right to make a Change in the AIR Recommendation until after the fifth Business Day following Tenax’s receipt of written notice from AIR advising Tenax that the AIR Board intends to make a Change in the AIR Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including a description of any Intervening Event in reasonable detail or the terms and conditions of any Superior Proposal and including an unredacted copy of any proposed agreement (including schedules and exhibits thereto) relating to such Superior Proposal (it being understood and agreed that any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal, shall require a new Notice of Adverse Recommendation and a new three-Business-Day notice period). AIR agrees that, during the applicable five-Business-Day notice period prior to the AIR Board making a Change in the AIR Recommendation, AIR and its Representatives shall negotiate in good faith with Tenax and its Representatives regarding any revisions to the terms of this Agreement proposed by Tenax. In determining whether to make a Change in the AIR Recommendation, the AIR Board shall take into account any changes to the financial or other terms of this Agreement proposed by Tenax in response to a Notice of Adverse Recommendation or otherwise. At the end of the five-Business-Day notice period (or three-Business-Day notice period with respect to any material change regarding such Intervening Event, or any amendment to the financial terms or any other material term of such Superior Proposal) the AIR Board may effect a Change in the AIR Recommendation if the AIR Board shall again make a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Tenax), that the Change in the AIR Recommendation is required to comply with the fiduciary duties of the AIR Board under the NRS and, if applicable, the Competing AIR Proposal continues to constitute a Superior Proposal.

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(e)         Notwithstanding anything in this Agreement to the contrary, in no event shall any Change in the AIR Recommendation (A) affect the validity and enforceability of this Agreement or the other Transaction Documents, including the obligations of AIR and AIR’s stockholders that are party to the Transaction Documents to consummate the Merger or the other Transactions or (B) cause any state corporate takeover statute or other similar statute to be applicable to the Merger or the other Transactions.

(f)          Tenax agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or could reasonably be expected to lead to, any Competing Tenax Proposal; (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal; (iii) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal; (iv) enter into, or propose to enter into, any Competing Tenax Transaction Agreement; or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Tenax or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02(f) by Tenax. Tenax shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by Tenax, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Tenax Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Tenax Proposal previously granted to such Person.

(g)         Tenax shall promptly, and in any event within 24 hours of Tenax obtaining knowledge of the receipt thereof, advise AIR orally and in writing of any Competing Tenax Proposal or any inquiry relating to or that could reasonably be expected to lead to any Competing Tenax Proposal, the financial and other material terms and conditions of any such Competing Tenax Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Competing Tenax Proposal or inquiry. Tenax shall (i) keep AIR fully informed of the status and material details (including any change to the terms thereof) of any such Competing Tenax Proposal or inquiry and (ii) provide to AIR, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), unredacted copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Tenax Proposal or inquiry exchanged between Tenax or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Tenax Proposal or inquiry (or its Representatives), on the other hand.

(h)         Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the AIR Stockholder Approvals, Tenax may, subject to compliance with Section 7.02(g), furnish information to, and enter into discussions with, a Person who has made, after the Original Execution Date, an unsolicited, written, bona fide Competing Tenax Proposal so long as such Competing Tenax Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the Tenax Board has obtained from such Person an Acceptable Tenax Confidentiality Agreement.

Section 7.03        Access to Information; Confidentiality.

(a)         Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, AIR shall, and shall cause its Subsidiaries to, (i) provide to Tenax and Tenax’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of AIR and its Subsidiaries and to the books and records thereof and (ii) furnish promptly to Tenax such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of AIR and its Subsidiaries as Tenax or its Representatives may reasonably request (including for purposes of conducting regulatory compliance reviews and audits to allow Tenax to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that AIR shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of AIR or any of its Subsidiaries (provided that AIR and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

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(b)         Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Tenax shall, and shall cause its Subsidiaries to, provide to AIR and AIR’s Representatives reasonable access during normal business hours upon reasonable prior notice to Tenax’s personnel and records on a basis consistent with AIR’s access to such personnel and records prior to the date hereof in connection with AIR’s due diligence review of Tenax and its Subsidiaries in connection with the Transactions and as the parties shall determine is reasonably necessary to enable the AIR Board to fulfill its fiduciary duties under the NRS.

(c)         All information obtained by the parties hereto pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(d)         No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04        Employee Benefits Matters.

(a)         For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), AIR shall, or shall cause its Subsidiaries to, provide each employee of AIR or its Subsidiaries, as of immediately prior to the Effective Time, who continues to be employed by AIR or the Surviving Company after the Closing Date (collectively, the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, and annual cash target bonus opportunity that is not less than the base salary or wage rate, as applicable, and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits) that are no less favorable in the aggregate than either, as determined by AIR in its sole discretion, (A) the other employee benefits provided to such Continuing Employee by AIR and its Subsidiaries immediately prior to the Effective Time or (B) the other employee benefits provided to similarly situated employees of Tenax and its Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, effective from and after the Closing Date, the terms and conditions of employment for any Continuing Employee covered by an AIR Collective Bargaining Agreement shall continue to be governed by the applicable AIR Collective Bargaining Agreement until the expiration, modification or termination of such AIR Collective Bargaining Agreement in accordance with its terms or applicable Laws.

(b)         Without limiting the generality of Section 10.05, the provisions of this Section 7.04 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former AIR Service Provider or Tenax Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.04) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any AIR Benefit Plan, Tenax Benefit Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose; (ii) obligate AIR or the Surviving Company or any of their respective Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; or (iii) prevent AIR or the Surviving Company or any of their respective Subsidiaries from amending or terminating any benefit plan or arrangement.

Section 7.05        Directors’ and Officers’ Indemnification and Insurance.

(a)         AIR’s obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of AIR as provided in the articles of incorporation and bylaws of AIR or any indemnification Contract between such directors or officers and AIR (in each case, as in effect on the date hereof) shall survive the Closing and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification and exculpation contemplated by this Section 7.05 and pursuant to the terms of the articles of incorporation or bylaws of AIR as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such articles of incorporation or bylaws following the Effective Time.

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(b)         For the three-year period commencing immediately after the Effective Time, AIR shall maintain in effect a directors’ and officers’ liability insurance with an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by AIR’s directors’ and officers’ liability insurance policies on terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies in effect on the date of this Agreement. AIR shall be permitted, prior to the Effective Time, to obtain and fully pay the premium, subject to the maximum annual premium referred to in the first proviso to this Section 7.05(b), for the extension of (i) the directors’ and officers’ liability coverage of AIR’s existing directors’ and officers’ insurance policies and (ii) AIR’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of three years from and after the Effective Time that shall be from an insurance carrier with the same or better credit rating as AIR’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as AIR’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement, the Merger or the other Transactions). Notwithstanding anything to the contrary contained herein, in no event shall Tenax or AIR after the Effective Time be required to expend for any policies contemplated by this clause (b) an annual premium amount in excess of 300% of the annual premiums currently paid by AIR for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, after the Effective Time, AIR shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If such prepaid D&O Insurance has been obtained by AIR prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.05(b), and AIR shall use its reasonable best efforts to cause such D&O Insurance to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c)         In the event AIR or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of AIR shall assume the obligations set forth in this Section 7.05.

Section 7.06        Notification of Certain Matters.

(a)         AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of AIR, Tenax or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)         AIR shall give prompt notice to Tenax, and Tenax shall give prompt notice to AIR, of (i) any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the Original Execution Date, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.07        Reasonable Best Efforts; Further Action.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VIII; (ii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act, and other registrations, declarations and filings with, or notices to, Governmental

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Authorities, that may be required under the HSR Act or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any); (iii) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Merger; (iv) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Merger; and (v) the defending or contesting of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the generality of the foregoing, each of AIR and the AIR Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions, including the Merger, contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or its Affiliates (including, after the Effective Time, AIR and its Subsidiaries) be required to agree to or accept (A) any prohibition of or limitation on its or their ownership, or any limitation that would affect its or their operation, of any portion of their respective businesses or assets, including after giving effect to the Transactions; (B) any commitment, undertaking or Order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions; (C) any limitation on the ability of the Tenax Members to acquire or hold or exercise full rights of ownership of any capital stock of AIR or its Subsidiaries, including after giving effect to the Transactions; or (D) any other limitation on its or their ability to, or the manner in which they, operate, conduct or control their respective businesses or operations, including after giving effect to the Transactions (any such action or limitation described in clauses (A) through (D), a “Restriction”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Tenax or any of its Affiliates be obligated to (x) litigate or participate in the litigation of any administrative Action before the United States Federal Trade Commission in connection with obtaining the expiration of the waiting period under the HSR Act or any consent from a Governmental Authority under Antitrust Laws in the United States in connection with the transactions contemplated by this Agreement or (y) challenge the decision of any Governmental Authority under Antitrust Laws in any jurisdiction other than the United States.

(b)         Notwithstanding anything to the contrary herein, Tenax shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions and consents from Governmental Authorities in connection with the Transactions contemplated by this Agreement, and AIR shall take all reasonable actions to support Tenax in connection therewith. Each of Tenax and AIR shall (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Merger; (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Merger, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation; (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable; and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws. Each of Tenax and AIR shall (A) promptly notify the other party of any written or oral communication to that party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Merger under Antitrust Laws; (B) subject to applicable Law and to the extent reasonably practicable, permit the other party to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority; and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Merger under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. Without limiting the foregoing, neither party shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Merger under Antitrust Laws without first

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providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Tenax and AIR covenant and agree to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority.

Section 7.08        Obligations of Merger Sub. AIR shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.09        Consents of Accountants. AIR and Tenax will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S 4 under the Securities Act.

Section 7.10        Listing. AIR shall use its reasonable best efforts to cause the shares of AIR Common Stock to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, and Tenax shall cooperate with AIR to the extent reasonably necessary with respect to such listing.

Section 7.11        Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Tenax and AIR. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, Tenax and AIR shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to shareholders, or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that each of Tenax and AIR may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the other party.

Section 7.12        Certain Tax Matters.

(a)         Tenax shall deliver to AIR on or no more than 30 days prior to the Closing Date a properly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-11T and in a form and substance reasonably satisfactory to AIR, which certifies that (i) fifty percent or more of the value of the gross assets of Tenax do not constitute “United States real property holding interests” within the meaning of Section 897(c)(1) of the Code or (ii) ninety percent or more of the value of the gross assets of Tenax do not consist of United States real property holding interests plus cash or cash equivalents.

(b)         AIR shall prepare and timely file, or cause to be prepared and timely filed, each income Tax Return filed by or with respect to Tenax or any of its Subsidiaries after the Closing, to the extent that items reflected on such Tax Return also are reflected on the Tax Returns of one or more Tenax Members (or direct or indirect owners thereof) as a result of the status of Tenax as a partnership or a disregarded entity for U.S. federal income Tax purposes (or, as applicable, state or local income Tax purposes) for any taxable year or period thereof that ends on or before the Closing Date (any such Tax Return, a “Pass-Through Tax Return”). AIR shall provide the Tenax Nominee with a draft copy of each Pass-Through Tax Return at least thirty (30) days before the due date for the filing of such Pass-Through Tax Return (including extensions thereof) for the Tenax Nominee’s review and comment and shall incorporate the Tenax Nominee’s reasonable comments.

(c)         AIR and its Affiliates shall promptly notify the Tenax Nominee upon receipt by such party of written notice of any inquiries, claims, assessments, legal proceedings, audits or similar events with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax year or period thereof ending on or before the Closing Date (any such inquiry, claim, assessment, legal proceeding audit or similar event, a “Pass-Through Tax Matter”). AIR, Tenax, the Tenax Nominee and their respective Affiliates shall cooperate fully in connection with any Pass-Through Tax Matter, including by retaining and providing, at the reasonable request of the other party, records or other information reasonably relevant to such Pass-Through Tax Matter. In no event shall AIR, Tenax or the Tenax Nominee make an election under Section 6226 of the Code, use any procedure described in Section 6225(c)(2) of the Code or take any other action causing the Tenax Members to bear any Taxes imposed on Tenax or its Subsidiaries as a result of a Pass-Through Tax Matter.

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(d)         Without the express written consent of the Tenax Nominee, neither AIR nor any of its Affiliates shall (i) make any income Tax election after the Closing with respect to Tenax, which election is effective on or before Closing Date, (ii) amend any income Tax Return of Tenax in respect of any taxable period ending on or before the Closing Date (including any Pass-Through Tax Return) or (iii) make any voluntary disclosures to, or initiate discussions or examinations with, Governmental Authority regarding Taxes with respect to any Pass-Through Tax Return (or the Taxes relating to any Pass-Through Tax Return) for a Tax period ending on or before or otherwise including the Closing Date, in each case, to the extent such Tax election, amendment or action would reasonably be expected to affect Taxes of any Tenax Member.

Section 7.13        Payoff Letters. AIR shall (a) deliver to Tenax at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Tenax (the “Payoff Letters”) in respect of the Indebtedness listed on Section 7.13 of the AIR Disclosure Letter (the “Payoff Debt”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (ii) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); and (b) make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Tenax at or as soon as practicable after the Closing all possessory collateral then in its possession and all lien release documents and filings with respect to all liens in or upon the assets or properties of AIR and its Subsidiaries securing such Payoff Debt; provided that this Section 7.13 shall not require AIR or any of its Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

Section 7.14        Anti-Takeover Statutes. AIR and the AIR Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws (including NRS 78.411-78.444, inclusive, and NRS 78.378-78.3793, inclusive) become applicable to this Agreement or the Transactions, including the Merger, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

Section 7.15        Stockholder Litigation. From and after the date hereof, AIR shall promptly advise Tenax orally and in writing of any Actions (including derivative claims) commenced or, to the knowledge of AIR, threatened against AIR and/or its directors or executive officers relating to this Agreement, the Merger and/or the other Transactions contemplated hereby and shall keep Tenax promptly and reasonably informed regarding any such Action. AIR shall give Tenax the opportunity to participate in the defense or settlement of any such Action and shall give due consideration to Tenax’s views with respect thereto. AIR shall not agree to any settlement of any such Action without Tenax’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.16        Section 16 Matters. Prior to the Effective Time, the AIR Board shall take all such actions as may be necessary or appropriate to cause any acquisitions of AIR Common Stock (including derivative securities related to AIR Common Stock) by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.17        Redemption Rights Agreement. At or prior to the Effective Time, AIR shall duly adopt, execute and deliver the Redemption Rights Agreement.

Section 7.18        Registration Rights Agreement. At or prior to the Effective Time, AIR and the Tenax Members shall duly adopt, execute and deliver the Registration Rights Agreement.

Section 7.19        Resignations and Replacement of Directors. At or prior to the Closing, AIR shall deliver to Tenax written resignation and release letters, effective as of the Closing Date, of each of the directors and officers of AIR requested by Tenax in writing at least five Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the AIR Board or as an officer (although not as an employee, if applicable, unless otherwise so requested by Tenax), in form and substance reasonably satisfactory to Tenax.

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Section 7.20        AIR Charter Amendment and AIR Reverse Stock Split.  Promptly following the receipt of the AIR Stockholder Approvals, AIR shall cause the AIR Charter Amendment to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS (the date and time of the filing of the AIR Charter Amendment  with the Nevada Secretary of State, or such later time permitted under the NRS as is specified in the AIR Charter Amendment and as is agreed to by AIR and Tenax in writing, being the “Charter Amendment Effective Time”).  Promptly following the Charter Amendment Effective Time, AIR shall cause the AIR Certificate of Change effecting the AIR Reverse Stock Split to be filed with the Nevada Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the NRS.

Article VIII

CONDITIONS TO THE MERGER

Section 8.01        Conditions to the Obligations of Each Party. The respective obligations of Tenax, AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b)         Stockholder Approvals. The AIR Stockholder Approvals shall have been obtained in accordance with the NRS and AIR’s articles of incorporation and bylaws.

(c)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”).

(d)         Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the AIR Disclosure Letter shall have been obtained or terminated or shall have expired.

(e)         NYSE American Listing. The shares of AIR Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE American, subject to official notice of issuance.

(f)          Required Tenax Member Approval. The Required Tenax Member Approval shall have been obtained.

Section 8.02        Conditions to the Obligations of Tenax. The obligations of Tenax to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)         Representations and Warranties. In each case as of the Original Execution Date and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of AIR and Merger Sub set forth in the first sentence of Section 4.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of AIR and Merger Sub set forth in Section 4.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of AIR and Merger Sub set forth in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Authority Relative to This Agreement), Section 4.04(a)(i)(A) (No Conflict) and Section 4.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of AIR and Merger Sub set forth in Article IV shall be true, correct and complete (without giving effect to any “material”, “materiality” or “AIR Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, an AIR Material Adverse Effect.

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(b)         Agreements and Covenants. AIR and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)         No AIR Material Adverse Effect. Since the Original Execution Date through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have AIR Material Adverse Effect.

(d)         Officer’s Certificate. AIR shall have delivered to Tenax a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of AIR, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(e)         Restrictions. No Action by any Governmental Authority shall be pending and no Restraint shall be in effect, in each case, which imposes or seeks to impose any Restrictions on Tenax and its Subsidiaries.

(f)          Support Agreement. The AIR Stockholder Support Agreement shall remain in full force and effect.

Section 8.03        Conditions to the Obligations of AIR and Merger Sub. The obligations of AIR and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)         Representations and Warranties. In each case as of the Original Execution Date and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of Tenax set forth in the first sentence of Section 5.07 (Absence of Certain Changes or Events) shall be true, correct and complete in all respects, (ii) the representations and warranties of Tenax set forth in Section 5.02 (Capitalization) shall be true, correct and complete in all respects (other than de minimis inaccuracies), (iii) the representations and warranties of Tenax set forth in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Authority Relative to This Agreement), Section 5.04(a) (No Conflict) and Section 5.19 (Brokers) shall be true, correct and complete in all material respects and (iv) the other representations and warranties of Tenax set forth in Article V shall be true, correct and complete (without giving effect to any “material”, “materiality” or “Tenax Material Adverse Effect” qualification contained therein), except where the failure of any such representations and warranties to be so true, correct and complete has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tenax Material Adverse Effect.

(b)         Agreements and Covenants. Tenax shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)         No Tenax Material Adverse Effect. Since the Original Execution Date through the Closing Date, there shall not have been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, states of facts, developments, circumstances, changes and effects, has had or would have been reasonably expected to have a Tenax Material Adverse Effect.

(d)         Officer’s Certificate. Tenax shall have delivered to AIR a certificate, dated the Closing Date, signed by the President or Chief Financial Officer of Tenax, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

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Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01        Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a)         by mutual written consent of Tenax and AIR, duly authorized by the Tenax Board and the AIR Board, respectively; or

(b)         by either Tenax or AIR if:

(i)          the AIR Stockholder Approvals shall not have been obtained at the AIR Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(ii)         any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07; or

(iii)        the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to (A) any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time, (B) AIR if any Key AIR Stockholder’s material breach of its obligations under the AIR Stockholder Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time and (C) Tenax if any Tenax Member’s material breach of its obligations under the relevant Tenax Member Support Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before such time; or

(c)         by Tenax:

(i)          upon a breach by either of AIR or Merger Sub of, or failure by either of AIR or Merger Sub to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by AIR or Merger Sub, as applicable, within thirty (30) days of receipt by AIR or Merger Sub, as applicable, of written notice of such breach or failure; provided, however, that Tenax shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if Tenax is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii)         if a Change in the AIR Recommendation shall have occurred; or

(iii)        if the Key AIR Stockholders fail to duly execute and deliver, or cause to be delivered, to Tenax the AIR Stockholder Support Agreement within 72 hours following the execution and delivery of this Agreement; or

(d)         by AIR:

(i)          upon a breach by Tenax of, or a failure by Tenax to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by Tenax within 30 days of receipt by Tenax of written notice of such breach or failure; provided, however, that AIR shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if AIR is in material breach of its representations, warranties or covenants as of the time of such purported termination;

(ii)         if (A) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) AIR has confirmed by notice to Tenax that all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (C) the Merger shall

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not have been consummated within three Business Days after the delivery of such notice; provided that, notwithstanding anything in Section 9.01(b)(iii) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 9.01(b)(iii) during such three-Business-Day period following delivery of the notice referred to in clause (B) above.

(iii)        to accept a Superior Proposal, subject to the provisions of Section 7.02; or

(iv)        if the Consenting Tenax Members fail to duly execute and deliver, or cause to be delivered, to AIR the Tenax Member Support Agreements within 72 hours following the execution and delivery of this Agreement.

Section 9.02        Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.19, Section 5.19, Section 7.03(c), Section 9.03 and Article X, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any willful material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03        Fees and Expenses.

(a)         In the event that:

(i)          AIR terminates this Agreement pursuant to Section 9.01(d)(iii) to accept a Superior Proposal;

(ii)         Tenax terminates this Agreement pursuant to Section 9.01(c)(ii) following a Change in the AIR Recommendation; or

(iii)        (A) (I) either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination) or Section 9.01(b)(iii) or (II) Tenax terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, a Competing AIR Proposal shall have been publicly announced or shall have become publicly known and (C) on or prior to the date that is 12 months after the date of such termination, AIR enters into a Competing AIR Transaction Agreement in respect of such Competing AIR Proposal and the transaction contemplated thereby is consummated, then AIR shall pay to Tenax a fee equal to $1,250,000 (the “AIR Termination Fee”) by wire transfer of immediately available funds to an account designated by Tenax (x) in the event of clause (i), upon such termination; (y) in the event of clause (ii), within five Business Days of such termination; and (z) in the event of clause (iii), within five Business Days of the closing of the Competing AIR Proposal transaction. In no event shall AIR be required to pay the AIR Termination Fee on more than one occasion.

(b)         In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), or Tenax shall terminate this Agreement pursuant to Section 9.01(b)(iii) and at such time AIR could have terminated this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), then Tenax shall pay to AIR a fee equal to $1,250,000 (the “Tenax Termination Fee”) by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination. In no event shall Tenax be required to pay the Tenax Termination Fee on more than one occasion.

(c)         In the event that either AIR or Tenax terminates this Agreement pursuant to Section 9.01(b)(i) (but only if the AIR Stockholders Meeting has been held prior to such termination), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, AIR shall reimburse Tenax for Tenax’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by Tenax or by transfer of AIR Common Stock of equal value within five Business Days following such termination.

Annex A-61

(d)         In the event that AIR shall terminate this Agreement pursuant to Section 9.01(d)(iv), then, in addition to any other payments that may be required to be made pursuant to this Section 9.03, Tenax shall reimburse AIR for AIR’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the execution of this Agreement and the consummation of the Transactions, up to $500,000, by wire transfer of immediately available funds to an account designated by AIR within five Business Days following such termination.

(e)         All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except Expenses constituting the out-of-pocket cost of (i) filing fees, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel) and (ii) the filing fees for the premerger notification and report forms under the HSR Act (excluding, for the avoidance of doubt, the fees and expenses of AIR’s legal counsel), which, in each case, shall be paid by Tenax.

(f)          The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if AIR fails promptly to pay the AIR Termination Fee, and, in order to obtain such payment, Tenax commences a suit that results in a judgment against AIR for the AIR Termination Fee, AIR shall pay to Tenax its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the AIR Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the AIR Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(g)         The parties hereto acknowledge and agree that the agreements contained in Section 9.03(b) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Tenax fails promptly to pay the Tenax Termination Fee, and, in order to obtain such payment, AIR commences a suit that results in a judgment against Tenax for the Tenax Termination Fee, Tenax shall pay to AIR its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, up to $500,000, together with interest on the amount of the Tenax Termination Fee from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Each party further acknowledges that the Tenax Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(h)         In the event the AIR Termination Fee is required to be paid and is paid to Tenax pursuant to Section 9.03(a), such payment of the AIR Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of Tenax and its Subsidiaries and Tenax’s and its Subsidiaries’ respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “Tenax Related Parties”) against AIR and Merger Sub and their respective current, former or future equityholders, employees, directors, officers, Affiliates or Representatives (collectively, the “AIR Related Parties”) for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the AIR Termination Fee, none of the AIR Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of Tenax, its Subsidiaries or any other Tenax Related Party shall seek to recover any other monetary damages.

(i)          In the event the Tenax Termination Fee is required to be paid and is paid to AIR pursuant to Section 9.03(b), such payment of the Tenax Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the AIR Related Parties against the Tenax Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of

Annex A-62

such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Tenax Termination Fee, none of the Tenax Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of AIR, its Subsidiaries or any other AIR Related Party shall seek to recover any other monetary damages.

Section 9.04        Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Tenax Board, the AIR Board and the Board of Directors of Merger Sub at any time prior to the Effective Time; provided, however, that, after the AIR Stockholder Approvals have been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of AIR without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05        Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. No extension or waiver by AIR shall require the approval of the stockholders of AIR, unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by Tenax or AIR or Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.06        Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Tenax or AIR, action by the Tenax Board or the AIR Board or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of the Tenax Board or the AIR Board to the extent permitted by applicable Law.

Article X

GENERAL PROVISIONS

Section 10.01      Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04, Section 7.05 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Tenax:

Tenax Aerospace Acquisition, LLC
400 West Parkway Place, Suite 201
Ridgeland, Mississippi 39157
Attention:	James Linder
Telephone:	910-797-3280
Email:	jlinder@tenaxaerospace.com

Annex A-63

with copies to:

NTC Equity Holdings, LLC
104 Field Point Road
Greenwich, Connecticut 06830
Attention:	Thomas Foley
Telephone:	203-461-0471
Email:	thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Thomas E. Dunn
Matthew L. Ploszek
Telephone:	212-474-1000
Email:	tdunn@cravath.com
mploszek@cravath.com

if to AIR or Merger Sub:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706
Attention:	Scott Glassman
Telephone:	631-968-5000
Email:	Scott.Glassman@airindustriesgroup.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention:	Vincent J. McGill
Charles Goodwin
Telephone:	212-370-1300
Email:	vmcgill@egsllp.com
CGoodwin@egsllp.com

Section 10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04      Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the AIR Disclosure Letter and the Tenax Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.05      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

Annex A-64

Section 10.06      Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons).

Section 10.07      Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.08      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.02 shall be effective service of process for any such action.

Section 10.09      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.10.

Annex A-65

IN WITNESS WHEREOF, Tenax, AIR and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENAX AEROSPACE ACQUISITION, LLC
By:	/s/ Thomas C. Foley
	Name:	Thomas C. Foley
	Title:	Chairman
AIR INDUSTRIES GROUP
By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	Acting CEO and President
TRANSITORY AIR SUB LLC
By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	President

Annex A-66

SCHEDULE A

Key AIR Stockholders

1.    Peter D. Rettaliata

2.    Michael N. Taglich

3.    Robert F. Taglich

4.    David Buonanno

5.    Michael Brand

6.    Michael Porcelain

7.    Luciano Melluzzo

8.    Scott Glassman

Annex A-67

EXHIBIT A

Form of AIR Stockholder Support Agreement

[See attached]

Annex A-68

AIR STOCKHOLDER SUPPORT AGREEMENT

AIR STOCKHOLDER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of February 16, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”) and each of the undersigned stockholders (the “Supporting Stockholders”) of Air Industries Group, a Nevada corporation ( “AIR”), set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Agreement and Plan of Merger dated as of February 16, 2026 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Supporting Stockholder Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto; and

WHEREAS, Tenax desires that the Supporting Stockholders agree, and the Supporting Stockholders are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Shares (as defined below) and (b) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Shares” means, with respect to any Supporting Stockholder, (i) all shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and (ii) all shares of AIR Stock that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of AIR, or other securities or interests exercisable for or convertible into shares of AIR Stock or voting securities or instruments of AIR, that such Supporting Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of AIR).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Transfer” means, with respect to any Supporting Stockholder, that such Supporting Stockholder directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Supporting Stockholder or any direct or indirect interest in such Covered Share (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Share or any direct or indirect interest therein (including the right or power to vote any Covered Share) (including by gift, merger or operation of law).

Annex A-69

2. Agreement Not to Transfer or Encumber. Each Supporting Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares or Beneficial Ownership thereof, cause or permit the conversion of any Covered Shares or, directly or indirectly, deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Supporting Stockholders of their obligations hereunder or the transactions contemplated hereby.

3. Agreement to Consent and Approve.

(a) Each Supporting Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of such Supporting Stockholder’s Covered Shares in favor of the approval of the AIR Charter Amendment and the AIR Stock Issuance and against (i) any Competing AIR Proposal; (ii) any amendment of the organizational documents of AIR, which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger, or change in any manner the voting rights of AIR Stock; or (iii) any other action, agreement or transaction involving AIR that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Merger.

(b) Each Supporting Stockholder agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of AIR is held regarding the Merger Agreement, the Transactions, the AIR Charter Amendment, the AIR Stock Issuance or any of the matters referred to in Section 3(a), it shall, or shall cause the holder of record of any of the Covered Shares of such Supporting Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Supporting Stockholder to be counted as present thereat for purposes of establishing a quorum, and shall vote all of such Supporting Stockholder’s Covered Shares at such meeting in accordance with Section 3(a).

(c) Prior to the Expiration Date, no Supporting Stockholder shall call, seek to call or request the call of any meeting of the stockholders of AIR with respect to any matter relating to the Merger or any other Transaction, or take any action by written consent other than as expressly contemplated by Section 3(a), whether pursuant to the NRS, the organizational documents of AIR or otherwise.

4. Voided Acts. Each Supporting Stockholder agrees that any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Supporting Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. Each Supporting Stockholder agrees that it shall not, and shall cause each of such Supporting Stockholder’s controlled Affiliates not to, and shall instruct and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s and such Supporting Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing AIR Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing AIR Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing AIR Proposal, (d) enter into, or propose to enter into, any Competing AIR Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Supporting Stockholder shall, and each Supporting Stockholder shall cause such Supporting Stockholder’s controlled Affiliates and use such Supporting Stockholder’s reasonable best efforts to cause such Supporting Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing AIR Proposal or proposal that would reasonably be expected to lead to a Competing AIR Proposal.

Annex A-70

6. Commencement or Participation in Actions. Each Supporting Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against AIR and/or its directors and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the AIR Board or its members or any stockholder of AIR in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7. Agreement Not to Tender. Each Supporting Stockholder hereby agrees that it shall not, without the prior written consent of Tenax, directly or indirectly, tender any shares of AIR Stock Beneficially Owned by such Supporting Stockholder into the Tender Offer, in any manner, or enter into any agreement, arrangement or understanding that results in such shares being tendered into the Tender Offer. Any attempt to tender any such shares into the Tender Offer shall be subject to the provisions of Section 15.

8. Directors and Officers. Each Supporting Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, such Supporting Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Supporting Stockholder’s capacity as a director or officer of AIR, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Supporting Stockholder or its designee who is a director or officer of AIR solely in his or her capacity as a director or officer of AIR or (b) be construed to prohibit, limit or restrict the Supporting Stockholder or its designee from exercising its fiduciary duties as a director or officer of AIR.

9. Irrevocable Proxy.

(a) Each Supporting Stockholder hereby irrevocably grants to, and appoints, Tenax, and any individual designated in writing by Tenax, and each of them individually, as such Supporting Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Supporting Stockholder, to vote such Supporting Stockholder’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date; provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (a) and (b) of Section 3, and each Supporting Stockholder shall retain at all times the right to vote such Supporting Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Supporting Stockholder’s sole discretion and without any other limitation on any matters not connected with the Transactions. Each Supporting Stockholder understands and acknowledges that Tenax has entered into the Merger Agreement in reliance upon such Supporting Stockholder’s execution and delivery of this Agreement. Each Supporting Stockholder hereby affirms that the irrevocable proxy set forth in this Section 9(a) is given to secure the performance of the duties of such Supporting Stockholder under this Agreement. Each Supporting Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and AIR’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 16. Each Supporting Stockholder shall, upon written request by Tenax, as promptly as practicable, execute and deliver to Tenax a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 9(a). Each Supporting Stockholder agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Tenax in this Agreement.

(b) Each Supporting Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Supporting Stockholder has heretofore granted with respect to the Covered Securities Beneficially Owned by such Supporting Stockholder.

10. Additional Shares. Each Supporting Stockholder hereby agrees that in the event such Supporting Stockholder acquires or receives, directly or indirectly, any shares of AIR Stock or other securities or interests entitled to vote or securities or interests exercisable for or convertible into shares of AIR Stock or other securities or interests entitled to vote after the execution of this Agreement, such Supporting Stockholder shall promptly deliver to Tenax a written notice in accordance with Section 19(d) indicating the number of such shares of AIR Stock, securities or interests.

Annex A-71

11. Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a) Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of the Supporting Stockholders, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

(d) No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

12. Representations and Warranties of the Supporting Stockholders. Each Supporting Stockholder (severally and not jointly) hereby represents and warrants as follows:

(a) Organization and Qualification. If such Supporting Stockholder is not an individual, such Supporting Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Supporting Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Supporting Stockholder is not an individual, (i) such Supporting Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform such Supporting Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Supporting Stockholder of this Agreement and the performance of such Supporting Stockholder’s obligations and the consummation of the transactions contemplated hereby by such Supporting Stockholder have been duly authorized by all necessary action, and no other actions on the part of such Supporting Stockholder (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Supporting Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Tenax, constitutes a valid and binding obligation of such Supporting Stockholder, enforceable against such Supporting Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by such Supporting Stockholder of this Agreement, the performance by such Supporting Stockholder of such Supporting Stockholder’s obligations hereunder or the consummation by such Supporting Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such

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Supporting Stockholder is not an individual, such Supporting Stockholder’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Supporting Stockholder is a party or by which such Supporting Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Supporting Stockholder to perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Supporting Stockholder. The execution, delivery and performance by such Supporting Stockholder of this Agreement, and the consummation by such Supporting Stockholder of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d) Ownership of Shares. Such Supporting Stockholder (i) is the lawful record and Beneficial Owner of the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer, or demand or waive any dissenter’s or appraisal rights with respect to, such shares of AIR Stock, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Supporting Stockholder’s Covered Shares that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of AIR Stock or other securities of AIR or any interest therein or any voting rights with respect to any securities of AIR other than the shares of AIR Stock set forth opposite such Supporting Stockholder’s name on Schedule 1(b) attached hereto.

(e) Related Party Agreements. Set forth opposite such Supporting Stockholder’s name on Schedule 12(e) hereto is a list of all Contracts or arrangements between (i) AIR or any of its Subsidiaries, on the one hand, and (ii) such Supporting Stockholder or any of its Affiliates, on the other hand. Such Supporting Stockholder has no material interest in any property used in the conduct of the business of AIR or any of its Subsidiaries, or any material claim or right against AIR or any of its Subsidiaries, or any direct or indirect material interest in any transaction with AIR or any of its Subsidiaries.

(f) No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Supporting Stockholder, threatened against such Supporting Stockholder, or any Order to which such Supporting Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Supporting Stockholder to fully perform such Supporting Stockholder’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(g) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Supporting Stockholder in his, her or its capacity as a stockholder of AIR.

13. Disclosure and Communications.

(a) Each Supporting Stockholder hereby consents to and authorizes the publication and disclosure of such Supporting Stockholder’s identity and ownership, this Agreement and the nature of such Supporting Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Tenax and AIR in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Tenax in connection with such filings.

(b) The Supporting Stockholders shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of AIR or any of its Subsidiaries, in each case without the approval of Tenax, unless required by applicable Law in the reasonable opinion of counsel, in which case Tenax will have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

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14. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Tenax, each Supporting Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Supporting Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

15. Stop Transfer Instructions. Each Supporting Stockholder shall not request that AIR register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Supporting Stockholder’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Supporting Stockholder hereby authorizes Tenax to direct AIR to impose stop orders to prevent the Transfer of any Covered Shares on the books of AIR in violation of this Agreement.

16. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 16 and Sections 1, 13 and 19 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 9, 10 and 15 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 16 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Supporting Stockholder, for any breach of this Agreement prior to such termination.

17. Transaction Documents. Each Supporting Stockholder acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Supporting Stockholder acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and hereby irrevocably waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

18. Waiver. Each Supporting Stockholder, as to itself and all of such Supporting Stockholder’s Covered Shares, hereby irrevocably waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, and any and all dissenter’s or appraisal rights (whether under the NRS or otherwise), that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Supporting Stockholder, or under applicable Law.

19. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Supporting Stockholder, except upon the execution and delivery of a written agreement executed by each of Tenax and such Supporting Stockholder. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) Governing Law; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby

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shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 19(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 19(c)(ii).

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC 400 West Parkway Place, Suite 201 Ridgeland, Mississippi 39157
Attention:	James Linder
Telephone:	910-797-3280
Email:	jlinder@tenaxaerospace.com

with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC 104 Field Point Road Greenwich, Connecticut 06830
Attention:	Thomas Foley
Telephone:	203-461-0471
Email:	thomasfoley@att.net

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and:

Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001
Attention:	Thomas E. Dunn
Matthew L. Ploszek
Telephone:	212-474-1000
Email:	tdunn@cravath.com
mploszek@cravath.com

if to a Supporting Stockholder, to such Supporting Stockholder at the address corresponding to such Supporting Stockholder’s name on Schedule 1(b).

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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(ii) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, Tenax shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that Tenax shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each Supporting Stockholder waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC
By:
Name:
Title:

[Tenax Signature Page to AIR Stockholder Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Supporting Stockholder]
By:
Name:
Title:

[Supporting Stockholder Signature Page to AIR Stockholder Support Agreement]
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Schedule 1(b)

Supporting Stockholder	AIR Common Stock	AIR Preferred Stock	AIR RSU Awards	AIR Stock Options	Ownership Percentage (Fully Diluted)	Voting Percentage

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Schedule 13(e)

Supporting Stockholder	Related Party Agreement(s)

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EXHIBIT B

Form of Tenax Member Support Agreement

[See attached]

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TENAX MEMBER SUPPORT AGREEMENT

TENAX MEMBER SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of July 2, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), Air Industries Group, a Nevada corporation (“AIR”), and each of the undersigned members (the “Consenting Members”) of Tenax, set forth on Schedule 1(b) hereto.

WHEREAS, Tenax, AIR and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned subsidiary of AIR, have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 2, 2026 (as it may be further amended, restated or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Tenax, with Tenax continuing as the surviving limited liability company in the merger (the “Merger”);

WHEREAS, each Consenting Member Beneficially Owns (as defined below) and is entitled to vote (or direct the voting of) the number of Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto; and

WHEREAS, AIR desires that the Consenting Members agree, and the Consenting Members are willing to agree, on the terms and subject to the conditions set forth herein, (a) to not Transfer (as defined below) the Covered Units (as defined below) and (b) to vote or consent with respect to all of the Covered Units in a manner so as to facilitate the consummation of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)  “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b)  “Covered Units” means, with respect to any Consenting Member, (i) all Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and (ii) all Tenax Units that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of Tenax, or other securities or interests exercisable for or convertible into Tenax Units or voting securities or instruments of Tenax, that such Consenting Member comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of Tenax).

(c)  “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d)  “Permitted Transferee” means, with respect to a Consenting Member, an Affiliate of such Consenting Member or (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Consenting Member.

(e)  “Transfer” means, with respect to any Consenting Member, that such Consenting Member directly or indirectly (i) sells, pledges, subjects to any Encumbrance, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Unit of such Consenting Member or any direct or indirect interest in such Covered Unit (including by gift, merger or operation of law), whether voluntary or involuntary, or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, Encumbrance of, exchange of, assignment of, grant of an option or right of first offer or refusal with respect to, Transfer, tender of or other disposition of such Covered Unit or any direct or indirect interest therein (including the right or power to vote any Covered Unit) (including by gift, merger or operation of law).

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2.  Agreement Not to Transfer or Encumber. Each Consenting Member hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Units or Beneficial Ownership thereof other than Transfers to Permitted Transferees, cause or permit the conversion of any Covered Units or, directly or indirectly, deposit any Covered Units into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Units or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Units in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Units that would in any way restrict, limit or interfere with the performance by the Consenting Members of their obligations hereunder or the transactions contemplated hereby. No Transfer of Covered Units to a Permitted Transferee pursuant to this Section 2 shall be effective until such time as such Permitted Transferee has executed and delivered to AIR, as a condition precedent to such Transfer, a joinder to this Agreement.

3.  Consent.

(a)  Each Consenting Member, acting without a meeting in accordance with Section 404 of the DLLCA hereby irrevocably: (i) acknowledges receipt of, and a reasonable opportunity to review, the Merger Agreement, including the exhibits and schedules thereto; (ii) acknowledges and agrees that this Agreement and all shares of AIR Common Stock payable to the Tenax Member as Merger Consideration (including in accordance with the Tenax Closing Capitalization Schedule) and the other Transactions are subject to, and governed by, the terms and conditions of the Transaction Documents, this Agreement and the documents and instruments related thereto and hereto (including the Tenax Closing Capitalization Schedule); (iii) consents, approves, agrees to and adopts, in all respects, the Merger and the terms and provisions of the Transaction Documents, including the Merger Agreement, and the Transactions (including the distribution to the Tenax Member of the Merger Consideration in accordance with the Tenax Closing Capitalization Schedule) in accordance with the applicable provisions of the DLLCA and the limited liability company agreement of Tenax; (iv) adopts, approves, confirms and ratifies all actions of the Tenax Board, officers and other authorized Representatives of Tenax taken in connection with the negotiation, execution and performance of the Transaction Documents and the Transactions; and (v) agrees that it shall not revoke, rescind or otherwise modify its written consent under this Agreement.

(b)  Each Consenting Member agrees that (i) AIR and its Representatives, including the Transfer Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Tenax Closing Capitalization Schedule and (ii) the payment of the applicable portion of the Merger Consideration pursuant to the Tenax Closing Capitalization Schedule delivered thereunder (including any adjustments thereto contemplated by the Merger Agreement) represents full and final payment in respect of the Tenax Units Beneficially Owned by such Consenting Member.

4.  Voided Acts. Any (a) Transfer (or purported Transfer) in breach of this Agreement or (b) attempt by any Consenting Member to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Units in contravention of this Agreement shall be null and void ab initio.

5.  Agreement Not to Solicit. Each Consenting Member agrees that it shall not, and shall cause each of such Consenting Member’s controlled Affiliates not to, and shall instruct and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s and such Consenting Member’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate, seek or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Tenax Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Tenax Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Tenax Proposal, (d) enter into, or propose to enter into, any Competing Tenax Transaction Agreement or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Consenting Member shall, and each Consenting Member shall cause such Consenting Member’s controlled Affiliates and use such Consenting Member’s reasonable best efforts to cause such Consenting Member’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Tenax Proposal or proposal that would reasonably be expected to lead to a Competing Tenax Proposal.

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6.  Commencement or Participation in Actions. Each Consenting Member hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Action against Tenax and/or its managers and officers with respect to any litigation relating to the Merger Agreement and the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Tenax Board or its members or any member of Tenax in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7.  Managers and Officers. Each Consenting Member is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Units, and in this regard, such Consenting Member shall not be deemed to make any agreement or understanding in this Agreement in such Consenting Member’s capacity as a manager or officer of Tenax, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (a) restrict in any respect any actions taken by a Consenting Member or its designee who is a manager or officer of Tenax solely in his or her capacity as a manager or officer of Tenax or (b) be construed to prohibit, limit or restrict the Consenting Member or its designee from exercising its fiduciary duties as a manager or officer of Tenax.

8.  Additional Units. Each Consenting Member hereby agrees that in the event such Consenting Member acquires or receives, directly or indirectly, any Tenax Units or other securities or interests entitled to vote or securities or interests exercisable for or convertible into Tenax Units or other securities or interests entitled to vote after the execution of this Agreement, such Consenting Member shall promptly deliver to AIR a written notice in accordance with Section 16(d) indicating the number of such Tenax Units, securities or interests.

9.  Representations and Warranties of Tenax. Tenax hereby represents and warrants as follows:

(a)  Organization and Qualification. Tenax is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)  Authority; Binding Agreement. (i) Tenax has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by Tenax of this Agreement and the performance of Tenax’s obligations and the consummation of the transactions contemplated hereby by Tenax have been duly authorized by all necessary action, and no other actions on the part of Tenax (or its board of managers or members) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Tenax and, assuming this Agreement constitutes a valid and binding obligation of AIR and the Consenting Members, constitutes a valid and binding obligation of Tenax, enforceable against Tenax in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)  No Conflicts. None of the execution and delivery by Tenax of this Agreement, the performance by Tenax of its obligations hereunder or the consummation by Tenax of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Tenax’s certificate of formation or limited liability company agreement, (ii) any other contract to which Tenax is a party or by which Tenax may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Tenax to perform its obligations under this Agreement, or (iii) any Law applicable to Tenax.

(d)  No Litigation. There are no Actions pending or, to the knowledge of Tenax, threatened against Tenax, or any Order to which Tenax is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Tenax to fully perform its obligations under this Agreement.

10.  Representations and Warranties of AIR. AIR hereby represents and warrants as follows:

(a)  Organization and Qualification. AIR is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

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(b)  Authority; Binding Agreement. (i) AIR has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by AIR of this Agreement and the performance of AIR’s obligations and the consummation of the transactions contemplated hereby by AIR have been duly authorized by all necessary action, and no other actions on the part of AIR (or its board of directors) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AIR and, assuming this Agreement constitutes a valid and binding obligation of Tenax and the Consenting Members, constitutes a valid and binding obligation of AIR, enforceable against AIR in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)  No Conflicts. None of the execution and delivery by AIR of this Agreement, the performance by AIR of its obligations hereunder or the consummation by AIR of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) AIR’s articles of incorporation, (ii) any other contract to which AIR is a party or by which AIR may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of AIR to perform its obligations under this Agreement, or (iii) any Law applicable to AIR.

(d)  No Litigation. There are no Actions pending or, to the knowledge of AIR, threatened against AIR, or any Order to which AIR is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of AIR to fully perform its obligations under this Agreement.

11.  Representations and Warranties of the Consenting Members. Each Consenting Member (severally and not jointly) hereby represents and warrants as follows:

(a)  Organization and Qualification. If such Consenting Member is not an individual, such Consenting Member is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)  Authority; Binding Agreement. If such Consenting Member is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Consenting Member is not an individual, (i) such Consenting Member has all requisite power and authority to execute and deliver this Agreement, to perform such Consenting Member’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Consenting Member of this Agreement and the performance of such Consenting Member’s obligations and the consummation of the transactions contemplated hereby by such Consenting Member have been duly authorized by all necessary action, and no other actions on the part of such Consenting Member (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Consenting Member and, assuming this Agreement constitutes a valid and binding obligation of Tenax and AIR, constitutes a valid and binding obligation of such Consenting Member, enforceable against such Consenting Member in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)  No Conflicts. None of the execution and delivery by such Consenting Member of this Agreement, the performance by such Consenting Member of such Consenting Member’s obligations hereunder or the consummation by such Consenting Member of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or default under, (i) if such Consenting Member is not an individual, such Consenting Member’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Consenting Member is a party or by which such Consenting Member may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material

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respect impair or adversely affect the ability of such Consenting Member to perform such Consenting Member’s obligations under this Agreement on a timely basis or (y) prevent or materially delay or adversely affect the consummation of the Transactions or (iii) any Law applicable to such Consenting Member. The execution, delivery and performance by such Consenting Member of this Agreement, and the consummation by such Consenting Member of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d)  Ownership of Units. Such Consenting Member (i) is the lawful record and Beneficial Owner of the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted) or Transfer such Tenax Units, all of which are free and clear of, and not subject to, any Encumbrances, adverse claims, proxies, powers of attorney, voting trusts or agreements, understandings or other agreements, or any other rights or Encumbrances whatsoever (other than those (A) created by this Agreement or (B) applicable to such Consenting Member’s Covered Units that may exist pursuant to securities Laws) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any Tenax Units or other securities of Tenax or any interest therein or any voting rights with respect to any securities of Tenax other than the Tenax Units set forth opposite such Consenting Member’s name on Schedule 1(b) attached hereto.

(e)  No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Consenting Member, threatened against such Consenting Member, or any Order to which such Consenting Member is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (i) the ability of such Consenting Member to fully perform such Consenting Member’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay or adversely affect the consummation of the Transactions.

(f)  No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Consenting Member in his, her or its capacity as a member of Tenax.

12.  Further Assurances. Subject to the terms and conditions of this Agreement, upon request of AIR, each Consenting Member shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Consenting Member’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and the Merger Agreement.

13.  Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 13 and Sections 1 and 16 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5 and 8 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Consenting Member, for any breach of this Agreement prior to such termination.

14.  Transaction Documents. Each Consenting Member acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents. Each Consenting Member acknowledges, agrees and consents to all such changes to the Merger Agreement and the other Transaction Documents (and waives any notice with respect to the existence or terms of any and all such changes) so long as they are duly authorized and made in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

15.  Waiver. Each Consenting Member hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Merger, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in AIR’s organizational documents or any contractual obligation between AIR and such Consenting Member, or under applicable Law.

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16.  Miscellaneous and General.

(a)  Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Consenting Member, except upon the execution and delivery of a written agreement executed by each of Tenax, AIR and such Consenting Member. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c)  Governing Law; Waiver of Jury Trial.

(i)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 16(d) shall be effective service of process for any such action.

(ii)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS contemplated hereby. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS contemplated hereby BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 16(c)(ii).

(d)  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt (or without notice of non-delivery during normal business hours), (iii) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as

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such Person may subsequently specify by proper notice under this Agreement) and (iv) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16(d):

if to Tenax:

Tenax Aerospace Acquisition, LLC 400 West Parkway Place, Suite 201 Ridgeland, Mississippi 39157
Attention:	James Linder
Telephone:	910-797-3280
Email:	jlinder@tenaxaerospace.com

with copies to (which shall not constitute notice):

NTC Equity Holdings, LLC 104 Field Point Road Greenwich, Connecticut 06830
Attention:	Thomas Foley
Telephone:	203-461-0471
Email:	thomasfoley@att.net

and:

Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001
Attention:	Thomas E. Dunn
Matthew L. Ploszek
Telephone:	212-474-1000
Email:	tdunn@cravath.com
mploszek@cravath.com

if to AIR:

Air Industries Group 1460 Fifth Avenue Bay Shore, New York 11706
Attention:	Scott Glassman
Telephone:	631-968-5000
Email:	Scott.Glassman@airindustriesgroup.com

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105
Attention:	Vincent J. McGill
Charles Goodwin
Telephone:	212-370-1300
Email:	vmcgill@egsllp.com
cgoodwin@egsllp.com

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if to a Consenting Member, to such Consenting Member at the address corresponding to such Consenting Member’s name on Schedule 1(b).

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)  Entire Agreement. This Agreement (including the schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(f)  Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h)  Interpretation.

(i)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When reference is made to a Section or Schedule, such reference is to a Section of, or Schedule to, this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(ii)  Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(i)  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties.

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(j)  Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k)  Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Pages Follow]

Annex A-91

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Tenax Aerospace Acquisition, LLC
By:
Name:
Title:

[Tenax Signature Page to Tenax Member Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Air Industries Group
By:
Name:
Title:

[AIR Signature Page to Tenax Member Support Agreement]

Annex A-93

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

NTC Equity Holdings, LLC
By:
Name:
Title:

[Consenting Member Signature Page to Tenax Member Support Agreement]

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Schedule 1(b)

Consenting Member	Tenax Units	Tenax Units Issuable Under Warrants	Ownership Percentage (Fully Diluted)	Voting Percentage
NTC Equity Holdings, LLC	6,570,000 Class A-1 Units	0	79.814578%	84.0153%

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EXHIBIT C

Form of Tenax Member Lock-Up Agreement

[See attached]

Annex A-96

CONFIDENTIAL

TENAX MEMBER LOCK-UP AGREEMENT

February 16, 2026

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Letter Agreement”) understands that Air Industries Group (“AIR”), has entered into an Agreement and Plan of Merger, dated as of February 16, 2026 (as the same may be amended, restated or otherwise modified from time to time from time to time, the “Merger Agreement”), with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

As a condition and inducement to the parties entering into the Merger Agreement and consummating the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of AIR, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.001 per share par value, of AIR (“AIR Common Stock”) or any securities convertible into or exercisable or exchangeable for AIR Common Stock (including without limitation, AIR Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with AIR Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a) transfer the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, including to charitable organizations,

(ii) by will or intestacy,

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

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(iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree separation agreement or an order of a regulatory agency,

(viii) to AIR from an employee of AIR or any of its Subsidiaries upon death, disability or termination of employment, in each case, of such employee,

(ix) as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the Closing,

(x) to AIR in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of AIR Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights; provided that any such shares of AIR Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement; provided further that any such restricted stock units, options, warrants or other rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan,

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of AIR and made to all holders of the AIR’s capital stock involving a Change of Control (as defined below) of AIR (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of AIR (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement; and

(xii) (A) pursuant to a pledge or hypothecation of any Lock-Up Securities to a nationally recognized bank experienced in margin lending (a “Collateral Pledgee”) for purposes of collateralizing a margin loan, or any entry into a contract, option or other arrangement or understanding with respect thereto; (B) in which any Collateral Pledgee exercises its rights to foreclose upon and take ownership of any Lock-Up Securities pledged to it; or (C) in which such Collateral Pledgee transfers any Lock-Up Securities that such Collateral Pledgee took ownership of in connection with exercise of such Collateral Pledgee’s rights of foreclosure;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to AIR a lock-up letter in the form of this Letter Agreement, (B) in the case of any transfer or distribution pursuant to clause (a), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above) and (C) in the case of any transfer or distribution pursuant to clause (a)(vii) and (viii), it shall be a condition to such transfer that no public filing, report or

Annex A-98

announcement shall be voluntarily made, and if any filing under Section 16(a) of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of AIR Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans of AIR; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement;

(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of AIR Common Stock or warrants to acquire shares of AIR Common Stock; provided that any such shares of AIR Common Stock or warrants received upon such conversion shall be subject to the terms of this Letter Agreement; and

(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Restricted Period, other than filings required under the Exchange Act, and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan.

In furtherance of the foregoing, AIR, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

Any and all remedies herein expressly conferred upon AIR will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by AIR of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to AIR in the event that any provision of this Letter Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that AIR shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which AIR is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of AIR with respect thereto.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Letter Agreement (in counterparts or otherwise) by AIR and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This Letter Agreement shall automatically terminate and cease to be of further force and effect upon the valid termination of the Merger Agreement.

Annex A-99

Very truly yours,
[NAME OF TENAX MEMBER]
By:
Name:
Title:

[Signature Page to Tenax Member Lock-Up Agreement]

Annex A-100

ACCEPTED AND AGREED:
AIR INDUSTRIES GROUP
By:
Name:
Title:

[Signature Page to Tenax Member Lock-Up Agreement]

Annex A-101

EXHIBIT D

Form of Limited Liability Company Agreement of the Surviving Company

[See attached]

Annex A-102

[FORM OF]

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TENAX AEROSPACE ACQUISITION, LLC

This Third Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Tenax Aerospace Acquisition, LLC (the “Company”) is entered into by Air Industries Group, a Nevada Corporation (the “Member”), and amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of January 7, 2026 (the “Original Agreement”).

Pursuant to that certain Agreement and Plan of Merger, dated as of February 16, 2026, by and among the Company and the Member, among others, the Member was admitted as the sole member of the Company and the other members of the Company immediately prior to such closing ceased to be members of the Company, and the Company was continued without dissolution in accordance with the terms of the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “Act”).

Accordingly, the Member hereby agrees to amend and restate the Original Agreement as follows:

1. Name; Formation. The name of the Company shall be Tenax Aerospace Acquisition, LLC, or such other name as the Member may from time to time hereafter designate through filing an appropriate name amendment with the Secretary of State of the State of Delaware. The Company was originally formed as a Delaware limited liability company on August 25, 2017, by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act.

2. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time.

3. Registered Agent and Office. The registered agent for service of process is, and the mailing address for the registered office of the Company in the State of Delaware is in care of: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. Such agent and such office may be changed from time to time by the Member.

4. Term. The term of the Company shall continue perpetually unless the Company is dissolved pursuant to Section 8.

5. Member. The Member shall own all limited liability company interests in the Company and shall be the sole member of the Company. The business address of the Member of the Company is set forth on Schedule I attached hereto, as the same may be amended from time to time.

6. Management of the Company.

A. The Company shall be member-managed by the Member. The Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

B. The Member may appoint a President, Chief Executive Officer, Chief Financial Officer, Senior Vice President, Vice Presidents, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer (the persons appointed to such positions from time to time, the “Officers”) and/or such other management personnel to such terms and to perform such functions as the Member shall determine in its discretion. The Member may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its discretion. The Member may delegate to any such Officer, person or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate in its discretion.

Annex A-103

C. When the taking of such action has been authorized by the Member, any Officer of the Company or any other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Certificate, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company or as otherwise provided in the Act, a certificate of cancellation canceling the Certificate. All matters of the Company shall be determined by the Member. Any action required or permitted to be taken by the Member at a meeting may be taken without a meeting. The Member may adopt such other procedures governing meetings and the conduct of business as it shall deem appropriate.

7. Distribution and Allocations.

A. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. All distributions shall be made to the Member.

B. Allocations of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated to the Member.

8. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

A. the determination of the Member to dissolve the Company; or

B. the occurrence of any event causing a dissolution of the Company under the Act.

9. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the limited liability company.

10. Corporate Opportunities. The Company waives any and all requirements that the Member bring all investment or business opportunities to the Company of which the Member becomes aware and which are competitive with the business. The Company and the Member agree that the Member may pursue or consummate (directly or indirectly) any such opportunities. This Section 10 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any person or entity under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company.

11. Limitation of Duties; Conflict of Interest. Notwithstanding anything in this Agreement to the contrary, the Member shall not have any duty (including fiduciary duty), or any liability for a breach of duty (including fiduciary duty), to the Company; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable implied contractual covenant of good faith and fair dealing.

12. Indemnification.

A. General Rule. To the fullest extent permitted by law, the Company shall indemnify an “indemnified representative” (as defined below) against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an “indemnified capacity” (as defined below), including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict products liability; provided, however, that any indemnity under this Section 12 shall be provided out of and to the extent of the Company’s assets only, and the Member shall not have any personal liability on account thereof; provided further that no indemnity shall be payable hereunder against any liability incurred by such indemnified representative by reason of any action or omission that constitutes fraud, willful misconduct or gross negligence or for which a corporation, incorporated under the General Corporations Law of the State of Delaware, would

Annex A-104

not be permitted under applicable law to indemnify. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such indemnified representative may be subject, the Company shall indemnify such indemnified representative to the maximum extent legally permissible for such liabilities. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification under this Section 12.

B. Definitions. For purposes of this Section 12:

                    i.            “indemnified capacity” means any and all past, present and future actions or inactions by an indemnified representative in one or more capacities as a member, manager, director, observer, officer or agent of the Company, or, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

                    ii.           “indemnified representative” means the Member, any and all other members (and any and all officers, directors and employees of the Member or such other members), managers and officers of the Company, and any other person designated as an indemnified representative by a member (which may, but need not, include any person serving, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise)

                    iii.          “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan or cost or expense of any nature (including attorneys’ fees and disbursements)

                    iv.          “proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, the Member or otherwise.

C. Advancing Expenses. To the fullest extent permitted by law, the Company may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section 12.

D. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section 12 or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company or use any other mechanism or arrangement whatsoever in such amounts, at such costs and upon such other terms and conditions as the Member shall deem appropriate.

E. Scope of Section. The rights granted by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, by approval of the Member or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section 12 shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a person.

13. Amendments. This Agreement may be amended only upon the written consent of the Member.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Annex A-105

15. Singular; Plural; Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

16. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

[Signature Page Follows]

Annex A-106

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

AIR INDUSTRIES GROUP
By:
Name:
Title:

[Signature Page to LLC Agreement]

Annex A-107

Schedule I

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706

Annex A-108

EXHIBIT E

Form of AIR Charter Amendment

[See attached]

Annex A-109

PROPOSED AMENDMENTS TO THE

ARTICLES OF INCORPORATION OF

AIR INDUSTRIES GROUP

1.    The first paragraph of Article 3 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation shall be authorized to issue 203,000,000 shares of capital stock, of which 200,000,000 shares shall be shares of common stock, $0.001 par value per share (“Common Stock”), and 3,000,000 shares shall be shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

Except as and to the extent set forth above, the other provisions of Article 3 are unchanged.

2.    A new Article 14 is hereby added after Article 13 of the Articles of Incorporation, which new Article 14 shall read in its entirety as follows:

“14. Action by Written Consent of the Stockholders:

Subject to the rights of the holders of any series of Preferred Stock:

                    (a)         at any time while Majority Ownership (as defined below) exists, any action required or permitted to be taken by the stockholders of the Corporation at any special or annual meeting of stockholders may be taken (without a meeting and without notice or a vote) if, before or after the action, written consent to such action is signed by stockholders holding at least such voting power as would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote on such action were present and voted; and

                    (b)         at any time while Majority Ownership does not exist, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be taken by written consent.

For purposes of this Article 14:

“control” (including with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors, managers, managing general partners or the equivalent, or (b) to direct or cause direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Controlled Affiliates” means (x) as to Thomas Foley or Taran Bakker, (i) any trust primarily for the benefit of such Person’s spouse and/or lineal descendants (each, a “Family Trust”), (ii) any Person that is a subsidiary of a Family Trust or (iii) such Person’s estate; and (y) as to any Person, any other Person that directly or indirectly is in control of, is controlled by or is under common control with such Person.

“Majority Ownership” means that The NTC Group, Inc., Thomas Foley and Taran Bakker and their respective Controlled Affiliates, collectively, beneficially own at least a majority of the voting power of the issued and outstanding shares of Common Stock.

“Person” means and includes any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity.”

*            *            *            *

Annex A-110

EXHIBIT F

Form of Redemption Rights Agreement

[See attached]

Annex A-111

EXHIBIT G

Form of Registration Rights Agreement

[See attached]

Annex A-112

Annex A-1

AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of July 31, 2026 (this “Amendment”), to the Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of July 2, 2026, among Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), Air Industries Group, a Nevada corporation (“AIR”), and Transitory Air Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of AIR (“Merger Sub”).

WHEREAS, Section 9.04 of the Agreement provides that (a) the Agreement may be amended by action taken by or on behalf of the Tenax Board, the AIR Board and the Board of Directors of Merger Sub at any time prior to the Effective Time and (b) the Agreement may not be amended except by an instrument in writing signed by each of the parties to the Agreement;

WHEREAS, the Tenax Board, the AIR Board and the Board of Directors of Merger Sub have each approved this Amendment; and

WHEREAS, each of the parties to the Agreement desires to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as set forth below:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2. Amendment to Agreement. The definition of “Outside Date” set forth in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Outside Date” means November 30, 2026.”

Section 3. Representations and Warranties. Each party hereto hereby represents and warrants that: (a) it has all necessary corporate or limited liability company power and authority to enter into, and to perform its obligations under, this Amendment, (b) the execution, delivery and performance of this Amendment by such party has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of such party are necessary to authorize this Amendment and (c) this Amendment has been duly executed and delivered by such party and, assuming due execution and delivery by all other parties, constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4. General Provisions.

4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment. For the avoidance of doubt, all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to July 2, 2026.

Annex A-1-1

4.3 This Amendment and the Agreement (including the exhibits and schedules to the Agreement, including the AIR Disclosure Letter and the Tenax Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

4.4 The provisions of Article X (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

Annex A-1-2

IN WITNESS WHEREOF, Tenax, AIR and Merger Sub have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENAX AEROSPACE ACQUISITION, LLC
By:	/s/ Thomas Foley
	Name:	Thomas C. Foley
	Title:	Chairman
AIR INDUSTRIES GROUP
By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	Acting CEO and President
TRANSITORY AIR SUB LLC
By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	President

[Signature Page to the Amendment to the Amended and Restated Agreement and Plan of Merger]

Annex A-1-3

Annex B

1675 Capital One Drive, Suite 1200
McLean, VA 22102
P 703.442.1400 F 703.442.1498
www.kippsdesanto.com

February 17, 2026

The Board of Directors
Air Industries Group
1460 Fifth Avenue
Bay Shore, NY 11706

Ladies and Gentlemen:

We understand that Air Industries Group (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of February 16, 2026 (the “Agreement”), with Tenax Aerospace Acquisition, LLC (“Tenax”) and Transitory Air Sub LLC, a wholly owned subsidiary of the Company (the “Merger Sub”). Pursuant to the Agreement, the Merger Sub will merge with and into Tenax, with Tenax being the surviving corporation as a wholly owned subsidiary of the Company (the “Merger”). As a result of the Merger, the membership units of Tenax will be converted into the right to receive 94,400,000 shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), subject to adjustments pursuant to Section 3.03 of the Agreement, as to which adjustments we express no opinion (the “Adjustment Qualification”). Following the closing of the Merger, the Company will commence a cash tender offer (the “Tender Offer”) to acquire up to 1,000,000 shares of Company Common Stock at $4.10 per share, subject to the Adjustment Qualification. In addition, pursuant to the Agreement, the Company and a rights agent mutually agreeable to the Company and Tenax will enter into a Redemption Rights Agreement (the “Redemption Rights Agreement”), reflecting the terms and conditions set forth on Exhibit G of the Agreement, pursuant to which the holders of Company Common Stock as of the business day prior to the closing of the Merger will be granted the right to cause the Company to redeem their shares of Company Common Stock for $4.18 per share in cash (subject to the Adjustment Qualification), payable during a specified period following the first anniversary of the closing of the Merger (such $4.18 price per share, the “Redemption Price”) if during the 20 trading days prior to the first anniversary of the closing of the Merger the volume weighted average price of the shares of Company Common Stock is lower than $4.18, subject to the Adjustment Qualification (the “Redemption” and together with the Merger, the Tender Offer and the other transactions contemplated by the Agreement, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Redemption Price is fair, from a financial point of view, to the holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)     reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)    reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, each as approved for our use by the Company (the “Forecasts”);

(iii)   discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)   reviewed the reported prices and the historical trading activity of the Company Common Stock;

Annex B-1

The Board of Directors

Air Industries Group

(v)    compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)   compared the financial performance of the Company and the valuation multiples relating to the Redemption Price with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)  reviewed the financial terms and conditions of a draft, dated as of February 16, 2026, of the Agreement, including Exhibit G; and

(viii) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the final executed Redemption Rights Agreement will not differ from the draft terms and conditions set forth on Exhibit G of the Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and Redemption Rights Agreement and that all conditions to the consummation of the Transaction, including the Redemption, will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction, including the Redemption, will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction, including the Redemption, or reduce the contemplated benefits of the Transaction, including the Redemption, to the holders of the Company Common Stock.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Redemption Price. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, the fairness of the consideration to be paid or payable by the Company to the holders of membership units of Tenax or to be paid or payable by the Company in the Tender Offer, nor the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees

Annex B-2

The Board of Directors

Air Industries Group

of the Company, or any class of such persons, whether relative to the Redemption Price or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Redemption Rights Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or the Redemption Rights Agreement or entered into or amended in connection with the Agreement or the Redemption Rights Agreement. Our opinion does not address the relative merits of the Transaction, including the Redemption, as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction, including the Redemption. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including the Redemption, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Transaction, including the Redemption. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction, including the Redemption, or as to the impact of the Transaction, including the Redemption, on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, KippsDeSanto & Co. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, KippsDeSanto & Co. and its affiliates have not been engaged to provide financial advisory or other services to Tenax and we have not received any compensation from Tenax during such period. We may provide financial advisory or other services to the Company and Tenax in the future, and in connection with any such services we may receive compensation.

KippsDeSanto & Co. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, KippsDeSanto & Co. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Tenax, potential parties to the Transaction and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Tenax.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of KippsDeSanto & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Redemption Price is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,
KippsDeSanto & Co.

By:

Annex B-3

Annex C

REDEMPTION RIGHTS AGREEMENT

by and between

Air Industries Group

and

Broadridge Corporate Issuer Solutions, LLC,

as Rights Agent

Dated as of [*], 2026

Exhibits
Exhibit A	Summary of Rights to Redeem Common Stock
Exhibit B	Form of Rights Certificate
Exhibit C	Form of Notice of Redemption

Annex C-i

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT, dated as of [*], 2026 (this “Agreement”), is by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, on July 2, 2026, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Tenax Aerospace Acquisition, LLC, a Delaware limited liability company (“Tenax”), and Transitory Air Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which the Company, Tenax and Merger Sub agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Tenax, with Tenax surviving as a wholly-owned subsidiary of the Company (the “Merger”), in consideration for the issuance of shares of Company common stock, par value $0.001 per share (“Common Stock”), to the holders of membership units of Tenax;

WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to enter into a redemption rights agreement with the Rights Agent, pursuant to which beneficial owners of Common Stock as of the close of business on the business day immediately preceding the closing of the Merger (such beneficial owners, the “Existing Stockholders”), will have the right, subject to the satisfaction of certain conditions, to cause the Company to redeem their shares of Common Stock for an amount in cash equal to $[*]1 following the first anniversary of the closing of the Merger; and

WHEREAS, on [*], 2026, the board of directors of the Company (the “Board”) authorized and declared a dividend, to be distributed to the Existing Stockholders on [*], 2026 (the “Rights Distribution Date”), of one right for each share of Common Stock owned as of the close of business on the trading day immediately preceding the closing of the Merger, pursuant to which an Existing Stockholder may, during the period specified in this Agreement, require the Company to purchase such share of Common Stock for an amount in cash equal to the applicable redemption price, on the terms and subject to the conditions set forth in the relevant rights certificate issued hereunder and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Affiliate” of a Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Anniversary Date” shall mean the first anniversary of the Closing.

“Board” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Charter” shall mean the Company’s Amended and Restated Articles of Incorporation, as amended, as the same may be further amended or amended and restated from time to time.

“Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, “Close of Business” shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

“Closing” shall mean the closing of the Merger.

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1        To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

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“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Regulations” shall mean the general rules and regulations promulgated under the Exchange Act.

“Existing Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“Expiration Time” shall mean the Close of Business on the last day of the Redemption Period.

“Measurement Period” shall have the meaning set forth in Section 7(c).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“Notice of Redemption” shall have the meaning set forth in Section 8(a).

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, limited liability partnership, joint venture, unincorporated organization or other entity, including (i) any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and any group under Rule 13d-5(b) of the Exchange Act Regulations and (ii) any successor (by merger or otherwise) of such entity.

“Record Date” shall mean the Trading Day immediately preceding the date of Closing.

“Redemption Period” shall mean the ten consecutive Trading Days commencing on the Trading Day immediately following the Anniversary Date.

“Redemption Price” shall have the meaning set forth in Section 7(b).

“Right” shall mean the right of an Existing Stockholder, during the Redemption Period, to require the Company to purchase a Subject Share for an amount in cash equal to the Redemption Price, on the terms and subject to the conditions set forth in the relevant Rights Certificate and this Agreement.

“Rights Agent” shall have the meaning set forth in the preamble to this Agreement.

“Rights Certificates” shall have the meaning set forth in Section 3(b).

“Rights Distribution Date” shall have the meaning set forth in the recitals to this Agreement.

“Securities Act” shall have the meaning set forth in Section 29.

“Subject Shares” shall mean each share of Common Stock beneficially owned by each Existing Stockholder as of the Close of Business on the Record Date and continuously owned by such Existing Stockholder until the exercise of the Right with respect thereto.

“Subsidiary” of any specified Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tenax” shall have the meaning set forth in the recitals to this Agreement.

“Trading Day” shall mean a day on which the principal national securities exchange on which shares of an issuer’s common stock (or other security) are listed or admitted to trading is open for the transaction of business or, if such shares of common stock (or other security) are not listed or admitted to trading on any national securities exchange, a Business Day.

“VWAP” shall mean the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Common Stock on the principal national securities exchange on which shares of Common Stock are listed or admitted to trading.

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Section 2. Appointment of Rights Agent.

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent represents and warrants to the Company that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that this Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3. Issuance of the Rights.

(a) Until certificates evidencing the Rights are distributed to Existing Stockholders, the Rights shall be evidenced by the certificates for shares of Common Stock registered in the names of the Existing Stockholders (or, in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) (which certificates or book entries for Common Stock shall be deemed also to be certificates or book entries for Rights), and not by separate certificates (or book entries), and registered holders of such shares of Common Stock shall also be the registered holders of the associated Rights. As of and after the Rights Distribution Date, the Rights shall be evidenced solely by the Rights Certificates.

(b) The Company shall promptly notify the Rights Agent of the Rights Distribution Date and request its transfer agent (if its transfer agent is not the Rights Agent) to give the Rights Agent a list of Existing Stockholders together with all other relevant information. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Rights Distribution Date has not occurred; provided, however, that, for the avoidance of doubt, the failure of the Company to timely deliver such notice shall not alter, amend or modify the rights, privileges and obligations of the Existing Stockholders. As soon as practicable after the Rights Agent is notified of the Rights Distribution Date and receives such information, the Rights Agent shall send by first-class, postage prepaid mail, to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears on the records of the Company or its transfer agent or registrar for Common Stock, with instructions to each holder of record to deliver such notice to the applicable Existing Stockholder, one or more certificates (the “Rights Certificates”), evidencing one Right for each share of Common Stock owned as of the Close of Business on the Record Date.

(c) No Rights shall be issued in respect of shares of Common Stock that are issued (whether originally issued or from the Company’s treasury) after the Record Date.

(d) In the event the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Rights Distribution Date, any Rights associated with such shares shall be deemed cancelled and of no further effect.

(e) The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner. Any Right held by an Existing Stockholder shall automatically cease to exist upon any transfer, sale or assignment of beneficial ownership of the Subject Share to which such Right relates (it being understood that any administrative surrender of certificates for reissuance, consolidation or similar purposes that does not result in a change of beneficial ownership shall not cause such cessation).

(f) The Company shall make available, as promptly as practicable following the Rights Distribution Date, a copy of a Summary of Rights to Redeem Common Stock, in substantially the form attached as Exhibit A, to any Existing Stockholder who may request such information prior to the Expiration Time.

Section 4. Rights Certificates.

(a) The Rights Certificates shall be in substantially the form attached as Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto, or to conform to customary usage. The Rights Certificates, whenever distributed, shall be dated as of the Record Date, and on their face shall entitle the holders thereof to require the Company to purchase the Subject Shares related thereto for an amount in cash equal to the Redemption Price during the Redemption Period.

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(b) The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Secretary or Treasurer, or any other authorized officer of the Company, either manually or by facsimile or other electronic signature. The Rights Certificates shall be countersigned manually or by facsimile or other electronic signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any authorized officer of the Company who shall have signed or attested any of the Rights Certificates shall cease to be an authorized officer of the Company before countersignature by the Rights Agent, such Rights Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed or attested such Rights Certificates had not ceased to be an authorized officer of the Company. In addition, any of the Rights Certificates may be signed or attested on behalf of the Company by any Person who, at the actual date of the execution of such Rights Certificate, is an authorized officer of the Company even if such Person was not an authorized officer of the Company at the date of the execution of this Agreement.

(c) Following the Rights Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise, books for registration of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective Existing Stockholders, the number of Rights evidenced on its face by each of the Rights Certificates held by each Existing Stockholder and the certificate number and the date of each of the Rights Certificates. The Rights Agent shall make such books available for inspection by the Company at any time during normal business hours upon reasonable prior written notice.

Section 5. Mutilated, Destroyed, Lost or Stolen Rights Certificates.

Upon receipt by the Company and the Rights Agent of (a) evidence reasonably satisfactory to the Company and the Rights Agent of the loss, theft, destruction or mutilation of a valid Rights Certificate, (b) (i) in the case of mutilation, the Rights Certificate or (ii) in the case of loss, theft or destruction, indemnity or security reasonably satisfactory to the Company and the Rights Agent and (c) reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and, in the case of mutilation, upon cancellation of the Rights Certificate so surrendered, the Company shall prepare, execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 6. Cancellation and Destruction of Rights Certificates.

All Rights Certificates surrendered for the purpose of exercise shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. At the expense of the Company, the Rights Agent shall deliver all cancelled Rights Certificates to the Company or shall, at the written request of the Company, destroy or cause to be destroyed such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof, executed by the Rights Agent, to the Company.

Section 7. Redemption Price; Measurement Period.

(a) Exercise of the Rights is subject to the following conditions:

(i)   such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

(ii)  such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

(iii) during the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent, as the same may have been adjusted pursuant to Section 12.

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(b) The price that the Company shall pay to purchase each Subject Share duly submitted to the Rights Agent for redemption upon the exercise of a Right is, subject to adjustment as provided in Section 12, an amount in cash equal to $[*]2 per share (the “Redemption Price”), and shall be payable in accordance with Section 8(b).

(c) The Company shall give written notice to the Existing Stockholders of the VWAP for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date (the “Measurement Period”) not later than the second Business Day after the end of the Measurement Period by mailing such notice to the last address of each holder of record of Common Stock as of the Close of Business on the Business Day immediately preceding the Closing as it appears upon the registry books of the Rights Agent and instructing each holder of record to deliver such notice to the applicable Existing Stockholder, and (i) if the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price (as the same may be amended from time to time in accordance with the provisions hereof), such notice shall confirm that the Rights may be exercised prior to the Expiration Time, or (ii) if the VWAP for the Measurement Period was equal to or in excess of the Redemption Price, such notice shall state that the Rights may not be exercised and have expired and that the Company has terminated this Agreement.

(d) No later than the Trading Day immediately following the Anniversary Date, the Company shall issue a press release and file a Current Report on Form 8-K reporting the VWAP for the Measurement Period, stating whether the VWAP for the Measurement Period, rounded to the nearest cent, was lower than the Redemption Price and, if so, instructing Existing Stockholders as to the procedure for exercising their Rights in accordance with Section 8.

(e) If, prior to the Anniversary Date, the Common Stock ceases to be listed on a national securities exchange or quoted on over-the-counter markets, so that Existing Stockholders and the Company cannot readily determine the VWAP for the Measurement Period, an Existing Stockholder may exercise the Rights associated with such Existing Stockholder’s Subject Shares and receive the Redemption Price for such Subject Shares.

Section 8. Exercise of Rights.

(a) An Existing Stockholder may exercise the Rights evidenced by its Rights Certificate (except as otherwise provided herein, including the restrictions on exercisability set forth in Section 7) in whole or in part at any time during the Redemption Period upon delivery to the Rights Agent and the Company a Notice of Redemption in the form annexed hereto as Exhibit C (the “Notice of Redemption”), properly completed and duly executed, together with the surrender of such Rights Certificate and the certificates representing the Subject Shares to be redeemed (to the extent such Subject Shares are certificated) duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such Person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period in accordance with the provisions of this Agreement. Upon receipt of such Notice of Redemption and surrender of such certificates, the Company shall determine, in good faith, whether the exercise otherwise complies with the other terms and conditions of this Agreement. If the Company determines in good faith that the proposed exercise does not comply with the other terms and conditions of this Agreement, the Company shall provide the Rights Agent with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this Agreement the proposed exercise does not comply. The Rights Agent and the Company shall advise the Existing Stockholders who timely submit a Notice of Redemption of any defects in the documentation delivered with the Notice of Redemption and grant such Existing Stockholders a period of three (3) Business Days following delivery of notice of such defects to cure such defects, provided that in no event shall such cure period extend beyond the Expiration Time.

(b) Not later than the Business Day immediately following the expiration of the Redemption Period, the Rights Agent shall provide the Company with a detailed list of the names of the Existing Stockholders who have submitted valid Notices of Redemption (including any defects cured in accordance with Section 8(a)) and the number of Subject Shares to be redeemed from such Existing Stockholders in accordance with such Notices of Redemption, together with copies thereof, and within two Business Days following receipt of such information, the Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall, subject to Section 14(k), thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed

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2        To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

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by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed. Upon such payment, the Rights Agent shall cancel the certificates representing such Subject Shares or otherwise reflect the cancellation of such Subject Shares as were uncertificated at the time of redemption.

Section 9. Tax Compliance and Withholding.

The Company hereby authorizes the Rights Agent to deduct from all payments disbursed by the Rights Agent to the Existing Stockholders, if applicable, the tax required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or by any other applicable federal or state statutes in effect as of the date hereof or subsequently enacted, and to make the necessary returns and payments of such tax to the relevant taxing authority. The Company will provide withholding and reporting instructions in writing to the Rights Agent from time to time as relevant, and upon request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed by the Company.

Section 10. Rights Holders.

Every holder of a Right, by accepting such Right, consents and agrees with the Company and the Rights Agent that:

(a) The Company and the Rights Agent may deem and treat the Existing Stockholder in whose name a Rights Certificate (or, prior to the Rights Distribution Date, any associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or any associated Common Stock certificates made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be required to be affected by any notice to the contrary.

(b) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any Existing Stockholder or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling (whether interlocutory or final) issued by a court of competent jurisdiction or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company shall use commercially reasonable efforts to have any such injunction, order, decree, judgment or ruling lifted or otherwise overturned as promptly as practicable.

Section 11. Rights of Action.

All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective Existing Stockholders holding the Rights Certificates, and any such Existing Stockholder, without the consent of the Rights Agent or of any other Existing Stockholder may, in such Existing Stockholder’s own behalf and for such Existing Stockholder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, such Existing Stockholder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the Existing Stockholders, it is specifically acknowledged that the Existing Stockholders may not have an adequate remedy at law for any breach of this Agreement and shall be entitled to seek specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

Section 12. Occurrence of Certain Corporate Actions and Events. If, after the Record Date but prior to the Anniversary Date, the Company, at any time while the Rights are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock, (ii) subdivides its outstanding Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) its outstanding Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its Common Stock, then in each case the Redemption Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock

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(excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event, such that upon exercise of all of the Rights the aggregate Redemption Prices with respect to all Subject Shares shall remain unchanged. Any adjustment made pursuant to this Section 12 shall become effective immediately after the record date for the determination of stockholders of the Company entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 13. Notice of Certain Events.

In the event the Company proposes, at any time after the Closing and before the Anniversary Date, (i) to effect any consolidation or merger into or with any other Person (other than a direct or indirect wholly-owned Subsidiary of the Company) or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each Existing Stockholder, to the extent feasible and in accordance with Section 20, a notice of such proposed action, which shall specify the date on which such consolidation, merger, liquidation, dissolution or winding up is to take place; provided, however, that no action shall be taken pursuant to this Section 13 that will or would conflict with any provision of the Charter.

Section 14. Duties of Rights Agent.

The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement, upon the following terms and conditions, by all of which the Company and the Existing Stockholders, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Rights Agent or the Company or an employee of the Rights Agent), and the opinion of such counsel shall be full authorization and protection to the Rights Agent as to any action taken, suffered or omitted to be taken by it in good faith and in accordance with such advice or opinion, and the Rights Agent shall incur no liability with respect to any actions taken, suffered or omitted to be taken in accordance with such advice or opinion and in the absence of gross negligence, bad faith or willful misconduct by the Rights Agent (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and delivered to the Rights Agent, and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder only for its own and its employees’, directors’, officers’ and agents’ negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment, order, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, absent fraud, any liability of the Rights Agent under this Agreement will be limited to the amount of fees paid by the Company to the Rights Agent pursuant to Section 15 during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. In no case, however, will the Rights Agent be liable for special, indirect, punitive, incidental or consequential losses, even if the Rights Agent has been advised of the possibility of such losses or damages.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not be under any liability or responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be liable or

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responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be liable or responsible for any calculation required under Section 7 or responsible for the manner, method or amount of any such calculation or the ascertaining of the existence of facts required for any such calculation; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and non-assessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performance by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, and to apply to such authorized officers for advice or instructions in connection with its duties, and such instructions shall be full authorization to the Rights Agent, and the Rights Agent shall be fully authorized and incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such authorized officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such authorized officer and shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such authorized officer of the Company actually receives such application, unless any such authorized officer has consented in writing to an earlier date) unless, prior to taking any such action (or the effective date, in the case of an omission), the Rights Agent has received written instructions in response to such application specifying the action to be taken or omitted.

(h) The Rights Agent and any stockholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, director, Affiliate, officer or employee from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default or misconduct, absent negligence, bad faith or willful misconduct of such attorney or agent (each as determined by a final non-appealable judgment, order, decree or ruling of a court of competent jurisdiction).

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there are reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k) The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(l) The Rights Agent shall not assume any obligations or relationship of agency or trust with any of the Existing Stockholders.

(m) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise, the Notice of Redemption has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise without first consulting with the Company.

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Section 15. Concerning the Rights Agent.

(a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable and documented expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel and reasonable fees and expenses incurred in enforcing its rights hereunder) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (each as determined by a court of competent jurisdiction in a final, non-appealable decision) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability and the enforcement of its rights hereunder. The Rights Agent shall not be deemed to have any knowledge of any event of which it was entitled to receive notice under this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in accordance with this Agreement.

(b) The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate representing Common Stock or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 14. The Rights Agent may rely on and shall be held harmless by the Company in acting upon written (including electronically transmitted) instructions from the Company with respect to any matter related to its acting as Rights Agent.

(c) Notwithstanding anything in this Agreement to the contrary, in no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless, to the extent the Company is not also a party to such action, proceeding, suit or claim, the Rights Agent has notified the Company in accordance with Section 20 of the assertion of such action, proceeding, suit or claim against the Rights Agent, promptly after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or has been served with the summons or other legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent such failure actually prejudiced the Company. The Company shall be entitled to participate, at its own expense, in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim. In the event the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by the Rights Agent, so long as the Company retains counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim, and so long as the Rights Agent does not have defenses that are adverse to any defenses of the Company. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The provisions of Section 14 and this Section 15 shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the Rights.

Section 16. Change of Rights Agent.

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon sixty (60) days’ notice to the Company (or such earlier notice period as the Company may request in writing in its sole discretion) and, if such resignation or discharge occurs after the Rights Distribution Date, to the Existing Stockholders. In the event that any transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. The Company may remove the Rights Agent or any successor Rights Agent upon no less than thirty (30) days’ notice to the Rights Agent or successor

Annex C-9

Rights Agent, as the case may be, to the transfer agent of the Common Stock in accordance with Section 20 and, if such removal occurs after the Rights Distribution Date, to the Existing Stockholders. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Existing Stockholder (who shall, with such notice, submit such Existing Stockholder’s Rights Certificate for inspection by the Company), then any Existing Stockholder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person (i) organized and doing business under the laws of the United States or of any state of the United States, (ii) in good standing and authorized to do business as a banking institution in such state or authorized under such laws to exercise corporate trust, stock transfer or stockholder services powers, (iii) subject to supervision or examination by federal or state authority and (iv) which has at the time of its appointment as Rights Agent a combined capital and surplus or net assets, on a consolidated basis, of at least $50,000,000 or (b) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under this Agreement without further act or deed. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and, if such appointment occurs after the Rights Distribution Date, mail a notice thereof in writing to the Existing Stockholders. Immediately following receipt of such notice, the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and shall execute and deliver any further reasonable assurance, conveyance, act or deed necessary for that purpose. Failure to give any notice provided for in this Section 16 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 17. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under Section 16. If, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates has been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned, and if at such time any of the Rights Certificates has not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b) If at any time the name of the Rights Agent is changed, and at such time any of the Rights Certificates has been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned, and if at that time any of the Rights Certificates has not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name, and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 18. Determination and Action by the Board.

The Board, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination whether or not to amend this Agreement). Without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, interpretations and determinations (including for purposes of the following clause (ii), all omissions with respect to the foregoing) which are done or made by the Board in good faith shall (i) be final, conclusive and binding on the Company, the Rights Agent, the Existing Stockholders and all other Persons and (ii) not subject the Board to any liability to the Existing

Annex C-10

Stockholders. Notwithstanding anything herein to the contrary, in no event shall a determination of the Board that would reasonably be expected to adversely affect the rights of the Rights Agent under this Agreement be binding upon the Rights Agent without the written consent of the Rights Agent, in its sole discretion.

Section 19. Supplements and Amendments.

Except as otherwise provided in this Section 19, the Company may, by action of the Board and in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement in any respect without the approval of any Existing Stockholders (a) to make any changes that the Company may deem necessary or desirable that do not materially adversely affect the interests of the Existing Stockholders, (b) to cure any ambiguity or (c) to correct or supplement any provision contained herein that may be inconsistent with any other provision herein, including any change in order to satisfy any applicable law, rule or regulation. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Company. The Rights Agent shall duly execute and deliver any supplement or amendment hereto requested by the Company in writing; provided that the Company has delivered to the Rights Agent a certificate from the Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Treasurer of the Company, or any other authorized officer of the Company, that states that the proposed supplement or amendment complies with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Rights Agent’s own rights, duties, immunities or obligations under this Agreement.

Section 20. Notices.

Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by any Existing Stockholder to or on the Company shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Rights Agent) as follows:

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Attention: Scott Glassman

Telephone: 631-968-5000

Email: Scott.Glassman@airindustriesgroup.com

Subject to Section 16, any notice or demand authorized by this Agreement to be given or made by the Company or by any Existing Stockholder to or on the Rights Agent shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, or by email, addressed (until another address is filed in writing with the Company) as follows:

Broadridge Corporate Issuer Solutions, LLC

P.O. Box 1342

Brentwood, New York 11717

Attention: Corporate Actions Department

With copies to:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, New York 11717

and

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

E-mail: legalnotices@broadridge.com

Annex C-11

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to any Existing Stockholder shall be sufficiently given or made if in writing and sent by first-class or express United States mail, FedEx or United Parcel Service or any other nationally recognized courier service, postage prepaid, addressed to such Existing Stockholder at the address of such Existing Stockholder as shown on the registry books of the Company.

Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the intended recipient receives such notice.

Section 21. Beneficiaries of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the Existing Stockholders any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Existing Stockholders; provided, however, that the Existing Stockholders must enforce any such legal or equitable right, remedy or claim under this Agreement against the Company and not against the Rights Agent.

Section 22. Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 23. Severability.

If any term, provision, covenant or restriction of this Agreement or the Rights Certificates is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and the Rights Certificates shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Agreement or the Rights Certificates would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in Section 8 shall be reinstated and shall not expire until the Close of Business on the tenth (10th) day following the date of such determination by the Board; provided further that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 24. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within the State of Nevada. The Company and the Rights Agent hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada located in Clark County, Nevada, or, if such court lacks subject matter jurisdiction, the United States District Court for the District of Nevada, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and the Rights Agent acknowledge that the forum designated by this Section 24 has a reasonable relation to this Agreement and to such Persons’ relationship with one another. The Company and the Rights Agent hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 24. The Company and the Rights Agent undertake not to commence any action subject to this Agreement in any forum other than the forum described in this Section 24. The Company and the Rights Agent agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Persons.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE

Annex C-12

TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 24(b). EVERY HOLDER OF A RIGHT, BY ACCEPTING SUCH RIGHT, IS DEEMED TO HAVE AGREED TO THE WAIVERS IN THIS SECTION 24(b).

Section 25. Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of the Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 26. Descriptive Headings; Interpretation.

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive (i.e., it means “and/or”). Each reference in this Agreement to a period of time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

Section 27. Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent will not have any liability for not performing, or for a delay in the performance of, any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Rights Agent (including acts of God, terrorist acts, supply shortages, breakdowns, interruptions or malfunctions of computer facilities, loss of data due to power failures, mechanical difficulties with information storage or retrieval systems, labor difficulties, war and civil unrest).

Section 28. Termination.

This Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the parties hereto shall have no liability hereunder (other than with respect to the rights, powers and immunities of the Rights Agent, and the Company’s obligations in connection therewith) on the date that is five Business Days after the Expiration Time; provided that all disputes with respect to amounts payable to the Existing Stockholders brought pursuant to the terms and conditions of this Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the Existing Stockholders under this Agreement. Notwithstanding the satisfaction and discharge of this Agreement, the provisions of Section 14 and Section 15 shall survive.

Section 29. Securities Act Exemption.

The Rights are being distributed to the Existing Stockholders as a dividend in a transaction that the Company believes is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof or another available exemption. The Company shall not take any action, and shall not permit any of its Subsidiaries or Affiliates to take any action, that would cause the distribution of the Rights or the issuance of shares of Common Stock upon exercise thereof to require registration under the Securities Act. The Rights Agent shall have no obligation to verify or confirm whether the distribution of the Rights complies with the Securities Act or any applicable state securities laws.

* * * * * * *

Annex C-13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AIR INDUSTRIES GROUP		BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:		By:
	Name:		Name:
	Title:		Title:

Annex C-14

Exhibit A

SUMMARY OF RIGHTS TO REDEEM COMMON STOCK

Set forth below is a summary of the material terms and conditions of the rights granted to certain shareholders of Air Industries Group, a Nevada corporation (the “Company”), to cause the Company to redeem certain shares of the common stock of the Company (the “Common Stock”) in accordance with the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

Redemption Rights. The Company has granted each beneficial owner (an “Existing Stockholder”) of shares of Common Stock as of the Close of Business on the Trading Day immediately prior to the date of the Closing of the Merger (the “Record Date”) a right to require the Company to purchase such shares of Common Stock for cash (a “Right”). The Company has granted these Rights by means of a dividend declared by the Company’s Board immediately prior to the Closing, with each Existing Stockholder receiving one Right for each share of Common Stock owned as of the Close of Business on the Record Date. Such Rights shall be represented by Rights Certificates substantially in the form attached as Exhibit B to the Rights Agreement.

Redemption Period. Subject to the conditions set forth below, Existing Stockholders may exercise their Rights during the 10 Trading Days following the first anniversary of the Closing. Any Rights not exercised prior to the expiration of the Redemption Period shall automatically terminate and be of no further force or effect.

Redemption Price. The Redemption Price will be $[*]3 per share.

Conditions to Exercise. The ability for Existing Stockholders to exercise their Rights shall be subject to the following conditions:

•        Such Existing Stockholder must have been a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date;

•        Such Existing Stockholder must have remained continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares); and

•        During the 20 Trading Days prior to the first anniversary of the Closing, the volume weighted average price per share of the Common Stock must have been lower than the Redemption Price, rounded to the nearest cent.

Exercise Procedure. To exercise a Right pertaining to a Subject Share, an Existing Stockholder must deliver to the Rights Agent and the Company a written notice in the form attached as Exhibit C to the Rights Agreement, together with the relevant Rights Certificates, the certificates (if any) representing such Subject Shares, duly endorsed for transfer to the Company, and any other certifications or supporting information requested by the Company to be furnished by such person to support that it is in fact an Existing Stockholder of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such Existing Stockholder cannot have sold and repurchased such shares) in accordance with the provisions of the Rights Agreement.

Payment. The Company shall deposit with the Rights Agent by wire transfer of immediately available funds an amount sufficient to pay the Redemption Price for all of the Subject Shares to be redeemed. The Rights Agent shall thereupon cause an amount in cash representing the aggregate Redemption Price for the Subject Shares redeemed by each Existing Stockholder to be delivered to or upon the order of such Existing Stockholder not later than five Business Days after the Expiration Time. The payment of the Redemption Price for the Subject Shares redeemed shall be made via wire transfer of immediately available funds, ACH payment or check payable to the order of the Existing Stockholder who is the beneficial owner of the Subject Shares redeemed.

____________

3        To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

Annex C-15

Non-Transferability. The Rights and the Rights Certificates may not be sold, assigned or transferred, in whole or in part, in any manner.

Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is also available free of charge from the Company. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Rights Certificates, which are incorporated herein by reference.

Annex C-16

Exhibit B

[Form of Rights Certificate]

RIGHTS CERTIFICATE

AIR INDUSTRIES GROUP

Certificate No. R-___
Number of Rights: _________

NOT EXERCISABLE AFTER [*], 2027, OR ANY EARLIER “EXPIRATION TIME” (AS DEFINED IN THE RIGHTS AGREEMENT). THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE OWNED BY A PERSON WHO WAS AN “EXISTING STOCKHOLDER” ON THE “RECORD DATE” (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY SHALL BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 3(e) OF SUCH AGREEMENT.

This certifies that __________ is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Redemption Rights Agreement, dated as of [*], 2026 (as amended from time to time in accordance with its terms, the “Rights Agreement”), by and between Air Industries Group, a Nevada corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, as rights agent (and any successor rights agent, the “Rights Agent”), to require the Company to redeem such owner’s shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at any time prior to 5:00 P.M. (New York City time) on [*], 2027, at the office or offices of the Rights Agent designated for such purpose, at a redemption price of $[*]4 per share (the “Redemption Price”), upon presentation and surrender of this Rights Certificate, together with the Notice of Redemption properly completed and duly executed and the certificate(s), if any, representing the Subject Shares to be redeemed, duly endorsed for transfer to the Company. The number of Rights evidenced by this Rights Certificate (and the number of Subject Shares which may be redeemed upon exercise thereof) set forth above, and the Redemption Price per share set forth above, are the number and Redemption Price set forth in the Rights Agreement. Capitalized terms used but not defined herein shall have the meanings specified in the Rights Agreement.

The Rights may not be exercised and will be null and void if the holder of this Rights Certificate was not a beneficial owner of shares of Common Stock as of the Close of Business on the Record Date. The Rights may not be exercised and will be null and void if the holder of this Rights Certificate did not remain continuously a beneficial owner of such shares of Common Stock to be redeemed from the Record Date until the expiration of the Redemption Period (i.e., such holder cannot have sold and repurchased such shares). The Rights may not be exercised and will be null and void if the VWAP of the Common Stock for the 20 full Trading Days ending on (and including) the Trading Day immediately preceding the Anniversary Date, rounded to the nearest cent, is equal to or greater than the Redemption Price.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the Existing Stockholders. Copies of the Rights Agreement are on file at the office of the Company and are also available upon written request to the Company.

If this Rights Certificate shall be exercised in part, the holder of this Rights Certificate shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

This Rights Certificate shall not be valid or obligatory for any purpose until it has been countersigned manually or by facsimile signature by the Rights Agent.

____________

4        To be equal to 107.3% of the Debt Adjusted AIR Share Price (as defined in the Merger Agreement).

Annex C-17

WITNESS the facsimile signature of the proper officer of the Company.

Dated as of ___________________, 2026

AIR INDUSTRIES GROUP

By:
Name:
Title:
COUNTERSIGNATURE:
Dated as of ___________________, 2026
BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC
By:
Name:
Title:

Annex C-18

Exhibit C

[Form of Notice of Redemption]

NOTICE OF REDEMPTION

The undersigned hereby irrevocably (i) exercises his, her or its Rights as to the number of shares of Common Stock (the “Subject Shares”) of Air Industries Group (the “Company”) set forth on the signature page hereto in accordance with the terms of that certain Redemption Rights Agreement, dated [*], 2026 (the “Agreement”), between the Company and Broadridge Corporate Issuer Solutions, LLC, (ii) transfers and surrenders such Subject Shares and all right, title and interest of the undersigned therein to the Company and (iii) directs that the Redemption Price payable upon exercise of the Rights with respect to such Subject Shares be delivered to the address specified below. Attached hereto are the Rights Certificate(s) with respect to such Subject Shares and the certificate(s), if any, representing such Subject Shares, duly endorsed for transfer to the Company.

The undersigned hereby represents, warrants, certifies and agrees that (i) the undersigned has good and marketable title to such Subject Shares, free and clear of all liens; (ii) the undersigned has the full right, power and authority to transfer and surrender such Subject Shares as provided herein and such transfer and surrender has been authorized by all necessary action; (iii) the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such transfer and surrender; and (iv) the Subject Shares delivered for redemption by the undersigned were owned by the undersigned on the Record Date, have not been transferred, assigned, sold or repurchased to any person or entity at any time since the Record Date and continue to be owned by the undersigned on the date hereof.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Dated: ____________________
Number of Subject Shares to be redeemed: ____________________
By:
Name:
Title:

(Street Address)

(City, State, Zip Code)
Signature Guaranteed:

NOTICE: The signature to the foregoing Notice of Redemption must correspond to the name as written upon the face of the relevant Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

Annex C-19

Annex D

REGISTRATION RIGHTS AGREEMENT

by and among

AIR INDUSTRIES GROUP,

CERTAIN INVESTORS

and

THE NTC GROUP, INC.,

as Investors’ Representative

Dated as of [•], 2026

Schedules, Exhibits and Annexes

Schedule 1	Other Investors
Exhibit A	Joinder Agreement
Annex A	Representations and Warranties of the Company
Annex B	Representations and Warranties of the Investors

Annex D-i

REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), among:

A.          Air Industries Group, a Nevada corporation (the “Company”);

B.          NTC Equity Holdings, LLC, a Delaware limited liability company (together with its Permitted Transferees that become party hereto, the “NTC Investor”);

C.          The other Persons set forth on Schedule 1 hereto (subject to their delivery of an executed signature page hereto) (each, an “Other Investor”); and

D.          The NTC Group, Inc., a Delaware corporation, in its capacity as agent, proxy and attorney-in-fact for the Investors (“Investors’ Representative”) and any successor appointed in accordance with Section 3.16(b).

and any Permitted Transferees (as defined below) that execute joinders to this Agreement pursuant to Section 3.10 after the date of this Agreement.

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated under that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 2, 2026, among the Company, Tenax Aerospace Acquisition, LLC, a Delaware limited liability company, and Transitory Air Sub LLC, a Delaware limited liability company, the Investors (as defined below) will become holders of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) or Warrants (as defined herein) exercisable for Common Stock, as the case may be; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain rights, duties and obligations of the parties hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge, covenant and agree with each other as follows:

ARTICLE I

Definitions

SECTION 1.01.          Definitions. (a) As used in this Agreement, the following terms will have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding or investigation.

An “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Investor for any reason under this Agreement. As used in this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“beneficial owner” or “beneficially own” or “beneficial ownership” and words of similar import have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and a Person’s beneficial ownership of Equity Securities shall be calculated in accordance with the provisions of such Rule.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect from time to time.

“Charter” means the Articles of Incorporation of the Company, as in effect from time to time.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for any restrictions arising under any applicable securities Laws.

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“Equity Security” of any Person means, without duplication, (i) any common shares or other Voting Securities of such Person, (ii) any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire common shares or other Voting Securities of such Person or (iii) any other rights that give the holder thereof any economic interest of a nature accruing to the holders of common shares or other Voting Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

“Investor” means each of the NTC Investor, the Other Investors and any Permitted Transferee of any Investor that executes a joinder to this Agreement pursuant to Section 3.10 after the date of this Agreement, and all of them, collectively, the “Investors”.

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Key Holders” means (a) the NTC Investor, for so long as it holds Registrable Securities, and (b) Thomas Foley, Taran Bakker and their controlled Affiliates (and any of their respective Permitted Transferees) so long as, in the case of this clause (b), such Person has executed a joinder to this Agreement pursuant to Section 3.10 in such Person’s capacity as a Permitted Transferee.

“Law” and “law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“NYSE American” means the NYSE American stock exchange.

“Offering Expenses” means all reasonable fees and expenses incident to the Company’s performance of or compliance with the obligations of Article II, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with qualification of Registrable Securities under applicable blue sky laws), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance, and the fees and expenses of other Persons retained by the Company in connection with complying with the obligations of Article II; provided that in no event shall Offering Expenses include (i) the Company’s internal expenses (including all salaries and expenses of its officers and employees) or (ii) fees and expenses that would have otherwise been incurred absent any Demand Offering (including any and all fees and expenses to prepare and file any underlying Registration Statement pursuant to Section 2.01 or any amendment thereto necessary to maintain the effectiveness of such Registration Statement), which, for the avoidance of doubt, in each case shall be borne by the Company.

“Permitted Transferee” means (i) with respect to any Investor that is not a natural person, an Affiliate of such Investor or the (direct or indirect) partners, limited liability company members, stockholders or other equity holders of such Investor, and (ii) with respect to any Investor who is a natural person: (A) in the event of such Investor’s death, such Investor’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (B) a trust, the beneficiaries of which include only such Investor and the spouse, parents, siblings and descendants (whether natural or adopted) (“Family Members”) of such Investor and (C) any partnerships or limited liability companies where the only partners or members are such Investor, such Investor’s Family Members or any trust described in clause (B) above. For the avoidance of doubt, Permitted Transferees will include the direct and indirect equity owners of the NTC Investor or any controlled Affiliate of any of them.

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“Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means, with respect to any Investor (including its Permitted Transferees), (i) shares of Common Stock issued to such Investor pursuant to the Merger Agreement, (ii) Common Stock issuable upon the exercise of the Warrants and (iii) any Equity Securities that may be received by such Investor (or its Permitted Transferees) with respect to or on account of the shares or units covered in clauses (i) and (ii). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement; (x) such securities shall have been Transferred to the public pursuant to Rule 144; (y) the aggregate number of such securities held by the applicable Investor and its Affiliates is less than the number that would subject the distribution thereof to any volume limitation or other restrictions on transfer under Rule 144 and such Investor is able to immediately distribute such securities publicly without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144); or (z) such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representative” means, with respect to a specified Person, any officer, agent, advisor (including legal counsel, accountants and financial advisors) or employee of such Person or any partner, member or shareholder of such Person or any director, officer, employee, partner, affiliate, member, manager, shareholder, assignee or representative of any of the foregoing.

“Rule 144” means Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person (i) in which such first Person’s beneficial ownership of Voting Securities, other voting ownership or voting partnership interests is in an amount sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are beneficially owned directly or indirectly by such first Person) or (ii) which is required to be consolidated with such Person under U.S. generally accepted accounting principles.

“Third Party” means any Person other than the Company, the Investors or any of their respective Affiliates.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions; provided that in no event shall a Transfer be deemed to include any transfer to a brokerage account where the Investor is the beneficial owner of the brokerage account and of the securities contained therein. The terms “Transferred”, “Transferring” and “Transferee” have meanings correlative to the foregoing.

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“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Public Offering in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Voting Securities” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person. The percentage of Voting Securities of any Person owned by any holder or holders shall equal the percentage represented by the quotient of (i) the aggregate voting power of all Voting Securities of such Person beneficially owned by such holder or holders and (ii) the aggregate voting power of all outstanding Voting Securities of such Person.

“Warrants” means, collectively, (i) Warrant to Purchase Class A-2 Units No. W-1, dated as of January 7, 2026, held by AEAMF Aero Funding LLC; (ii) Warrant to Purchase Class A-2 Units No. W-2, dated as of January 7, 2026, held by ACSF Aero Funding LLC; (iii) Warrant to Purchase Class A-2 Units No. W-3, dated as of January 7, 2026, held by MMPDFII Aero Blocker, LLC; and (iv) Warrant to Purchase Class A-2 Units No. W-4, dated as of January 7, 2026, held by MetLife Middle Market Private Debt Fund II, LP, in each case as converted, exchanged or otherwise modified in connection with the transactions contemplated by the Merger Agreement such that, following the Closing, each such Warrant represents the right to acquire shares of Common Stock in accordance with its terms.

SECTION 1.02.          As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
Agreement	Preamble
Closing	Recitals
Common Stock	Recitals
Company	Preamble
Company Subsidiaries	Annex A
Confidential Information	Section 3.13(a)
Consent	Annex A
Contract	Annex A
Deferral Period	Section 2.06(a)
Demand Notice	Section 2.01(a)
Demand Offering	Section 2.01(a)
Demand Registration Statement	Section 2.01(a)
Demanding Key Holder	Section 2.01(a)
indemnified party	Section 2.08(c)
Indemnified Persons	Section 2.08(a)
indemnifying party	Section 2.08(c)
Inspectors	Section 2.04(a)(x)
Investors’ Representative	Preamble
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
Liens	Annex A
Lock-up	Section 2.09
Losses	Section 2.08(a)
Merger Agreement	Recitals
NTC Investor	Preamble
Other Investor	Preamble
Piggyback Notice	Section 2.02
Piggyback Offering	Section 2.02
Records	Section 2.04(a)(x)
Registration Rights Agreement	Exhibit A
Required Financial Statements	Section 2.06(b)

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ARTICLE II

Registration Rights

SECTION 2.01.          Registration and Underwritten Offerings.

(a)         From and after the date of this Agreement, upon the written request (a “Demand Notice”) of any Key Holder (a “Demanding Key Holder”) requesting that the Company effect a Public Offering of Registrable Securities directly or indirectly held by the Demanding Key Holder (a “Demand Offering”), the Company shall (i) as promptly as reasonably practicable file a Registration Statement (a “Demand Registration Statement”), as specified in the Demand Notice for such Demand Offering, relating to such Demand Offering and (ii) use its commercially reasonable efforts to (A) cause such Demand Registration Statement to be declared effective under the Securities Act within 60 days and remain effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to a Demand Offering that is an Underwritten Offering, such longer period as in the opinion of counsel for the Underwriter or Underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer and (B) effect, as promptly as reasonably practicable following the effectiveness of such Demand Registration Statement, such Demand Offering of such Registrable Securities in accordance with such Demand Notice; provided, however, (x)  with respect to any Registrable Securities, the Company shall be obligated to effect no more than one Demand Offering that is an Underwritten Offering in any 90-day period (for the avoidance of doubt, the Demanding Key Holder shall be entitled to an unlimited number of Demand Offerings that are not Underwritten Offerings) and (y) the Registrable Securities for which a Demand Offering has been requested will have a value (based on the average closing price per share of Common Stock for the ten trading days preceding the delivery of such Demand Notice) of not less than $40,000,000 unless a lesser amount is then held by the Demanding Key Holder. Each such Demand Notice will specify the number of Registrable Securities owned by the Demanding Key Holder and the number of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof. The Company will not include in any Demand Offering pursuant to this Section 2.01(a) any securities that are not Registrable Securities without the prior written consent of the Demanding Key Holder.

(b)         In the event of a Demand Offering that is an Underwritten Offering, the Underwriters (including the lead Underwriter) for such Demand Offering will be a nationally recognized investment bank selected by the Investors holding a majority of Registrable Securities to be included in such Demand Offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed.

(c)         Notwithstanding anything to the contrary in this Agreement, a Demanding Key Holder may not request a Demand Offering during a period commencing upon the date of the public announcement of (or such earlier date that is not more than 30 days prior to such public announcement if the Company has given notice to the Investors’ Representative that it so intends to publicly announce) an Underwritten Offering of Common Stock by the Company (for its own account or for any other security holder in each case provided the Investors are entitled to participate in such offering pursuant to Section 2.02) and ending on the earliest of (i) 90 days after the consummation of such Underwritten Offering, (ii) 30 days after the Company has given notice to the Investors’ Representative that it intends to publicly announce an Underwritten Offering if no such Underwritten Offering has been publicly announced within such 30-day period, (iii) upon withdrawal of such Underwritten Offering if it has been publicly announced but not commenced or (iv) upon written notice to the Investors’ Representative that the Company no longer intends to conduct an Underwritten Offering.

(d)         The Demanding Key Holder shall be permitted to rescind a Demand Notice or request the removal of any Registrable Securities held by them from any Demand Offering at any time (in the event the Demanding Key Holder determines in good faith to withdraw (prior to the effective date of the Demand Registration Statement relating to such request) a Demand Notice due to marketing conditions or regulatory reasons prior to the execution of an underwriting agreement or purchase agreement relating to such request, it would not constitute a Demand Offering). Upon receipt of a notice to such effect from a Demanding Key Holder (or if there is more than one Demanding Key Holder, from all such Demanding Key Holders) with respect to all of the Registrable Securities included by such Demanding Key Holder(s) in such Demand Offering, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement. Further, any Demand Offering in which the

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Demanding Key Holder is subject to cutback in accordance with Section 2.03 in excess of 25% of the Registrable Securities it requested to register shall not be considered as exercised for purposes of Section 2.01(a).

SECTION 2.02.          Piggyback Offering. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its Equity Securities for its own account or for the account of any other Persons (including an offering under Section 2.01(a), but excluding (a) any registration or offering pursuant to a Registration Statement on Form S-4 or Form S-8 or any successor form to such Forms and (b) a registration of securities solely relating to an offering and sale to employees or directors of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of filing of such Registration Statement or, in the case of any such Public Offering, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to the Investors, and such Piggyback Notice shall offer the Investors the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Investor may request in writing (a “Piggyback Offering”). Subject to Section 2.03, the Company shall include in such Registration Statement or in such Public Offering, as applicable, all such Registrable Securities that are requested to be included therein within three Business Days after the receipt by the Investors of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such registration, or the pricing or trade date of such Public Offering, the Company shall determine for any reason not to register or sell or to delay registration or the sale of such securities, the Company shall give written notice of such determination to the Investors and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such registration or Public Offering (but not from its obligation to pay the Offering Expenses in connection therewith) and (ii) in the case of a determination to delay registration or sale, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. If the offering pursuant to such Registration Statement or Public Offering is to be an Underwritten Offering, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements with the managing Underwriter or Underwriters so that each such Investor may participate in such Underwritten Offering. If the offering pursuant to such Registration Statement or Public Offering is to be on any other basis, then each Investor making a request for a Piggyback Offering pursuant to this Section 2.02 shall, and the Company shall, make such arrangements so that each such Investor may participate in such offering on such basis. Any Investor shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Offering by giving written notice to the Company of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a Public Offering, at least three Business Days prior to the earlier of the anticipated filing of the “red herring” prospectus, if applicable, and the anticipated pricing or trade date.

SECTION 2.03.          Reduction of Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, if the lead Underwriter of an Underwritten Offering described in Section 2.01 or Section 2.02 advises the Company in writing that in its reasonable opinion, the number of Equity Securities of the Company (including any Registrable Securities) that the Company, the Investors and any other Persons intend to include in any Underwritten Offering is such that the success of any such Underwritten Offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Equity Securities of the Company that any participant may sell, then the number of Equity Securities of the Company to be included in the Underwritten Offering for the account of the Company, the Investors and any other Persons will be reduced pro rata by proposed participation (unless otherwise provided below) in the Underwritten Offering to the extent necessary to reduce the total number of securities to be included in any such Underwritten Offering to the number recommended by such lead Underwriter; provided, however, that (a) priority for inclusion of Equity Securities of the Company in a Demand Offering pursuant to Section 2.01 will be (i) first to be included, the Registrable Securities requested to be included in the Demand Offering for the account of the Demanding Key Holder and Registrable Securities of the Company requested to be included for the account of Investors pursuant to Section 2.02 (pro rata for the Demanding Key Holder and such other Investors based on then ownership of Voting Securities of the Company) and (ii) second to be included, securities of the Company (pro rata based on then ownership of Voting Securities of the Company) requested to be included for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such Demand Offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such

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lead Underwriter; (b) priority in the case of an Underwritten Offering initiated by the Company for its own account which gives rise to a Piggyback Offering pursuant to Section 2.02 will be (i) first to be included, securities initially proposed to be offered by the Company for its own account, (ii) second to be included, the Registrable Securities requested to be included in the Piggyback Offering for the account of the Investors (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities of the Company requested to be included in the Piggyback Offering for the account of other holders having contractual piggyback registrations rights (other than the Investors), so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter; and (c) priority with respect to inclusion of securities in an Underwritten Offering initiated by the Company for the account of holders other than the Investors pursuant to contractual rights afforded such holders will be (i) first to be included, securities (including Registrable Securities) of the Company (pro rata by proposed participation) requested to be included in the Underwritten Offering for the account of such initiating holders, (ii) second to be included, securities of the Company requested to be included in such Underwritten Offering for the account of other holders having contractual piggyback registrations rights (in the case of the Key Holders and the other Investors, including the Investors pursuant to Section 2.02) (pro rata based on then ownership of Voting Securities of the Company) and (iii) third to be included, securities requested to be included in such Underwritten Offering by the Company for its own account, so that the total number of securities to be included in any such offering for the account of all such Persons (including the Investors) will not exceed the number recommended by such lead Underwriter.

SECTION 2.04.          Registration Procedures.

(a)         Subject to the provisions of Section 2.01 and Section 2.02 hereof, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:

(i)          furnish to the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) without charge, if requested, prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto, (A) copies of all such documents proposed to be filed (in each case including all exhibits thereto and documents incorporated by reference therein, except to the extent such exhibits or documents are incorporated by reference and currently available electronically on EDGAR or any successor system of the SEC), which documents (other than those incorporated by reference) will be subject to the review and good faith objection and comment of the Investors’ Representative, Demanding Key Holder (in the case of Demand Offerings) and their counsel prior to filing, (B) copies of any and all transmittal letters or other correspondence with the SEC relating to such documents (except to the extent such letters or correspondence is currently available electronically via EDGAR or any successor system of the SEC) and (C) such other documents as the Investors’ Representative or Demanding Key Holder (in the case of Demand Offerings) may reasonably request, in each case in such quantities as the Investors’ Representative or Demanding Key Holder may reasonably request;

(ii)         use its commercially reasonable efforts to (A) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to each Registration Statement and the prospectus used in connection with the offer and sale of the Registrable Securities as may be necessary under applicable law with respect to the disposition of all Registrable Securities covered by such Registration Statement to keep such Registration Statement continuously effective as to the applicable Registrable Securities for the period such Registration Statement is required to remain effective pursuant to Section 2.01(a) in accordance with the Investors’ intended method of distribution set forth in such Registration Statement for such period, (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 under the Securities Act and (C) respond as promptly as reasonably practicable to any comments received from the SEC with respect to each Registration Statement or any amendment thereto;

(iii)        use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Investors’ Representative or the Demanding Key Holder (in the case of Demand Offerings) reasonably requests or as may be necessary by virtue of the business and operations of the Company and its Subsidiaries and do any and all other acts and things as may be reasonably necessary or advisable

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to enable the Investors to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that neither the Company nor any of its Subsidiaries will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(a)(iii), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(iv)        notify the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings), at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)         advise the Underwriters, if any, and the Investors’ Representative and the Demanding Key Holder (in the case of Demand Offerings) promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation or threatening in writing of any proceeding for any of the preceding purposes;

(vi)        use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of a Registration Statement or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable;

(vii)       in connection with a Demand Offering, enter into customary agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by the Demanding Key Holder in order to expedite or facilitate the disposition of such Registrable Securities in such Demand Offering, including, subject to Section 2.01(a), preparing for and participating in road shows and all such other customary selling and marketing efforts as the Demanding Key Holder (in the case of Demand Offerings) or Underwriters, if any, reasonably request in order to expedite or facilitate such disposition;

(viii)      if requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or the Underwriters, if any, promptly include in any Registration Statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the Investors’ Representative and the Demanding Key Holder or Underwriters, if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriters, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;

(ix)        make available for inspection by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and its counsel, any Underwriter participating in any disposition of such Registrable Securities, any attorney for any of the Investors or such Underwriter and any accountant or other agent retained by the Investors or such Underwriter

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(collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and its Subsidiaries and the related Registration Statement and prospectus, and cause the Representatives of the Company and its Subsidiaries to be made available to the Inspectors for such diligence and supply all information reasonably requested by any such Inspector; provided, however, that (A) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (B) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspector unless (I) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus, (II) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction, (III) necessary for defense in a legal action or (IV) such Inspector enters into a confidentiality agreement (x) in form and substance reasonably satisfactory to the Company and (y) of which the Company is a third-party beneficiary;

(x)         (A) cause the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) or any Underwriter, attorney, accountant or agent in connection with the Registration Statement and (B) provide the Investors’ Representative, the Demanding Key Holder (in the case of Demand Offerings) and their counsel with the opportunity to participate in the preparation of such Registration Statement and the related prospectus;

(xi)        in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters or as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request, including (A) that the financial statements included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (B) as to certain other financial information for the period ending no more than five Business Days prior to the date of such letter;

(xii)       in connection with a Demand Offering, use its commercially reasonable efforts to obtain and deliver to each Underwriter, if any, the Demanding Key Holder and the Investors’ Representative a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter, if any, the Demanding Key Holder and the Investors’ Representative may reasonably request;

(xiii)     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement (which need not be audited) covering a period of 12 months beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiv)      use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on the NYSE American or, if Common Stock are not then listed on the NYSE American, then on any other securities exchange or national quotation system on which similar securities issued by the Company are listed or quoted (or if similar securities are not so listed,

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use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the NYSE American or on any other national securities exchange or national quotation system as determined by the Company in its sole discretion); and

(xv)       use its commercially reasonable efforts to take or cause to be taken all other actions and do and cause to be done all other things necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby.

(b)         In connection with a Demand Offering that is an Underwritten Offering, (i) the Company and the participating Investors agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company (it being understood that, unless required otherwise by the Securities Act or any other Law, the Company will not require any Investor to make any representation, warranty or agreement in such agreement other than with respect to such Investor, the ownership of such Investor’s securities being registered and such Investor’s intended method of disposition) and (ii) the Investors agree to complete and execute all such other documents customary in similar offerings, including any reasonable questionnaires, holdback agreements, letters or other documents customarily required under the terms of such underwriting arrangements (but specifically excluding custody agreements and powers of attorney). In the event a Demand Offering that is an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriter is not met or waived in connection with a Demand Offering, and such failure to be met or waived is not primarily attributable to the fault of the Investors, such Demand Offering will not be deemed exercised.

SECTION 2.05.          Conditions to Offerings.

(a)         The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement with respect to an offering of Registrable Securities for so long as either of the following conditions are not satisfied; provided that, in the case of clauses (ii) and (iii) below, any such suspension or deferral shall only be permitted with respect to such non-complying Investor:

(i)          the Company shall be subject to the requirements of Sections 13, 14 or 15(d) of the Exchange Act;

(ii)         the Company may require the participating Investors to furnish to the Company such information regarding the participating Investors or the distribution of such Registrable Securities as the Company may from time-to-time reasonably request in writing, in each case only as required by the Securities Act or under state securities or blue sky laws; and

(iii)        in any Demand Offering that is an Underwritten Offering, the participating Investors, together with the Company (for the avoidance of doubt, not a condition to its obligations hereunder), will enter into an underwriting agreement in accordance with Section 2.04(b) above with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b)         The Investors agree that, upon receipt of any notice from the Company to such Investor of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(v) hereof or a condition described in Section 2.06 hereof, such Investors will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(a)(iv) hereof or notice from the Company of the termination of the stop order or Deferral Period, and the requesting Investor shall be entitled to withdraw such request and, if such request is withdrawn, such Registration Statement shall not count for the purposes of the limitations set forth in Section 2.01.

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SECTION 2.06.          Blackout Period.

(a)         The Company shall be entitled to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration statement covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Investor of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement (i) upon the receipt of comments from the SEC on any document incorporated by reference in the Registration Statement, if the effect of such comments were to indicate that such document was materially misleading, until it has received copies of a corrective supplemented or amended prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or (ii) if compliance with such obligations would (A) violate applicable Law or otherwise prevent the Company from complying with applicable Law, (B) require the Company to disclose a bona fide and material financing, acquisition, disposition or other transaction or corporate development (other than the contemplated offering), and the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, that such disclosure is not in the best interest of the Company or (C) upon advice of counsel, otherwise require premature disclosure of information, the disclosure of which the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, is not in the best interests of the Company; provided, however, that such suspensions pursuant to this Section 2.06 will occur on no more than one occasion during every 12-month period and any and all such suspensions will not exceed a total of 90 days in the aggregate in any 12-month period (any period during which such obligations are suspended, a “Deferral Period”). The Company will promptly give the Investors written notice of any such suspension containing the approximate length of the anticipated delay, and the Company will notify the Investors’ Representative upon the termination of any Deferral Period. Upon receipt of any notice from the Company of any Deferral Period, each of the Investors shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until the Investors’ Representative receives copies of the supplemented or amended prospectus contemplated hereby or until they are advised in writing by the Company that the use of the prospectus may be resumed and have received copies of any additional or supplemented filings that are incorporated by reference in the prospectus, and, if so directed by the Company, the Investors will, and will request the lead Underwriter or Underwriters, if any, to, deliver to the Company all copies, other than permanent file copies, then in the Investors’ or such Underwriter’s or Underwriters’ possession of the current prospectus covering such Registrable Securities. If the Company so postpones its obligations, the requesting Investor shall be entitled to withdraw such request in writing and, if such request is so withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 2.01. The Company shall pay all expenses incurred in connection with any such aborted registration or prospectus.

(b)The parties hereto further agree and acknowledge that any suspension or non-use of the Registration Statement covering the sale of Registrable Securities due to the updating of such Registration Statement to include any financial statement that such Registration Statement is required to contain (the “Required Financial Statements”) shall not be deemed to be a suspension for purposes of Section 2.06(a), unless and until the seven Business Day period referenced in Section 2.06(c) shall have passed without the updating of financial statements required by Section 2.06(c).

(c)         The Company shall use its reasonable best efforts to update the Registration Statement on each date on which it shall be necessary to do so to cause the Registration Statement covering the sale of Registrable Securities to contain the Required Financial Statements; provided, however, that, with respect to any financial period ending after the date of this Agreement, the Company shall not be obligated to update the Required Financial Statements pursuant to Section 2.06(b) and shall not be deemed to be in default under this sentence until seven Business Days after (or such earlier date as may be reasonably practicable) the date upon which such updated financial statements are required to be filed with the SEC.

(d)         A Demanding Key Holder may not, without the Company’s prior written consent, submit any Demand Notice requesting to launch an Underwritten Offering within the period commencing 14 days prior to and ending two days following the Company’s scheduled earnings release date for any fiscal quarter or year.

SECTION 2.07.          Offering Expenses. All Offering Expenses will be borne by the Company upon the request of Investors’ Representative. The Company shall not be required to pay any fees and disbursements to Underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

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SECTION 2.08.          Indemnification; Contribution.

(a)         In connection with any registration of Registrable Securities pursuant to this Article II, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each of the Investors and their respective Affiliates, the Investors’ Representative and each of its Affiliates, each Person who controls an Investor or the Investors’ Representative within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the directors, officers, employees, partners, affiliates, members, managers, trustees, shareholders, assignees and representatives of each of the foregoing (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees and other expenses actually incurred by them in connection with investigating, defending or settling any such losses, claims, damages, liabilities, actions or proceedings) (“Losses”) joint or several arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement, any preliminary or final prospectus or other disclosure document used in connection with the Registrable Securities, any Issuer FWP or any amendment or supplement to any of the foregoing, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, Registration Statement, other disclosure document or Issuer FWP; provided, however, that the Company will not be required to indemnify any Indemnified Person for any losses, claims, damages, liabilities, judgments, actions or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in conformity with information with respect to such Indemnified Person or related Investors furnished to the Company in writing by or on behalf of such related Investors expressly for use therein.

(b)         In connection with any Registration Statement covering the sale of Registrable Securities, preliminary or final prospectus or Issuer FWP in which an Investor is participating, each such Investor agrees to indemnify, severally and not jointly, the Company, its directors, its officers who sign such Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to the Investors, but only with respect to information with respect to such Investor furnished to the Company in writing by such Investor expressly for use in such Registration Statement, preliminary or final prospectus or Issuer FWP to the extent such information is included therein in reliance upon and in conformity with the information furnished to the Company by such Investor expressly for use therein; provided, however, that in no event shall any Investor’s liability pursuant to this Section 2.08 in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such information.

(c)         In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.08(a) or Section 2.08(b), such Person (hereinafter called the “indemnified party”) will (i) promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure and (ii) permit the indemnifying party to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to the indemnified party to represent the indemnified party (in which case, the indemnifying party shall pay the fees and disbursements of such counsel related to such claim, action or proceeding). In any such claim, action or proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party (without prejudice to such indemnified party’s indemnity and other rights under the Charter, Bylaws and applicable Law, if any) unless (A) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel, (B) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel, with a copy provided to the Company, that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, (C) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified party or (D) any such, claim, action or proceeding is a criminal or regulatory enforcement action. It is understood that the indemnifying party will not, in connection with

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any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the indemnified parties (in addition to any local counsel at any time for all such indemnified parties) and that all such reasonable fees and expenses will be reimbursed reasonably promptly following a written request by an indemnified party stating under which clause of (A) through (D) above reimbursement is sought and delivery of documentation of such fees and expenses. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final non-appealable judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 2.08(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party has not reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding (i) in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding or (ii) which involves the imposition of equitable remedies on the indemnified party or the imposition of any obligation on the indemnified party, other than as a result of the imposition of financial obligations for which the indemnified person will be indemnified hereunder and provides for no admission of wrongdoing on the part thereof.

(d)         If the indemnification provided for in this Section 2.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to in this Section 2.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and the Investors, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, judgments, actions or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e)         The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of Section 2.08(d) and this Section 2.08(e), each Investor’s liability pursuant to Section 2.08(d) in respect of the offering to which such loss, claim, damages, liabilities, judgments, actions or expenses relate shall not exceed an amount equal to the proceeds to such Investor (after deduction of all Underwriters’ discounts and commissions) from such offering less the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Each Investor’s obligation to contribute pursuant to this Section 2.08 is several in proportion to the respective number of Registrable Securities held by such Investor hereunder and not joint.

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(f)          For purposes of this Section 2.08, each Indemnified Person shall have the same rights to contribution as such Investor, and each officer, director and Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Company, subject in each case to the limitations set forth in the immediately preceding paragraph. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.08, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 2.08 or otherwise except to the extent that it has been prejudiced in any material respect by such failure. No party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.

(g)         If indemnification is available under this Section 2.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Section 2.08(a) and Section 2.08(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 2.08(d) or Section 2.08(e).

SECTION 2.09.          Lock-up. If and to the extent reasonably requested by the lead Underwriter of a Demand Offering that is an Underwritten Offering of Equity Securities of the Company, the Company and each Investor who has a right to participate in such Underwritten Offering agrees to enter into an agreement, at the time of execution of the applicable underwriting agreement, not to effect, and to cause their respective Affiliates not to effect, except as part of such registration and subject to such other carve-outs sufficient to permit charitable gifting and transfers to Permitted Transferees, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing of the issue being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Equity Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Equity Securities, including a sale pursuant to Rule 144, during a period of up to seven days prior to, and during a period of up to 90 days after, the effective date of such registration (the “Lock-up”); provided, however, that no Investor shall be obligated to enter into a Lock-up more than one time in any 12-month period. The lead Underwriter shall give the Company and each Investor prior notice of any such request.

SECTION 2.10.          Termination of Registration Rights. This Article II (other than Sections 2.08, 2.10 and 2.11) will terminate on the date on which all Equity Securities of the Company subject to this Article II cease to be Registrable Securities; provided, however, that if a Lock-up is in effect at the time of such termination then such Lock-up shall expire in accordance with its terms.

SECTION 2.11.          Rule 144. For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will take such further action as the Investors’ Representative (on behalf of the Investors) or any Investor reasonably may request, all to the extent required from time to time to enable the Investors to sell Registrable Securities within the limitation of exemptions provided by (a) Rule 144, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Investors’ Representative (on behalf of the Investors) or any Investor, the Company will deliver to the Investors a written statement as to whether it has complied with such requirements.

ARTICLE III

Miscellaneous

SECTION 3.01.          Adjustments. References to shares, equity interests or other Equity Securities or to numbers or prices of shares and to sums of money, in each case, including percentages thereof, contained herein will be deemed adjusted to account for any reclassification, exchange, conversion, substitution, combination, consolidation, subdivision, stock or unit split or reverse stock or unit split, stock or unit dividend, share or unit distribution, rights offering or similar transaction (including to property received therein in connection with a merger, consolidation or business combination).

Annex D-14

SECTION 3.02.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when transmitted (except if not a Business Day, then the next Business Day) via email (to such email address set out below) and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested) or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email; and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.02):

If to the NTC Investor or the Investors’ Representative, to:

The NTC Group, Inc.
104 Field Point Road
Greenwich, Connecticut 06830
Attention:	Thomas Foley
Email:	thomasfoley@att.net

with a copy (which shall not constitute notice to the NTC Investor or to the Investors’ Representative) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Thomas E. Dunn; Matthew L. Ploszek
Email:	tdunn@cravath.com; mploszek@cravath.com

If to the other Investors, at the address most recently provided in writing to the Company for the purposes of notice.

If to the Company, to:

Air Industries Group
1460 Fifth Avenue
Bay Shore, New York 11706
Attention:	Scott Glassman
Email:	scott.glassman@airindustriesgroup.com

with a copy (which shall not constitute notice to the Company) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attention:	Vincent J. McGill; Charles Goodwin
Email:	vmcgill@egsllp.com; cgoodwin@egsllp.com

SECTION 3.03.          Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay its own expenses incurred following the date of this Agreement in connection with this Agreement. The Company shall bear all documented out-of-pocket expenses of the Investors in connection with this Agreement incurred prior to the date of this Agreement.

SECTION 3.04.          Amendments; Waivers; Consents.

(a)         No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Investors’ Representative, the NTC Investor and the Company; provided, however, that any amendment or waiver that materially adversely affects

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the rights or obligations of an individual Investor hereunder in a manner different than the other Investors shall also require the signature of such affected Investor or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)         The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights, nor will any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

SECTION 3.05.          Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules, Exhibits and Annexes attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to [•], 2026. Unless the context requires otherwise, (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Schedules, Exhibits and Annexes shall be construed to refer to Articles and Sections of, and Schedules, Exhibits and Annexes to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

SECTION 3.06.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.

SECTION 3.07.          Counterparts. This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

SECTION 3.08.          Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto (and their respective Permitted Transferees) any rights or remedies, except as expressly provided in this Agreement (it being understood and agreed that the Persons referred to in any Section of this Agreement as having such rights and who or which are not parties hereto shall be entitled to the benefits of, and to enforce the provisions of, such Section).

Annex D-16

SECTION 3.09.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts; and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 3.02 shall be effective service of process for any such Action (without limiting other means).

SECTION 3.10.          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, except rights, interests and obligations in respect of Equity Securities may be assigned in conjunction with a Transfer of such Equity Securities to a Permitted Transferee who has executed and delivered a joinder to this Agreement substantially in the form of Exhibit A hereto. Any purported assignment in violation of the preceding sentence will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 3.11.          Enforcement. The parties agree that the parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief, and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

SECTION 3.12.          Effectiveness; Termination; Survival. This Agreement shall become effective upon its execution and delivery by the Company, the NTC Investor and the Investors’ Representative. Notwithstanding anything to the contrary contained in this Agreement, this Agreement will automatically terminate upon the date on which Article II terminates pursuant to Section 2.10, and this Agreement shall thereafter be null and void, except that this Article III and Section 2.08 and Section 2.11 shall survive any such termination indefinitely. Nothing in this Section 3.12 will be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to such termination or impair the right of any party to compel specific performance by the other parties of their respective obligations under this Agreement occurring prior to such termination.

SECTION 3.13.          Confidentiality.

(a)         The Investors and their respective Affiliates shall, and shall direct their respective Representatives to, (i) hold confidential and not disclose, without the prior written approval of the Company, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data,

Annex D-17

knowhow and computer programming and other software techniques) provided by or on behalf of the Company or any of its Subsidiaries to the Investors or their respective Affiliates or Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Investor should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”), and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring such Investor’s investment in the Company and its Subsidiaries and carrying on the business of the Company and its Subsidiaries; provided that the Investors and their respective Affiliates and Representatives may disclose or use such Confidential Information (x) in their capacity as directors, officers or employees of the Company or its Subsidiaries, (y) to each other, in their capacities as such and, with respect to Representatives that are attorneys, accountants, consultants and other professional advisors, to the extent necessary to their services in connection with monitoring its investment in the Company and its Subsidiaries, to any affiliate of such Investor and their respective directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations) or (z) as may be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement. Each Investor acknowledges and agrees that it shall be liable for any breach of the terms of this Section 3.13 applicable to Affiliates and Representatives by its Affiliates and Representatives (solely to the extent that such Representative received the applicable Confidential Information from such Investor), except with respect to an Affiliate or Representative who enters into or has entered into a confidentiality agreement with the Company with respect to the subject matter of this Section 3.13.

(b)         Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 3.13(a) will not apply to Confidential Information:

(i)          which any Investor or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NYSE American); provided that, where and to the extent legally permitted and reasonably practicable, such Investor shall (A) give the Company reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with the Company, at the Company’s sole cost and expense, in attempting to obtain such protective measures;

(ii)         which becomes available to the public other than as a result of a breach of Section 3.13;

(iii)        which can be demonstrated has been independently developed by such Investor without use of or reliance upon Confidential Information; or

(iv)        which has been provided to any Investor or any of its Representatives by a Third Party who is not known after reasonable inquiry to be subject to confidentiality obligations to the Company or any of its Affiliates.

SECTION 3.14.          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 3.14.

Annex D-18

SECTION 3.15.          Representations and Warranties.

(a)         The Company hereby makes the representations and warranties set forth in Annex A to the Investors, each of which is true and correct as of the date of this Agreement.

(b)          Each Investor, severally and not jointly, hereby makes the representations and warranties set forth in Annex B to the Company solely as to itself, each of which is true and correct as of the date of this Agreement.

SECTION 3.16.          Investors’ Representative.

(a)         The Investors’ Representative is hereby irrevocably appointed as the representative, agent, proxy and attorney-in-fact for all the Investors for all purposes under this Agreement, including the full power and authority on the Investors’ behalf (i) to perform the rights and acts described as being within its authority, discretion or power as set forth herein, including all such actions which are contemplated to be performed, reviewed or otherwise within its discretion herein, including the right to negotiate and settle disputes arising under, or relating to, this Agreement (except as otherwise expressly set forth herein by reference to a different standard or requirement for approval) and (ii) to take all other actions to be taken by or on behalf of the Investors in connection with this Agreement and consistent with the foregoing authority. The Investors, by execution of this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Investors’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Investor. All decisions and actions by the Investors’ Representative pursuant to the authority granted herein shall be binding upon all of the Investors, and no Investor shall have the right to object, dissent, protest or otherwise contest the same. The Company may conclusively rely, without independent verification or investigation, upon any such decision or action of the Investors’ Representative as being the binding decision or action of every Investor. The Investors’ Representative shall have no duties or obligations to the Investors hereunder, except as expressly set forth in this Agreement. By its execution of this Agreement, each Investor hereby irrevocably approves and adopts the appointment of the Investors’ Representative as such Investor’s representative, agent, proxy and attorney-in-fact to act in accordance with the authority granted in this Section 3.16.

(b)         Following the date hereof, a majority-in-interest of the Investors (as determined by their relative entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) may, by written consent, appoint a new representative as the Investors’ Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of such majority-in-interest of the Investors, must be delivered to the Company not less than 15 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Company. In the event that the Investors’ Representative becomes unable or unwilling to continue in its capacity as Investors’ Representative, or if the Investors’ Representative resigns as the Investors’ Representative, a majority-in-interest of the Investors (determined as set forth above) may by written consent appoint a new representative as the Investors’ Representative.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the Investors’ Representative in its capacity as such shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Investor shall otherwise exist against the Investors’ Representative. No bond shall be required of the Investors’ Representative, and the Investors’ Representative shall receive no compensation for its services. The Investors’ Representative shall not be liable to any Investor for any act done or omitted hereunder as the Investors’ Representative except for its willful misconduct or actual fraud with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of willful misconduct or actual fraud). The Investors’ Representative shall be entitled to be indemnified by the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) for any loss, liability or expense incurred without willful misconduct or actual fraud on the part of the Investors’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs). The Investors’ Representative shall be entitled to recover from the Investors (among them in accordance with their respective pro rata share of entitlement to Merger Consideration (as defined in the Merger Agreement) as of the Closing) any out-of-pocket costs and expenses incurred by the Investors’ Representative in good faith and in connection with actions taken by the Investors’ Representative pursuant to this Agreement or the acceptance or administration of its duties hereunder (including the hiring of legal counsel and the incurring of legal fees and costs).

Annex D-19

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the day and year first above written.

AIR INDUSTRIES GROUP, as the Company,
by
Name:
Title:
[INVESTORS],
by
Name:
Title:
THE NTC GROUP, INC., as the Investors’ Representative,
by
Name:
Title:

Annex D-20

Schedule 1

[To insert all Tenax Members and Tenax Warrantholders as of immediately prior to Closing]

Annex D-21

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of [•], 2026 (as the same may be amended from time to time, the “Registration Rights Agreement”) among Air Industries Group, a Nevada corporation, and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and an “Investor” under the Registration Rights Agreement as of the date hereof and, without limiting the generality of the foregoing, shall be subject to the Registration Rights Agreement and shall have all of the rights and obligations of an Investor thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: __________, ____

[NAME OF JOINING PARTY],
by
Name:
Title:
Address for Notices:

AGREED ON THIS [_____] day of [__________], 20[_]:

AIR INDUSTRIES GROUP,
by
Name:
Title:

Annex D-22

ANNEX A

1.           Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.           Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by the Company of this Agreement and the compliance by the Company with this Agreement have been, or prior to the date of this Agreement will have been, duly authorized by all necessary company action on the part of the Company. The Company has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.           No Conflicts; Consents.

(i)          The execution and delivery by the Company of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries (the “Company Subsidiaries”) under, any provision of (A) the Charter, the Bylaws or the comparable organizational documents of any Company Subsidiary, (B) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

(ii)         No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to comply with the terms of this Agreement.

Annex D-23

ANNEX B

1.           Organization, Standing and Power. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.           Authority; Execution and Delivery; Enforceability. Such Investor has all requisite limited liability company or similar power and authority to execute and deliver this Agreement and to comply with the terms hereof. The execution and delivery by such Investor of this Agreement and its compliance with the terms hereof have been duly authorized by all necessary limited liability company or similar action on the part of such Investor. All required approvals, if any, from the limited partners, members or other stockholders of such Investor to enter into this Agreement and comply with its terms have been granted. Such Investor has duly executed and delivered this Agreement, which, assuming due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.           No Conflicts; Consents.

(i)          The execution and delivery by such Investor of this Agreement do not, and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Investor or any of its subsidiaries under, any provision of (A) the organizational documents of such Investor or any of such Investor’s subsidiaries, (B) any Contract to which such Investor or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (C) subject to the filings and other matters referred to in paragraph (3)(ii) below, any Law applicable to such Investor or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

(ii)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to such Investor or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the compliance with the terms hereof, other than (A) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, (B) such filings as may be required under the rules and regulations of the NYSE American and (C) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Investor to comply with the terms of this Agreement.

4.           Ownership of Equity Securities. Except as has been disclosed to the Company in writing prior to the date of this Agreement, neither such Investor nor any of its Affiliates (i) beneficially owns any Equity Securities of the Company or (ii) holds any rights to acquire any Equity Securities of the Company except pursuant to the Merger Agreement or other Transaction Agreements (as defined in the Merger Agreement).

Annex D-24

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

AIR’s articles of incorporation provide for indemnification of AIR’s officers and directors against all expenses, liability and loss incurred or suffered by such person as an officer or director of AIR to the fullest extent permitted by the laws of the State of Nevada.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not liable pursuant to NRS 78.138 or if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees) to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

Furthermore, under NRS 78.752, a corporation is permitted to maintain directors’ and officers’ insurance, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

AIR has entered into indemnification agreements with its directors and executive officers. These agreements, among other things, provide that AIR will indemnify, and advance expenses on behalf of, its directors and executive officers to the fullest extent permitted by applicable law. The indemnification agreements also establish the procedures that will apply under the agreements in the event a director or executive officer makes a claim for indemnification.

The directors and officers of AIR are covered by directors’ and officers’ insurance policies maintained by AIR.

Item 21. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026, among Air Industries Group, Transitory Air Sub LLC and Tenax Aerospace Acquisition, LLC (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2	Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of July 31, 2026 (attached as Annex A-1 to the proxy statement/prospectus that forms a part of this registration statement)
3.1	Articles of Incorporation of Air Industries Group (incorporated by reference to Exhibit 3.1 to Air Industries Group’s Current Report on Form 8-K filed August 30, 2013).
3.2

Certificate of Amendment increasing the number of authorized shares of preferred stock and Series A Preferred Stock (incorporated by reference to Exhibit 3.3 to Air Industries Group’s Annual Report on Form 10-K for the year ended December 31, 2016, filed April 19, 2017).

3.3

Certificate of Amendment increasing the number of authorized shares of common stock to 60,000,000 (incorporated by reference to Air Industries Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed August 8, 2019).

3.4

Certificate of Change filed with the Secretary of State of Nevada to effect a reverse stock split (incorporated by reference to Exhibit 3.01 to Air Industries Group’s Current Report on Form 8-K, filed October 18, 2022).

3.5	Certificate of Amendment increasing the number of authorized shares of common stock to 20,000,000 (incorporated by reference to Air Industries Group’s Current Report on Form 8-K, filed July 10, 2025).
3.6	Amended and Restated By-Laws of Air Industries Group (incorporated by reference to Exhibit 3.2 to Air Industries Group’s Current Report on Form 8-K, filed July 10, 2025).
3.7	Form of Certificate of Amendment to the Articles of Incorporation of Air Industries Group (included as Exhibit E to the Amended and Restated Agreement and Plan of Merger attached as Annex A).
3.8**	Form of Certificate of Change of Air Industries Group effecting the reverse stock split.
4.1	Form of Redemption Rights Agreement (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
4.2	Form of Registration Rights Agreement (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
5.1	Opinion of Ellenoff Grossman & Schole LLP as to the validity of the securities being registered.
8.1	Opinion of Ellenoff Grossman & Schole LLP as to certain U.S. federal income tax matters.
10.1

Form of Indemnification Agreement between Air Industries Group and each of its directors and officers (incorporated by reference to Exhibit 10.15 to Air Industries Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed March 27, 2026).

10.2	Form of AIR Stockholder Support Agreement (included as Exhibit A to the Amended and Restated Agreement and Plan of Merger attached as Annex A).
10.3	Form of Tenax Member Support Agreement (included as Exhibit B to the Amended and Restated Agreement and Plan of Merger attached as Annex A).
10.4	Form of Tenax Member Lock-Up Agreement (included as Exhibit C to the Amended and Restated Agreement and Plan of Merger attached as Annex A).
10.5

Eleventh Amendment to Loan and Security Agreement with Webster Bank National Association (incorporated by reference to Exhibit 10.1 to Air Industries Group’s Current Report on Form 8-K filed February 27, 2026).

10.6

Twelfth Amendment to Loan and Security Agreement with Webster Bank National Association (incorporated by reference to Exhibit 10.1 to Air Industries Group’s Current Report on Form 8-K filed August 24, 2026).

10.7+

Third Amendment, dated as of August 14, 2026, to Second Amended and Restated Credit Agreement among Tenax Aerospace Holdings, LLC, the Guarantors party thereto and the Lenders thereto, the Administrative Agent and the Collateral Agent.

15.1	Awareness Letter of KPMG LLP for Tenax Aerospace Acquisition, LLC for the three-month and six-month periods ended June 30, 2026 and 2025.

Exhibit No.	Description
21.1	Subsidiaries of Air Industries Group (incorporated by reference to Exhibit 21.1 to Air Industries Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed April 1, 2019).
23.1	Consent of Ellenoff Grossman & Schole LLP (included as part of the opinion filed as Exhibit 5.1 to this registration statement).
23.2	Consent of CBIZ CPAs P.C., independent registered public accounting firm.
23.3	Consent of Marcum LLP, independent registered public accounting firm.
23.4	Consent of KPMG LLP, independent auditors.
23.5	Consent of KippsDeSanto & Co.
23.6	Consent of Ellenoff Grossman & Schole LLP (included as part of the opinion filed as Exhibit 8.1 to this registration statement).
24.1	Power of Attorney (included on signature page to this Registration Statement).
99.1**	Form of Proxy Card.
99.2	Opinion of KippsDeSanto & Co. (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
99.3**	Consent of Thomas Foley to be named as a director of Air Industries Group upon completion of the merger.
99.4**	Consent of Taran Bakker to be named as a director of Air Industries Group upon completion of the merger.
99.5	Consent of Timothy Cantrell to be named as a director of Air Industries Group upon completion of the merger.
99.6**	Consent of Michael Ewald to be named as a director of Air Industries Group upon completion of the merger.
99.7**	Consent of Donald Fawcett to be named as a director of Air Industries Group upon completion of the merger.
99.8**	Consent of Bryan Fenton to be named as a director of Air Industries Group upon completion of the merger.
99.9**	Consent of DeWolfe Miller to be named as a director of Air Industries Group upon completion of the merger.
99.10**	Consent of John Young to be named as a director of Air Industries Group upon completion of the merger.
99.11*	Consent of [•] to be named as a director of Air Industries Group upon completion of the merger.
99.12*	Consent of [•] to be named as a director of Air Industries Group upon completion of the merger.
107	Calculation of Filing Fee Table.

____________

*        To be filed by amendment.

**     Previously filed.

+       Appendices, exhibits and schedules of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted and complete copy of the exhibit to the SEC upon request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    that, for the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7)    that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)    to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Air Industries Group certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bay Shore, State of New York, on this 2nd day of October, 2026.

AIR INDUSTRIES GROUP
By:	/s/ Scott Glassman
	Name:	Scott Glassman
	Title:	Acting Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Air Industries Group, hereby severally constitute and appoint Scott Glassman and Peter Rettaliata, and each of them singly, our true and lawful attorneys-in-fact with full power to any of them, and to each of them singly, to sign for us in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do such things in our name and on our behalf in our capacities as officers and directors to enable Air Industries Group to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott Glassman	Acting Chief Executive Officer and President	October 2, 2026
Scott Glassman
/s/ Brian Drisgula	Vice President of Finance	October 2, 2026
Brian Drisgula
/s/ Peter D. Rettaliata	Chairman of the Board	October 2, 2026
Peter D. Rettaliata
/s/ Michael N. Taglich	Director	October 2, 2026
Michael N. Taglich
/s/ Robert F. Taglich	Director	October 2, 2026
Robert F. Taglich
/s/ David J. Buonanno	Director	October 2, 2026
David J. Buonanno
/s/ Michael Brand	Director	October 2, 2026
Michael Brand
/s/ Michael D. Porcelain	Director	October 2, 2026
Michael D. Porcelain